UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

The Advisory Board Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DATED OCTOBER 11, 2017

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

October 11, 2017

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of The Advisory Board Company (or ABCO) to be held on November 15, 2017 at ABCO’s offices at 2445 M Street, N.W., Washington, D.C. 20037, at 10:00, a.m., local time. The enclosed proxy statement is dated October 11, 2017 and, together with the accompanying form of proxy card, is first being mailed to ABCO stockholders on or about October 12, 2017.

ABCO has entered into an Agreement and Plan of Merger, dated as of August 28, 2017 (as it may be amended from time to time), which we refer to as the merger agreement, by and among ABCO, OptumInsight, Inc., a Delaware corporation, which we refer to as Optum, and Apollo Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Optum, which we refer to as Merger Sub. Pursuant to the merger agreement, Merger Sub will merge with and into ABCO, with ABCO continuing as the surviving corporation in the merger and a wholly owned subsidiary of Optum, which we refer to as the merger. At the special meeting, you will be asked to consider and vote on (1) a proposal to adopt the merger agreement, which we refer to as the merger proposal, (2) a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting, which proposal we refer to as the adjournment proposal, and (3) a nonbinding, advisory proposal to approve certain compensation that will or may become payable by ABCO to its named executive officers in connection with the merger, which proposal we refer to as the merger-related named executive officer compensation proposal.

Except as described in the following sentence, if the merger is completed and you own shares of ABCO’s common stock, par value $0.01 per share, which we refer to as ABCO common stock, immediately prior to the effective time of the merger, you will be entitled to receive consideration for each share of ABCO common stock that you own equal to the following, which we refer to as the per-share merger consideration: (1) $52.65 in cash, plus (2) an additional amount in cash, calculated as set forth in the merger agreement, based on the per-share, after-tax value of ABCO’s equity interests in Evolent Health, Inc. (or Evolent), which we refer to as the per-share Evolent amount, in each case, without interest and less any applicable withholding taxes. You will be entitled to receive the per-share merger consideration for each share of ABCO common stock that you own and that is issued and outstanding immediately prior to the effective time unless you did not vote in favor of the adoption of the merger agreement (or consent thereto in writing) and are entitled to demand and have properly made a demand for appraisal and do not thereafter fail to perfect, effectively withdraw, or otherwise lose the right to appraisal in accordance with Section 262 of the General Corporation Law of the State of Delaware.

Under the merger agreement, the per-share Evolent amount will be calculated pursuant to a formula set forth in the merger agreement and will not be set until the business day prior to the effective time of the merger. Under the formula set forth in the merger agreement, the per-share Evolent amount depends, in part, on the trading price of Evolent’s Class A common stock, which is traded on the New York Stock Exchange under the symbol “EVH.” The per-share merger consideration will fluctuate prior to the effective time of the merger because the trading price of Evolent’s Class A common stock will fluctuate prior to the effective time of the merger. You should obtain current stock price quotations for Evolent’s Class A common stock, and for more information regarding Evolent, please see Evolent’s filings with the U.S. Securities and Exchange Commission (which we refer to as the SEC), which are available at http://www.sec.gov. Based on the volume weighted average of the closing sale prices per share of Evolent’s Class A common stock for the ten full consecutive trading days ending on and including October 5, 2017, the per-share Evolent amount would be $1.70 and the per-share merger consideration would be $54.35, which we refer to as the illustrative per-share merger consideration.

The illustrative per-share merger consideration of $54.35 represents a premium of (1) approximately 50.3% to the closing price of ABCO common stock on the NASDAQ on January 11, 2017, which was the last trading day prior to the day that Elliott Associates, L.P. and certain of its affiliates filed a Schedule 13D with the U.S. Securities and Exchange Commission disclosing that they had accumulated a significant minority interest in ABCO, (2) approximately 9.0% to the closing price of ABCO common stock on the NASDAQ on August 28, 2017, which was the last trading day prior to the execution of the merger agreement, and (3) approximately 16.8% to the high trading price of ABCO common stock for the fifty-two-week period ended on January 11, 2017.

The closing of the merger is conditioned on, among other things, the prior consummation of the sale of our education business to affiliates of Vista Equity Partners Fund VI, L.P., which we refer to as the education transaction, pursuant to a stock and asset purchase agreement, dated as of August 28, 2017, which we refer to as the education purchase agreement. ABCO stockholders are not required to adopt or approve the education purchase agreement or the education transaction, and ABCO is not seeking a vote of its stockholders at the special meeting to approve the education purchase agreement or the education transaction. We have included information regarding the education purchase agreement and education transaction in the enclosed proxy statement solely because the closing of the merger is conditioned on the prior closing of the education transaction.

ABCO’s Board of Directors, which we refer to as the Board, after reviewing and considering the terms and conditions of the merger and the factors more fully described in the enclosed proxy statement, unanimously (1) determined that it was in the best interests of ABCO and its stockholders for ABCO to enter into the merger agreement, (2) approved and declared advisable the merger agreement, the execution, delivery and performance by ABCO of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement, (3) directed that the merger agreement be submitted to ABCO stockholders for adoption, and (4) recommended that ABCO stockholders adopt the merger agreement at the special meeting or, in the case of insufficient votes to approve the merger proposal, any adjournment or postponement thereof. The Board unanimously recommends that you vote (1) “FOR” the merger proposal, (2) “FOR” the adjournment proposal and (3) “FOR” the merger-related named executive officer compensation proposal.

The Board is soliciting your proxy to assure that a quorum is present and that your shares of ABCO common stock are represented and voted at the special meeting and any adjournment or postponement thereof.

The enclosed proxy statement contains detailed information about ABCO, the special meeting, the merger agreement, the merger and certain compensation that will or may become payable by ABCO to its named executive officers in connection with the merger. A copy of the merger agreement is attached as Annex A to the enclosed proxy statement and incorporated herein by reference. We encourage you to read the enclosed proxy statement and its annexes, including the merger agreement, carefully and in their entirety. You may also obtain more information about ABCO from documents we file with the SEC.

Your vote is very important regardless of the number of shares of ABCO common stock that you own. We cannot consummate the merger unless the merger proposal is approved by the affirmative vote of the holders of a majority of the issued and outstanding shares of ABCO common stock entitled to vote at the special meeting. The failure of any stockholder to vote in person by ballot at the special meeting or submit a signed proxy card to ABCO will have the same effect as a vote “AGAINST” the merger proposal. If you hold your shares of ABCO common stock in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares of ABCO common stock will have the same effect as a vote “AGAINST” the merger proposal.

We hope that you will be able to attend the special meeting. However, whether or not you plan to attend in person, please complete, sign, date and return the enclosed proxy card in the accompanying postage prepaid envelope as promptly as possible. If you attend the special meeting and wish to vote in person, your vote by ballot will revoke any proxy previously submitted. If you have any questions or need assistance voting your shares, please contact MacKenzie Partners, Inc., our proxy solicitor, by calling toll-free at (800) 322-2885 or collect at (212) 929-5500. MacKenzie Partners, Inc. may also be contacted via email at proxy@mackenziepartners.com.

On behalf of the Board and the management of ABCO, I extend our appreciation for your continued support and your consideration of this matter.

Sincerely,

Robert W. Musslewhite
Chairman of the Board

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held on November 15, 2017, at ABCO’s

offices at 2445 M Street, N.W.,

Washington, D.C. 20037,

at 10:00 a.m., local time

Notice is hereby given that a special meeting of stockholders, which we refer to as the special meeting, of The Advisory Board Company, a Delaware corporation, which we refer to as ABCO, will be held on November 15, 2017 at ABCO’s offices at 2445 M Street, N.W., Washington, D.C. 20037, at 10:00 a.m., local time, for the following purposes:

1.	Adoption of the Merger Agreement. To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of August 28, 2017 (as it may be amended from time to time), which we refer to as the merger agreement, by and among ABCO, OptumInsight, Inc., a Delaware corporation, which we refer to as Optum, and Apollo Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Optum, which proposal we refer to as the merger proposal;

2.	Adjournment of the Special Meeting. To consider and vote on the proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the merger proposal at the time of the special meeting, which proposal we refer to as the adjournment proposal; and

3.	Advisory Vote Regarding Merger-Related Named Executive Officer Compensation. To consider and vote on the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by ABCO to its named executive officers in connection with the merger contemplated by the merger agreement, which proposal we refer to as the merger-related named executive officer compensation proposal.

Only ABCO stockholders of record as of the close of business on October 5, 2017 are entitled to notice of the special meeting and to vote at the special meeting or at any adjournment or postponement thereof.

ABCO’s Board of Directors unanimously recommends that you vote (1) “FOR” the merger proposal, (2) “FOR” the adjournment proposal and (3) “FOR” the merger-related named executive officer compensation proposal.

The affirmative vote of the holders of a majority of the issued and outstanding shares of ABCO common stock entitled to vote at the special meeting is required to approve the merger proposal. The affirmative vote of a majority of the votes cast by the stockholders present or represented by proxy at the special meeting and entitled to vote on the adjournment proposal is required to approve the adjournment proposal, whether or not a quorum is present. The affirmative vote of a majority of the votes cast by the stockholders present or represented by proxy at the special meeting and entitled to vote on the merger-related named executive officer compensation proposal is required to approve the merger-related named executive officer compensation proposal.

Your vote is very important, regardless of the number of shares of ABCO common stock that you own. The failure of any stockholder of record to submit a signed proxy card to ABCO or to vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the merger proposal but will have no effect on the outcome of the adjournment proposal or the merger-related named executive officer compensation proposal. If you hold your shares of ABCO common stock in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares of ABCO common stock on any of the proposals before the special meeting will have the same effect as a vote “AGAINST” the merger proposal but will have no effect on the outcome of the adjournment proposal or the merger-related named executive officer compensation proposal. Abstentions will have the same effect as a vote “AGAINST” the merger proposal but will have no effect on the outcome of the adjournment proposal and the merger-related named executive officer compensation proposal.

The presence at the special meeting, either in person or by proxy, of the holders of a majority of the issued and outstanding shares of ABCO common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business at the special meeting. Abstentions will be counted as present for purposes of determining the existence of a quorum. Shares of ABCO common stock held in “street name” for which the applicable broker receives no instructions regarding how to vote on any of the proposals before the special meeting will not be present at the special meeting for quorum purposes. Shares of ABCO common stock held in “street name” for which the applicable broker receives instructions regarding how to vote on one or more but not all of the proposals before the special meeting will be present at the special meeting for quorum purposes.

ABCO stockholders who do not vote in person or by proxy in favor of approving the merger proposal (or otherwise consent thereto in writing) will have the right to seek appraisal of the fair value of their shares of ABCO common stock, as determined by the Delaware Court of Chancery, but only if they fully comply with all of the applicable requirements of Section 262 of the General Corporation Law of the State of Delaware, which we refer to as the DGCL. In addition to not voting or submitting a proxy in favor of approving the merger proposal (or otherwise consenting thereto in writing), any stockholder wishing to exercise their appraisal rights must, among other things, deliver a written demand for appraisal to ABCO before the vote is taken on the merger proposal and comply with all the requirements of Section 262 of the DGCL, the text of which is reproduced in its entirety in Annex E to the accompanying proxy statement and is incorporated herein by reference.

By Order of the Board of Directors,

Robert W. Musslewhite
Chairman of the Board

Washington, District of Columbia

October 11, 2017

YOUR VOTE IS IMPORTANT

Ensure that your shares of common stock of The Advisory Board Company (or ABCO) are voted at the special meeting by submitting your proxy or, if your shares of ABCO common stock are held in street name through a broker, bank or other nominee, contacting your broker, bank or other nominee. If you do not submit a proxy or vote in person at the special meeting or you do not instruct your broker, bank or other nominee how to vote, it will have the same effect as voting “AGAINST” the merger proposal but will have no effect on the outcome of the adjournment proposal or the merger-related named executive officer compensation proposal (assuming a quorum is present).

If your shares of ABCO common stock are registered directly in your name:    If you are a stockholder of record, you may grant a proxy to vote your shares of ABCO common stock by mail. Please simply follow the instructions on the enclosed form of proxy.

If your shares of ABCO common stock are held in the name of a broker, bank or other nominee:    You will receive voting instructions from the organization holding your account and you must follow those instructions to vote your shares of ABCO common stock. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares of ABCO common stock in your account. Your broker, bank or other nominee cannot vote on any of the proposals, including the merger proposal, without your instructions.

If you fail to return your proxy card to ABCO or vote by ballot in person at the special meeting, your shares of ABCO common stock will not be counted for purposes of determining whether a quorum is present at the special meeting. If you hold your shares of ABCO common stock through a broker, bank or other nominee, you must obtain from the record holder a valid proxy issued in your name in order to vote in person at the special meeting. A stockholder providing a proxy may revoke it at any time before it is exercised by providing written notice of revocation to our Corporate Secretary, by voting in person at the special meeting, or by providing a proxy of a later date.

We encourage you to read the enclosed proxy statement and its annexes carefully and in their entirety, as well as the documents we file from time to time with the U.S. Securities and Exchange Commission, including our definitive Proxy Statement, dated April 21, 2017, in connection with our 2017 annual meeting of stockholders, our Annual Report on Form 10-K for the year ended December 31, 2016, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017.

If you have any questions concerning the merger, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of ABCO common stock, please contact MacKenzie Partners, Inc., our proxy solicitor, by calling toll-free at (800) 322-2885 or collect at (212) 929-5500. MacKenzie Partners, Inc. may also be contacted via email at proxy@mackenziepartners.com.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN A PROXY CARD TO ABCO AS PROMPTLY AS POSSIBLE.

i

ii

SUMMARY

This summary highlights selected information from this proxy statement related to the merger of Apollo Merger Sub, Inc. with and into The Advisory Board Company and may not contain all of the information that is important to you. To understand the merger more fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement, the annexes to this proxy statement, including the Agreement and Plan of Merger, dated as of August 28, 2017, as it may be amended from time to time, by and among The Advisory Board Company, OptumInsight, Inc. and Apollo Merger Sub, Inc., which we refer to as the merger agreement, and the documents we file from time to time with the U.S. Securities and Exchange Commission, which we refer to as the SEC, including our definitive Proxy Statement, dated April 21, 2017, in connection with our 2017 annual meeting of stockholders, our Annual Report on Form 10-K for the year ended December 31, 2016, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement, which is the legal document that governs the merger, in its entirety. This proxy statement is dated October 11, 2017 and, together with the accompanying form of proxy card, is first being mailed to ABCO stockholders on or about October 12, 2017.

Except as otherwise specifically noted in this proxy statement, “The Advisory Board Company,” “ABCO,” “we,” “our,” “us” and similar words in this proxy statement refer to The Advisory Board Company, including, in certain cases, its subsidiaries. Throughout this proxy statement, we refer to OptumInsight, Inc. as Optum and Apollo Merger Sub, Inc. as Merger Sub. In addition, throughout this proxy statement, we refer to the merger of Merger Sub with and into ABCO pursuant to the merger agreement, with ABCO continuing as the surviving corporation, as the merger. Also, throughout this proxy statement, we refer to ABCO’s board of directors as the Board.

Parties Involved in the Merger (page 29)

The Advisory Board Company

2445 M Street NW

Washington, D.C. 20037

(202) 266-5600

ABCO, a Delaware corporation, provides leading insight-driven performance improvement solutions to the rapidly changing health care and education industries. Through subscription-based membership programs, software, data-enabled services, and consulting capabilities, ABCO leverages its intellectual capital to help its clients, which we refer to as our members, solve their most critical business problems. As of the date of this proxy statement, ABCO served approximately 5,600 members.

The common stock of ABCO, which we refer to as ABCO common stock, is listed on the NASDAQ Global Select Market, which we refer to as the NASDAQ, under the symbol “ABCO.”

ABCO’s principal executive offices are located at 2445 M Street NW, Washington, D.C. 20037, and its telephone number is (202) 266-5600. For more information about ABCO, please visit our website at www.advisoryboardcompany.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also “Where You Can Find More Information.”

OptumInsight, Inc.

c/o UnitedHealth Group Incorporated

9900 Bren Road East

Minnetonka, MN 55343

(952) 936-1300

Optum, a Delaware corporation, provides services, technology and health care expertise to major participants in the health care industry. Optum’s capabilities are focused on data and analytics, technology and information that help improve the quality of care and drive greater efficiency in the health care system. Optum is an indirect, wholly owned subsidiary of UnitedHealth Group Incorporated (NYSE: UNH).

The principal executive offices of Optum’s ultimate parent, UnitedHealth Group Incorporated, are located at 9900 Bren Road East, Minnetonka, MN 55343, and its telephone number is (952) 936-1300.

Apollo Merger Sub, Inc.

c/o UnitedHealth Group Incorporated

9900 Bren Road East

Minnetonka, MN 55343

(952) 936-1300

Merger Sub is a Delaware corporation that was formed solely for the purpose of entering into the merger agreement and completing the merger. Merger Sub is a direct, wholly owned subsidiary of Optum and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. Upon the completion of the merger, Merger Sub will cease to exist and ABCO will continue as the surviving corporation.

The principal executive offices of Merger Sub’s ultimate parent, UnitedHealth Group Incorporated, are located at 9900 Bren Road East, Minnetonka, MN 55343, and its telephone number is (952) 936-1300.

The Special Meeting (page 25)

Date, Time and Place (page 25)

A special meeting of ABCO stockholders, which we refer to as the special meeting, will be held on November 15, 2017 at ABCO’s offices at 2445 M Street, N.W., Washington, D.C. 20037, at 10:00 a.m., local time.

Purpose of the Special Meeting (page 25)

At the special meeting, we will ask ABCO stockholders of record as of the record date to vote on (1) the proposal to adopt the merger agreement, which proposal we refer to as the merger proposal, (2) the proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the merger proposal at the time of the special meeting, which proposal we refer to as the adjournment proposal and (3) the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by ABCO to its named executive officers in connection with the merger contemplated by the merger agreement, which proposal we refer to as the merger-related named executive officer compensation proposal.

Record Date; Shares Entitled to Vote (page 25)

You are entitled to vote at the special meeting if you owned shares of ABCO common stock as of the close of business on October 5, 2017, which we refer to as the record date. You will have one vote at the special meeting for each share of ABCO common stock you owned as of the close of business on the record date.

Quorum (page 25)

As of the close of business on the record date, there were 40,758,952 shares of ABCO common stock outstanding and entitled to be voted at the special meeting. A quorum of stockholders is necessary to hold the special meeting. The holders of a majority of the shares of ABCO common stock issued and outstanding as of the close of business on the record date and entitled to vote at the special meeting, either present in person or represented by proxy, will constitute a quorum at the special meeting. As a result, 20,379,477 shares of ABCO common stock must be represented by proxy or by stockholders present and entitled to vote at the special meeting to have a quorum. If a quorum is not represented at the special meeting, ABCO may adjourn or postpone the special meeting, which may subject us to additional expenses.

Vote Required; Abstentions and Broker Nonvotes (page 25)

The affirmative vote of the holders of at least a majority of the shares of ABCO common stock issued and outstanding as of the close of business on the record date and entitled to vote at the special meeting is required to approve the merger proposal and, thereby, adopt the merger agreement, which affirmative vote we refer to as the required stockholder approval. The affirmative vote of a majority of the votes cast by the stockholders present or represented by proxy at the special meeting and entitled to vote on the adjournment proposal is required to approve the adjournment proposal, whether or not a quorum is present. The affirmative vote of a majority of the votes cast by the stockholders present or represented by proxy at the special meeting and entitled to vote on the merger-related named executive officer compensation proposal is required to approve the merger-related named executive officer compensation proposal.

Under applicable NASDAQ rules, brokers, banks or other nominees have the discretion to vote your shares of ABCO common stock on routine matters if you fail to instruct your broker, bank or other nominee on how to vote your shares of ABCO common stock with respect to such matters. The proposals in this proxy statement are nonroutine matters; therefore, brokers, banks and other nominees cannot vote on those proposals without your instructions. As a result, we do not expect any broker nonvotes in connection the special meeting.

The failure of any stockholder of record to either submit a signed proxy card to ABCO or to vote in person at the special meeting will have the same effect as a vote “AGAINST” the merger proposal, but any such failure will have no effect on the outcome of the adjournment proposal or the merger-related named executive officer compensation proposal (assuming a quorum is present). Abstentions will be counted as present for purposes of determining whether a quorum exists but will have the same effect as a vote “AGAINST” the merger proposal but will have no effect on the outcome of the adjournment proposal and the merger-related named executive officer compensation proposal (assuming a quorum is present).

Stock Ownership and Interests of Certain Persons (page 26)

As of the record date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 658,344 shares of ABCO common stock (excluding any shares of ABCO common stock that would be delivered upon exercise or conversion of stock options), representing approximately 1.6% of the outstanding shares of ABCO common stock.

Additionally, all of our directors and executive officers have informed us that they currently intend to vote all of their shares of ABCO common stock (1) “FOR” the merger proposal, (2) “FOR” the adjournment proposal and (3) “FOR” the merger-related named executive officer compensation proposal.

Voting of Proxies (page 26)

Any ABCO stockholder of record entitled to vote at the special meeting may submit a proxy by returning a signed proxy card to ABCO by mail. In addition, any ABCO stockholder of record may attend the special meeting and vote in person. If you are a beneficial owner and hold your shares of ABCO common stock in “street name” through a broker, bank or other nominee, you should instruct your broker, bank or other nominee on how you wish to vote your shares of ABCO common stock using the instructions provided by your broker, bank or other nominee. For that reason, it is important that you instruct your broker, bank or nominee on how to vote your shares of ABCO common stock or that you obtain from your broker, bank or nominee a valid proxy issued in your name and vote in person at the special meeting.

If you are a stockholder of record entitled to vote at the special meeting, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by (1) signing another proxy card with a later date and returning it to us prior to the special meeting, (2) providing written notice of revocation to our Corporate Secretary before your proxy is exercised or (3) attending the special meeting and voting in person. If you hold your shares of ABCO common stock in “street name,” you should contact your broker, bank or other nominee for instructions regarding how to change your vote.

Effect of the Merger (page 30)

Upon the terms and subject to the conditions of the merger agreement, at the effective time of the merger, Merger Sub will merge with and into ABCO, with ABCO continuing as the surviving corporation. As a result of the merger, ABCO will become a direct, wholly owned subsidiary of Optum, ABCO common stock will no longer be publicly traded and ABCO common stock will be delisted from the NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

The time at which the merger becomes effective, which we refer to as the effective time of the merger, will occur upon the filing of the certificate of merger with respect to the merger, which we refer to as the certificate of merger, with the Secretary of State of the State of Delaware in accordance with the General Corporation Law of the State of Delaware, which we refer to as the DGCL, or at such later time as we, Optum and Merger Sub may agree and specify in the certificate of merger.

Merger Consideration (page 30)

In the merger, each share of ABCO common stock that is issued and outstanding immediately prior to the effective time of the merger (other than shares of ABCO common stock owned by us as treasury stock, if any, shares of ABCO common stock owned by our wholly owned subsidiaries, if any, and shares of ABCO common stock owned by Optum, Merger Sub or any direct or indirect wholly owned subsidiary of Optum, if any, or shares owned by stockholders who did not vote in favor of approving the merger proposal (or consent thereto in writing) and who are entitled to demand and have properly made a demand for appraisal and do not thereafter fail to perfect, effectively withdraw, or otherwise lose their right to appraisal in accordance with Section 262 of the DGCL) will be converted automatically into the right to receive the following, which we refer to as the per-share merger consideration: (1) $52.65 in cash, plus (2) an additional amount in cash, calculated as set forth in the merger agreement, based on the per-share, after-tax value of ABCO’s equity interests in Evolent Health, Inc. (or Evolent), which we refer to as the per-share Evolent amount, in each case, without interest and less any applicable withholding taxes. You will be entitled to receive the per-share merger consideration for each share of ABCO common stock that you own and that is issued and outstanding immediately prior to the effective time unless you have properly demanded appraisal for your shares of ABCO common stock in accordance with, and have complied in all respects with, Section 262 of the General Corporation Law of the State of Delaware.

Under the merger agreement, the per-share Evolent amount will be calculated pursuant to a formula set forth in the merger agreement and will not be set until the business day prior to the effective time of the merger. Under the formula set forth in the merger agreement, the per-share Evolent amount depends, in part, on the trading price of Evolent’s Class A common stock, which is traded on the New York Stock Exchange under the symbol “EVH.” The per-share merger consideration will fluctuate prior to the effective time of the merger because the trading price of Evolent’s Class A common stock will fluctuate prior to the effective time of the merger. You should obtain current stock price quotations for Evolent’s Class A common stock, and for more information regarding Evolent, please see Evolent’s filings with the SEC, which are available at http://www.sec.gov. Based on the volume weighted average of the closing sale prices per share of Evolent’s Class A common stock for the ten full consecutive trading days ending on and including October 5, 2017, the per-share Evolent amount would be $1.70 and the per-share merger consideration would be $54.35, which we refer to as the illustrative per-share merger consideration. See “Proposal 1: Adoption of the Merger Agreement—Per-Share Amount.”

After the merger is completed, under the terms of the merger agreement, you will have the right to receive the per-share merger consideration for your shares of ABCO common stock, but you will no longer have any rights as an ABCO stockholder.

Effect on ABCO if the Merger is Not Completed (page 30)

If the merger proposal is not approved by ABCO stockholders or if the merger is not completed for any other reason, ABCO stockholders would not receive any payment for their shares of ABCO common stock. Instead, ABCO would remain an independent public company, and ABCO common stock would continue to be listed and traded on the NASDAQ and registered under the Exchange Act. Accordingly, we would continue to file periodic reports with the SEC on account of ABCO common stock.

If the merger agreement is terminated under specified circumstances, ABCO may be required to pay Optum a termination fee. See “Proposal 1: Adoption of the Merger Agreement—Effect of Termination and Termination Fees—ABCO Termination Fees.”

Our obligation to consummate the education transaction is subject to the simultaneous merger closing condition (as defined in “—Conditions to the Closing of the Education Transaction and the Merger—Education Transaction”). If the merger agreement is terminated (including due to the failure to obtain the required stockholder approval), ABCO is permitted to (1) waive the simultaneous merger closing condition and, subject to the satisfaction or waiver of the other conditions to the closing of the education transaction, consummate the education transaction or (2) terminate the education purchase agreement, subject to Education Buyer’s right to receive a termination fee (see “The Merger—Education Purchase Agreement—Effect of Termination and Termination Fees—ABCO Termination Fees”). The Board has not determined whether it would waive such condition or terminate the education purchase agreement in these circumstances.

Recommendation of Our Board of Directors and Reasons for the Merger (page 48)

The Board, after considering the factors described in “The Merger—Recommendation of the Board and Reasons for the Merger,” has unanimously (1) determined that it was in the best interests of ABCO and its stockholders for ABCO to enter into the merger agreement, (2) approved and declared advisable the merger agreement, the execution, delivery and performance by ABCO of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement, (3) directed that the merger agreement be submitted to ABCO stockholders for adoption, and (4) recommended that ABCO stockholders adopt the merger agreement at the special meeting or, in the case of insufficient votes to approve the merger proposal, any adjournment or postponement thereof. The Board recommends that you vote “FOR” the merger proposal, “FOR” the adjournment proposal and “FOR” the merger-related named executive officer compensation proposal.

Opinion of Goldman Sachs & Co. LLC (page 60)

Goldman Sachs & Co. LLC, which is referred to as Goldman Sachs, delivered its opinion to the Board that, as of August 28, 2017 and based upon and subject to the factors and assumptions set forth therein, the per-share merger consideration to be paid to holders (other than Optum and its affiliates) of shares of ABCO common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated August 28, 2017, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided its advisory services and opinion for the information and assistance of the Board in connection with its consideration of the merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of shares of ABCO common stock should vote with respect to the merger or any other matter.

Pursuant to an engagement letter between ABCO and Goldman Sachs, ABCO has agreed to pay Goldman Sachs a transaction fee that is estimated, based on information available as of the date of this proxy statement, at approximately $19.1 million, a portion of which is payable upon consummation of the education transaction and the remainder of which is payable upon consummation of the merger.

Opinion of Allen & Company LLC (page 66)

Allen & Company LLC, which is referred to as Allen & Company, delivered a written opinion, dated August 28, 2017, to the Board as to the fairness, from a financial point of view and as of the date of the opinion, of the per-share merger consideration to be received by holders (other than Optum and its affiliates) of shares of ABCO common stock pursuant to the merger agreement.

The full text of Allen & Company’s written opinion, dated August 28, 2017, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached as Annex D. The description of Allen & Company’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Allen & Company’s opinion. Allen & Company’s opinion was intended for the benefit and use of the Board (in its capacity as such) in connection with its evaluation of the per-share merger consideration from a financial point of view and did not address any other aspect of the merger. Allen & Company’s opinion did not constitute a recommendation as to the course of action that ABCO (or the Board) should pursue in connection with the merger or the education transaction or otherwise address the merits of the underlying decision by ABCO to engage in the merger or the education transaction, including in comparison to other strategies or transactions that might be available to ABCO or which ABCO might engage in or consider. Allen & Company’s opinion does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the merger or otherwise.

Allen & Company acted as a financial advisor to ABCO in connection with the merger and the education transaction. Pursuant to an engagement letter between ABCO and Allen & Company, ABCO has agreed to pay Allen & Company a transaction fee that is estimated, based on information available as of the date of this proxy statement, at approximately $12.7 million, a portion of which is payable upon consummation of the education transaction and the remainder of which is payable upon consummation of the merger.

Interests of ABCO Directors and Executive Officers in the Merger (page 73)

Non-employee directors and executive officers of ABCO have certain interests in the merger that may be different from or in addition to the interests of ABCO stockholders generally. These interests include, among others, the treatment of outstanding equity awards pursuant to the merger agreement, potential severance benefits and other payments, transaction incentive bonuses and rights to ongoing indemnification and insurance coverage. The Board was aware of and considered those interests, among other matters, in (1) determining that it was in the best interests of ABCO and its stockholders for ABCO to enter into the merger agreement, (2) approving and declaring advisable the merger agreement, the execution, delivery and performance by ABCO of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement, (3) directing that the merger agreement be submitted to ABCO stockholders for adoption, and (4) recommending that ABCO stockholders adopt the merger agreement at the special meeting or, in the case of insufficient votes to approve the merger proposal, any adjournment or postponement thereof. See “The Merger—Interests of ABCO Directors and Executive Officers in the Merger” for a more detailed description of these interests.

Appraisal Rights (page 82)

If the merger agreement is adopted and the merger becomes effective, any holders of ABCO common stock who do not vote their shares, in person or by proxy, in favor of the merger (or otherwise consent thereto in writing) and who are entitled to demand and have properly made a demand for appraisal and do not thereafter fail to perfect, effectively withdraw, or otherwise lose their right to appraisal in accordance with Section 262 of the DGCL will be entitled to statutory appraisal rights if they strictly comply with Section 262 of the DGCL. This means that such stockholders are entitled to seek appraisal of his, her or its shares of ABCO common stock and to receive payment in cash for the “fair value” of his, her or its shares of ABCO common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The ultimate amount holders receive in an appraisal proceeding may be less than, equal to or more than the amount a holder would have received under the merger agreement. For a description of the rights of such holders and of the procedures to be followed in order to assert such rights and obtain payment of the fair value of their shares of ABCO common stock, see “The Merger—Appraisal Rights” and the text of Section 262 of the DGCL, which is reproduced in its entirety as Annex E to this proxy statement, as well as the information set forth below.

IN ORDER TO PROPERLY EXERCISE YOUR APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER, YOU MUST, AMONG OTHER THINGS, DELIVER A WRITTEN DEMAND FOR APPRAISAL TO ABCO BEFORE THE VOTE IS TAKEN ON THE MERGER PROPOSAL AT THE SPECIAL MEETING, MUST NOT VOTE, IN PERSON OR BY PROXY, IN FAVOR OF APPROVING THE MERGER PROPOSAL (NOR CONSENT THERETO IN WRITING) AND MUST CONTINUE TO HOLD THE SHARES OF ABCO

COMMON STOCK OF RECORD FROM THE DATE OF MAKING THE DEMAND FOR APPRAISAL THROUGH THE EFFECTIVE TIME. AS SUCH, MERELY VOTING “AGAINST,” OR ABSTAINING OR FAILING TO VOTE ON THE MERGER PROPOSAL WILL NOT PRESERVE YOUR RIGHT TO APPRAISAL UNDER THE DGCL. BECAUSE A PROXY THAT IS SIGNED AND SUBMITTED BUT DOES NOT OTHERWISE CONTAIN VOTING INSTRUCTIONS WILL, UNLESS REVOKED, BE VOTED IN FAVOR OF APPROVING THE MERGER PROPOSAL, IF YOU SUBMIT A PROXY AND WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU MUST INCLUDE VOTING INSTRUCTIONS TO VOTE YOUR SHARES OF ABCO COMMON STOCK “AGAINST” OR ABSTAIN WITH RESPECT TO THE MERGER PROPOSAL. NEITHER VOTING “AGAINST” THE MERGER PROPOSAL, NOR ABSTAINING FROM VOTING OR FAILING TO VOTE ON THE MERGER PROPOSAL, WILL IN AND OF ITSELF CONSTITUTE A WRITTEN DEMAND FOR APPRAISAL SATISFYING THE REQUIREMENTS OF SECTION 262 OF THE DGCL. THE WRITTEN DEMAND FOR APPRAISAL MUST BE IN ADDITION TO AND SEPARATE FROM ANY PROXY OR VOTE ON THE MERGER PROPOSAL. IF YOU HOLD YOUR SHARES OF ABCO COMMON STOCK THROUGH A BANK, BROKER OR OTHER NOMINEE AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BANK, BROKER OR OTHER NOMINEE TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE MAKING OF A DEMAND FOR APPRAISAL BY SUCH BANK, BROKER OR NOMINEE. IN VIEW OF THE COMPLEXITY OF THE DGCL, STOCKHOLDERS WHO MAY WISH TO PURSUE APPRAISAL RIGHTS SHOULD CONSULT THEIR LEGAL AND FINANCIAL ADVISORS PROMPTLY.

U.S. Federal Income Tax Considerations (page 87)

The exchange of shares of ABCO common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder (as defined in “The Merger—U.S. Federal Income Tax Considerations”) who exchanges shares of ABCO common stock for cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined before the deduction of any applicable withholding taxes) with respect to such shares and the stockholder’s adjusted tax basis in such shares. A non-U.S. holder (as defined in “The Merger—U.S. Federal Income Tax Considerations”) generally will not be subject to U.S. federal income tax with respect to the exchange of shares of ABCO common stock for cash in the merger unless such non-U.S. holder has certain connections to the United States.

ABCO stockholders should read “The Merger—U.S. Federal Income Tax Considerations” for the definition of “U.S. holder” and “non-U.S. holder” and a more detailed discussion of the U.S. federal income tax considerations applicable to the merger. ABCO stockholders should also consult their tax advisors to determine the particular tax considerations applicable to them (including the application and effect of any U.S. federal estate or gift tax rules, or any state, local or non-U.S. income and other tax laws) of the merger.

Education Purchase Agreement (page 90)

Simultaneously with the execution of the merger agreement, we entered into a stock and asset purchase agreement, which we refer to as the education purchase agreement, with Avatar Holdco, LLC and Avatar Purchaser, Inc., entities formed by Vista Equity Partners Fund VI, L.P., which we refer to as Vista Fund VI, and collectively with Avatar Holdco, LLC and Avatar Purchaser, Inc., as Education Buyer. Upon the terms and subject to the conditions of the education purchase agreement, Education Buyer will acquire ABCO’s education business. In this proxy statement, we refer to the sale of ABCO’s education business pursuant to the terms and subject to the conditions of the education purchase agreement as the education transaction.

The closing of the merger is conditioned on the prior consummation of the education transaction. Our obligation to consummate the education transaction is conditioned on the satisfaction or waiver of the simultaneous merger closing condition (as defined in “—Conditions to the Closing of the Education Transaction and the Merger—Education Transaction”). However, Education Buyer’s obligation to consummate the education transaction is not conditioned on the satisfaction or waiver of the closing conditions under the merger agreement. With Optum’s prior written consent (which cannot be unreasonably withheld, conditioned or delayed), ABCO is permitted to waive the simultaneous merger closing condition and, subject to the satisfaction or waiver of the other conditions to the closing of the education transaction, consummate the education transaction even if ABCO and Optum are not ready to consummate the merger. In addition, if the merger agreement is terminated (including due to the failure to obtain the required stockholder approval), ABCO is permitted to (1) waive the simultaneous merger closing condition and, subject to the satisfaction or waiver of the other conditions to the closing of the education transaction, consummate the education transaction or (2) terminate the education purchase agreement, subject to Education Buyer’s right to receive a termination fee (see “The Merger—Education Purchase Agreement—Effect of Termination and Termination Fees—ABCO Termination Fees”). The Board has not determined whether it would waive such condition or terminate the education purchase agreement in these circumstances.

The education purchase agreement, which is the principal document governing the education transaction, is attached as Annex B to this proxy statement, and we encourage you to read the education purchase agreement in its entirety.

ABCO stockholders are not required to adopt or approve the education purchase agreement or the education transaction, and you are not being asked to vote to adopt or approve the education purchase agreement or the education transaction at the special meeting.

Regulatory Approvals Required for the Merger and the Education Transaction (page 89)

Under the merger agreement, the merger cannot be completed until the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, have expired or been terminated. Under the education purchase agreement, the education transaction cannot be completed until the applicable waiting period under HSR Act has expired or been terminated.

Financing of the Merger (page 81)

Optum’s obligation to consummate the merger is not conditioned on Optum’s receipt of any financing. Optum expects that it will fund amounts needed to acquire ABCO under the merger agreement through the use of existing cash resources and the proceeds received by ABCO at the closing under the education purchase agreement.

Education Buyer’s obligation to consummate the education transaction is not conditioned on Education Buyer’s receipt of any financing, and in connection with the execution of the education purchase agreement, Vista Fund VI and Education Buyer entered into an equity commitment letter, pursuant to which Vista Fund VI agreed to provide Education Buyer with equity financing sufficient to consummate the education transaction. However, Education Buyer is not obligated to consummate the education transaction until two business days after the expiration of a seventeen-business-day marketing period in respect of certain debt financing that Education Buyer may seek to obtain for purposes of funding a portion of its obligations under the education purchase agreement. The marketing period expired on September 27, 2017.

Treatment of Equity and Equity-Based Awards (page 103)

Each ABCO stock option other than an LTIP Option (as defined below) that is held by an active employee or independent contractor other than an employee or independent contractor whose employment or engagement transfers to Education Buyer at the closing of the education transaction (we refer to each such active employee and independent contractor as a health care employee and to each employee and independent contractor who transfers to Education Buyer as an education employee) and that is outstanding immediately prior to the effective time of the merger, whether vested or unvested (each, a Non-LTIP Option), will be assumed and converted into an option to purchase a number of shares of UnitedHealth Group Incorporated common stock, on the same terms and conditions as were applicable immediately prior to the effective time of the merger (except that any performance-based vesting conditions applicable to such option will not apply from and after the effective time of the merger), equal to the product of (1) the total number of shares of ABCO common stock subject to such option, multiplied by (2) the quotient obtained by dividing (A) the per-share merger consideration by (B) the volume weighted average closing sale price of UnitedHealth Group Incorporated common stock for the five full trading days ending on and including the third business day prior to the closing (which is the Equity Award

Conversion Ratio), with any fractional shares rounded down to the next lower whole number of shares. The exercise price of such UnitedHealth Group Incorporated options will be equal to the quotient obtained by dividing the (1) exercise price per share applicable to the Non-LTIP Option by (2) the Equity Award Conversion Ratio, with any fractional cents rounded up to the next higher number of whole cents.

Each ABCO stock option granted pursuant to the 2014 supplemental long-term incentive program that is not vested in accordance with its terms at the effective time of the merger that is held by a health care employee and that is outstanding immediately prior to the effective time of the merger (each, an LTIP Option) will be assumed and converted into an option to purchase a number of shares of UnitedHealth Group Incorporated common stock, on the same terms and conditions as were applicable immediately prior to the effective time of the merger, equal to the product of (1) the total number of shares of ABCO common stock subject to such option, multiplied by (2) the Equity Award Conversion Ratio, with any fractional shares rounded down to the next lower whole number of shares, and with performance-vesting conditions equitably adjusted pursuant to the merger agreement to reflect the merger. The exercise price of such UnitedHealth Group Incorporated options will be equal to the quotient obtained by dividing the (1) exercise price per share applicable to the LTIP Option by (2) the Equity Award Conversion Ratio, with any fractional cents rounded up to the next higher number of whole cents.

Each ABCO stock option that is held by a non-employee member of the Board or by a former employee other than an education employee and that is outstanding immediately prior to the effective time of the merger, whether vested or unvested (each, a Non-Employee Option), will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the excess, if any, of the per-share merger consideration over the per-share exercise price for such option multiplied by the total number of shares of ABCO common stock underlying such Non-Employee Option, payable within two business days following the effective time of the merger.

Each ABCO time-vested restricted stock unit and performance-vested restricted stock unit (other than an LTIP PSU as discussed below) that is held by a health care employee and that is outstanding immediately prior to the effective time of the merger, whether vested or unvested (each, a Non-LTIP RSU), will be assumed and converted into an equivalent UnitedHealth Group Incorporated award denominated in shares of UnitedHealth Group Incorporated common stock, on the same terms and conditions as were applicable immediately prior to the effective time of the merger (except that any performance-based vesting conditions applicable to such awards will not apply from and after the effective time of the merger), equal to the product of (1) the total number of shares of ABCO common stock subject to such awards, multiplied by (2) the Equity Award Conversion Ratio, with any fractional shares rounded down to the next lower whole number of shares.

Each ABCO performance-vested restricted stock unit granted pursuant to the 2014 supplemental long-term incentive program that is held by a health care employee and that is outstanding immediately prior to the effective time of the merger, whether vested or unvested (each, an LTIP PSU), will be assumed and converted into an equivalent UnitedHealth Group Incorporated award denominated in shares of UnitedHealth Group Incorporated common stock, on the same terms and conditions as were applicable immediately prior to the effective time of the merger, equal to the product of (1) the total number of shares of ABCO common stock subject to such awards, multiplied by (2) the Equity Award Conversion Ratio, with any fractional shares rounded down to the next lower whole number of shares, and with performance-vesting conditions equitably adjusted to reflect the merger.

Each ABCO time-vested restricted stock unit that is held by a non-employee member of the Board or by a former employee other than an education employee and that is outstanding immediately prior to the effective time of the merger, whether vested or unvested (each, a Non-Employee RSU), will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the per-share merger consideration multiplied by the total number of shares of ABCO common stock underlying such restricted stock unit, payable within two business days following the effective time of the merger, provided that to the extent payment within such time or on such date would trigger a tax or penalty under Section 409A of the Code, such payments shall be made on the earliest date that payment would not trigger such tax or penalty.

Treatment of Purchase Rights under the Employee Stock Purchase Plan (page 104)

All outstanding purchase rights under the ABCO Employee Stock Purchase Plan, as amended and restated, which we refer to as the ESPP, will automatically be exercised upon the earlier of (1) a date prior to the effective time of the merger (but not later than five business days before the effective time of the merger) and (2) the purchase date of the current purchase period in progress as of August 28, 2017, and the ESPP will terminate immediately prior to the effective time of the merger. No new purchase periods will begin under the ESPP on or after August 28, 2017, and ESPP participants will not be permitted to increase the rate of payroll contributions or make separate non-payroll contributions to the ESPP on or after August 28, 2017. All shares of ABCO common stock purchased under the ESPP and held by an individual as of immediately prior to the effective time of the merger will be cancelled at the effective time of the merger and converted into the right to receive the per-share merger consideration.

No Solicitation of Competing Proposals; Change in Board Recommendation; Termination for Superior Proposal (pages 93 and 106)

Each of the merger agreement and the education purchase agreement provides that ABCO will not, and will not authorize or permit its affiliates and its and their respective representatives to, directly or indirectly solicit, initiate or knowingly encourage, induce or facilitate any (or any inquiry or proposal that would reasonably be expected to lead to any) proposal or offer that would be an alternative transaction to the merger or the education transaction.

Notwithstanding these restrictions, under certain circumstances, ABCO may, prior to the receipt of the required stockholder approval, make available information regarding ABCO and its subsidiaries with respect to certain bona fide, written unsolicited proposals that did not result from a breach of ABCO’s nonsolicitation obligations under the merger agreement or education purchase agreement and engage in discussions or negotiations with a person with respect to such unsolicited proposals if the Board determines in good faith (after consultation with a financial advisor and outside legal counsel) that such competing proposals constitute or are reasonably likely to lead to a superior proposal and that the failure to take action with respect thereto would be inconsistent with the Board’s fiduciary duties under applicable law, subject to certain notice requirements in favor of Optum and Education Buyer and the entry into an acceptable confidentiality agreement.

At any time before ABCO obtains the required stockholder approval, the Board may authorize and direct ABCO to terminate the merger agreement and/or the education purchase agreement (or change its recommendation that ABCO stockholder vote “FOR” the merger proposal) in response to the receipt of certain bona fide, written proposals that are superior to the merger and did not result from a breach of ABCO’s nonsolicitation obligations under the merger agreement or education purchase agreement, if the Board determines in good faith, after consultation with outside legal counsel and a financial advisor, that the failure to authorize and direct ABCO to terminate the merger agreement and/or the education purchase agreement or change its recommendation that ABCO stockholders vote “FOR” the merger proposal would be inconsistent with the Board’s fiduciary duties, subject to a five-business day “match right” that would allow Optum and Education Buyer, as applicable, to match a superior proposal, and which will renew for two additional business days upon any material revisions to the terms of the superior proposal.

For a more detailed summary of the nonsolicitation provisions in the merger agreement and the education purchase agreement, please see “Proposal 1: Adoption of the Merger Agreement—No Solicitation of Competing Proposals; Change in Board Recommendation; Termination for Superior Proposal” and “The Merger—Education Purchase Agreement—No Solicitation of Competing Proposals; Superior Seller Proposal.”

Conditions to the Closing of the Education Transaction and the Merger (pages 91 and 104)

Education Transaction

The conditions to the closing of the education transaction include the following:

•	the expiration or termination of any waiting period (including any extension) under the HSR Act applicable to the consummation of the education transaction;

•

the absence of any law or judgment, order, decree, ruling, writ, assessment, or arbitration award of a governmental authority of competent jurisdiction being in effect, whether preliminary, temporary or permanent, which would prevent the consummation of the education transaction, which we refer to as an education legal restraint;

•	the accuracy of ABCO’s and Education Buyer’s respective representations and warranties;

•	the performance of ABCO’s and Education Buyer’s respective covenants;

•

the receipt of a certificate from each of ABCO and Education Buyer, signed by an executive officer of each, certifying that the conditions set forth in the two immediately preceding bullet points have been satisfied;

•

the transactions contemplated by the merger agreement shall have all conditions satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger, each of which is then capable of being satisfied at the closing of the merger), and each of ABCO, Optum and Merger Sub shall be in a position to consummate the merger immediately following or concurrently with the closing of the education transaction, subject to exceptions in the event of certain terminations of the merger agreement; provided that this condition will cease to be a condition and be deemed to have been automatically waived by ABCO in the event the merger agreement has been terminated under certain circumstances and ABCO has not validly exercised its right to terminate the education purchase agreement by the earlier of the (1) fifth business day following the date on which the merger agreement has been terminated and (2) the third business day prior to March 28, 2018 (which we refer to as the end date), which condition in this bullet point we refer to as the simultaneous merger closing condition; and

•

the absence of an education material adverse effect (as defined in “The Merger—Education Purchase Agreement—Education Material Adverse Effect”) since the date of the education purchase agreement that has occurred and is continuing.

Merger

The conditions to the closing of the merger include the following:

•

the expiration or termination of the waiting period under the HSR Act that is applicable to the transactions contemplated by the merger agreement, including the merger, and the expiration or termination of the waiting period (and any extension thereof) under the HSR Act that is applicable to Optum’s indirect acquisition of ABCO’s equity interests in Evolent;

•

the absence of any preliminary, temporary or permanent law or judgment of a governmental authority that restrains, enjoins, prevents, prohibits or makes illegal the closing of the merger or any of the other transactions contemplated by the merger agreement, which we refer to as a health care legal restraint and which closing condition we refer to as the health care legal restraint closing condition;

•

the required stockholder approval, which is the affirmative vote of the holders of a majority of the issued and outstanding shares of ABCO common stock entitled to vote at the special meeting to approve the merger proposal;

•	the occurrence of the closing of the education transaction;

•	the accuracy of ABCO’s, Optum’s and Merger Sub’s respective representations and warranties;

•	the performance of ABCO’s, Optum’s and Merger Sub’s respective covenants;

•

the absence of the occurrence of a health care material adverse effect since the date of the merger agreement (as defined in “Proposal 1: Adoption of the Merger Agreement—Representations and Warranties”); and

•

the receipt of a certificate from each of ABCO and Optum, signed by an executive officer of each, certifying that the conditions set forth in the three immediately preceding bullet points have been satisfied;

Termination of the Education Purchase Agreement and Merger Agreement (pages 96 and 108)

Education Purchase Agreement

Subject to Optum’s prior written consent (which cannot be unreasonably withheld, conditioned or delayed), Education Buyer and ABCO may mutually agree to terminate the education purchase agreement before the closing of the education purchase agreement.

In addition, either Education Buyer or ABCO may terminate the education purchase agreement if:

•

the closing of the education transaction has not occurred prior to 5:00 p.m. Washington, D.C. time on the end date, except if the failure to close the education transaction by the end date is the result of a breach of the education purchase agreement by the party attempting to terminate the education purchase agreement, then such breaching party may not terminate;

•

an education legal restraint has become final and nonappealable; provided that the entry of such education legal restraint is not the result of the failure of the terminating party to comply with its covenants and agreements under the education purchase agreement; or

•

there has been a breach of, or failure to perform a covenant or agreement under, the education purchase agreement by the other party or if any representation or warranty of the other party contained in the education purchase agreement fails to be true and correct, which breach or failure would cause the failure of certain closing conditions and is incapable of being cured during the time period set forth in the education purchase agreement or, if curable, is not cured during the applicable cure period; provided that the terminating party is not then in similar breach or failure that would cause the failure of certain closing conditions.

ABCO may terminate the education purchase agreement prior to ABCO receiving the required stockholder approval, in order to enter into a definitive, written contract for a superior proposal either concurrently with or immediately following such termination; provided that ABCO has complied with its nonsolicitation obligations in all material respects and ABCO pays the ABCO termination fee described in “The Merger—Education Purchase Agreement—Effect of Termination and Termination Fees” prior to or concurrently with that termination.

In addition, ABCO may terminate the education purchase agreement prior to the closing of the education transaction if the merger agreement has been terminated (other than as described in the immediately preceding paragraph) and ABCO pays the ABCO termination fee described in “The Merger —Education Purchase Agreement—Effect of Termination and Termination Fees”; provided that ABCO’s right to terminate the education purchase agreement in this instance will expire at 5:00 p.m. Washington, D.C. time, on the fifth business day following the date on which the merger agreement has been terminated.

Merger Agreement

Optum and ABCO may mutually agree to terminate the merger agreement before the closing of the merger, whether before or after receipt of the required stockholder approval.

In addition, either Optum or ABCO may terminate the merger agreement, whether before or after receipt of the required stockholder approval, if:

•

the closing of the merger has not occurred prior to 5:00 p.m. Washington, D.C. time on the end date, except if a party is in breach of the merger agreement and the failure to close the merger by the end date is the result of a breach of the merger agreement by the party attempting to terminate the merger agreement, then such breaching party may not terminate;

•

a health care legal restraint has become final and nonappealable; provided that the entry of such health care legal restraint is not the result of the failure of the terminating party to comply with its covenants and agreements under, or the breach of the terminating party of any of its representations or warranties under, the merger agreement, which we refer to as a health care legal restraint termination;

•	the required stockholder approval is not obtained at the special meeting or any adjournment or postponement thereof;

•	the education purchase agreement is terminated; or

•

there has been a breach of, or failure to perform a covenant or agreement under, the merger agreement by the other party or if any representation or warranty of the other party contained in the merger agreement fails to be true and correct, which breach or failure would cause the failure of certain closing conditions and is incapable of being cured during the time period set forth in the merger agreement or, if curable, is not cured during the applicable cure period, provided that the terminating party is not then in similar breach or failure that would cause the failure of certain closing conditions.

ABCO may also terminate the merger agreement prior to obtaining the required stockholder approval in order to enter into a definitive, written contract for a superior proposal either concurrently with or immediately following such termination, provided that ABCO has complied with its nonsolicitation obligations in all material respects and ABCO pays the ABCO termination fee described in “Proposal 1: Adoption of the Merger Agreement—Effect of Termination and Termination Fees” prior to or concurrently with that termination.

Optum may also terminate the merger agreement prior to obtaining the required stockholder approval if the Board changes its recommendation to ABCO stockholders regarding the approval of the merger proposal or at any time if ABCO materially breaches any of its nonsolicitation obligations.

In addition, Optum may terminate the merger agreement after 5:00 p.m. Washington, D.C. time on December 28, 2017 if all closing conditions have been satisfied or waived, other than the occurrence of the closing of the education transaction and those conditions that by their nature are to be satisfied at the closing, and Optum provides written notice to ABCO that it is ready, willing and able to consummate the closing of the merger; provided that such a termination shall not become effective until the fifth business day after delivery of such termination notice, and such termination shall not be effective if the closing of the education transaction occurs prior to such fifth business day.

Termination Fees (pages 96 and 109)

Under the merger agreement, ABCO may be required to pay Optum a termination fee of $42,000,000 if the merger agreement is terminated under certain circumstances. Under the education purchase agreement, ABCO may be required to pay Education Buyer a termination fee of either $47,000,000 or $42,000,000 if the education purchase agreement is terminated under certain circumstances.

Market Prices and Dividend Data (page 120)

ABCO common stock is listed on the NASDAQ under the symbol “ABCO.” The closing price of ABCO common stock on the NASDAQ on January 11, 2017, which was the last trading day prior to the day that Elliott Associates, L.P. and certain of its affiliates, which we refer to as Elliott, filed a Schedule 13D with the SEC disclosing that they had accumulated a significant minority interest in ABCO, was $36.15. The closing price of ABCO common stock on the NASDAQ on August 28, 2017, which was the last trading day prior to the execution of the merger agreement, was $49.85. You are encouraged to obtain current market prices of ABCO common stock in connection with voting your shares of ABCO common stock at the special meeting.

Under the terms of the merger agreement, from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, we may not declare or pay dividends in respect of ABCO common stock without Optum’s prior written consent. We have not declared or paid any cash dividends on ABCO common stock since we became a public company in 2001, and we do not currently anticipate declaring or paying any cash dividends.

Evolent’s Class A common stock is listed on the New York Stock Exchange under the symbol “EVH.” The closing price of Evolent’s Class A common stock on the NASDAQ on August 28, 2017, which was the last trading day prior to the execution of the merger agreement, was $17.80. The volume weighted average of the closing sale prices per share of Evolent’s Class A common stock for the ten full consecutive trading days ending on and including October 5, 2017 was $17.81. You are encouraged to obtain current market prices of Evolent’s Class A common stock in connection with voting your shares of ABCO common stock at the special meeting.

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as an ABCO stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents incorporated by reference or referred to in this proxy statement, which you should read carefully and in their entirety.

Q:	Why am I receiving these materials?

A:	The Board is furnishing this proxy statement and form of proxy card to the holders of ABCO common stock in connection with the solicitation of proxies to be voted at a special meeting or at any adjournments or postponements of the special meeting.

Q:	When and where is the special meeting?

A:	The special meeting will take place on November 15, 2017 at ABCO’s offices at 2445 M Street, N.W., Washington, D.C. 20037, at 10:00 a.m., local time.

Q:	Who is entitled to vote at the special meeting?

A:	All ABCO stockholders of record as of the close of business on the record date (October 5, 2017) are entitled to notice of the special meeting and to vote at the special meeting or at any adjournments or postponements thereof. Each holder of ABCO common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of ABCO common stock that such holder owned as of the close of business on the record date.

Q:	May I attend the special meeting and vote in person?

A:	Yes. All stockholders of record as of the record date may attend the special meeting and vote in person. Stockholders will need to present proof of ownership of ABCO common stock, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the special meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting.

Even if you plan to attend the special meeting in person, we encourage you to complete, sign, date and return the enclosed proxy to ensure that your shares of ABCO common stock will be represented at the special meeting. If you attend the special meeting and wish to vote in person, your vote by ballot will revoke any proxy previously submitted.

If you are a beneficial owner and hold your shares of ABCO common stock in “street name” through a broker, bank or other nominee, you should instruct your broker, bank or other nominee on how you wish to vote your shares of ABCO common stock using the instructions provided by your broker, bank or other nominee. Your broker, bank or other nominee cannot vote on any of the proposals, including the merger proposal, without your instructions. If you hold your shares of ABCO common stock in “street name,” because you are not the stockholder of record, you may not vote your shares of ABCO common stock in person at the special meeting unless you request and obtain a valid proxy in your name from your broker, bank or other nominee.

Q:	What am I being asked to vote on at the special meeting?

A:	You are being asked to consider and vote on the following:

•	the merger proposal, which is the proposal to adopt the merger agreement;

•

the adjournment proposal, which is the proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the merger proposal at the time of the special meeting; and

•

the merger-related named executive officer compensation proposal, which is the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by ABCO to its named executive officers in connection with the merger contemplated by the merger agreement.

ABCO stockholders are not required to adopt or approve the education purchase agreement or the education transaction, and you are not being asked to vote to adopt or approve the education purchase agreement or the education transaction at the special meeting. For more information on the education transaction, see “The Merger—Education Purchase Agreement.”

Q:	What is the merger and what effects will it have on ABCO?

A:	The merger is the acquisition of ABCO (after the sale of its education business pursuant to the education purchase agreement) by Optum pursuant to the merger agreement. If the merger agreement is approved by the requisite number of holders of ABCO common stock and the other closing conditions under the merger agreement are satisfied or waived, Merger Sub will merge with and into ABCO, with ABCO continuing as the surviving corporation. As a result of the merger, (1) ABCO will become a direct, wholly owned subsidiary of Optum, (2) ABCO common stock will no longer be publicly traded and (3) ABCO common stock will be delisted from the NASDAQ and deregistered under the Exchange Act. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

Q:	What will I receive if the merger is completed?

A:	Upon completion of the merger, you will be entitled to receive the per-share merger consideration, which is $52.65 in cash, plus the per-share Evolent amount in cash (which is an additional amount in cash, calculated as set forth in the merger agreement, based on the per-share, after-tax value of ABCO’s equity interests in Evolent), without interest and less any applicable withholding taxes, for each share of ABCO common stock that you own and that is issued and outstanding immediately prior to the effective time. See “Proposal 1: Adoption of the Merger Agreement—Per-Share Amount.” You will be entitled to receive the per-share merger consideration for each share of ABCO common stock that you own and that is issued and outstanding immediately prior to the effective time unless you did not vote in favor of the adoption of the merger agreement (or consent thereto in writing) and are entitled to demand and have properly made a demand for appraisal and do not thereafter fail to perfect, effectively withdraw, or otherwise lose the right to appraisal in accordance with Section 262 of the DGCL.

Following the merger, you will not own shares in the surviving corporation.

Q:	How is the per-share Evolent amount calculated? What is the total per-share merger consideration likely to be?

A:	Under the merger agreement, the per-share Evolent amount will be calculated pursuant to a formula set forth in the merger agreement and will not be set until the business day prior to the effective time of the merger. Under the formula set forth in the merger agreement, the per-share Evolent amount depends, in part, on the trading price of Evolent’s Class A common stock, which is traded on the New York Stock Exchange under the symbol “EVH.” The per-share Evolent amount will fluctuate prior to the effective time of the merger because the trading price of Evolent’s Class A common stock will fluctuate prior to the effective time of the merger. You should obtain current stock price quotations for Evolent’s Class A common stock, and for more information regarding Evolent, please see Evolent’s filings with the SEC, which are available at http://www.sec.gov. Based on the volume weighted average of the closing sale prices per share of Evolent’s Class A common stock for the ten full consecutive trading days ending on and including October 5, 2017, the per-share Evolent amount would be $1.70 and the per-share merger consideration would be $54.35. See “Proposal 1: Adoption of the Merger Agreement—Per-Share Amount.”

Q:	How does the per-share merger consideration compare to the market price of ABCO common stock prior to the public announcement of the merger agreement?

A:	The illustrative per-share merger consideration of $54.35 represents a premium of:

•

approximately 50.3% to the closing price of ABCO common stock on the NASDAQ on January 11, 2017, which was the last trading day prior to the day that Elliott filed a Schedule 13D with the U.S. SEC disclosing that they had accumulated a significant minority interest in ABCO;

•	approximately 9.0% to the closing price of ABCO common stock on the NASDAQ on August 28, 2017, which was the last trading day prior to the execution of the merger agreement; and

•	approximately 16.8% to the high trading price of ABCO common stock for the fifty-two-week period ended on January 11, 2017.

Q:	What do I need to do now? If I am going to attend the special meeting, should I still submit a proxy?

A:	We encourage you to read this proxy statement, the annexes to this proxy statement, including the merger agreement, and the documents we refer to in this proxy statement carefully and consider how the merger affects you. Whether or not you expect to attend the special meeting in person, we encourage you to complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, so that your shares of ABCO common stock may be represented and can be voted at the special meeting. If you hold your shares of ABCO common stock in “street name,” please refer to the voting instruction forms provided by your broker, bank or other nominee to vote your shares of ABCO common stock.

Q:	Should I send in my stock certificates now?

A:	No. If the merger proposal is approved, shortly after the merger is completed, under the terms of the merger agreement, you will receive a letter of transmittal containing instructions for how to send your stock certificates or surrender your book-entry shares to the paying agent in order to receive the cash payment of the per-share merger consideration for each share of ABCO common stock represented by the stock certificates or book-entry shares. You should use the letter of transmittal to exchange your stock certificates or book-entry shares for the cash payment to which you are entitled upon completion of the merger. If your shares of ABCO common stock are held in “street name” through a bank, broker or other nominee, you will receive instructions from your bank, broker or other nominee as to how to effect the surrender of your “street name” shares of ABCO common stock in exchange for the per share merger consideration. Please do not send in your stock certificates now.

Q:	What happens if I sell or otherwise transfer my shares of ABCO common stock after the record date but before the special meeting? What happens if I sell or otherwise transfer my shares of ABCO common stock after the special meeting but before the effective time of the merger?

A:	The record date for the special meeting is earlier than the date of the special meeting and earlier than the date the merger is expected to be completed. If you sell or transfer your shares of ABCO common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares of ABCO common stock and each of you notifies ABCO in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the per-share merger consideration if the merger is completed to the person to whom you transfer your shares of ABCO common stock.

If you sell or transfer your shares of ABCO common stock after the special meeting, but before the effective time of the merger, you will transfer the right to receive the per-share merger consideration if the merger is completed to whom you transfer your shares of ABCO common stock. In order to receive the per-share merger consideration, you must hold your shares of ABCO common stock through the effective time of the merger.

Q:	How does the Board recommend that I vote?

A:	The Board, after considering the factors described in “The Merger—Recommendation of the Board and Reasons for the Merger,” has unanimously (1) determined that it was in the best interests of ABCO and its stockholders for ABCO to enter into the merger agreement, (2) approved and declared advisable the merger agreement, the execution, delivery and performance by ABCO of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement, (3) directed that the merger agreement be submitted to ABCO stockholders for adoption, and (4) recommended that ABCO stockholders adopt the merger agreement at the special meeting or, in the case of insufficient votes to approve the merger proposal, any adjournment or postponement thereof. The Board recommends that you vote “FOR” the merger proposal, “FOR” the adjournment proposal and “FOR” the merger-related named executive officer compensation proposal.

Q:	How will our directors and executive officers vote on the merger proposal?

A.	All of our directors and executive officers have informed us that they currently intend to vote all of their shares of ABCO common stock “FOR” the merger proposal, although no director or executive officer has entered into any agreement containing an obligation to do so. As of the record date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 658,344 shares of ABCO common stock outstanding on the record date (excluding any shares of ABCO common stock that would be delivered upon exercise or conversion of stock options), representing approximately 1.6% of the outstanding shares of ABCO common stock.

Q:	Does Elliott support the merger?

A:	Yes. In connection with the execution of the merger agreement, Elliott and Optum entered into a customary stockholder voting and support agreement, which we refer to as the voting and support agreement. For a summary of the material terms of the voting and support agreement, please see “The Merger—Voting and Support Agreement.”

Q:	What happens if the education transaction is not completed?

A:	The merger is conditioned on the closing of the education transaction. Therefore, if the education transaction is not completed for any reason (and all of the parties to the merger agreement do not waive such condition), the merger will not be consummated and you will not receive any payment for your shares of ABCO common stock in connection with the merger. Instead, ABCO would remain a public company, ABCO common stock would continue to be listed and traded on the NASDAQ and registered under the Exchange Act and we would continue to file periodic reports with the SEC.

In addition, if the merger agreement is terminated because the education purchase agreement is terminated or because the education transaction fails to close under certain circumstances, ABCO will be required to pay Optum a termination fee. See “Proposal 1: Adoption of the Merger Agreement—Effect of Termination and Termination Fees—ABCO Termination Fees.”

Q:	What happens if the merger is not completed?

A:	If the merger proposal is not approved by ABCO stockholders or if the merger is not completed for any other reason, ABCO stockholders would not receive any payment for their shares of ABCO common stock. Instead, ABCO would remain an independent public company, and ABCO common stock would continue to be listed and traded on the NASDAQ and registered under the Exchange Act. Accordingly, we would continue to file periodic reports with the SEC on account of ABCO common stock.

If the merger agreement is terminated under specified circumstances, ABCO may be required to pay Optum a termination fee. See “Proposal 1: Adoption of the Merger Agreement—Effect of Termination and Termination Fees—ABCO Termination Fees.”

In addition, if the merger agreement is terminated (including due to the failure to obtain the required stockholder approval), ABCO is permitted to (1) waive the simultaneous merger closing condition and, subject to the satisfaction or waiver of the other conditions to the closing of the education transaction, consummate the education transaction or (2) terminate the education purchase agreement, subject to Education Buyer’s right to receive a termination fee (see “The Merger—Education Purchase Agreement—Effect of Termination and Termination Fees—ABCO Termination Fees”). The Board has not determined whether it would waive such condition or terminate the education purchase agreement in these circumstances.

Q:	What vote is required to approve the merger proposal?

A:	The affirmative vote of the holders of at least a majority of the shares of ABCO common stock issued and outstanding as of the close of business on the record date and entitled to vote at the special meeting is required to approve the merger proposal and, thereby, adopt the merger agreement.

The failure of any stockholder of record to either submit a signed proxy card to ABCO or to vote in person at the special meeting will have the same effect as a vote “AGAINST” the merger proposal. Abstentions will have the same effect as a vote “AGAINST” the merger proposal.

As of the record date, there were 40,758,952 shares of ABCO common stock issued and outstanding. Each holder of ABCO common stock is entitled to one vote per share of ABCO common stock owned by such holder as of the record date.

Q:	What vote is required to approve the adjournment proposal and the merger-related named executive officer compensation proposal?

A:	The affirmative vote of a majority of the votes cast by the stockholders present or represented by proxy at the special meeting and entitled to vote on the adjournment proposal is required to approve the adjournment proposal, whether or not a quorum is present.

Assuming a quorum is present, the affirmative vote of a majority of the votes cast by the stockholders present or represented by proxy at the special meeting and entitled to vote on the merger-related named executive officer compensation proposal is required to approve the merger-related named executive officer compensation proposal.

The failure of any stockholder of record to either submit a signed proxy card to ABCO or to vote in person at the special meeting will have no effect on the outcome of the adjournment proposal or the merger-related named executive officer compensation proposal. Abstentions will have no effect on the outcome of the adjournment proposal and the merger-related named executive officer compensation proposal.

Q:	What is a quorum?

A:	As of the close of business on the record date, there were 40,758,952 shares of ABCO common stock issued and outstanding and entitled to be voted at the special meeting. A quorum of stockholders is necessary to hold the special meeting. The holders of a majority of the shares of ABCO common stock issued and outstanding as of the close of business on the record date and entitled to vote at the special meeting, either present in person or represented by proxy, will constitute a quorum at the special meeting. As a result, 20,379,477 shares of ABCO common stock must be represented by proxy or by stockholders present and entitled to vote at the special meeting to have a quorum. If a quorum is not represented at the special meeting, ABCO may adjourn or postpone the special meeting, which may subject us to additional expenses.

Q:	What is the difference between holding shares of ABCO common stock as a stockholder of record and as a beneficial owner?

A:	Most of ABCO stockholders hold their shares of ABCO common stock through a broker, bank or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares of ABCO common stock held of record and those owned beneficially.

Stockholder of Record.     If your shares of ABCO common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares of ABCO common stock, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by ABCO. As the stockholder of record, you have the right to vote in person at the special meeting or to grant your proxy to vote your shares of common stock directly to the individuals named on the enclosed proxy card.

Beneficial Owner.     If your shares of ABCO common stock are held through a broker, bank or other nominee, you are considered the “beneficial owner” of the shares of ABCO common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares of ABCO common stock, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares of ABCO common stock by following their instructions for voting. You are also invited to attend the special meeting. However, because you are not the stockholder of record, you may not vote your shares of ABCO common stock in person at the special meeting unless you request and obtain a valid proxy from your broker, bank or other nominee giving you the right to vote the shares of ABCO common stock at the special meeting.

Q:	How may I vote?

A:	If you are a stockholder of record, there are two ways to vote or submit a proxy:

•	At the Special Meeting: You can attend the special meeting and vote in person by a ballot we will give you at the special meeting.

•	By Mail: You can submit a proxy by completing, dating, signing and returning the enclosed proxy card in the accompanying prepaid reply envelope.

Proxy cards mailed by stockholders of record must, subject to any adjournment or postponement of the special meeting, be received no later than the closing of the polls at the special meeting on November 15, 2017 in order to be counted in the vote.

Even if you plan to attend the special meeting in person, you are strongly encouraged to complete and mail the enclosed proxy card for your shares of ABCO common stock. If you are a stockholder of record or if you obtain a valid proxy to vote shares of ABCO common stock which you beneficially own, you may still vote your shares of ABCO common stock in person at the special meeting. Any such vote will automatically revoke any proxy you previously submitted.

If your shares of ABCO common stock are held in “street name” through a broker, bank or other nominee, you may provide voting instructions through your broker, bank or other nominee by completing and returning the voting form provided by your broker, bank or other nominee.

Q:	If my broker holds my shares of ABCO common stock in “street name,” will my broker vote my shares of ABCO common stock for me?

A:	Not without your direction. Your broker, bank or other nominee will be permitted to vote your shares of ABCO common stock on any proposal only if you instruct your broker, bank or other nominee on how to vote. Under applicable NASDAQ rules, brokers, banks or other nominees have the discretion to vote your shares of ABCO common stock on routine matters if you fail to instruct your broker, bank or other nominee on how to vote your shares of ABCO common stock with respect to such matters. The proposals in this proxy statement are nonroutine matters; therefore, brokers, banks and other nominees cannot vote on those proposals without your instructions. For that reason, it is important that you instruct your broker, bank or nominee on how to vote your shares of ABCO common stock or that you obtain from your broker, bank or nominee a valid proxy issued in your name and vote in person at the special meeting.

If you hold your shares of ABCO common stock in “street name,” you should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares of ABCO common stock.

Q:	May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote by proxy?

A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	Timely signing another proxy card with a later date and returning it to us prior to the special meeting;

•

Timely delivering a written notice of revocation prior to the special meeting to our Corporate Secretary at The Advisory Board Company, 2445 M Street NW, Washington, D.C. 20037, Attention: Corporate Secretary, specifying such revocation or change in vote; or

•

Attending the special meeting and notifying the election officials that you wish to revoke your proxy or voting ballot in person at the special meeting. Simply attending the special meeting will not, by itself, revoke your proxy.

Please note that to be effective, your new proxy card or written notice of revocation must be received by our Corporate Secretary prior to the special meeting. If you have submitted a proxy but instead attend the special meeting and wish to vote in person, your vote by ballot will revoke any proxy previously submitted.

If you hold your shares of ABCO common stock in “street name,” you should contact your broker, bank or other nominee for instructions regarding how to change your vote. You may also vote in person at the special meeting if you obtain a valid proxy from your broker, bank or other nominee. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow ABCO stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting, as adjourned, however any such proxies that are not revoked will be voted at any such special meeting, as adjourned. Additionally, if the special meeting is postponed, any proxies that are not revoked prior to their use at the special meeting, as postponed, will be voted at any such special meeting, as postponed.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of ABCO common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of ABCO common stock is called a “proxy card.” The Board has designated Michael T. Kirshbaum and Evan R. Farber, each of them with full power of substitution, as proxies for the special meeting.

Q:	If a stockholder gives a proxy, how are the shares of ABCO common stock voted?

A:	If you submit a proxy, regardless of the method you choose to submit your proxy, the individuals named on the enclosed proxy card will vote your shares of ABCO common stock in the way that you indicate. When completing the internet or telephone process (if available) or the proxy card, you may specify whether your shares of ABCO common stock should be voted “FOR” or “AGAINST,” or to abstain from voting on all, some or none of, the specific items of business to come before the special meeting.

If you sign and properly return your proxy card, but do not include instructions on how to vote, your shares of ABCO common stock will be voted as recommended by the Board with respect to each proposal.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares of ABCO common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of ABCO common stock. If you are a stockholder of record and your shares of ABCO common stock are registered in more than one name, you will receive more than one proxy card. Please complete, date, sign and return each proxy card that you receive in order to ensure that all of your shares of ABCO common stock are voted. Each proxy card you receive comes with its own prepaid return envelope; if you submit a proxy by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	Who will count the votes?

A:	The votes will be counted by the independent inspector of election appointed for the special meeting.

Q:	Where can I find the voting results of the special meeting?

A:	ABCO intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that ABCO files with the SEC are publicly available when filed. See “Where You Can Find More Information.”

Q:	Will I be subject to U.S. federal income tax upon the exchange of ABCO common stock for cash pursuant to the merger?

A:	The exchange of shares of ABCO common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder who exchanges shares of ABCO common stock for cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined before the deduction of any applicable withholding taxes) with respect to such shares and the stockholder’s adjusted tax basis in such shares. A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to the exchange of shares of ABCO common stock for cash in the merger unless such non-U.S. holder has certain connections to the United States.

YOU SHOULD READ THE SECTION OF THIS PROXY STATEMENT TITLED “THE MERGER—U.S. FEDERAL INCOME TAX CONSIDERATIONS” FOR A MORE DETAILED DISCUSSION OF THE U.S. FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO THE MERGER. TAX MATTERS ARE COMPLICATED AND THE TAX CONSIDERATIONS OF THE MERGER APPLICABLE TO YOU WILL DEPEND UPON THE FACTS OF YOUR PARTICULAR SITUATION. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, ABCO STRONGLY URGES YOU TO CONSULT WITH YOUR TAX ADVISOR AS TO THE SPECIFIC TAX CONSIDERATIONS OF THE MERGER TO YOU, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

Q:	What will holders of ABCO equity awards receive in the merger and the education transaction?

A:	If the merger is completed, ABCO equity awards held by health care employees will generally be converted into equity awards in respect of UnitedHealth Group Incorporated common stock, and ABCO equity awards held by education employees will generally either be converted into restricted cash awards that will continue to vest based on continued employment or service with Education Buyer or will vest and be settled in cash at the effective time of the merger. For a more complete summary of the treatment of ABCO equity awards pursuant to the merger agreement and the education purchase agreement, see the section entitled “Proposal 1: Adoption of the Merger Agreement—Treatment of ABCO Equity Awards” and the section entitled “The Merger—Education Purchase Agreement—Treatment of ABCO Equity Awards Held by Education Employees,” respectively.

Q:	Do any of ABCO’s directors or executive officers have interests in the merger that may differ from those of ABCO stockholders?

A:	ABCO’s non-employee directors and executive officers have certain interests in the merger that may be different from, or in addition to, the interests of ABCO stockholders generally. The Board was aware of and considered these interests, among other matters, in evaluating the merger agreement and the merger and in recommending that ABCO stockholders vote “FOR” the merger proposal. For a description of these interests, refer to the section entitled “The Merger—Interests of ABCO Directors and Executive Officers in the Merger.”

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and currently expect to consummate the merger by the end of 2017. However, the exact timing of completing the merger cannot be predicted because the merger is subject to certain closing conditions, including the approval of the merger proposal by ABCO stockholders, receipt of HSR Act clearance with respect to the merger and the closing of the education transaction (which is also subject to HSR Act clearance).

Q:	Am I entitled to appraisal rights under the DGCL?

A:	Yes. As a holder of ABCO common stock, you are entitled to exercise appraisal rights under the DGCL in connection with the merger if you take certain actions and meet certain conditions, including that you do not vote, in person or by proxy, or otherwise consent thereto in writing, in favor of approving the merger proposal. See “The Merger—Appraisal Rights.” For the full text of Section 262 of the DGCL, please see Annex E to this proxy statement.

Failure to strictly comply with all procedures required by Section 262 of the DGCL will result in a loss of your right to appraisal. We encourage you to read these provisions carefully and in their entirety and, in view of their complexity, to promptly consult with your legal and financial advisors if you wish to pursue your appraisal rights in connection with the merger.

Q:	What is householding and how does it affect me?

A:	The SEC permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. Unless we have received contrary instructions, we may send a single copy of this proxy statement and notice to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household would continue to receive a separate proxy card. This process reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our disclosure documents, follow the instructions described below. We will promptly deliver a separate set of proxy materials upon request. Similarly, if you share an address with another stockholder, and together both of you would like to receive only a single set of our disclosure documents, follow these instructions.

If your shares are registered in your own name, please contact us at our executive offices at The Advisory Board Company, 2445 M Street NW, Washington, D.C., Attn: Investor Relations, or by calling us at (202) 266-6240 to inform us of your request.

If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

Q:	Who can help answer my questions?

A:	If you have any questions concerning the merger, the special meeting or this proxy statement, would like additional copies of this proxy statement or need help submitting your proxy or voting your shares of ABCO common stock, please contact MacKenzie Partners, Inc., our proxy solicitor, by calling toll-free at (800) 322-2885 or collect at (212) 929-5500. MacKenzie Partners, Inc. may also be contacted via email at proxy@mackenziepartners.com.

If your broker, bank or other nominee holds your shares of ABCO common stock, you may call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement includes “forward-looking statements” as defined under U.S. federal securities laws about the proposed transaction. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “should,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. These statements are based on current plans, estimates and expectations that are subject to risks and uncertainties. We caution that actual results could differ materially from expected results, depending on the outcome of certain factors, including (1) the failure to satisfy the conditions to the completion of the transactions, including the sale of ABCO’s education business to Education Buyer, approval of the proposed merger by ABCO’s stockholders and the receipt of regulatory approvals on the terms expected or on the anticipated schedule; (2) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement or the education purchase agreement; (3) there may be a material adverse change regarding ABCO or its health care business or its education business, (4) the failure to complete or receive the anticipated benefits from the transactions; (5) operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected; (6) the retention of certain key employees at ABCO; (7) the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the arrangement; (8) risks related to diverting management attention from ongoing business operations; (9) the outcome of any legal proceedings that may be instituted against UnitedHealth Group Incorporated, Optum, ABCO, Education Buyer or Vista Fund VI related to the transactions; (10) there may be changes in economic conditions, financial markets, interest rates, political conditions or changes in federal or state laws or regulations; (11) there may be changes in the market price of Evolent Health, Inc.’s Class A common stock; and (12) the other factors relating to ABCO discussed in “Risk Factors” in its Annual Reports on Form 10-K for the most recently ended fiscal year, and in their other filings with the SEC, all of which are available at http://www.sec.gov. ABCO does not assume any obligation to update or revise this communication as a result of new information, future events or otherwise, except as otherwise required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

No assurance can be given that these are all of the factors that could cause actual results to vary materially from those described in the forward-looking statements. There can be no assurance that the merger will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the merger will be realized. Each forward-looking statement speaks only as of the date of the particular statement.

Consequently, all of the forward-looking statements we make in this proxy statement are qualified by the information contained herein, including, but not limited to, (1) the information contained under this heading and (2) the information contained under the headings “Risk Factors” and information in our consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2016, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017.

Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. ABCO stockholders are advised, however, to consult any future disclosures we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board for use at the special meeting of stockholders or at any adjournments or postponements thereof.

Date, Time and Place

A special meeting of ABCO stockholders, which we refer to as the special meeting, will be held on November 15, 2017 at ABCO’s offices at 2445 M Street, N.W., Washington, D.C. 20037, at 10:00 a.m., local time.

Purpose of the Special Meeting

At the special meeting, we will ask ABCO stockholders of record as of the record date to vote on (1) the merger proposal, which is the proposal to adopt the merger agreement, (2) the adjournment proposal, which is the proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the merger proposal at the time of the special meeting and (3) the merger-related named executive officer compensation proposal, which is the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by ABCO to its named executive officers in connection with the merger contemplated by the merger agreement.

Record Date; Shares Entitled to Vote; Quorum

Only ABCO stockholders of record as of the close of business on the record date (October 5, 2017) are entitled to notice of the special meeting and to vote at the special meeting or at any adjournment or postponement thereof. Each ABCO stockholder of record will have one vote at the special meeting for each share of ABCO common stock owned by such stockholder as of the close of business on the record date.

As of the close of business on the record date, there were 40,758,952 shares of ABCO common stock outstanding and entitled to be voted at the special meeting.

A quorum of stockholders is necessary to hold the special meeting. The holders of a majority of the shares of ABCO common stock issued and outstanding as of the close of business on the record date and entitled to vote at the special meeting, either present in person or represented by proxy, will constitute a quorum at the special meeting. As a result, 20,379,477 shares of ABCO common stock must be represented by proxy or by stockholders present and entitled to vote at the special meeting to have a quorum. If a quorum is not represented at the special meeting, ABCO may adjourn or postpone the special meeting, which may subject us to additional expenses.

Vote Required; Abstentions and Broker Nonvotes

The affirmative vote of the holders of at least a majority of the shares of ABCO common stock issued and outstanding as of the close of business on the record date and entitled to vote at the special meeting is required to approve the merger proposal and, thereby, adopt the merger agreement. The affirmative vote of a majority of the votes cast by the stockholders present or represented by proxy at the special meeting and entitled to vote on the adjournment proposal is required to approve the adjournment proposal, whether or not a quorum is present. The affirmative vote of a majority of the votes cast by the stockholders present or represented by proxy at the special meeting and entitled to vote on the merger-related named executive officer compensation proposal is required to approve the merger-related named executive officer compensation proposal.

Under applicable NASDAQ rules, brokers, banks or other nominees have the discretion to vote your shares of ABCO common stock on routine matters if you fail to instruct your broker, bank or other nominee on how to vote your shares of ABCO common stock with respect to such matters. The proposals in this proxy statement are nonroutine matters; therefore, brokers, banks and other nominees cannot vote on those proposals without your instructions. As a result, we do not expect any broker nonvotes in connection the special meeting.

The failure of any stockholder of record to either submit a signed proxy card to ABCO or to vote in person at the special meeting will have the same effect as a vote “AGAINST” the merger proposal, but any such failure will have no effect on the outcome of the adjournment proposal or the merger-related named executive officer compensation proposal. Abstentions will be counted as present for purposes of determining whether a quorum exists but will have the same effect as a vote “AGAINST” the merger proposal, but will have no effect on the outcome of the adjournment proposal and the merger-related named executive officer compensation proposal.

Stock Ownership and Interests of Certain Persons

As of the record date, ABCO’s directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 658,344 shares of ABCO common stock (excluding any shares of ABCO common stock that would be delivered upon exercise or conversion of stock options), representing approximately 1.6% of the outstanding shares of ABCO common stock.

Additionally, all of our directors and executive officers have informed us that they currently intend to vote all of their shares of ABCO common stock (1) “FOR” the merger proposal, (2) “FOR” the adjournment proposal and (3) “FOR” the merger-related named executive officer compensation proposal.

Voting of Proxies

If your shares of ABCO common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares of ABCO common stock, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by ABCO. As the stockholder of record, you can submit your vote on the proposals in this proxy statement in any of the following ways:

•	At the Special Meeting: You can attend the special meeting and vote in person by a ballot we will give you at the special meeting.

•	By Mail: You can submit a proxy by completing, dating, signing and returning the enclosed proxy card in the accompanying prepaid reply envelope.

Proxy cards mailed by stockholders of record must, subject to any adjournment or postponement of the special meeting, be received no later than the closing of the polls at the special meeting on November 15, 2017 in order to be counted in the vote.

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. If your shares of ABCO common stock are registered in your name, you are encouraged to vote by proxy even if you plan to attend the special meeting in person. Even if you plan to attend the special meeting in person, you are strongly encouraged to complete and mail the enclosed proxy card for your shares of ABCO common stock. If you are a stockholder of record or if you obtain a valid proxy to vote shares of ABCO common stock which you beneficially own, you may still vote your shares of ABCO common stock in person at the special meeting. Any such vote will automatically revoke any proxy you previously submitted.

Voting instructions are included on your proxy card. All shares of ABCO common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the stockholder. Properly executed proxies that do not contain voting instructions will be voted (1) “FOR” the merger proposal, (2) “FOR” the adjournment proposal and (3) “FOR” the merger-related named executive officer compensation proposal.

If your shares of ABCO common stock are held through a broker, bank or other nominee, you are considered the “beneficial owner” of the shares of ABCO common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares of ABCO common stock, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares of ABCO common stock by following their instructions for voting. To provide voting instructions over the internet or via telephone through your broker, bank or other nominee, you should follow the instructions on the voting form provided by your broker, bank or nominee. You are also invited to attend the special meeting. However, because you are not the stockholder of record, you may not vote your shares of ABCO common stock in person at the special meeting unless you request and obtain a valid proxy from your broker, bank or other nominee giving you the right to vote the shares of ABCO common stock at the special meeting.

Revocability of Proxies

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	Timely signing another proxy card with a later date and returning it to us prior to the special meeting;

•

Timely delivering a written notice of revocation prior to the special meeting to our Corporate Secretary at The Advisory Board Company, 2445 M Street NW, Washington, D.C. 20037, Attention: Corporate Secretary, specifying such revocation or change in vote; or

•

Attending the special meeting and notifying the election officials that you wish to revoke your proxy or voting ballot in person at the special meeting. Simply attending the special meeting will not, by itself, revoke your proxy.

Please note that to be effective, your new proxy card or written notice of revocation must be received by our Corporate Secretary prior to the special meeting. If you have submitted a proxy but instead attend the special meeting and wish to vote in person, your vote by ballot will revoke any proxy previously submitted.

If you hold your shares of ABCO common stock in “street name,” you should contact your broker, bank or other nominee for instructions regarding how to change your vote. You may also vote in person at the special meeting if you obtain a valid proxy from your broker, bank or other nominee. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow ABCO stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting, as adjourned, however any such proxies that are not revoked will be voted at any such special meeting, as adjourned. Additionally, if the special meeting is postponed, any proxies that are not revoked prior to their use at the special meeting, as postponed, will be voted at any such special meeting, as postponed.

Board of Directors’ Recommendation

The Board, after considering the factors described in “The Merger—Recommendation of the Board and Reasons for the Merger,” has unanimously (1) determined that it was in the best interests of ABCO and its stockholders for ABCO to enter into the merger agreement, (2) approved and declared advisable the merger agreement, the execution, delivery and performance by ABCO of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement, (3) directed that the merger agreement be submitted to ABCO stockholders for adoption, and (4) recommended that ABCO stockholders adopt the merger agreement at the special meeting or, in the case of insufficient votes to approve the merger proposal, any adjournment or postponement thereof. The Board recommends that you vote “FOR” the merger proposal, “FOR” the adjournment proposal and “FOR” the merger-related named executive officer compensation proposal.

Solicitation of Proxies

This proxy statement is being furnished in connection with the solicitation of proxies by the Board. Expenses incurred in connection with printing and mailing of this proxy statement and in connection with notices or other filings with any governmental authority under any laws are our responsibility. We have engaged the services of MacKenzie Partners, Inc. to solicit proxies for the special meeting. In connection with its retention by ABCO, MacKenzie Partners, Inc. has agreed to provide consulting, analytic and proxy solicitation services in connection with the special meeting. We have agreed to pay MacKenzie Partners, Inc. a fee of approximately $25,000, plus reasonable out-of-pocket expenses, for its services, and we will indemnify MacKenzie Partners, Inc. for certain losses arising out of its proxy solicitation services. Copies of solicitation materials will also be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of ABCO common stock in their names that are beneficially owned by others to forward to those beneficial owners. We may reimburse persons representing beneficial owners of ABCO common stock for their costs of forwarding solicitation materials to the beneficial owners. In addition to the solicitation of proxies by mail, proxies may be solicited by our directors, officers and employees, or representatives of MacKenzie Partners, Inc., in person or by telephone, email, fax or other means of communication and we may pay persons holding shares of ABCO common stock on behalf of others their expenses for sending proxy materials to their principals. No additional compensation will be paid to our directors, officers or employees for their services.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval by ABCO stockholders of the merger proposal, we anticipate that the merger will be consummated by the end of 2017.

Householding of Special Meeting Materials

The SEC permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. Unless we have received contrary instructions, we may send a single copy of this proxy statement and notice to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household would continue to receive a separate proxy card. This process reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our disclosure documents, follow the instructions described below. We will promptly deliver a separate set of proxy materials upon request. Similarly, if you share an address with another stockholder, and together both of you would like to receive only a single set of our disclosure documents, follow these instructions.

If your shares are registered in your own name, please contact us at our executive offices at The Advisory Board Company, 2445 M Street NW, Washington, D.C., Attn: Investor Relations, or by calling us at (202) 266-6240 to inform us of your request.

If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Parties Involved in the Merger

The Advisory Board Company

2445 M Street NW

Washington, D.C. 20037

(202) 266-5600

ABCO, a Delaware corporation, provides leading insight-driven performance improvement solutions to the rapidly changing health care and education industries. Through subscription-based membership programs, software, data-enabled services, and consulting capabilities, ABCO leverages its intellectual capital to help its clients, which we refer to as our members, solve their most critical business problems. As of the date of this proxy statement, ABCO served approximately 5,600 members.

The ABCO common stock is listed on the NASDAQ under the symbol “ABCO.”

ABCO’s principal executive offices are located at 2445 M Street NW, Washington, D.C. 20037, and its telephone number is (202) 266-5600. For more information about ABCO, please visit our website at www.advisoryboardcompany.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also “Where You Can Find More Information.”

OptumInsight, Inc.

c/o UnitedHealth Group Incorporated

9900 Bren Road East

Minnetonka, MN 55343

(952) 936-1300

Optum, a Delaware corporation, provides services, technology and health care expertise to major participants in the health care industry. Optum’s capabilities are focused on data and analytics, technology and information that help improve the quality of care and drive greater efficiency in the health care system. Optum is an indirect, wholly owned subsidiary of UnitedHealth Group Incorporated (NYSE: UNH).

The principal executive offices of Optum’s ultimate parent, UnitedHealth Group Incorporated, are located at 9900 Bren Road East, Minnetonka, MN 55343, and its telephone number is (952) 936-1300.

Apollo Merger Sub, Inc.

c/o UnitedHealth Group Incorporated

9900 Bren Road East

Minnetonka, MN 55343

(952) 936-1300

Merger Sub is a Delaware corporation that was formed solely for the purpose of entering into the merger agreement and completing the merger. Merger Sub is a direct, wholly owned subsidiary of Optum and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. Upon the completion of the merger, Merger Sub will cease to exist and ABCO will continue as the surviving corporation.

The principal executive offices of Merger Sub’s ultimate parent, UnitedHealth Group Incorporated, are located at 9900 Bren Road East, Minnetonka, MN 55343, and its telephone number is (952) 936-1300.

Effect of the Merger

Upon the terms and subject to the conditions of the merger agreement, at the effective time of the merger, Merger Sub will merge with and into ABCO, with ABCO continuing as the surviving corporation. As a result of the merger, ABCO will become a direct, wholly owned subsidiary of Optum, ABCO common stock will no longer be publicly traded and ABCO common stock will be delisted from the NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. If the merger is consummated, you will not own any shares of the capital stock of the surviving corporation and, instead, will be entitled to receive only the per-share merger consideration. See “—Merger Consideration.”

The effective time of the merger will occur upon the filing of the certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time as we, Optum and Merger Sub may agree and specify in the certificate of merger.

Effect on ABCO if the Merger is Not Completed

If the merger proposal is not approved by ABCO stockholders or if the merger is not completed for any other reason, ABCO stockholders would not receive any payment for their shares of ABCO common stock. Instead, ABCO would remain an independent public company, and ABCO common stock would continue to be listed and traded on the NASDAQ and registered under the Exchange Act. Accordingly, we would continue to file periodic reports with the SEC on account of ABCO common stock.

In addition, if the merger is not completed, ABCO expects that its management will operate its businesses in a manner similar to that in which it is being operated today and that ABCO stockholders would continue to be subject to the same risks and opportunities to which they are currently subject.

Furthermore, if the merger is not consummated, and depending on the circumstances that caused the merger not to be consummated, the price of ABCO common stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of ABCO common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of ABCO common stock. If the merger is not consummated, the Board will continue to evaluate and review ABCO’s business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to enhance stockholder value. If the merger proposal is not approved by ABCO’s stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to ABCO will be offered or that ABCO’s business, prospects or results of operation will not be adversely impacted.

If the merger agreement is terminated under specified circumstances, ABCO may be required to pay Optum a termination fee. See “Proposal 1: Adoption of the Merger Agreement—Effect of Termination and Termination Fees—ABCO Termination Fees.”

In addition, if the merger agreement is terminated (including due to the failure to obtain the required stockholder approval), ABCO is permitted to (1) waive the simultaneous merger closing condition and, subject to the satisfaction or waiver of the other conditions to the closing of the education transaction, consummate the education transaction or (2) terminate the education purchase agreement, subject to Education Buyer’s right to receive a termination fee (see “—Education Purchase Agreement—Effect of Termination and Termination Fees—ABCO Termination Fees”). The Board has not determined whether it would waive such condition or terminate the education purchase agreement in these circumstances.

Merger Consideration

In the merger, each share of ABCO common stock that is issued and outstanding immediately prior to the effective time of the merger (other than shares of ABCO common stock owned by us as treasury stock, if any, shares of ABCO common stock owned by our wholly owned subsidiaries, if any, and shares of ABCO common stock owned directly or indirectly by Optum, Merger Sub or any direct or indirect wholly owned subsidiary of

Optum, if any, or shares owned by stockholders who did not vote in favor of approving the merger proposal (or consent thereto in writing) and who are entitled to demand and have properly made a demand for appraisal and do not thereafter fail to perfect, effectively withdraw, or otherwise lose their right to appraisal in accordance with Section 262 of the DGCL)) will be converted automatically into the right to receive the per-share merger consideration, which is equal to $52.65 in cash, plus the per-share Evolent amount (which is an additional amount in cash, calculated as set forth in the merger agreement, based on the per-share, after-tax value of ABCO’s equity interests in Evolent), in each case, without interest and less any applicable withholding taxes.

The per-share Evolent amount is an additional amount in cash, which will be calculated pursuant to a formula set forth in the merger agreement and will not be set until the business day prior to the effective time of the merger. Under the formula set forth in the merger agreement, the per-share Evolent amount depends, in part, on the trading price of Evolent’s Class A common stock, which is traded on the New York Stock Exchange under the symbol “EVH.” The per-share merger consideration will fluctuate prior to the effective time of the merger because the trading price of Evolent’s Class A common stock will fluctuate prior to the effective time of the merger. You should obtain current stock price quotations for Evolent’s Class A common stock, and for more information regarding Evolent, please see Evolent’s filings with the SEC, which are available at http://www.sec.gov. Based on the volume weighted average of the closing sale prices per share of Evolent’s Class A common stock for the ten full consecutive trading days ending on and including October 5, 2017, the per-share Evolent amount would be $1.70 and the per-share merger consideration would be $54.35, which we refer to as the illustrative per-share merger consideration. See “Proposal 1: Adoption of the Merger Agreement—Per-Share Amount.”

After the merger is completed, under the terms of the merger agreement, you will have the right to receive the per-share merger consideration, but you will no longer have any rights as an ABCO stockholder.

Background of the Merger

The Board has met from time to time during the two-year period preceding the execution and delivery of the merger agreement to discuss and review ABCO’s strategic goals and alternatives as part of an ongoing evaluation of ABCO’s businesses and strategic planning. As part of these reviews, the Board has considered potential strategic alternatives.

Between January 2016 and November 2016, the Board and certain committees met several times, including with representatives of Goldman Sachs and Allen & Company, which we refer to collectively as the financial advisors, in attendance, to discuss potential strategic alternatives for ABCO’s health care and education businesses. Goldman Sachs and Allen & Company attended such meetings at the request of the Board or the applicable committee to share public market perspectives regarding ABCO and to discuss potential strategic alternatives of ABCO, but at the time of such meetings, Goldman Sachs and Allen & Company had not been engaged by the Board or ABCO.

During the summer of 2016, ABCO received communications from two financial sponsors, which we refer to as Participants A and B, expressing interest in value-creation alternatives for ABCO.

The investment committee of the Board met on December 1, 2016, with members of senior management and representatives of the financial advisors and Skadden, Arps, Slate, Meagher & Flom LLP, ABCO’s legal counsel, which we refer to as Skadden, in attendance. The investment committee discussed with the financial advisors and Skadden the public market perspectives regarding ABCO. The investment committee also reviewed with the financial advisors and Skadden certain potential strategic alternatives for ABCO, including remaining as a stand-alone public company. After the financial advisors left the meeting, the investment committee directed management to evaluate and recommend whether either or both of Goldman Sachs and Allen & Company should be engaged by the Company and, if engaged, what their respective roles and responsibilities would be.

On December 5, 2016, a significant ABCO stockholder, which we refer to as Stockholder 1, requested a meeting with ABCO’s Lead Director, Kelt Kindick. Mr. Kindick held a telephone call with representatives of Stockholder 1 on December 16, 2016. During the call, the Stockholder 1 representatives provided perspectives on the prospects of and challenges facing ABCO.

The Board met on December 29, 2016, with members of senior management and representatives of the financial advisors and Skadden in attendance. The Board discussed with the financial advisors and Skadden the public market perspectives regarding ABCO and reviewed with the financial advisors and Skadden certain potential strategic alternatives for ABCO, including ABCO remaining as a stand-alone public company. The Board then discussed with management, the financial advisors and Skadden the recent telephone call between Mr. Kindick and representatives of Stockholder 1. The Board also discussed with the financial advisors and Skadden ABCO’s plan to publicly announce preliminary 2017 earnings guidance and a restructuring plan in its health care business. The Board concluded that, following such public announcement, ABCO should commence a parallel process to evaluate (1) whether the health care and education businesses should remain together or should be separated and (2) potential sale considerations, including regarding a sale of ABCO as a whole or a sale of one or more of its businesses.

On January 3, 2017, after the close of trading on the NASDAQ, ABCO publicly announced preliminary 2017 earnings guidance and a restructuring plan in its health care business. As part of that restructuring plan, ABCO announced that it would exit certain products and services that did not fully align with its long-term strategy. ABCO also announced that it would reduce its workforce by approximately 220 employees and close four offices by the end of 2017. On January 4, 2017, the closing sale price of ABCO common stock was $33.45 per share, a decrease of $0.95 from the prior day’s closing sale price.

On January 5, 2017, all of the non-employee directors attended a dinner in advance of a formal Board meeting the next day and discussed ABCO’s strategic alternatives and concluded that ABCO should explore all options to maximize stockholder value, including separating the health care and education businesses through one or more transactions.

The Board met on January 6, 2017, with members of senior management and representatives of the financial advisors and Skadden in attendance. Skadden reviewed with the Board the directors’ fiduciary duties generally and in connection with potentially exploring strategic alternatives. The financial advisors then reviewed with the Board public market and research analyst reaction to ABCO’s January 3, 2017 release of preliminary 2017 earnings guidance and the restructuring announcement. The financial advisors and Skadden discussed with the Board a decision framework for evaluating potential strategic alternatives for maximizing stockholder value, including (1) continuing as a stand-alone company, (2) separating ABCO’s health care and education businesses and (3) a potential sale of ABCO. In an executive session of independent directors, the independent directors determined that it was advisable for management to finalize the financial forecasts for the years 2017 through 2021 (see “—Certain Financial Forecasts Prepared by ABCO Management”) and review the attendant valuation implications of ABCO’s stand-alone plan relative to a potential separation of ABCO’s health care and education businesses and other strategic alternatives. The independent directors also determined that management should further analyze a potential separation of ABCO’s health care and education businesses, subject to further review by the Board, but that ABCO and its advisors should not, at that time, contact any parties who had previously expressed interest in acquiring ABCO.

On January 11, 2017, Mr. Musslewhite and Evan Farber, ABCO’s Chief Legal Officer, had a call with Jesse Cohn, head of U.S. equity activism at Elliott, and Zahir Zaveri, a portfolio manager at Elliott. During the call, Mr. Cohn informed Mr. Musslewhite and Mr. Farber that Elliott would file a Schedule 13D with respect to ABCO on the following day. Mr. Cohn also requested an in-person meeting with ABCO management.

Prior to the open of trading on the NASDAQ on January 12, 2017, Elliott filed a Schedule 13D with the SEC. The Schedule 13D disclosed that Elliott had acquired a significant minority stake in ABCO, including economic exposure to 8.3% of ABCO common stock. The Schedule 13D also stated that Elliott believed that ABCO common stock was significantly undervalued and that Elliott would seek to engage in a constructive dialogue with the Board regarding opportunities to maximize stockholder value. On January 12, 2017, the day that Elliott filed its Schedule 13D, the closing sale price of ABCO common stock was $42.00 per share, an increase of $5.85 from the prior trading day’s closing sale price.

Also, on January 12, 2017, ABCO management agreed to meet with Mr. Cohn in person on January 24, 2017.

Following Elliott’s Schedule 13D filing, ABCO received unsolicited communications from eight parties regarding a potential acquisition of ABCO: Participant A; three additional financial sponsors, which we refer to as Participants C, D and E, respectively; two strategic parties, which we refer to as Participants F and G respectively; and two additional strategic parties, which we refer to as Parties 1 and 2, respectively.

The Board met on January 19, 2017, with members of senior management and representatives of the financial advisors and Skadden in attendance. The Board discussed with the financial advisors and Skadden Elliott’s investment in ABCO based on publicly available information, market reaction to Elliott’s Schedule 13D, inbound interest from financial and strategic parties, the scheduled meeting with Elliott and information on Elliott, its activist campaigns and the results thereof. Skadden then reviewed with the Board the types of, and potential responses to, unsolicited acquisition proposals, the Board’s fiduciary duties in various circumstances, matters and considerations regarding proxy contests generally, potential next steps and ABCO’s preparedness profile. Following discussion, the Board determined that management should (1) continue analyzing a potential separation of ABCO’s health care and education businesses, (2) continue evaluating a potential sale of ABCO and (3) begin preparing to respond to additional stockholder activism.

On January 24, 2017, Mr. Musslewhite, Michael Kirshbaum, ABCO’s Chief Financial Officer, and Mr. Farber met with Mr. Cohn, Mr. Zaveri and Clara Anderson, an associate portfolio manager at Elliott. In the meeting, the Elliott representatives conveyed the following beliefs: (1) investors were not valuing ABCO appropriately; (2) there was not a clear path forward for ABCO as a public company to create significant value for stockholders; (3) ABCO should be sold or go private; and (4) ABCO should not separate its health care and education businesses into two publicly traded companies. On January 25, 2017, Mr. Cohn again communicated to Mr. Musslewhite, Mr. Farber and Mr. Kirshbaum Elliott’s belief that a sale transaction would be more valuable to ABCO stockholders than (1) a separation of ABCO’s health care and education businesses or (2) continuing as a stand-alone public company.

The Board met on January 27, 2017, with members of senior management and representatives of the financial advisors and Skadden in attendance. Management described the January 24, 2017 meeting with the Elliott representatives and the January 25, 2017 communication with Mr. Cohn. The Board then discussed with management, the financial advisors and Skadden a potential decision framework for determining next steps in the strategic review process, including review of the forecasts (see “—Certain Financial Forecasts Prepared by ABCO Management”), the Board’s duties with respect to reviewing the forecasts and the potential uses of the forecasts. In an executive session of independent directors with the financial advisors and Skadden present, the Board discussed the preparation and review of the forecasts.

The Board met on January 30, 2017, with members of senior management and representatives of the financial advisors and Skadden in attendance. Management presented an overview of the whole company forecasts, the health care forecasts and the education forecasts. The Board discussed the forecasts, including how various strategic alternatives could impact the forecasts and how a spin-off of either the health care business or the education business could impact both the strategic plan and forecasts. The Board directed the financial advisors to prepare a preliminary financial analysis of ABCO as a whole and its health care and education businesses. The Board also discussed potential timing for publicly announcing a strategic review process.

On January 31, 2017, Mr. Musslewhite and Mr. Farber had a call with Mr. Cohn. During the call, Mr. Cohn sought information regarding how ABCO would respond to Elliott’s views set forth in the January 24, 2017 in-person meeting and the January 25, 2017 follow-up email from Mr. Cohn. Mr. Musslewhite informed Mr. Cohn that ABCO was still considering Elliott’s views.

On February 2, 2017, Mr. Cohn provided Mr. Musslewhite and Mr. Farber with a presentation to be shared with the Board regarding Elliott’s perspectives on ABCO.

On February 3, 2017, an activist investor, which we refer to as Stockholder 2, emailed a member of ABCO management, noting that Stockholder 2 was one of ABCO’s largest investors and that Stockholder 2 would like to speak with management to share its views on the best path for maximizing stockholder value.

The Board met on February 4, 2017, with members of senior management and representatives of the financial advisors and Skadden in attendance. Skadden reviewed with the Board its fiduciary duties in connection with a strategic review process. The Board discussed with the financial advisors the forecasts prepared by management and multiple strategic alternatives under consideration by the Board, including a sale of ABCO, a spin-off of the health care business or the education business and certain capital allocation alternatives. The Board discussed the process for considering strategic alternatives and determined to consider all potential strategic alternatives for maximizing stockholder value, including the potential sale of all or a part of ABCO. At the meeting, the Board also approved the public announcement of the strategic review process and reviewed ABCO’s draft press release announcing the strategic review process.

On February 6, 2017, prior to the open of trading on the NASDAQ, ABCO publicly announced that it was exploring strategic alternatives, including changes in its operations or strategy, strategic transactions such as a separation or sale of part or all of ABCO and continuing ABCO’s current long-term business plan. That day, the closing sale price of ABCO common stock was $46.75 per share, a decrease of $0.30 from the prior trading day’s closing sale price.

The Board met on February 7, 2017, with members of senior management and representatives of the financial advisors and Skadden in attendance. At the meeting, the financial advisors presented analyst and media responses to the February 6, 2017 announcement. The Board discussed with the financial advisors and Skadden proposed next steps in the strategic review process, including identifying certain strategic parties and financial sponsors that may be interested in acquiring ABCO or one of its businesses. Skadden then discussed with the Board the key terms of the forms of confidentiality agreement that had been prepared for distribution to potential participants in the strategic review process, including that the forms of confidentiality agreement subjected participants to a customary standstill restriction but permitted participants to request a waiver of such standstill from the Board in order to make a confidential takeover proposal, which provision we refer to as the standstill waiver request provision. The Board authorized the financial advisors to begin contacting potential participants in the strategic review process.

On February 8, 2017, Mr. Musslewhite and Mr. Kirshbaum had a telephone call with representatives of Stockholder 2. During the call, the Stockholder 2 representatives said that Stockholder 2 supported and planned to keep abreast of ABCO’s strategic review process.

Over the next several weeks, representatives of the financial advisors contacted approximately 100 potential participants in the strategic review process, including approximately sixty strategic parties and forty financial sponsors (including Elliott, Participants A, B, C, D, E, F and G, and Parties 1 and 2). Beginning on February 13, 2017, confidentiality agreements were negotiated with various parties, and ultimately, ABCO entered into confidentiality agreements with sixty-six parties, which we refer to collectively as participants, including Optum, a wholly owned subsidiary of UnitedHealth Group Incorporated (confidentiality agreement executed March 2, 2017), Vista Fund VI (confidentiality agreement executed February 25, 2017), Participants A, B, C, D, E, F and G, a strategic party we refer to as Participant H, a financial sponsor we refer to as Participant I, a financial sponsor we refer to as Participant J, a financial sponsor we refer to as Participant K, a financial sponsor we refer to as Participant L, a financial sponsor we refer to as Participant M, a financial sponsor we refer to as Participant N, and a strategic party we refer to as Participant O. A substantial majority of the confidentiality agreements contained the standstill waiver request provision. The confidentiality agreement entered into with Optum did not contain any standstill restriction. ABCO did not enter into a confidentiality agreement with Stockholder 1, Stockholder 2, Party 1 or Party 2, and none of Stockholder 1, Stockholder 2, Party 1 or Party 2 participated in the strategic review process.

On February 9, 2017, Elliott filed an amendment to its Schedule 13D with the SEC, disclosing that Elliott might seek to participate in strategic transactions with ABCO in connection with the strategic review process.

The Board met on February 15, 2017, with representatives of management and the financial advisors in attendance. The Board discussed with management the status of negotiations with Elliott regarding a confidentiality agreement and standstill agreement in respect of the strategic review process, and the Board authorized management to agree to the terms of a standstill restriction with Elliott that differed from the terms of the standstill restrictions with other participants in the strategic review process as a result of Elliott being an existing ABCO stockholder. The Board also discussed with management and the financial advisors potential next steps in the strategic review process.

Also on February 15, 2017, representatives of Elliott, including Mr. Cohn, and, at the request of the Board, representatives of Goldman Sachs discussed potential terms, including the duration, of a standstill agreement that Elliott would agree to with ABCO.

ABCO and Elliott negotiated and exchanged drafts of a confidentiality agreement and standstill agreement throughout the rest of February 2017, and on March 1, 2017, ABCO entered into a confidentiality agreement and a standstill agreement with Elliott.

Beginning February 24, 2017, an online data room opened to the participants. The data room contained confidential marketing materials regarding ABCO, including the forecasts (see “—Certain Financial Forecasts Prepared by ABCO Management”). The data room also contained a process letter which requested preliminary, nonbinding indications of value regarding the potential acquisition of ABCO or one of its businesses by March 23, 2017.

The Board met on March 3, 2017, with members of senior management and representatives of the financial advisors and Skadden in attendance. Management provided an update on the current status of the strategic review process, including the preparation of separate financial statements for the education business. The financial advisors and Skadden reviewed with the Board the status of outreach to participants and discussed with the Board the terms of the confidentiality agreement and standstill agreement entered into by ABCO and Elliott.

Also on March 3, 2017, Elliott filed an amendment to its Schedule 13D, disclosing that it had entered into a standstill agreement with ABCO in connection with Elliott’s potential participation in strategic transactions with ABCO. Elliott filed such standstill agreement with its amended Schedule 13D.

On March 8, 2017, Mr. Kirshbaum met with representatives of another ABCO stockholder, which we refer to as Stockholder 3, at an investor conference. During the meeting, the Stockholder 3 representatives discussed with Mr. Kirshbaum Stockholder 3’s perspectives regarding ABCO’s strategic alternatives. ABCO did not enter into a confidentiality agreement with Stockholder 3, and Stockholder 3 did not participate in the strategic review process.

The Board met on March 15, 2017, with members of senior management and representatives of the financial advisors and Skadden in attendance. Representatives of management presented on the current status of the strategic review process, including management’s evaluation of a potential separation of the health care and education businesses. The financial advisors discussed a financial analysis of the education business as a stand-alone public company and reviewed the potential interests and considerations with respect to various participants. The financial advisors also discussed the benefits and other considerations of an initial public offering, spin-off/split-off or sale of the education business.

On March 23 and 24, 2017, the financial advisors received on behalf of ABCO nonbinding initial indications of value from twenty-one participants, including the following: (1) sixteen indications of value for the acquisition of ABCO as a whole (including from Optum, Vista Fund VI, Participants B, C, D, E, F, H, I, J, K, M and N, and a joint indication of value from Elliott and Participant L), ranging from $45 per share to $60 per share; (2) three indications of value for the acquisition of the health care business (from Participants H, K and O), including enterprise values ranging from $1 billion to $1.5 billion (inclusive of ABCO’s equity stake in Evolent); (3) five indications of value for the acquisition of the education business (including from Participants E and K), including enterprise values ranging from $950,000,000 to $1.4 billion; and (4) one indication of value for the acquisition of the health care technology business at an enterprise value of $350,000,000. Optum’s initial indication of value for ABCO as a whole was $45 to $46 per share, and Vista Fund VI’s initial indication of value for ABCO as a whole was $48 to $53 per share. Participant F’s initial indication of value for ABCO as a whole was $47 per share. Participant F’s initial indication of value for ABCO as a whole was $48.50 to $52.50 per share. The joint Elliott and Participant L indication of value for ABCO as a whole was $50 to $53 per share. Participant H’s initial indication of value for the health care business was at an enterprise value of $1.4 billion to $1.5 billion, exclusive of ABCO’s equity stake in Evolent. Participant E’s initial indication of value for the education business was at an enterprise value of $1.2 billion to $1.4 billion. Participant K’s initial indication of value for the education business was at an enterprise value of $1.2 billion to $1.3 billion.

The Board met on March 28, 2017, with members of senior management and representatives of the financial advisors and Skadden in attendance. Management reviewed with the Board the status of the stand-alone financial statements for the education business. The financial advisors then provided an overview of actions that ABCO could take, if authorized and directed by the Board, in connection with the strategic review process, including preparing for and holding management presentations with certain participants and further populating an electronic data room to facilitate participant due diligence. The Board then discussed with the financial advisors and Skadden the process for the next phase of the strategic review process, including that, after the management presentations and access to additional due diligence materials, each participant proceeding to such phase would be expected to submit a revised indication of value. Goldman Sachs and Allen & Company both independently disclosed to the Board that they had relationships with many of the participants that had submitted nonbinding initial indications of value and stated that they would provide a customary relationships disclosure letter if the Board proceeded to the next phase of the strategic review process.

The Board then reviewed with management, the financial advisors and Skadden each of the initial indications of value and discussed which participants should be invited to participate in the next phase. In general, the Board (1) determined that participants that provided bids to acquire ABCO as a whole below $52 per share would not be invited to the next phase and (2) instructed the financial advisors to inform Participants H and K, which had submitted indications of value for both the whole company and the health care business, to clarify which transaction structure they preferred (i.e., an acquisition of the whole company or the health care business). The Board determined that Participant O would not be invited to the next phase because its indication of value for the health care business was significantly below the indications of value from Participants H and K. The Board also determined that three of the participants that submitted indications of value for the education business would not be invited to the next phase because their respective indications of value were significantly below those of Participants E and K. The Board determined that the participant that submitted an indication of value for the health care technology business would not be invited to the next phase because such indication of value (an enterprise value of $350,000,000) was significantly below the value of precedent transactions (based on discussions with the financial advisors).

The Board directed management and the financial advisors to proceed with the next phase of the strategic review process.

Following the meeting, as directed by the Board, the financial advisors invited eleven participants, including Vista Fund VI, Participants C, E, H, I, K, M and N, and Elliott/Participant L, to participate in the next phase of the strategic review process. As directed by the Board, the financial advisors informed Optum, Participant B, Participant F and Participant J that they would not be permitted to participate in the next phase unless they improved their respective indications of value. The financial advisors instructed Participants H and K to clarify which transaction structure they preferred.

During late March and early April 2017, Optum, Participant B, Participant F and Participant J submitted revised initial indications of value as follows:

•

Optum submitted an initial indication of value for the health care business at an enterprise value of $1 billion to $1.2 billion through a tax-efficient transaction structure that may include a third party acquiring ABCO’s education business or ABCO’s shareholders retaining the education business along with ABCO’s stake in Evolent;

•	Participant B submitted a revised indication of value for ABCO as a whole of $55 per share;

•

Participant F submitted (1) a revised indication of value for ABCO as a whole of $55 per share and (2) an initial indication of value for the health care business at an enterprise value of $1.6 billion (inclusive of ABCO’s equity stake in Evolent); and

•	Participant J submitted a revised indication of value for ABCO as a whole of $54 per share.

During April and early May 2017, members of management held initial management presentation meetings with fifteen participants and provided the remaining participants with additional diligence materials.

The Board met on April 19, 2017, with members of senior management and representatives of the financial advisors and Skadden in attendance. Management and the financial advisors discussed thirteen management presentations with participants that had occurred to date. The Board reviewed with management and the financial advisors the four revised nonbinding indications of value received from Optum and Participants B, F and J and determined that Optum and Participants B, F and J would be permitted to continue in the strategic review process.

On April 24, 2017, at the request of ABCO, the financial advisors delivered to the remaining participants a process letter directing them to submit revised nonbinding indications of value with respect to ABCO or one of its businesses by May 9, 2017.

On April 27, 2017, prior to the close of trading on the NASDAQ, it was reported in the media that ABCO received more than twenty initial bids and that most bids were in the low $50 per-share range. That day, the closing sale price of ABCO common stock was $49.10 per share, an increase of $2.55 from the prior day’s closing sale price.

On May 9, 10 and 11, 2017, ABCO received the following revised nonbinding indications of value: (1) six indications of value for ABCO as a whole (from Vista Fund VI and Participants F, H, J, K and M), ranging from $50 per share to $56 per share; (2) seven indications of value for the health care business (including from Optum, Participants E, F, H, J, K, and a joint indication of value from Elliott and Participant L), including enterprise values ranging from $925,000,000 to $1.6 billion (inclusive of ABCO’s equity stake in Evolent); and (3) five indications of value for the education business (from Vista Fund VI and Participants C, I, K and N), including enterprise values ranging from $1.2 billion to $1.5 billion. Optum’s indication of value for the health care business was at an enterprise value of $1.2 billion to $1.4 billion (inclusive of ABCO’s equity stake in Evolent). Vista Fund VI’s indication of value for ABCO as a whole was $51 to $53 per share, and Vista Fund VI’s initial indication of value for the education business was at an enterprise value of $1.3 billion to $1.4 billion. Participant F’s indication of value for ABCO as a whole was $56 per share, and Participant F’s indication of value for the health care business was at an enterprise value of $1.6 billion (inclusive of ABCO’s equity stake in Evolent). Participant H’s indication of value for the health care business was at an enterprise value of $1.35 billion, exclusive of ABCO’s equity stake in Evolent. Participant J verbally informed the financial advisors that its revised indication of value for the health care business was at an enterprise value of $1.2 billion to $1.3 billion, exclusive of ABCO’s equity stake in Evolent. The joint Elliott and Participant L indication of value for the health care business was at an enterprise value of $925,000,000 to $1 billion, exclusive of ABCO’s equity stake in Evolent. Participant I’s indication of value for the education business was at an enterprise value of $1.325 billion to $1.4 billion. Participant K’s indication of value for ABCO as a whole was $52.35 per share, and Participant K’s indication of value for the health care business was at an enterprise value of $1.1 billion (inclusive of ABCO’s equity stake in Evolent).

The Board met on May 12, 2017, with members of senior management and representatives of the financial advisors and Skadden in attendance. The Board discussed with the financial advisors and Skadden the latest trading and public market perspectives on ABCO, reviewed the revised nonbinding indications of value and the likelihood of each participant submitting a final proposal. The Board also discussed with the financial advisors and Skadden potential next steps in the strategic review process, including that (1) participants would need to conduct additional due diligence and (2) ABCO would provide participants a term sheet describing the assets and liabilities to be allocated to each business, auction drafts of transaction documents and related schedules. The Board selected six participants (later expanded to seven participants), which we refer to as the final participants, to participate in the next phase of the strategic review process based on the Board’s view, after discussions with management and the financial advisors, that those participants were the parties with the greatest likelihood to maximize value to ABCO’s stockholders. The final participants were Optum, Vista Fund VI and Participants F, H, I, J and K.

Beginning on May 13, 2017 and over the next several weeks, the final participants and their representatives conducted additional due diligence, which included requests for information and meetings and telephone calls with ABCO management, the financial advisors and Skadden.

The Board met on May 23, 2017, with representatives of management and the financial advisors in attendance. The Board discussed with the financial advisors the strategic review process to date and feedback received from the remaining participants.

On May 31, 2017, representatives of ABCO (including Mr. Felsenthal and Mr. Kirshbaum) met with representatives of Vista Fund VI in Washington, D.C. During the meeting, the representatives of Vista Fund VI and ABCO discussed ABCO and the education business and the representatives of Vista Fund VI asked additional due diligence questions.

On June 5 and June 6, 2017, representatives of ABCO, including members of senior management, met with representatives of Optum in Washington, D.C. During the meetings, the representatives of Optum and ABCO discussed ABCO and the health care business, and the representatives of Optum asked additional due diligence questions.

On June 5, 2017, prior to the close of trading on the NASDAQ, it was reported in the media that ABCO had narrowed its pool of interested parties to about six. That day, the closing sale price of ABCO common stock was $51.60 per share, a decrease of $0.75 from the prior day’s closing sale price.

On June 7, 2017, ABCO provided unaudited carve-out financial statements for the education business to the final participants, and on June 8, 2017, ABCO provided the final participants with a term sheet for the potential transactions and a process letter. The process letter directed the final participants to submit definitive binding offers to acquire ABCO as a whole or one of its businesses no later than June 26, 2017, together with a mark-up of relevant transaction documents that ABCO would provide.

On June 9, 2017, members of the Board reviewed with representatives of management and Skadden the auction drafts of the transaction agreements that ABCO and Skadden had prepared, including (1) a draft merger agreement providing for the acquisition of ABCO as a whole, (2) a draft purchase agreement providing for the sale of the education business and (3) a draft merger agreement providing for the acquisition of ABCO following the consummation of the sale of the education business (with the draft merger agreement providing that the closing of the acquisition of ABCO would be conditioned on the prior closing of the sale of the education business).

On June 12, 2017, ABCO and Skadden provided the auction drafts of the transaction agreements to the final participants. In addition, over the next week, ABCO and Skadden provided additional draft ancillary documents, including disclosure schedules, to the final participants.

On June 13, 2017, Participant F withdrew from the strategic review process, indicating that it was no longer interested in pursuing a transaction with ABCO.

On June 19, 2017, members of ABCO management (including Mr. Musslewhite; Cormac Miller, ABCO’s Chief Product Officer, Health Care Product, Engineering, and Services; Adam Spiegel, ABCO’s Chief Revenue Officer, Health Care; and Amy Stout, ABCO’s Chief Operating Officer, Health Care Research) met with representatives of UnitedHealth Group Incorporated and Optum (including John Rex, Chief Financial Officer of UnitedHealth Group Incorporated, Dirk McMahon, President and Chief Operating Officer of Optum, and Eric Murphy, Chief Executive Officer of OptumInsight) at Optum’s headquarters in Eden Prairie, MN. During the meeting, the representatives of UnitedHealth Group Incorporated, Optum and ABCO discussed ABCO and the health care business and the representatives of UnitedHealth Group Incorporated and Optum asked additional due diligence questions.

The Board met on June 20, 2017, with members of senior management and representatives of the financial advisors and Skadden in attendance. The financial advisors presented on the engagement with the final participants. After the financial advisors departed the meeting, Skadden then reviewed with the Board certain relationship disclosures provided by the financial advisors and presented on the Board’s fiduciary duties and potential outcomes of the strategic review process, as well as the potential responses from stockholders to certain decisions the Board might make in connection with the strategic review process.

On June 26, 2017, ABCO received final bids from three final participants: Optum, Vista and Participant I. Optum submitted a bid to acquire the health care business at an enterprise value of $1.3 billion (inclusive of ABCO’s equity stake in Evolent), along with a mark-up of the merger agreement. Optum’s bid also requested that ABCO enter into an exclusivity agreement with respect to the sale of its health care business. Representatives of Participant J informed representatives of Goldman Sachs that Participant J’s enterprise valuation of the health care business likely would be between $1.2 billion and $1.3 billion (exclusive of ABCO’s equity stake in Evolent) but that Participant J would not submit a formal final bid unless ABCO entered into an exclusivity agreement with Participant J. In addition, representatives of Participant H, which had submitted a second-round indication of value for the health care business at an enterprise valuation of $1.35 billion (exclusive of ABCO’s equity stake in Evolent), told representatives of Goldman Sachs that Participant H was preparing a revised indication of value and likely would submit it in the coming days. Vista Fund VI submitted a bid to acquire the education business based on enterprise value of $1.535 billion, along with a mark-up of the education purchase agreement and relevant ancillary documents. Vista Fund VI’s bid also included a request that ABCO enter into an exclusivity agreement with respect to the education business. Participant I submitted a bid for the education business at an enterprise value of $1.385 billion, along with a mark-up of the education purchase agreement and relevant ancillary documents. None of the final participants submitted a final bid to acquire ABCO as a whole. Other than Optum, Vista Fund VI and Participant I, ABCO did not receive final bids from any other final participant on June 26, 2017.

The Board met on June 28, 2017, with members of senior management and representatives of the financial advisors and Skadden in attendance. The Board reviewed with the financial advisors and Skadden the current status of the strategic review process, including the work completed to date by the Board, management and ABCO’s advisors, and the three final bids received, including an estimate of the implied equity value per share resulting from such bids. The Board discussed with the financial advisors the potential options the Board could consider in the strategic review process to achieve the highest value for ABCO’s stockholders, including (1) continuing to execute ABCO’s current strategic plan, (2) selling ABCO in a multiparty sale, as contemplated by the final bids received on June 26, 2017 (i.e., selling the education business to one participant, followed by the acquisition of ABCO and the health care business by another participant), (3) pursuing a taxable sale of the education business with ABCO remaining as a stand-alone public company, (4) pursuing a taxable spin-off of the education business, followed by a sale of the remaining health care business or (5) pursuing a public market separation of the health care business and the education business through a tax-free spin-off of the education business. The financial advisors informed the Board that Participant J was significantly behind in due diligence and related valuation work compared to Optum, Vista Fund VI and Participant I.

The Board, with the assistance of Skadden, reviewed the significant terms of the mark-ups of the draft merger agreement and draft education purchase agreement submitted by Optum and Vista Fund VI, respectively, and compared those terms against the terms of the auction drafts that ABCO provided to the final participants. Optum’s mark-up of the merger agreement raised significant issues, including (1) the size of the termination fees payable by ABCO in the event the Board exercised its “fiduciary out” or in the event the merger agreement was terminated following a termination of the education purchase agreement (which we refer to as the education failure termination fee), (2) requiring that ABCO equity awards held by health care employees be converted into equity awards of UnitedHealth Group Incorporated and that treatment of ABCO equity awards held by education employees be addressed by the education purchase agreement and related ancillary agreements, (3) requiring ABCO to obtain a voting and support agreement from Elliott prior to executing the merger agreement and (4) restricting ABCO from waiving standstill restrictions, including under the confidentiality agreements entered into with participants in connection with the strategic review process, which provision we refer to as the standstill waiver restriction.

Vista Fund VI’s mark-up of the education purchase agreement also raised significant issues, including (1) providing that the satisfaction of the closing conditions under the merger agreement would be a closing condition for the benefit of ABCO and Vista Fund VI instead of only for ABCO’s benefit, which condition we refer to as the merger agreement-related closing condition, (2) the size of the termination fees payable by ABCO in the event the Board exercised its “fiduciary out” or in the event the education purchase agreement is terminated following a termination of the merger agreement, which we refer to as the merger failure termination fee and (3) capping Vista Fund VI’s liability for pre-closing breaches of the education purchase agreement at 5.5% of the equity value of the education transaction.

After discussion with management, the financial advisors and Skadden, the independent members of the Board directed the financial advisors to inform Optum and Vista Fund VI that each needed to improve the terms of their final bids, including value and contract terms, in order for ABCO to consider granting exclusivity. The Board directed the financial advisors to (1) inform Optum that it needed to increase the enterprise value of its bid for the health care business to $1.45 billion and (2) Vista Fund VI that it needed to increase the enterprise value of its bid for the education business to $1.6 billion.

In an executive session, without the presence of management, the Board also discussed the terms of a proposed transaction bonus pool and the formation of a transaction committee. Regarding a transaction committee, the Board discussed the complicated structures of the potential transactions and that negotiating simultaneous, cross-conditioned transactions with Optum and Vista Fund VI may require significant time commitments from the Board. The Board then appointed a transaction committee composed of three independent directors and authorized it to (1) oversee ABCO’s day-to-day conduct relating to the transactions contemplated by the final bids, (2) oversee negotiations with respect to any agreement or agreements relating to the transactions contemplated by the final bids, (3) consult with ABCO’s advisors with respect to the transactions contemplated by the final bids, (4) consult with and advise ABCO’s management as to matters relating to the transactions contemplated by the final bids and (5) inform the Board from time to time of the status of developments with respect to the transactions contemplated by the final bids. However, the Board determined that final authority with respect to any transaction would reside with the full Board. The Board appointed Mr. Kindick, Mark Neaman and LeAnne Zumwalt to serve on the transaction committee. The transaction committee determined that its members would not receive any additional compensation for their services on the transaction committee.

After the Board meeting, on June 28, 2017, pursuant to instructions from ABCO, representatives of Goldman Sachs informed each of Vista Fund VI and Optum of the Board’s directives that they needed to improve the terms of their final bids in order for the Board to consider granting exclusivity.

Between June 28, 2017, and June 30, 2017, ABCO and Vista Fund VI negotiated and agreed to the following revised terms: (1) the merger agreement-related closing condition would be for ABCO’s benefit only, (2) Vista Fund VI’s liability for pre-closing breaches of the education purchase agreement would be capped at 7% of the equity value of the education transaction, (3) cash generated by the education business between signing and closing of the education transaction would be allocated to Vista Fund VI (which term Vista Fund VI negotiated in exchange for the increased enterprise value of its final bid and the terms described in the foregoing clauses (1) and (2)) and (4) equity awards held by education employees would be converted into cash at the closing of the merger or into time-based restricted cash awards with some portion of the value of such awards being a purchase price reduction.

On June 30, 2017, Vista Fund VI increased the enterprise value of its bid to acquire the education business to $1.55 billion. Also on June 30, 2017, Optum increased the enterprise value of its bid to acquire the health care business to $1.4 billion (inclusive of ABCO’s equity stake in Evolent), the top end of its previously indicated range.

Later on June 30, 2017, the Board met, with members of senior management and representatives of the financial advisors and Skadden in attendance. The financial advisors updated the Board on communications with each of Optum and Vista Fund VI with respect to value and certain contract terms, including the increased enterprise values of Vista Fund VI’s and Optum’s respective bids. The Board directed management and the financial advisors to inform Vista Fund VI that ABCO was prepared to enter into an exclusivity agreement with Vista Fund VI if certain contract terms were agreed. The Board also directed management and the financial advisors to inform Optum that ABCO was prepared to enter into an exclusivity agreement with Optum pending agreement on certain contract terms.

Following the meeting, representatives of Goldman Sachs delivered the Board’s directives to each of Vista Fund VI and Optum. Later on June 30, 2017, a representative of Vista Fund VI informed a representative of Goldman Sachs that Vista Fund VI would not agree to certain proposed contract terms and that Vista Fund VI would withdraw its bid unless ABCO and Vista Fund VI promptly entered into an exclusivity agreement. Members of senior management and representatives of the financial advisors then informed the transaction committee of Vista Fund VI’s position, and the transaction committee directed management to negotiate and finalize the terms of an exclusivity agreement for the sale of the education business with Vista Fund VI. ABCO and Vista Fund VI executed an exclusivity agreement regarding the sale of the education business on June 30, 2017, which provided for an exclusivity period through July 14, 2017, subject to automatic extension unless terminated on three business days’ notice.

Also, on June 30, 2017, Optum confirmed in writing that its $1.4 billion enterprise value bid to acquire the health care business was inclusive of ABCO’s equity stake in Evolent. ABCO and Optum agreed that certain issues in the merger agreement would need to remain open and subject to further negotiation. Management and the financial advisors informed the transaction committee of the status of negotiations with Optum, and the transaction committee directed ABCO management to negotiate and finalize the terms of an exclusivity agreement for the sale of the health care business with Optum.

Also on June 30, 2017, Participant H submitted a revised nonbinding indication of value for the health care business at an enterprise value of $1.1 billion (exclusive of ABCO’s equity stake in Evolent). Participant H’s revised indication of value requested that ABCO enter into an exclusivity agreement providing Participant H with a three-week exclusivity period for the sale of the health care business. Participant H did not submit a mark-up of the draft transaction agreements with its revised indication of value. In light of such $1.1 billion enterprise value for the health care business being lower than the enterprise value of Optum’s final bid, representatives of Goldman Sachs informed Participant H that ABCO would not be engaging with Participant H at that time.

ABCO and Optum executed an exclusivity agreement regarding the sale of the health care business on July 2, 2017, which provided for an exclusivity period through July 15, 2017, subject to automatic extension unless terminated on three business days’ notice.

Throughout July 2017, each of Optum, Vista Fund VI and their respective advisors continued their due diligence efforts, which included, from time to time, requests for information and discussions with members of senior management and representatives of the financial advisors and Skadden. Also, throughout July 2017, members of senior management and representatives of Skadden negotiated the terms of, and exchanged drafts of, the health care merger agreement with Optum and representatives of Hogan Lovells US LLP (which we refer to as Hogan Lovells), outside counsel to Optum. Also during this time, members of senior management and representatives of Skadden negotiated the terms of, and exchanged drafts of, the education purchase agreement and related ancillary documents with Vista Fund VI and representatives of Kirkland & Ellis LLP (which we refer to as Kirkland & Ellis), outside counsel to Vista Fund VI. In addition, during this time, Skadden provided Hogan Lovells with the current drafts of certain ancillary documents to the education purchase agreement, including the transition services agreement and the employee matters agreement, and each of Skadden, Hogan Lovells and Kirkland & Ellis negotiated the terms of, and exchanged drafts of, such ancillary agreements.

On July 5, 2017, Mr. Musslewhite met with David Wichmann, President of UnitedHealth Group Incorporated, at ABCO’s offices in Washington, D.C. During the meeting, Mr. Musslewhite and Mr. Wichmann discussed the health care business.

On July 6, 2017, prior to the close of trading on the NASDAQ, media sources speculated regarding the status of ABCO’s strategic review process. Media sources identified UnitedHealth Group Incorporated and Vista Fund VI as parties to a deal to acquire and split up the health care and education businesses and reported that the education business was expected to be sold for as much as $1.5 billion. That day, the closing sale price of ABCO common stock was $54.20 per share, an increase of $1.95 from the prior day’s closing sale price.

On July 10, 2017, Mr. Felsenthal met with representatives of Vista Fund VI, and they discussed Vista Fund VI’s views regarding the education business.

Also on July 10, 2017, members of senior management (including Mr. Felsenthal, Mr. Farber and Mr. Kirshbaum) and representatives of Optum, Vista Fund VI, Skadden, Hogan Lovells and Kirkland & Ellis met in person and telephonically in Skadden’s Washington, D.C. office to discuss the transaction structure and transaction agreements.

The transaction committee met on July 12, 2017, with members of senior management and representatives of the financial advisors and Skadden in attendance. Mr. Musslewhite, Mr. Felsenthal and Nancy Killefer, a director, also attended the meeting. The financial advisors presented on the key financial terms, status of due diligence and financial considerations with respect to the proposed transactions with each of Optum and Vista Fund VI. Skadden then presented on the open issues in the transaction agreements.

On July 13, 2017, members of management and representatives of Optum and Vista Fund VI met in Skadden’s Washington, D.C. office to discuss the transition services agreement, including the services needed by each business after the closing of the transactions and the duration of such services. Throughout the rest of July 2017, representatives of ABCO, Optum and Vista Fund VI discussed and refined the scope and duration of services to be provided under the transition services agreement after the closing of the transactions.

On July 14, 2017, representatives of Optum informed representatives of Goldman Sachs that Optum would not be prepared to sign definitive transaction agreements until after the next regularly scheduled meeting of the board of directors of UnitedHealth Group Incorporated, which was scheduled for August 14 and 15, 2017.

On July 15, 2017, Mr. Musslewhite called Mr. Wichmann to discuss expected timing regarding the potential transactions.

Also on July 15, 2017, representatives of Participant I called representatives of Goldman Sachs and asked whether ABCO would be willing to re-engage with Participant I if it increased the enterprise value of its bid to acquire the education business to $1.45 billion. In light of ABCO’s exclusivity obligations to Vista Fund VI and the fact that such $1.45 billion enterprise value for the education business was lower than the enterprise value of Vista Fund VI’s final bid, Goldman Sachs responded that ABCO would not be re-engaging with Participant I at that time.

The transaction committee met on July 18, 2017, with members of senior management and representatives of the financial advisors and Skadden in attendance. Mr. Musslewhite and Mr. Felsenthal also attended the meeting. The financial advisors updated the transaction committee on the status of negotiations with each of Optum and Vista Fund VI, including that Optum would not be prepared to execute definitive transaction agreements until at least August 14, 2017. The financial advisors informed the transaction committee that Vista Fund VI had been informed of Optum’s timing, and the transaction committee discussed with the Board strategies to maintain Vista Fund VI’s interest in a potential transaction in light of Optum’s communication regarding timing. Skadden then reviewed certain key open issues in the transaction agreements. The financial advisors then reviewed the status of the calculation of the per-share merger consideration, which was being derived from the enterprise values of Optum’s and Vista Fund VI’s respective final bids. The transaction committee discussed with management, the financial advisors and Skadden the best strategy to obtain the highest per-share merger consideration and ABCO’s preferred contract terms. The transaction committee also discussed that the Board should continue analyzing alternative transactions, including (1) a sale of the health care business to a buyer other than Optum, (2) a “reverse morris trust” transaction with a third party, (3) a sale of the education business to Vista Fund VI with ABCO remaining publicly traded and (4) a tax-free spin-off of the education business with ABCO remaining publicly traded.

The transaction committee met on July 25, 2017, with members of senior management and representatives of the financial advisors and Skadden in attendance. Mr. Musslewhite and Mr. Felsenthal also attended the meeting. The transaction committee reviewed with management and the financial advisors ABCO’s calculation of a per-share merger consideration, based on various assumptions and estimates, equal to $56.11, which was derived from the enterprise values of Optum’s and Vista Fund VI’s respective final bids (including Optum’s $1.4 billion enterprise value bid for the health care business (inclusive of ABCO’s equity stake in Evolent)).

On July 26, 2017, following approval by the transaction committee, ABCO extended its exclusivity agreement with Vista Fund VI to provide for an exclusivity period through August 15, 2017, subject to automatic extension unless terminated on three business days’ notice. Also on July 26, 2017, Vista Fund VI and ABCO agreed that cash generated by the education business from August 1, 2017 (instead of from signing) through the closing of the education transaction would be allocated to Vista Fund VI.

Also on July 27, 2017, ABCO provided Optum with its calculation of the per-share merger consideration of $56.11.

On July 30, 2017, Skadden provided Hogan Lovells with the current draft of the education purchase agreement.

Throughout August 2017, ABCO, Optum, Vista Fund VI and their respective counsel continued to negotiate the terms and exchange drafts of the health care merger agreement, the education purchase agreement and ancillary documents. Also during this time, each of Optum, Vista Fund VI and their respective representatives continued their due diligence efforts, including with respect to the calculation of the per-share merger consideration. These due diligence efforts included, from time to time, requests for information and discussions with representatives of ABCO.

On August 1, 2017, Mr. Musslewhite met with Mr. McMahon at ABCO’s offices in Washington, D.C. Later that day, Mr. Musslewhite also met with Mr. Murphy at ABCO’s offices in Washington D.C. During the meeting, Mr. Murphy gave Mr. Musslewhite a draft employment agreement to be entered into by Optum and Mr. Musslewhite simultaneously with the execution of the merger agreement.

Also on August 1, 2017, the audit committee of the Board met, with certain other independent members of the Board in attendance. During such meeting, the audit committee and the independent members of the Board in attendance determined that Mr. Musslewhite should not engage in any discussions with Optum regarding his employment agreement until authorized by the transaction committee or the full Board.

On August 2, 2017, Mr. Musslewhite met with Mr. Murphy and Larry Renfro, Chief Executive Officer of Optum, to discuss ABCO and its health care business.

The Board met on August 3, 2017, with members of senior management and representatives of the financial advisors and Skadden in attendance. The Board reviewed with Skadden the key open issues remaining in the transaction agreements. On the merger agreement, the key open issues included, among others, (1) Optum’s response to ABCO’s calculation of the per-share merger consideration of $56.11, (2) Optum’s stated requirement that ABCO obtain a voting and support agreement with Elliott prior to the execution of the merger agreement, (3) the inclusion of the standstill waiver restriction and (4) the size of the education failure termination fee. Skadden also noted that Optum was requiring that Mr. Musslewhite enter into a new employment agreement with Optum as a condition to entering into the merger agreement. On the education purchase agreement, the key open issues included, among others, (1) whether Vista Fund VI would be obligated to pay a reverse termination fee as liquidated damages in the event the education purchase agreement was terminated because of a breach by Vista Fund VI and (2) the treatment of unvested equity awards held by education employees, including the scope of the Board’s discretion over whether such awards would be converted into cash payable at the closing of the merger or into time-based restricted cash awards and whether the related reduction in purchase price for the education business would be tax effected (i.e., would be net of the estimated amount of the tax benefit to Vista Fund VI as a result of paying such restricted cash awards).

With the assistance of the financial advisors, the Board then reviewed certain strategic alternatives available to ABCO, including (1) a taxable spin-off of the education business, followed by a sale of the remaining health care business, (2) a taxable sale of the education business with ABCO remaining as a stand-alone public company, (3) a public market separation of the health care business and the education business through a tax-free spin-off of the education business and (4) a “reverse morris trust” transaction with a third party.

Mr. Musslewhite then briefed the Board on his meeting with Mr. Murphy, including that Mr. Murphy had provided Mr. Musslewhite with a draft employment agreement. Mr. Kindick noted that the audit committee had discussed this meeting and had instructed Mr. Musslewhite not to engage in any discussions regarding his employment agreement until authorized by the transaction committee or the full Board.

On August 7, 2017, Skadden provided Kirkland & Ellis with the current draft of the health care merger agreement.

On August 8, 2017, Kirkland & Ellis provided representatives of Goldman Sachs with a global issues list setting forth the material open issues in the transaction documents, and Goldman Sachs distributed the issues list to ABCO, Optum and their respective representatives, including Skadden and Hogan Lovells.

On August 9, 2017, representatives of ABCO (including Mr. Farber and Mr. Kirshbaum), Optum, Vista Fund VI, Skadden, Hogan Lovells and Kirkland & Ellis, held a conference call to discuss the global issues list. The significant issues discussed during the call included (1) the size of the education failure termination fee in the merger agreement and (2) whether Vista Fund VI would be obligated to pay a reverse termination fee as liquidated damages in the event the education purchase agreement was terminated because of a breach by Vista Fund VI.

The Board met on August 9, 2017 with members of senior management and representatives of the financial advisors and Skadden in attendance. Management, the financial advisors and Skadden updated the Board regarding the status of negotiations with Optum and Vista Fund VI, and the financial advisors reported on the status of Optum’s review of the calculation of the per-share merger consideration. In an executive session, without the presence of management, the Board continued to discuss with Skadden the status of negotiations with Optum and Vista Fund VI, including with respect to Mr. Musslewhite’s employment agreement. After discussion, the Board authorized Mr. Musslewhite to engage in negotiations with Optum regarding his new employment agreement given the possibility that the parties could execute definitive transaction agreements as soon as the next week. However, the Board directed Mr. Musslewhite to keep the transaction committee informed of any discussions between him and Optum regarding his new employment agreement.

Also on August 9, 2017, prior to the close of trading on the NASDAQ, media sources speculated regarding the status of talks between ABCO and UnitedHealth Group Incorporated, including that UnitedHealth Group Incorporated may have lost interest in acquiring the health care business. That day, the closing sale price of ABCO common stock was $50.90 per share, a decrease of $1.15 from the prior day’s closing sale price.

On August 10, 2017, prior to the close of the NASDAQ, it was reported in the media that ABCO’s negotiations with UnitedHealth Group Incorporated were still ongoing. That day, the closing sale price of ABCO common stock was $50.70 per share, a decrease of $0.20 from the prior day’s closing sale price.

The Board met on August 14, 2017, with members of senior management and representatives of the financial advisors and Skadden in attendance. The Board discussed with management, the financial advisors and Skadden the status of negotiations with Optum and Vista Fund VI.

On August 16, 2017, representatives of Optum provided representatives of Goldman Sachs with a revised calculation of the per-share merger consideration, which calculated a per-share merger consideration of $53.64, which reflected an enterprise value for the health care business (exclusive of ABCO’s equity stake in Evolent) of $1.3 billion plus the after-tax value of ABCO’s equity stake in Evolent as of August 15, 2017 (which Optum estimated at $62,000,000). Following receipt of Optum’s revised calculation of the per-share merger consideration, representatives of Goldman Sachs called representatives of Optum and explained that Optum’s revised calculation was inconsistent with Optum’s final bid to acquire the health care business at an enterprise valuation of $1.4 billion (inclusive of ABCO’s equity stake in Evolent). Optum responded that it would not negotiate that point separately but instead wanted to understand ABCO’s positions regarding the other components of the calculation of the per-share merger consideration.

Also on August 16, 2017, Skadden provided Hogan Lovells and Kirkland & Ellis with a global issues list setting forth the material open issues across the transaction documents.

On August 17 and August 18, 2017, members of senior management (including Mr. Farber and Mr. Kirshbaum) and representatives of Optum, Vista Fund VI, Skadden, Hogan Lovells, Kirkland & Ellis and the financial advisors met in Skadden’s Washington, D.C. office to discuss the open issues in the transaction documents. On the merger agreement, the significant issues discussed included, among others, (1) the calculation of the per-share merger consideration, (2) the inclusion of the standstill waiver restriction and (3) the size of the education failure termination fee.

ABCO, Optum, Skadden and Hogan Lovells discussed the inclusion of the standstill waiver restriction at length. Optum and Hogan Lovells reiterated that the merger agreement must include the standstill waiver restriction and that Optum would not enter into the merger agreement without the standstill waiver restriction.

On the education purchase agreement, the significant issues discussed included (1) whether Vista Fund VI would be required to pay a reverse termination fee as liquidated damages in the event the education purchase agreement was terminated because of a breach by Vista Fund VI and (2) the treatment of unvested equity awards held by education employees, including the scope of the Board’s discretion over whether such awards would be converted into cash payable at the closing of the merger or into time-based restricted cash awards and whether the related reduction in the purchase price for the education business would be tax effected (i.e., would be net of the estimated amount of the tax benefit to Vista Fund VI as a result of paying such restricted cash awards). ABCO and Vista Fund VI agreed that Vista Fund VI would not be required to pay a reverse termination fee but that ABCO would be permitted to seek as monetary damages the amount of any education failure termination fee ABCO became obligated to pay under the merger agreement as a result of any breach of the education purchase agreement by Vista Fund VI. In addition, Vista Fund VI offered to tax effect the reduction in the purchase price for the education business related to the conversion of unvested equity awards held by education employees into time-based restricted cash awards as long as ABCO would agree that the Board would not have discretion to convert such unvested equity awards into cash payable at the closing of the merger.

During the meeting, representatives of Optum informed ABCO and Vista Fund VI that, as a condition to Optum entering into the merger agreement, Optum and Vista Fund VI would need to share certain potential corporate liabilities of ABCO. Optum also (1) reiterated that, as a condition to Optum entering into the merger agreement, Elliott would need to enter into the voting and support agreement with Optum in respect of the merger and (2) stated that, in addition to Mr. Musslewhite, Optum would need to enter into new employment agreements with Mr. Miller, Mr. Spiegel and Ms. Stout.

Also during the meeting, Mr. Farber, Mr. Kirshbaum and representatives of Optum and Vista Fund VI discussed their collective desire to resolve all open issues and finalize transaction documents as soon as possible.

The transaction committee met on August 17, 2017, with members of senior management and representatives of the financial advisors and Skadden in attendance. Mr. Musslewhite and Mr. Felsenthal also attended the meeting. The transaction committee discussed with management, the financial advisors and Skadden Optum’s August 16, 2017 revised calculation of the per-share merger consideration. The transaction committee also discussed with management, the financial advisors and Skadden the status of negotiations with Optum and Vista Fund VI, including Vista Fund VI’s proposal to tax effect the reduction in the purchase price for the education business related to the conversion of unvested equity awards held by education employees into time-based restricted cash awards as long as ABCO would agree that the Board would not have discretion to convert such unvested equity awards into cash payable at the closing of the merger. Following that discussion, the transaction committee determined that Vista Fund VI’s proposal was acceptable.

Following the meeting, on August 18, 2017, Skadden, Hogan Lovells and Kirkland & Ellis exchanged drafts of the health care merger agreement, the education purchase agreement and various ancillary documents.

On August 19, 2017, a representative of Vista Fund VI informed representatives of Goldman Sachs that Vista Fund VI was not willing to share certain corporate liabilities of ABCO.

Also, on August 19, 2017, representatives of Optum provided Goldman Sachs with a revised calculation of the per-share merger consideration. This revised calculation proposed a per-share merger consideration equal to $52.44 (based on an enterprise value of the health care business of $1.3 billion, exclusive of ABCO’s equity stake in Evolent) plus the tax-effected value of ABCO’s equity stake in Evolent as of the closing of the merger.

The transaction committee met during the morning of August 20, 2017, with members of senior management and representatives of the financial advisors and Skadden in attendance. The transaction committee discussed with management, the financial advisors and Skadden the status of negotiations with Optum and the approach for quickly resolving all open issues. After discussion, the transaction committee directed Mr. Musslewhite to call Mr. Rex and convey certain positions to Optum, including the following positions, in an effort to resolve all open issues between ABCO and Optum:

•

the per-share merger consideration should be based on Optum’s $1.4 billion enterprise value final bid for the health care business (inclusive of ABCO’s equity stake in Evolent) and not the terms reflected in Optum’s August 16, 2017 or August 19, 2017 calculations of the per-share merger consideration;

•

ABCO would permit and support Optum entering into employment agreements with Mr. Miller, Mr. Spiegel and Ms. Stout, as well as Mr. Musslewhite, simultaneously with the execution of the merger agreement, which we refer to as the new employment agreements;

•

ABCO would agree to including the standstill waiver restriction, subject to Skadden discussing the provision with representatives of Optum to confirm that the inclusion of the standstill waiver restriction was Optum’s firm and final position and that Optum would not enter into the merger agreement unless it included the standstill waiver restriction; and

•	ABCO would approach Elliott regarding a voting and support agreement as soon as the parties agreed in principle on all open issues.

Following the transaction committee meeting, Mr. Musslewhite spoke with Mr. Rex and conveyed the transaction committee’s positions. Later, on August 20, 2017, at the instruction of ABCO, representatives of Goldman Sachs sent representatives of Optum a written summary of the transaction committee’s positions.

Also on August 20, 2017, ABCO formally engaged Goldman Sachs to act as a financial advisor to ABCO in connection with the transactions contemplated by the merger agreement and the education purchase agreement.

On August 21, 2017, representatives of Skadden spoke with representatives of Optum. During that conversation, a representative of Optum confirmed that the inclusion of the standstill waiver restriction in the merger agreement was Optum’s firm and final position and that Optum would not enter into the merger agreement unless it contained the standstill waiver restriction.

Also on August 21, 2017, ABCO formally engaged Allen & Company to act as a financial advisor to ABCO in connection with the transactions contemplated by the merger agreement and the education purchase agreement.

On August 22, 2017, representatives of Optum delivered to representatives of Goldman Sachs Optum’s “final offer” on the per-share merger consideration: $52.65 plus the per-share, tax-effected value of ABCO’s equity stake in Evolent as of the closing of the merger.

The Board met on August 22, 2017, with members of senior management and representatives of the financial advisors and Skadden in attendance, and Goldman Sachs updated the Board regarding the status of negotiations with Optum and Vista Fund VI.

On August 22, 2017, Skadden circulated a revised draft of the education purchase agreement to Kirkland & Ellis. This draft included specific dollar amounts for the two termination fees payable to Vista Fund VI: (1) $42,000,000 (or approximately 3.5% of the pro rata equity value of the merger) if the Board exercised its “fiduciary out” and (2) $35,600,000 (or approximately 3% of the pro rata equity value of the merger) if ABCO terminated the education purchase agreement following a termination of the merger agreement.

Also, on August 23, 2017, Mr. Farber, Mr. Kirshbaum and representatives of Optum, Vista Fund VI, Skadden, Hogan Lovells, Kirkland & Ellis and the financial advisors held a conference call to discuss certain open issues in the transaction documents. The significant issues discussed included the mechanism for allocating to Vista Fund VI the cash generated by the education business between August 1, 2017 and the closing of the education transaction.

Between August 24 and August 26, 2017, the parties resolved nearly all open issues in the transaction documents, other than (1) the calculation of the per-share merger consideration and (2) the size of the termination fees in the education purchase agreement.

Between August 25 and August 28, 2017, Optum, on the one hand, and Mr. Musslewhite, Mr. Miller, Mr. Spiegel and Ms. Stout and their counsel, on the other hand, worked to finalize the new employment agreements.

The transaction committee met on August 25, 2017, with members of senior management and representatives of the financial advisors and Skadden in attendance. Mr. Musslewhite and Mr. Felsenthal also attended the meeting. The transaction committee discussed with management the status of negotiations with Optum and Vista Fund VI, including that the calculation of the per-share merger consideration remained as an open issue. In an executive session, Mr. Musslewhite described the status of negotiations regarding the new employment agreements and informed the Board that certain issues remained open with respect to his employment agreement.

Also on August 25, 2017, a representative of Vista Fund VI informed representatives of Goldman Sachs that Vista Fund VI did not agree with the calculation of the termination fee amounts reflected in Skadden’s August 22, 2017 draft of the education purchase agreement. Vista Fund VI believed that the size of the termination fees should be calculated based on Vista Fund VI’s $1.55 billion enterprise value bid for the education business and not based on the pro rata equity value of the merger.

On August 26, 2017, Kirkland & Ellis circulated a revised education purchase agreement that included the following termination fee amounts: (1) $54,300,000 (or approximately 3.5% of Vista Fund VI’s $1.55 billion enterprise value bid for the education business) if the Board exercised its “fiduciary out” and (2) $46,500,000 (or approximately 3% of Vista Fund VI’s $1.55 billion enterprise value bid for the education business) if ABCO terminated the education purchase agreement following a termination of the merger agreement.

On August 26, 2017, Mr. Kindick spoke with Mr. Rex and conveyed the Board’s concerns with Optum’s positions regarding the per-share merger consideration. Mr. Rex told Mr. Kindick that Optum’s current position regarding Evolent was consistent with the information he had presented to the board of directors of UnitedHealth Group Incorporated. They also discussed the timing for potentially resolving all open issues and announcing the transactions.

The transaction committee met during the afternoon on August 26, 2017, with members of senior management and representatives of the financial advisors and Skadden in attendance. Mr. Musslewhite and Mr. Felsenthal also attended the meeting. Mr. Kindick summarized his earlier conversation with Mr. Rex, and after discussion, the transaction committee directed the financial advisors to inform Optum that ABCO would agree to Optum’s August 22, 2017 calculation of the per-share merger consideration ($52.65 plus the per-share, tax-effected value of ABCO’s equity stake in Evolent as of the closing of the merger) as long as Optum would work to finalize the transaction agreements and announce a transaction as soon as possible, including as early as pre-market on August 28, 2017.

On August 27, 2017, Skadden circulated to Kirkland & Ellis and Hogan Lovells a revised education purchase agreement, which reflected revised termination fee amounts: (1) $47,000,000 (or approximately 4% of the pro rata equity value of the merger) if the Board exercised its “fiduciary out” and (2) $42,000,000 (or approximately 3.5% of the pro rata equity value of the merger) if ABCO terminated the education purchase agreement following a termination of the merger agreement.

On August 27, 2017, a representative of Vista Fund VI informed a representative of Goldman Sachs that Vista Fund VI would agree to the termination fee amounts reflected in Skadden’s August 27, 2017 draft of the education purchase agreement.

Also on August 27, 2017, representatives of Skadden sent representatives of Elliott a draft voting and support agreement, along with the current drafts of the merger agreement and the education purchase agreement. Over the course of August 27 and August 28, 2017, the parties finalized the terms of the merger agreement, the education purchase agreement, the voting and support agreement, and ancillary documents.

The closing sale price of ABCO common stock on August 28, 2017 was $49.85 per share, a $1.00 decrease from the prior trading day’s closing sale price.

The Board met during the evening on August 28, 2017, with members of senior management and representatives of the financial advisors and Skadden in attendance. Skadden again reviewed with the Board its fiduciary duties in connection with the strategic review process and the potential approval of the merger agreement and the education purchase agreement. Goldman Sachs and Allen & Company each presented their financial analyses with respect to the proposed per-share merger consideration of $52.65 in cash plus management’s estimate of the per-share Evolent amount (which presentations had been shared with the Board prior to the meeting). At the request of the Board, each of Goldman Sachs and Allen & Company then separately delivered to the Board its oral opinion, which were subsequently confirmed in writing, dated August 28, 2017, that, as of such date, and based on and subject to the factors and assumptions set forth in the applicable opinion, the per-share merger consideration to be paid to the holders (other than Optum and its affiliates) of the outstanding shares of ABCO common stock pursuant to the merger agreement was fair from a financial point of view to such holders. Skadden then reviewed with the Board certain relationship disclosures previously provided by the financial advisors. The Board then discussed with ABCO management and representatives of the financial advisors and Skadden the proposed transactions with each of Optum and Vista Fund VI, and Skadden reviewed the terms of the proposed merger agreement and education purchase agreement. The Board, management, Skadden and the financial advisors then discussed certain risks associated with the merger and the education transaction and the rationale for entering into the proposed transactions, including a discussion of the factors described in “—Recommendation of the Board and Reasons for the Merger.” The Board then met in executive session, without the presence of management, and approved the transaction bonus pool recommended by the compensation committee of the Board. See “—Interest of ABCO Directors and Officers in the Merger—Transaction Bonuses.”

Management then rejoined the meeting, and after further discussion, the Board unanimously voted to adopt resolutions (1) determining that it was in the best interests of ABCO and its stockholders for ABCO to enter into the merger agreement and the education purchase agreement, (2) approving and declaring advisable the merger agreement and the education purchase agreement, the execution, delivery and performance by ABCO of the merger agreement and the education purchase agreement and the consummation of the merger, the education transaction and the other transactions contemplated by the merger agreement and the education purchase agreement, (3) directing that the merger agreement be submitted to ABCO stockholders for adoption and (4) recommending that ABCO stockholders adopt the merger agreement at the special meeting or, in the case of insufficient votes to approve the merger proposal, any adjournment or postponement thereof.

Later in the evening on August 28, 2017, (1) ABCO and Optum executed and delivered the merger agreement, (2) Optum and Elliott executed and delivered the voting and support agreement, (3) ABCO, Vista Fund VI and Education Buyer, as applicable, executed and delivered the education purchase agreement and certain ancillary agreements, and (4) Optum and Mr. Musslewhite, Mr. Miller, Mr. Spiegel and Ms. Stout executed the new employment agreements, respectively. Prior to the open of trading on the NASDAQ on August 29, 2017, each of ABCO and Optum issued press releases announcing the transactions.

Recommendation of Our Board of Directors and Reasons for the Merger

Recommendation of Our Board of Directors

The Board recommends that you vote “FOR” the merger proposal, “FOR” the adjournment proposal and “FOR” the merger-related named executive officer compensation proposal.

Reasons for the Merger

Positive Factors

In evaluating the merger agreement and the transactions contemplated thereby, including the merger, the Board consulted with ABCO’s senior management, outside legal counsel and financial advisors and, in recommending that ABCO stockholders vote “FOR” the merger proposal, considered numerous positive factors relating to the merger agreement and the transactions contemplated thereby, including the merger. Such positive factors include the following material factors (which are not necessarily in the order of relative importance):

•	the Board’s understanding of ABCO’s historical businesses, operations, financial condition, earnings and strategy;

•

the Board’s understanding of ABCO’s business plan and historical and projected financial performance, the perceived risk of continuing as a stand-alone public company (including the risks and uncertainties in executing on such business plan and achieving such financial performance) or pursuing other alternatives, such as separating the health care and education businesses into two publicly traded companies, general macroeconomic challenges and market risks;

•	historical trading ranges of ABCO common stock on the NASDAQ and the potential trading range of ABCO common stock absent takeover speculation;

•	the illustrative per-share merger consideration of $54.35 represents a premium of:

•

approximately 50.3% to the closing price of ABCO common stock on the NASDAQ on January 11, 2017, which was the last trading day prior to the day that Elliott filed a Schedule 13D with the SEC disclosing that they had accumulated a significant minority interest in ABCO;

•	approximately 9.0% to the closing price of ABCO common stock on the NASDAQ on August 28, 2017, which was the last trading day prior to the date of the merger agreement; and

•	approximately 16.8% to the high trading price of ABCO common stock for the fifty-two-week period ended on January 11, 2017;

•

the Board’s belief that, although the per-share Evolent amount will cause the per-share merger consideration to fluctuate between the date of the merger agreement and the closing of the merger, (1) the per-share Evolent amount is not a significant component of the per-share merger consideration and in no event will the per-share merger consideration be less than $52.65 and (2) agreeing to a per-share merger consideration that included the fluctuating per-share Evolent amount was a necessary condition for Optum to execute the merger agreement;

•	the Board’s belief that it conducted a thorough, publicly announced strategic review process, including an extensive sale process in which:

•

ABCO’s financial advisors contacted approximately 100 parties (including a broad range of strategic companies and financial sponsors) to assess their interest in a potential acquisition of ABCO, the health care business and the education business;

•	ABCO entered into confidentiality agreements with sixty-six participants;

•	ABCO received initial indications of value from twenty-one participants;

•	ABCO received second-round indications of value from twelve participants and selected seven participants to submit final bids;

•	ABCO did not receive any final bids to acquire ABCO as a whole;

•

ABCO received one final bid to acquire the health care business (from Optum), one final-round indication of value from Participant H to acquire the health care business (which did not include a mark-up of the draft transaction agreements) and one final-round communication from Participant J that it would work to submit a formal final bid for the health care business if ABCO entered into an exclusivity agreement with Participant J;

•	ABCO received two final bids to acquire the education business, one from Vista Fund VI and one from Participant I;

•

after receipt of Optum’s final bid to acquire the health care business (including ABCO’s equity stake in Evolent), Optum increased the enterprise value of its bid by $100,000,000 to the top of its previously indicated range; and

•	after receipt of Vista Fund VI’s final bid to acquire the education business, ABCO negotiated a $15,000,000 increase in the enterprise value of Vista Fund VI’s final bid;

•

the Board’s review of other strategic alternatives not involving the acquisition of ABCO or both the health care and education business, including (1) remaining as a stand-alone public company, (2) a sale or other disposition (including a spin-off) of the health care business or the education business with ABCO remaining as a publicly traded company or being acquired by a third party, (3) a “reverse morris trust” transaction with a third party, and (4) other strategic alternatives;

•

the Board’s belief that the per-share merger consideration of $52.65 plus the per-share Evolent amount, in each case, without interest, will provide greater value to ABCO stockholders than any other alternative reasonably available to ABCO (including those alternatives discussed in the bullet above), taking into account execution, business, competitive, industry and market risks and tax consequences;

•	the form of consideration to be paid to ABCO stockholders in the merger is cash, which will provide certainty of value and liquidity to ABCO stockholders;

•	the following, each of which provided an opportunity for unsolicited proposals to be made for ABCO:

•	the filing by Elliott of a Schedule 13D with the SEC disclosing that they had accumulated a significant minority interest in ABCO;

•	ABCO’s public announcement that it was exploring strategic alternatives, which announcement identified Goldman Sachs and Allen & Company as ABCO’s financial advisors; and

•	publicly reported rumors about the strategic review process;

•

the written opinion of Goldman Sachs, dated August 28, 2017, that, as of such date, and based on and subject to the factors and assumptions set forth in such opinion, the per-share merger consideration to be paid to the holders (other than Optum and its affiliates) of the outstanding shares of ABCO common stock pursuant to the merger agreement was fair from a financial point of view to such holders, as more fully described under the heading “—Opinion of Goldman Sachs & Co. LLC;

•

the written opinion of Allen & Company, dated August 28, 2017, that, as of such date, and based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken described in such opinion, the per-share merger consideration to be paid to the holders (other than Optum and its affiliates) of the outstanding shares of ABCO common stock pursuant to the merger agreement was fair from a financial point of view to such holders, as more fully described under the heading “—Opinion of Allen & Company LLC”;

•

the Board’s belief that, although the closing of the merger (including Optum’s indirect acquisition of ABCO’s equity interests in Evolent) and the education transaction are each subject to U.S. antitrust approval, there are not likely to be significant antitrust impediments to the closing of the merger or the education transaction;

•	certain other terms and conditions of the merger agreement and education purchase agreement, including the following:

•	there is no financing condition to the closing of the merger or the education transaction;

•	there is no third-party consent condition to the closing of the merger or the education transaction;

•

the merger agreement and the education purchase agreement permit ABCO to seek specific performance remedies to cause Optum and Education Buyer to perform their obligations under the merger agreement and the education purchase agreement, respectively, including their respective obligations to close the merger and the education transaction after the satisfaction or waiver of all applicable closing conditions;

•	the end date under the merger agreement, after which ABCO or Optum, subject to specified exceptions, may terminate the merger agreement, allows for sufficient time to close the merger; and

•

the end date under the education purchase agreement, after which ABCO or Education Buyer, subject to specified exceptions, may terminate the education purchase agreement, allows for sufficient time to close the education transaction;

•	Elliott’s entry into a voting and support agreement supporting the merger, including agreeing to vote its shares in support of the merger;

•	the Board’s fiduciary duties in light of the foregoing; and

•

the resolutions approving the merger agreement and the education purchase agreement were unanimously approved by the Board, which is comprised of a majority of independent directors and not employees of ABCO or any of its subsidiaries and which retained and received advice from ABCO’s outside legal counsel and financial advisors.

No-Shop Provisions

In evaluating the merger agreement, the education purchase agreement and the transactions contemplated thereby, including the merger, and in unanimously recommending that ABCO stockholders vote “FOR” the merger proposal, the Board considered, in consultation with ABCO’s senior management and outside legal counsel, the following provisions of the merger agreement and the education purchase agreement related to ABCO’s ability to consider competing proposals, which we refer to as the no-shop provisions:

•

prior to obtaining ABCO stockholder approval of the merger agreement, ABCO may furnish information with respect to ABCO and its subsidiaries to, or enter into discussions and negotiations with, third parties in connection with a bona fide, written competing proposal for the health care business or ABCO as a whole that does not result from a breach of ABCO’s nonsolicitation obligations if the Board determines in good faith (after consultation with a financial advisor and outside legal counsel) that such competing proposal constitutes or is reasonably likely to lead to a superior proposal and that the failure to take action with respect thereto would be inconsistent with the Board’s fiduciary duties under applicable law, subject to certain notice requirements in favor of Optum and Education Buyer and the entry into an acceptable confidentiality agreement;

•

subject to compliance with the terms of the merger agreement, in response to the receipt of a bona fide written superior proposal for the health care business or ABCO as a whole that does not result from a breach of ABCO’s nonsolicitation obligations, the Board may change its recommendation to ABCO stockholders that they vote “FOR” the merger proposal if the Board determines in good faith (after consultation with outside legal counsel and a financial advisor) that the failure to make such change in recommendation would be inconsistent with the Board’s fiduciary duties under applicable law, subject to a five-business day “match right” that would allow Optum to match a superior proposal, and which will renew for two additional business days upon any material revisions to the terms of the superior proposal;

•

subject to compliance with the terms of the merger agreement, the Board may authorize and direct ABCO to terminate the merger agreement in response to the receipt of a bona fide written superior proposal for the health care business or ABCO as a whole that does not result from a breach of ABCO’s nonsolicitation obligations and in order to enter into a definitive agreement for a superior proposal for the health care business or ABCO as a whole if the Board determines in good faith (after consultation with outside legal counsel and a financial advisor) that the failure to make such change in recommendation would be inconsistent with the Board’s fiduciary duties under applicable law, subject to a five-business day “match right” that would allow Optum to match a superior proposal, and which will renew for two additional business days upon any material revisions to the terms of the superior proposal;

•

subject to compliance with the terms of the education purchase agreement, the Board may authorize and direct ABCO to terminate the education purchase agreement in response to the receipt of a superior proposal for ABCO as a whole that does not result from a breach of ABCO’s nonsolicitation obligations and in order to enter into a definitive agreement for a superior proposal for ABCO as a whole if the Board determines in good faith (after consultation with outside legal counsel and a financial advisor) that the failure to make such change in recommendation would be inconsistent with the Board’s fiduciary duties under applicable law, subject to a five-business day “match right” that would allow Education Buyer and Optum to match a superior proposal, and which will renew for two additional business days upon any material revisions to the terms of the superior proposal;

•

the structure of Optum’s acquisition of ABCO as a merger, together with ABCO’s obligation to consummate the education transaction being conditioned on the satisfaction of the closing conditions under the merger agreement, allows sufficient time for a third party to make a superior proposal for the health care business or ABCO as a whole if it desires to do so;

•

the merger agreement requires ABCO to pay Optum a termination fee of $42,000,000, or approximately 4% of the pro rata equity value of the merger, if Optum terminates the merger agreement because the Board changes its recommendation to ABCO stockholders or if ABCO terminates the merger agreement to enter into a definitive agreement for a superior proposal for the health care business, which the Board believed is reasonable in light of the circumstances, including as a result of the thorough, publicly announced strategic review process conducted by the Board, the overall terms of the merger agreement, and the amount of the termination fees being consistent with fees in comparable transactions and not preclusive of other offers; and

•

the merger agreement and education purchase agreement require ABCO to pay Optum a termination fee of $42,000,000 and Education Buyer a termination fee of $47,000,000 (or, collectively, approximately 4% of the equity value of the merger), respectively, if ABCO terminates the merger agreement and the education purchase agreement to enter into definitive agreement for a superior proposal for ABCO as a whole, which fees the Board believed are reasonable in light of the circumstances, including as a result of the thorough, publicly announced strategic review process conducted by the Board, the overall terms of the merger agreement and education purchase agreement, and the amount of the termination fees being consistent with fees in comparable transactions, and not preclusive of other offers.

The Board considered the no-shop provisions in the context of ABCO’s thorough, publicly announced strategic review process and the publicly reported rumors regarding the strategic review process, including rumors that identified UnitedHealth Group Incorporated and Vista Equity Partners as the potential buyers of the health care business and education business, respectively. In addition, the Board was aware that the strategic review process did not result in any final bids to acquire ABCO as a whole and resulted in only one final bid (from Optum) for the health care business. Therefore, in agreeing to the no-shop provisions, the Board believed that it was unlikely that any third party would make a competing proposal to acquire ABCO as a whole or the health care business. Further, the Board believed that the no-shop provisions were reasonable in light of such context, consistent with nonsolicitation provisions in comparable transactions and not preclusive of other offers.

The Board was aware that a substantial majority of the participants in the strategic review process (not including Optum) are subject to standstill obligations under a confidentiality agreement that contains the standstill waiver request provision (the provision permitting a participant to request a waiver of its standstill obligations from the Board in order to make a competing proposal). See “—Background of the Merger.” In addition, the Board considered that the merger agreement contains the standstill waiver restriction (the provision that restricts ABCO from waiving standstills or similar agreements, including to permit a third party to make a competing proposal). As described in “—Background of the Merger,” the Board was aware that, even if a participant requests a waiver of its standstill obligation to make a competing proposal, ABCO may not be permitted to grant that waiver. Accordingly, the Board considered that the standstill waiver restriction may deter participants from making competing proposals. Further, the Board considered the standstill waiver restriction in context of (1) ABCO’s thorough, publicly announced strategic review process and the publicly reported rumors regarding the strategic review process, including rumors that identified UnitedHealth Group Incorporated and Vista Equity Partners as the potential buyers of the health care business and education business, respectively, and (2) repeated statements by representatives of Optum and Hogan Lovells throughout July and August 2017 that Optum would require the standstill waiver restriction in the merger agreement, including the August 21, 2017 statement by a representative of Optum that Optum’s firm and final position was that the merger agreement contain the standstill waiver restriction and that Optum would not enter into the merger agreement unless it contained the standstill waiver restriction. See “—Background of the Merger.”

Negative Factors

In evaluating the merger agreement, the education purchase agreement and the transactions contemplated thereby, including the merger, the Board consulted with ABCO’s senior management, outside legal counsel and financial advisors and, in unanimously recommending that ABCO stockholders vote “FOR” the merger proposal, considered the risks and potentially negative factors relating to the merger agreement, the education purchase agreement and the transactions contemplated thereby, including the merger and the education transaction. Such risks and potentially negative factors include the following material risks and factors (which are not necessarily in the order of relative importance):

•

the risk that the merger or the education transaction will be delayed or will not be completed, including the risk that the required U.S. antitrust approval for each transaction may not be obtained, the potential loss of value to ABCO stockholders and the potential negative impact on the financial position, operations and prospects of ABCO if the merger or the education transaction is delayed or is not completed for any reason;

•

Except for ABCO stockholders who are also ABCO employees who have ABCO equity awards that will be converted into equity awards of UnitedHealth Group Incorporated at the effective time of the merger, ABCO stockholders will have no ongoing equity participation in Optum or UnitedHealth Group Incorporated following the merger, and ABCO stockholders will cease to participate in ABCO’s future earnings or growth, if any, including as a result of transactions that could create stockholder value such as the separation of the health care and education business into separate publicly traded companies;

•	ABCO may terminate the education purchase agreement to enter into a definitive agreement for a superior proposal for ABCO as a whole but not for a superior proposal for only the education business;

•	the risk of incurring substantial expenses related to the merger and the education transaction, including in connection with potential litigation;

•

the significant costs involved in connection with negotiating the merger agreement and the education purchase agreement and completing the merger and the education transaction, the substantial management time and effort required to close the merger and the education transaction and the related disruption to ABCO’s day-to-day operations during the interim period between execution of the merger agreement and the education purchase agreement and the closing of the merger and the education purchase agreement and the resultant risk if the merger or the education transaction is not consummated;

•

the risk, if the merger or the education transaction is not consummated, that the pendency of the merger or the education purchase agreement could affect adversely the relationship of ABCO and its subsidiaries with their respective regulators, customers, employees, suppliers, agents and others with whom they have business dealings;

•	the risks associated with certain provisions of the merger agreement and the education purchase agreement, including:

•	the closing of the merger is conditioned on the closing of the education transaction;

•

if, after December 28, 2017, all of ABCO’s conditions to its obligation to consummate the merger become satisfied or waived (other than the condition that the closing of the education transaction has occurred and those conditions that by their nature are to be satisfied at the closing), Optum has the right to terminate the merger agreement, subject to certain requirements, and, upon such termination, ABCO must pay Optum a termination fee of $42,000,000;

•

ABCO cannot terminate the education purchase agreement, or amend, modify or waive any provision of the education purchase agreement in any other than a de minimis manner (including the condition that the closing conditions to the merger have been satisfied), without Optum’s prior written consent (which cannot be unreasonably withheld, conditioned or delayed);

•

ABCO cannot amend, modify or waive any provision of the merger agreement in a manner that would adversely affect in any material respect the education business or Education Buyer without Education Buyer’s prior written consent;

•

if the education purchase agreement is terminated, each of ABCO and Optum has the right to terminate the merger agreement and, upon such termination, ABCO must pay Optum a termination fee of $42,000,000;

•

if the merger agreement is terminated prior to the closing of the education transaction, ABCO has the right to terminate the education purchase agreement and, upon such termination, ABCO must pay Education Buyer a termination fee of $42,000,000;

•	the termination fees payable to Optum and Education Buyer described in “—Recommendation of Our Board of Directors and Reasons for the Merger—Reasons for the Merger—No-Shop Provisions”; and

•

the terms of the merger agreement and the education purchase agreement that restrict the conduct of ABCO’s businesses prior to completion of the merger and the education transaction, which may delay or prevent ABCO from undertaking business opportunities that may arise prior to completion of the merger and the education transaction and the resultant risk if the merger or the education transaction is not consummated;

•	that receipt of the all-cash merger consideration would be taxable to ABCO stockholders that are treated as U.S. persons for U.S. federal income tax purposes; and

•

ABCO’s executive officers and directors may have interests in the merger that are different from, or in addition to, the interests of ABCO stockholders, including (1) the entitlement of ABCO’s executive officers to accelerated vesting of certain of their outstanding equity awards upon a qualifying termination of employment in connection with the merger and education transaction, (2) the entitlement of certain of ABCO’s executive officers to accelerated vesting of certain of their outstanding equity awards in connection with the closing of the education transaction, (3) that certain ABCO equity awards held by health care employees will be converted into equity awards of UnitedHealth Group Incorporated and, therefore, such health care employees will be able to benefit from any appreciation in the trading price of UnitedHealth Group Incorporated’s common stock after the closing of the merger, (4) the entitlement of ABCO’s executive officers to receive certain payments and benefits upon a qualifying termination of employment in connection with the merger, (5) the payment of cash-based transaction incentive awards to certain of ABCO’s executive officers upon continued employment through the completion of the merger, (6) the interests of ABCO’s directors and officers in continued indemnification and insurance coverage that will be provided by the surviving corporation and Optum following the closing of the merger agreement pursuant to the terms of the merger agreement, (7) the new employment agreements with Optum entered into by each of Mr. Musslewhite, Mr. Miller, Mr. Spiegel and Ms. Stout simultaneously with the execution of the merger agreement and (8) certain of ABCO’s executive officers (including Mr. Felsenthal and Mr. Kirshbaum) may negotiate new employment agreements with Vista Fund VI or Education Buyer prior to the closing of the education transaction.

Conclusion

The Board unanimously believes that, overall, the potential benefits of the merger to ABCO stockholders outweigh the risks and uncertainties of the merger.

The foregoing discussion of factors considered by the Board is not intended to be exhaustive but instead includes material factors considered by the Board. In light of the variety of factors considered in connection with its evaluation of the merger and the education transaction, including the factors set forth above and other factors, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Board based its recommendation on the totality of the information presented.

Certain Financial Forecasts Prepared by ABCO Management

Although we periodically may issue limited guidance regarding financial performance for the current fiscal year, we do not as a matter of course publicly disclose other financial forecasts as to future performance, earnings or other results. However, in connection with our review of strategic alternatives, we provided the Board, Goldman Sachs, Allen & Company and participants in our strategic review process with certain nonpublic unaudited financial forecasts prepared by our management related to (1) ABCO as a whole, which we refer to as the whole company forecasts, (2) our health care business, which we refer to as the health care forecasts, and (3) our education business, which we refer to as the education forecasts. We refer to the whole company forecasts, the health care forecasts and the education forecasts, collectively, as the forecasts. In addition, we provided the Board, Goldman Sachs and Allen & Company with certain information related to our equity interests in Evolent, which we refer to as the Evolent information. Certain line items in the forecasts set forth below, including Net Operating Profit After Taxes and Unlevered Free Cash Flow, were provided to the Board but were not provided to participants in our strategic review process.

Our management directed Goldman Sachs and Allen & Company to use the forecasts and Evolent information in connection with preparing their respective financial analyses for the Board, as summarized in “—Opinion of Goldman Sachs & Co. LLC” and “—Opinion of Allen & Company LLC.” At the direction of our management, Goldman Sachs and Allen & Company relied on the accuracy and completeness of the forecasts and the Evolent information utilized in their respective financial analyses and the assurances of our management that it was not aware of any facts or circumstances that would make such information inaccurate or misleading.

We have included a summary of the forecasts and the Evolent information in this proxy statement to give ABCO stockholders access to certain nonpublic information made available to other parties, including the Board, in connection with the merger.

The inclusion of the forecasts should not be regarded as an indication that ABCO or any of its directors, officers, employees, affiliates, advisors or any other recipient of the forecasts, including Goldman Sachs and Allen & Company, considered, or now considers, the forecasts to be material or to be necessarily predictive of actual future results, and you should not rely solely on the forecasts as financial guidance. None of ABCO, Goldman Sachs or Allen & Company or their respective affiliates, officers, directors, advisors or representatives has made, makes or is authorized in the future to make any representation to any ABCO stockholder or other person regarding ABCO’s ultimate performance compared to the information contained in the forecasts or that the forecasted results will be achieved.

The forecasts have been prepared by, and are the responsibility of, our management. Our management believes that the forecasts were prepared in good faith and on a reasonable basis based on the best information available to our management at the time the forecasts were prepared. Our management did not prepare the forecasts with a view to public disclosure, and we have included the forecasts in this proxy statement only because such information was made available as described above. The forecasts were not prepared with a view to compliance with generally accepted accounting principles as applied in the United States, which we refer to as GAAP, the published guidelines of the SEC regarding projections, forward-looking statements or the use of non-GAAP measures, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, Ernst & Young LLP, our independent auditor, has not examined, reviewed, compiled or otherwise applied procedures to, the forecasts and, accordingly, does not express an opinion or any other form of assurance with respect thereto.

Although a summary of the forecasts is presented with numerical specificity, the forecasts reflect numerous assumptions and estimates as to future events made by our management, including with respect to indebtedness and capital expenditure levels for the applicable periods, that our management believed were reasonable at the time the forecasts were prepared, taking into account the relevant information available to management at the time. Because the forecasts cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. Important factors that may affect actual results and cause the forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to our business, general business and economic conditions, changes in tax laws and other factors described or referenced under “Cautionary Statement Regarding Forward-Looking Statements.”

The forecasts assume net debt of ABCO of $359 million.

The forecasts also include assumptions related to revenue, costs and cash flows.

Key revenue-related assumptions include assumptions related to (1) annual new sales for research programs, technology programs and consulting engagements in the health care business, (2) annual new sales for research programs, technology programs and data enabled services in the education business, (3) annual revenue renewal rates for research programs and technology programs in the health care business and (4) annual revenue renewal rates for research programs, technology programs and data enabled services in the education business. In addition, revenue in each of the forecasts was calculated net of concessions and bad debt.

Key cost-related assumptions include assumptions related to (1) current cost of services plus incremental costs required to serve incremental revenue, (2) sales and renewal expense associated with the forecasts for new sales and renewals, (3) general and administrative costs required to serve the needs of a growing business, (4) depreciation and amortization expense based on the schedule of currently depreciating assets and amortized costs, plus new capital expenditures, (5) stock-based compensation expense based on current unvested equity awards and anticipated new awards and (6) interest expense associated with ABCO’s credit facility.

Key cash flow-related assumptions include assumptions related to (1) net working capital dynamics, primarily driven by the difference between accrual revenue recognized and cash collected, (2) capitalized developed software in health care and education programs, (3) interest and principal payments associated with ABCO’s credit facility and (4) taxes payable.

In addition, the forecasts reflect assumptions that are subject to change and do not reflect revised prospects for our business, changes in general business or economic conditions or any other transaction or event that has occurred or may occur and that was not anticipated at the time the forecasts were prepared, and the forecasts do not give effect to the merger or the education transaction. As a result, there can be no assurance that the forecasts will be realized, and actual results may differ materially than those contained in the forecasts.

You should evaluate the forecasts, if at all, in conjunction with the historical financial statements and other information regarding ABCO contained in our public filings with the SEC. Our management reviewed the forecasts with the Board, which considered them in connection with their evaluation and approval of the merger agreement, the education purchase agreement, the merger and the education transaction.

Readers are cautioned not to unduly rely on the forecasts as the forecasts are inherently subject to uncertainty, being based upon numerous factors and events beyond the control of ABCO. Except to the extent required by applicable federal securities laws, we have not updated, and expressly disclaim any responsibility, to update or otherwise revise the forecasts to reflect circumstances existing after the date when our management prepared the forecasts or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying the forecasts are shown to be in error. ABCO urges all ABCO stockholders to review ABCO’s most recent SEC filings for information relating to ABCO’s reported financial results.

Certain of the measures included in the forecasts may be considered non-GAAP financial measures, including Adjusted EBITDA and Unlevered Free Cash Flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, or superior to, financial information presented in compliance with GAAP. Non-GAAP financial measures used by us may not be comparable to similarly titled amounts used by other companies. In addition, the quantitative reconciliation of the forward-looking non-GAAP financial measures omit a reconciliation of Net Income to Adjusted EBITDA for the health care business and the education business because ABCO would not be able to provide such reconciliations without unreasonable efforts for the reasons discussed below.

Whole Company Forecasts (including a reconciliation of Net Income to Adjusted EBITDA and Net Operating Profit After Taxes to Unlevered Free Cash Flow)

Fiscal year ending December 31,

($ in millions)

	2017E	2018E	2019E	2020E	2021E
Revenue	$813	$895	$988	$1,094	$1,207
Gross Profit (1)	$417	$453	$500	$558	$617
Net Income (2)	$49	$57	$76	$99	$118
Stock Based Compensation (3)	$34	$38	$41	$45	$51
Depreciation and Amortization	$79	$83	$78	$77	$82
Interest Expense	$16	$14	$12	$9	$8
Tax Expense	$27	$32	$43	$56	$66
Adjusted EBITDA (4)	$205	$223	$250	$285	$324
Net Operating Profit After Taxes (5)	$59	$66	$84	$105	$122
Depreciation and Amortization	$79	$83	$78	$77	$82
Capital Expenditures	$(50)	$(75)	$(70)	$(61)	$(68)
Change in Net Working Capital (6)	$0	$9	$10	$11	$12
Tax-Effected Rent Abatement (7)	$0	$0	$7	$10	$3
Restructuring Cash Charge (8)	$(18)	$0	$0	$0	$0
Unlevered Free Cash Flow (9)	$69	$83	$109	$140	$151

(1)	Gross Profit means revenue minus cost of services.

(2)	Net Income is a reconciled calculation and means Adjusted EBITDA, minus Stock Based Compensation, minus Depreciation and Amortization, minus Interest Expense, minus Tax Expense. Net Income excludes gains/losses on equity method investments, expenses incurred for restructuring activities, and expenses incurred for our strategic review process.

(3)	ABCO does not treat Stock Based Compensation as a cash expense.

(4)	The non-GAAP measurement Adjusted EBITDA means net income before interest expense, tax expense, depreciation and amortization, stock-based compensation, and expenses incurred due to restructuring and our strategic review process.

(5)	Net Operating Profit After Taxes was calculated on a debt-free basis, excluding interest expense.

(6)	Change in Net Working Capital means the difference between cash collected and revenue recognized, plus the difference between expenses recognized and cash paid.

(7)	Tax-Effected Rent Abatement means the difference between rent expense recognized and cash rent payable for the first twenty-four months of ABCO’s office lease commencing in May 2019, net of taxes.

(8)	Restructuring Cash Charge reflects one-time cash expenses related to ABCO’s restructuring of its health care business, which was publicly announced in January 2017.

(9)	Unlevered Free Cash Flow means Net Operating Profit After Taxes, plus Depreciation and Amortization, plus Change in Net Working Capital, minus Capital Expenditures, plus Tax-Effect Rent Abatement, minus Restructuring Cash Charge. Goldman Sachs and Allen & Company used the forecasts provided by ABCO to calculate the estimates of Unlevered Free Cash Flow included in the table above that were approved by ABCO for use by Goldman Sachs and Allen & Company in their respective financial analyses. For purposes of the calculation of Unlevered Free Cash Flow, Stock Based Compensation was treated as a cash expense. In addition, Unlevered Free Cash Flow was calculated on a debt-free basis, excluding interest expense.

Health Care Forecasts (including a reconciliation of Net Operating Profit After Taxes to Unlevered Free Cash Flow)

Fiscal year ending December 31,

($ in millions)

	2017E	2018E	2019E	2020E	2021E
Revenue	$550	$585	$624	$670	$720
Gross Profit (1)	$278	$293	$313	$339	$368
Adjusted EBITDA (2)	$126	$132	$143	$160	$178
Net Operating Profit After Taxes (3)	$35	$38	$47	$59	$68
Depreciation and Amortization	$44	$45	$40	$36	$37
Capital Expenditures	$(34)	$(46)	$(41)	$(34)	$(36)
Change in Net Working Capital (4)	$(16)	$(7)	$(5)	$(2)	$0
Tax-Effected Rent Abatement (5)	$0	$0	$4	$6	$2
Restructuring Cash Charge (6)	$(18)	$0	$0	$0	$0
Unlevered Free Cash Flow (7)	$11	$30	$45	$64	$71
Other Items
Stock Based Compensation (8)	$23	$25	$26	$28	$30

(1)	Gross Profit means revenue minus cost of services.

(2)	The non-GAAP measurement Adjusted EBITDA means net income before interest expense, tax expense, depreciation and amortization, stock-based compensation, and expenses incurred due to restructuring and our strategic review process. The health care forecasts do not include a reconciliation of Net Income to Adjusted EBITDA for the health care business because (1) ABCO did not provide to participants in our strategic review process or the Board forecasts of net income for the health care business and (2) ABCO would not be able to provide such a reconciliation without unreasonable effort because, among other things, ABCO would need to make assumptions regarding the allocation of the ABCO’s capital structure to the health care business and the education business. ABCO has not historically allocated its capital structure between the health care business and the education business and did not do so in preparing the forecasts that were provided to participants and the Board. ABCO is unable to quantify the probable significance of this item, however, it may be significant. The reconciliation of ABCO’s forward-looking non-GAAP financial measure cannot be accurately forecast by ABCO, and therefore the reconciliation has been omitted.

(3)	Net Operating Profit After Taxes was calculated on a debt-free basis, excluding interest expense, and assumes $4 million in pre-tax annual stand-alone costs for the health care business.

(4)	Change in Net Working Capital means the difference between cash collected and revenue recognized, plus the difference between expenses recognized and cash paid.

(5)	Tax-Effected Rent Abatement means the difference between rent expense recognized and cash rent payable for the first twenty-four months of ABCO’s office lease commencing in May 2019, net of taxes.

(6)	Restructuring Cash Charge reflects one-time cash expenses related to ABCO’s restructuring of its health care business, which was publicly announced in January 2017.

(7)	Unlevered Free Cash Flow means Net Operating Profit After Taxes, plus Depreciation and Amortization, plus Change in Net Working Capital, minus Capital Expenditures, plus Tax-Effect Rent Abatement, minus Restructuring Cash Charge. Goldman Sachs and Allen & Company used the forecasts provided by ABCO to calculate the estimates of Unlevered Free Cash Flow included in the table above that were approved by ABCO for use by Goldman Sachs and Allen & Company in their respective financial analyses. For purposes of the calculation of Unlevered Free Cash Flow, Stock Based Compensation was treated as a cash expense. In addition, Unlevered Free Cash Flow was calculated on a debt-free basis, excluding interest expense, and assumes $4 million in pre-tax annual stand-alone costs for the health care business.

(8)	ABCO does not treat Stock Based Compensation as a cash expense.

Education Forecasts (including a reconciliation of Net Operating Profit After Taxes to Unlevered Free Cash Flow)

Fiscal year ending December 31,

($ in millions)

	2017E	2018E	2019E	2020E	2021E
Revenue	$263	$311	$364	$423	$487
Gross Profit (1)	$139	$160	$188	$218	$250
Adjusted EBITDA (2)	$79	$90	$107	$126	$146
Net Operating Profit After Taxes (3)	$19	$23	$32	$41	$49
Depreciation and Amortization	$35	$38	$38	$41	$45
Capital Expenditures	$(16)	$(28)	$(28)	$(27)	$(31)
Change in Net Working Capital (4)	$16	$16	$15	$13	$12
Tax-Effected Rent Abatement (5)	$0	$0	$3	$4	$1
Unlevered Free Cash Flow (6)	$53	$48	$59	$71	$76
Other Items
Stock Based Compensation (7)	$11	$13	$15	$18	$21

(1)	Gross Profit means revenue minus cost of services.

(2)	The non-GAAP measurement Adjusted EBITDA means net income before interest expense, tax expense, depreciation and amortization, stock-based compensation, and expenses incurred due to our strategic review process. The education forecasts do not include a reconciliation of Net Income to Adjusted EBITDA for the education business because (1) ABCO did not provide to participants in the strategic review process or the Board forecasts of net income for the education business and (2) ABCO would not be able to provide such a reconciliation without unreasonable effort because, among other things, ABCO would need to make assumptions regarding the allocation of ABCO’s capital structure to the health care business and the education business. ABCO has not historically allocated its capital structure between the health care business and the education business and did not do so in preparing the forecasts that were provided to participants and the Board. ABCO is unable to quantify the probable significance of this item, however, it may be significant. The reconciliation of ABCO’s forward-looking non-GAAP financial measure cannot be accurately forecast by ABCO, and therefore the reconciliation has been omitted.

(3)	Net Operating Profit After Taxes was calculated on a debt-free basis, excluding interest expense, and assumes $4 million in pre-tax annual stand-alone costs for the education business.

(4)	Change in Net Working Capital means the difference between cash collected and revenue recognized, plus the difference between expenses recognized and cash paid.

(5)	Tax-Effected Rent Abatement means the difference between rent expense recognized and cash rent payable for the first twenty-four months of ABCO’s office lease commencing in May 2019, net of taxes.

(6)	Unlevered Free Cash Flow means Net Operating Profit After Taxes, plus Depreciation and Amortization, plus Change in Net Working Capital, minus Capital Expenditures, plus Tax-Effect Rent Abatement. Goldman Sachs and Allen & Company used the forecasts provided by ABCO to calculate the estimates of Unlevered Free Cash Flow included in the table above that were approved by ABCO for use by Goldman Sachs and Allen & Company in their respective financial analyses. For purposes of the calculation of Unlevered Free Cash Flow, Stock Based Compensation was treated as a cash expense. In addition, Unlevered Free Cash Flow was calculated on a debt-free basis, excluding interest expense, and assumes $4 million in pre-tax annual stand-alone costs for the education business.

(7)	ABCO does not treat Stock Based Compensation as a cash expense.

Evolent Information (as of August 28, 2017)

Number of Shares of Class A common stock of Evolent held by ABCO	4,128,167
Aggregate Tax Basis for Shares of Class A common stock of Evolent held by ABCO	$8,412,484
Number of Shares of Class B common stock of Evolent held by ABCO	1,772,898
Aggregate Tax Basis for Shares of Class B common stock of Evolent held by ABCO	$3,329,409
Applicable Tax Rate	38.03%
Fully Diluted Shares of ABCO Common Stock Outstanding (1)(2)	40,988,959

(1)	Calculation reflects treatment of education and health care equity awards as contemplated by the merger agreement and subsequent application of the treasury stock method (after taking into account cancellation of education equity awards).

(2)	Assumes an Evolent Trading Value of $17.80 per share, which is the closing price of Evolent Class A common stock on August 28, 2017.

Opinion of Goldman Sachs & Co. LLC

Goldman Sachs rendered its opinion to the Board that, as of August 28, 2017 and based upon and subject to the factors and assumptions set forth therein, the per-share merger consideration to be paid to holders (other than Optum and its affiliates) of shares of ABCO common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated August 28, 2017, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided its advisory services and opinion for the information and assistance of the Board in connection with its consideration of the merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of shares of ABCO common stock should vote with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	the education purchase agreement;

•	annual reports to stockholders and Annual Reports on Form 10 K of ABCO for the five fiscal years ended December 31, 2016;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of ABCO;

•	certain other communications from ABCO to its stockholders;

•	certain publicly available research analyst reports for ABCO;

•	the forecasts; and

•	the Evolent information.

Goldman Sachs also (1) held discussions with members of ABCO senior management regarding their assessment of the past and current business operations, financial condition and future prospects of ABCO, including the education business; (2) reviewed the reported price and trading activity for ABCO common stock; (3) compared certain financial and stock market information for ABCO and certain financial information for the education business with similar financial and stock market information for certain other companies the securities of which are publicly traded; (4) reviewed the financial terms of certain recent business combinations in the healthcare information technology and services, vertically focused software, and information services industries and in other industries; and (5) performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with ABCO’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with ABCO’s consent that the forecasts and the Evolent information were reasonably prepared on a basis reflecting the best currently available estimates and judgments of ABCO management. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of ABCO, including the education business and the shares of Evolent common stock held by ABCO, or Evolent, and it was not furnished with any such evaluation or appraisal other than the Evolent information. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs has also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of ABCO to engage in the merger or the education transaction or the relative merits of the merger or the education transaction as compared to any strategic alternatives that may be available to ABCO; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the per-share merger consideration to be paid to the holders (other than Optum and its affiliates) of shares of ABCO common stock pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or merger, or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including, the education purchase agreement, including any consideration received in connection therewith, the impact of the education transaction on ABCO, or the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of ABCO; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of ABCO or the education business, or class of such persons, in connection with the merger, whether relative to the per-share merger consideration to be paid to the holders (other than Optum and its affiliates) of ABCO common stock pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the prices at which shares of Evolent’s Class A common stock and Class B common stock will trade at any time or the value thereof, or as to the impact of the merger or the education transaction on the solvency or viability of ABCO, Optum or Education Buyer or the ability of ABCO, Optum or Education Buyer to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions, as in effect on, and the information made available to it as of the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses rendered by Goldman Sachs to the Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 28, 2017, the last trading day before the public announcement of the merger, and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis.    Goldman Sachs analyzed an estimated per-share merger consideration of $54.29 in cash, calculated by adding the cash consideration of $52.65 per share of ABCO common stock and $1.64, which is the estimate provided by ABCO management of the per-share Evolent Amount, to be paid for each share of ABCO common stock pursuant to the merger agreement, in relation to (1) the closing trading price share of ABCO common stock, which trading price is referred to as the undisturbed price, on January 11, 2017 (the last trading day before Elliott disclosed on Schedule 13D an 8.3% stake in ABCO), which date is referred to as undisturbed date; (2) the closing trading price per share of ABCO common stock on February 3, 2017 (the last trading day before ABCO announced it was exploring potential strategic alternatives), which trading price is referred to as the pre-review price; (3) the high intra-day trading price per share of ABCO common stock for the fifty-two-week period through close of trading on the undisturbed date, which is referred to as the fifty-two-week high as of the undisturbed date; and (4) the closing trading price per share of ABCO common stock as of August 28, 2017, which is referred to as the pre-announcement price.

This analysis indicated that such estimated per-share merger consideration of $54.29 to be paid to the holders of shares of ABCO common stock pursuant to the merger agreement represented:

•	a premium of 50.2% to the undisturbed price;

•	a premium of 15.4% to the pre-review price;

•	a premium of 16.6% to the fifty-two-week high as of the undisturbed date; and

•	a premium of 8.9% to the pre-announcement price.

Selected Companies Analysis.    Goldman Sachs reviewed and compared certain financial information for ABCO to corresponding financial information and public market multiples for the following publicly traded corporations in the healthcare information technology and services, vertically focused software, and information services industries and in other industries, which are collectively referred to as the selected companies:

Selected Health Care Companies

•	Computer Programs & Systems Inc.

•	Huron Consulting Group Inc.

•	Navigant Consulting Inc.

•	Quintiles IMS Holdings, Inc.

•	Allscripts Healthcare Solutions, Inc.

•	Quality Systems, Inc.

•	Inovalon Holdings, Inc.

•	Cerner Corp.

•	Premier, Inc.

Selected Education Companies

•	Verisk Analytics

•	IHS Markit Ltd.

•	Ebix Inc.

•	Blackbaud Inc.

•	Tyler Technologies Inc.

•	Gartner Inc.

•	Inovalon Holdings, Inc.

•	Guidewire Software Inc.

•	RealPage Inc.

•	CoStar Group Inc.

•	HealthStream, Inc.

Although none of the selected companies is directly comparable to ABCO, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of ABCO.

For each of the selected companies and ABCO, Goldman Sachs used information obtained from SEC filings, estimates from the Institutional Brokers’ Estimate System and market data as of August 28, 2017 to calculate the applicable company’s enterprise value, which is referred to as EV, as a multiple of its estimated one-year forward earnings before interest, taxes, depreciation and amortization, which is referred to as One-Year Forward EBITDA, as of August 28, 2017 (or, in the case of ABCO, the undisturbed date and August 28, 2017) and as of the dates that were three months, six months, one year, two year and three years prior to August 28, 2017 (or, in the case of ABCO, the undisturbed date). The results of this analysis are summarized in the following table:

Average EV/One-Year Forward EBITDA
	Undisturbed Date	August 28, 2017	Three Months	Six Months	One Year	Two Year	Three Year
ABCO	9.8x	12.0x	9.5x	10.2x	9.9x	11.9x	13.6x
Selected Health Care Companies	n/a	10.3x	11.0x	10.8x	10.3x	10.3x	10.6x
Selected Education Companies	n/a	16.4x	17.3x	17.8x	17.4x	16.8x	17.2x

Illustrative Present Value of Future Share Price Analysis.    Goldman Sachs performed an illustrative analysis of the implied present value of the future value per share of ABCO common stock. This analysis is designed to provide an indication of the present value of a theoretical future value of ABCO’s equity as a function of its estimated one-year forward earnings before interest, taxes, depreciation and amortization, adjusted to add back stock-based compensation expense (which was not treated as a cash expense by ABCO) and other non-cash expenses, which is referred to as One-Year Forward Adjusted EBITDA, and EV to One-Year Forward Adjusted EBITDA multiple. For this analysis, Goldman Sachs used the forecasts for each of the fiscal years 2018 to 2021. Goldman Sachs first calculated the implied values per share of ABCO common stock as of June 30 for each of the fiscal years 2017 to 2020, by applying EV/One-Year Forward Adjusted EBITDA multiples of 9.5x to 12.0x to the One-Year Forward Adjusted EBITDA for each of the fiscal years 2017 to 2020, and then discounted their values back to June 30, 2017, using an illustrative discount rate of 8.6%, reflecting an estimate of ABCO’s cost of equity. This analysis resulted in a range of implied present values of $40.35 to $67.80 per share of ABCO common stock.

Illustrative Discounted Cash Flow Analysis.    Using the whole company forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on ABCO. Using discount rates ranging from 7.5% to 9.0%, reflecting estimates of ABCO’s weighted average cost of capital, Goldman Sachs discounted to present value as of June 30, 2017 (1) estimates of unlevered free cash flow for ABCO for the second half of 2017 through December 31, 2021 as reflected in the forecasts and (2) a range of illustrative terminal values for ABCO, which were calculated by applying perpetuity growth rates ranging from 3.0% to 4.0%, to a terminal year estimate of the free cash flow to be generated by ABCO, as reflected in the forecasts. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived ranges of illustrative enterprise values for ABCO by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for ABCO net debt as of June 30, 2017, as provided by ABCO management, to derive a range of illustrative equity values for ABCO. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of ABCO, as provided by ABCO management, to derive a range of illustrative present values per share ranging from $41.10 to $70.75.

Selected Transactions Analysis.    Goldman Sachs analyzed certain information relating to the following selected transactions involving target companies in the healthcare information technology and services, vertically focused software, and information services industries and in other industries.

Date Announced	Target	Acquiror	LTM EBITDA Multiple
July 2017	WebMD Health Corp.	Internet Brands, Inc.	12.3x
January 2017	CEB Inc.	Gartner, Inc.	13.4x
August 2016	Press Ganey Holdings, Inc.	EQT Partners Inc.	18.3x
June 2016	Cardon Outreach, LLC	MedData, Inc.	11.1x
April 2016	Verisk Analytics, Inc. (Healthcare Business)	Veritas Capital Fund Management, L.L.C.	11.0x
February 2016	Brightree LLC	ResMed Inc.	18.8x
February 2016	Truven Health Analytics Inc.	International Business Machines Corporation	17.3x
November 2015	MedAssets, Inc.	Pamplona Capital Management LLC	11.5x
August 2015	Merge Healthcare Inc.	International Business Machines Corporation	19.2x
July 2015	Altegra Health Inc.	Emdeon Inc.	15.4x
December 2014	Royall & Company, Inc.	The Advisory Board Company	18.6x
April 2014	iHealth Technologies, Inc.	Connolly, LLC	14.0x
July 2012	Sunquest Information Systems, Inc.	Roper Technologies, Inc.	12.6x
April 2012	Thomson Reuters Corporation (Healthcare Business)	Veritas Capital Fund Management, L.L.C.	9.6x
Aug 2011	Emdeon Inc.	Blackstone Group L.P, Hellman & Friedman LLC	10.9x

While none of the target companies that participated in the selected transactions are directly comparable to ABCO, the target companies that participated in the selected transactions are companies with operations that, for purposes of the analysis, may be considered similar to certain of ABCO’s results, market size and product profile.

For each of the selected transactions, Goldman Sachs calculated and compared the implied EV as a multiple of latest twelve months earnings before interest, taxes, depreciation and amortization, which is referred to as LTM EBITDA, based on publicly available information, which resulted in an illustrative range of EV/LTM EBITDA multiples of 9.6x to 19.2x. Goldman Sachs applied that range of illustrative multiples to ABCO’s LTM EBITDA, adjusted to add back stock-based compensation and other non-cash expenses, as of June 30, 2017, as provided by ABCO management, which resulted in a range of illustrative prices per share of common stock of ABCO of $35.65 to $75.10.

Premia Paid Analysis.    Using publicly available information, Goldman Sachs reviewed and analyzed the median premium for each calendar year, for publicly disclosed all-cash acquisition transactions from January 1, 2011 to August 28, 2017, that resulted in a sale of control of a U.S. target company and had a transaction value ranging from $1.0 billion to $4.0 billion. Goldman Sachs calculated for each full calendar year during this period and for the 2017 calendar year through August 28, 2017, the median premium represented by the prices per share paid in these transactions relative to the targets’ closing share prices one day prior to announcement. Using such data, Goldman Sachs calculated the ranges of median acquisition premia for each full calendar year (and for the 2017 calendar year through August 28, 2017) for these transactions as ranging from 20.4% to 46.9%.

Goldman Sachs then applied an illustrative range of acquisition premia of 20% to 50% to the undisturbed price of $36.15 to derive illustrative implied prices per share of ABCO common stock of $43.40 to $54.20.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to ABCO or the contemplated merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Board as to the fairness from a financial point of view, as of the date of the opinion, of the per-share merger consideration to be paid to the holders (other than Optum and its affiliates) of shares of ABCO common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of ABCO, Optum, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The per-share merger consideration was determined through arm’s-length negotiations between ABCO and Optum and was approved by the Board. Goldman Sachs provided advice to ABCO during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to ABCO or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described in “The Merger—Recommendation of Our Board of Directors and Reasons for the Merger—Reasons for the Merger,” Goldman Sachs’ opinion to the Board was one of many factors taken into consideration by the Board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of ABCO, Optum, Avatar Purchaser, any of their respective affiliates and third parties, including UnitedHealth Group Incorporated, the parent of Optum, and any of its affiliates and Vista Equity Partners Management, LLC, which is referred to as Vista Management, which is an affiliate of Education Buyer, and any of its affiliates or portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the merger agreement for the accounts of Goldman Sachs and its affiliates and employees and their customers. Goldman Sachs acted as financial advisor to ABCO in connection with, and participated in certain of the negotiations leading to, the merger. Goldman Sachs has provided certain financial advisory and/or underwriting services to ABCO and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation. During the two year period ended August 28, 2017, Goldman Sachs has received compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to ABCO and/or its affiliates of approximately $1 million. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Optum, UnitedHealth Group Incorporated and/or their respective affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as joint bookrunner with respect to a public offering of UnitedHealth Group Incorporated’s 3.100% Notes due March 2026 (aggregate principal amount $1,000,000,000), 1.700% Notes due March 2021 (aggregate principal amount $750,000,000) and 1.700% Notes due February 2019 (aggregate principal amount $750,000,000) in February 2016; as co-manager with respect to a public offering of UnitedHealth Group Incorporated’s 4.200% Notes due January 2047 (aggregate principal amount $750,000,000) and 3.450% Notes due January 2027 (aggregate principal amount $750,000,000) in December 2016; and as joint bookrunner with respect to a public offering of UnitedHealth Group Incorporated’s 4.250% Notes due April 2047 (aggregate principal amount $725,000,000) and 3.375% Notes due April 2027 (aggregate principal amount $625,000,000) in March 2017. During the two year period ended August 28, 2017, Goldman Sachs has received compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Optum and/or its affiliates (including UnitedHealth Group Incorporated) of approximately $3.1 million. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Vista Management and/or its affiliates and/or portfolio companies from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as joint bookrunner with respect to an offering of Solera Holdings’ 10.5% Senior Notes due 2024 (aggregate principal amount $1,700,000,000) in February 2016; as joint bookrunner with respect to a bank loan facility for Vista Management (aggregate principal amount $3,800,000,000) in February 2016; as financial advisor to TransFirst Holdings, a portfolio company of Vista Management, in connection with its sale of Total System Services in April 2016; as lead bookrunner with respect to a bank loan facility for Cvent Inc., which is referred to as Cvent, (aggregate principal amount $600,000,000) in June 2016; as joint bookrunner with respect to a bank loan facility for Misys PLC, a portfolio company of Vista Management, (aggregate principal amount $1,000,000,000) in November 2016; as Vista Management’s financial advisor in connection with its acquisition of Cvent in November 2016; and as joint bookrunner with respect to a bank loan for Cvent (aggregate principal amount of $420,000,000) in April 2017. During the two year period ended August 28, 2017, Goldman Sachs has received compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Vista Management and/or its affiliates and/or portfolio companies of approximately $65.5 million. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to ABCO, Optum, UnitedHealth Group Incorporated and their respective affiliates and Vista Management and its respective affiliates and portfolio companies for which the Investment Banking Division of Goldman Sachs may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Vista Management and its affiliates from time to time and may have invested in limited partnership units of affiliates of Vista Management from time to time and may do so in the future.

Goldman Sachs acted as a financial advisor to ABCO in connection with the merger and education transaction. The Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger and the education transaction. Pursuant to a letter agreement dated August 20, 2017, ABCO engaged Goldman Sachs to act as its financial advisor in connection with the merger and the education transaction. The engagement letter between ABCO and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of this proxy statement, at approximately $19.1 million, a portion of which is payable upon consummation of the education transaction and the remainder of which is payable upon consummation of the merger. In addition, ABCO has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of Allen & Company LLC

ABCO has engaged Allen & Company as a financial advisor in connection with the proposed merger and the education transaction. In connection with this engagement, ABCO requested that Allen & Company render an opinion to the Board as to the fairness, from a financial point of view, to the holders (other than Optum and its affiliates) of shares of ABCO common stock of the per-share merger consideration to be received by such holders pursuant to the merger agreement. On August 28, 2017, at a meeting of the Board held to evaluate the merger, Allen & Company rendered an oral opinion, which was confirmed by delivery of a written opinion dated August 28, 2017, to the Board to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken described in such opinion, the per-share merger consideration to be received by holders (other than Optum and its affiliates) of ABCO common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Allen & Company’s written opinion, dated August 28, 2017, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached as Annex D. The description of Allen & Company’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Allen & Company’s opinion. Allen & Company’s opinion was intended for the benefit and use of the Board (in its capacity as such) in connection with its evaluation of the per-share merger consideration from a financial point of view and did not address any other aspect of the merger. Allen & Company’s opinion did not constitute a recommendation as to the course of action that ABCO (or the Board) should pursue in connection with the merger or the education transaction or otherwise address the merits of the underlying decision by ABCO to engage in the merger or the education transaction, including in comparison to other strategies or transactions that might be available to ABCO or which ABCO might engage in or consider. Allen & Company’s opinion does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the merger or otherwise.

Allen & Company was not requested to, and did not, recommend the specific consideration payable in the merger or determine that any given consideration constituted the only appropriate consideration in the merger. The type and amount of consideration payable in the merger were determined through negotiations between ABCO and Optum, and the decision to enter into the merger agreement was solely that of the Board. Allen & Company’s opinion and financial analyses were only one of many factors considered by the Board in its evaluation of the merger and should not be viewed as determinative of the views of the Board or ABCO management with respect to the merger or the consideration payable in the merger. Allen & Company’s opinion reflected and gave effect to Allen & Company’s general familiarity with ABCO as well as information that Allen & Company received during the course of its assignment, including information provided by ABCO management in the course of discussions relating to the merger as more fully described below. In arriving at its opinion, Allen & Company neither conducted a physical inspection of the properties or facilities of ABCO or any other entity (including Evolent) nor made or obtained any evaluations or appraisals of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of ABCO or any other entity (including Evolent), or conducted any analysis concerning the solvency or fair value of ABCO or any other entity (including Evolent).

In arriving at its opinion, Allen & Company, among other things:

1)	reviewed the financial terms and conditions of the merger as reflected in the merger agreement;

2)	reviewed the financial terms and conditions of the education transaction as reflected in the education purchase agreement;

3)	reviewed certain publicly available historical business and financial information relating to ABCO, including public filings of ABCO, and historical market prices and trading volumes for ABCO common stock;

4)	reviewed certain financial information relating to ABCO provided to or discussed with us by ABCO management, including the forecasts;

5)	reviewed the Evolent information;

6)	held discussions with ABCO management relating to the past and current operations, financial condition and prospects of ABCO;

7)	reviewed and analyzed certain publicly available information, including certain stock market data and financial information, relating to selected companies with businesses that Allen & Company deemed generally relevant in evaluating ABCO;

8)	reviewed and analyzed certain publicly available financial information relating to selected transactions that Allen & Company deemed generally relevant in evaluating the merger; and

9)	conducted such other financial analyses and investigations as Allen & Company deemed necessary or appropriate for purposes of its opinion.

In rendering its opinion, Allen & Company relied upon and assumed, with ABCO’s consent and without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information available to Allen & Company from public sources, provided to or discussed with Allen & Company by ABCO management and/or other representatives of ABCO or otherwise reviewed by Allen & Company. With respect to the forecasts and the Evolent information that Allen & Company was directed to utilize for purposes of its analyses, Allen & Company was advised by ABCO management, and Allen & Company assumed, at the direction of ABCO, that such financial forecasts, estimates and other financial and operating data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of ABCO management as to, and were a reasonable basis upon which to evaluate, the future financial and operating performance of ABCO and the other matters covered thereby. Allen & Company also assumed, with the consent of ABCO, that the financial results, reflected in the financial forecasts, estimates and other financial and operating data utilized in its analyses would be realized in the amounts and at the times projected. Allen & Company expresses no opinion or view as to any financial forecasts, estimates or other financial or operating data or the assumptions on which they were based.

Further, Allen & Company’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Allen & Company as of, the date of its opinion. It should be understood that subsequent developments may affect the conclusion expressed in Allen & Company’s opinion and that Allen & Company assumed no responsibility for advising any person of any change in any matter affecting Allen & Company’s opinion or for updating or revising its opinion based on circumstances or events occurring after the date of its opinion.

Allen & Company did not express any opinion as to the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation or other consideration payable to any officers, directors or employees of any party to the merger or any related entities, or any class of such persons or any other party, relative to the per-share merger consideration or otherwise. Allen & Company expressed no opinion as to the prices at which shares of Evolent’s Class A common stock and Class B common stock will trade at any time or the value thereof.

In addition, Allen & Company did not express any opinion or view as to any tax or other consequences that might result from the merger or the education transaction, nor did it express any opinion or view as to, and Allen & Company relied, at the direction of ABCO, upon the assessments of representatives of ABCO regarding, legal, regulatory, accounting, tax and similar matters relating to ABCO, the merger and the education transaction, as to which Allen & Company understood ABCO obtained such advice as it deemed necessary from qualified professionals. Allen & Company assumed, with the consent of ABCO, that the merger would be consummated in accordance with its terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that all governmental, regulatory or other consents, approvals, releases and waivers necessary for consummation of the merger would be obtained without delay, limitation, restriction or condition, including any divestiture or other requirements that would be meaningful in any respect to its analyses or opinion.

Allen & Company’s opinion was limited to the fairness, from a financial point of view and as of the date of its opinion, to holders (other than Optum and its affiliates) of shares of ABCO common stock of the per-share merger consideration to be received by such holders pursuant to the merger agreement (to the extent expressly specified therein). Allen & Company’s opinion did not address any other term, aspect or implication of the merger, including the form or structure of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise, including the education purchase agreement and the impact of the education transaction on ABCO. The issuance of Allen & Company’s opinion was approved by Allen & Company’s fairness opinion committee. Except as otherwise described in this summary, ABCO did not impose any limitations on Allen & Company with respect to the investigations made or procedures followed in rendering its opinion.

This summary is not a complete description of Allen & Company’s opinion or the financial analyses performed and factors considered by Allen & Company in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Allen & Company arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Allen & Company believes that its financial analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of such analyses or factors, could create a misleading or incomplete view of the processes underlying Allen & Company’s analyses and opinion.

In performing its financial analyses, Allen & Company considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond ABCO’s control. No company, business or transaction used in the financial analyses is identical to ABCO, its business or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, Allen & Company’s financial analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies or businesses analyzed.

The assumptions and estimates contained in Allen & Company’s financial analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, financial analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the assumptions and estimates used in, and the results derived from, Allen & Company’s financial analyses are inherently subject to substantial uncertainty.

The following is a summary of the material financial analyses reviewed with the Board in connection with Allen & Company’s opinion dated August 28, 2017. The financial analyses summarized below include information presented in tabular format. In order to fully understand Allen & Company’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Allen & Company’s analyses. For purposes of the financial analyses described below, references to adjusted earnings before interest, taxes, depreciation and amortization, or Adjusted EBITDA, means EBITDA, as adjusted to add back stock-based compensation expense and certain non-recurring expenses.

Financial Analyses

Selected Public Companies Analysis.    In performing a selected public companies analysis of ABCO, Allen & Company reviewed publicly available financial and stock market information of the following eighteen selected companies that Allen & Company considered generally relevant as publicly traded companies with operations in the healthcare information technology and services, vertically focused software, and information services industries and in other industries, collectively referred to as the selected companies:

•	Health Care

•	Quintiles IMS Holdings, Inc.

•	Cerner Corp.

•	Premier, Inc.

•	Allscripts Healthcare Solutions, Inc.

•	Inovalon Holdings, Inc.

•	Quality Systems, Inc.

•	Huron Consulting Group Inc.

•	Navigant Consulting Inc.

•	Computer Programs & Systems Inc.

•	Education

•	IHS Markit Ltd.

•	Verisk Analytics

•	Gartner Inc.

•	CoStar Group Inc.

•	Tyler Technologies Inc.

•	Guidewire Software Inc.

•	Blackbaud Inc.

•	RealPage Inc.

•	Ebix Inc.

•	Inovalon Holdings, Inc.

Allen & Company reviewed, among other information, firm values, calculated as fully diluted equity values based on closing stock prices on August 28, 2017 plus total debt and minority interests (as applicable) less cash and cash equivalents less unconsolidated assets (as applicable), as a multiple of calendar year 2017 and calendar year 2018 estimated Adjusted EBITDA. Estimated financial data of the selected companies were based on public filings, publicly available research analysts’ estimates and other publicly available information. Estimated financial data of ABCO was based on the forecasts. The overall low to high calendar year 2017 and calendar year 2018 estimated Adjusted EBITDA multiples observed for the selected companies were 6.6x to 44.1x (with a mean of 18.1x and a median of 15.3x) and 6.2x to 34.9x (with a mean of 15.6x and a median of 13.9x), respectively. Allen & Company then applied a selected range of calendar year 2017 and calendar year 2018 estimated Adjusted EBITDA multiples derived from the selected companies of 9.5x to 12.5x and 9.0x to 12.0x, respectively, to corresponding data of ABCO. This analysis indicated the following approximate implied equity value per share reference ranges for ABCO, as compared to an estimated per-share merger consideration of $54.29 in cash (calculated by adding the cash consideration of $52.65 per share of ABCO common stock and $1.64, which is the estimate provided by ABCO management of the per-share Evolent Amount) to be paid for each share of ABCO common stock pursuant to the merger agreement, which is referred to as the implied per-share merger consideration:

Implied Equity Value Per Share Reference Ranges Based on:		Implied Per-Share Merger Consideration
CY 2017E Adjusted EBITDA	CY2018E Adjusted EBITDA
$39.66 - $53.66	$41.07 - $56.19	$54.29

Selected Precedent Transactions Analysis.    In performing a selected precedent transactions analysis of ABCO, Allen & Company reviewed, to the extent publicly available, financial information relating to fifteen selected transactions that Allen & Company considered generally relevant as transactions involving target companies with operations in the healthcare information technology and services, vertically focused software, and information services industries and in other industries, collectively referred to as the selected transactions:

Date Announced	Target	Acquiror
July 2017	WebMD Health Corp.	Internet Brands, Inc.
January 2017	CEB Inc.	Gartner, Inc.
August 2016	Press Ganey Holdings, Inc.	EQT Partners Inc.
June 2016	Cardon Outreach, LLC	MedData, Inc.
April 2016	Verisk Analytics, Inc. (Healthcare Business)	Veritas Capital Fund Management, L.L.C.
February 2016	Brightree LLC	ResMed Inc.
February 2016	Truven Health Analytics Inc.	International Business Machines Corporation
November 2015	MedAssets, Inc.	Pamplona Capital Management LLC
August 2015	Merge Healthcare Inc.	International Business Machines Corporation
July 2015	Altegra Health Inc.	Emdeon Inc.
December 2014	Royall & Company, Inc.	The Advisory Board Company
April 2014	iHealth Technologies, Inc.	Connolly, LLC
July 2012	Sunquest Information Systems, Inc.	Roper Technologies, Inc.
April 2012	Thomson Reuters Corporation (Healthcare Business)	Veritas Capital Fund Management, L.L.C.
August 2011	Emdeon Inc.	Blackstone Group L.P, Hellman & Friedman LLC

Allen & Company reviewed, among other information, firm value, calculated as the purchase prices paid for the target companies in the selected transactions plus total debt and minority interests (as applicable) less cash and cash equivalents less unconsolidated assets (as applicable), as a multiple of such target companies’ latest twelve months Adjusted EBITDA, which is referred to as LTM Adjusted EBITDA) and next twelve months Adjusted EBITDA, which is referred to as NTM Adjusted EBITDA. Financial data of the selected transactions were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of ABCO was based on ABCO’s public filings and the forecasts. The overall low to high LTM Adjusted EBITDA and NTM Adjusted EBITDA multiples observed for the selected transactions were 9.6 to 19.2x (with a mean of 14.3x and a median of 13.4x) and 8.9x to 18.2x (with a mean of 12.5x and a median of 11.3x), respectively. Allen & Company then applied a selected range of LTM Adjusted EBITDA and NTM Adjusted EBITDA multiples derived from the selected transactions of 12.0x to 15.0x and 11.0x to 14.0x, respectively, to ABCO’s LTM Adjusted EBITDA (as of June 30, 2017) and NTM Adjusted EBITDA, respectively. This analysis indicated the following approximate implied equity value per share reference ranges for ABCO, as compared to the implied per-share merger consideration of $54.29:

Implied Equity Value Per Share Reference Ranges Based on:		Implied Per-Share Merger Consideration
LTM Adjusted EBITDA	NTM Adjusted EBITDA
$44.97 - 57.15	$52.26 - $67.13	$54.29

Discounted Cash Flow Analysis.    Allen & Company performed a discounted cash flow analysis of ABCO to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that ABCO was forecasted to generate during the second half of the fiscal year ending December 31, 2017 through the full fiscal year ending December 31, 2021 based on the whole company forecasts. Terminal values for ABCO were calculated by applying to ABCO’s estimated Adjusted EBITDA for the fiscal year ending December 31, 2021, a selected range of terminal value Adjusted EBITDA multiples of 8.0x to 11.0x. The cash flows and terminal values were then discounted to present value (as of June 30, 2017) using discount rates ranging from 7.5% to 8.8%, reflecting estimates of ABCO’s weighted average cost of capital. For purposes of this analysis, stock-based compensation was treated as a cash expense. This analysis indicated the following approximate implied equity value per share reference range for ABCO, as compared to the implied per-share merger consideration of $54.29:

Implied Equity Value Per Share Reference Range	Implied Per-Share Merger Consideration
$45.30 - $63.39	$54.29

General

Additional Information.    Allen & Company observed certain additional information that was not considered part of Allen & Company’s financial analyses with respect to its opinion but was referenced for informational purposes, including, among other things, the following:

•

publicly available one-year forward research analysts’ stock price targets for ABCO common stock as of January 11, 2017 (the last trading day before Elliott Associates, L.P. disclosed on Schedule 13D an 8.3% stake in ABCO), which reflected low to high stock price targets for ABCO of $31.00 to $45.00 per share (with a median of $38.00 per share); and

•

the historical trading performance of ABCO common stock during the three-month and 12-month periods ended January 11, 2017, which reflected low to high closing prices for ABCO common stock during such periods of approximately $31.95 to $43.76 per share and $26.50 to $46.55 per share, respectively.

Miscellaneous.    ABCO selected Allen & Company as a financial advisor in connection with the merger and education sale based on, among other things, Allen & Company’s reputation, experience and familiarity with the industries in which ABCO operates. Allen & Company, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, bankruptcy reorganizations and similar recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. In the ordinary course, Allen & Company as a broker-dealer and market maker and certain of Allen & Company’s affiliates and/or related entities have invested or may invest, hold long or short positions and may trade, either on a discretionary or non-discretionary basis, for their own account or for those of Allen & Company’s clients, in the debt and equity securities (or related derivative securities) of ABCO, Optum, UnitedHealth Group Incorporated, Vista Management and/or their respective affiliates and/or, in the case of Vista Management, its portfolio companies.

For Allen & Company’s financial advisory services, ABCO has agreed to pay Allen & Company a transaction fee that is estimated, based on information available as of the date of this proxy statement, at approximately $12.7 million, a portion of which is payable upon consummation of the education transaction and the remainder of which is payable upon consummation of the merger. ABCO also agreed to reimburse Allen & Company’s reasonable expenses and to indemnify Allen & Company and related parties against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

As the Board was aware, Allen & Company in the past has provided, currently is providing and in the future may provide, investment banking services to ABCO and/or its affiliates unrelated to the merger, for which services Allen & Company has received and/or may receive compensation. During the two-year period prior to the date of its opinion, Allen & Company did not receive compensation for providing investment banking services to ABCO. Although Allen & Company did not during the two-year period prior to the date of its opinion provide investment banking services to Optum or UnitedHealth Group Incorporated for which Allen & Company received compensation, Allen & Company may in the future provide such services to Optum, UnitedHealth Group Incorporated and/or their respective affiliates, for which services Allen & Company would expect to receive compensation. Although Allen & Company did not during the two-year period prior to the date of its opinion provide investment banking services to Vista Management or its affiliates for which Allen & Company received compensation, Allen & Company may in the future provide such services to Vista Management and/or its affiliates, for which services Allen & Company would expect to receive compensation.

Interests of ABCO Directors and Executive Officers in the Merger

In considering the recommendation of the Board that you vote “FOR” the merger proposal and the merger agreement, you should be aware that ABCO’s non-employee directors and executive officers have economic interests in the merger that are different from, or in addition to, those of ABCO’s stockholders generally. The Board was aware of and considered those interests, among other matters, in (1) determining that it was in the best interests of ABCO and its stockholders for ABCO to enter into the merger agreement, (2) approving and declaring advisable the merger agreement, the execution, delivery and performance by ABCO of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement, (3) directing that the merger agreement be submitted to ABCO stockholders for adoption and (4) recommending that ABCO stockholders adopt the merger agreement at the special meeting or, in the case of insufficient votes to approve the merger proposal, any adjournment or postponement thereof. The transactions contemplated by the merger agreement will be a “change of control” for purposes of the ABCO executive compensation and benefit plans described below.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

•

a per-share merger consideration equal to $54.35, which is the illustrative per-share merger consideration based on the volume weighted average of the closing sale prices per share of Evolent’s Class A common stock for the ten full consecutive trading days ending on and including October 5, 2017;

•	the effective time of the merger is October 11, 2017, which is the assumed date of the closing of the merger solely for purposes of the disclosure in this section;

•

each executive officer of ABCO other than Messrs. Felsenthal and Kirshbaum will become a health care employee at the effective time of the merger, and Messrs. Felsenthal and Kirshbaum will become education employees at the effective time of the education transaction;

•

any performance conditions applicable to ABCO equity awards that are converted into performance-vested equity awards of UnitedHealth Group Incorporated are deemed to be achieved as to the total number of shares underlying such awards; and

•

the employment of each executive officer of ABCO was terminated by UnitedHealth Group Incorporated (or an affiliate thereof) or Education Buyer, as applicable, without “cause” or due to the executive officer’s resignation for “good reason” (as such terms are defined in the relevant plans and agreements), in either case immediately following the assumed effective time of the merger of October 11, 2017.

As the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate as of the date referenced, the actual amounts, if any, that may be paid or become payable may materially differ from the amounts set forth below.

Treatment of Outstanding Equity Awards Held By Health Care Employees in the Merger

Treatment of Non-LTIP Options

Each Non-LTIP Option will be assumed and converted into an option to purchase a number of shares of UnitedHealth Group Incorporated common stock, on the same terms and conditions as were applicable immediately prior to the effective time (except that any performance-based vesting conditions applicable to such option will not apply from and after the effective time), equal to the product of (1) the total number of shares of ABCO common stock subject to such option, multiplied by (2) the Equity Award Conversion Ratio, with any fractional shares rounded down to the next lower whole number of shares. The exercise price of such UnitedHealth Group Incorporated options will be equal to the quotient obtained by dividing the (1) exercise price per share applicable to the Non-LTIP Option by (2) the Equity Award Conversion Ratio, with any fractional cents rounded up to the next higher number of whole cents.

Treatment of LTIP Options

Each LTIP Option will be assumed and converted into an option to purchase a number of shares of UnitedHealth Group Incorporated common stock, on the same terms and conditions as were applicable immediately prior to the effective time, equal to the product of (1) the total number of shares of ABCO common stock subject to such option, multiplied by (2) the Equity Award Conversion Ratio, with any fractional shares rounded down to the next lower whole number of shares, and with performance-vesting conditions equitably adjusted pursuant to the merger agreement to reflect the merger. The exercise price of such UnitedHealth Group Incorporated options will be equal to the quotient obtained by dividing the (1) exercise price per share applicable to the LTIP Option by (2) the Equity Award Conversion Ratio, with any fractional cents rounded up to the next higher number of whole cents.

Treatment of Non-Employee Options

Each Non-Employee Option will be cancelled and converted into the right to receive an amount in cash equal to the excess, if any, of the per-share merger consideration over the per-share exercise price for such option multiplied by the total number of shares of ABCO common stock underlying such option, payable within two business days following the effective time.

Treatment of Non-LTIP RSUs

Each Non-LTIP RSU will be assumed and converted into an equivalent UnitedHealth Group Incorporated award denominated in shares of UnitedHealth Group Incorporated common stock, on the same terms and conditions as were applicable immediately prior to the effective time of the merger (except that any performance-based vesting conditions applicable to such awards will not apply from and after the effective time), equal to the product of (1) the total number of shares of ABCO common stock subject to such awards, multiplied by (2) the Equity Award Conversion Ratio, with any fractional shares rounded down to the next lower whole number of shares.

Treatment of LTIP PSUs

Each LTIP PSU will be assumed and converted into an equivalent UnitedHealth Group Incorporated award denominated in shares of UnitedHealth Group Incorporated common stock, on the same terms and conditions as were applicable immediately prior to the effective time of the merger, equal to the product of (1) the total number of shares of ABCO common stock subject to such awards, multiplied by (2) the Equity Award Conversion Ratio, with any fractional shares rounded down to the next lower whole number of shares, and with performance-vesting conditions equitably adjusted to reflect the merger.

Treatment of Non-Employee RSUs

Each Non-Employee RSU will be cancelled and converted into the right to receive an amount in cash equal to the per-share merger consideration multiplied by the total number of shares of ABCO common stock underlying such restricted stock unit, payable within two business days following the effective time, provided that to the extent payment within such time or on such date would trigger a tax or penalty under Section 409A of the Code, such payments shall be made on the earliest date that payment would not trigger such tax or penalty.

Accelerated Vesting of Equity Awards Held By Health Care Employees and Directors Upon Certain Terminations of Employment

At the effective time, each outstanding Non-LTIP Option, LTIP Option, Non-LTIP RSU, and LTIP PSU held by Messrs. Musslewhite, Miller and Schwartz as well as two executive officers who are not named executive officers will convert into equity awards with respect to UnitedHealth Group Incorporated common stock in the manner described above.

Pursuant to the terms that will be applicable to Mr. Musslewhite’s awards effective as of the closing of the merger, if his employment is terminated by ABCO without “cause” or by Mr. Musslewhite under circumstances which would constitute “good reason,” in each case within twenty-four months following the effective time (an Acceleration Event), Mr. Musslewhite’s then outstanding converted Non-LTIP Option, LTIP Option, Non-LTIP RSU and LTIP PSU would fully vest and become exercisable, as applicable, as of the day immediately preceding his termination of employment. In the event that Mr. Musslewhite’s employment terminates for any reason other than a termination of employment for “cause” on or after a date that is 18 months following the effective time of the merger, and such termination of employment does not constitute an Acceleration Event, then each of his outstanding converted Non-LTIP Options and Non-LTIP RSUs would continue to vest in accordance with their vesting schedule except that any performance vesting criteria shall be deemed achieved and become exercisable and each LTIP Option and LTIP PSU would remain outstanding and, in the case of LTIP PSUs, vest at the actual level of performance, and, in the case of LTIP Options, any performance vesting criteria shall be deemed achieved.

Pursuant to the terms applicable to each other executive officer’s awards, if the executive officer’s employment is terminated by ABCO without “cause” or by the executive officer under circumstances which would constitute “good reason,” in each case, six months prior to, or within twelve months following, a change of control, or upon a termination of employment without “cause” between twelve and twenty-four months following a change of control, each outstanding converted Non-LTIP Option and Non-LTIP RSU held by such executive officer would fully vest upon such termination of employment and each outstanding converted LTIP Option and LTIP PSU would remain outstanding and vest at the actual level of performance.

Based on the assumptions described above under “Interests of ABCO Directors and Executive Officers in the Merger—Certain Assumptions,” the following table summarizes the outstanding unvested Non-LTIP Options, LTIP Options, Non-Employee Options, Non-LTIP RSUs, LTIP PSUs, and Non-Employee RSUs held by each non-employee member of the Board and those ABCO executive officers who will become health care employees at the effective time of the merger. Depending on when the merger is completed, certain outstanding equity shown in the table below may become vested in accordance with their terms without regard to the merger and, in the case of Non-LTIP Options, LTIP Options and Non-Employee Options, may be exercised by the director or executive officer.

	Non-LTIP Options		LTIP Options		Non-Employee Options		Non-LTIP RSUs		LTIP RSUs		Non-Employee RSUs
	Shares (#)	Value ($)	Shares (#)	Value ($)	Shares (#)	Value ($)	Units (#)	Value ($)	Units (#)	Value ($)	Units (#)	Value ($)	Total Value ($)
Directors
Mr. Bansal.	—	—	—	—	—	—	—	—	—	—	2,915	158,430	158,430
Mr. Grua	—	—	—	—	—	—	—	—	—	—	2,915	158,430	158,430
Ms. Killefer	—	—	—	—	—	—	—	—	—	—	2,915	158,430	158,430
Mr. Kindick	—	—	—	—	—	—	—	—	—	—	3,693	200,715	200,715
Mr. Neaman	—	—	—	—	—	—	—	—	—	—	2,915	158,430	158,430
Mr. Shapiro	—	—	—	—	—	—	—	—	—	—	2,915	158,430	158,430
Ms. Zumwalt	—	—	—	—	—	—	—	—	—	—	2,915	158,430	158,430
Named Executive Officers
Mr. Musslewhite	214,778	3,458,920	353,892	1,033,365	—	—	69,772	3,792,108	37,916	2,060,735	—	—	10,345,128
Mr. Miller	62,292	1,274,214	47,639	139,106	—	—	12,111	658,233	5,104	277,402	—	—	2,348,955
Mr. Schwartz	69,260	1,386,941	49,908	145,731	—	—	13,350	725,573	5,347	290,609	—	—	2,548,854
Other Executive Officers
Mr. Farber	46,730	915,318	23,820	69,554	—	—	9,729	528,771	2,552	138,701	—	—	1,652,344
Ms. Van Hoose	55,841	1,116,204	43,102	125,858	—	—	10,713	582,252	4,618	250,988	—	—	2,075,302

Treatment of Outstanding Equity Awards Held by Education Employees in the Merger

At the closing of the education transaction, each ABCO stock option and time- and performance-vested restricted stock unit held by an ABCO executive officer who is an education employee will remain outstanding and, at the effective time of the merger, will either be converted into a time-vested restricted cash award or will be converted into the right to receive a cash payment shortly following such time, each as described below.

Treatment of Cashout Education Options

Each ABCO stock option that is vested in accordance with its terms prior to the merger and each stock option granted under ABCO’s 2014 supplemental long term incentive program (an Education LTIP Option), in each case held by an education employee and that is outstanding immediately prior to the effective time of the merger (each such option, a Cashout Education Option), will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (1) the excess, if any, of (A) the per-share merger consideration over (B) the per-share exercise price for such option, multiplied by (2) the total number of shares of ABCO common stock underlying each such option, with payment of the resulting amount to be made, less applicable withholding taxes, within two business days following the effective time of the merger.

Treatment of Education Non-LTIP Options

Each ABCO stock option other than a Cashout Education Option or a stock option granted under the ABCO Inducement Plan for Royall Employees that is held by an education employee and that is outstanding immediately prior to the effective time of the merger (each, an Education Non-LTIP Option) will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (1) the excess, if any, of (A) the per-share merger consideration over (B) the per-share exercise price for such option, multiplied by (2) the total number of shares of ABCO common stock underlying each such option, which resulting amount will vest and become payable in accordance with the vesting schedule, terms and conditions applicable to such awards prior to the effective time of the merger.

Treatment of Education RSUs

Each ABCO time-vested restricted stock unit and performance-vested restricted stock unit other than an Education LTIP PSU (as defined below) or a performance-vested restricted stock unit granted under the ABCO Inducement Plan for Royall Employees that is not vested in accordance with its terms at the effective time that is held by an education employee and that is outstanding immediately prior to the effective time of the merger (each, an Education RSU) will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (1) the per-share merger consideration, multiplied by (2) the total number of shares of ABCO common stock subject to such award, which resulting amount will vest and become payable in accordance with the vesting schedule, deferral election (if any), terms and conditions applicable to such awards prior to the effective time of the merger, provided that any performance metrics applicable to such awards will no longer apply and the awards will be subject to service-based vesting only.

Treatment of Education LTIP PSUs

Each ABCO performance-vested restricted stock unit granted under ABCO’s 2014 supplemental long-term incentive plan that is not vested in accordance with its terms at the effective time that is held by an education employee and that is outstanding immediately prior to the effective time of the merger (each, an Education LTIP PSU) will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (1) the per-share merger consideration, multiplied by (2) the total number of shares of ABCO common stock subject to such award, which resulting amount will vest and become payable on the first anniversary of the effective time of the merger or earlier in the event of a qualifying termination of employment.

Accelerated Vesting of Equity Awards Held By Education Employees Upon Certain Terminations of Employment

At the effective time of the merger, each outstanding Education LTIP Option, Education Non-LTIP Option, Education RSU and Education LTIP PSU held by Messrs. Felsenthal and Kirshbaum will either be converted into a time-vested restricted cash award or will be converted into the right to receive a cash payment shortly following such time in the manner described above.

Pursuant to the terms applicable to Mr. Felsenthal’s awards following the effective time of the merger, if his employment is terminated by Education Buyer without “cause” or by Mr. Felsenthal under circumstances which would constitute “good reason,” each outstanding converted Education Non-LTIP Option, Education RSU and

Education LTIP PSU would vest and become payable upon such termination of employment. Pursuant to the terms applicable to Mr. Kirshbaum’s awards following the effective time of the merger, if his employment is terminated by Education Buyer without “cause” or by Mr. Kirshbaum under circumstances which would constitute “good reason,” in each case, six months prior to, or within twelve months following, a change of control, or upon a termination of employment without “cause” between twelve and twenty-four months following a change of control, each outstanding converted Education Non-LTIP Option, Education RSU and Education LTIP PSU would vest and become payable.

Based on the assumptions described above under “—Interests of ABCO Directors and Executive Officers in the Merger—Certain Assumptions,” the following table summarizes the outstanding unvested Education LTIP Options, Education Non-LTIP Options, Education RSUs and Education LTIP PSUs held by Messrs. Felsenthal and Kirshbaum. Depending on when the merger is completed, certain outstanding equity shown in the table below may become vested in accordance with their terms without regard to the merger or, in the case of Education LTIP Options, may be exercised by the executive officer.

	Education LTIP Options		Education Non-LTIP Options		Education RSUs		Education LTIP PSUs
	Shares (#)	Value ($)	Shares (#)	Value ($)	Units (#)	Value ($)	Units (#)	Value ($)	Total Value ($)
Named Executive Officers
Mr. Kirshbaum	54,445	158,979	65,458	1,335,134	13,805	750,302	5,833	317,024	2,561,438
Mr. Felsenthal	200,766	586,237	170,622	3,402,097	32,735	1,779,147	21,510	1,169,069	6,936,550

Executive Employment Agreements

Previously, ABCO entered into employment agreements with each of Messrs. Musslewhite and Felsenthal (the Executive Employment Agreements), which provide for the following payments and benefits where the executive’s employment is terminated by ABCO without “cause” or by the executive for “good reason”:

•

A lump sum cash payment equal to two times the sum of the executive’s current base salary plus the greater of the annual bonus earned by the executive in the fiscal year preceding the year of termination (the Prior Fiscal Year) and the annual bonus earned by the executive in the fiscal year preceding the Prior Fiscal Year;

•	Accelerated vesting of time-based equity awards and all options, and continued vesting of performance-based equity awards that are not options based on the actual level of performance; and

•	Continued medical, dental and vision benefits for twenty-four months.

The Executive Employment Agreement with Mr. Musslewhite further provides that if his employment is terminated by ABCO without “cause” or by him for “good reason” within one year following a change of control, each then-outstanding equity award will vest and become exercisable, as applicable, on the date of such termination of employment.

The provision of payments and benefits described above is conditioned on the executive’s execution of a release of claims. The Executive Employment Agreements each provide that if an executive receives any amount, whether under the agreement or otherwise, that is subject to the excise tax imposed pursuant to Section 4999 of the Code, the amount of the payments to be made to the executive will be reduced to the extent necessary to avoid imposition of the excise tax, but only if the net amount of the reduced payments exceeds the net amount that the executive would receive following imposition of the excise tax and all income and related taxes.

The Executive Employment Agreement with Mr. Felsenthal will be assigned to, and assumed by, Royall & Company, which we refer to as Royall, prior to the effective time of the education transaction. The Executive Employment Agreement with Mr. Musslewhite will be superseded by a new agreement with UnitedHealth Group Incorporated as of the effective time of the merger. See “Interests of ABCO Directors and Executive Officers in the Merger—Agreements with UnitedHealth Group” for a description of the severance benefits that Mr. Musslewhite would be eligible to receive upon a qualifying termination of employment on or following the effective time of the merger. See “Interests of ABCO Directors and Executive Officers in the Merger—

Treatment of Outstanding Equity Awards Held by Health Care Employees in the Merger” for a description of the treatment of Mr. Musslewhite’s equity awards upon a qualifying termination of employment on or following the effective time of the merger. Based on the assumptions described above under “Interests of ABCO Directors and Executive Officers in the Merger—Certain Assumptions,” upon a qualifying termination of employment under his Executive Employment Agreement, Mr. Felsenthal would be eligible to receive a lump sum cash payment equal to $43,078.80 in respect of the estimated value of continued coverage under ABCO’s health and medical plans for twenty-four months.

Senior Management Severance Plan

ABCO sponsors the Senior Management Severance and Change of Control Plan (the Management Severance Plan), which provides the following payments and benefits to each executive officer other than Messrs. Musslewhite and Felsenthal where such executive officer’s employment is terminated within six months prior to, or within twelve months following, a change of control, either by ABCO without “cause” or by the executive officer for “good reason”:

•

A lump sum cash payment equal to one and a half times the sum of the executive officer’s base salary plus the greater of the participant’s annual bonuses earned in each of the two years prior to termination;

•

Accelerated vesting of time-based equity awards granted by ABCO, and continued vesting of performance-based equity awards granted by ABCO based on the actual level of performance (or, in each case, equity awards that are converted into restricted cash awards); and

•	Continued health and medical coverage for up to one year.

The provision of payments and benefits described above is conditioned on the executive’s execution of a release of claims. The Management Severance Plan provides that if an executive receives any amount, whether under the plan or otherwise, that is subject to the excise tax imposed pursuant to Section 4999 of the Code, the amount of the payments to be made to the executive will be reduced to the extent necessary to avoid imposition of the excise tax, but only if the net amount of the reduced payments exceeds the net amount that the executive would receive following imposition of the excise tax and all income and related taxes.

The Management Severance Plan in respect of Mr. Kirshbaum will be assigned to, and assumed by, Royall prior to the effective time of the education transaction.

Based on the assumptions described above under “Interests of ABCO Directors and Executive Officers in the Merger—Certain Assumptions,” the following table shows the estimated amounts that each executive officer would receive under the Management Severance Plan. See the section below entitled “Interests of ABCO Directors and Executive Officers in the Merger—Agreements with UnitedHealth Group” for a description of the severance benefits that Mr. Miller would be eligible to receive upon a qualifying termination of employment on or following the effective time of the merger.

	Cash Severance ($)	Continued Health Coverage ($)	Total ($)
Named Executive Officers
Mr. Kirshbaum	938,790	21,755	960,545
Mr. Schwartz	938,625	21,755	960,380
Other Executive Officers
Mr. Farber	796,500	21,755	818,255
Ms. Van Hoose	691,125	21,755	712,880

Transaction Bonuses

In recognition of contributions in connection with ABCO’s review of strategic alternatives, the education transaction and the merger, and to enhance corporate performance through the closing of the merger, ABCO granted a cash lump-sum transaction bonus to each of Messrs. Musslewhite, Felsenthal, Kirshbaum and Farber

(the Transaction Bonuses). The Transaction Bonuses will become payable on the closing date of the merger, subject to continued employment with ABCO or Education Buyer, as applicable.

See “Golden Parachute Compensation” for the amount that each of ABCO’s named executive officers would receive in respect of the Transaction Bonuses. Based on the assumptions described above under “Interests of ABCO Directors and Executive Officers in the Merger—Certain Assumptions,” a Transaction Bonus in the amount of $1,000,000 will become payable to Mr. Farber.

Agreements with UnitedHealth Group Incorporated

As of the date of this proxy statement, two of ABCO’s named executive officers, Robert Musslewhite and Cormac Miller, have entered into agreements with UnitedHealth Group Incorporated regarding the terms of their employment following the closing. In addition, prior to or following the closing, additional executive officers of ABCO may discuss or enter into agreements with UnitedHealth Group Incorporated or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, UnitedHealth Group Incorporated or one or more of its affiliates.

The agreements with Messrs. Musslewhite and Miller will become effective on, and subject to the occurrence of, the closing, and each provides for an at will employment relationship. Under the terms of their agreements, Mr. Musslewhite and Mr. Miller will receive an annual base salary of $700,000 and $360,000, respectively, an annual short-term incentive target opportunity equal to 100% and 50% of base salary, respectively, and an annual long-term incentive opportunity equal to $3,850,000 and $785,000, respectively. The agreement with Mr. Miller provides for a sign-on equity grant with a grant date value equal to $400,000, which will vest ratably on each of the first four anniversaries of the date of grant.

The agreement with Mr. Musslewhite provides that if his employment is terminated without “cause” or he resigns for “good reason,” in either case within one year following the closing, he would be entitled to receive an amount equal to two times the sum of his base salary plus the greater of his previous two annual bonuses, and continued participation in health benefits for twenty-four months at UnitedHealth Group Incorporated’s expense (not to exceed $40,000 in any calendar year). The agreement with Mr. Miller provides that if his employment is terminated without “cause” within one year following the closing, he would be entitled to receive an amount equal to one and a half times the sum of his base salary plus the greater of his previous two annual bonuses and continued participation in health benefits for twelve months at UnitedHealth Group Incorporated’s expense (not to exceed $40,000 in any calendar year).

Agreements with Education Buyer

As of the date of this proxy statement, none of Mr. Felsenthal, Mr. Kirshbaum or any other ABCO executive that is an education employee has entered into any agreement with Education Buyer or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, Education Buyer or one or more of its affiliates. However, prior to or following the closing of the education transaction, Messrs. Felsenthal and Kirshbaum and other ABCO executives that are education employees may discuss or enter into agreements with Education Buyer or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, Education Buyer or one or more of its affiliates.

Indemnification and Insurance

Pursuant to the merger agreement, from and after the effective time of the merger, the surviving corporation will indemnify and hold harmless each current and former director, officer or employee of ABCO and its subsidiaries for liabilities for acts or omissions occurring at or prior to the effective time of the merger. In addition, the surviving corporation will also maintain directors’ and officers’ and fiduciary liability insurance policies for six years following the effective time of the merger, subject to certain limitations on the amount of premiums payable under such policies. See “Proposal 1: Adoption of the Merger Agreement—Indemnification and Insurance.”

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K of the Securities Act, the table below sets forth the compensation that is based on, or otherwise relates to, the merger that will or may become payable to each named executive officer of ABCO in connection with the merger. For additional details regarding the terms of the payments and benefits described below, see “The Merger—Interests of ABCO Directors and Executive Officers in the Merger.”

The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur prior to completion of the merger. For purposes of calculating such amounts, the following assumptions were used:

•

a per-share merger consideration equal to $54.35, which is the illustrative per-share merger consideration based on the volume weighted average of the closing sale prices per share of Evolent’s Class A common stock for the ten full consecutive trading days ending on and including October 5, 2017;

•	the effective time is October 11, 2017, which is the assumed date of the closing of the merger solely for purposes of the disclosure in this section;

•

each named executive officer of ABCO other than Messrs. Felsenthal and Kirshbaum will become a health care employee at the effective time of the merger, and Messrs. Felsenthal and Kirshbaum will become education employees at the effective time of the education transaction;

•

any performance conditions applicable to ABCO equity awards that are converted into performance-vested equity awards of UnitedHealth Group Incorporated are deemed to be achieved as to the total number of shares underlying such awards; and

•

the employment of each named executive officer of ABCO was terminated by UnitedHealth Group Incorporated (or an affiliate thereof) or Education Buyer, as applicable, without “cause” or due to the named executive officer’s resignation for “good reason” (as such terms are defined in the relevant plans and agreements), in either case immediately following the assumed effective time of October 11, 2017.

Named Executive Officer	Cash ($) (1)	Equity ($) (2)	Perquisites / Benefits ($) (3)	Total ($)
Robert W. Musslewhite	2,000,000	10,345,128	—	12,345,128
Michael T. Kirshbaum	750,000	2,561,438	—	3,311,438
David L. Felsenthal	750,000	6,936,550	—	7,686,550
Cormac F. Miller	—	2,348,955	—	2,348,955
Richard A. Schwartz	938,625	2,548,854	21,755	3,509,234

(1)

Cash.    Consists of (1) for Messrs. Musslewhite, Kirshbaum and Felsenthal, Transaction Bonuses of $2,000,000, $750,000 and $750,000, respectively and (2) for Mr. Schwartz, cash severance in an amount equal to one and a half times the sum of his current base salary plus the greater of his annual bonuses earned in each of the previous two years. The Transaction Bonuses payable to Messrs. Musslewhite, Kirshbaum and Felsenthal are “single-trigger” payments, which means that they will become vested solely as a result of continued employment through the effective time of the merger. The cash severance payable to Mr. Schwartz is a “double-trigger” payment, which means that it will become payable only upon a qualifying termination of employment within six months prior to, or twelve months following, the merger. For further details regarding the Transaction Bonuses, see “Interests of ABCO Directors and Executive Officers in the Merger—Transaction Bonuses,” and for the cash severance, see “Interests of ABCO Directors and Executive Officers in the merger – Management Severance Plan”. The amounts reflected in this column do not include amounts that may become payable under the Management Severance Plan in respect of Mr. Kirshbaum or the Executive Employment Agreement with Mr. Felsenthal as neither arrangement will be sponsored or maintained by ABCO at the effective time of the merger. For further details regarding the cash severance that may become payable to Messrs. Kirshbaum and Felsenthal, see “Interests of ABCO Directors and Executive Officers in the Merger – Management Severance Plan” and “Interests of ABCO Directors and Executive Officers in the Merger—Executive Employment Agreements,” respectively. The estimated amount of each such payment is shown in the following table:

Named Executive Officer	Severance ($)	Transaction Bonus ($)	Total ($)
Robert W. Musslewhite	—	2,000,000	2,000,000
Michael T. Kirshbaum	—	750,000	750,000
David L. Felsenthal	—	750,000	750,000
Cormac F. Miller	—	—	—
Richard A. Schwartz	938,625	—	938,625

(2)	Equity. Consists of (1) in respect of Messrs. Musslewhite, Miller and Schwartz, accelerated vesting upon a qualifying termination of employment of each Non-LTIP Option, LTIP Option, Non-LTIP RSU and LTIP PSU that is converted into an UnitedHealth Group Incorporated award at the effective time of the merger (a “double-trigger” benefit) and (2) in respect of Messrs. Kirshbaum and Felsenthal, (A) accelerated vesting upon a qualifying termination of employment of each Education Unvested Option, Education RSU and Education LTIP PSU that is converted into a restricted cash award at the effective time of the merger (a “double-trigger” benefit), and (B) cancellation of LTIP Options that vest and become payable at the effective time of the merger in exchange for per-share merger consideration (a “single-trigger” benefit). For further details regarding the treatment of ABCO equity awards in connection with the merger, see “Interests of ABCO Directors and Executive Officers in the Merger – Treatment of Outstanding Equity Awards Held By Health Care Employees and Directors in the Merger” and “Interests of ABCO Directors and Executive Officers in the Merger – Treatment of Outstanding Equity Awards Held by Education Employees in the Merger.” The estimated value of each such benefit is shown in the following table:

Named Executive Officer	Non-LTIP Options ($)	Education Non-LTIP Options ($)	LTIP Options ($)	Education LTIP Options ($)	Non-LTIP RSUs ($)	Education RSUs ($)	LTIP PSUs ($)	Education LTIP PSUs ($)	Total ($)
Robert W. Musslewhite	3,458,920	—	1,033,365	—	3,792,108	—	2,060,735	—	10,345,128
Michael T. Kirshbaum	—	1,335,134	—	158,979	—	750,302	—	317,024	2,561,438
David L. Felsenthal	—	3,402,097	—	586,237	—	1,779,147	—	1,169,069	6,936,550
Cormac F. Miller	1,274,214	—	139,106	—	658,233	—	277,402	—	2,348,955
Richard A. Schwartz	1,386,941	—	145,731	—	725,573	—	290,609	—	2,548,854

(3)	Perquisites/Benefits. Represents the estimated value of continued coverage under ABCO’s health and medical plans for one year.

Financing of the Merger

Optum’s obligation to consummate the merger is not conditioned on Optum’s receipt of any financing. Optum expects that it will fund amounts needed to acquire ABCO under the merger agreement through the use of existing cash resources and the proceeds received by ABCO at the closing under the education purchase agreement.

Education Buyer’s obligation to consummate the education transaction is not conditioned on Education Buyer’s receipt of any financing, and in connection with the execution of the education purchase agreement, Vista Fund VI and Education Buyer entered into an equity commitment letter, pursuant to which Vista Fund VI agreed to provide Education Buyer with equity financing sufficient to consummate the education transaction. However, Education Buyer is not obligated to consummate the education transaction until two business days after the expiration of a seventeen-business-day marketing period in respect of certain debt financing that Education Buyer may seek to obtain for purposes of funding a portion of its obligations under the education purchase agreement. The marketing period expired on September 27, 2017.

Closing and Effective Time of the Merger

The closing of the merger will take place no later than the second business day following the satisfaction or waiver in accordance with the merger agreement of all of the conditions to closing of the merger (as described under “Proposal 1: Adoption of the Merger Agreement—Conditions to the Closing of the Merger”), other than conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions, or at such other time as we, Optum and Merger Sub may mutually agree.

Appraisal Rights

General

If the merger is completed, holders of shares of ABCO common stock who did not vote in favor of approving the merger proposal (or consent thereto in writing) and who are entitled to demand and have properly made a demand for appraisal of their shares and do not thereafter fail to perfect, effectively withdraw, or otherwise lose their right to appraisal and who otherwise comply with the requirements set forth in Section 262 of the DGCL will be entitled to have the fair value of their shares appraised by the Delaware Court of Chancery in accordance with Section 262 of the DGCL. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. Failure to timely and properly comply with the statutory requirements will result in the loss of your appraisal rights.

This section summarizes certain material provisions of the DGCL pertaining to appraisal rights. The following discussion, however, is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached as Annex E to this proxy statement and incorporated by reference herein. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation as to whether or not an ABCO stockholder should exercise its right to seek appraisal under Section 262 of the DGCL. Only a holder of record of shares of ABCO common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in shares of ABCO common stock held of record in the name of another person, such as a bank, broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of ABCO common stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or other nominee.

Under Section 262 of the DGCL, if you hold one or more shares of ABCO common stock, you do not wish to accept the per-share merger consideration provided for in the merger agreement, you do not vote in favor of approving the merger proposal (or consent thereto in writing), you continuously are the record holder of such shares of ABCO common stock through the effective time, and you otherwise comply with the requirements set forth in Section 262 of the DGCL, you will be entitled to have your shares appraised by the Delaware Court of Chancery and to receive the “fair value” of such shares (as determined by the Delaware Court of Chancery, exclusive of any element of value arising from the accomplishment or expectation of the merger) in cash, together with interest, if any, to be paid upon the amount determined to be the fair value. It is possible that any such “fair value” as determined by the Delaware Court of Chancery may be more or less than, or the same as, the per-share merger consideration which ABCO stockholders will be entitled to receive upon the closing of the merger pursuant to the merger agreement. These rights are known as appraisal rights.

Under Section 262 of the DGCL, not less than twenty days prior to the special meeting at which the merger proposal will be submitted to ABCO stockholders, ABCO must notify each stockholder who was an ABCO stockholder on the record date for notice of such meeting and who is entitled to exercise appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes such required notice, and a copy of Section 262 of the DGCL is attached as Annex E to this proxy statement.

A HOLDER OF THE ADVISORY BOARD COMPANY COMMON STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO SHOULD REVIEW THE FOLLOWING DISCUSSIONS AND APPENDIX E CAREFULLY. FAILURE TO COMPLY

PRECISELY WITH THE PROCEDURES OF SECTION 262 OF THE DGCL IN A TIMELY AND PROPER MANNER WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL UNDER SECTION 262 OF THE DGCL, A HOLDER OF THE ADVISORY BOARD COMPANY COMMON STOCK WHO IS CONSIDERING WHETHER TO EXERCISE HIS, HER OR ITS APPRAISAL RIGHTS, IS ENCOURAGED TO CONSULT WITH HIS, HER OR ITS OWN LEGAL COUNSEL. ANY SHARES OF ABCO COMMON STOCK HELD BY AN ABCO STOCKHOLDER WHO FAILS TO PERFECT, EFFECTIVELY WITHDRAWS OR OTHERWISE LOSES HIS, HER OR ITS APPRAISAL RIGHTS WILL BE DEEMED TO HAVE BEEN CONVERTED AS OF THE EFFECTIVE TIME OF THE MERGER INTO THE RIGHT TO RECEIVE THE PER-SHARE MERGER CONSIDERATION.

How to Exercise and Perfect Your Appraisal Rights

If you are an ABCO stockholder and wish to exercise the right to seek an appraisal of your shares of ABCO common stock, you must comply with ALL of the following:

•

you must not vote “FOR,” or otherwise consent in writing to, the merger proposal. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the approving the merger proposal, if you submit a proxy and wish to exercise your appraisal rights, you must include voting instructions to vote your share “AGAINST,” or as an abstention with respect to, the merger proposal;

•

you must continuously hold your shares of ABCO common stock from the date of making the demand through the effective time of the merger. You will lose your appraisal rights with respect to any shares of ABCO common stock you transfer before the effective time of the merger;

•

prior to the taking of the vote to adopt the merger agreement at the special meeting, you must deliver a proper written demand for appraisal of your shares as prescribed in Section 262 of the DGCL; and

•

you, another stockholder, an appropriate beneficial owner or the surviving corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of ABCO common stock within 120 days after the effective time of the merger. The surviving corporation is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of ABCO stockholders to initiate all necessary action to properly demand their appraisal rights in respect of shares of ABCO common stock within the time prescribed in Section 262 of the DGCL.

Filing a Written Demand

Neither voting “AGAINST” the merger proposal nor abstaining from voting or failing to vote on the merger proposal will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262 of the DGCL. Any holder of shares of ABCO common stock wishing to exercise appraisal rights must deliver to ABCO, before the taking of the vote on the merger proposal at the special meeting (at which the merger proposal will be submitted to the stockholders), a written demand for the appraisal of the stockholder’s shares. A stockholder’s failure to deliver the written demand prior to the taking of the vote on the merger proposal at the special meeting of stockholders will result in such stockholder losing its appraisal rights, and the stockholder’s shares of ABCO common stock will be converted at the effective time into the right to receive the merger consideration applicable to the shares, without interest and less any applicable withholding taxes. The written demand for appraisal must be in addition to and separate from any proxy or vote on the merger proposal.

A demand for appraisal must be executed by or on behalf of the stockholder of record. Only a holder of record may demand appraisal rights for the shares of ABCO common stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the holder of record. Such demand will be sufficient if it reasonably informs ABCO of the identity of the stockholder and states that the stockholder intends thereby to demand appraisal of his, her or its shares of ABCO common stock. Beneficial owners who do not also hold their shares of ABCO common stock of record may not directly make appraisal demands to ABCO. The beneficial owner must, in such cases, arrange for the holder of record, such as a bank, broker or other nominee, to timely submit the required demand in respect of those shares of ABCO common stock. A holder of record, such as a bank, broker or other nominee, who holds shares of ABCO common stock as a nominee or intermediary for others, may exercise appraisal rights with respect to the shares of ABCO common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. Where no number of shares of ABCO common stock is expressly mentioned, the demand will be presumed to cover all shares of ABCO common stock held in the name of the holder of record.

IF YOU HOLD YOUR SHARES OF THE ADVISORY BOARD COMPANY COMMON STOCK IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BANK, BROKER OR NOMINEE TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES OF THE ADVISORY BOARD COMPANY COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A NOMINEE OR INTERMEDIARY, YOU MUST ACT PROMPTLY TO CAUSE THE HOLDER OF RECORD TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO DEMAND YOUR APPRAISAL RIGHTS. IF YOU HOLD YOUR SHARES OF THE ADVISORY BOARD COMPANY COMMON STOCK THROUGH A BANK OR BROKERAGE WHO IN TURN HOLDS THE SHARES THROUGH A CENTRAL SECURITIES DEPOSITORY NOMINEE, SUCH AS THE DEPOSITORY TRUST COMPANY, A DEMAND FOR APPRAISAL OF SUCH SHARES MUST BE MADE BY OR ON BEHALF OF THE DEPOSITORY NOMINEE AND MUST IDENTIFY THE DEPOSITORY NOMINEE AS THE HOLDER OF RECORD.

If your shares of ABCO common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal must be made in that capacity, and if your shares are owned of record jointly with one or more other persons, as in a joint tenancy or tenancy in common, the demand for appraisal must be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the holder or holders of record and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the holder or holders of record. If you hold shares of ABCO common stock through a nominee or intermediary who in turn holds the shares through a central securities depository nominee, a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. Stockholders who hold their shares of ABCO common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers or other nominees to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

If you elect to exercise appraisal rights under Section 262 of the DGCL, you must mail or deliver a written demand to:

The Advisory Board Company

2445 M Street NW

Washington, D.C. 20037

Attention: Chief Legal Officer

At any time within sixty days after the effective time of the merger, any ABCO stockholder that made a demand for appraisal but has not commenced an appraisal proceeding or joined in such a proceeding as a named party will have the right to withdraw the demand and to accept the per-share merger consideration in accordance with the merger agreement for his, her or its shares of ABCO common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal, but after such sixty-day period a demand for appraisal may be withdrawn only with the written approval of the surviving corporation.

Notice by the Surviving Corporation.    If the merger is completed, within ten days after the effective date of the merger, ABCO, as the surviving corporation, must notify each holder of ABCO common stock who has properly made a written demand for appraisal pursuant to Section 262 of the DGCL, and who has not voted in favor of approving the merger proposal (or otherwise consented thereto in writing), of the date that the merger has become effective.

Filing a Petition For Appraisal with the Delaware Court of Chancery.    Within 120 days after the effective time of the merger, but not later, any holder of ABCO common stock who has complied with the requirements of Section 262 of the DGCL and are otherwise entitled to appraisal rights, or the surviving corporation may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding an appraisal of the fair value of the shares of ABCO common stock held by all stockholders who have properly demanded appraisal. None of Optum, Merger Sub or ABCO, as the surviving corporation, is under any obligation to file an appraisal petition or has any intention to do so. If you desire to have your shares of ABCO common stock appraised, you must initiate any petitions necessary for properly demanding your appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger and provided you have complied with the provisions of Section 262 of the DGCL, you will be entitled to receive from the surviving corporation, upon written request to the surviving corporation, a statement setting forth the aggregate number of shares of ABCO common stock not voted in favor of approving the merger proposal and with respect to which ABCO has received demands for appraisal, and the aggregate number of holders of those shares. The surviving corporation must mail this statement to you within the later of (1) ten days after receipt by the surviving corporation of the request therefor or (2) ten days after expiration of the period for delivery of demands for appraisal. If you are the beneficial owner of shares of ABCO common stock held in a voting trust or by a nominee or intermediary on your behalf you may, in your own name, file an appraisal petition or request from the surviving corporation the statement described in this paragraph. If a petition for appraisal is not timely filed, then the right to appraisal will cease.

If a petition for appraisal is duly filed by you or another holder of record of ABCO common stock who has properly exercised his, her or its appraisal rights in accordance with the provisions of Section 262 of the DGCL, and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within twenty days after receiving service of a copy of the petition, to file with the Delaware Court of Chancery a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares of ABCO common stock and with whom agreements as to the value of their shares of ABCO common stock have not been reached by the surviving corporation. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which ABCO stockholders have complied with Section 262 of the DGCL and have become entitled to appraisal rights and may require ABCO stockholders demanding appraisal who hold certificated shares of ABCO common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court of Chancery may dismiss the proceedings as to any ABCO stockholder who fails to comply with this direction. In addition, the Delaware Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares of ABCO common stock entitled to appraisal exceeds 1% of the outstanding shares of ABCO common stock, or (2) the value of the consideration provided in the merger for such total number of shares of ABCO common stock exceeds $1,000,000.

The appraisal proceeding will be conducted as to the shares of ABCO common stock owned by such stockholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through the appraisal proceeding, the Delaware Court of Chancery will determine the fair value of the shares of ABCO common stock at the effective time of the merger held by all ABCO stockholders who have properly demanded their appraisal rights, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, and except as otherwise provided in Section 262 of the DGCL, interest from the effective time of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided in Section 262 of the DGCL upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to ABCO stockholders entitled to receive the same, forthwith in the case of uncertificated stockholders or upon surrender by certificated stockholders to the surviving corporation of their stock certificates.

In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to fair value under Section 262 of the DGCL. The fair value of shares of ABCO common stock as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the merger consideration. Neither Optum, Merger Sub or ABCO, as the surviving corporation, anticipates offering more than the per-share merger consideration to any ABCO stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of ABCO common stock is less than the per-share merger consideration. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery.

If no party files a petition for appraisal within 120 days after the effective time of the merger, then you will lose the right to an appraisal, and will instead receive the per-share merger consideration in accordance with the merger agreement, without interest thereon, less any withholding taxes.

The Delaware Court of Chancery may determine the costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) and may tax those costs upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of ABCO common stock entitled to appraisal. In the absence of such an order, each party to the appraisal proceeding bears its own expenses.

If you have duly demanded an appraisal in compliance with Section 262 of the DGCL, you will not, from and after the effective time of the merger, be entitled to vote the shares of ABCO common stock subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of ABCO common stock as of a record date prior to the effective time of the merger.

If you have not commenced an appraisal proceeding or joined such a proceeding as a named party you may withdraw a demand for appraisal and accept the per-share merger consideration by delivering a written withdrawal of the demand for appraisal and an acceptance of the consideration payable in the merger to the surviving corporation, except that any attempt to withdraw made more than sixty days after the effective time of the merger will require written approval of the surviving corporation, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery. Such approval may be conditioned on the terms the Delaware Court of Chancery deems just; provided, however, that this provision will not affect the right of any ABCO stockholder that has made an appraisal demand but who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the merger within sixty days after the effective time of the merger. If you fail to properly demand or successfully withdraw your demand for appraisal, or otherwise lose your appraisal rights, your shares of ABCO common stock will be deemed to have been converted as of the effective time of the merger into the right to receive the per-share merger consideration, without interest thereon, less any withholding taxes.

Failure to follow the steps required by Section 262 of the DGCL for properly demanding appraisal rights may result in the loss of your appraisal rights. In that event, you will be entitled to receive the per-share merger consideration for your shares of ABCO common stock in accordance with the merger agreement.

THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH THE TECHNICAL PREREQUISITES OF SECTION 262 OF THE DGCL. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

Accounting Treatment

The merger will be accounted for following the acquisition method of accounting under Accounting Standards Codification Topic 805, Business Combinations.

U.S. Federal Income Tax Considerations

The following is a discussion of the U.S. federal income tax considerations generally applicable to holders of ABCO common stock who exchange such stock for cash pursuant to the merger. The discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to ABCO stockholders. The discussion is based on the Internal Revenue Code of 1986, as amended, which we refer to as the Code, Treasury regulations promulgated thereunder, judicial authorities, published positions of the U.S. Internal Revenue Service, which we refer to as the IRS, and other applicable authorities, all as currently in effect on the date of this proxy statement and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion applies only to holders that hold their ABCO common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, assets held for investment). This discussion does not address all of the U.S. federal income tax considerations that may be relevant to a particular stockholder in light of such stockholder’s particular circumstances, or to stockholders that are subject to special treatment under U.S. federal income tax laws, such as:

•	financial institutions;

•	mutual funds;

•	tax-exempt organizations (including private foundations);

•	insurance companies;

•	a retirement plan or other tax-deferred account;

•	regulated investment companies and real estate investment trusts;

•	S corporations, partnerships or other arrangements treated partnerships or pass-through entities (and investors or partners in such entities);

•	dealers in securities or currencies;

•	traders in securities who elect the mark-to-market method of accounting for their securities;

•	certain former citizens or long-term residents of the United States;

•	stockholders that hold their ABCO common stock as part of a “hedging,” “straddle,” “conversion transaction” or other integrated transaction;

•	stockholders who acquired their ABCO common stock pursuant to the exercise of employee stock options or otherwise in connection with the performance of services;

•	stockholders who have a functional currency other than the U.S. dollar;

•	stockholders who are subject to the alternative minimum tax;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	stockholders who own, directly, indirectly or constructively, 5% or more of the outstanding shares of ABCO common stock; and

•	stockholders who exercise their appraisal rights.

This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift, alternative minimum or Medicare contribution tax considerations.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of ABCO common stock that is (1) a citizen or an individual who is a resident of the United States for U.S. federal income tax purposes, (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income tax regardless of its source, or (4) a trust that (A) is subject to the primary supervision of a court within the United States and the authority of one or more U.S. persons to control all substantial decisions of the trust or (B) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of ABCO common stock that is not a U.S. holder and is not an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes is an ABCO stockholder, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding ABCO common stock and the partners in such partnerships should consult their tax advisors with respect to the tax consequences of the merger.

Because this discussion is intended to be a general summary only and individual circumstances may differ, each ABCO stockholder should consult his, her or its tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the merger on a beneficial holder of ABCO common stock, including the application and effect of the alternative minimum tax and any state, local and non-U.S. tax laws and of changes in such laws.

Tax Considerations for U.S. Holders

The exchange of shares of ABCO common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder who exchanges shares of ABCO common stock for cash pursuant to the merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the cash received and the U.S. holder’s adjusted tax basis in the ABCO common stock exchanged therefor. If a U.S. holder acquired different blocks of ABCO common stock at different times and different prices, such U.S. holder must determine its, his or her gain or loss, adjusted tax basis and holding period separately with respect to each block of ABCO common stock. Such gain or loss will generally be long-term capital gain or loss provided that a U.S. holder’s holding period for such ABCO common stock exceeds one year at the time of consummation of the merger. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Tax Considerations for Non-U.S. Holders

Subject to the discussion under “Backup Withholding and Information Reporting” below, a non-U.S. holder who receives cash in exchange for shares of ABCO common stock pursuant to the merger will not be subject to U.S. federal income tax on any gain recognized on a disposition of such shares unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States. In such cases, the gain will be capital gain generally subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally (unless an applicable income tax treaty provides otherwise) and, if the non-U.S. holder is a foreign corporation, may also be subject to a “branch profits tax” of 30% (or such lower rate as may be specified by an applicable income tax treaty);

•

the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met. In such cases, except as otherwise provided by an applicable income tax treaty, the gain (which may be offset by certain U.S. source capital losses recognized in the same taxable year) generally will be subject to a flat 30% U.S. federal income tax; or

•

the non-U.S. holder owned (directly, indirectly or constructively) more than 5% of ABCO common stock at any time during the five years preceding the merger, and ABCO was a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the merger and the non-U.S. holder’s holding period with respect to ABCO common stock. We do not believe that ABCO is, or has been during the five years preceding the merger, a United States real property holding corporation for U.S. federal income tax purposes.

Non-U.S. holders should consult their tax advisors regarding the tax considerations of the merger applicable to them.

Backup Withholding and Information Reporting

Cash payments made pursuant to the merger will be reported to holders of shares of ABCO common stock and to the IRS to the extent required by the Code and applicable Treasury Regulations promulgated thereunder. Under the Code, a U.S. holder (other than a corporation or other exempt recipient) may be subject, under certain circumstances, to information reporting on the cash received in the merger. A stockholder (whether a U.S. holder or a Non-U.S. holder) whose shares of ABCO common stock are exchanged for cash pursuant to the merger may also be subject to backup withholding (currently at a rate of 28%) unless certain information is provided to the applicable withholding agent or an exemption applies.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a stockholder’s federal income tax liability provided that the required information is timely furnished to the IRS. Stockholders should consult their tax advisors regarding the application of backup withholding in their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

The U.S. federal income tax considerations described above are not intended to constitute a complete description of all tax considerations applicable to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger in light of such stockholder’s particular circumstances and the application of state, local and non-U.S. tax laws.

Regulatory Approvals Required for the Merger and the Education Transaction

The merger is conditioned upon, among other things, the expiration or early termination of the waiting period under the HSR Act applicable to the merger and the waiting period under the HSR Act applicable to Optum’s secondary acquisition of ABCO’s equity interests in Evolent. The education transaction is conditioned on the expiration or early termination of the waiting period under the HSR Act applicable to the education transaction.

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, which we refer to as the FTC, the merger cannot be completed until (1) ABCO and Optum each file a notification and report form with the FTC and the Antitrust Division of the Department of Justice under the HSR Act with respect to the merger and the applicable waiting period under the HSR Act has expired or been terminated and (2) Optum files a notification and report form with the FTC and the Antitrust Division of the Department of Justice under the HSR Act with respect to Optum’s secondary acquisition of ABCO’s equity interests in Evolent and the applicable waiting period under the HSR Act has expired or been terminated. Further, under the HSR Act and the rules promulgated thereunder by the FTC, the education transaction cannot be completed until ABCO and Vista Fund VI each file a notification and report form with the FTC and the Antitrust Division of the Department of Justice under the HSR Act with respect to the education transaction and the applicable waiting period under the HSR Act has expired or been terminated.

A transaction notifiable under the HSR Act may not be completed until the expiration of a thirty-calendar-day waiting period following the filing of the applicable HSR Act notification forms or the early termination of that waiting period. Each of ABCO, Optum and Vista Fund VI filed their respective notification and report forms on September 7, 2017. The waiting periods under the HSR Act applicable to the merger and the education transaction expired at 11:59 p.m. Eastern Time on October 10, 2017. On October 10, 2017, based on status discussions with the Antitrust Division of the Department of Justice, Optum withdrew and refiled its notification and report form regarding Optum’s secondary acquisition of ABCO’s equity interests in Evolent to provide the Antitrust Division of the Department of Justice additional time to review the secondary acquisition.

At any time before or after the closing of the merger, notwithstanding the termination of the waiting periods under the HSR Act, the Antitrust Division of the Department of Justice or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Education Purchase Agreement

The following summary describes certain material provisions of the education purchase agreement. This summary is not complete and is qualified in its entirety by the education purchase agreement, which is attached to this proxy statement as Annex B and which constitutes part of this proxy statement. We encourage you to read carefully the education purchase agreement in its entirety because this summary may not contain all of the information about the education purchase agreement that is important to you. The rights and obligations of the parties to the education purchase agreement are governed by the express terms of the education purchase agreement and not by this summary or any other information contained in this proxy statement.

The representations, warranties, covenants and agreements described below and included in the education purchase agreement were made only for purposes of the education purchase agreement as of specific dates, were solely for the benefit of the parties to the education purchase agreement (except as otherwise specified therein) and may be subject to important qualifications, limitations and supplemental information agreed to by ABCO and Education Buyer in connection with negotiating the terms of the education purchase agreement. In addition, the representations and warranties may have been included in the education purchase agreement for the purpose of allocating contractual risk between ABCO and Education Buyer rather than to establish matters as facts and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Investors and security holders are not third-party beneficiaries under the education purchase agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of ABCO or Education Buyer or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the education purchase agreement. In addition, you should not rely on the covenants in the education purchase agreement as actual limitations on the respective businesses of ABCO and Education Buyer because the parties to the education purchase agreement may take certain actions that are either expressly permitted in the confidential disclosure schedules to the education purchase agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The education purchase agreement is described below, and included as Annex B hereto, only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding ABCO or our businesses. Accordingly, the representations, warranties, covenants and other agreements in the education purchase agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding ABCO and our businesses. Please see “Where You Can Find More Information.”

Education Transaction

On August 28, 2017, simultaneously with the execution of the merger agreement, ABCO entered into the education purchase agreement, pursuant to which Education Buyer will acquire ABCO’s education business through the acquisition of the outstanding common stock of Royall Acquisition Co., a wholly owned subsidiary of ABCO that indirectly holds ABCO’s equity interests in Royall, and certain of ABCO’s assets related to ABCO’s education business for $1,550,000,000 in cash, subject to certain adjustments. Education Buyer will also assume certain of ABCO’s liabilities related to ABCO’s education business.

Conditions to Completion of the Education Transaction

The obligations of ABCO and Education Buyer to consummate the education transaction are subject to the satisfaction or waiver, prior to or at the closing under the education purchase agreement, of the following conditions:

•	expiration or termination of any waiting period (including any extension) under the HSR Act applicable to the consummation of the education transaction; and

•

absence of an education legal restraint, which is any law or judgment, order, decree, ruling, writ, assessment, or arbitration award of a governmental authority of competent jurisdiction being in effect, whether preliminary, temporary or permanent, which would prevent the consummation of the education transaction.

ABCO and Vista Fund VI filed their respective notification and report forms under the HSR Act on September 7, 2017. The waiting period under the HSR Act applicable to the education transaction expired at 11:59 p.m. Eastern Time on October 10, 2017.

In addition, the obligations of ABCO to consummate the education transaction are subject to the satisfaction or waiver, prior to or at the closing under the education purchase agreement, of the following conditions, among other customary conditions:

•

the representations and warranties of Education Buyer contained in the education purchase agreement being true and correct at and as of the date of the closing date of the education purchase agreement as if made at and as of that date, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to result in a material and adverse effect on the ability of Education Buyer to consummate, or that would reasonably be expected to prevent or materially impede, materially interfere with or materially delay Education Buyer’s consummation of, the transactions contemplated by the education purchase agreement;

•

Education Buyer’s performance in all material respects of all covenants and obligations under the education purchase agreement required to be performed or complied with by it at or prior to the closing date under the education purchase agreement;

•	ABCO shall have received a certificate signed by an executive officer of Education Buyer certifying that the conditions set forth in the immediately preceding bullet points have been satisfied; and

•

the simultaneous merger closing condition shall have been satisfied (which is the condition that the transactions contemplated by the merger agreement shall have all conditions satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger, each of which is then capable of being satisfied at the closing of the merger), and each of ABCO, Optum and Merger Sub shall be in a position to consummate the merger immediately following or concurrently with the closing of the education transaction; provided that this condition will cease to be a condition and be deemed to have been automatically waived by ABCO in the event the merger agreement has been terminated under certain circumstances and ABCO has not validly exercised its right to terminate the education purchase agreement by the earlier of the (1) fifth business day following the date on which the merger agreement has been terminated and (2) the third business day prior to the end date.

If the merger agreement is terminated (including due to the failure to obtain the required stockholder approval), ABCO is permitted to (1) waive the simultaneous merger closing condition and, subject to the satisfaction or waiver of the other conditions to the closing of the education transaction, consummate the education transaction or (2) terminate the education purchase agreement, subject to Education Buyer’s right to receive a termination fee (see “The Merger—Education Purchase Agreement—Effect of Termination and Termination Fees—ABCO Termination Fees”). The Board has not determined whether it would waive such condition or terminate the education purchase agreement in these circumstances.

In addition, the obligations of Education Buyer to consummate the education transaction are subject to the satisfaction or waiver, prior to or at the closing under the education purchase agreement, of the following conditions, among other customary conditions:

•

the representations and warranties made by ABCO regarding (1) the ownership and capitalization of Royall Acquisition Co. and its subsidiaries, (2) the capital structure of Royall Acquisition Co. and its subsidiaries and (3) ABCO’s corporate authority to enter into, and enforceability of, the education purchase agreement, being true and correct in all material respects at and as of the closing date under the education purchase agreement as if made at and as of that date;

•

the representations and warranties of ABCO regarding the absence of an education material adverse effect since December 31, 2016 through the date of the education purchase agreement being true and correct in all respects at and as of the closing date under the education purchase agreement as if made at and as of that date;

•

all other representations and warranties of ABCO being true and correct at and as of the closing date under the education purchase agreement as if made at and as of that date, except where the failure of such representations and warranties to be true and correct would not reasonably be expected to result in, individually or in the aggregate, an education material adverse effect (as described below);

•

ABCO’s performance in all material respects of all covenants and obligations required to be performed or complied with by it under the education purchase agreement at or prior to the closing of the education transaction;

•	the absence of an education material adverse effect since the date of the education purchase agreement that has occurred and is continuing; and

•	Education Buyer shall have received a certificate by signed by an executive officer of ABCO certifying that the conditions set forth in the immediately preceding bullet points have been satisfied.

Education Buyer’s obligation to consummate the education transaction is not conditioned on Education Buyer’s receipt of any financing, and in connection with the execution of the education purchase agreement, Vista Fund VI and Education Buyer entered into an equity commitment letter, pursuant to which Vista Fund VI agreed to provide Education Buyer with equity financing sufficient to consummate the education transaction. However, Education Buyer is not obligated to consummate the education transaction until two business days after the expiration of a seventeen-business-day marketing period in respect of certain debt financing that Education Buyer may seek to obtain for purposes of funding a portion of its obligations under the education purchase agreement. The marketing period expired on September 27, 2017.

Education Material Adverse Effect

Under the education purchase agreement, an education material adverse effect is any fact, circumstance, effect, change, condition, occurrence, event or development that has, or would reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the business, condition (financial or otherwise) or results of operations of ABCO’s education business or the ability of ABCO to consummate the education transaction. However, the following are disregarded in determining whether an education material adverse effect has occurred or would reasonably be expected to occur (1) any change or condition affecting any industry in which ABCO operates; (2) any change affecting any economic, legislative or political condition or any change affecting any securities, credit, financial or other capital markets condition, in each case in the United States, in any foreign jurisdiction or in any specific geographical area; (3) any failure by ABCO or its subsidiaries to meet any projection or any other internal or public projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (provided that the underlying factors contributing to any such failure shall not be excluded unless such underlying factors would otherwise be excluded from the definition of education material adverse effect); (4) any change attributable to the announcement, execution or delivery of the education purchase agreement or the pendency of the transactions contemplated by the education purchase agreement, including (A) any action taken by ABCO or its subsidiaries that is required, contemplated or permitted pursuant to the education purchase agreement, or is consented to by Education Buyer in writing, or any action taken by Education Buyer or its affiliates to obtain any consent from any governmental authority to the consummation of the education transaction or the health care merger, and, in each case, the result of any such actions, (B) any claim arising out of or related to the education purchase agreement (including any stockholder litigation), (C) any change in customer, supplier, employee, partner or similar relationships resulting therefrom or (D) any change that arises out of or relates to the identity of Education Buyer or its affiliates as the acquirer of the education business; (5) any change in the market price, credit rating or trading volume of shares of ABCO common stock on the NASDAQ or any change affecting the ratings or the ratings outlook for ABCO or its subsidiaries (provided that the underlying factors contributing to any such change shall not be excluded unless such underlying factors would otherwise be excluded from the definition of education material adverse effect); (6) any change in applicable law, regulation or GAAP (or authoritative interpretation thereof); (7) geopolitical conditions, the outbreak or escalation of hostilities, any act of war, sabotage or terrorism, or any escalation or worsening of any such act of war, sabotage or terrorism threatened or underway as of the date of the education purchase agreement; and (8) any change or effect arising from any requirements imposed by any governmental authorities as a condition to obtaining the HSR clearance or any other consent required under antitrust law with respect to the education transaction and the merger. However, any fact, circumstance, effect, change, condition, occurrence, event or development described in (1), (2), (6) or (7) above may be taken into account in determining whether an education material adverse effect has occurred, or would reasonably be expected to occur, to the extent such effect has a disproportionate impact on the education business, taken as a whole, as compared to other participants in the industry in which the education business operates, in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether an education material adverse effect has occurred or would reasonably be expected to occur.

No Solicitation of Competing Proposals; Superior Seller Proposal

No Solicitation

ABCO has agreed that it will not, and will cause its affiliates and its and their respective representatives not to, directly or indirectly solicit, initiate or knowingly encourage, induce or facilitate any (or any inquiry or proposal that would reasonably be expected to lead to any) proposal or offer with respect to any competing education takeover proposal or competing seller takeover proposal (each as defined below).

Under the education purchase agreement, a competing education takeover proposal means any proposal or offer from any person or entity with respect to the following:

•	any merger, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution or similar transaction involving any of Royall Acquisition Co. or its subsidiaries;

•

any sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in Royall Acquisition Co. or its subsidiaries or otherwise) of any business or assets of Royall Acquisition Co. or its subsidiaries (other than sale of supplies, equipment or inventory in the ordinary course of business consistent with past practices);

•

any issuance, sale or other disposition, directly or indirectly, to any person or entity (or the stockholders of any entity) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) of any of Royall Acquisition Co. or its subsidiaries;

•

any transaction (including any tender offer or exchange offer) in which any person or entity (or the stockholders of any entity) would acquire (in the case of a tender offer or exchange offer, if consummated), directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of any capital stock of any of Royall Acquisition Co. or its subsidiaries; or

•	any combination of the foregoing;

provided that a competing seller takeover proposal does not constitute a competing education takeover proposal.

Under the education purchase agreement, a competing seller takeover proposal means any proposal or offer from any person or entity (other than Optum or Merger Sub in respect of the merger) with respect to the following:

•

any merger, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution or similar transaction involving ABCO pursuant to which any person or “group” (as defined pursuant to Section 13(d) of the Exchange Act, a “group”) of persons would hold securities representing 25% or more of the total outstanding voting power of ABCO;

•

any sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a subsidiary of ABCO or otherwise) of any business or assets of ABCO and its subsidiaries constituting or representing 25% or more of the consolidated revenues, net income or assets of ABCO and its subsidiaries, taken as a whole;

•

any issuance, sale or other disposition, directly or indirectly, to any person or “group” of persons of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 25% or more of the voting power of ABCO;

•

any transaction (including any tender offer or exchange offer) in which any person or “group” of persons would acquire (in the case of a tender offer or exchange offer, if consummated), directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the voting power of ABCO; or

•	any combination of the foregoing;

provided that if any of the foregoing transactions are proposed or offered solely with respect to ABCO’s health care business, such transaction will not be considered a competing seller takeover proposal.

Additionally, ABCO has agreed that it will not (1) conduct, continue or otherwise participate in any discussions or negotiations with any person or entity (except for Education Buyer and its affiliates and their respective representatives in respect of the education transaction or Optum and Optum’s affiliates and their respective representatives in respect of the merger) regarding, or furnish to any person or entity, any nonpublic information with respect to, or cooperate in any way with any person or entity with respect to, any competing education takeover proposal or any competing seller takeover proposal or any inquiry or proposal that would reasonably be expected to lead to a competing education takeover proposal or a competing seller takeover proposal or (2) approve, endorse or recommend any proposal that constitutes, or is reasonably expected to lead to, a competing education takeover proposal or a competing seller takeover proposal.

ABCO and its affiliates and their respective representatives have also agreed to immediately cease any existing discussions or negotiations with any persons or entities (except for Avatar Holdco, LLC, its affiliates and their representatives in respect of the education transaction or Optum, its affiliates and their representatives in respect of the merger) with respect to any actual or potential competing education takeover proposal or a competing seller takeover proposal, request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic data room access previously granted to any such person or its representatives. ABCO may grant a waiver, amendment or release under any confidentiality agreement, standstill agreement or similar agreement solely to the extent necessary to allow a competing seller takeover proposal to be made to ABCO or the Board.

Competing Company Takeover Proposal

At any time before ABCO obtains the required stockholder approval, if ABCO receives a written competing seller takeover proposal that does not result from a breach of ABCO’s nonsolicitation obligations described above, and that the Board determines in good faith (after consultation with a financial advisor and outside legal counsel) constitutes or is reasonably likely to lead to a superior seller proposal (described below), and that the failure to take action with respect to such competing seller takeover proposal would be inconsistent with the Board’s fiduciary duties under applicable law, ABCO and its representatives may furnish information with respect to ABCO and its subsidiaries to the person or entity making the competing seller takeover proposal pursuant to an executed confidentiality agreement containing terms no less restrictive in any material respect to the other party than those contained in the confidentiality agreement between Vista Equity Partners Management, LLC (an affiliate of Education Buyer) and ABCO (provided that all such information has been, or is promptly, made available to Education Buyer or its representatives) and participate in discussions and negotiations regarding the terms of the competing seller takeover proposal, including terms of a definitive agreement with respect to the competing seller takeover proposal. ABCO must promptly (and in any event within twenty-four hours) notify Education Buyer if it commences furnishing non-public information or any such discussions or negotiations.

Superior Seller Proposal

Under the education purchase agreement, superior seller proposal means any written competing seller takeover proposal (except that references to “25% or more” in the definition of “competing seller takeover proposal” will be deemed to be references to “more than 75%”) which the Board determines in good faith, after consultation with outside legal counsel and a financial advisor, is reasonably likely to be consummated in accordance with its terms, and, after taking into account the legal, financial, regulatory and other aspects of such proposal, including the identity of the person making such proposal or offer and financing terms thereof, is more favorable to ABCO stockholders from a financial point of view than the education transaction and the merger (after taking into consideration any proposed revisions to the terms of the education purchase agreement and/or the merger agreement as specified below).

At any time before ABCO obtains the required stockholder approval, the Board may authorize and direct ABCO to terminate the education purchase agreement in response to the receipt of a superior seller proposal that did not result from a breach of ABCO’s nonsolicitation obligations under the education purchase agreement, if the Board determines in good faith, after consultation with outside legal counsel and a financial advisor, that the failure to authorize and direct ABCO to terminate the education purchase agreement would be inconsistent with the Board’s fiduciary duties under applicable law, subject to providing prior written notice (which will (1) include the basis for such action, (2) identify the person making the superior seller proposal and (3) attach the most current draft of any proposed agreement with respect to such superior seller proposal and a copy of any related financing commitments in ABCO’s possession or under its control) to Education Buyer of its proposed decision to authorize and direct ABCO to terminate the education purchase agreement (and the basis therefor) and giving due consideration to any proposed revisions by (1) Education Buyer in respect of the terms of the education purchase agreement and/or (2) Optum in respect of the merger agreement during the five business days following notice by the Board of such decision. If any material revisions are made to any such superior seller proposal, the Board shall notify Education Buyer in writing of such revisions and, if requested by Education Buyer, give due consideration to any proposed revisions by (1) Education Buyer in respect of the terms of the education purchase agreement and/or (2) Optum in respect of the merger agreement during the two business days following notice by the Board of such revisions to the superior seller proposal.

Seller Acquisition Agreement

Except as described above under “—Education Purchase Agreement—Competing Company Takeover Proposal” and “—Education Purchase Agreement—Superior Seller Proposal,” the Board shall not authorize, permit, approve or recommend, or propose publicly to authorize, permit, approve or recommend, or allow ABCO or any of its affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, agreement or commitment constituting, or that would reasonably be expected to lead to, any competing seller takeover proposal, or requiring, or that would reasonably be expected to cause, ABCO to abandon or terminate the education purchase agreement.

Termination of the Education Purchase Agreement

Subject to Optum’s prior written consent (which cannot be unreasonably withheld, conditioned or delayed), Education Buyer and ABCO may mutually agree to terminate the education purchase agreement before the closing of the education transaction.

In addition, either Education Buyer or ABCO may terminate the education purchase agreement if:

•

the closing of the education transaction has not occurred prior to 5:00 p.m. Washington, D.C. time on the end date, except if the failure to close the education transaction by the end date is the result of a breach of the education purchase agreement by the party attempting to terminate the education purchase agreement, then such breaching party may not terminate (we refer to a termination of the education purchase agreement under the circumstances described in this bullet as an education end date termination);

•

an education legal restraint has become final and nonappealable; provided that the entry of such education legal restraint is not the result of the failure of the terminating party to comply with its covenants and agreements under the education purchase agreement; or

•

prior to the closing of the education transaction, there has been a breach of, or failure to perform a covenant or agreement under, the education purchase agreement by the other party or if any representation or warranty of the other party contained in the education purchase agreement fails to be true and correct, which breach or failure would cause the failure of certain closing conditions and is incapable of being cured during the time period set forth in the education purchase agreement or, if curable, is not cured during the applicable cure period; provided that the terminating party is not then in similar breach or failure that would cause the failure of certain closing conditions.

ABCO may terminate the education purchase agreement prior to ABCO receiving the required stockholder approval, in order to enter into a definitive, written contract for a superior seller proposal either concurrently with or immediately following such termination; provided that ABCO has complied with its nonsolicitation obligations in all material respects and ABCO pays the ABCO termination fee described in “—Education Purchase Agreement—Effect of Termination and Termination Fees” prior to or concurrently with that termination. We refer to a termination of the education purchase agreement under the circumstances described in this paragraph as a superior seller proposal termination.

In addition, ABCO may terminate the education purchase agreement prior to the closing of the education transaction if the merger agreement has been terminated (other than pursuant to a superior seller proposal termination); provided that ABCO’s right to terminate the education purchase agreement in this instance will expire at 5:00 p.m. Washington, D.C. time, on the fifth business day following the date on which the merger agreement has been terminated.

Effect of Termination and Termination Fees

Effect of Termination

If the education purchase agreement is validly terminated, the agreement will become void and have no effect, without any liability or obligation on the part of any party based on, arising out of or relating to the education purchase agreement, except for (1) certain provisions of the education purchase agreement relating to the confidentiality agreement entered into by ABCO and the Education Buyer, (2) the provisions of the education purchase agreement relating to fees, costs and expenses; the effects of termination; termination fees; amendment; extension and waiver; disclaimer of additional representations and warranties; no third party beneficiaries; release; governing law; assignment; specific enforcement; further assurances; jurisdiction; waiver of jury trial; acknowledgement and waiver; and liability of financing sources and (3) liabilities for any willful breach of the education purchase agreement as specified.

ABCO Termination Fees

ABCO must pay Education Buyer a termination fee of $47,000,000 if a superior seller proposal termination occurs.

ABCO must pay Education Buyer a termination fee of $42,000,000 under any of the following circumstances:

•

if ABCO exercises its right to terminate the education purchase agreement due to the termination of the merger agreement (and at such time ABCO would not be permitted to terminate for breach by Education Buyer); or

•

an education end date termination occurs and, at the time of such termination, all of the conditions to the closing of the education transaction have been satisfied or waived other than the merger agreement condition and those conditions that by their nature are to be satisfied at the closing of the education transaction.

Education Buyer Liability Limitation; Limited Guaranty

The monetary damages payable by Education Buyer for any breach of the education purchase agreement will not exceed $90,000,000 plus the reimbursement of certain fees incurred by, and payments related to certain indemnification obligations in favor of, ABCO, its subsidiaries and their affiliates in connection with assisting Education Buyer to secure debt financing. Concurrently with the execution of the education purchase agreement, Vista Fund VI delivered to ABCO a limited guaranty in favor of ABCO, pursuant to which Vista Fund VI guarantees Education Buyer’s obligations under the education purchase agreement, subject to a maximum liability of $90,000,000 plus the reimbursement of certain fees incurred by, and payments related to certain indemnification obligations in favor of, ABCO, its subsidiaries and their affiliates in connection with assisting Education Buyer to secure debt financing.

Treatment of ABCO Equity Awards Held by Education Employees

Each ABCO stock option that is vested in accordance with its terms prior to the merger and each stock option granted under ABCO’s 2014 supplemental long-term incentive program, in each case held by an education employee and that is outstanding immediately prior to the effective time of the merger (each such option, a Cashout Education Option), will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (1) the excess, if any, of (A) the per-share merger consideration over (2) the per-share exercise price for such option, multiplied by (ii) the total number of shares of ABCO common stock underlying each such option, with payment of the resulting amount to be made, less applicable withholding taxes, within two business days following the effective time of the merger.

Each ABCO stock option granted under the ABCO Inducement Stock Incentive Plan for Royall Employees that is held by an education employee, that is outstanding immediately prior to the effective time of the merger and that is not vested in accordance with its terms as of the effective time of the merger (each, an Education Inducement Option) will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (1) the excess, if any, of (A) the per-share merger consideration over (B) the per-share exercise price for such option, multiplied by (2) the total number of shares of ABCO common stock underlying each such option, assuming achievement of the applicable performance metrics at the baseline level of achievement. The resulting amount, less applicable withholding taxes, will be paid (A) by ABCO within two business days following the effective time of the merger if the effective time of the merger occurs on or prior to

December 31, 2017 and (B) by Education Buyer on December 31 of the year in which the effective time of the merger occurs if the effective time of the merger occurs after December 31, 2017, in either case subject to continued employment with Education Buyer through such date or upon a qualifying termination prior to such date.

Each ABCO stock option other than a Cashout Education Option or an Education Inducement Option that is held by an education employee and that is outstanding immediately prior to the effective time of the merger (each, an Education Non-LTIP Option) will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (1) the excess, if any, of (A) the per-share merger consideration over (B) the per-share exercise price for such option, multiplied by (2) the total number of shares of ABCO common stock underlying each such option, which resulting amount will vest and become payable in accordance with the vesting schedule, terms and conditions applicable to such awards prior to the effective time of the merger.

Each ABCO performance-vested restricted stock unit granted under ABCO’s 2014 supplemental long-term incentive plan, whether vested or unvested, that is held by an education employee and that is outstanding immediately prior to the effective time of the merger (each, an Education LTIP PSU) will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (1) the per-share merger consideration, multiplied by (2) the total number of shares of ABCO common stock subject to such award, which resulting amount will vest and become payable on the first anniversary of the effective time of the merger or earlier in the event of a qualifying termination of employment.

Each ABCO performance-vested restricted stock unit granted under the ABCO Inducement Stock Incentive Plan for Royall Employees, whether vested or unvested, that is held by an education employee and that is outstanding immediately prior to the effective time of the merger (each, an Education Inducement PSU) will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (1) the per-share merger consideration, multiplied by (2) the total number of shares of ABCO common stock subject to such award assuming achievement of the applicable performance metrics at the baseline level of achievement. The resulting amount, less applicable withholding taxes, will be paid (A) by ABCO within two business days following the effective time of the merger if the effective time of the merger occurs on or prior to December 31, 2017 and (B) by Education Buyer on December 31 of the year in which the effective time of the merger occurs if the effective time of the merger occurs after December 31, 2017, in either case subject to continued employment with Education Buyer through such date or upon a qualifying termination prior to such date.

Each ABCO time-vested restricted stock unit and performance-vested restricted stock unit other than an Education LTIP PSU or an Education Inducement PSU, whether vested or unvested, that is held by an education employee and that is outstanding immediately prior to the effective time of the merger (each, an Education RSU) will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (1) the per-share merger consideration, multiplied by (2) the total number of shares of ABCO common stock subject to such award, which resulting amount will vest and become payable in accordance with the vesting schedule, deferral election (if any), terms and conditions applicable to such awards prior to the effective time of the merger, provided that any performance metrics applicable to such performance-vested awards will no longer apply and the awards will be subject to service-based vesting only.

Further Actions; Regulatory Approvals; Required Actions

Each of ABCO and Education Buyer must use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties to the education purchase agreement in doing, all things necessary to cause the closing conditions, including receipt of the required regulatory approvals, to be satisfied as promptly as reasonably practicable and to effect the closing of the education transaction as promptly as reasonably practicable. In furtherance of and without limiting any of Education’s Buyer’s foregoing obligations, Education Buyer will take all actions necessary, proper or advisable to avoid or eliminate each and every impediment that may be asserted by a governmental authority with respect to the education transaction so as to enable the closing of the education transaction to occur as soon as reasonably possible.

Health Care Transaction Matters

ABCO has agreed that it will not, without the prior written consent of Education Buyer, amend, modify or waive any provision of the merger agreement or any ancillary agreement or documents in respect of the transactions contemplated by the education purchase agreement and/or the merger agreement in a manner that (1) adversely affects in any material respect, or would reasonably be expected to adversely affect in any material respect, Royall Acquisition Co. or its subsidiaries, the Education Buyer or the education business, including with respect to the rights and obligations of Education Buyer under the education purchase agreement or any ancillary agreement, (2) delays, prevents, interferes with, hinders or impairs the consummation of the education transaction or (3) increases the conditionality of the merger in any material respect. Subject to the foregoing, ABCO will deliver promptly to Education Buyer copies of all amendments, modifications and waivers to the merger agreement.

Representations and Warranties and Covenants

The education purchase agreement contains various representations and warranties that are subject, in some cases, to exceptions and qualifications (including exceptions and qualifications based on an education material adverse effect).

The education purchase agreement also provides for various covenants, including, among others things, with respect to (1) the conduct of ABCO’s education business in the ordinary course of business in all material respects during the period between execution of the education purchase agreement and the closing of the education transaction and (2) cooperation in obtaining regulatory approvals.

Ancillary Agreements

In connection with the execution of the education purchase agreement, ABCO and Education Buyer entered into certain ancillary agreements, including:

•

a transition services agreement, pursuant to which each party agreed to provide certain transition services to the other party for specified periods of time after the closing of the education transaction;

•

an employee matters agreement, pursuant to which the parties allocated certain assets, liabilities and responsibilities with respect to certain employee matters and employee compensation and benefit plans and programs between them, agreed to the treatment of ABCO equity awards held by education employees and addressed certain other employment-related matters;

•	a cross-license agreement, pursuant to which each party granted the other certain rights to use certain intellectual property; and

•

a non-competition and non-solicitation agreement, pursuant to which each party agreed to certain post-closing limitations on its ability to hire certain senior executives and employees of ABCO and to compete with the business of the other party.

In addition, ABCO, Education Buyer and Optum entered into a term sheet regarding the post-closing allocation of certain real estate used by ABCO in both the health care and education businesses.

Voting and Support Agreement

The following summary describes certain material provisions of the voting and support agreement. The representations, warranties, covenants and agreements described below and included in the voting and support agreement were made only for purposes of the voting support agreement as of specific dates, were solely for the benefit of the parties to the voting and support agreement and may be subject to important qualifications and limitations.

Concurrently with the execution of the merger agreement, Elliott and Optum entered into the voting and support agreement. Pursuant to the terms of the voting and support agreement, Elliott agreed, among other things, to vote any shares of ABCO common stock it beneficially owns, at the applicable time, (1) in favor of the merger at any meeting of stockholders called for such purpose and other actions required in furtherance of the foregoing and (2) against any proposal or action that would constitute a breach of the merger agreement and any competing proposal.

The voting and support agreement does not restrict Elliott from acquiring additional shares of ABCO common stock or disposing of any or all shares of ABCO common stock that it owns.

Solely in the event of Elliott’s failure to vote its shares of ABCO common stock in such a manner, Elliott granted Optum an irrevocable proxy to vote Elliott’s shares of ABCO common stock in favor of the merger at any meeting of stockholders called for such purpose. Such irrevocable proxy will terminate automatically upon termination of the voting and support agreement.

The voting and support agreement will terminate on the earliest to occur of (1) the effective time of the merger, (2) the termination of the merger agreement, (3) the date of any amendment, modification or supplement to the merger agreement that (A) materially and adversely affects the economic interest of ABCO stockholders or (B) otherwise decreases the per-share merger consideration or changes the form of consideration payable to ABCO stockholders in the merger, and (4) March 28, 2018.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement. This summary is not complete and is qualified in its entirety by the merger agreement, which is attached to this proxy statement as Annex A and which constitutes part of this proxy statement. We encourage you to read carefully the merger agreement in its entirety because this summary may not contain all of the information about the merger agreement that is important to you. The rights and obligations of the parties to the merger agreement are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

The representations, warranties, covenants and agreements described below and included in the merger agreement were made only for purposes of the merger agreement as of specific dates, were solely for the benefit of the parties to the merger agreement (except as otherwise specified therein) and may be subject to important qualifications, limitations and supplemental information agreed to by ABCO, Optum and Merger Sub in connection with negotiating the terms of the merger agreement. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating contractual risk between ABCO and Optum and Merger Sub rather than to establish matters as facts and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Except for their right to receive the per-share merger consideration after the closing of the merger, investors and security holders are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of ABCO, Optum or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement. In addition, you should not rely on the covenants in the merger agreement as actual limitations on the respective businesses of ABCO, Optum and Merger Sub because the parties to the merger agreement may take certain actions that are either expressly permitted in the confidential disclosure schedules to the merger agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The merger agreement is described below, and included as Annex A hereto, only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding ABCO or our businesses. Accordingly, the representations, warranties, covenants and other agreements in the merger agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding ABCO and our businesses. Please see “Where You Can Find More Information.”

Per-Share Merger Consideration

The merger agreement provides for the merger of Merger Sub with and into ABCO. At the effective time of the merger, ABCO will become a direct, wholly owned subsidiary of Optum. In the merger, each share of ABCO common stock that is issued and outstanding immediately prior to the effective time of the merger (other than shares of ABCO common stock owned by us as treasury stock, if any, shares of ABCO common stock owned by our wholly owned subsidiaries, if any, shares of ABCO common stock owned by Optum, Merger Sub or any director or indirect wholly owned subsidiary of Optum, and shares owned by stockholders who did not vote in favor of approving the merger proposal (or consent thereto in writing) and who are entitled to demand and have properly made a demand for appraisal and do not thereafter fail to perfect, effectively withdraw, or otherwise lose their right to appraisal in accordance with Section 262 of the DGCL) will be converted automatically into the right to the receive per-share merger consideration.

The per-share merger consideration is an amount in cash equal to (1) $52.65, plus (2) the per-share Evolent amount, which is determined pursuant to the formula set forth in the merger agreement.

Pursuant to such formula, the per-share Evolent amount equals the sum of (1) the quotient of (A) the after-tax value of any shares of Evolent’s Class A and Class B common stock held by ABCO as of the close of business on the business day prior to the closing date of the merger (determined based on the volume weighted average of the closing sale prices per share of Evolent’s Class A common stock on the New York Stock Exchange for the ten full consecutive trading days ending on and including the third business day prior to the closing date of the merger), divided by (B) the number of fully diluted shares of ABCO common stock outstanding (as determined pursuant to the merger agreement) as of the third business day prior to the closing date of the merger, plus (2) the quotient of (A) the after-tax value of the cash proceeds received from any sales (net of costs incurred but not reimbursed in connection with such sales) by ABCO of Evolent’s Class A and Class B common stock during the period between the date of the merger agreement and ending on and including the third business day prior to the closing date of the merger, divided by (B) the number of fully diluted shares of ABCO common stock outstanding (as determined pursuant to the merger agreement) as of the third business day prior to the closing date of the merger. As of the date of the merger agreement, ABCO held, in the aggregate, 5,901,065 shares of Evolent’s Class A and Class B common stock, and ABCO does not anticipate selling any such shares prior to the effective time of the merger. Therefore, the per-share Evolent amount will likely be determined solely pursuant to the immediately preceding clause (1).

Below is an illustrative calculation of the per-share merger consideration pursuant to the immediately preceding clause (1), which assumes that the effective time of the merger occurred on October 11, 2017 and that no shares of Evolent’s Class A and Class B common stock owned by ABCO are sold prior to such date.

Per-Share Merger Consideration = $52.65 + the Per-Share Evolent Amount, where:

•	Per-Share Evolent Amount = Net Evolent Closing Value / Fully Diluted Shares;

•	Net Evolent Closing Value = Gross Evolent Closing Value – Evolent Closing Tax Amount;

•	Gross Evolent Closing Value = 5,901,065 x Evolent Trading Price;

•	Evolent Closing Tax Amount = (Gross Evolent Closing Value – Evolent Closing Tax Basis Amount) x Applicable Tax Rate;

•	Evolent Closing Tax Basis Amount = $11,741,893;

•	Fully Diluted Shares = 40,988,972;

•

Evolent Trading Price = 17.81, which is the volume weighted average of the closing sale prices per share of Evolent’s Class A common stock for ten full consecutive trading days ending on and including October 5, 2017; and

•	Applicable Tax Rate = 0.38.

The calculation above is illustrative only, and because the per-share Evolent amount depends, in part, on the trading price of Evolent’s Class A common stock, which is traded on the New York Stock Exchange under the symbol “EVH,” the per-share merger consideration will fluctuate prior to the effective time of the merger. You should obtain current stock price quotations for Evolent’s Class A common stock, and for more information regarding Evolent, please see Evolent’s filings with the SEC, which are available at http://www.sec.gov.

Dissenting Shares

Any shares of ABCO common stock held by stockholders who have not voted in favor of approving the merger proposal, whether in person or by proxy, or consented thereto into writing, and who are entitled to demand and have properly made a demand for appraisal of their shares and do not thereafter fail to perfect, effectively withdraw, or otherwise lose their rights to appraisal, and who otherwise comply in all respects, with Section 262 of the DGCL will not be converted into the right to receive the per-share merger consideration, and at the effective time of the merger all such dissenting shares shall automatically be cancelled and the holders of such dissenting shares will only be entitled to have the fair value of their shares appraised by the Delaware Court of Chancery in accordance with Section 262 of the DGCL, unless and until any such stockholder fails to perfect, effectively withdraws or otherwise loses such stockholder’s right to appraisal under the DGCL or other applicable law. If any holder of dissenting shares fails to perfect, effectively withdraws or otherwise loses such holder’s appraisal rights, then the dissenting shares will be automatically converted, or deemed to have been converted, as of the effective time of the merger, into, and will represent only the right to receive the per-share merger consideration, without interest and less any applicable withholding taxes.

Under the merger agreement, ABCO must give Optum (1) prompt notice of any written demands for appraisal, withdrawals or attempted withdrawals of such demands, and any other instruments served pursuant to the DGCL relating to rights to be paid the fair value of dissenting shares and (2) the opportunity to direct all negotiations and proceedings with respect to such demands for appraisal. ABCO may not, except with the prior written consent of Optum, make any payment with respect to, or settle or offer to settle, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing.

Treatment of Equity Awards

Each Non-LTIP Option (an ABCO stock option other than an LTIP Option that is held by a health care employee) that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be assumed and converted into an option to purchase a number of shares of UnitedHealth Group Incorporated common stock, on the same terms and conditions as were applicable immediately prior to the effective time of the merger (except that any performance-based vesting conditions applicable to such option will not apply from and after the effective time of the merger), equal to the product of (1) the total number of shares of ABCO common stock subject to such option, multiplied by (2) the Equity Award Conversion Ratio (i.e., the quotient obtained by dividing (A) the per-share merger consideration by (B) the volume weighted average closing sale price of UnitedHealth Group Incorporated common stock for the five full trading days ending on and including the third business day prior to the closing), with any fractional shares rounded down to the next lower whole number of shares. The exercise price of such UnitedHealth Group Incorporated options will be equal to the quotient obtained by dividing the (1) exercise price per share applicable to the Non-LTIP Option by (2) the Equity Award Conversion Ratio, with any fractional cents rounded up to the next higher number of whole cents.

Each LTIP Option (an ABCO stock option granted pursuant to the 2014 supplemental long-term incentive program that is not vested in accordance with its terms at the effective time of the merger) that is held by a health care employee and that is outstanding immediately prior to the effective time of the merger will be assumed and converted into an option to purchase a number of shares of UnitedHealth Group Incorporated common stock, on the same terms and conditions as were applicable immediately prior to the effective time of the merger, equal to the product of (1) the total number of shares of ABCO common stock subject to such option, multiplied by (2) the Equity Award Conversion Ratio, with any fractional shares rounded down to the next lower whole number of shares, and with performance-vesting conditions equitably adjusted pursuant to the merger agreement to reflect the merger. The exercise price of such UnitedHealth Group Incorporated options will be equal to the quotient obtained by dividing the (1) exercise price per share applicable to the LTIP Option by (2) the Equity Award Conversion Ratio, with any fractional cents rounded up to the next higher number of whole cents.

Each Non-Employee Option (an ABCO stock option held by a non-employee member of the Board or by a former employee other than an education employee) that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the excess, if any, of the per-share merger consideration over the per-share exercise price for such Non-Employee Option multiplied by the total number of shares of ABCO common stock underlying such Non-Employee Option, payable within two business days following the effective time of the merger.

Each Non-LTIP RSU (an ABCO time-vested restricted stock unit and performance-vested restricted stock unit other than a LTIP PSU) that is held by a health care employee and that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be assumed and converted into an equivalent UnitedHealth Group Incorporated award denominated in shares of UnitedHealth Group Incorporated common stock, on the same terms and conditions as were applicable immediately prior to the effective time of the merger (except that any performance-based vesting conditions applicable to such awards will not apply from and after the effective time of the merger), equal to the product of (1) the total number of shares of ABCO common stock subject to such awards, multiplied by (2) the Equity Award Conversion Ratio, with any fractional shares rounded down to the next lower whole number of shares.

Each LTIP PSU (an ABCO performance-vested restricted stock unit granted pursuant to the 2014 supplemental long-term incentive program) that is held by a health care employee and that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be assumed and converted into an equivalent UnitedHealth Group Incorporated award denominated in shares of UnitedHealth Group Incorporated common stock, on the same terms and conditions as were applicable immediately prior to the effective time of the mergers, equal to the product of (1) the total number of shares of ABCO common stock subject to such awards, multiplied by (2) the Equity Award Conversion Ratio, with any fractional shares rounded down to the next lower whole number of shares, and with performance-vesting conditions equitably adjusted to reflect the merger.

Each Non-Employee RSU (an ABCO time-vested restricted stock unit that is held by a non-employee member of the Board or by a former employee other than an education employee) and that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the per-share merger consideration multiplied by the total number of shares of ABCO common stock underlying such restricted stock unit, payable within two business days following the effective time of the merger, provided that to the extent payment within such time or on such date would trigger a tax or penalty under Section 409A of the Code, such payments shall be made on the earliest date that payment would not trigger such tax or penalty.

Treatment of Purchase Rights under the Employee Stock Purchase Plan

All outstanding purchase rights under the ESPP will automatically be exercised upon the earlier of (1) a date prior to the effective time of the merger (but not later than five business days before the effective time of the merger) and (2) the purchase date of the current purchase period in progress as of August 28, 2017, and the ESPP will terminate immediately prior to the effective time of the merger. No new purchase periods will begin under the ESPP on or after August 28, 2017, and ESPP participants will not be permitted to increase the rate of payroll contributions or make separate non-payroll contributions to the ESPP on or after August 28, 2017. All shares of ABCO common stock purchased under the ESPP and held by an individual as of immediately prior to the effective time of the merger will be cancelled at the effective time of the merger and converted into the right to receive the per-share merger consideration.

Completion of the Merger

Unless the parties to the merger agreement agree otherwise, the closing of the merger will take place on a date that is as soon as practicable, but no later than the second business day after all closing conditions have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the closing of the merger). The effective time of the merger will occur upon the filing of the certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL (or at such later time as we, Optum and Merger Sub may agree and specify in the certificate of merger).

Conditions to the Closing of the Merger

The obligation of each of ABCO, Optum and Merger Sub to close the merger is subject to the satisfaction or waiver at or prior to the closing of the following mutual closing conditions:

•

the expiration or termination of the waiting period under the HSR Act that is applicable to the transactions contemplated by the merger agreement, including the merger, and the expiration or termination of the waiting period (and any extension thereof) under the HSR Act that is applicable to Optum’s indirect acquisition of ABCO’s equity interests in Evolent;

•

the absence of a health care legal restraint, which is any preliminary, temporary or permanent law or judgment of a governmental authority that restrains, enjoins, prevents, prohibits or makes illegal the closing of the merger or any of the other transactions contemplated by the merger agreement;

•

the required stockholder approval, which is the affirmative vote of the holders of a majority of the issued and outstanding shares of ABCO common stock entitled to vote at the special meeting in favor of approving the merger proposal; and

•	the occurrence of the closing of the education transaction (see “The Merger—Education Purchase Agreement”).

ABCO and Optum filed their respective notification and report forms under the HSR Act on September 7, 2017. The waiting period under the HSR Act applicable to the merger expired at 11:59 p.m. Eastern Time on October 10, 2017. On October 10, 2017, based on status discussions with the Antitrust Division of the Department of Justice, Optum withdrew and refiled its notification and report form regarding Optum’s secondary acquisition of ABCO’s equity interests in Evolent to provide the Antitrust Division of the Department of Justice additional time to review the secondary acquisition.

The obligation of ABCO to close the merger is also subject to the satisfaction or waiver by ABCO at or prior to the closing of the following additional closing conditions:

•

the accuracy of the representations and warranties of Optum and Merger Sub contained in the merger agreement shall be true and correct (without giving effect to any materiality standards set forth in such representations and warranties) both at and as of the date of the merger agreement and at and as of the closing date of the merger as if made at and as of the closing date (except to the extent expressly made as of an earlier date), except where the failure of any such representation or warranty to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material and adverse effect on the ability of Optum or Merger Sub to consummate, and would not reasonably be expected to prevent or materially impede, materially interfere with or materially delay Optum’s or Merger Sub’s consummation of, the transactions contemplated by the merger agreement;

•

Optum’s and Merger Sub’s performance in all material respects of all covenants, obligations and agreements required to be performed by them under the merger agreement at or prior to the closing of the merger; and

•

Parent shall have delivered to ABCO a certificate signed by an executive officer of each of Optum and Merger Sub certifying that the conditions set forth in the two immediately preceding bullet points have been satisfied.

The respective obligation of each of Optum and Merger Sub to close the merger is also subject to the satisfaction or waiver by Optum and Merger Sub at or prior to the closing of the following additional closing conditions:

•

the accuracy of the representations and warranties of ABCO contained in the merger agreement (other than the representations and warranties of ABCO described in the bullet points below) shall be true and correct (without giving effect to any materiality standards set forth in such representations and warranties) both at and as of the date of the merger agreement and at and as of the closing date as if made at and as of the closing date of the merger (except to the extent expressly made as of an earlier date), except where the failure of any such representation or warranty to be true and correct, has not had and would not reasonably be expected to result in a health care material adverse effect (as defined in “—Representations and Warranties”);

•

the accuracy of the representations and warranties of ABCO contained in the merger agreement relating to the existence of a stockholder rights plan and the application of state takeover statutes shall be true and correct in all material respects both at and as of the date of the merger agreement and at and as of the closing date of the merger as if made at and as of the closing date of the merger (except to the extent expressly made as of an earlier date);

•

the accuracy of the representations and warranties of ABCO contained in the merger agreement relating to ABCO’s organization, standing and corporate power, subsidiaries, capital structure, authority relative to execution and delivery, and enforceability, of the merger agreement and broker’s fees payable in connection with the merger shall be true and correct in all but de minimis respects both at and as of the date of the merger agreement and at and as of the closing date of the merger as if made at and as of the closing date of the merger (except to the extent expressly made as of an earlier date);

•

the accuracy of the representations and warranties of ABCO contained in the merger agreement relating to the absence of the occurrence of a health care material adverse effect since December 31, 2016 through the date of the merger agreement shall be true and correct in all respects both at and as of the date of the merger agreement and at and as of the closing date of the merger as if made at and as of the closing date of the merger (except to the extent expressly made as of an earlier date);

•	ABCO’s performance in all material respects of all covenants, obligations and agreements required to be performed by ABCO under the merger agreement at or prior to the closing of the merger;

•	the absence of the occurrence of a health care material adverse effect (as defined in “—Representations and Warranties”) since the date of the merger agreement; and

•	ABCO shall have delivered to Optum a certificate signed by an executive officer of ABCO certifying that the conditions set forth in the six immediately preceding bullet points have been satisfied.

Efforts to Obtain Required Stockholder Approval

As soon as reasonably practicable after the date of the merger agreement, ABCO must establish a record date for, duly call, give notice of, convene and hold the special meeting, and unless the Board changes its recommendation to ABCO stockholders that they vote “FOR” the merger proposal as permitted by the merger agreement and as further described below in “—No Solicitation of Competing Proposals; Change in Board Recommendation; Termination for Superior Proposal—Change in Board Recommendation; Termination for Superior Proposal,” ABCO must use its reasonable best efforts to solicit proxies from ABCO stockholders in favor of approving the merger proposal and to obtain the required stockholder approval.

No Solicitation of Competing Proposals; Change in Board Recommendation; Termination for Superior Proposal

No Solicitation of Competing Proposals

ABCO has agreed that it will not, and will not authorize or permit its affiliates or any of ABCO’s or its affiliates’ representatives to, directly or indirectly solicit, initiate or knowingly encourage, induce or facilitate any (or any inquiry or proposal that would reasonably be expected to lead to any) inquiry, proposal, indication of interest or offer with respect to any of the following, in each case except for the education transaction:

•

any merger, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution, extraordinary dividend or similar transaction involving ABCO pursuant to which any person or “group” (as defined in Section 13(d) of the Exchange Act) of persons would hold securities representing 20% or more of ABCO’s capital stock or 20% or more of the total outstanding voting power of ABCO;

•

any direct or indirect (including by way of merger, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution, extraordinary dividend or similar transaction) sale, lease, contribution or other disposition of any business or assets of ABCO and its health care subsidiaries that constitutes or represents 20% or more of the consolidated revenues, net income or assets of ABCO’s healthcare business;

•

any direct or indirect issuance, sale or other disposition to any person or “group” of persons of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing directly or indirectly 20% or more of the voting power of ABCO;

•

any transaction in which any person or “group” of persons would directly or indirectly acquire beneficial ownership or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of 20% or more of any class of capital stock of ABCO or 20% or more of the voting power of ABCO; or

•	any combination of the foregoing.

We refer to any of the transactions contemplated by any of the immediately preceding five bullet points as a competing proposal.

Additionally, ABCO has agreed that it will not directly or indirectly conduct, continue or otherwise participate in any discussions or negotiations regarding, furnish any nonpublic information with respect to, or cooperate with any third party in any way with respect to, any competing proposal or any inquiry or proposal that would reasonably be expected to lead to a competing proposal. ABCO has also agreed that it will not amend or grant any waiver or release under any standstill or similar agreement with respect to any class of ABCO’s equity securities.

ABCO and its affiliates and their respective representatives have agreed to cease and terminate any existing discussions or negotiations with any persons or entities regarding any actual or potential competing proposal, request the prompt return or destruction of all confidential information previously furnished to any such persons or entities or their representatives and immediately terminate all access to data previously granted to any such person or entity or their representatives.

Nevertheless, at any time prior to obtaining the required stockholder approval, if ABCO receives a written competing proposal that does not result from a breach of ABCO’s nonsolicitation obligations described above, and that the Board determines in good faith (after consultation with outside legal counsel and a financial advisor) constitutes or is reasonably likely to lead to a superior proposal (as described below), and that the failure to take action with respect to such competing proposal would be inconsistent with the Board’s fiduciary duties under applicable law, ABCO and its representatives may furnish information to the person making the competing proposal pursuant to a confidentiality agreement containing terms no less restrictive than those contained in the confidentiality agreement between Optum and ABCO (provided that all such information has been, or is contemporaneously, made available to Optum or its representatives) and participate in discussions and negotiations regarding the terms of the competing proposal, including terms of a definitive agreement with respect to the competing proposal. ABCO must promptly (and in any event within twenty-four hours) notify Optum and Merger Sub if it commences furnishing non-public information or any such discussions or negotiations.

Change in Board Recommendation; Termination for Superior Proposal

Subject to the following paragraph, the Board will not change its recommendation to ABCO stockholders that they vote “FOR” the approval of the merger proposal. Under the merger agreement, a change of recommendation will occur if the Board (1) withdraws, changes, qualifies, withholds or modifies in any manner adverse to Optum its recommendation, or proposes publicly to do any of the foregoing, (2) adopts, approves or recommends, or proposes publicly to adopt, approve or recommend, any competing proposal, (3) fails to include its recommendation in this proxy statement, (4) takes any formal action or makes any recommendation or public statement in connection with a tender offer or exchange offer (other than a recommendation against such offer or a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) if in the good faith judgment of the Board (after consultation with outside legal counsel failure to so disclose would be inconsistent with its obligations under applicable law), (5) makes any public statement inconsistent with its recommendation, or (6) in the event of a publicly disclosed competing proposal, fails to reaffirm its recommendation to ABCO stockholders that they vote “FOR” the merger proposal promptly following a written request by Optum to do so. In addition, subject to the last paragraph of “—No Solicitation of Competing Proposals” and the following paragraph, the Board may not, and may not publicly propose to authorize, cause, permit, approve or recommend, or allow ABCO or any of its affiliates to enter into, any contract that is or that would reasonably be expected to lead to, any competing proposal, or that requires, or would reasonably expected to cause, ABCO to abandon or terminate the merger agreement.

Prior to obtaining the required stockholder approval, the Board may change its recommendation to ABCO stockholders that they vote “FOR” the approval of the merger proposal or the Board may authorize and direct ABCO to terminate the merger agreement, in each case, in response to the receipt of a written competing proposal (with applicable thresholds in the definition of competing proposal of 50% instead of 20%) that does not result from a breach of ABCO’s nonsolicitation obligations described above, and the Board determines in good faith (after consultation with outside legal counsel and a financial advisor) is reasonably likely to be consummated in accordance with its terms and is more favorable from a financial point of view than the merger to ABCO stockholders, taking into account the legal, financial, regulatory and other aspects of such competing proposal, including the identity of the party making such competing proposal and the financing terms thereof, which we refer to as a superior proposal, and that the failure to change its recommendation or terminate the merger agreement would be inconsistent with the Board’s fiduciary duties under applicable law, subject to providing prior written notice to Optum of its proposed decision to change its recommendation or terminate the merger agreement (and the basis therefor) and giving Optum five business days to respond to such decision, including by proposing changes to the merger agreement (and two business days to respond to any material revisions to the superior proposal).

Prior to obtaining the required stockholder approval, the Board also may change its recommendation to ABCO stockholders that they vote “FOR” the approval of the merger proposal in response to a material fact, circumstance, effect, change, event or development that, subject to certain exceptions, does not relate to a competing proposal or the education transaction, was unknown to and not reasonably foreseeable by the Board prior to the date of the merger agreement and becomes known to or by the Board prior to receipt of the required stockholder approval, which we refer to as an intervening event, if the Board determines in good faith (after consultation with outside legal counsel and a financial advisor) that the failure to change its recommendation would be inconsistent with the Board’s fiduciary duties under applicable law. Prior to making any such change in recommendation, the Board must give Optum prior written notice that it is prepared to change its recommendation (and the basis therefor) and five business days to respond to any such intervening event, including by proposing changes to the merger agreement.

Termination of the Merger Agreement

Optum and ABCO may mutually agree to terminate the merger agreement before the closing of the merger, even after receipt of the required stockholder approval.

In addition, either Optum or ABCO may terminate the merger agreement at any time prior to the effective time of the merger, even after receipt of the required stockholder approval, if:

•

the closing of the merger has not occurred prior to 5:00 p.m. Washington, D.C. time on the end date, except if the failure to close the merger by the end date is the result of a breach of the merger agreement by the party attempting to terminate the merger agreement, then such breaching party may not terminate;

•

a health care legal restraint has become final and nonappealable; provided that the entry of such health care legal restraint is not the result of the failure of the terminating party to comply with its covenants and agreements under, or the breach of the terminating party of any of its representations or warranties under, the merger agreement, which we refer to as a health care legal restraint termination;

•	the required stockholder approval is not obtained at the special meeting or any adjournment thereof;

•	the education purchase agreement is terminated; or

•

there has been a breach of, or failure to perform a covenant or agreement under, the merger agreement by the other party or if any representation or warranty of the other party contained in the merger agreement fails to be true and correct, which breach or failure would cause the failure of certain closing conditions and is incapable of being cured during the time period set forth in the merger agreement or, if curable, is not cured during the applicable cure period, provided that the terminating party is not then in similar breach or failure that would cause the failure of certain closing conditions.

ABCO may also terminate the merger agreement prior to obtaining the required stockholder approval in order to enter into a definitive, written contract for a superior proposal either concurrently with or immediately following such termination, provided that ABCO has complied with its nonsolicitation obligations in all material respects and ABCO pays the ABCO termination fee described in “—Effect of Termination and Termination Fees” prior to or concurrently with that termination. We refer to a termination of the merger agreement under the circumstances described in this paragraph as a superior proposal termination.

Optum may also terminate the merger agreement prior to obtaining the required stockholder approval if the Board changes its recommendation to ABCO stockholders that they vote “FOR” the approval of the merger proposal or at any time if ABCO materially breaches any of its nonsolicitation obligations. If Optum terminates the merger agreement due to the Board’s change in recommendation or because of a material breach by ABCO of its nonsolicitation obligations, ABCO must pay to Optum the ABCO termination fee described in “—Effect of Termination and Termination Fees.” We refer to a termination of the merger agreement under the circumstances described in this paragraph as a recommendation change termination.

In addition, Optum may terminate the merger agreement after 5:00 p.m. Washington, D.C. time on December 28, 2017 if all closing conditions have been satisfied or waived, other than the occurrence of the closing of the education transaction and those conditions that by their nature are to be satisfied at the closing, and Optum provides written notice to ABCO that it is ready, willing and able to consummate the closing of the merger; provided that such a termination shall not become effective until the fifth business day after delivery of such termination notice (which we refer to as the specified termination time), and such termination shall not be effective if the closing of the education transaction occurs prior to the specified termination time. We refer to a termination of the merger agreement under the circumstances described in this paragraph as an education-delay termination.

Effect of Termination and Termination Fees

Effect of Termination

If the merger agreement is validly terminated, the merger agreement will become void and have no effect, without any liability or obligation on the part of any party based on, arising out of or relating to the merger agreement, except for (1) liabilities and obligations regarding the allocation of fees, costs and expenses among the parties to the merger agreement, as described in “—Expenses,” (2) the provisions of the merger agreement relating to the effects of termination, termination fees, amendment, extension and waiver, disclaimer of additional representations and warranties, no third party beneficiaries, governing law, assignment, specific enforcement, jurisdiction, waiver of jury trial, nonsurvival of representations, warranties, covenants and agreements and (3) liabilities for any fraud committed by ABCO, on the one hand, or Optum and Merger Sub, on the other hand, or any willful breach of the merger agreement.

ABCO Termination Fee

ABCO must pay Optum a termination fee of $42,000,000, which we refer to as the ABCO termination fee, under any of the following circumstances:

•	a superior proposal termination occurs;

•	a recommendation change termination occurs; or

•

if the merger agreement is terminated under certain specified circumstances and (1) prior to such termination a competing proposal has been made and not withdrawn and (2) within twelve months of such termination, ABCO enters into a definitive agreement with respect to or consummates any competing proposal (whether or not the same competing proposal referred to in the preceding clause (1)), except that, for purposes of this bullet, references to “20%” in the definition of “competing proposal” will be deemed to be references to “50%.”

In addition, ABCO must pay Optum a termination fee of $42,000,000 in the event that Optum or ABCO terminates the merger agreement because the education purchase agreement is terminated or in the event of an education-delay termination.

If the merger agreement is terminated under circumstances in which ABCO must pay Optum the ABCO termination fee, Optum’s sole and exclusive remedy for any claims arising out of the merger agreement will be to receive payment of the ABCO termination fee, except in the case of fraud by ABCO or any willful breach of the merger agreement.

Conduct of Business

ABCO has agreed to restrict the conduct of its businesses between the date of the merger agreement and the effective time of the merger.

In general, ABCO must conduct its business (other than the education business) in the ordinary course of business consistent with past practice in all material respects, and to the extent consistent with the foregoing, use its commercially reasonable efforts to (1) maintain and preserve ABCO’s assets and its business organization, and keep available the services of certain key employees and (2) maintain satisfactory relationships with governmental authorities, partners, customers, suppliers and licensors.

In addition, between the date of the merger agreement and the effective time of the merger, ABCO has agreed to certain specific restrictions relating to the conduct of its health care business (and in some cases its businesses as a whole, as indicated below), including restrictions on the following (subject to certain exceptions specified in the merger agreement or previously disclosed in writing to Optum in the confidential disclosure schedules to the merger agreement):

•

declaring or paying dividends or other distributions, other than dividends or other distributions by a subsidiary of ABCO to ABCO or to any other wholly-owned subsidiary of ABCO, except that, other than $10,000,000, all cash must be held in ABCO or one of its health care subsidiaries immediately prior to the closing of the education transaction (applies to all businesses);

•	materially amending its organizational documents;

•

splitting, combining, consolidating, subdividing or reclassifying any of its capital stock, other equity interests or voting securities (including other securities convertible into or exchangeable therefor) or issuing any other securities in substitution for shares of its capital stock, voting securities or other equity interests;

•	adopting a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•	repurchasing, redeeming or otherwise acquiring or offering to acquire its own capital stock, voting securities or other equity interests, with certain exceptions relating to ABCO equity awards;

•

issuing, delivering, selling, granting, disposing of, pledging or otherwise encumbering its shares of capital stock, voting securities or other equity interests, except upon the exercise of ABCO options or for settlement of outstanding ABCO performance- and time-vested restricted stock units;

•	granting any equity awards or granting any individual or entity any right to acquire ABCO stock (applies to all businesses);

•

granting any current or former director, officer or employee any increase in compensation or benefits except (1) in the ordinary course of business, (2) for merit- or promotion-based increases in base salary consistent with past practice or grants or payments of bonus awards in the ordinary course of business or (3) with respect to any education employee, increases that are effective after the closing of the education transaction; other than in the ordinary course of business, establishing, adopting, entering into, amending in any material respect or terminating any company benefit plan; except as set forth in the education transaction documents, accelerating the time of vesting, funding or payment of compensation or benefits for education employees; entering into any collective bargaining agreement with any labor organization; or amending any company equity awards (applies to all businesses);

•	making, implementing or adopting any change in financial accounting methods, principles or practices, except as required by a change in applicable law or GAAP or by a governmental authority;

•

making any acquisition of any entity (including by merger, consolidation or acquisition of stock or assets) or of any material assets, deposits or properties of any entity, or making any material investment in any entity either by purchase of stock or securities, contributions to capital, property transfers or purchase of property or assets or any entity, except for acquisitions or investments for less than $5,000,000 in the aggregate;

•

selling, transferring, leasing, renting, licensing, assigning, abandoning, mortgaging, encumbering or otherwise disposing of any of its properties, legal entities or assets other than sales, transfers, leases, rents, licenses, assignments, abandonments, mortgages or encumbrances in the ordinary course of business consistent with past practice, except, in each case, for any assets of the education business;

•

incurring, assuming, redeeming, repurchasing, prepaying, defeasing, canceling, restructuring, refinancing or otherwise acquiring or modifying the terms of any indebtedness or issuing or selling any debt securities or calls, options, warrants or other rights to acquire any debt securities except for (1) indebtedness incurred in the ordinary course of business consistent with past practice in an aggregate principle amount not to exceed $5,000,000 outstanding at any time, (2) guarantees by ABCO of existing indebtedness of ABCO’s health care business or (3) borrowings under existing revolving credit facilities or existing commercial paper programs in the ordinary course of business consistent with past practice;

•	making any loans or advances in excess of $2,000,000 in the aggregate (applies to all businesses);

•	making any capital expenditure, except for certain permitted capital expenditures or capital expenditures not to exceed $2,500,000;

•

modifying, amending in any material respect, terminating or waiving any material right under any material contract, or entering into any material contract, except for any modification, amendment, termination, waiver or entry in the ordinary course of business consistent with past practice;

•

other than in the ordinary course of business, revoking or changing any tax election, changing any method of tax accounting, settling or compromising any material tax liability or refund or amending any tax return, entering into any “closing agreement”, requesting any tax ruling from any governmental authority or surrendering any claim for a material tax refund, in each case to the extent that doing so would be reasonably expected to result in a material incremental cost after the closing of the merger agreement;

•

waiving, releasing, assigning, settling or compromising any material claim against ABCO (except for a claim that is a liability of the education business or that arises from assets of the education business), other than in the ordinary course of business consistent with past practice, subject to certain additional limitations (applies to all businesses);

•	entering into any new line of business;

•	reducing the amount of insurance coverage or failing to renew or replace any existing material insurance policies, other than in the ordinary course of business consistent with past practice;

•	amending any material permit in a manner that adversely impacts the ability of ABCO to conduct its business, or terminating or allowing to lapse any material permit;

•	canceling or allowing to lapse or abandoning any material intellectual property;

•	amending or modifying the engagement letter of ABCO’s financial advisor in a manner that increases the fee or commission payable by ABCO (applies to all businesses); and

•	agreeing to take, authorizing or entering into any contract to do any of the foregoing actions.

In addition, ABCO has agreed (subject to certain exceptions specified in the merger agreement or previously disclosed in writing to Optum in the confidential disclosure schedules to the merger agreement) not to take any action with respect to the education business that has the effect, directly or indirectly, of creating, imposing or increasing any material liability that will be borne by ABCO following the effective time of the merger. Except with the prior written consent of Optum, ABCO has agreed that between the date of the merger agreement and the effective time of the merger, ABCO will not transfer to the education business any material asset that would otherwise have been an asset of ABCO’s health care business following the effective time of the merger.

Education Transaction Matters

ABCO has agreed that it will not, without the prior written consent of Optum, (1) amend, modify or waive any provision of any education transaction document, any of the documents or transactions contemplated by the education transaction documents, or any term or condition of the education transaction in any, other than a de minimis, manner, or ABCO’s post-closing rights and obligations under the education transaction documents, or the terms, conditions or costs of any transition services or similar matters, whether or not included in the transition services agreement, (2) fail to comply, in all material respects, with its covenants and obligations under the education transaction documents or (3) terminate the education purchase agreement, which consent shall not be unreasonably withheld, conditioned or delayed with respect to the foregoing clauses (1) and (3).

Further Actions; Regulatory Approvals; Required Actions

Each of ABCO, Optum and Merger Sub must use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties to the merger agreement in doing, all things necessary, proper and advisable to cause the closing conditions, including receipt of the required regulatory approvals, to be satisfied as promptly as reasonably practicable and to effect the closing of the merger as promptly as reasonably practicable. In addition, Optum and ABCO and their respective affiliates shall use reasonable best efforts to (1) have vacated, lifted, reversed or overturned any judgment that is in effect, whether temporary, preliminary or permanent, that would restrain, prevent or delay the closing of the merger on or before the end date and (2) defend through litigation on the merits against any administrative or judicial claim that is threatened or instituted challenging any of the transactions contemplated by the merger agreement as violative of any antitrust law, unless any action or the results of any action taken with respect to (1) or (2) would, individually or in the aggregate, have a material adverse effect on ABCO and its subsidiaries, taken as a whole. Subject to Optum’s obligations contained in the immediately preceding sentence, in no event will Optum be required to, and ABCO will not, (1) pay any sums or concede anything of value in excess of $100,000, (2) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, assets, categories of assets or businesses of ABCO or Optum, or their subsidiaries or affiliates, or otherwise take or commit to take any action that could reasonably limit Optum’s and ABCO’s, or their subsidiaries’ or affiliates’, freedom of action with respect to, or their ability to retain, one or more businesses, product lines or assets, (3) terminate, modify or extend any existing relationships and contractual rights and obligations of ABCO or Optum, or their subsidiaries or affiliates, (4) establish or create any relationships and contractual rights and obligations of ABCO or Optum, or their subsidiaries or affiliates, (5) terminate any relevant venture or other arrangement or (6) effectuate any other change or restructuring of ABCO or Optum, or their subsidiaries or affiliates, in each case, solely in order to obtain the required regulatory approvals.

Indemnification and Insurance

For six years following the effective time of the merger, Optum and the surviving corporation will indemnify and hold harmless each current and former director, officer or employee of ABCO and its subsidiaries against claims existing or occurring at or prior to the effective time of the merger as provided in their respective organizational documents and in certain written indemnification contracts. For a period of six years after the effective time of the merger, Optum will not permit any indemnification, advancement of expenses or exculpation provision in such organizational documents or such written indemnification contracts to be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the indemnified parties thereunder, unless such amendment, repeal or modification is required by law. In addition, ABCO must, prior to the closing of the merger, purchase a “tail” directors’ and officers’ liability insurance policy with a duration of at least six years for ABCO and its current and former directors, officers and employees who are currently covered by the liability insurance coverage currently maintained by ABCO. Optum will guarantee the surviving corporation’s post-closing obligations related to these matters, provided that the cost of such tail policy for any policy year may not exceed 200% of the current aggregate annual premium.

Employee Matters

During the period commencing at the effective time of the merger and ending on December 31, 2018, which period we refer to as the continuation period, Optum will, and will cause the surviving corporation to, provide each individual who is employed by a post-sale company entity immediately prior to the effective time of the merger and who remains employed thereafter by the surviving corporation, Optum or any of their subsidiaries, who we refer to as a company employee, with (1) base salary or wage rate and incentive compensation opportunity (excluding any equity incentives and the ESPP, any retention or transaction bonuses or special one-time payments) no less favorable than those provided to each such company employee immediately prior to the effective time of the merger and (2) employee benefits (excluding equity-based compensation awards and the ESPP) that (A) are no less favorable in the aggregate than those provided to such company employee immediately prior to the effective time of the merger or, in Optum’s discretion, (B) are no less favorable than those provided to similarly situated employees of Optum and its subsidiaries. Without limiting the generality of the foregoing, during the continuation period, Optum will provide, or will cause the surviving corporation or any of their respective subsidiaries to provide, severance payments and benefits to each company employee whose employment is terminated during such period that are no less favorable than the severance payments and benefits that such company employee is eligible to receive under any applicable severance plan, policy, practice or arrangement sponsored or maintained by any post-sale company entity in accordance with the terms of such arrangement as in effect immediately prior to the effective time of the merger.

From and after the effective time of the merger, Optum will, or will cause the surviving corporation or any of their respective subsidiaries to, assume and honor certain of ABCO’s employment, severance, retention, termination and change of control plans, policies, programs, agreements and arrangements set forth on the confidential disclosure schedules to the merger agreement in accordance with their terms as in effect immediately prior to the effective time of the merger, including such terms pertaining to any right to amend or terminate.

With certain exceptions, Optum will provide service credit with ABCO and its subsidiaries before the effective time of the merger to continuing employees for the purposes of vesting, eligibility to participate and level of benefits under any benefits plans of Optum and its subsidiaries, to the extent such plans provide benefits to any continuing employee after the effective time of the merger. In addition, the merger agreement provides that, with certain exceptions, Optum and its subsidiaries will allow continuing employees to immediately participate in benefit plans of Optum and its subsidiaries to the extent coverage under such plans is replacing comparable coverage under a benefit plan of ABCO and its subsidiaries, in which a continuing employee participated immediately prior to the effective time of the merger. With certain exceptions, Optum and its subsidiaries will also use commercially reasonable efforts to (1) waive pre-existing condition exclusions and actively-at-work requirements to the extent such conditions were inapplicable or waived under the comparable health benefit plans of Optum and its subsidiaries and (2) take into account any expenses incurred by continuing employees during the portion of the plan year prior to the effective time of the merger for purposes of satisfying deductible, coinsurance and maximum out-of-pocket requirements applicable to such continuing employees under the health plans of Optum and its subsidiaries for the plan year in which the effective time of the merger.

For the year in which the effective time of the merger occurs, Optum will, or will cause the surviving corporation to, pay to each participant in an annual incentive plan or program maintained by any post-sale company entity (each, a Company Incentive Plan) a cash bonus in respect of such plan year in an amount equal to the cash bonus amount payable under the applicable Company Incentive Plan based on the actual level of achievement of the applicable performance criteria for such plan year, with such level of achievement (1) measured during the period from and including the first date of such plan year through and including the end of the calendar month immediately preceding the month in which the Closing Date occurs, (2) determined by the compensation committee of the company board in the ordinary course of business and consistent with past practice but without regard to any costs and expenses associated with the transactions contemplated by the agreement or any non-recurring events that would not reasonably be expected to have affected the post-sale company entities had the transactions contemplated by the merger agreement not arose, and (3) annualized through the end of the quarter in which the closing date occurs. Such bonus amounts will be paid, less any required withholding taxes, on or about the date on which ABCO would normally pay annual bonuses in the first calendar quarter of the year following the year in which the closing date occurs and in no event later than March 15 of the year following the year in which the closing date occurs (or, if earlier, upon a termination of employment). Following the completion of the quarter in which the closing date occurs, Optum, in its sole discretion, may choose to continue the participation of any company employee in a Company Incentive Plan or transition such employee to an incentive plan of Optum.

If a company employee experiences a termination of employment following the effective time of the merger and prior to the payment of the bonus amount provided above, which we refer to as the annual bonus amount, under circumstances that entitle such company employee to receive severance under a company benefit plan or applicable statutory requirements, such company employee will receive a lump sum cash bonus equal to such company employee’s annual bonus amount multiplied by a fraction, the numerator of which is the number of days from and including the first date of such plan year through and including the date of such company employee’s termination of employment, and the denominator of which is 365; provided that the foregoing will not apply to the extent that its application would result in a duplication of a prorated bonus amount provided to such company employee under the terms of an applicable company benefit plan. Such bonus will be paid, less any required withholding taxes, as soon as reasonably practicable following the date of such company employee’s termination of employment.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	confidentiality and access by Optum to certain information about ABCO during the period prior to the effective time of the merger;

•	cooperation between Optum and ABCO in the preparation of this proxy statement;

•

participation by Optum with ABCO in the defense or settlement of any stockholder litigation against ABCO relating to the merger and the required consent of Optum prior to the settlement of any such litigation;

•	actions to be taken by ABCO, Optum and Merger Sub with respect to Section 16(a) of the Exchange Act;

•	cooperation between ABCO and Optum in connection with public announcements;

•	activities of Merger Sub prior to the closing of the merger;

•	repayment of ABCO’s credit facility and other indebtedness for borrowed money;

•	obtaining the resignations of the directors of ABCO and its subsidiaries and ABCO’s director designees on Evolent’s board of directors;

•	any additional actions that are necessary or desirable to carry out the purposes of the merger agreement; and

•	ABCO’s provision to Optum of certain financial statements.

Representations and Warranties

ABCO has made representations and warranties to Optum and Merger Sub, many of which will be deemed untrue, inaccurate or incorrect as a consequence of the existence or absence of a health care material adverse effect. Under the merger agreement, a health care material adverse effect means any condition, fact, circumstance, effect, change, event, occurrence or development that is, has had or would reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of ABCO and its health care subsidiaries on a standalone basis after giving effect to the consummation of the education transaction, or that would prevent or materially impede ABCO from consummating the merger. However, the following are disregarded in determining whether a health care material adverse effect has occurred or would reasonably be expected to occur: (1) any change generally affecting the industries in which ABCO operates; (2) any change in general economic, legislative or political conditions, including any securities, credit, financial or other capital markets conditions; (3) the mere failure in and of itself by ABCO to meet any internal or public projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period; (4) any change caused by the announcement, execution or delivery of the merger agreement or the pendency of the merger, including (A) any action taken by ABCO that is required pursuant to the merger agreement, or is taken at the request of Optum in accordance with the merger agreement, (B) any change in customer, supplier, employee, partner or similar relationships resulting therefrom or (C) any change that arises out of or relates to the identity of Optum or its affiliates as the acquirer of ABCO; (5) any change in the market price, credit rating or trading volume of shares of ABCO common stock on the NASDAQ; (6) any change in applicable law, regulation or GAAP (or authoritative interpretation thereof); and (7) the outbreak or escalation of hostilities, any act of war, sabotage or terrorism, or any escalation or worsening of any such act of war, sabotage or terrorism threatened or underway as of the date of the merger agreement. However, any condition, fact, circumstance, effect, change, event, occurrence or development identified in clauses (1), (2), (6) and (7) above may be taken into account in determining whether a Material Adverse Effect has occurred solely to the extent such condition, fact, circumstance, effect, change, event, occurrence or development has a disproportionate adverse effect on ABCO and its health care subsidiaries on a standalone basis after giving effect to the consummation of the education transaction, taken as a whole, relative to the adverse effect that it has on other participants in ABCO’s industry or industries.

ABCO’s representations and warranties relate to, among other topics, the following:

•	organization, standing and corporate power;

•	ownership of subsidiaries;

•	capital structure;

•	authority relative to execution and delivery, and enforceability, of the merger agreement;

•	absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	consents and approvals relating to the merger;

•	SEC documents, financial statements, internal controls and accounting or auditing practices;

•	absence of a health care material adverse effect and absence of certain other events and changes;

•	tax matters;

•	employee benefit matters, labor matters and ERISA compliance;

•	disclosure of collective bargaining agreements and other labor matters;

•	absence of certain litigation;

•	compliance with applicable laws and regulations;

•	environmental matters;

•	material contracts;

•	owned and leased real property and sufficiency of assets;

•	intellectual property, privacy and data security;

•	insurance policies;

•	broker’s fees payable in connection with the merger;

•	receipt of an opinion from each of ABCO’s financial advisors;

•	absence of any stockholder rights plan and application of state anti-takeover statutes or regulations;

•	absence of affiliate transactions; and

•

absence in this proxy statement of untrue statements of material fact or omissions of any material fact necessary in order to make the statements herein, in light of the circumstance sin which they are made, not misleading.

Optum has made representations and warranties to ABCO, many of which will be deemed untrue, inaccurate or incorrect as a consequence of the existence or absence of any condition, fact, circumstance, effect, change, event, occurrence or development that has or would reasonably be expected to have a material and adverse effect on the ability of Optum or Merger Sub to consummate, or would reasonably be expected to prevent or materially impede, materially interfere with or materially delay Optum’s or Merger Sub’s consummation of the merger.

Optum’s representations and warranties relate to, among other topics, the following:

•	organization, standing and corporate power;

•	authority relative to execution and delivery, and enforceability, of the merger agreement;

•	absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	consents and approvals relating to the merger;

•	absence of certain litigation;

•	availability of funds;

•	broker’s fees payable in connection with the merger;

•	ownership of ABCO’s common stock;

•	absence of agreements with the Education Buyer;

•	review of the education transaction documents;

•

absence in this proxy statement of information based on information supplied by Optum or Merger Sub that contains untrue statements of material fact or omissions of any material fact necessary in order to make the statements herein, in light of the circumstances in which they are made, not misleading; and

•	approval of the assumption of health care employee equity awards by Optum’s ultimate parent.

The merger agreement also contains certain representations and warranties of Optum with respect to Merger Sub, including its corporate organization and authorization, lack of prior business activities, capitalization and execution of the merger agreement.

Expenses

In general, each of ABCO, Optum and Merger Sub will bear its own fees, costs and expenses incurred in connection with the merger agreement. However, ABCO must pay 100% of the fees, costs and expenses associated with preparing, filing and mailing this proxy statement, and Optum will pay 100% of the filing fees under the HSR Act incurred in connection with the merger.

Amendments, Extensions and Waivers

Amendment

The merger agreement may be amended, modified or supplemented by the parties at any time before the effective time of the merger (including after the receipt of the required stockholder approval). However, after receipt of the required stockholder approval, the parties to the merger agreement may not amend the merger agreement in a manner that by applicable law requires the further approval of ABCO stockholders without having received that further approval.

Extension; Waiver

At any time prior to the effective time of the merger, with certain exceptions, any party to the merger agreement may (1) extend the time for performance of any obligations or other acts of the other parties, (2) waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement, (3) waive compliance by another party with any of the covenants or agreements contained in the merger agreement or (4) waive the satisfaction of any conditions contained in the merger agreement.

Governing Law

The merger agreement is governed by Delaware law.

Required Vote

The merger proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of ABCO common stock entitled to vote at the special meeting. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as a vote “AGAINST” the merger proposal.

Board Recommendation

The Board has unanimously (1) determined that it was in the best interests of ABCO and its stockholders for ABCO to enter into the merger agreement, (2) approved and declared advisable the merger agreement, the execution, delivery and performance by ABCO of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement, (3) directed that the merger agreement be submitted to ABCO stockholders for adoption, and (4) recommended that ABCO stockholders adopt the merger agreement at the special meeting or, in the case of insufficient votes to approve the merger proposal, any adjournment or postponement thereof.

The Board unanimously recommends that you vote “FOR” the merger proposal.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING

The Adjournment Proposal

We are asking you to approve a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the merger proposal at the time of the special meeting. If ABCO stockholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting “AGAINST” approval of the merger proposal. Additionally, we could adjourn the special meeting if a quorum is not present at the special meeting.

If the special meeting is adjourned, and the adjournment is for a period of thirty days or less, no notice of the time or place of the reconvened meeting will be given to our stockholders other than an announcement made at the special meeting. At the adjourned meeting any business may be transacted that might have been transacted at the original meeting. If the adjournment is for more than thirty days, however, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the original meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Delaware law, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Required Vote

The adjournment proposal requires that a majority of the votes cast by the stockholders present or represented by proxy at the special meeting and entitled to vote on the adjournment proposal are voted in favor of the proposal, whether or not a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will not be counted as “FOR” or “AGAINST” and will not have an effect on the adjournment proposal.

Board Recommendation

The Board believes that it is in the best interests of ABCO and its stockholders for ABCO to be able to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the merger proposal at the time of the special meeting.

The Board unanimously recommends that you vote “FOR” the adjournment proposal.

PROPOSAL 3: ADVISORY VOTE ON MERGER-RELATED NAMED EXECUTIVE OFFICER COMPENSATION

The Named Executive Officer Compensation Proposal

Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, ABCO is required to submit a proposal to its stockholders for an advisory (non-binding) vote to approve certain compensation that may become payable to ABCO’s named executive officers in connection with the completion of the merger. This proposal, which we refer to as the merger-related named executive officer compensation proposal, gives ABCO stockholders the opportunity to vote, on an advisory (non-binding) basis, on the compensation that may be paid or become payable to ABCO’s named executive officers in connection with the merger. This compensation is summarized in the table in the section entitled “The Merger—Interests of ABCO Directors and Executive Officers in the Merger—Golden Parachute Compensation,” including the footnotes to the table and the associated narrative discussion. The Board unanimously recommends that ABCO stockholders approve the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the named executive officers of ABCO in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the table set forth in “The Merger—Interests of ABCO Directors and Executive Officers in the Merger—Golden Parachute Compensation,” including the footnotes to the table and the associated narrative discussion, and the agreements and plans pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

The vote on the merger-related named executive officer compensation proposal is a vote separate and apart from the vote on the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the merger-related named executive officer compensation proposal and vice versa. Because the vote on the merger-related named executive officer compensation proposal is advisory only, it will not be binding on either ABCO or Optum. Accordingly, if the merger agreement is approved and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the merger-related named executive officer compensation proposal.

Required Vote

The advisory (non-binding) proposal to approve the merger-related executive compensation requires that a majority of the votes cast by the stockholders present or represented by proxy at the special meeting and entitled to vote on the merger-related named executive officer compensation proposal are voted in favor of the proposal. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will not be counted as “FOR” or “AGAINST” and will not have an effect on the merger-related named executive officer compensation proposal except to the extent it results in there being insufficient shares present at the meeting to establish a quorum.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the merger-related named executive officer compensation proposal.

MARKET PRICES AND DIVIDEND DATA

ABCO Common Stock

ABCO common stock is listed on the NASDAQ under the symbol “ABCO” As of the record date, there were 40,758,952 shares of ABCO common stock outstanding, held by approximately twenty-one stockholders of record.

The following table sets forth, for the indicated periods, the high and low sales prices of ABCO common stock for the periods shown as reported by the NASDAQ and the dividends declared per share in the periods shown:

	Common Stock Price		Dividends Declared
	High	Low
FY 2017 – Quarter Ended
December 31 (October 1 – October 10)	$54.15	$53.60	—
September 30	$59.50	$49.60	—
June 30	$54.50	$45.95	—
March 31	$51.23	$32.15	—
FY 2016 – Quarter Ended
December 31	$44.85	$24.85	—
September 30	$48.86	$34.48	—
June 30	$36.45	$28.99	—
March 31	$49.17	$18.87	—
FY 2015 – Quarter Ended
December 31	$54.84	$40.70	—
September 30	$60.38	$43.59	—
June 30	$54.94	$46.67	—
March 31	$56.49	$43.00	—

The closing price of ABCO common stock on the NASDAQ on January 11, 2017, which was the last trading day prior to the day that Elliott filed a Schedule 13D with the SEC disclosing that they had accumulated a significant minority interest in ABCO, was $36.15. The closing price of ABCO common stock on the NASDAQ on August 28, 2017, which was the last trading day prior to the execution of the merger agreement, was $49.85.

Following the merger, there will be no further market for ABCO common stock, and ABCO common stock will be delisted from the NASDAQ and deregistered under the Exchange Act.

Under the terms of the merger agreement, from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, we may not declare or pay dividends in respect of ABCO common stock without Optum’s prior written consent. We have not declared or paid any cash dividends on ABCO common stock since we became a public company in 2001, and we do not currently anticipate declaring or paying any cash dividends.

Evolent Class A Common Stock

Evolent’s Class A common stock is listed on the New York Stock Exchange under the symbol “EVH.”

The following table sets forth, for the indicated periods, the high and low sales prices of Evolent’s Class A common stock for the periods shown as reported by the New York Stock Exchange and the dividends declared per share in the periods shown:

	Common Stock Price
	High	Low
FY 2017 – Quarter Ended
December 31 (October 1 – October 10)	$19.20	$16.35
September 30	$27.15	$15.00
June 30	$27.50	$20.75
March 31	$23.35	$14.50
FY 2016 – Quarter Ended
December 31	$25.66	$14.70
September 30	$26.84	$17.94
June 30	$19.22	$9.78
March 31	$12.80	$8.14
FY 2015 – Quarter Ended
December 31	$17.37	$11.86
September 30	$23.15	$15.35
June 30	$19.93	$17.54

The closing price of Evolent’s Class A common stock on the New York Stock Exchange on October 10, 2017, which was the last trading day prior to the date of this proxy statement, was $16.60. The closing price of Evolent’s Class A common stock on the New York Stock Exchange on August 28, 2017, which was the last trading day prior to the execution of the merger agreement, was $17.80.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents, as of October 5, 2017 (except as otherwise indicated below), certain information based upon ABCO’s records and filings with the SEC regarding the beneficial ownership of ABCO’s common stock by the following persons:

•	each person known to ABCO to own beneficially more than 5% of ABCO common stock;

•	each director and director nominee to the Board;

•	each named executive officer of ABCO; and

•	all directors and executive officers of ABCO as a group.

As of October 5, 2017, there were 40,758,952 shares of ABCO common stock outstanding.

The following beneficial ownership information has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, beneficial ownership of a class of capital stock as of any date includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power as of such date and also any shares as to which a person has the right to acquire such voting or investment power as of or within sixty days after such date through the exercise of any stock option, warrant, or other right or the vesting of any restricted stock unit, without regard to whether such right expires before the end of such sixty-day period or continues thereafter. If two or more persons share voting power or investment power with respect to specific securities, all of such persons may be deemed to be the beneficial owners of such securities.

Information with respect to persons other than the holders listed in the table below that share beneficial ownership with respect to the securities shown is presented following the table.

Name of Beneficial Owner	Amount and nature of beneficial ownership	Percent of class (%)
Robert W. Musslewhite	707,968	1.7
Sanju K. Bansal	70,487	*
Peter J. Grua	22,216	*
Nancy Killefer	24,109	*
Kelt Kindick	31,808	*
Mark R. Neaman	25,316	*
Leon D. Shapiro	19,216	*
LeAnne M. Zumwalt	15,832	*
David L. Felsenthal	342,877	*
Michael T. Kirshbaum	138,766	*
Cormac F. Miller	119,470	*
Richard A. Schwartz	123,477	*
The Vanguard Group	3,039,807	7.5
TimesSquare Capital Management, LLC	2,751,137	6.7
BlackRock, Inc.	2,486,960	6.1
Janus Capital Management LLC	2,471,724	6.1
Credit Suisse AG	2,244,178	5.5
All directors and executive officers as a group (14 persons)	1,838,373	4.5

*	Indicates ownership of less than 1%.

The percentage of beneficial ownership as to any person as of October 5, 2017 (except as otherwise indicated below) is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power as of or within sixty days after such date, by the sum of the number of shares outstanding as of October 5, 2017 plus the number of shares as to which such person has the right to acquire voting or investment power as of or within sixty days after such date. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, ABCO believes that the beneficial owners of the ABCO common stock listed in the table have sole voting and investment power with respect to the shares shown.

The information concerning The Vanguard Group is based on a Schedule 13G/A filed with the SEC on February 9, 2017, in which the reporting person reports that, as of December 31, 2016, it had sole voting power with respect to 81,086 of the shares shown, shared voting power with respect to 4,322 of the shares shown, sole dispositive power with respect to 2,956,499 of the shares shown, and shared dispositive power with respect to 83,308 of the shares shown. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

The information concerning TimesSquare Capital Management, LLC is based on a Schedule 13G/A filed with the SEC on February 13, 2017, in which the reporting person reports that, as of December 31, 2016, it had sole voting power with respect to 2,497,407 of the shares shown and sole dispositive power with respect to all 2,751,137 of the shares shown. The address of TimesSquare Capital Management, LLC is 7 Times Square, 42nd Floor, New York, New York 10036.

The information concerning BlackRock, Inc. is based on a Schedule 13G/A filed with the SEC on January 19, 2017, in which the reporting person reports that, as of December 31, 2016, it had sole voting with respect to 2,395,973 of the shares shown and sole dispositive power with respect to all 2,486,960 of the shares shown. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

The information concerning Janus Capital Management is based on a Schedule 13G filed with the SEC on February 13, 2017, in which the reporting person reports that, as of December 31, 2016, it had sole voting power with respect to all 2,471,724 of the shares shown and sole dispositive power with respect to all 2,471,724 of the shares shown. The address of Janus Capital Management is 151 Detroit Street, Denver, Colorado 80206.

The information concerning Credit Suisse AG is based on a Schedule 13G filed with the SEC on February 14, 2017, in which the reporting person reports that, as of December 31, 2017, it had shared voting power and shared dispositive power with respect to all 2,244,178 of the shares shown. The address of Credit Suisse AG is Uetlibergstrasse 231, P.O. Box 900, CH 8070, Zurich, Switzerland.

The shares of common stock shown as beneficially owned by the following directors and executive officers include all stock options and RSUs held by a stockholder that were exercisable or had vested as of October 5, 2017 or that will become exercisable or will vest within sixty days of October 5, 2017, as follows: Mr. Felsenthal, 282,352 shares; Ms. Killefer, 11,253 shares; Mr. Kirshbaum, 92,303 shares; Mr. Miller, 94,055 shares; Mr. Musslewhite, 438,803 shares; and Mr. Schwartz, 105,114 shares; and all directors and executive officers as a group, 1,180,029 shares. The shares of common stock shown as beneficially owned by Mr. Miller includes 4,662 shares beneficially owned by Mr. Miller’s spouse, an employee of ABCO. The shares of common stock shown as beneficially owned do not include shares issuable upon vesting of RSUs as to which the person has irrevocably elected to defer receipt of the shares to a date later than sixty days after October 5, 2017, as follows: Ms. Killefer, 4,358 shares.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of stockholders of ABCO. However, if the merger is not completed, ABCO stockholders would continue to be entitled to attend and participate in ABCO stockholders’ meetings.

ABCO will hold an annual meeting of stockholders in 2018 only if the merger has not already been completed. If the merger is not completed and any stockholder intends to present a proposal to be considered for inclusion in our proxy material in connection with the 2018 annual meeting of stockholders (if one is held), any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 and intended to be presented at the 2018 annual meeting of stockholders must be received by ABCO at its principal executive offices on or before December 22, 2017 to be eligible for inclusion in the proxy statement and form of proxy card to be distributed by the Board in connection with such meeting.

In the event ABCO’s 2018 annual meeting of stockholders is held prior to the completion of the merger, any stockholder proposals (including recommendations of nominees for election to the Board) intended to be presented at the 2018 annual meeting of stockholders, other than a stockholder proposal submitted pursuant to Exchange Act Rule 14a-8, must be received in writing at ABCO’s principal executive offices not earlier than January 31, 2018 or later than March 2, 2018. The stockholder’s notice must set forth the following information to be in proper form:

•

a brief description of the business to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend our bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner of common stock, if any, on whose behalf the proposal is made;

•	the name and address of such stockholder, as they appear on our books, and the name and address of such beneficial owner;

•	the class and number of shares of our capital stock which are owned beneficially and of record by such stockholder and such beneficial owner;

•

a description of all arrangements or understandings between such stockholder and such beneficial owner and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder and of such beneficial owner in such business;

•	a representation that the stockholder is a holder of record of capital stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business; and

•

a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or (2) otherwise to solicit proxies from stockholders in support of such proposal.

The foregoing notice requirements will be deemed satisfied by a stockholder if the stockholder has notified us of the stockholder’s intention to present a proposal at the annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by us to solicit proxies for the annual meeting. The foregoing provisions of our bylaws concerning notice of proposals by stockholders are not intended to affect any rights of stockholders to require inclusion of proposals in our proxy statement pursuant to Rule 14a-8 under the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference in this proxy statement is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or by information incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following ABCO filings with the SEC are incorporated by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2017, and June 30, 2017; and

•	our Current Reports on Form 8-K dated as of January 4, 2017, February 6, 2017, June 1, 2017 and August 29, 2017.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date of this proxy statement and the earlier of the date of the special meeting or the termination of the merger agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at the following location: Station Place, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov. In addition, stockholders may obtain free copies of the documents that we file with the SEC through the Investor section of our website, www.advisoryboardcompany.com, and the “SEC Filings” tab therein. The information included on our website is not incorporated into this proxy statement.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

The Advisory Board Company

Attn: Investor Relations

2445 M Street NW

Washington, D.C. 20037

(202) 266-5600

If you would like to request documents from us, please do so by November 8, 2017 to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request. Please note that all of our documents that we file with the SEC are also promptly available through the Investor Relations section of our website, www.advisoryboardcompany.com, and the “SEC Filings” section therein. The information included on our website is not incorporated by reference into this proxy statement.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with voting procedures, please contact MacKenzie Partners, Inc., our proxy solicitor, by calling toll-free at (800) 322-2885 or collect at (212) 929-5500. MacKenzie Partners, Inc. may also be contacted via email at proxy@mackenziepartners.com.

MISCELLANEOUS

ABCO has supplied all information relating to ABCO. Optum has supplied all of the information relating to Optum and Merger Sub contained in “Summary—Parties Involved in the Merger,” “Summary—Financing of the Merger,” “The Merger—Parties Involved in the Merger” and “The Merger—Financing of the Merger.”

You should not send in your ABCO stock certificates until you receive transmittal materials after the merger is completed.

You should rely only on the information contained in this proxy statement, the appendices to this proxy statement and the documents we refer to in this proxy statement to vote on the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated October 11, 2017. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement) and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

THE ADVISORY BOARD COMPANY,

OPTUMINSIGHT, INC.

and

APOLLO MERGER SUB, INC.

Dated as of August 28, 2017

A-i

A-ii

Exhibits

Exhibit A – Amended and Restated Certificate of Incorporation of the Surviving Corporation

Exhibit B – Amended and Restated Bylaws of the Surviving Corporation

Schedules

Company Disclosure Letter
Section 2.04	—	Equity Awards
Section 3.01	—	Organization, Standing and Power
Section 3.02	—	Company Subsidiaries
Section 3.03	—	Capital Structure
Section 3.05	—	No Conflicts; Consents
Section 3.06	—	Company Reports; Financial Statements
Section 3.07	—	Absence of Certain Changes or Events
Section 3.08	—	Taxes
Section 3.09	—	Employee Benefits
Section 3.10	—	Labor and Employment Matters
Section 3.11	—	Litigation
Section 3.12	—	Compliance with Applicable Law; Certain Regulatory Matters
Section 3.14	—	Contracts
Section 3.15	—	Property
Section 3.16	—	Intellectual Property
Section 3.18	—	Brokers’ Fees and Expenses
Section 5.01	—	Conduct of Business
Section 5.10	—	Indemnification, Exculpation and Insurance
Section 5.11	—	Employee Matters
Section 8.14	—	Definitions

Parent Disclosure Letter
Section 4.06	—	Brokers’ Fees and Expenses
Section 4.09	—	Agreements with Education Buyer
Section 8.14	—	Definitions

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 28, 2017, is by and among The Advisory Board Company, a Delaware corporation (the “Company”), OptumInsight, Inc., a Delaware corporation (“Parent”), and Apollo Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and, together with the Company and Parent, the “Parties”).

RECITALS

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, it is proposed that, on the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub merge with and into the Company in accordance with the DGCL, with the Company surviving the merger;

WHEREAS, the Company Board has unanimously adopted resolutions, at a meeting duly called at which a quorum of the Company Board was present, (a) determining that it is in the best interests of the Company and the Company Stockholders for the Company to enter into this Agreement, (b) approving and declaring advisable this Agreement and the execution, delivery and performance by the Company of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, (c) directing that this Agreement be submitted to the Company Stockholders for their adoption and (d) resolving to recommend adoption of this Agreement by the Company Stockholders at any meeting of the Company Stockholders held for such purpose and any adjournment or postponement thereof;

WHEREAS, the board of directors of Parent has adopted resolutions approving the execution, delivery and performance by Parent of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the board of directors of Merger Sub has unanimously adopted resolutions (a) determining that it is in the best interests of Merger Sub and its stockholder for Merger Sub to enter into this Agreement, (b) approving and declaring advisable this Agreement and the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, (c) directing that this Agreement be submitted to Parent, as Merger Sub’s sole stockholder, for its adoption and (d) resolving to recommend adoption of this Agreement by Parent, as Merger Sub’s sole stockholder; and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and Avatar Holdco, LLC, a Delaware limited liability company, and Avatar Purchaser, Inc., a Delaware corporation (collectively, “Education Buyer”), are entering into a Stock and Asset Purchase Agreement, dated as of the date of this Agreement (as it may be amended from time to time in accordance with the terms hereof, the “Education Purchase Agreement” and, together with the Other Education Agreements, the “Education Transaction Documents”), pursuant to which, among other things, on the terms and subject to the conditions set forth in the Education Purchase Agreement, at the Education Closing, Education Buyer shall acquire from the Company all of the Education Stock and Education Assets and shall assume from the Company the Education Liabilities (together with the other transactions contemplated by the Education Transaction Documents, the “Education Transaction”).

NOW, THEREFORE, in consideration of the foregoing Recitals and the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound by this Agreement, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.01    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall be merged with and into the Company (the “Merger”) in accordance with the DGCL. By virtue of the Merger, at the Effective Time, (a) the separate existence of Merger Sub shall cease, and (b) the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.02    Effective Time.    The Company shall file a certificate of merger that has been duly executed and acknowledged in accordance with, and in such form as required by, the relevant provisions of the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware substantially concurrently with the Closing. The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be mutually agreed to in writing by the Parties and set forth in the Certificate of Merger (the time as of which the Merger becomes effective, the “Effective Time”).

Section 1.03    The Closing.    The Parties shall consummate the Merger (such consummation, the “Closing”) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 1440 New York Ave. NW, Washington, DC 20005, at 10:00 a.m. Washington, DC time on a date that is as soon as practicable, and in any event no later than the second (2nd) Business Day, after the satisfaction or waiver of the conditions to the Closing set forth in Article VI (except for those conditions to the Closing that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) unless another time, date or place is mutually agreed to in writing by the Parties. For purposes of this Agreement, “Closing Date” means the date on which the Closing occurs.

Section 1.04    Effects of the Merger.    The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, in each case, as provided under the DGCL and other applicable Law.

Section 1.05    Organizational Documents.    At the Effective Time, (a) the certificate of incorporation of the Company shall be amended and restated in the Merger to read in its entirety as set forth on Exhibit A, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter further amended as provided therein and in accordance with the DGCL, and (b) the bylaws of the Company shall be amended and restated in the Merger to read in their entirety as set forth on Exhibit B, and as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter further amended as provided therein and in accordance with the Surviving Corporation’s certificate of incorporation and the DGCL.

Section 1.06    Surviving Corporation Directors and Officers.    As of the Effective Time, the Parties shall take all requisite action so that (a) the directors of Merger Sub as of immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, and (b) the officers of Merger Sub as of immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time, in each case, until their successors have been duly elected or appointed or until their earlier death, resignation or removal.

ARTICLE II

EFFECT ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES AND BOOK-ENTRY SHARES

Section 2.01    Effect of Merger on Capital Stock.

(a)    At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Company Stockholder:

(i)    any shares of Company Common Stock held in the Company’s treasury or held by the Company or any wholly owned Company Subsidiary (other than, in each case, shares of Company Common Stock that are held in a fiduciary or agency capacity and are beneficially owned by third parties) immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)    any shares of Company Common Stock held by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii)    except as provided in Section 2.01(a)(i) and Section 2.01(a)(ii), and subject to Section 2.01(b) and Section 2.03, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into and shall thereafter represent the right to receive an amount equal to the Per-Share Amount; and

(iv)    each share of common stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock, $0.01 par value, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately after the Effective Time.

(b)    If, during the period from the date of this Agreement through the Effective Time, any change shall occur in the number of outstanding shares of Company Common Stock because of any reclassification, recapitalization, stock split or combination, exchange, readjustment or similar transaction, or if any stock dividend shall be declared on shares of Company Common Stock and the record date for such dividend shall fall during such period, then the Per-Share Amount and any other similarly dependent terms shall be appropriately adjusted to provide the Company Stockholders and holders of Company Time-Vested Options, Company Performance-Vested Options, Company LTIP Options, Company Inducement Options, Company RSUs (other than Company Non-Employee RSUs), Company LTIP PSUs, Company Non-LTIP PSUs, Company Inducement PSUs, Company Non-Employee Options and Company Non-Employee RSUs (collectively, the “Company Equity Awards”) the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 2.01(b) shall be deemed to permit or authorize the Company to effect any such change that it is not authorized or permitted to undertake pursuant to this Agreement.

Section 2.02    Payment for Shares of Company Common Stock.

(a)    At the Effective Time, (i) all shares of Company Common Stock outstanding immediately prior to the Effective Time, upon the cancellation or conversion thereof in accordance with Section 2.01, shall cease to exist, and all holders of stock certificates (“Stock Certificates”) or book-entry shares (“Book-Entry Shares”) representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as Company Stockholders, except the right to receive the Per-Share Amount with respect to each share of Company Common Stock evidenced thereby as provided in Section 2.01 upon the surrender of such shares of Company Common Stock (or to appraisal rights as provided in Section 2.03 with respect to Dissenting Shares), and (ii) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. The cash paid in accordance with the terms of this Article II upon conversion and surrender of any shares of Company Common Stock shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock (subject to any rights with respect to Dissenting Shares). No further transfer of any such Stock Certificates or Book-Entry Shares shall be made on such stock transfer books after the Effective Time.

(b)    Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as paying agent in the Merger (the “Paying Agent”) and shall enter into an agreement reasonably acceptable to the Company with the Paying Agent relating to services to be performed by the Paying Agent. At or prior to the Effective Time but after the Education Closing, (i) the Company shall cause to be deposited with the Paying Agent an amount in cash from its available cash on hand (including the proceeds received by the Company in the Education Transaction), which amount (1) shall be determined by Parent following consultation with the Company (provided that the deposit of such amount with the Paying Agent shall not violate any applicable Law) by providing written notice to the Company no later than two (2) Business Days prior to the Closing Date and (2) when paid to the Company Stockholders, shall be deemed a redemption of such Company Stockholders’ shares of Company Common Stock on a pro rata basis (such amount, the “Redemption Cash Amount”), and (ii) Parent shall cause to be deposited with the Paying Agent an amount in cash, which when combined with the Redemption Cash Amount, shall be no less than the Merger Consideration payable pursuant to Section 2.01(a) (the “Parent Cash Amount” together with the Redemption Cash Amount, the “Payment Fund”); provided that, for the avoidance of doubt, there shall be no minimum requirement for the Redemption Cash Amount.

(c)    As soon as reasonably practicable after the Effective Time, and in any event not later than the third (3rd) Business Day after the Closing Date, Parent shall cause the Paying Agent to commence mailing to each Person who was, immediately prior to the Effective Time, a holder of record of shares of Company Common Stock (i) in the case of Stock Certificates, (A) a letter of transmittal in customary form (which shall specify that delivery of Stock Certificates shall be effected, and risk of loss and title to the Stock Certificates shall pass, upon delivery of the Stock Certificates to the Paying Agent) and (B) customary instructions for use in effecting the surrender of Stock Certificates, and (ii) in the case of Book-Entry Shares, customary instructions for use in effecting the surrender of Book-Entry Shares, in each case, in exchange for the Per-Share Amount with respect to each share of Company Common Stock evidenced by such Stock Certificates or Book-Entry Shares, as applicable. Upon (1) in the case of Stock Certificates, delivery to the Paying Agent of Stock Certificates, together with a validly executed letter of transmittal, or (2) in the case of Book-Entry Shares, receipt by the Paying Agent of an “agent’s message” in customary form and such other evidence of surrender, if any, as the Paying Agent may reasonably request, the holders thereof shall be entitled to receive the Per-Share Amount with respect to each share of Company Common Stock evidenced by such Stock Certificates or Book-Entry Shares, as applicable, and the Stock Certificates and Book-Entry Shares so surrendered shall be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the proper amount of cash may be paid in exchange therefor to a Person other than the Person in whose name the Stock Certificates or Book-Entry Shares so surrendered are registered if (I) such Stock Certificate shall be properly endorsed or such Stock Certificates or Book-Entry Shares shall otherwise be in proper form for transfer and (II) the Person requesting such payment shall either (x) pay any transfer tax required by reason of such payment or (y) establish to the reasonable satisfaction of the Surviving Corporation and the Paying Agent that such transfer tax either has been paid in full or is not applicable. Until surrendered as contemplated by this Section 2.02(c), each Stock Certificate and Book-Entry Share (other than Dissenting Shares) shall be deemed after the Effective Time to represent only the right to receive the Per-Share Amount with respect to each share of Company Common Stock evidenced thereby. No interest shall be paid on the Per-Share Amount payable upon surrender of any Stock Certificate or Book-Entry Share.

(d)    If any Stock Certificate shall have been lost, stolen or destroyed, then, notwithstanding anything to the contrary in Section 2.02(c), upon the making of an affidavit of that fact by the Person claiming such Stock Certificate to be lost, stolen or destroyed, in form and substance reasonably acceptable to Parent, and if required by Parent or the Paying Agent, the posting by such Person of a bond in a customary amount as Parent or the

Paying Agent may reasonably require as indemnity against any claim that may be made against it or the Company, Parent shall cause the Paying Agent to pay to such Person the Per-Share Amount receivable with respect to each share of Company Common Stock represented by such lost, stolen or destroyed Stock Certificate.

(e)    Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains undistributed to former holders of Stock Certificates and Book-Entry Shares 270 days after the Closing Date shall be delivered by the Paying Agent to Parent upon demand. Any former holders of Stock Certificates or Book-Entry Shares who have not theretofore complied with this Section 2.02 shall thereafter look only to the Surviving Corporation or Parent for payment of any portion of the Merger Consideration, in accordance with this Article II and without any interest thereon, payable with respect to each share of Company Common Stock previously evidenced by such Stock Certificates and Book-Entry Shares. Notwithstanding any provision of this Agreement to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation or the Paying Agent shall be liable to any Person for the portion of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Stock Certificates or Book-Entry Shares shall not have been surrendered prior to the second (2nd) anniversary of the Effective Time, any unclaimed funds payable with respect to such Stock Certificates or Book-Entry Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f)    The Paying Agent shall invest all cash included in the Payment Fund as reasonably directed by Parent; provided that (i) such investments shall be in short-term obligations of the United States with maturities of no more than thirty (30) days or guaranteed by the United States and backed by the full faith and credit of the United States, or in commercial paper obligations of issuers organized under the Law of a state of the Unites States of America, rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively, and (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement. Any interest and other income resulting from such investments shall be paid to Parent upon demand. Parent and the Surviving Corporation shall promptly replace any funds deposited with the Paying Agent lost through any investment made pursuant to this Section 2.02(f). Subject to Section 2.02(e), nothing in this Agreement and no investment losses resulting from investment of the Payment Fund shall diminish the rights of any holder of Stock Certificates or Book-Entry Shares to receive, or Parent’s and the Surviving Corporation’s obligation to pay, such holder’s applicable portion of the Merger Consideration.

(g)    Notwithstanding anything to the contrary contained herein, each of the Company, Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, such amounts as may be, in its reasonable discretion, required to be deducted or withheld with respect to the making of such payment under any applicable Tax Law; provided, however, that under no circumstances will the Company, Parent, Merger Sub, the Surviving Corporation or the Paying Agent deduct or withhold any amount under Section 1445 of the Code. Each such payor shall take all action that may be necessary to ensure that any such amounts so withheld are promptly and properly remitted to the appropriate Governmental Authority. Any amounts so deducted or withheld and timely and properly remitted to the appropriate Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made.

Section 2.03    Appraisal Rights.    Notwithstanding anything to the contrary in this Agreement, any share of Company Common Stock held by a holder who is entitled to demand, and has made a valid demand, for appraisal of such share in accordance, and complies in all respects, with Section 262 of the DGCL (each such share, a “Dissenting Share”) shall not be converted into the right to receive the Per-Share Amount in accordance with Section 2.01(a)(iii) but instead shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the “fair value” of such Dissenting Shares in accordance with Section 262 of the DGCL. Notwithstanding the foregoing, if any Dissenting Shares lose their status as such (through failure to perfect, waiver, effective withdrawal or otherwise), then, as of the later of the Effective Time or the date of loss of such status, each such Dissenting Share shall automatically be converted into or shall be deemed to have been, as of the Effective Time, converted into, as applicable, and shall represent only the right to receive, the Per-Share Amount in accordance with Section 2.01(a)(iii), after the surrender of the Stock Certificate(s) or Book-Entry Shares, as applicable, representing such shares in accordance with this Agreement. The Company shall give Parent (a) prompt written notice of any written demand for appraisal pursuant to the DGCL received by the Company, withdrawals or attempted withdrawals of such demands and any other instruments served on the Company in connection therewith pursuant to the DGCL prior to the Effective Time and (b) the opportunity to direct all negotiations and proceedings with respect to such demands for appraisal. The Company shall not make any payment, settle or offer to settle, approve the withdrawals of any demands, or, in each case, agree to do any of the foregoing, with respect to any such demand without Parent’s prior written consent.

Section 2.04    Equity Awards.

(a)    At the Effective Time, each Company Time-Vested Option that is held by any Health Care Employee and that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be assumed and converted into an option to purchase a number of shares of Parent Common Stock (each, an “Adjusted Time-Vested Option”), on the same terms and conditions as were applicable under such Company Time-Vested Option immediately prior to the Effective Time, equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Time-Vested Option immediately prior to the Effective Time multiplied by (ii) the Equity Award Conversion Ratio, with any fractional shares rounded down to the next lower whole number of shares. The exercise price per share of such Adjusted Time-Vested Option shall be equal to the quotient of (1) the exercise price per share of Company Common Stock subject to such Company Time-Vested Option immediately prior to the Effective Time divided by (2) the Equity Award Conversion Ratio, with any fractional cents rounded up to the next higher number of whole cents. The exercise price per share of any such Adjusted Time-Vested Option and the number of shares of Parent Common Stock relating to any such Adjusted Time-Vested Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Company Time-Vested Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code.

(b)    At the Effective Time, each Company Performance-Vested Option that is held by any Health Care Employee and that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be assumed and converted into an option to purchase a number of shares of Parent Common Stock (each, an “Adjusted Performance-Vested Option”), on the same terms and conditions as were applicable under such Company Performance-Vested Option immediately prior to the Effective Time (except that any performance-based vesting conditions applicable to such Company Performance-Vested Option immediately prior to the Effective Time shall not apply from and after the Effective Time), equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Performance-Vested Option immediately prior to the Effective Time multiplied by (ii) the Equity Award Conversion Ratio, with any fractional shares rounded down to the next lower whole number of shares. The exercise price per share of such Adjusted Performance-Vested Option shall be equal to the quotient of (1) the exercise price per share of Company Common Stock subject to such Company Performance-Vested Option immediately prior to the Effective Time divided by (2) the Equity Award Conversion Ratio, with any fractional cents rounded up to the next higher number of whole cents. The exercise price per share of any such Adjusted Performance-Vested Option and the number of shares of Parent Common Stock relating to any such Adjusted Performance-Vested Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Company Performance-Vested Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code.

(c)    At the Effective Time, each Company LTIP Option that is held by any Health Care Employee and that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be assumed and converted into an option to purchase a number of shares of Parent Common Stock (each, an “Adjusted LTIP

Option”), on the same terms and conditions as were applicable under such Company LTIP Option immediately prior to the Effective Time, equal to the product of (i) the total number of shares of Company Common Stock subject to such Company LTIP Option immediately prior to the Effective Time multiplied by (ii) the Equity Award Conversion Ratio, with any fractional shares rounded down to the next lower whole number of shares; provided that prior to the Effective Time, the Company Board or a committee thereof shall equitably adjust the performance-vesting conditions applicable to such Company LTIP Option in accordance with the methodology set forth in Section 2.04 of the Company Disclosure Letter. The exercise price per share of such Adjusted LTIP Option shall be equal to the quotient of (A) the exercise price per share of Company Common Stock subject to such Company LTIP Option immediately prior to the Effective Time divided by (B) the Equity Award Conversion Ratio, with any fractional cents rounded up to the next higher number of whole cents. The exercise price per share of any such Adjusted LTIP Option and the number of shares of Parent Common Stock relating to any such Adjusted LTIP Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Company LTIP Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code.

(d)    At the Effective Time, each Company RSU other than a Company Non-Employee RSU that is held by any Health Care Employee and that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be assumed and converted into a restricted stock unit denominated in shares of Parent Common Stock (each, an “Adjusted RSU”), on the same terms and conditions as were applicable under such Company RSU immediately prior to the Effective Time, and relating to a number of shares of Parent Common Stock equal to the product of (i) the total number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time multiplied by (ii) the Equity Award Conversion Ratio, with any fractional shares rounded down to the next lower whole number of shares.

(e)    At the Effective Time, each Company LTIP PSU that is held by any Health Care Employee and that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be assumed and converted into a restricted stock unit denominated in shares of Parent Common Stock (each, an “Adjusted LTIP PSU”), on the same terms and conditions as were applicable under such Company LTIP PSU immediately prior to the Effective Time, and relating to a number of shares of Parent Common Stock equal to the product of (i) the total number of shares of Company Common Stock subject to such Company LTIP PSU immediately prior to the Effective Time multiplied by (ii) the Equity Award Conversion Ratio, with any fractional shares rounded down to the next lower whole number of shares; provided that prior to the Effective Time, the Company Board or a committee thereof shall equitably adjust the performance-vesting conditions applicable to such Company LTIP PSU in accordance with the methodology set forth in Section 2.04 of the Company Disclosure Letter.

(f)    At the Effective Time, each Company Non-LTIP PSU that is held by any Health Care Employee and that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be assumed and converted into a restricted stock unit denominated in shares of Parent Common Stock (each, an “Adjusted Non-LTIP PSU”), on the same terms and conditions as were applicable under such Company Non-LTIP PSU immediately prior to the Effective Time (except that any performance-based vesting conditions applicable to such Company Non-LTIP PSU immediately prior the Effective Time shall not apply from and after the Effective Time), and relating to a number of shares of Parent Common Stock equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Non-LTIP PSU immediately prior to the Effective Time multiplied by (ii) the Equity Award Conversion Ratio, with any fractional shares rounded down to the next lower whole number of shares.

(g)    At the Effective Time, any Company Non-Employee Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be canceled and converted into (i) the right to receive an amount in cash, without interest, equal to the product of (1) the excess, if any, of (A) the Per-Share Amount over (B) the per-share exercise price for such Company Non-Employee Option, multiplied by (2) the total number of shares of Company Common Stock underlying such Company Non-Employee Option (the “Company Non-Employee Option Consideration”); provided that if the exercise price per share of Company Common Stock of any such Company Non-Employee Option is equal to or greater than the Per-Share Amount, such Company Non-Employee Option shall be canceled without any cash payment or other consideration being made in respect thereof. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay through the payroll of the Surviving Corporation to each holder of a Company Non-Employee Option the Company Non-Employee Option Consideration (if any), less any required withholding Taxes, within two (2) Business Days following the Effective Time.

(h)    At the Effective Time, each Company Non-Employee RSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be canceled and converted into (i) the right to receive an amount in cash, without interest, equal to the product of (1) the total number of shares of Company Common Stock underlying such Company Non-Employee RSU, multiplied by (2) the Per-Share Amount (the “Company Non-Employee RSU Consideration”). The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay through the payroll of the Surviving Corporation (to the extent applicable) to each holder of a Company Non-Employee RSU the Company Non-Employee RSU Consideration, less any required withholding Taxes, within two (2) Business Days following the Effective Time; provided that to the extent payment within such time or on such date would trigger a Tax or penalty under Section 409A of the Code, such payments shall be made on the earliest date that payment would not trigger such Tax or penalty.

(i)    The Company shall take such action with respect to the Company Equity Awards held by any Education Employee, such that as of immediately prior to the Effective Time, there shall not be any Company Equity Awards outstanding that are held by Education Employees.

(j)    Prior to the Effective Time, the Company Board or the appropriate committee thereof shall adopt resolutions providing for, and shall take any other actions that are necessary to effect, the treatment of the Company Equity Awards as contemplated by this Section 2.04.

(k)    Parent shall use its reasonable best efforts to take such actions as are necessary for the assumption and conversion of each Company Time-Vested Option, Company Performance-Vested Option, Company LTIP Option, Company RSU (other than each Company Non-Employee RSU), Company LTIP PSU and Company Non-LTIP PSU pursuant to this Section 2.04, including the reservation, issuance and listing of Parent Common Stock as is necessary to effectuate the transactions contemplated by this Section 2.04. Parent shall prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the Securities Act, with respect to shares of Parent Common Stock subject to the Adjusted Time-Vested Options, Adjusted Performance-Vested Options, Adjusted RSUs, Adjusted LTIP PSUs, and Adjusted Non-LTIP PSUs.

Section 2.05    Company ESPP.    As soon as reasonably practicable after the date of this Agreement, the Company, the Company Board or the appropriate committee thereof shall adopt resolutions or take other actions as may be required under the Employee Stock Purchase Plan of the Company, as amended and restated (the “Company ESPP”) to provide that (a) the “Offering” (as defined in the Company ESPP) in effect as of the date of this Agreement shall be the final Offering (such period, the “Final Offering”) and no further Offering shall commence pursuant to the Company ESPP after the date of this Agreement, and (b) each individual participating in the Final Offering on the date of this Agreement shall not be permitted to (i) increase his or her payroll contribution rate pursuant to the Company ESPP from the rate in effect when the Final Offering commenced or (ii) make separate non-payroll contributions to the Company ESPP on or following the date of this Agreement, except as may be required by applicable Law. Prior to the Effective Time, the Company shall take all action that may be necessary to, effective upon the consummation of the Merger, (A) cause the Final Offering, to the extent that it would otherwise be outstanding at the Effective Time, to be terminated no later than five (5) Business Days prior to the date on which the Effective Time occurs; (B) make any pro rata adjustments that may be necessary to reflect the Final Offering, but otherwise treat the Final Offering as a fully effective and completed Offering for all purposes pursuant to the Company ESPP; and (C) cause the exercise (as of no later than five (5) Business Days prior to the date on which the Effective Time occurs) of each outstanding purchase right pursuant to the Company ESPP. On such exercise date, the Company shall apply the funds credited as of such date pursuant to the Company ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the Company ESPP, and each share of Company Common Stock shall be an outstanding share of Company Common Stock and entitled to the Per-Share Amount. The Company, the Company Board or a committee thereof shall adopt such resolutions as are necessary to terminate the Company ESPP effective as of immediately prior to, and conditional upon the occurrence of, the Effective Time.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (x) as set forth in the Company Reports publicly available and filed with or furnished to the SEC on or after January 1, 2014 and prior to the date of this Agreement (excluding (a) any risk factor or forward-looking disclosures contained in such documents under the heading “Risk Factors,” (b) any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly nonspecific or predictive, cautionary or forward-looking, and (c) any amendment thereof filed with or furnished to the SEC on or after the date of this Agreement) where the relevance of the information to a particular representation or warranty is reasonably apparent on the face of such disclosure or (y) as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub concurrently with the execution and delivery by the Company of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows; provided that the representations and warranties made by the Company in this Article III with respect to the Company Entities shall apply, including for purposes of Section 6.03(a), with respect to all Company Entities, including the Education Entities (except as specifically set forth in any such representation or warranty), notwithstanding that the Education Closing may occur prior to the Closing hereunder:

Section 3.01    Organization, Standing and Power.    Each Company Entity is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Company Subsidiaries, where the failure to be so organized, existing or in good standing, as applicable, would not reasonably be expected to result in a Material Adverse Effect. Each Company Entity has all requisite entity power and authority to enable it to own, operate, lease or otherwise hold its assets and to conduct its businesses as presently conducted, except, in the case of the Company Subsidiaries, where the failure to have such power or authority would not reasonably be expected to result in a Material Adverse Effect. Each Company Entity is duly qualified or licensed to do business in each jurisdiction where the nature of its businesses or the ownership, operation or leasing of its assets make such qualification necessary, except in any such jurisdiction where the failure to be so qualified or licensed would not reasonably be expected to result in a Material Adverse Effect. The Company has made available to Parent true and complete copies of the amended and restated articles of incorporation of the Company in effect as of the date of this Agreement (the “Company Articles”) and the bylaws of the Company in effect as of the date of this Agreement (the “Company Bylaws”). The Company Articles and the Company Bylaws are in full force and effect and the Company is not in violation of their provisions.

Section 3.02    Company Subsidiaries.

(a)    All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each Company Subsidiary have been duly authorized, validly issued and are fully paid and nonassessable, are free of preemptive rights, and, except as set forth in Section 3.02(a)(i) of the Company Disclosure Letter, are owned by a Company Entity, free and clear of Liens. Section 3.02(a)(ii) of the Company Disclosure Letter lists all of the Company Subsidiaries. The Company has made available to Parent true and complete copies of the articles of incorporation and bylaws (or equivalent Organizational Documents) of each Company Subsidiary in effect as of the date of this Agreement. The Organizational Documents of each Company Subsidiary are in full force and effect, and no Company Subsidiary is in material violation of their provisions.

(b)    Section 3.02(b) of the Company Disclosure Letter lists each Person (other than a Company Subsidiary) in which, as of the date of this Agreement, the Company or any Company Subsidiary has a limited liability, partnership or other equity interest (or any other security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any interest in any Person), the amount and, to the Knowledge of the Company, percentage of any such interest held by the Company and such Company Subsidiary as of the date of this Agreement. The Company has made available to Parent true and complete copies of the articles of incorporation and bylaws (or equivalent Organizational Documents) of each such Person in effect as of the date of this Agreement.

(c)    Neither the Company nor any “significant subsidiary” of the Company within the meaning of Rule 1-02(w) of Regulation S-X under the Exchange Act has filed for bankruptcy or filed for reorganization under the U.S. federal bankruptcy Laws or similar state or federal Law, become insolvent or become subject to conservatorship or receivership.

Section 3.03    Capital Structure.

(a)    The authorized capital stock of the Company consists of 135,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock of the Company, $0.01 par value (the “Company Preferred Stock”). At the close of business on August 25, 2017, (i) 40,711,868 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding (excluding shares of Company Common Stock subject to outstanding purchase rights under the Company ESPP) and (iii) zero (0) shares of Company Common Stock were held by the Company in its treasury. At the close of business on August 25, 2017, (1) 2,247,929 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Time-Vested Options, (2) 367,388 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Performance-Vested Options, (3) 874,523 shares of Company Common Stock were subject to issuance pursuant to outstanding Company LTIP Options, (4) 618,179 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Inducement Options assuming the baseline level of achievement, (5) 774,054 shares of Company Common Stock were subject to issuance pursuant to outstanding Company RSUs, (6) 93,696 shares of Company Common Stock were subject to issuance pursuant to outstanding Company LTIP PSUs, (7) 167,770 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Non-LTIP PSUs, (8) 39,353 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Inducement PSUs assuming the baseline level of achievement, (9) 11,253 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Non-Employee Options, (10) 28,124 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Non-Employee RSUs, and (11) 1,011 shares of Company Common Stock were subject to outstanding purchase rights under the Company ESPP.

(b)    All outstanding shares of Company Common Stock are, and all shares of Company Common Stock that may be issued upon the exercise of Company Options or the vesting of Company PSUs and Company RSUs shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive right. Subject to Section 3.03(a), there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of any Company Entity to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock of any Company Entity or any securities of any Company Entity convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, any Company Entity or (ii) any warrants, calls, options, subscriptions, convertible securities, exchangeable securities, preemptive rights, stock appreciation rights, redemption rights, repurchase rights, or other similar rights, agreements or commitments to acquire from any Company Entity, or any other obligation of any Company Entity to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, any Company Entity (the foregoing clauses (i) and (ii), collectively, “Equity Securities”). Except pursuant to the Company Stock Plans, no Company Entity has any outstanding obligation to repurchase, redeem or otherwise acquire any Equity Securities. No Company Entity has any obligation to provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary (other than a wholly owned Company Subsidiary), except as set forth in the Organizational Documents of the Company Subsidiaries, or to make any payment to any Person the value of which is derived from or calculated based on the value of Company Common Stock or

Company Preferred Stock (other than in connection with the Company Stock Plans and other employee or contractor compensation arrangements). No Company Entity has any obligation to grant any preemptive or antidilutive or similar rights with respect to any security issued by a Company Entity. No Company Entity has outstanding any Indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of any Company Entity on any matter. There are no voting trusts or other agreements or understandings to which any Company Entity is a party with respect to the voting or registration of the capital stock or other equity interest of any Company Entity.

(c)    Section 3.03(c) of the Company Disclosure Letter sets forth a true and complete list of the number of Company Equity Awards outstanding as of the close of business on August 25, 2017, and with respect to each such outstanding Company Equity Award, as applicable, (i) the holder, (ii) the aggregate number of shares of Company Common Stock issuable thereunder, (iii) the type of option, right, unit or other incentive award, (iv) the grant date, (v) the exercise price, (vi) the Company Stock Plan under which such Company Equity Award was granted and (vii) the vesting schedule.

(d)    No dividends or similar distributions have accrued or been declared but are unpaid on the Company Common Stock, Company Equity Awards, shares of capital stock or other equity interests of the Company, and except for the Company’s obligations under this Agreement, the Company is not subject to any obligation (contingent or otherwise) to pay any dividend or otherwise to make any distribution or payment to any current or former holder of any of the Company Common Stock, Company Equity Awards, shares of capital stock or other equity interests, as applicable.

Section 3.04    Authority; Execution and Delivery; Enforceability.    The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and agreements under this Agreement and, subject to the receipt of the Company Stockholder Approval, to consummate the Merger. The Company Board has unanimously adopted resolutions, at a meeting duly called at which a quorum of the Company Board was present, (a) determining that it is in the best interests of the Company and the Company Stockholders for the Company to enter into this Agreement, (b) approving and declaring advisable this Agreement and the execution, delivery and performance by the Company of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, (c) directing that this Agreement be submitted to the Company Stockholders for their adoption and (d) resolving to recommend adoption of this Agreement by the Company Stockholders at any meeting of the Company Stockholders held for such purpose and any adjournment or postponement thereof (such recommendation, the “Company Board Recommendation”) and directing that this Agreement be submitted to the Company Stockholders for adoption at a duly held meeting of the Company Stockholders for such purpose (the “Company Stockholders Meeting”). Such resolutions have not been amended or withdrawn as of the date of this Agreement. Except for (i) the adoption of this Agreement by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholders Meeting (the “Company Stockholder Approval”) and (ii) the filing of the Proxy Statement in preliminary and definitive forms, any other Filing with the SEC in respect of the Merger required under applicable Law, including the Exchange Act or the Securities Act and the Certificate of Merger, no other corporate proceedings on the part of the Company are necessary to authorize, adopt or approve this Agreement or to consummate the Merger. The Company has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes the Company’s legal, valid and binding obligation, enforceable against the Company in accordance with its terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exceptions”).

Section 3.05    No Conflicts; Consents.

(a)    The execution and delivery by the Company of this Agreement does not, and the performance by the Company of its covenants and agreements under this Agreement and the consummation of the Merger shall not, (i) subject to receiving the Company Stockholder Approval, conflict with, or result in any violation of any provision of, the Organizational Documents of any Company Entity, (ii) subject to obtaining Consents or making Filings under the Contracts set forth in Section 3.05(a)(ii) of the Company Disclosure Letter, materially conflict with, result in any material violation of, or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Material Contract or any material Permit applicable to the businesses of the Company Entities or result in any material loss, suspension, limitation or impairment of any right of any Company Entity to own or use any assets required for the conduct of its business, or (iii) subject to obtaining the Consents referred to in Section 3.05(b) and making the Filings referred to in Section 3.05(b) and assuming that the Company Stockholder Approval shall have been obtained, materially conflict with, or result in any material violation of any provision of, any Judgment or Law or result in the creation of any Lien, in each case, applicable to any Company Entity or their respective properties or assets.

(b)    No consent, waiver or Permit (“Consent”) of or from, or registration, declaration, notice or filing (“Filing”) made to or with, any Governmental Authority is required to be obtained or made by any Company Entity in connection with the Company’s execution and delivery of this Agreement or its performance of its covenants and agreements under this Agreement or the consummation of the Merger, except for the following:

(i)    (1) the filing with the SEC of the Proxy Statement in preliminary and definitive forms and any other Filing with the SEC in respect of the Merger required under applicable Law, including the Exchange Act or the Securities Act and (2) any Filing in respect of the Merger under applicable state “blue sky” or similar securities Laws;

(ii)    (1) the filing with the Department of Justice and the Federal Trade Commission of a Notification and Report Form pursuant to the HSR Act with respect to the Merger, (2) the expiration or termination of (A) the waiting period (and any extension of such period) under the HSR Act that is applicable to the transactions contemplated by this Agreement, including the Merger, and (B) the waiting period (and any extension of such period) under the HSR Act that is applicable to the transactions contemplated by the Secondary Acquisition Notification (this clause (2), the “HSR Clearance”) and (3) any other Consents or Filings that are required to be obtained or made under any Antitrust Law in connection with the Merger;

(iii)    the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and

(iv)    such other Filings or Consents the failure of which to make or obtain would not reasonably be expected to result in a Material Adverse Effect and would not prevent or materially impede, interfere with or delay the consummation of the Merger.

Section 3.06    Company Reports; Financial Statements.

(a)    The Company has furnished or filed all reports, schedules, forms, statements, certifications and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since January 1, 2014 (such documents, together with all exhibits, financial statements, including the Company Financial Statements, and schedules thereto and all information incorporated therein by reference, but excluding the Proxy Statement, being collectively referred to as the “Company Reports”) and has timely paid all fees due in connection therewith. Each Company Report (excluding any financial statements or schedules included or incorporated by reference therein) (i) at the time furnished or filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment, and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated under each of the foregoing), as applicable, and the rules and regulations of the SEC promulgated thereunder applicable to such Company Report and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2014, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company relating to the Company Reports. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act or is subject to the periodic reporting requirements of any foreign Governmental Authority that performs a similar function to that of the SEC or any applicable foreign securities Law of any exchange or quotation service.

(b)    Each of the consolidated financial statements of the Company included or incorporated by reference in the Company Reports, including the related notes and schedules (the “Company Financial Statements”), (i) comply in all material respects and have been prepared in all material respects in accordance with all applicable accounting requirements and the rules and regulations of the SEC, the Exchange Act and the Securities Act with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited quarterly financial statements, subject to normal year-end audit adjustments and the absence of notes) applied on a consistent basis during the periods and as of the dates involved (except as may be indicated in the notes thereto), (iii) fairly present in all material respects, in accordance with GAAP, the consolidated financial position of the Company and the Company’s consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows and changes in stockholders equity for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments and the absence of notes), and (iv) have been prepared from and are in accordance with the books and records of the Company and its consolidated Subsidiaries.

(c)    Section 3.06(c) of the Company Disclosure Letter sets forth (i) the pre-tax unaudited combined balance sheet of the Education Business as of June 30, 2017 and the related pre-tax combined statements of operations, combined statements of equity and the combined statements of cash flows for the six (6) month period then ended, and (ii) the audited combined balance sheet of the Education Business as of December 31, 2016 and December 31, 2015 and the related combined statements of operations, combined statements of equity and the combined statements of cash flows for the years ended December 31, 2016 and December 31, 2015 and the nine (9) month period ended December 31, 2014 (all such financial statements the “Education Financial Statements”). The Education Financial Statements have been prepared in good faith from the Company Entities’ books and records and fairly present, in all material respects, the combined financial position of the Education Business of the Company as at the respective dates thereof and the combined results of operations of the Education Business for the respective periods covered thereby, in each case, in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, subject to the absence of notes not required by GAAP and normal year-end adjustments).

(d)    Section 3.06(d) of the Company Disclosure Letter sets forth (i) the unaudited pre-tax combined balance sheet of the Company Entities as of June 30, 2017 after giving effect to the carve out of the Education Business reflected in the Education Financial Statements and the related pre-tax combined statements of operations for the six (6) month period then ended and (ii) the unaudited combined balance sheet of the Company Entities as of December 31, 2016 and December 31, 2015 after giving effect to the carve out of the Education Business reflected in the Education Financial Statements and the related combined statements of operations for the years ended December 31, 2016 and December 31, 2015 and the nine (9) month period ended December 31, 2014 (the “Health Care Financial Statements”). The Health Care Financial Statements have not been prepared in accordance with GAAP, including with respect to (i) Accounting Standards Codification 205-20, Presentation of Financial Statements – Discontinued Operations, following the adoption of Accounting Standards Update 2014-08, (ii) any pro forma adjustments related to the proposed disposition of the Education Business, (iii) transition services agreements or (iv) capital transactions. The Health Care Financial Statements do not include as components any asset or liability of the Company Entities that are included as a component of the Education Financial Statements. The Health Care Financial Statements have been prepared in good faith from the Company Entities’ books and records and fairly present, in all material respects, the combined financial position of the Company Entities after giving effect to the carve out of the Education Business reflected in the Education Financial Statements as of the respective dates thereof and the combined results of operations of the Company Entities after giving effect to the carve out of the Education Business of the Company reflected in the Education Financial Statements for the respective periods covered thereby.

(e)    No Company Entity has any Liability, except Liabilities (i) reflected or reserved against in the consolidated balance sheet of the Company Entities included in the Quarterly Report on Form 10-Q for the three-month period ended June 30, 2017, (ii) incurred in the ordinary course of business after June 30, 2017, (iii) expressly contemplated by this Agreement, the Education Transaction Documents or the Transactions or (iv) that would not reasonably be expected to result in a Material Adverse Effect.

(f)    The Company maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in compliance in all material respects with all legal and accounting requirements applicable to the Company Entities and as otherwise required by Rule 13a-15 or 15d-5 under the Exchange Act. The Company maintains “disclosure controls and procedures” required by Rule 13a-15 or 15d-15 under the Exchange Act that are effective to ensure that all material information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date of this Agreement.

(g)    No Company Entity is a party to, or has any contractual commitment to become a party to, any material “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

(h)    Since July 1, 2014, (i) no Company Entity has received any written complaint, allegation or Claim regarding the accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of any Company Entity or any complaint, allegation or Claim, whether written or to a compliance hotline or similar reporting method, from employees of any Company Entity regarding questionable accounting or auditing matters with respect to any Company Entity, and (ii) no attorney representing any Company Entity, whether or not employed by any Company Entity, has reported evidence of a violation of securities Laws or breach of fiduciary duty by any Company Entity to the Company Board or any committee thereof, or to the General Counsel or Chief Executive Officer of the Company.

(i)    Section 3.06(i) of the Company Disclosure Letter sets forth the amount and a description of the aggregate Indebtedness of the Company Entities as of the earlier of (1) the date of this Agreement and (2) the date specified therein.

Section 3.07    Absence of Certain Changes or Events. From December 31, 2016 to the date of this Agreement, (a) except for this Agreement, the Education Transaction Documents and the Transactions, each Company Entity has conducted its respective businesses in the ordinary course of business in all material respects, (b) there has not occurred a Material Adverse Effect and (c) no Post-Sale Company Entity has undertaken any action that if taken after the date of this Agreement would require Parent’s consent or otherwise constitute a breach pursuant to clauses (iv), (ix), (x), (xi), (xii), (xiii), (xvi), (xvii), (xviii) or (xxiii) (to the extent clause (xxiii) is related to the foregoing clauses) of Section 5.01(b).

Section 3.08    Taxes.

(a)    Except as would not reasonably be expected to result in a Material Adverse Effect (provided that, for purposes of this Section 3.08, the reference to “the Post-Sale Company Entities on a standalone basis, taken as a whole” in the definition of Material Adverse Effect shall be deemed to be a reference to “the Company Entities, taken as a whole”):

(i)    each Company Entity has (1) timely filed or caused to be timely filed, taking into account any extensions, all Tax Returns required to have been filed by it and such Tax Returns are complete and correct in all material respects and (2) timely paid or caused to be timely paid all Taxes required to be paid by it (whether or not shown to be due on any Tax Returns);

(ii)    there are no audits, examinations, investigations or other proceedings ongoing or, to the Knowledge of the Company, proposed or threatened in respect of any Taxes or Tax Returns of any Company Entity;

(iii)    the Company Entities have complied with all applicable Law relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements), including with respect to payments made to or received from any employee, creditor, stockholder, customer or other third party;

(iv)    no deficiencies for Taxes have been proposed or assessed by any Governmental Authority in writing against any Company Entity except for deficiencies which have been (1) fully satisfied by payment, settled or withdrawn or (2) accrued for or contested in good faith and in accordance with applicable Law;

(v)    with respect to any tax years open for audit as of the date of this Agreement, no Company Entity has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax;

(vi)    no Company Entity is a party to or is otherwise bound by any Tax sharing, allocation or indemnification agreement or arrangement that is currently in effect, except for such an agreement or arrangement (1) exclusively between or among the Company Entities, (2) entered into in the ordinary course of business and not primarily related to Taxes or (3) that as of the Closing Date is reasonably expected to terminate without any further payments being required to be made;

(vii)    within the past two (2) years, no Company Entity has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or non-U.S. Tax Law);

(viii)    no Company Entity has received written notice from any Governmental Authority in a jurisdiction in which Company Entities do not file Tax Returns that the Company Entity is subject to taxation by that jurisdiction;

(ix)    no Company Entity will be required to include any items of income in, or exclude any items of deduction from, taxable income for any Post-Closing Tax Period as a result of any (1) change in accounting method pursuant to Section 481 of the Code (or any similar provision of U.S. state, local, or non-U.S. Tax Law) made prior to the Closing, (2) deferred intercompany gain described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of U.S. state, local or non-U.S. Tax Law) arising from any transaction that occurred prior to the Closing, (3) installment sale or open transaction that occurred prior to the Closing, or (4) prepaid amount received outside the ordinary course of business prior to the Closing;

(x)    no Company Entity (1) is or has been a member of any affiliated, consolidated, combined, unitary, group relief or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is the Company), (2) is a party to any agreement or arrangement relating to the apportionment, sharing, assignment, indemnification or allocation of any Tax or Tax asset (other than an agreement or arrangement solely between or among the Company Entities) or (3) has any Liability for Taxes of any person (other than a Company Entity) under Treasury Regulations Section 1.1502-6 (or any analogous or similar provision of state, local or non-U.S. Tax Law), as transferee, successor, or otherwise;

(xi)    there are no Liens for Taxes on any of the assets of any Company Entity other than statutory Liens for Taxes not yet due and payable;

(xii)    all intercompany transactions between or among the Company Entities have occurred on arm’s-length terms in compliance with the principles of Section 482 of the Code (or any similar provision of U.S. state, local, or non-U.S. Tax Law), and the Company Entities have complied in all material respects with applicable rules relating to transfer pricing (including the maintenance of contemporaneous documentation and the preparation of all required transfer pricing reports);

(xiii)    the charges, accruals and reserves for Taxes with respect to the Company Entities reflected on the Company Financial Statements filed with the SEC prior to the date of this Agreement are adequate, in accordance with GAAP, to cover all material Taxes payable by the Company Entities for all periods through the date of such Company Financial Statements and such charges, accruals and reserves, as adjusted for the passage of time and ordinary course business operations through the Closing Date are or will be adequate to cover all material Taxes payable by the Company Entities for all periods through the Closing Date;

(xiv)    the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(xv)    the net operating losses, Tax credits, or other Tax attributes of the Company Entities, prior to giving effect to the transactions contemplated by this Agreement, are not currently subject to any limitation under Sections 382, 383, or 384 of the Code; and

(xvi)    no Company Entity has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any analogous or similar provision of state, local or non-U.S. Tax Law) in any taxable year which remains open to or for assessment.

(b)    As of December 31, 2016, the Tax basis for U.S. federal income Tax purposes of (i) the Education Stock is approximately $831,352,961 and (ii)  the Education Assets is approximately $104,253,865.

Section 3.09     Employee Benefits.

(a)    Section 3.09(a)(i) of the Company Disclosure Letter sets forth a correct and complete list of each material Company Benefit Plan, including, for the avoidance of doubt, any Company Benefit Plan maintained outside the jurisdiction of the United States or which covers any Company Personnel residing or working primarily outside of the United States. Section 3.09(a)(ii) of the Company Disclosure Letter separately identifies those Company Benefit Plans maintained or sponsored solely by the Education Entities.

(b)    With respect to each material Company Benefit Plan, the Company has made available to Parent, to the extent applicable, complete and accurate copies of (i) the Company Benefit Plan document and amendments thereto, (ii) written summaries of the material terms of such Company Benefit Plan if it is not in writing; (iii) for the most recent year (1) the Form 5500 and attached schedules, (2) audited financial statements and (3) actuarial valuation reports, if any, (iv) each trust, insurance, annuity or other funding Contract related thereto, (v) the most recent IRS determination letter or opinion, (vi) the most recent summary plan description and any summary of material modifications thereto, and (vii) all material filings and communications received from or sent to any Governmental Authority since July 1, 2014.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to result in a material Liability to the Company Entities:

(i)    each Company Benefit Plan has been established, operated and administered in compliance with its terms and with the requirements prescribed by ERISA, the Code and all other applicable Law;

(ii)    there are no pending or, to the Knowledge of the Company, threatened audits or investigations by any Governmental Authority with respect to, or other material Claims against any Company Benefit Plan or any fiduciary thereof (other than routine claims for benefits payable in the normal course);

(iii)    all contributions, reimbursements, premium payments and other payments required to be made by the Company to any Company Benefit Plan have been made in full on or before their applicable due dates;

(iv)    each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter or opinion to that effect from the IRS, and no events have occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan or the related trust;

(v)    each Company Benefit Plan that is a “nonqualified deferred compensation plan,” as such term is defined in Section 409A of the Code, complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder; and

(vi)    except to the extent required under Section 4980B of the Code, no Company Benefit Plan provides for post-retirement medical, group health, disability or retiree life insurance benefits to any current or former Company employee, or their respective beneficiaries or dependents, and none of the Company Entities has any obligation to provide such benefits.

(d)    During the previous six (6) years, none of the Company Entities or any of their respective ERISA Affiliates has maintained, sponsored, participated in or contributed to (or been obligated to maintain, sponsor, participate in or contribute to), (i) an employee benefit plan subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), or (iii) a “multiple employer plan” as defined in Section 210 of ERISA or Section 413(c) of the Code. No Company Benefit Plan is or has been a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(e)    Except as set forth in Section 3.09(e) of the Company Disclosure Letter, none of the execution and delivery of this Agreement, the performance by any Party of its covenants and agreements under this Agreement or the consummation of the Merger (either alone or in combination with another event) will result in (i) acceleration of the time of payment or vesting, or trigger any payment or funding, of any compensation or benefit due (including, without limitation, severance payments or benefits) to any Company Personnel, or trigger any other material obligation under any Company Benefit Plan, (ii) any amount failing to be deductible by reason of Section 280G of the Code or (iii) the provision of any reimbursement of excise Taxes under Section 4999 of the Code or of interest or additional Taxes under Section 409A(a)(1)(B) of the Code.

(f)    Each Company Option was issued with an exercise price that is at least equal to the fair market value of a share of Company Common Stock, as determined in accordance with Section 409A of the Code, on the applicable date of grant.

Section 3.10    Labor and Employment Matters.

(a)    No Company Entity is party to any collective bargaining agreement or similar labor union Contract with respect to any of their respective employees. To the Knowledge of the Company, no employees of any Company Entity are represented by any labor union, works council, or labor organizations with respect to their employment for any Company Entity. As of the date of this Agreement (i) there are no labor union, works council, or labor organization representation or certification proceedings with respect to employees of any Company Entity pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board, (ii) there are no labor union, works council, or labor organization organizing activities, with respect to employees of any Company Entity and (iii) there are no labor union strikes, slowdowns, work stoppages or lockouts or other material labor disputes pending or, to the Knowledge of the Company, threatened against or affecting any Company Entity.

(b)    Each employee or independent contractor of any Company Entity working in a country other than one of which such individual is a citizen has a valid work permit or visa enabling him or her to work lawfully in the country in which such individual is employed or engaged. As of the Closing, all of the individuals who primarily support the Education Business as of the Closing shall be employed by one the Education Entities or Education Buyer and all of the individuals who primarily support the health care business of the Company as of the Closing shall be employed by one the Post-Sale Company Entities.

(c)    No Company Entity has conducted in the past three (3) years a “mass layoff,” “relocation,” “plant closing,” or “termination” as defined by the federal Worker Adjustment and Retraining Notification Act, or any similar applicable state or local law that requires advance notice of group personnel or employment actions.

(d)    Except as set forth in Section 3.10(d) of the Company Disclosure Letter or as would not reasonably be expected to result in a Material Adverse Effect, in the last three (3) years prior to the date of this Agreement, the Company Entities have been and are in compliance with all Employment Laws, including applicable non-U.S. Employment Laws.

(e)    Except as set forth in Section 3.10(e) of the Company Disclosure Letter, there is (i) no unfair labor practice charge or complaint against any of the Company Entities pending before the National Labor Relations Board or any similar state agency or any non-U.S. agency relating to an alleged violation or breach of any Employment Laws or (ii) no Claim of any kind pending or threatened in writing against any of the Company Entities concerning employment related matters or breach of any Employment Laws or Contract, in each case, except as would not reasonably be expected to result in a Material Adverse Effect.

(f)    Except as would not reasonably be expected to result in a material Liability to any Company Entity, no regular or leased employee, consultant, or independent contractor of any of the Company Entities is in violation of any material term of any employment Contract, confidentiality, non-competition, non-solicitation, or other proprietary rights agreement or any other Contract relating to the right of such Person to be employed by, or provide services to, any of the Company Entities.

Section 3.11    Litigation. There is no material Claim before any Governmental Authority pending or, to the Knowledge of the Company, threatened against any Company Entity or any of their respective properties, assets or businesses. There is no material Judgment outstanding against any Company Entity or any of their respective properties, assets or businesses.

Section 3.12    Compliance with Applicable Law; Certain Regulatory Matters.

(a)    Except as would not reasonably be expected to result in a Material Adverse Effect, the Company Entities are, and have been since July 1, 2014, in compliance with all Laws and are, and have been since July 1, 2014, in compliance with, and currently hold and have held, all Permits applicable to the Company Entities, and all such Laws and all Permits by which their properties, assets or businesses are bound. Since July 1, 2014, no Company Entity has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Authority regarding any actual or alleged failure to comply with any applicable Law in any material respect. Except as would not reasonably be expected to result in a Material Adverse Effect, the Company Entities have filed all tariffs, reports, notices and other documents with all applicable Governmental Authorities and have paid all fees and assessments due and payable, in each case in connection with all such Permits. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) (1) all such Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that would reasonably be expected to result in any modification, termination or revocation thereof and (2) to the Knowledge of the Company, no suspension or cancellation of any such Permit is threatened by a Governmental Authority in writing and (ii) each Company Entity is, and has at all times since July 1, 2014 been, in compliance with the terms, conditions and requirements of all such Permits.

(b)    No Company Entity, nor any Representative acting on behalf of any Company Entity, has materially violated or is in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable Law relating to bribery, corruption or similar activities, nor has any such Person: (i) used any funds of any Company Entity for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of any Company Entity; (iii) established or maintained any unlawful fund of monies or other assets of any Company Entity; (iv) made any fraudulent entry on the books or records of any Company Entity; (v) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for any Company Entity; or (vi) engaged in any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods or services to or for the benefit of, provided any payments or material assistance to, or otherwise engaged in or facilitated any transactions with a Prohibited Person.

(c)    To the extent applicable to the Company Entities, the operations, products, and services of the Company Entities are, and have been since July 1, 2014, in material compliance with all applicable health care Laws, including the following federal and state Laws and all applicable regulations promulgated thereunder, relating to the regulation, provision or administration of, or payment for, health care benefits, health care insurance coverage and health care products or services: (i) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute), including specifically, the Stark Law, 42 U.S.C. § 1395nn; (ii) Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute) and state Medicaid Laws; (iii) TRICARE, 10 U.S.C. § 1071 et seq.; (iv) the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); (v) the False Claims Act, 31 U.S.C. §§ 3729-3733; (vi) the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; (vii) the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; (viii) the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; (ix) state anti-kickback, fee-splitting, and self-referral Laws; and (x) licensure, permit or authorization Laws relating to the regulation, provision, or administration of, or payment for, health care products or services (collectively “Health Care Laws”). No notice has been received by any Company Entity, and no Claims are pending against the Company or any of its Subsidiaries, alleging any material breach or violation of, non-compliance with or default under any such Health Care Laws. To the Knowledge of the Company, no Person has filed or has threatened to file, in the last six (6) years, a Claim against any Company Entity under any federal or state whistleblower statute, including under the False Claims Act, 31 U.S.C. §§ 3729-3733.

(d)    Since July 1, 2011, no Company Entity submits or has submitted any claims to, or received any payment from, any Governmental Program, or agent thereof, or third party payer. Since July 1, 2011, no Company Entity been audited, surveyed or otherwise examined in connection with a Contract with any Governmental Authority or any third party-payer program.

(e)    No Company Entity (i) is a party to an Judgment, individual integrity agreement, or corporate integrity agreement with any Governmental Authority, including the Office of Inspector General of the United States Department of Health and Human Services, concerning compliance with Health Care Laws, (ii) has any reporting obligations pursuant to a settlement agreement entered into with any Governmental Authority related to Health Care Laws, or (iii) is in the process of responding, or, since July 1, 2014, has responded, to any search warrant, subpoena, criminal or civil investigative demand by or from any Governmental Authority relating to Health Care Laws.

(f)    Since July 1, 2011, no Company Entity, nor any of their Representatives acting on its behalf, has made an untrue statement of material fact or a fraudulent statement to any Governmental Authority of a Governmental Program, or failed to disclose a material fact required to be disclosed to any Governmental Program.

(g)    Since July 1, 2011, no Company Entity, and, to the Knowledge of the Company, none of their Representatives: (i) has been convicted of, charged with, or investigated for any crime or violation or engaged in any conduct for which such person or entity could be excluded, suspended, or debarred from participating, or would be otherwise ineligible to participate, in any Governmental Program; (ii) has engaged in any conduct that could subject such person or entity to a civil monetary penalty or criminal penalty under Sections 1128A or

1128B of the Social Security Act or any similar Law; (iii) has been convicted of, formally charged with, or investigated, for any violation of Laws related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, or obstruction of an investigation; or (iv) is excluded, suspended, or debarred from participation, or is otherwise ineligible to participate in, any Governmental Programs. The Company verifies on an ongoing, annual basis that its employees are not excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any Governmental Programs.

Section 3.13    Environmental Matters.

(a)    Except as would not reasonably be expected to result in a Material Adverse Effect:

(i)    the Company Entities are in, and since July 1, 2014 have been in, compliance with all applicable Environmental Laws and any Permit issued pursuant to such Environmental Laws (each, an “Environmental Permit”), the Company Entities have timely applied for, obtained and maintain all Environmental Permits required for the operation of their respective businesses, and, except for matters that have been fully resolved with no further Liability to any Company Entity, as of the date of this Agreement, no Company Entity has received any written communication from a Governmental Authority or other Person that alleges that any Company Entity is in violation of or has any Liability under any Environmental Law or any Environmental Permit;

(ii)    there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against any Company Entity; and

(iii)    no Company Entity has caused or arranged for and, to the Knowledge of the Company, there are and have been no Releases, transportation or treatment of Hazardous Materials at or to any property currently or formerly owned, leased or operated by any Company Entity or other site that would reasonably be expected to form the basis of any Environmental Claim or Liability against any Company Entity.

(b)    The Company has made available to Parent copies of all material assessments, reports, audits and other material documents in its possession or under its reasonable control that relate to any Company Entity’s compliance with or Liability under Environmental Laws or the environmental condition of any real property that any Company Entity currently or formerly owned, operated, or leased.

Section 3.14    Material Contracts.

(a)    Except for this Agreement, for any Contract that is filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act as an exhibit to the Company Reports, for any Contract that relates exclusively to the Education Business and that will transfer to the Education Buyer pursuant to the Education Transaction and for any Education Transaction Document, no Company Entity is a party to or is bound by any of the following Contracts in effect as of the date of this Agreement:

(i)    any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)    any Contract between any Company Entity, on the one hand, and any officer, director, manager, employee or Affiliate (other than a wholly owned Company Subsidiary) of any Company Entity or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including (but not limited to) any Contract pursuant to which any Company Entity has an obligation to indemnify such officer, director, manager, employee, Affiliate or family member but in each case, excluding any Company Benefit Plans;

(iii)    any Contract that requires or is reasonably likely to require one or more payments or delivery of goods, services, materials, Intellectual Property or other assets from third parties to the Company Entities with respect to the Company Entities’ top twenty-five (25) customers by estimated revenue for the year ending December 31, 2017;

(iv)    any Contract that requires or is reasonably likely to require one or more payments or delivery of goods, services, materials, Intellectual Property or other assets from the Company Entities to third parties of at least $2,000,000 for the year ending December 31, 2017, other than the Real Property Leases;

(v)    any Contract that imposes any restriction on the right or ability of any Company Entity to compete in any material respect (or that following the Effective Time will restrict the ability of Parent or any of its Affiliates to compete) with any other Person in any line of business or geographic region or that contains any standstill or similar agreement that has not expired or terminated and pursuant to which any Company Entity has agreed not to acquire or dispose of the securities of another Person;

(vi)    any Contract that obligates any Company Entity in any material respect (or following the Effective Time, obligates Parent or any of its Affiliates) to conduct business with any third party on a preferential or an exclusive basis or which contains “most favored nation” covenants;

(vii)    any acquisition or divestiture Contract or material licensing agreement that contains indemnities or other similar obligation, including “earnout” or other contingent payment obligations, that, in each case, would reasonably be expected to result in the receipt or making of future payments in excess of $2,000,000 in the twelve (12) month period following the date of this Agreement;

(viii)    any collective bargaining agreement, labor union contract, trade union agreement or other agreement with a labor union or like organization to which any Company Entity is a party;

(ix)    any Contract evidencing Indebtedness for borrowed money set forth in Section 3.06(i) of the Company Disclosure Letter;

(x)    any Contract that grants any right of first refusal, right of first offer or similar right to a third party (including Company Stockholders) with respect to any material assets, rights or properties of the Company Entities;

(xi)    any Contract that provides for the acquisition or disposition of any material assets (other than acquisitions or dispositions of assets in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets or otherwise) entered into since July 1, 2014 or which contain remaining obligations of performance that are binding on the Company Entities;

(xii)    (A) any material joint venture, partnership or limited liability company agreement, or other similar Contract, providing for the formation, creation, operation, management or control of any material joint venture, partnership or limited liability company and (B) any material strategic alliance, collaboration, co-promotion or research and development project Contract (other than those entered into with any customers of the Company Entities);

(xiii)    any Contract limiting or restricting the ability of any Company Entity (A) to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be, or (B) to make loans to any Company Entity;

(xiv)    any Contract that obligates any Company Entity to make any loans, advances or capital contributions to, or investments in, any Person, other than ordinary course advances to employees or new hires of the Company Entities in connection with relocations or hiring;

(xv)    any Contract that provides for indemnification by any Company Entity of any Person outside of the ordinary course of business;

(xvi)    any Contract with the Centers for Medicare and Medicaid Services, other than data use agreements entered into on the Centers for Medicare and Medicaid Services’ standard form therefor;

(xvii)    any Contract relating to the voting or control of Company Common Stock or the election of directors of the Company, excluding any confidentiality or nondisclosure agreements entered into in connection with evaluating a potential sale of the Company Entities; and

(xviii)    any Contract (1) granting any Company Entity any right to use any material Intellectual Property, (2) pursuant to which any Company Entity grants any third person the right to use any Intellectual

Property (other than non-exclusive licenses to, or services or customizations with respect to, Intellectual Property granted in the ordinary course of business), or (3) restricting the right of any Company Entity to use, register, transfer, license, distribute or enforce any Intellectual Property that is owned or purported to be owned by any Company Entity, in each case excluding Contracts concerning generally commercially available software that has not been modified for use by any Company Entity and which require or are reasonably likely to require payments not exceeding $50,000 in any consecutive twelve (12)-month period.

(b)    All contracts of the types referred to in Section 3.14(a) (whether or not set forth in Section 3.14(a) of the Company Disclosure Letter) and the Real Property Leases are referred to herein as “Material Contracts.” The Company has made available to Parent prior to the date of this Agreement a complete and correct copy of each Material Contract as in effect on the date of this Agreement.

(c)    (i) Each Material Contract is a valid, binding and legally enforceable obligation of each Company Entity party thereto and, to the Knowledge of the Company, of the other parties thereto, subject in all respects to the Bankruptcy and Equity Exceptions, (ii) to the Knowledge of the Company, each such Material Contract is in full force and effect and there are no material disputes pending or, to the Knowledge of the Company, threatened with respect to any such Material Contract and (iii) except as would not reasonably be expected to result in a Material Adverse Effect, none of the Company Entities are (with or without notice or lapse of time, or both) in breach or default under any such Material Contract and, to the Knowledge of the Company, no other party to any such Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, and, since July 1, 2014, no event has occurred or not occurred through any Company Entity’s action or inaction or, to the Knowledge of the Company, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute such a breach of or default. No Company Entity has received any written notice of the intention of any other party to any Material Contract to terminate for default, convenience or otherwise any Material Contract. Prior to the execution of this Agreement, Parent has been provided with complete and accurate copies of all Education Transaction Documents.

Section 3.15    Property.

(a)    Section 3.15(a)(i) of the Company Disclosure Letter sets forth a true and complete list of all real property leased, subleased, sub-subleased, or licensed by any Post-Sale Company Entity, as tenant or subtenant (collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases and license agreements for each Leased Real Property (collectively, the “Real Property Leases”), including the street address thereof, title of and parties to the applicable Real Property Lease, an indication of whether such Real Property Lease is used in the Education Business or the health care business of the Company. Prior to the Closing, all of the Real Property Leases shall be held by an appropriate Company Entity such that each such Real Property Lease shall be held by the Education Business or health care business, as set forth in Section 3.15(a) of the Company Disclosure Letter, as of the Closing. True and complete copies of all Real Property Leases (including all modifications, amendments, memoranda, guaranties, extensions, terminations, supplements, waivers, Priming Documents, and side letters thereto) have been made available to Parent. The Leased Real Property constitutes all of the real property utilized by the Post-Sale Company Entities, and all such Leased Real Property is in good operating condition and repair. The Post-Sale Company Entities have good and valid leasehold interests in and to, and undisturbed possession of, each of the Leased Real Property, in each case, except as set forth in Section 3.15(a)(ii), free and clear of all Liens (except for Permitted Liens). Except as would not reasonably be expected to result in a Material Adverse Effect, each Real Property Lease has not been amended or modified except as reflected in the modifications, amendments, memoranda, guaranties, extensions, terminations, supplements, waivers and side letters thereto made available to Parent and has not been assigned or taken as a security interest in any manner by the Company or any of the applicable Company Subsidiaries. To the Knowledge of the Company, none of the Real Property Leases, or the Leased Real Property thereunder, are subject to any prime, ground or master lease, mortgage or deed of trust or other Lien or interest (any of the foregoing, a “Priming Document”) which would entitle the interest holder to interfere with or disturb the rights of any Company Entities under the Real Property Leases so long as no default under the applicable Real Property Lease exists. Section 3.15(a) of the Company Disclosure Letter sets forth all Priming Documents. Except as disclosed in Section 3.15(a) of the Company Disclosure Letter, neither the Company nor any applicable Company Subsidiary has assigned, subleased, licensed or otherwise transferred, in whole or in part, any Real Property Lease or any interest therein. Except as set forth in Section 3.15(a)(iii) of the Company Disclosure Letter, no Company Entity owes any brokerage commission with respect to any Leased Real Property.

(b)    No Company Entity owns a fee interest in any real property.

(c)    Except for any assets, services, properties, property rights, goodwill and rights provided to the Post-Sale Company Entities pursuant to the Other Education Agreements, the assets, services, properties, property rights, goodwill and rights of the Post-Sale Company Entities constitute all assets, services, properties, property rights, goodwill and rights that are used or held for use by any Company Entity in connection with the business of the Company Entities (excluding the Education Business). The assets, services, properties, property rights, goodwill and rights provided to the Post-Sale Company Entities pursuant to the Transition Services Agreement and the assets, services, properties, goodwill and rights of the Post-Sale Company Entities, collectively, constitute all assets, services, properties, property rights, goodwill and rights that are necessary and sufficient to operate the business of the Post-Sale Company Entities (excluding the Education Business) following the Closing in the same manner, in all material respects, as the business of the Post-Sale Company Entities (excluding the Education Business) is currently operated. After giving effect to the covenants and other obligations of the Education Buyer under the Education Transaction Agreements, after the Closing, no Post-Sale Company will have any liability related to the Education Assets, or arising out of or relating to the Education Business, except liabilities (i) reflected or reserved against in the Health Care Financial Statements and liabilities of the same nature incurred in the ordinary course of business since June 30, 2017, (ii) expressly contemplated by this Agreement or the Other Education Agreements (but excluding the Assignment and Assumption Agreement), or (iii) less than $5,000,000 in the aggregate.

Section 3.16    Intellectual Property; Privacy and Data Security.

(a)    Section 3.16(a)(i) of the Company Disclosure Letter sets forth a complete and accurate list of all: (i) issued patents and patent applications, (ii) trademark registrations and applications, (iii) copyright registrations, and (iv) domain name registrations, in each case, owned by or held in the name of a Company Entity, and indicating the registration or application number (as applicable), owner and filing jurisdiction (as applicable), and the Company Entity that will own or hold such item of Intellectual Property following the Effective Time. Each such item is enforceable, subsisting and in full force in all material respects, and to the Knowledge of the Company, is valid. The Company Entities are the sole and exclusive owners of each item of Intellectual Property used by any Company Entity or material to the business of any Company Entity, and immediately following the Effective Time, except as set forth in the Cross License Agreement (as defined in the Education Purchase Agreement) and subject to the Transition Services Agreement, the Post-Sale Company Entities will be the sole and exclusive owners of each item of Intellectual Property that is used by any Company Entity with respect to, or that is material to, the health care business of the Company, in each case, other than Intellectual Property that is licensed to or held for use by a Company Entity pursuant to a valid and enforceable written license agreement or other agreement listed in Section 3.16(a)(ii) of the Company Disclosure Letter and Intellectual Property that is available generally to the public without the requirement of a license or payment obligation, in each case free and clear of any exclusive license or License. Except as set forth in the Cross License Agreement (as defined in the Education Purchase Agreement) and subject to the Transition Services Agreement, such owned, licensed, held or generally available Intellectual Property, in each case of the Post-Sale Company Entities, comprises all Intellectual Property used by or material to the health care business of the Company Entities as currently conducted. No such item of Intellectual Property that is owned by a Company Entity, and to the Knowledge of the Company, no other such item of Intellectual Property, is subject to any proceeding or outstanding order affecting or that would reasonably be expected to materially affect the use or licensing thereof by or rights therein of any of the Company Entities.

(b)    Except as set forth in Section 3.16(b) of the Company Disclosure Letter, there are no material royalties, fees (including registration, maintenance and renewal fees), honoraria or other payments payable by any Company Entity to any Person by reason of the ownership, development, modification, use, license, sublicense, sale or other disposition of Intellectual Property, other than salaries and sales commissions paid to employees and sales agents and customary license fees charged by third parties pursuant to a Material Contract.

(c)    Except as set forth in Section 3.16(b) of the Company Disclosure Letter, (i) the conduct of the businesses of the Company Entities as conducted by the Company Entities does not infringe or otherwise violate and has not infringed or otherwise violated any Person’s Intellectual Property rights, and there is no such Claim before any Governmental Authority pending or, to the Knowledge of the Company, threatened against any Company Entity, (ii) the Post-Sale Company Entities own or have adequate rights to use all material Intellectual Property used by the Post-Sale Company Entities in their businesses as presently conducted (other than the Education Business) and (iii) to the Knowledge of the Company, no Person is infringing or otherwise violating or has infringed or otherwise violated any Intellectual Property owned by the Post-Sale Company Entities, and in the six (6) years prior to the date of this Agreement, no such Claims have been made by any Company Entity.

(d)    The Company Entities have at all times taken commercially reasonable steps to protect their respective rights in and the confidentiality, integrity and security of all material confidential and proprietary information of the Company Entities and any trade secret or confidential information of third parties used, stored or transmitted by any Company Entity.

(e)    All employees, independent contractors, officers and directors of any Company Entity who are or were at any time involved in the design, development or implementation of material Intellectual Property for or on behalf of a Company Entity, or who were exposed to any trade secret or confidential material know-how of a Company Entity, have executed and delivered to the Company Entity an agreement assigning to the Company Entity their entire right, title and interest in and to such Intellectual Property and protecting the secrecy and confidentiality of such trade secrets and confidential information (as applicable).

(f)    The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with the operation of the business of the Company Entities. The IT Assets have not materially malfunctioned or failed since July 1, 2014, and do not contain any viruses, bugs, faults or other devices or effects that would reasonably be expected to (i) enable or assist any person to access without authorization the IT Assets, or (ii) otherwise significantly adversely affect the functionality of the IT Assets, except as disclosed in their documentation. The Company Entities have implemented commercially reasonable backup, security and disaster recover technology, plans, procedures and facilities consistent with industry practices.

(g)    With respect to any software that is distributed as “open source software” or under a similar licensing or distribution model (collectively, “Open Source Software”) that has been incorporated into or distributed with any products or services of any Company Entity, the Company Entity has been and is in compliance with all applicable Open Source Software licenses with respect thereto and no such use of Open Source Software has created any obligation to deliver or disclose any proprietary information or other Intellectual Property of any Company Entity, or other material limitation on the use thereof.

(h)    No source code of any software owned or controlled by any Company Entity has been licensed or otherwise provided to any third party. No third party has any right to access or use any source code owned or controlled by any Company Entity, and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will this Agreement or the transactions contemplated by this Agreement, result in the disclosure or release of such source code by a Company Entity, escrow agent(s), or any other Person to any Person.

(i)    No funding, facilities or personnel of any Governmental Authority, university or other academic institution or research center have been used in connection with the development of any Intellectual Property of any Company Entity, and no Governmental Authority, university or other academic institution or research center (or any personnel of any of the foregoing) has any right, title or interest (including any “march in” rights) in or to any Intellectual Property of any Company Entity.

(j)    Each Company Entity’s receipt, collection, monitoring, maintenance, creation, transmission, use, analysis, disclosure, storage, disposal and security of Personal Information has materially complied, and materially complies, with (i) any Contracts to which a Company Entity is party, (ii) applicable Information Privacy and Security Laws, (iii) all consents and authorizations that apply to a Company Entity’s receipt, access, use and disclosure of Personal Information, (iv) the Payment Card Industry Data Security Standard (“PCI DSS”), if applicable, and (v) applicable privacy policies governing the Company Entities’ use of Personal Information posted on websites made available by the Company Entities. Each Company Entity has all necessary authority, Consents and authorizations to receive, access, use and disclose the Personal Information in the Company Entity’s possession or under its control in connection with the business of the Company Entity as that business is currently operated. No Company Entity (1) is, to the Knowledge of the Company, under investigation by any Governmental Authority for a violation of any Information Privacy and Security Laws, (2) has received any written notices or audit requests from a Governmental Authority relating to any such violations or (3) is subject to any Judgment, nor, to the Knowledge of the Company, is any such Judgment pending or threatened, relating to the Company Entities’ processing of Personal Information.

(k)    Each Company Entity has entered into a Contract that addresses the provisions for “business associate contracts” required by 45 C.F.R. § 164.504(e) or § 164.314(a), as amended, with the applicable third party in each instance where (i) the applicable Company Entity acts as a business associate (as defined in 45 C.F.R. § 160.103) to that third party or (ii) the applicable Company Entity provides protected health information (as defined in 45 C.F.R. § 160.103) to that third party or that third party otherwise acts as a business associate or business associate subcontractor to the applicable Company Entity, in each case under this Section 3.16(k), as required by, and in material conformity with, (1) applicable Information Privacy and Security Laws and (2) the applicable Contracts to which the applicable Company Entity is a party.

(l)    The Company Entities have adopted, and materially complied with, written policies and procedures that apply to each of the Company Entities with respect to privacy, data protection, security and the collection and use of Personal Information processed in the course of the operations of the Company Entities, and those policies and procedures are reasonable and comply with applicable Information Privacy and Security Laws. Each of the Company Entities has used commercially reasonable safeguards to protect the confidentiality, integrity and security of its Personal Information and its IT Assets against any unauthorized use, control, access, interruption, modification or corruption and in conformance with Information Privacy and Security Laws, except as has not had and would not reasonably be expected to result in a Material Adverse Effect.

(m)    Except as has not been and would not reasonably be expected to be material to the businesses of the Company Entities, there has been no data security breach of any IT Assets, or unauthorized access, control, use, modification or destruction of any IT Asset, or unauthorized access, use, acquisition or disclosure of any Personal Information owned, used, stored, received, or controlled by or on behalf a Company Entity, including any unauthorized access, use or disclosure of Personal Information that would constitute a breach for which notification to individuals or Governmental Authorities is required under any applicable Information Privacy and Security Laws or Contracts to which a Company Entity is a party.

(n)    Except as has not had and would not reasonably be expected to result in a Material Adverse Effect, the execution, delivery and performance of this Agreement by the Company Entities and the other agreements and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby, including without limitation any required processing, transfer, sharing and destruction of Personal Information, complies with the Company Entities’ applicable privacy notices and policies and with all applicable Information Privacy and Data Security Laws.

(o)    The Company Entities have performed a security risk assessment that meets (i) the standards set forth at 45 C.F.R. § 164.308(a)(1)(ii)(A), including an assessment as described at 45 C.F.R. § 164.306(d)(3), taking into account factors set forth in 45 C.F.R. § 164.306(a)–(c); (ii) any requirements to perform security assessments under any Information Privacy and Security Law; and (iii) any obligations to perform security assessments set forth in any Contracts to which a Company Entity is a party (collectively, the “Security Risk

Assessment”). The Company Entities have taken reasonable and appropriate measures to remediate material threats and deficiencies identified in every Security Risk Assessment.

Section 3.17    Insurance.    Except as would not reasonably be expected to result in a Material Adverse Effect, (a) as of the date of this Agreement, all fire and casualty, general liability, director and officer, business interruption, product liability, and sprinkler, water damage insurance policies and all other insurance policies maintained by any Company Entity (“Insurance Policies”) are in full force and effect and all premiums due with respect to all Insurance Policies have been paid, (b) the Company Entities maintain insurance with reputable insurers in such amounts and against such risks as the management of the Company has in good faith determined to be prudent and appropriate, (c) no Company Entity is in breach or default under any Insurance Policies, and (d) no Company Entity has received any written notice of termination, cancellation or denial of coverage with respect to any insurance policy since July 1, 2014 that has not been replaced or superseded by materially similar or more favorable coverage.

Section 3.18    Brokers’ Fees and Expenses.    Except for any Person set forth in Section 3.18 of the Company Disclosure Letter (each such Person, a “Company Financial Advisor”), no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Company Entity. The Company has provided to Parent’s outside counsel a true, correct and complete copy of each engagement letter or other Contract between the Company and each Company Financial Advisor relating to the Transactions.

Section 3.19    Opinion of Financial Advisor.    The Company Board has received the respective opinions of (a) Goldman Sachs & Co. LLC to the effect that, as of the date of such opinion, and subject to the qualifications, assumptions and limitations set forth therein, the Per-Share Amount to be paid to the holders of shares of Company Common Stock (except for Parent or any Affiliate of Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders, and such opinion has not been withdrawn, modified or revoked as of the date of this Agreement, and (b) Allen & Company LLC to the effect that, as of the date of such opinion, and subject to the qualifications, assumptions and limitations set forth therein, the Per-Share Amount to be received by the holders of shares of Company Common Stock (except Parent or any Affiliate of Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders, and such opinion has not been withdrawn, modified or revoked as of the date of this Agreement. The Company shall, promptly following the execution of this Agreement by all Parties, furnish an accurate and complete copy of each such opinion to Parent solely for informational purposes, and it is agreed and understood that each such opinion was delivered for the information and assistance of the Company Board.

Section 3.20    No Rights Plan; State Takeover Statutes.    There is not in effect any stockholder rights plan, “poison pill,” antitakeover plan or other similar device that is applicable to the Merger. In the Company Articles, the Company has expressly opted not to be governed by Section 203 of the DGCL. No other state anti-takeover statute or regulation, “business combination,” “control share acquisition,” “fair price,” “moratorium,” other anti-takeover laws or any similar provisions in the Company Articles or Company Bylaws apply or, at the Effective Time, will apply to this Agreement, the Merger or the Transactions.

Section 3.21    Affiliate Transactions.    There are not and have not been within the last three (3) years any transactions, or series of related transactions, agreements, arrangements or understandings that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Company Reports filed prior to the date of this Agreement.

Section 3.22    Proxy Statement.    None of the information included or incorporated by reference in the Proxy Statement, will, at the date it is first mailed to the Company Stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent, Merger Sub or any of their respective Affiliates expressly for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter delivered by Parent to the Company concurrently with the execution and delivery by Parent and Merger Sub of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.01    Organization, Standing and Power.    Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept). Each of Parent and Merger Sub has all requisite entity power and authority to own, operate, lease or otherwise hold its assets and to conduct its businesses as presently conducted, except where the failure to have such power or authority would not reasonably be expected to result in a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed to do business in each jurisdiction where the nature of its businesses or the ownership, operation or leasing of its properties make such qualification necessary, except in any such jurisdiction where the failure to be so qualified or licensed would not reasonably be expected to result in a Parent Material Adverse Effect.

Section 4.02    Authority; Execution and Delivery; Enforceability.    Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement, to perform its covenants and agreements under this Agreement and, subject to the adoption of this Agreement by the sole stockholder of Merger Sub, to consummate the Merger. The board of directors of Parent has adopted resolutions approving the execution, delivery and performance by Parent of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement. Such resolutions have not been amended or withdrawn as of the date of this Agreement. The board of directors of Merger Sub has unanimously adopted resolutions (a) determining that it is in the best interests of Merger Sub and its stockholder for Merger Sub to enter into this Agreement, (b) approving and declaring advisable this Agreement and the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, (c) directing that this Agreement be submitted to Parent, Merger Sub’s sole stockholder, for its adoption and (d) resolving to recommend adoption of this Agreement by Parent, as Merger Sub’s sole stockholder. Such resolutions have not been amended or withdrawn as of the date of this Agreement. Except for the adoption of this Agreement by the sole stockholder of Merger Sub, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger. Parent and Merger Sub have duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject in all respects to the Bankruptcy and Equity Exceptions.

Section 4.03    No Conflicts; Consents.

(a)    The execution and delivery of this Agreement by Parent and Merger Sub, as applicable, does not and the performance by each of Parent and Merger Sub of its covenants and agreements under this Agreement, as applicable, and the consummation of the Merger shall not, (i) conflict with, or result in any violation of any provision of, the Organizational Documents of Parent or Merger Sub, (ii) materially conflict with, result in any material violation of, or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract to which Parent or Merger Sub is a party or by which any of their respective properties or assets is bound or any material Permit applicable to the businesses of Parent and its Subsidiaries or (iii) subject to obtaining the Consents referred to in Section 4.03(b) and making the Filings referred to in Section 4.03(b), materially conflict with, or result in any material violation of any provision of, any Judgment or Law or result in the creation of any Lien, in each case, applicable to Parent or Merger Sub or their respective properties or assets.

(b)    No Consent of or from, or Filing made to or with, any Governmental Authority, is required to be obtained or made by Parent or any Subsidiary of Parent in connection with Parent’s and Merger Sub’s execution and delivery of this Agreement or their performance of their covenants and agreements under this Agreement or the consummation of the Merger, except for the following:

(i)    (1) the filing with the SEC of the Proxy Statement in preliminary and definitive forms and any other Filing with the SEC in respect of the Merger required under applicable Law, including the Exchange Act or the Securities Act and (2) any Filing in respect of the Merger under applicable state “blue sky” or similar securities Laws;

(ii)    (1) the filing with the Department of Justice and the Federal Trade Commission of (A) a Notification and Report Form pursuant to the HSR Act with respect to the Merger and (B) a “secondary acquisition” notification under the HSR Act with respect to Parent’s indirect acquisition of shares of common stock of Evolent that are held by the Company (such notification, the “Secondary Acquisition Notification”), (2) the HSR Clearance and (3) any other Consents or Filings that are required to be obtained or made under any Antitrust Law in connection with the Merger; and

(iii)    such other Filings and Consents the failure of which to make or obtain would not reasonably be expected to result in a Parent Material Adverse Effect.

Section 4.04    Litigation.    There is no material Claim before any Governmental Authority pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub or any of their respective properties, assets or businesses that has or would reasonably be expected to have a Parent Material Adverse Effect. There is no material Judgment outstanding against Parent or Merger Sub or any of their respective properties, assets or businesses that has or would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.05    Availability of Funds.    Parent will have, as of the Effective Time, sufficient cash, marketable securities and other sources of immediately available funds necessary to pay the Merger Consideration in respect of the shares of Company Common Stock pursuant to this Agreement, and to consummate the other transactions contemplated by this Agreement.

Section 4.06    Brokers’ Fees and Expenses.    Except for any Person set forth in Section 4.06 of the Parent Disclosure Letter, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.07    Merger Sub.    The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, 100 shares of which are issued and outstanding. All outstanding shares of capital stock of Merger Sub are duly authorized, validly issued, fully paid and nonassessable. Parent owns all of the outstanding shares of capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger and the other Transactions and has not owned any assets, engaged in any business activities or conducted any operations.

Section 4.08    Ownership of Company Common Stock.    None of Parent, any Subsidiary of Parent or any other Affiliate of Parent “beneficially owns” (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Company Common Stock or any other Equity Securities.

Section 4.09    No Agreements with Education Buyer.    There are no Contracts, arrangements or understandings (other than as provided in this Agreement or the Education Purchase Agreement or as set forth in Section 4.09 of the Parent Disclosure Letter) between Parent or its Affiliates, on the one hand, and the Education Buyer or its Affiliates (in each case, in existence as of the date of this Agreement), on the other hand, with respect to the Transactions.

Section 4.10    Education Transaction.    Parent and Merger Sub have had the opportunity to review the Education Transaction Documents with its outside counsel.

Section 4.11    Proxy Statement.    None of the information included or incorporated by reference in the Proxy Statement that is based on information supplied by Parent, Merger Sub or any of their respective Affiliates expressly for inclusion in the Proxy Statement, will, at the date it is first mailed to the Company Stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.12    Parent Common Stock.    The assumption of the Company Equity Awards pursuant to Section 2.04 and the issuance of the shares of Parent Common Stock by UnitedHealth Group Incorporated in accordance with the terms thereof have been approved by all requisite action of UnitedHealth Group Incorporated.

ARTICLE V

COVENANTS

Section 5.01    Conduct of Business.

(a)    Conduct of Business by the Post-Sale Company Entities.    Except for (i) matters set forth in Section 5.01(a) of the Company Disclosure Letter or otherwise expressly permitted or required by this Agreement, the Education Transaction Documents or matters required by a Governmental Authority or by applicable Law or (ii) with the prior written consent of Parent, from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of the other Post-Sale Company Entities to, conduct its businesses (other than the Education Business) in the ordinary course of business consistent with past practice in all material respects, and to the extent consistent with the foregoing, each Company Entity shall use its respective commercially reasonable efforts (1) to maintain and preserve the Company’s assets and its business organization, and keep available the services of Key Employees (provided that no Company Entity shall be obligated to pay any compensation beyond compensation paid in the ordinary course of business to retain such individuals) and (2) to maintain satisfactory relationships with Governmental Authorities, partners, customers, suppliers, licensors and others having material business dealings with them.

(b)    Certain Prohibited Actions.    Except (x) as set forth in Section 5.01(b) of the Company Disclosure Letter or as otherwise expressly permitted or required by this Agreement, the Education Transaction Documents or as required by a Governmental Authority or by applicable Law, or (y) with the prior written consent of Parent, from the date of this Agreement until the Effective Time, the Company:

(i)    shall not, and shall not permit any other Company Entity to, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, except for dividends and distributions by a direct or indirect Company Subsidiary to the Company or to any other wholly owned Company Subsidiary; provided, that, except for $10,000,000, all cash held by any Company Entity must be held in one of the Post-Sale Company Entities as of immediately prior to the Education Closing;

(ii)    shall not, and shall not permit any other Post-Sale Company Entity to, amend or otherwise change any of its Organizational Documents in any material respect;

(iii)    except as permitted by Section 5.01(b)(vi), shall not, and shall not permit any other Post-Sale Company Entity to, split, combine, consolidate, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities;

(iv)    shall not, and shall not permit any other Post-Sale Company Entity to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(v)    shall not, and shall not permit any Post-Sale Company Entity to, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, any Post-Sale Company Entity or any securities of any Post-Sale Company Entity convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, any Company Entity, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except for (1) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price thereof, (2) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to Company Equity Awards and (3) the acquisition by the Company of Company Equity Awards in connection with the forfeiture of such awards;

(vi)    shall not, and shall not permit any other Post-Sale Company Entity to, issue, deliver, sell, grant, dispose of, pledge or otherwise encumber or subject to any Lien any Equity Securities, in each case, except for the issuance or grant of shares of Company Common Stock upon the exercise of Company Options or pursuant to the settlement of Company PSUs and Company RSUs outstanding as of the date of this Agreement in accordance with their terms;

(vii)    shall not, and shall not permit any other Company Entity to, grant any Company Equity Awards or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, except as set forth in Section 5.01(b)(vii) of the Company Disclosure Letter;

(viii)    shall not, and shall not permit any other Company Entity to, (1) except (A) in ordinary course of business, (B) for grants of equity awards as provided in Section 5.01(b)(vii) and merit- or promotion-based increases in base salary consistent with past practice or grants or payments of bonus awards in the ordinary course of business or (C) with an effective time from and after the Education Closing with respect to any Education Employee, increase the compensation or benefits payable or to become payable to any Company Personnel, (2) other than in the ordinary course of business, establish, adopt, enter into, amend in any material respect or terminate any Company Benefit Plan (or any plan or agreement that would be a Company Benefit Plan if in existence on the date of this Agreement), (3) except as expressly set forth in the Education Transaction Documents, take any action to accelerate the time of vesting, funding or payment of any compensation or benefits for the Education Employees under any Company Benefit Plan, (4) enter into any collective bargaining agreement with any labor organization or (5) amend any Company Equity Awards; provided, however, that any Post-Sale Company Entity may (1) take any such action to the extent required by the terms of an existing Contract or Company Benefit Plan or (2) adopt or amend any Company Benefit Plan if the cost to the Company and its subsidiaries of providing benefits thereunder is not materially increased; provided, further, that in no event may any new participants be added to the Advisory Board Company Severance and Change in Control Plan;

(ix)    shall not, and shall not permit any other Post-Sale Company Entity to, make, implement or adopt any change in financial accounting methods, principles or practices, except to the extent required by a change in applicable Law or GAAP or by any Governmental Authority (including the SEC or the Public Company Accounting Oversight Board), each as concurred by the Company’s independent registered public accountants;

(x)    shall not, and shall not permit any other Post-Sale Company Entity to, (1) make any acquisition (including by merger, consolidation or acquisition of stock or assets) of any other Person or any material assets, deposits or properties of any other Person or (2) make any material investment in any other Person either by purchase of stock or securities, contributions to capital, property transfers or purchase of property or assets of any Person, except for acquisitions or investments for consideration that is not in excess of $5,000,000 in the aggregate;

(xi)    shall not, and shall not permit any other Post-Sale Company Entity to, sell, transfer, lease, rent, license, assign, abandon, mortgage, encumber or otherwise dispose of any of its properties, legal entities or assets to any Person other than sales, transfers, leases, rents, licenses, assignments, abandonments, mortgages, or encumbrances in the ordinary course of business consistent with past practice, except, in each case, for any Education Assets;

(xii)    shall not, and shall not permit any other Post-Sale Company Entity to, incur, assume, redeem, repurchase, prepay, defease, cancel, restructure, refinance or otherwise acquire, or modify the terms of, any Indebtedness or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (1) Indebtedness incurred in the ordinary course of business consistent with past practice in an aggregate principal amount not to exceed $5,000,000 outstanding at any time, (2) guarantees by the Company of existing Indebtedness of any wholly owned Post-Sale Company Entity or (3) borrowings under existing revolving credit facilities (or replacements thereof on comparable terms) or existing commercial paper programs in the ordinary course of business consistent with past practice; provided that any Indebtedness with respect to borrowed money incurred, assumed, redeemed, repurchased, restructured, refinanced, acquired, guaranteed or for which any Company Entity otherwise becomes liable under this Section 5.01(b)(xii) shall be subject to prepayment without penalty at any time; provided, further, that any Indebtedness with respect to borrowed money incurred, assumed, redeemed, repurchased, restructured, refinanced, acquired, guaranteed or for which any Education Entity otherwise becomes liable shall expressly acknowledge that the Post-Sale Company Entities will not be affiliated with the Education Entities following the closing of the Education Transaction, and shall release the Post-Sale Company Entities from any and all Liabilities in respect thereof at and following the closing of the Education Transaction;

(xiii)    shall not, and shall not permit any other Company Entity (including any Education Entity) to, make any loans or advances to any other Person (other than any other Post-Sale Company Entity) in excess of $2,000,000 in the aggregate;

(xiv)    shall not, and shall not permit any other Post-Sale Company Entity to, make any capital expenditure, except for capital expenditures (1) in accordance with the schedule set forth in Section 5.01(b)(xiv) of the Company Disclosure Letter, or (2) with respect to any capital expenditure not addressed by the foregoing clause (1), not to exceed $2,500,000;

(xv)    shall not, and shall not permit any other Post-Sale Company Entity to, modify or amend in any material respect, or terminate or waive any material right under, any Material Contract or enter into any contract that would constitute a Material Contract if it were in effect on the date of this Agreement (except for any modification, amendment, termination, waiver or entry in the ordinary course of business consistent with past practice);

(xvi)    other than in the ordinary course of business, shall not, and shall not permit any other Post-Sale Company Entity to, revoke or change any Tax election, change any method of Tax accounting, settle or compromise any material income Tax Liability or refund or file any amended Tax Return, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any analogous or similar provision of state, local or foreign Law), request any Tax ruling from any Governmental Authority, or surrender any claim for a material refund of Taxes, in each case, to the extent that doing so would reasonably be expected to result in a material incremental cost to Parent or any Post-Sale Company Entity after the Closing;

(xvii)    shall not, and shall not permit any other Company Entity to, waive, release, assign, settle or compromise any material Claim (other than any Claim that is an Education Liability or that arises from an Education Asset) against any Company Entity, except for waivers, releases, assignments, settlements or compromises in the ordinary course of business consistent with past practice that, (A) with respect to the payment of monetary damages, the amount of monetary damages to be paid by the Company Entity does not exceed (I) the amount specifically reserved with respect thereto as reflected on the Company Financial Statements (including the notes thereto) or (II) $1,000,000, in the aggregate, or (B) with respect to any nonmonetary terms and conditions thereof, would not impose any material restrictions on any Post-Sale Company Entity’s business;

(xviii)    shall not, and shall not permit any other Post-Sale Company Entity to, enter into any new line of business;

(xix)    shall not, and shall not permit any other Post-Sale Company Entity to, other than in the ordinary course of business consistent with past practice, reduce the amount of insurance coverage or fail to renew or replace any existing material insurance policies;

(xx)    shall not, and shall not permit any other Post-Sale Company Entity to, amend any material Permit in a manner that adversely impacts the ability of such Post-Sale Company Entity to conduct its business, or terminate or allow to lapse any material Permits;

(xxi)    shall not, and shall not permit any other Post-Sale Company Entity to, cancel or allow to lapse or otherwise abandon any of their material Intellectual Property;

(xxii)    shall not, and shall not permit any Company Entity to, amend or modify the engagement letter of the Company’s financial advisor in a manner that increases the fee or commission payable by any of the Company Entities; or

(xxiii)    agree to take, authorize or enter into any Contract to do any of the foregoing.

(c)    No Control of the Company’s Business.    Parent acknowledges and agrees that (i) nothing in this Agreement, including Section 5.01(a) and Section 5.01(b), is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of any Company Entity prior to the Effective Time, and (ii) prior to the Effective Time, subject to the terms and conditions of this Agreement, the Company shall exercise complete control and supervision over the Company Entities’ respective operations.

(d)    Advice of Changes.    Each of Parent and the Company shall promptly advise the other orally and in writing of any change or event that would be reasonably expected to prevent or materially delay any of the conditions precedent described in Article VI from being satisfied.

(e)    Education Transaction Matters.    Except for (i) matters set forth in Section 5.01(a) of the Company Disclosure Letter or otherwise expressly permitted or required by this Agreement, the Education Transaction Documents or matters required by a Governmental Authority or by applicable Law or (ii) with the prior written consent of Parent, from the date of this Agreement until the Effective Time, the Company shall not, and shall cause each of the other Company Entities (including the Education Entities) not to, take any action with respect to the Education Entities, the Education Business, the Education Assets or the Education Liabilities that has the effect, directly or indirectly, of creating, imposing or increasing any material Liability that will be borne by the Surviving Corporation or any of its Subsidiaries following the Effective Time. Except with the prior written consent of Parent, from the date of this Agreement until the Effective Time, the Company shall not, and shall cause each of the other Company Entities (including the Education Entities) not to, transfer to any Education Entity any material asset that would otherwise have been an asset of a Post-Sale Company Entity following the Effective Time.

Section 5.02    No Solicitation by the Company; Company Board Recommendation.

(a)    The Company shall not, and shall not authorize or permit any of its Affiliates or any of its and their respective Representatives to, (i) directly or indirectly solicit, initiate or knowingly encourage, induce or facilitate (including by way of furnishing non-public information relating to any Company Entity) any Company Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Company Takeover Proposal, in each case, except for this Agreement, the Education Transaction Documents and the Transactions, (ii) directly or indirectly conduct, continue or otherwise participate in any discussions or negotiations with any Person (except for the Company’s Affiliates and its and their respective Representatives or Parent and Parent’s Affiliates and its and their respective Representatives or Education Buyer and Education Buyer’s Affiliates and its and their respective Representatives) regarding, or furnish to any such Person, any nonpublic information with respect to, or cooperate in any way with any such Person with respect to, any Company Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Company Takeover Proposal, (iii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of Equity

Securities of any Company entity or (iv) resolve to do any of the foregoing. The Company shall, and shall direct its Affiliates and its and their respective Representatives to, immediately cease all existing discussions or negotiations with any Person (except for the Company’s Affiliates and its and their respective Representatives or Parent and Parent’s Affiliates and its and their respective Representatives or Education Buyer and Education Buyer’s Affiliates and its and their respective Representatives) with respect to any actual or potential Company Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives.

(b)    Notwithstanding anything to the contrary in this Agreement, at any time prior to the receipt of the Company Stockholder Approval, in response to the receipt of a written Company Takeover Proposal, which did not result from a breach of this Section 5.02, made after the date of this Agreement that the Company Board determines in good faith (after consultation with a financial advisor and outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal and that the failure to take action with respect thereto would be inconsistent with the Company Board’s fiduciary duties under applicable Law, the Company and its Representatives may (1) furnish information with respect to the Company Entities to the Person making such Company Takeover Proposal (and such Person’s Representatives) pursuant to an executed confidentiality agreement containing terms that are not less restrictive to the other party than those contained in the Confidentiality Agreement (such confidentiality agreement, an “Acceptable Confidentiality Agreement”); provided, however, that an Acceptable Confidentiality Agreement shall not be required to contain any standstill or similar provision; provided that the Company shall promptly (but in no event later than twenty-four (24) hours) deliver to Parent a copy of any Acceptable Confidentiality Agreement entered into by the Company; provided, further, that all such information has previously been made available to Parent or its Representatives or is made available to Parent or its Representatives contemporaneously with the provision of such information to such Person, and (2) participate in discussions regarding the terms of such Company Takeover Proposal, including terms of a Company Acquisition Agreement with respect thereto, and the negotiation of such terms and such Company Acquisition Agreement with the Person making such Company Takeover Proposal (and such Person’s Representatives). The Company shall promptly (and in any event within twenty-four (24) hours) notify Parent and Merger Sub if the Company commences furnishing non-public information or commences discussions or negotiations as provided in this Section 5.02(b).

(c)    Except as set forth in Section 5.02(d), and except for the public disclosure of a Recommendation Change Notice, the Company Board shall not (i) withdraw, change, qualify, withhold or modify in any manner adverse to Parent, or propose publicly to withdraw, change, qualify, withhold or modify in any manner adverse to Parent, the Company Board Recommendation, (ii) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, any Company Takeover Proposal, (iii) fail to include the Company Board Recommendation in the Proxy Statement, (iv) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer (except for a recommendation against any such offer or a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act if in the good-faith judgment of the Company Board (after consultation with outside legal counsel) failure to so disclose would be inconsistent with its obligations under applicable Law (provided, that, for the avoidance of doubt, if any disclosure or other action taken pursuant to this clause includes a Company Adverse Recommendation Change, such action or disclosure shall be deemed to be a Company Adverse Recommendation Change for all purposes under this Agreement)), (v) make any public statement inconsistent with the Company Board Recommendation; provided that any public statement that includes only factual statements and reaffirms the Company Board Recommendation shall not be a statement inconsistent with the Company Board Recommendation, or (vi) if a Company Takeover Proposal shall have been publicly announced or disclosed, either fail to recommend against such Company Takeover Proposal or fail to reaffirm the Company Board Recommendation promptly following a written request by Parent to do so (it being understood that (x) under no circumstances under this clause (vi) shall the Company Board be required to recommend against such Company Takeover Proposal and (y) the Company Board may satisfy its obligation under this clause (vi) by reaffirming the Company Board Recommendation) and in any event on or prior to the later of (1) the fifth (5th) Business Day after the delivery of such request by Parent and (2) ten (10) Business Days following public announcement or disclosure, but in any event at least two (2) Business Days prior to the date of the Company Stockholders

Meeting (or any adjournment or postponement thereof) (any action in the foregoing clauses (i)–(v) being referred to as a “Company Adverse Recommendation Change”). Except as set forth in Section 5.02(a), Section 5.02(b) and Section 5.02(d), including any Acceptable Confidentiality Agreement contemplated by Section 5.02(b), the Company Board shall not authorize, cause, permit, approve or recommend, or propose publicly to authorize, cause, permit, approve or recommend, or allow the Company or any of its Affiliates or Representatives to execute or enter into, any letter of intent, term sheet, acquisition agreement, merger agreement, joint venture agreement, memorandum of understanding or similar agreement in principle, agreement or commitment constituting, or that would reasonably be expected to lead to, any Company Takeover Proposal, or requiring, or that would reasonably be expected to cause, the Company to abandon or terminate this Agreement (a “Company Acquisition Agreement”).

(d)    Notwithstanding anything to the contrary in this Agreement, at any time prior to the receipt of the Company Stockholder Approval, in response to the Company’s receipt of a written Superior Proposal that did not result from a breach of this Section 5.02, the Company Board may make a Company Adverse Recommendation Change or authorize and direct the Company to terminate this Agreement pursuant to Section 7.01(c)(i), in either case if and only if, prior to taking such action, the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor) that the failure to make a Company Adverse Recommendation Change or to authorize and direct the Company to so terminate this Agreement would be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, however, that the Company Board may not make such a Company Adverse Recommendation Change or authorize or direct the Company so terminate this Agreement pursuant to Section 7.01(c)(i) unless (1) the Company Board has delivered to Parent prior written notice that the Company Board is prepared to make a Company Adverse Recommendation Change or to authorize and direct the Company terminate this Agreement pursuant to Section 7.01(c)(i) (a “Recommendation Change Notice”), which Recommendation Change Notice shall (A) include the basis for such action, (B) identify the Person making the Superior Proposal and (C) attach the most current draft of any proposed Company Acquisition Agreement with respect to such Superior Proposal and a copy of any related financing commitments in the Company’s possession or under its control (or, in each case, if not provided in writing to the Company, a written summary of the terms thereof), (2) if requested by Parent, during the five (5) Business Day period after delivery of the Recommendation Change Notice, the Company and its Representatives negotiate in good faith with Parent and its Representatives regarding any revisions to this Agreement, and (3) following 5:00 p.m. Washington, DC time on the last day of such five (5) Business Day period, the Company Board shall have determined (after consultation with outside legal counsel and a financial advisor), giving due consideration to the revisions to the terms of this Agreement to which Parent and Merger Sub have committed to in writing prior to 5:00 p.m. Washington, DC time on the last day of such five (5) Business Day period, that the Superior Proposal continues to constitute a Superior Proposal (assuming the revisions committed to in writing by Parent and Merger Sub were to be given effect) and that the failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, however, that, if any material revisions are made to any such Superior Proposal, the Company Board shall notify Parent of such revisions in writing and, if requested by Parent, during the two (2) Business Day period after delivery of such notice, the Company and its Representatives shall be required to comply with the requirements of the foregoing proviso of this Section 5.02(d) anew with respect to such additional notice (it being understood that all references in such proviso to “five (5) Business Days” or “five (5) Business Day period” shall be to “two (2) Business Days” or “two (2) Business Day period,” respectively).

(e)    Notwithstanding anything to the contrary in this Agreement, at any time prior to the receipt of the Company Stockholder Approval, in response to a Company Intervening Event, the Company Board may make a Company Adverse Recommendation Change if and only if, prior to taking such action, the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor) that the failure to make a Company Adverse Recommendation Change would be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, however, that the Company Board may not make such a Company Adverse Recommendation Change unless (1) the Company Board has delivered to Parent prior written notice that the Company Board is prepared to make a Company Adverse Recommendation Change (an “Intervening Event Notice”), which Intervening Event Notice shall identify in reasonable detail the applicable Company Intervening Event and the potential reasons that the Company Board is proposing to effect a Company Adverse

Recommendation Change, (2) during the five (5) Business Day period after delivery of the Intervening Event Notice, the Company and its Representatives negotiate in good faith with Parent and its Representatives regarding any revisions to this Agreement, and (3) following the end of such five (5) Business Days period, the Company Board shall have determined (after consultation with outside legal counsel and a financial advisor), giving due consideration to the revisions to the terms of this Agreement to which to which Parent and Merger Sub has committed to in writing prior to 5:00 p.m. Washington, DC time on the last day of such five (5) Business Day period, that the Company Intervening Event is continuing and that the failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(f)    The Company shall promptly (and in any event within twenty-four (24) hours) advise Parent orally and in writing of any Company Takeover Proposal or a request for information relating to any Company Entity that is reasonably likely to lead to or that contemplates a Company Takeover Proposal, the material terms and conditions of any such Company Takeover Proposal (including an unredacted copy of such Company Takeover Proposal or, where such Company Takeover Proposal is not in writing, a description of the terms thereof) and the identity of the Person making any such Company Takeover Proposal. The Company shall keep Parent reasonably informed on a current basis of the material terms and status (including any change to the terms thereof) of any Company Takeover Proposal, including by promptly (and in no event later than twenty-four (24) hours after receipt) providing to Parent copies of any correspondence, proposals, indications of interest and draft agreements relating to such Company Takeover Proposal, and by providing Parent with prior written notice, contemporaneously with notice to the Company Board, of any meeting of the Company Board at which the Company Board is reasonably expected to consider any Company Takeover Proposal. The Company agrees that the Company Entities will not enter into any agreement with any Person that prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 5.02.

(g)    Nothing in this Section 5.02 shall prohibit the Company from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act if, in the good-faith judgment of the Company Board (after consultation with outside legal counsel) failure to so disclose would be inconsistent with its obligations under applicable Law; provided, that, for the avoidance of doubt, if any disclosure or other action taken pursuant to this Section 5.02(g) includes a Company Adverse Recommendation Change, such action or disclosure shall be deemed to be a Company Adverse Recommendation Change for all purposes under this Agreement.

(h)    For purposes of this Agreement:

(i)    “Company Takeover Proposal” means any bona fide inquiry, proposal, indication of interest or offer (whether or not in writing) from any Person (other than Parent, Merger Sub or any of their Affiliates), with respect to any (1) merger, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution, extraordinary dividend or similar transaction involving the Company pursuant to which any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act, a “group”) of Persons would hold securities representing 20% or more of the capital stock of the Company or 20% or more of the total outstanding voting power of the Company, (2) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution, extraordinary dividend, partnership, joint venture, sale of capital stock of or other equity interests in a Company Subsidiary or otherwise), in one transaction or a series of related transactions, of any business or assets of the Post-Sale Company Entities constituting or representing 20% or more of the consolidated revenues, net income or assets of the Post-Sale Company Entities, taken as a whole, (3) issuance, sale or other disposition, directly or indirectly, to any Person or “group” of Persons in one transaction or a series of related transactions, of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing, directly or indirectly, 20% or more of the voting power of the Company, (4) transaction or series of transactions (including any tender offer or exchange offer) in which any Person or “group” of Persons would acquire (in the case of a tender offer or exchange offer, if consummated), directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the capital stock of the Company or 20% or more of the voting power of the Company or (5) any combination of the foregoing.

(ii)    “Superior Proposal” means a written Company Takeover Proposal (provided that, for purposes of this definition, references in the definition of Company Takeover Proposal to “20% or more” shall be deemed references to “50% or more”), which the Company Board determines in good faith, after consultation with outside legal counsel and a financial advisor, is reasonably likely to be consummated in accordance with its terms, and, after taking into account the legal, financial, regulatory and other aspects of such Company Takeover Proposal, including the identity of the Person making such Company Takeover Proposal and financing terms thereof, and such other factors of such Company Takeover Proposal that are deemed relevant by the Company Board, is more favorable to the Company Stockholders from a financial point of view than the transactions contemplated by this Agreement (after taking into account any proposed revisions to the terms of this Agreement and the Education Purchase Agreement that are committed to in writing and binding on Parent and Merger Sub or the Education Buyer or the Education Buyer’s Affiliates, as applicable (including pursuant to Section 5.02(d)).

(iii)    “Company Intervening Event” means any material fact, circumstance, effect, change, event or development that (1) does not relate to a Company Takeover Proposal or the Education Transaction, (2) was unknown to and not reasonably foreseeable by the Company Board on or prior to the date of this Agreement and (3) becomes known to or by the Company Board prior to the receipt of the Company Stockholder Approval; provided, however, that in no event shall any of the following constitute a Company Intervening Event: (A) any change in applicable Law, regulation or GAAP, (B) any change generally affecting the industries in which any Post-Sale Company Entity operates, (C) any change in general economic conditions, (D) changes in the market price or trading volume of Company Common Stock in and of themselves (provided that the underlying factors contributing to any such change may be deemed to constitute, or may be taken into account in determining whether there has been, a Company Intervening Event, unless such underlying factors would otherwise be excluded from the definition of Company Intervening Event), (E) compliance with or performance under this Agreement, the Education Transaction Documents or the Transactions, (F) the fact, in and of itself, that the Company Entities exceed internal or published projections (provided that the underlying factors contributing to any such exceedance may be deemed to constitute, or may be taken into account in determining whether there has been, a Company Intervening Event, unless such underlying factors would otherwise be excluded from the definition of Company Intervening Event), or (G) changes in the market price or trading volume of Parent Common Stock.

Section 5.03    Access to Information; Confidentiality.

(a)    Subject to applicable Law and the Confidentiality Agreement, the Company shall, and shall cause each of the other Company Entities to, provide Parent and its Representatives reasonable access (at Parent’s sole cost and expense), during normal business hours and upon reasonable advance notice, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 7.01, to the Company Entities’ properties, books and records, Contracts, commitments, personnel, Tax Returns, Representatives, accountant work papers, permits, licenses and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Law, except, in each case, for any asset or any Liability that relates solely and exclusively to the Education Business, and, during such period, the Company shall, and shall cause each of the other Company Entities to, without limitation to the preceding obligations, make available to Parent all other information concerning its business, properties and personnel as Parent may reasonably request, except for information solely and exclusively concerning the Education Business; provided, however, that the Company may withhold from Parent or its Representatives any document or information that (i) is prohibited from being so disclosed pursuant to any material confidentiality or nondisclosure agreement entered into between a Company Entity and a third party (provided that the Company shall use its reasonable best efforts to obtain the required consent of such third party to disclose such document or information) or (ii) is subject to any attorney–client privilege (provided that the Company shall use its commercially reasonable efforts to allow the disclosure of such document or information (or as much of it as possible) in a manner that does not result in a loss of attorney–client privilege).

(b)    All documents and information exchanged pursuant to this Section 5.03 shall be subject to the letter agreement, dated as of March 2, 2017, between the Company and Parent (the “Confidentiality Agreement”), as if Merger Sub was also subject to the obligations of Parent under the Confidentiality Agreement.

Section 5.04    Preparation of Proxy Statement; Company Stockholders Meeting.

(a)    As promptly as reasonably practicable after the date of this Agreement and in any event no later than twenty (20) Business Days after the date of this Agreement, the Company shall prepare and cause to be filed with the SEC a proxy statement to be mailed to the Company Stockholders relating to the Company Stockholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) in preliminary form. Each of Parent and Merger Sub shall furnish all information concerning itself and its Affiliates to the Company and provide such other assistance as may be reasonably requested by the Company or the Company’s outside legal counsel in connection with the preparation, filing and distribution of the Proxy Statement.

(b)    SEC Comments; Inclusion of Company Board Recommendation.

(i)    If, prior to the expiration of the ten (10) day waiting period provided in Rule 14a-6 under the Exchange Act, the Company does not receive either (1) comments from the SEC on the preliminary Proxy Statement or (2) notice from the SEC that it will review the preliminary Proxy Statement, then the Company shall file definitive proxy materials (including the definitive Proxy Statement) with the SEC and cause the definitive Proxy Statement to be mailed to the Company Stockholders as soon as reasonably practicable, and in any event not later than five (5) Business Days after the expiration of such waiting period.

(ii)    The Company shall promptly notify Parent after the receipt of any comments from the SEC or any other Governmental Authority with respect to, or any request from the SEC or any other Governmental Authority for amendments or supplements to, the Proxy Statement and shall provide Parent with copies of all correspondence between it and its Affiliates and Representatives, on the one hand, and the SEC or any other government officials, on the other hand. If the Company receives either (1) comments from the SEC on the preliminary Proxy Statement or (2) notice from the SEC that it will review the preliminary Proxy Statement, then, in either case, each of the Company and Parent shall use its reasonable best efforts (1) to respond as promptly as reasonably practicable to any comment from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement and (2) to have the SEC advise the Company as promptly as reasonably practicable that the SEC has no further comments on the Proxy Statement. If the Company receives either (A) comments from the SEC on the preliminary Proxy Statement or (B) notice from the SEC that it will review the preliminary Proxy Statement, then, in either case, the Company shall file the Proxy Statement in definitive form with the SEC and cause such definitive Proxy Statement to be mailed to the Company Stockholders as promptly as reasonably practicable, and in any event no later than three (3) Business Days, after the SEC advises the Company that the SEC has no further comments on the Proxy Statement.

(iii)    Unless the Company Board has made a Company Adverse Recommendation Change in accordance with Section 5.02, the Company shall include the Company Board Recommendation in the Proxy Statement filed in preliminary form and in the Proxy Statement filed in definitive form.

(c)    Notwithstanding anything to the contrary herein, prior to filing the preliminary Proxy Statement with the SEC, responding to any comment from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement or mailing the Proxy Statement in definitive form to Company Stockholders, the Company shall (1) provide Parent with a reasonable opportunity to review and comment on such document or response and consider in good faith any of Parent’s comments thereon, and (2) to the extent reasonably practicable, permit Parent and its outside counsel to participate in all communications with the SEC (including all meetings and telephone conferences) relating to the Proxy Statement.

(d)    If, prior to the Effective Time, any event occurs with respect to Parent or any Affiliate of Parent, or any change occurs with respect to other information supplied by Parent or Merger Sub for inclusion in the Proxy Statement, that is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall promptly notify the Company of such event or change, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to the Company Stockholders. Nothing in this Section 5.04(d) shall limit the obligations of any Party under Section 5.04(a).

(e)    If, prior to the Effective Time, any event occurs with respect to any Company Entity, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement, that is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly notify Parent of such event or change, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to the Company Stockholders. Nothing in this Section 5.04(e) shall limit the obligations of any Party under Section 5.04(a).

(f)    The Company shall, as promptly as reasonably practicable after the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold the Company Stockholders Meeting, and unless the Company Board has made a Company Adverse Recommendation Change in accordance with Section 5.02, the Company shall use its reasonable best efforts to (i) solicit proxies from the Company Stockholders in favor of adoption of this Agreement and (ii) obtain the Company Stockholder Approval.

(g)    Notwithstanding anything to the contrary in this Agreement, the Company may delay convening, postpone or adjourn the Company Stockholders Meeting:

(i)    with Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed);

(ii)    after consultation with Parent, (1) due to the absence of a quorum or (2) to solicit additional proxies if, at the time of such delay, postponement or adjournment, the Company has not received proxies representing a sufficient number of shares of Company Common Stock for the Company Stockholder Approval to be received at the Company Stockholders Meeting, whether or not a quorum is present; or

(iii)    after consultation with Parent, to allow reasonable additional time for (1) the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and (2) for such supplemental or amended disclosure to be disseminated and reviewed by the Company Stockholders prior to the Company Stockholders Meeting;

(h)    In the event that the Company Board delivers a Recommendation Change Notice or an Intervening Event Notice in accordance with Section 5.02(d) or Section 5.02(e) within five (5) Business Days before the Company Stockholder Meeting, Parent may request in writing that the Company postpone the Company Stockholders Meeting for up to five (5) Business Days and the Company shall promptly, and in any event no later than the Business Day after delivery of such request, postpone the Company Stockholders Meeting in accordance with Parent’s direction; provided, however, that nothing in this Section 5.04(h) shall prohibit or otherwise restrict, limit or delay the Company right to terminate this Agreement pursuant to Section 7.01(c)(i).

(i)    The Company shall be responsible for 100% of the fees, costs and expenses (except for the fees, costs and expenses of the Company’s advisors), including any filings fees, associated with the preparation, filing and mailing of the Proxy Statement.

Section 5.05    Further Actions; Regulatory Approvals; Required Actions.

(a)    Subject to the terms and conditions of this Agreement, each Party shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper and advisable to cause the conditions to the Closing set forth in Article VI to be satisfied as promptly as reasonably practicable and to effect the Closing as promptly as reasonably practicable, including (i) making, as promptly as practicable, all necessary Filings with Governmental Authorities or third parties, excluding the filing of the Proxy Statement and any other Filings required in connection therewith, (ii) taking, or causing to be taken, all actions necessary, proper or advisable to obtain the HSR Clearance as promptly as practicable and all other Consents of Governmental Authorities or third parties that are necessary to consummate the Merger as promptly as practicable and (iii) executing and delivering, as promptly as practicable, any reasonable additional instruments that are necessary to consummate the Merger. Parent shall be responsible for 100% of any filing fees under the HSR Act incurred in connection with the transactions contemplated by this Agreement (excluding, for the avoidance of doubt, the Education Transaction).

(b)    In connection with and without limiting the generality of Section 5.05(a), and subject to Section 5.05(c), each of Parent and the Company shall use their respective reasonable best efforts to:

(i)    (1) file or cause to be filed with the Department of Justice and the Federal Trade Commission, in consultation and cooperation with the other, as promptly as practicable after the date of this Agreement and, in any event, no later than ten (10) days after the date of this Agreement, an appropriate Notification and Report Form pursuant to the HSR Act relating to the Merger and (2) request early termination of the waiting period under the HSR Act that is applicable to the transactions contemplated by this Agreement, including the Merger;

(ii)    solely with respect to Parent, (1) in consultation and cooperation with the Company, (i) file or cause to be filed with the Department of Justice and the Federal Trade Commission, as promptly as practicable after the date of this Agreement and, in any event, no later than ten (10) days after the date of this Agreement, the Secondary Acquisition Notification and (ii) prior to the filing of the Secondary Acquisition Notification with the Department of Justice and the Federal Trade Commission, notify Evolent in writing of Parent’s intention to make the Secondary Acquisition Filing, which notice shall comply, in form and substance, with the HSR Act in all material respects and (2) request early termination of the waiting period under the HSR Act that is applicable to the transactions contemplated by the Secondary Acquisition Notification;

(iii)    make or cause to be made, in consultation and cooperation with the other, as promptly as practicable after the date of this Agreement, all other necessary, proper or advisable Filings under any Antitrust Law with respect to the Merger;

(iv)    make or cause to be made, as promptly as practicable after the date of this Agreement, all other necessary Filings with other Governmental Authorities relating to the Merger;

(v)    furnish to the other all assistance, cooperation and information reasonably required for any such Filing and in order to achieve the effects set forth in this Section 5.05;

(vi)    unless prohibited by applicable Law or by a Governmental Authority, give the other reasonable prior notice of any such Filing and, to the extent reasonably practicable, of any communication with any Governmental Authority relating to the Merger (including with respect to any of the actions referred to in this Section 5.05(b)) and, to the extent reasonably practicable, permit the other a reasonable opportunity to review and discuss in advance, and consider the views of, and secure the participation of, the other in connection with any such Filing or communication;

(vii)    respond as promptly as practicable to any inquiries received from any Governmental Authority or any other authority enforcing applicable Antitrust Laws for additional information or documentation in connection with antitrust, competition or similar matters (including a “second request” under the HSR Act); provided that the Parties agree that Parent shall have the principal, but not sole, responsibility to devise the strategy for all filings, notifications, submissions and communications in connection with any Filing pursuant to Antitrust Laws subject to this Section 5.05, so long as such strategy complies with the terms and conditions of this Agreement; provided, further, that each of Parent and the Company shall consult with the other with respect to such strategy and consider in good faith the views of the other with respect to such strategy;

(viii)    unless prohibited by applicable Law or a Governmental Authority, (1) not participate in or attend any meeting (whether in person or via telephone) with any Governmental Authority in respect of the Merger without the other Party, (2) keep the other Party reasonably apprised with respect to any meeting or substantive conversation with any Governmental Authority in respect of the Merger, (3) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement or the Merger, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Authority and (4) furnish the other Party with copies of all substantive correspondence, Filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any Governmental Authority or members of any Governmental Authority’s staff, on the other hand, with respect to this Agreement or the Merger; provided, however, that the Parties shall be permitted to redact any correspondence, Filing or communication (i) to the extent such correspondence, Filing or communication contains references concerning the valuation of the Company and the Merger or (ii) as necessary to address reasonable privilege concerns; and

(ix)    Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.05 as “Antitrust Counsel Only Material,” and such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel.

For the avoidance of doubt, this Section 5.05(b) shall not apply with respect to Tax matters.

(c)    Parent and the Company shall, and shall cause their respective Affiliates to, use reasonable best efforts to (i) have vacated, lifted, reversed or overturned any Judgment that is in effect, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing on or before the End Date and (ii) defend (with sufficient time for resolution in advance of the End Date) through litigation on the merits against any administrative or judicial Claim (including any Claim seeking a temporary restraining order or preliminary injunction) that is threatened or instituted challenging any of the transactions contemplated by this Agreement as violative of any Antitrust Law, unless any action or the results of any action taken with respect to (i) or (ii) would, individually or in the aggregate, have a material adverse effect on the Company Entities, taken as a whole.

(d)    Notwithstanding the foregoing or anything in this Agreement to the contrary, and except as expressly set forth in this Agreement, in no event shall Parent or any of its Affiliates be required to, and the Company and its Affiliates shall not, without the prior written consent of Parent, (i) pay any sums or concede anything of value in excess of $100,000, except, in each case, for costs and expenses of the Company Entities’, Parent’s and their respective Affiliates’ respective advisors or as required by the last sentence of Section 5.05(a), (ii) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or Parent or their respective Subsidiaries or Affiliates, or otherwise take or commit to take any action that could reasonably limit Parent’s, the Company’s or any of their Affiliates’ freedom of action with respect to, or their ability to retain, one or more businesses, product lines or assets, (iii) terminate, modify or extend any existing relationships and contractual rights and obligations of the Company or Parent or their respective Subsidiaries or Affiliates, (iv) establish or create any relationships and contractual rights and obligations of the Company or Parent or their respective Subsidiaries or Affiliates, (v) terminate any relevant venture or other arrangement and (vi) effectuate any other change or restructuring of the Company or Parent or their respective Subsidiaries or Affiliates (and, in each case, to enter into agreements or stipulate to the entry of a Judgment), in each case under this Section 5.05(d), solely in order to obtain any Consent of a Governmental Authority contemplated by this Section 5.05.

(e)    Parent shall promptly notify the Company, and the Company shall promptly notify Parent, of any notice or other communication from any Person alleging that such Person’s Consent is or may be required in connection with the Merger.

Section 5.06    Transaction Litigation.    The Company shall promptly (and in any event within forty-eight (48) hours) notify Parent of the commencement of any stockholder litigation arising from this Agreement, the other documents relating to the transactions contemplated by this Agreement, the Education Transaction Documents or the Transactions that is brought against the Company, its executive officers or members of the Company Board (“Transaction Litigation”) and shall keep Parent reasonably informed regarding any Transaction Litigation. Without limiting the preceding sentence, the Company shall give Parent (a) the opportunity to participate in the defense, settlement, understanding or other agreement with respect to any Transaction Litigation, including the opportunity to review and comment on all Filings or responses to be made by the

Company in connection with any Transaction Litigation, and the Company shall consider any such comments in good faith. The Company agrees that, without Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed to the extent that such settlement only requires (x) the issuance of additional disclosure or (y) the payment of money if the amount of money to be paid in connection with such settlement does not exceed any insurance proceeds that the Company reasonably expects to receive with respect to such Claim and any deductible in respect thereof, but may otherwise be given in Parent’s sole discretion), the Company shall not offer to make or make any payment with respect to any Transaction Litigation or to enter into any settlement, understanding or other agreement relating to any Transaction Litigation.

Section 5.07    Section 16 Matters.    Prior to the Effective Time, each of the Company, Parent and Merger Sub shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) directly resulting from the Merger by each individual who shall be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.08    Public Announcements.    Except with respect to (a) a Company Adverse Recommendation Change or a Recommendation Change Notice, or (b) a press release or other public statement that is consistent in all material respects with previous press releases, public disclosures or public statements made by a Party in accordance with this Agreement, including in investor conference calls, filings with the SEC, Q&As or other publicly disclosed documents, in each case under this clause (b), to the extent such disclosure is still accurate, the Parties shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other written public statement with respect to this Agreement or the Merger and shall not issue any such press release or make any such written public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The Company and Parent agree that the initial press release to be issued with respect to the Transactions shall be in a form reasonably agreed to by the Parties and Education Buyer. Except for such initial press release or as required by applicable Law, prior to the Closing, neither Parent nor Merger Sub shall issue any press release or other written public statement about the Education Transaction, the Education Transaction Documents or Education Buyer without the Company’s prior written consent.

Section 5.09    Fees, Costs and Expenses.    Except as provided otherwise in this Agreement, including Section 5.05(a) and Article VII, all fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such fees, costs or expenses, whether or not the Closing occurs.

Section 5.10    Indemnification, Exculpation and Insurance.

(a)    Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors, officers or employees of the Post-Sale Company Entities as provided in their respective Organizational Documents and any written indemnification or other similar Contracts of any Post-Sale Company Entity that are set forth in Section 5.10(a) of the Company Disclosure Letter (the “Company Indemnity Agreements”), in each case, as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms to the extent permitted by applicable Law, and Parent shall cause the Surviving Corporation and the other Post-Sale Company Entities to perform their respective obligations thereunder. For a period of six (6) years from and after the Effective Time, Parent shall not permit any indemnification, advancement of expenses or exculpation provision in such Organizational Documents or any Company Indemnity Agreement to be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the Company Indemnified Parties thereunder, unless any such amendment, repeal or modification is required by applicable Law. Without limiting the foregoing, for a period of six (6) years from and after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless each individual who is a current or former director, officer or employee of any Post-Sale Company Entity and each individual who becomes, prior to the Effective Time, a director, officer or employee of any Post-Sale Company Entity or who is, as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of any Post-Sale Company Entity as a director, officer or employee of another Person (the “Company Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable and documented fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any Claim, whether civil, criminal, administrative or investigative, existing or occurring at or prior to the Effective Time (including this Agreement, the Merger and the other transactions contemplated by this Agreement), arising out of or pertaining to the fact that the Company Indemnified Party is or was a director, officer or employee of any Post-Sale Company Entity or is or was serving at the request of any Post-Sale Company Entity as a director, officer or employee of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the applicable Organizational Document and required under the applicable Company Indemnity Agreement, if any. In the event of any such Claim, each Company Indemnified Party shall be entitled to advancement of reasonable and documented expenses incurred in the defense of any such Claim from Parent to the fullest extent permitted under the applicable Organizational Document and required under the applicable Company Indemnity Agreement, if any, after receipt by Parent from the Company Indemnified Party of a request therefor; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Any determination required to be made with respect to whether any Company Indemnified Party’s conduct complies with an applicable standard under the applicable Organizational Documents of the Post-Sale Company Entities or applicable Company Indemnity Agreements, as the case may be, shall be made by independent legal counsel selected by the Company Indemnified Party and reasonably acceptable to Parent.

(b)    In the event that Parent or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its assets to any Person, then, and in each such case, Parent or the Surviving Corporation or their successors or assigns, as applicable, shall use reasonable best efforts to cause the successors and assigns of Parent or the Surviving Corporation or their successor or assigns, as applicable, to assume the covenants and agreements set forth in this Section 5.10.

(c)    Prior to the Closing Date, the Company shall purchase “tail” directors’ and officers’ liability insurance coverage, with a duration of not less than six (6) years, for the Company and its current and former directors, officers and employees who are covered by the directors’ and officers’ liability insurance coverage currently maintained by the Company, with such “tail” to provide coverage in an amount not less than the existing coverage and to have terms not less favorable in the aggregate to the insured persons than the directors’ and officers’ liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time for a period of not less than six (6) years after the Closing Date; provided that in no event shall the cost of any such tail policy in respect of any one (1) policy year exceed the 200% of the current aggregate annual premium. Parent shall cause the Surviving Corporation to maintain such policies in full force and effect for the duration of such policy.

(d)    The provisions of this Section 5.10 (i) shall survive consummation of the Merger and (ii) are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party, his or her heirs and his or her representatives, all of which, are express third-party beneficiaries of this Section 5.10.

Section 5.11    Employee Matters.

(a)    During the period commencing at the Effective Time and ending on December 31, 2018 (such period, the “Continuation Period”), Parent shall, and shall cause the Surviving Corporation to, provide each individual who is employed by a Post-Sale Company Entity immediately prior to the Effective Time and who remains employed thereafter by the Surviving Corporation, Parent or any of their Subsidiaries (each, a “Company Employee”) with (1) base salary or wage rate and incentive compensation opportunity (excluding any equity incentives and the Company ESPP, any retention or transaction bonuses or special one-time payments) no less favorable than those provided to each such Company Employee immediately prior to the Effective Time and (2) employee benefits (excluding equity-based compensation awards and the Company ESPP) that (A) are no less favorable in the aggregate than those provided to such Company Employee immediately prior to the Effective

Time or, in Parent’s discretion, (B) are no less favorable than those provided to similarly situated employees of Parent and its Subsidiaries. Without limiting the generality of the foregoing, during the Continuation Period, Parent shall provide, or shall cause the Surviving Corporation or any of their respective Subsidiaries to provide, severance payments and benefits to each Company Employee whose employment is terminated during such period that are no less favorable than the severance payments and benefits that such Company Employee is eligible to receive under any applicable severance plan, policy, practice or arrangement sponsored or maintained by any Post-Sale Company Entity in accordance with the terms of such arrangement as in effect immediately prior to the Effective Time.

(b)    From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation or any of their respective Subsidiaries to, assume and honor the employment, severance, retention, termination and change of control plans, policies, programs, agreements and arrangements listed in Section 5.11(b) of the Company Disclosure Letter in accordance with their terms as in effect immediately prior to the Effective Time, including such terms pertaining to any right to amend or terminate. Parent hereby acknowledges that the Closing shall constitute a “change in control” (or similar term) of the Company under the terms of the Company Benefit Plans, as applicable.

(c)    For all purposes (including purposes of vesting, eligibility to participate and level of benefits but not for purposes of defined benefit pension accrual or other plan providing for post-employment benefits, or for purposes of eligibility for retirement vesting under the equity incentive plans of Parent) under the employee benefit plans of Parent and its Subsidiaries (exclusive of any Company Entity) providing benefits to any Company Employee after the Closing Date, which, for the avoidance of doubt, shall exclude any employee benefit plans that are frozen or grandfathered as of the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with any Company Entity and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Closing Date; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in each New Plan providing medical, dental, pharmaceutical and/or vision benefits to the extent coverage under such New Plan is replacing comparable coverage under a Company Benefit Plan in which such Company Employee participated immediately before the Closing Date (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall, or shall cause its Subsidiaries to, use commercially reasonable efforts to cause (1) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plans of any Post-Sale Company Entity in which such Company Employee participated immediately prior to the Closing Date (except that, such waiver shall not apply to any insurance policy of Parent that imposes an actively-at-work requirement or to Parent’s employee supplemental life insurance election options, with or without “Accidental Death and Dismemberment,” of (A) one (1) times or two (2) times salary for coverage greater than $500,000 or (B) three (3) times or four (4) times salary, to the extent such evidence of insurability is required under Contract by Parent’s employee supplemental life insurance) and (2) any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan, subject to the Company providing adequate data to Parent, in a format required by Parent.

(d)    Company Incentive Plan.

(i)    For the year in which the Effective Time occurs, Parent shall, or shall cause the Surviving Corporation to, pay to each participant in an annual incentive plan or program maintained by any Post-Sale Company Entity (each, a “Company Incentive Plan”) a cash bonus in respect of such plan year in an amount equal to the cash bonus amount payable under the applicable Company Incentive Plan based on the actual level of achievement of the applicable performance criteria for such plan year, with such level of achievement (1) measured during the period from and including the first date of such plan year through and including the end of the calendar month immediately preceding the month in which the Closing Date occurs, (2) determined by the Compensation Committee of the Company Board in the ordinary course of business and consistent with past practice but without regard to any costs and expenses associated with the transactions contemplated by the Agreement or any non-recurring events that would not reasonably be expected to have affected the Post-Sale Company Entities had the transactions contemplated by the Agreement not arose, and (3) annualized through the end of the quarter in which the Closing Date occurs. Such bonus amounts shall be paid, less any required withholding Taxes, on or about the date on which the Company would normally pay annual bonuses in the first calendar quarter of the year following the year in which the Closing Date occurs and in no event later than March 15 of the year following the year in which the Closing Date occurs (or, if earlier, upon a termination of employment as set forth in clause (ii) below). Following the completion of the quarter in which the Closing Date occurs, Parent, in its sole discretion, may choose to continue the participation of any Company Employee in a Company Incentive Plan or transition such employee to an incentive plan of Parent, subject to the terms of Section 5.11(a).

(ii)    If a Company Employee experiences a termination of employment following the Effective Time and prior to the payment of the bonus amount provided in Section 5.11(d)(i) (the “Annual Bonus Amount”) under circumstances that entitle such Company Employee to receive severance under a Company Benefit Plan or applicable statutory requirements, such Company Employee shall receive a lump sum cash bonus equal to such Company Employee’s Annual Bonus Amount multiplied by a fraction, the numerator of which is the number of days from and including the first date of such plan year through and including the date of such Company Employee’s termination of employment, and the denominator of which is 365; provided that the foregoing shall not apply to the extent that its application would result in a duplication of a prorated bonus amount provided to such Company Employee under the terms of an applicable Company Benefit Plan. Such bonus shall be paid, less any required withholding Taxes, as soon as reasonably practicable following the date of such Company Employee’s termination of employment.

(e)    If requested by Parent in writing delivered to the Company not less than ten (10) Business Days prior to the Effective Time, the Company Board (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is reasonably necessary to terminate the Company’s Executive Non-Qualified Excess Plan, effective as of the day prior to the Effective Time, in accordance with Section 409A of the Code and the guidance thereunder. If the Company’s Executive Non-Qualified Excess Plan is terminated as described herein, any participant in such plan who satisfies the eligibility requirements to participate in a similar non-qualified deferred compensation plan maintained by Parent shall be eligible to commence participation in such similar plan maintained by Parent.

(f)    If requested by Parent in writing delivered to the Company not less than ten (10) Business Days prior to the Effective Time, the Company Board (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is reasonably necessary to terminate the Company’s 401(k) plan (the “Company 401(k) Plan”), effective as of immediately prior to the Effective Time and contingent upon the occurrence of the Effective Time. In the event that Parent requests that the Company 401(k) Plan be terminated, the Company shall provide Parent with evidence that such Company 401(k) Plan has been terminated (the form and substance of which shall be subject to review and approval by Parent, which shall not be unreasonably withheld) not later than the day immediately preceding the Effective Time. In such event, the Company and Parent shall take any and all action as may be required, including amendments to the Company 401(k) Plan and/or Parent’s or its Affiliate’s applicable 401(k) plan (the “Parent 401(k) Plan”) to permit the Company Employees to make rollover contributions of  “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), in the form of cash or notes (in the case of loans) in an amount equal to the full account balance distributed to such Company Employee from the Company 401(k) Plan to the Parent 401(k) Plan. If the Company 401(k) Plan is terminated as described herein, each Company Employee shall be eligible to commence participation in a Parent 401(k) Plan as soon as administratively practicable after the Closing Date.

(g)    If requested by Parent in writing delivered to the Company not less than ten (10) Business Days prior to the Effective Time (with such request to be made only in the event Parent does not request that the Company 401(k) Plan be terminated pursuant to Section 5.11(f)), the Company Board (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is reasonably necessary to delegate plan administration authority for the Company 401(k) Plan to UnitedHealth Group Incorporated’s Employee Benefits Plans Administrative Committee and investment authority for the Company 401(k) Plan to UnitedHealth Group Incorporated’s Employee Benefits Plans Investment Committee, effective as of the Closing Date and contingent upon the occurrence of the Effective Time. In the event that Parent requests that the Company delegate such authority with respect to the Company 401(k) Plan, the Company shall provide Parent with evidence of such delegation (the form and substance of which shall be subject to review and approval by Parent) not later than the day immediately preceding the Effective Time.

(h)    Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 5.11 are solely for the benefit of the parties to this Agreement, and no provision of this Section 5.11 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and no Company Personnel or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions of this Agreement including in respect of continued employment (or resumed employment). Nothing in this Agreement shall alter the at-will employment relationship of any Company Employee.

Section 5.12    Merger Sub.

(a)    As soon as possible after the execution and delivery of this Agreement, Parent shall adopt this Agreement in its capacity as the sole stockholder of Merger Sub.

(b)    Prior to the Effective Time, Merger Sub shall not engage in any activity of any nature except for activities related to or in furtherance of Merger or the Transactions.

(c)    Parent hereby guarantees the payment performance and discharge by Merger Sub of, and compliance by Merger Sub with, all of the covenants and agreements of Merger Sub under this Agreement.

Section 5.13    Education Transaction Matters.

(a)    Without the prior written consent of Parent, the Company shall not (i) amend, modify or waive any provision of any Education Transaction Document, any of the documents or transactions contemplated by the Education Transaction Documents, or any term or condition of the Education Transaction in any, other than a de minimis, manner, or the Company’s post-Closing rights and obligations under the Education Transaction Documents, or the terms, conditions or costs of any transition services or similar matters, whether or not included in the Transition Services Agreement, (ii) fail to comply, in all material respects, with its covenants and obligations under the Education Transaction Documents or (iii) terminate the Education Purchase Agreement, which consent shall not be unreasonably withheld, conditioned or delayed with respect to the foregoing clauses (i) and (iii). The Company agrees to promptly (and in any event within twenty-four (24) hours) notify Parent if the Education Purchase Agreement is terminated for any reason or if the Education Transaction becomes subject to a Law or Judgment, whether preliminary, temporary or permanent, that would restrain, enjoin, prevent, prohibit or make illegal the consummation of the Education Transaction.

(b)    Subject to Section 5.01(a) and this Section 5.13, to the extent reasonably requested by the Company, Parent and Merger Sub shall reasonably cooperate with the Company in causing the consummation of the Education Transaction and the Closing to occur and be effected on the same date, with the Education Closing to immediately precede the Closing, in each case, on the terms and subject to the conditions set forth in this Agreement and the Education Purchase Agreement.

(c)    Nothing in this Agreement shall prohibit or restrict the Company or any of its Affiliates from taking any action expressly required by the Education Transaction Documents provided to Parent in final form prior to the execution and delivery of this Agreement and to the extent amended, modified or waived into in accordance with Section 5.13(a)(i).

Section 5.14    Repayment of Debt.    At least three (3) Business Days prior to the Closing Date, the Company shall deliver, or cause to be delivered, to Parent a Payoff Letter and all documentation necessary to release the Company and the other Company Entities from the Credit Agreement, dated as of February 6, 2015, as amended (the “Credit Agreement”), among the Company, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and the other parties thereto, in form and substance reasonably satisfactory to Parent, and executed by the Administrative Agent. For purposes of this Agreement, “Payoff Letter” means a payoff letter and wire instructions in customary form providing the Company with a confirmation that all Liens and all payment obligations with respect to the Credit Agreement have been or will have been released effective as of the payment in full of the Indebtedness of the Company Entity indicated therein.

Section 5.15    Resignations.    The Company shall use its reasonable best efforts to cause to be delivered to Parent at the Closing resignations executed by (a) each director of the Company Board, (b) each director of any Company Subsidiary who is an Education Employee, and (c) if requested in writing by Parent prior to the Closing, each of the Company’s designees to the board of directors of Evolent, if any, in each case, that are in office as of immediately prior to the Effective Time and effective upon the Effective Time.

Section 5.16    Additional Agreements.    In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the Parties to the Merger, the officers of the Surviving Corporation shall be authorized to, in the name and on behalf of the Company, execute and deliver such deeds, bills of sale, assignment or assurances and take all such other action as may be necessary in connection therewith.

Section 5.17    Monthly Financial Statements.    With respect to the Company Entities after giving effect to the carve out of the Education Business, prior to the Closing, the Company shall use commercially reasonable efforts to make available to Parent copies of the unaudited pre-tax combined balance sheet of the Company Entities after giving effect to the carve out of the Education Business reflected in the Education Financial Statements and the related unaudited pre-tax combined statements of operations, in each case, for each calendar month ending between the date of this Agreement and the Closing as they are finalized and no later than (a) the thirty-fifth (35th) day following the last day of each such month (other than for September 2017) and (b) November 30, 2017 for September 2017 (the “Monthly Financial Statements”), which Monthly Financial Statements shall be prepared in accordance with the Company’s past practices.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01    Conditions to Each Party’s Obligation to Effect the Transactions.    The obligation of each Party to effect the Closing is subject to the satisfaction or waiver (by each Party) at or prior to the Closing of the following conditions:

(a)    HSR Clearance.    The HSR Clearance shall have been obtained.

(b)    No Legal Restraints.    No Law and no Judgment, whether preliminary, temporary or permanent, shall be in effect that would restrain, enjoin, prevent, prohibit or make illegal the consummation of the Merger or any of the other transactions contemplated hereby (any such Law or Judgment, a “Legal Restraint”).

(c)    Company Stockholder Approval.    The Company Stockholder Approval shall have been received.

(d)    Education Closing.    The Education Closing shall have occurred.

Section 6.02    Conditions to Obligations of the Company.    The obligation of the Company to effect the Closing is further subject to the satisfaction or waiver (by the Company) at or prior to the Closing of the following conditions:

(a)    Representations and Warranties.    The representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) both at and as of the date of this Agreement and at and as of Closing Date as if made at and as of the Closing Date (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time), except, in each case, where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

(b)    Performance of Covenants and Agreements of Parent and Merger Sub.    Parent and Merger Sub shall have performed in all material respects all covenants, obligations and agreements required to be performed by them under this Agreement at or prior to the Closing.

(c)    Officer’s Certificate.    Parent shall have delivered to the Company a certificate signed on behalf of Parent and Merger Sub by an executive officer of each of Parent and Merger Sub certifying the satisfaction by Parent and Merger Sub of the conditions set forth in Section 6.02(a) and Section 6.02(b).

Section 6.03    Conditions to Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to effect the Closing is further subject to the satisfaction or waiver (by Parent and Merger Sub) at or prior to the Closing of the following conditions:

(a)    Representations and Warranties.    (i) The representations and warranties of the Company in this Agreement (except for the representations and warranties in Section 3.01, Section 3.02(a), Section 3.03, Section 3.04, Section 3.07(b), Section 3.18 and Section 3.20) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) both at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time), except, in each case, where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), has not and would not reasonably be expected to result in a Material Adverse Effect, (ii) the representations and warranties of the Company in Section 3.20 shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time), (iii) the representations and warranties of the Company made in Section 3.01, Section 3.02(a), Section 3.03, Section 3.04 and Section 3.18 shall be true and correct in all but de minimis respects both at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time) and (iv) the representations and warranties of the Company made in Section 3.07(b) shall be true and correct in all respects both at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time).

(b)    Performance of Covenants and Agreements of the Company.    The Company shall have performed in all material respects all covenants, obligations and agreements required to be performed by it under this Agreement at or prior to the Closing.

(c)    Absence of Material Adverse Effect.    Since the date of this Agreement, no Material Adverse Effect shall have occurred.

(d)    Officer’s Certificate.    The Company shall have delivered to Parent a certificate signed on behalf of the Company by an executive officer of the Company certifying the satisfaction by the Company of the conditions set forth in Section 6.03(a), Section 6.03(b) and Section 6.03(c).

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.01    Termination Rights; Termination Procedure.

(a)    Termination by Mutual Agreement.    The Company and Parent shall have the right to terminate this Agreement at any time prior to the Effective Time by mutual written agreement, whether before or after receipt of the Company Stockholder Approval.

(b)    Termination by Either the Company or Parent.    Each of the Company and Parent shall have the right to terminate this Agreement, at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(i)    if the Closing shall not have occurred by 5:00 p.m. Washington, DC time on the date this is seven (7) months after the date of this Agreement (the “End Date”); provided, however, that neither the Company nor Parent may terminate this Agreement pursuant to this Section 7.01(b)(i) if it (or, in the case of Parent, Merger Sub) is in breach of any of its representations, warranties, covenants or agreements under this Agreement and such breach has caused or resulted in either the failure of the Closing to have occurred on or prior to 5:00 p.m. Washington, DC time on the End Date;

(ii)    if the condition set forth in Section 6.01(b) is not satisfied and the Legal Restraint giving rise to such nonsatisfaction has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(ii) shall not be available to any Party if such failure to satisfy the condition set forth in Section 6.01(b) is the result of a failure of such Party to comply with its covenants and agreements under, or the breach of any representations or warranties of such Party set forth in, this Agreement;

(iii)    if the Company Stockholder Approval is not received at the Company Stockholders Meeting duly convened (unless such Company Stockholders Meeting has been adjourned, in which case at the final adjournment thereof); or

(iv)    the Education Purchase Agreement is terminated.

(c)    Termination by the Company.    The Company shall have the right to terminate this Agreement prior to the Effective Time:

(i)    in order to enter into a definitive, written Contract for a Superior Proposal either concurrently with or immediately following such termination; provided that (1) the Company has complied with its obligations under Section 5.02 in all material respects and (2) the Company pays Parent the Company Termination Fee pursuant to Section 7.03(a) prior to or concurrently with such termination; provided, however, that the Company shall not have the right to terminate this Agreement under this Section 7.01(c)(i) after the Company Stockholder Approval has been received; or

(ii)    if Parent or Merger Sub breaches or fails to perform any of its covenants or agreements in this Agreement, or if any of the representations or warranties of Parent or Merger Sub in this Agreement fails to be true and correct, which breach or failure (1) would give rise to the failure of a condition set forth in Section 6.01, Section 6.02(a) or Section 6.02(b), as applicable, and (2) (A) is not reasonably capable of being cured by Parent or Merger Sub by the End Date or (B) if reasonably capable of being cured by Parent or Merger Sub by the End Date, the Company has delivered to Parent written notice of such breach or failure and such breach or failure is not cured by Parent or Merger Sub, as applicable, by the earlier of (1) the End Date and (2) the date that is thirty (30) days after delivery of such notice; provided, however, that the Company shall not have the right to terminate this Agreement under this Section 7.01(c) if the Company is then in breach of any covenant or agreement in this Agreement or any representation or warranty of the Company in this Agreement then fails to be true and correct, in each case, such that it would give rise to the failure of a condition set forth in Section 6.01, Section 6.03(a) or Section 6.03(b), as applicable.

(d)    Termination by Parent.    Parent shall have the right to terminate this Agreement prior to the Effective Time if:

(i)    (1) the Company Board makes a Company Adverse Recommendation Change; provided, however, that Parent shall not have the right to terminate this Agreement under this Section 7.01(d)(i)(1) after the Company Stockholder Approval has been obtained, or (2) the Company has materially violated or breached any of its obligations under Section 5.02;

(ii)    the Company breaches or fails to perform any of its covenants or agreements in this Agreement, or if any of the representations or warranties of the Company in this Agreement fails to be true and correct, which breach or failure (1) would give rise to the failure of a condition set forth in Section 6.01, Section 6.03(a) or Section 6.03(b), as applicable, and (2) (A) is not reasonably capable of being cured by the Company by the End Date or (B) if reasonably capable of being cured by the Company by the End Date, Parent has delivered to the Company written notice of such breach or failure and such breach or failure is not cured by the Company by the earlier of (1) the End Date and (2) the date that is thirty (30) days after delivery of such notice; provided, however, that Parent shall not have the right to terminate this Agreement under this Section 7.01(d)(ii) if Parent is then in breach of any covenant or agreement in this Agreement or any representation or warranty of Parent in this Agreement then fails to be true and correct, in each case, such that it would give rise to the failure of a condition set forth in Section 6.01, Section 6.02(a) or Section 6.02(b), as applicable; or

(iii)    at any time after 5:00 p.m. Washington, DC time on December 28, 2017, if, and only if, (1) as of or after such time, all of the conditions set forth in Section 6.01 and Section 6.02 are satisfied or waived in accordance with this Agreement (other than the condition set forth in Section 6.01(d) and those conditions that by their nature are to be satisfied at the Closing, each of which is then capable of being satisfied at the Closing) and (2) Parent has provided written notice to the Company certifying that each of Parent and Merger Sub is ready, willing and able to consummate the Closing (assuming the satisfaction of the condition set forth in Section 6.01(d) and those conditions that by their nature are to be satisfied at the Closing); provided, however, that a termination of this Agreement under this Section 7.01(d)(iii) shall not be effective until 5:00 p.m. Washington, DC time on the fifth (5th) Business Day after the delivery of the termination notice contemplated by Section 7.01(e) with respect to a termination of this Agreement under this Section 7.01(d)(iii) (such time, the “Specified Termination Time”); provided, further, that any termination under this Section 7.01(d)(iii) shall not be effective if the Education Closing occurs prior to the Specified Termination Time.

(e)    Termination Procedure.    This Agreement may be terminated only pursuant to Sections 7.01(a)–(d). Termination of this Agreement shall not require the approval of the Company Stockholders. In order to terminate this Agreement, the Party desiring to terminate this Agreement shall give written notice of such termination to the other Parties in accordance with Section 8.03, specifying the provision of this Agreement pursuant to which such termination is effected.

Section 7.02    Effect of Termination.    In the event this Agreement is terminated as provided in Section 7.01, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of the Company or Parent (or any stockholder, Affiliate or Representative thereof), whether arising before or after such termination, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter of this Agreement (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity), except for (a) Section 5.09, this Section 7.02, Section 7.03, Section 7.04, Section 7.05 and Article VIII, which provisions shall survive such termination, and (b) without limiting Section 7.03(b), Liability of any Party (whether or not the terminating Party) for any fraud committed by the Company, on the one hand, or Parent and Merger Sub, on the other hand, or any willful breach of this Agreement, which Liabilities shall survive the termination of this Agreement.

Section 7.03    Termination Fee.

(a)    Company Termination Fee; Parent Expenses.

(i)    If the Company terminates this Agreement pursuant to Section 7.01(c)(i), the Company shall pay to Parent a fee of $42,000,000 in cash (the “Company Termination Fee”) (to an account designated in writing by Parent) concurrently with or prior to such termination.

(ii)    If Parent terminates this Agreement pursuant to Section 7.01(d)(i), the Company shall pay to Parent the Company Termination Fee (to an account designated in writing by Parent) no later than two (2) Business Days after the date of such termination; provided that if either the Company or Parent terminates this Agreement pursuant to Section 7.01(b)(i) or Section 7.01(b)(iii) at any time after Parent would have been permitted to terminate this Agreement pursuant to Section 7.01(d)(i), this Agreement shall be deemed terminated pursuant to Section 7.01(d)(i) for purposes of this Section 7.03(a)(ii).

(iii)    If (A) a Pre-Termination Takeover Proposal Event shall have occurred at any time following the date of this Agreement and thereafter this Agreement is terminated by Parent or the Company pursuant to Section 7.01(b)(i) or Section 7.01(b)(iii) or by Parent pursuant to Section 7.01(d)(ii) and (B) at any time on or prior to the date that is twelve (12) months after such termination, any Post-Sale Company Entity enters into a definitive agreement with respect to or consummates any transaction included within the definition of Company Takeover Proposal (provided that, for purposes of this Section 7.03(a), references in the definition of Company Takeover Proposal to “20% or more” shall be deemed references to “50% or more”) (a “Company Takeover Transaction”) (whether or not involving the same Company Takeover Proposal as that which was the subject of the Pre-Termination Takeover Proposal Event), then the Company shall pay Parent the Company Termination Fee, by wire transfer (to an account designated by Parent) in immediately available funds upon the earlier of entering into such definitive agreement with respect to any Company Takeover Transaction or the consummation of such Company Takeover Transaction.

(iv)    If this Agreement is terminated by (1) Parent or the Company pursuant to Section 7.01(b)(iv) or (2) Parent pursuant to Section 7.01(d)(iii), the Company shall pay to Parent the Company Termination Fee (provided, however, that for purposes of this Section 7.03(a)(iv), the amount of the Company Termination Fee shall be $42,000,000) in cash, not later than two (2) Business Days after such termination.

(b)    If this Agreement is terminated under circumstances in which the Company is obligated to pay the Company Termination Fee under Section 7.03(a) (including Section 7.03(a)(iv)), then, except in the case of any fraud committed by the Company or any willful breach of this Agreement, upon receipt of the Company Termination Fee (including the Company Termination Fee in the amount specified in Section 7.03(a)(iv)) by Parent, the Company shall have no further Liability with respect to this Agreement, the Education Purchase Agreement or the Transactions to Parent, Merger Sub or any of their respective Affiliates or Representatives, and payment of the Company Termination Fee (including the Company Termination Fee in the amount specified in Section 7.03(a)(iv)) shall be Parent’s sole and exclusive remedy for any Claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, suffered or incurred by Parent and Parent’s Subsidiaries. In no event shall the Company be required to pay the Company Termination Fee on more than one (1) occasion, including after the Company has paid the Company Termination Fee in the amount specified in Section 7.03(a)(iv) and a Company Termination Fee would otherwise have become payable pursuant to Section 7.03(a)(iii).

(c)    The provisions of Section 7.03 are an integral part of the transactions contemplated by this Agreement and, without such provisions, the Parties would not have entered into this Agreement. Accordingly, if the Company fails to pay in a timely manner any amount due pursuant to Section 7.03(a), then (i) the Company shall reimburse Parent for all out-of-pocket costs and expenses (including disbursements and reasonable fees of counsel) incurred by Parent in connection with the collection under and enforcement of Section 7.03(a) and (ii) the Company shall pay to Parent interest on such unpaid amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 5%. Each Party acknowledges and agrees, on behalf of itself and its Affiliates, that the payment of the Company Termination Fee is not a penalty but instead is liquidated damages in a reasonable amount that shall compensate Parent, Merger Sub and their respective Affiliates in the circumstances in which the Company Termination Fee is payable, and which do not involve any fraud committed by the Company or willful breach of this Agreement, for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision.

Section 7.04    Amendment.    This Agreement may be amended, modified and supplemented in any and all respects any time prior to the Effective Time with respect to any of the terms of this Agreement; provided, however, that (a) after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the Company Stockholders without the further approval thereof, (b) no amendment shall be made to this Agreement after the Effective Time and (c) except as provided in the foregoing clause (a), no amendment of this Agreement shall require the approval of the stockholders of Parent or the Company Stockholders. Any such amendment, modification or supplement shall be effective only if it is set forth in an instrument in writing executed by each Party.

Section 7.05    Extension; Waiver.    At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties in this Agreement or in any document delivered pursuant to this Agreement, (c) subject to Section 7.04(a), waive compliance with any covenants and agreements in this Agreement or (d) waive the satisfaction of any of the conditions in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01    Nonsurvival of Representations, Warranties, Covenants and Agreements.    The Parties acknowledge and agree that (a) none of the representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive, and all rights, Claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect thereto shall terminate at, the Effective Time and (b) except for any covenant or agreement that by its terms contemplates performance in whole or in part after the Effective Time, none of the covenants or agreements of the Parties in this Agreement shall survive, and all rights, Claims and causes of actions (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect to such covenants and agreements shall terminate at, the Effective Time.

Section 8.02    No Other Representations and Warranties.

(a)    Except for the representations and warranties expressly set forth in Article IV, the Company specifically acknowledges and agrees that neither Parent, Merger Sub nor any of their respective Affiliates, Representatives or equity holders on their behalf makes, or has made, any other express or implied representation or warranty, including with respect to Parent, Merger Sub or their respective businesses. The Parties agree that no provision in this Agreement is intended to eliminate or limit the Company’s available remedies with respect to any fraud committed by Parent or Merger Sub.

(b)    Except for the representations and warranties expressly set forth in Article III, each of Parent and Merger Sub specifically acknowledges and agrees that neither the Company, the Company Entities nor any of their respective Affiliates, Representatives or equity holders on their behalf makes, or has made, any other express or implied representation or warranty, including with respect to the Company Entities or their respective businesses. The Parties agree that no provision in this Agreement is intended to eliminate or limit Parent’s or Merger Sub’s available remedies with respect to any fraud committed by the Company.

Section 8.03    Notices.    All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email, with written confirmation of transmission; provided, however, that notice given by email shall not be effective unless such notice specifically states that it is being delivered pursuant to this Section 8.03 or (c) one (1) Business Day after the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and email addresses (or to such other address or email address as a Party may have specified by notice given to the other Party pursuant to this provision):

To Parent or Merger Sub:

c/o UnitedHealth Group Incorporated 9900 Bren Road East Minnetonka, MN 55343 Attention: Chief Legal Officer Fax: (952) 936-3007 Email: richard.mattera@uhg.com with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP 1601 Wewatta Street, Suite 900 Denver, Colorado 80202
Attention:	Timothy R. Aragon, Esq.
Email:	timothy.aragon@hoganlovells.com

To the Company:

The Advisory Board Company 2445 M Street, NW Washington, DC 20037
Attention:	Evan Farber, Chief Legal Officer
Email:	farbere@advisory.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP 1440 New York Avenue, NW Washington, DC 20005
Attention:	Jeremy London
Richard Grossman
Email:	jeremy.london@skadden.com
richard.grossman@skadden.com

Section 8.04    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party or such Party waives its rights under this Section 8.04 with respect thereto. Upon any determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 8.05    Counterparts.    This Agreement may be executed in one (1) or more counterparts (including by means of email in .pdf format), each of which shall be deemed to be an original and all of which shall be considered one and the same agreement, and shall become effective when one (1) or more counterparts have been signed by each Party and delivered to the other Parties.

Section 8.06    Entire Agreement; No Third-Party Beneficiaries.

(a)    This Agreement, taken together with the Confidentiality Agreement (except for paragraphs 5, 8 and 10 of the Confidentiality Agreement, which paragraphs of the Confidentiality Agreement shall terminate as of, and be of no further force or effect from and after, the date of this Agreement), constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between or among the Parties or their Affiliates, including paragraphs 5, 8 and 10 of the Confidentiality Agreement, with respect to the subject matter hereof or thereof.

(b)    Except (i) as expressly provided in this Agreement, including Section 5.10, (ii) after the Effective Time, for Section 2.01 and Section 2.02, each of which is intended to be for the benefit of, and shall be enforceable by, each of the holders of Company Common Stock as of immediately prior to the Effective Time, which holders are express third-party beneficiaries of Section 2.01 and Section 2.02 from and after the Effective Time, (iii) after the Effective Time, for Section 2.04, which is intended to be for the benefit of, and shall be enforceable by, the holders of Company Equity Awards as of immediately prior to the Effective Time, which holders are express third-party beneficiaries of Section 2.04 from and after the Effective Time, and (iv) for Section 5.01(e), the last two sentences of Section 5.08 and Section 5.13(b), each of which is intended to be for the benefit of, and shall be enforceable by, Education Buyer, each Party agrees that (1) their respective representations, warranties, covenants and agreements set forth in this Agreement are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement and (2) this Agreement is not intended to, and does not, confer upon any Person other than the Parties and their respective successors and permitted assigns any rights or remedies under this Agreement, including the right to rely upon the representations and warranties set forth in this Agreement.

Section 8.07    Governing Law.    This Agreement, and all Claims or causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate to this Agreement or the negotiation, execution, performance, consummation or subject matter of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

Section 8.08    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the Parties without the prior written consent of the other Parties; provided, however, that Parent or Merger Sub may assign any or all of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of the ultimate parent entity of Parent, but no such assignment shall relieve Parent or Merger Sub of their obligations hereunder. Any other purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

Section 8.09    Specific Enforcement.    The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, at any time prior to the termination of this Agreement pursuant to Article VII, the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, including the right of a Party to cause each other Party to consummate the Merger and the other transactions contemplated by this Agreement, in any court referred to in Section 8.10, without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any breach or threatened breach of this Agreement. If any Party brings any Claim to enforce specifically the performance of the terms and provisions of this Agreement, then, notwithstanding anything to the contrary in this Agreement, the End Date shall automatically be extended by (a) the period of time between the commencement of such Claim and the date on which such Claim is fully and finally resolved, plus twenty (20) Business Days, plus (b) any such other time period as finally determined by the court presiding over such Claim.

Section 8.10    Jurisdiction; Venue.    Each of the Parties hereby (a) irrevocably and unconditionally consents to submit itself to the sole and exclusive personal jurisdiction of the Court of Chancery of the State of Delaware (or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware) (collectively, the “Delaware Courts”) in connection with any Claim arising out of or relating to this Agreement or the transactions contemplated by this Agreement, (b) waives any objection to the laying of venue of any such litigation in any of the Delaware Courts, (c) agrees not to plead or claim in any such court that such Claim brought therein has been brought in an inconvenient forum and agrees not otherwise to attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (d) agrees that it will not bring any Claim in connection with any Claim arising out of or relating to this Agreement or the transactions contemplated by this Agreement, in any court or other tribunal, other than any of the Delaware Courts. Each of the Parties hereby irrevocably and unconditionally agrees that service of process in connection with any Claim arising out of or relating to this Agreement or the transactions contemplated by this Agreement may be made upon such party by prepaid certified or registered mail, with a validated proof of mailing receipt constituting evidence of valid service, directed to such party at the address specified in Section 8.03 hereof. Service made in such manner, to the fullest extent permitted by applicable Law, shall have the same legal force and effect as if served upon such party personally within the State of Delaware. Nothing herein shall be deemed to limit or prohibit service of process by any other manner as may be permitted by applicable Law.

Section 8.11    Waiver of Jury Trial.    EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM ARISING OUT OF THIS AGREEMENT OR THE MERGER. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY CLAIM, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION  8.11.

Section 8.12    Construction.     Each Party has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

Section 8.13    Interpretation.

(a)    Time Periods. When calculating the period of time before which, within which or after which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. All references in this Agreement to a number of days are to such number of calendar days unless Business Days are specified.

(b)    Dollars. Unless otherwise specifically indicated, any reference in this Agreement to $ means U.S. dollars.

(c)    Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(d)    Articles, Sections and Headings. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e)    Include. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(f)    Hereof. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and the phrases “transactions contemplated by this Agreement” or “transactions contemplated by this Agreement,” when used in this Agreement, shall not include the Education Transactions and shall refer only to the transactions contemplated by this Agreement.

(g)    Extent. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(h)    Contracts; Laws. Any Contract defined or referred to in this Agreement means such Contract as from time to time amended, modified or supplemented (including by way of purchase order or statement of work), unless otherwise specifically indicated and provided that copies of all such amendments, modifications or supplements (including purchase orders and statements of work have been made available to Parent). Any Law defined or referred to in this Agreement means such Law, and all rules and regulations promulgated thereunder, as from time to time amended, modified or supplemented, including by succession of comparable successor statutes, unless otherwise specifically indicated.

(i)    Persons. References to a person are also to its permitted successors and assigns.

(j)    Exhibits and Disclosure Letters. The Exhibits to this Agreement and the Disclosure Letters are hereby incorporated and made a part of this Agreement and are an integral part of this Agreement. Each Disclosure Letter shall be organized by section, with each section of such Disclosure Letter corresponding to a Section of this Agreement. Any matter set forth in any section of a Disclosure Letter shall be deemed to be referred to and incorporated in any section of such Disclosure Letter to which it is specifically referenced or cross-referenced and in each other section where it is reasonably apparent on the face of such disclosure that such disclosure applies to such section. Any capitalized term used in any Exhibit or any Disclosure Letter but not otherwise defined therein shall have the meaning given to such term in this Agreement.

(k)    Made Available. The words “made available to Parent” and words of similar import refer to documents (i) posted to the data site maintained by the Company or its Representatives in connection with the transactions contemplated by this Agreement or (ii) that are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC.

(l)    Reflected On or Set Forth In. An item arising with respect to a specific representation, warranty, covenant or agreement shall be deemed to be “reflected on” or “set forth in” the Company Financial Statements included in the Company Reports, to the extent any such phrase appears in such representation, warranty, covenant or agreement if (i) there is a specific reserve, accrual or other similar item expressly set forth on such balance sheet or financial statement related to the subject matter of such representation or (ii) such item and the amount thereof is otherwise specifically identified on such balance sheet or financial statement (or the notes thereto).

Section 8.14    Definitions.

(a)    For purposes of this Agreement, each of the following capitalized terms has the meaning specified in this Section 8.14(a):

“Affiliate” of any Person means another Person that directly or indirectly, through one (1) or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; provided, however, that the Persons set forth in Section 8.14(a)(i) of the Company Disclosure Letter shall not be Affiliates of the Company Entities.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, all applicable state, foreign or supranational antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Day” means any day except for (a) a Saturday or a Sunday or (b) a day on which the SEC or banking and savings and loan institutions are authorized or required by Law to be closed in Washington, DC or New York, New York.

“Claim” means any legal or administrative demand, claim, suit, action, investigation, charge, complaint, legal proceeding (whether at law or in equity), mediation or arbitration.

“Code” means the Internal Revenue Code of 1986 or any successor statute.

“Company Benefit Plan” means (a) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and (b) each other employment agreement, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, benefit programs, benefit agreements, benefit Contracts, benefit policies or benefit arrangements (whether or not in writing), in each case, (i) which is maintained or contributed to for the benefit of or relating to any Company Personnel or (ii) with respect to which any Company Entity has or may have any Liability.

“Company Board” means the Company’s board of directors.

“Company Common Stock” means the common stock of the Company, par value $0.01 per share.

“Company Entity” means any of the Company or any Company Subsidiary.

“Company Inducement Option” means any Company Option granted under the Company Inducement Stock Incentive Plan for Royall Employees that vests on the basis of time and the achievement of performance targets.

“Company Inducement PSU” means any Company PSU granted under the Company Inducement Stock Incentive Plan for Royall Employees.

“Company LTIP Option” means any Company Option granted in accordance with the Company’s 2014 supplemental long-term incentive program.

“Company LTIP PSU” means any Company PSU granted in accordance with the Company’s 2014 supplemental long-term incentive program.

“Company Non-Employee Option” means any Company Option that is held by any (a) non-employee member of the Company Board or (b) Health Care Employee that is not an active employee of any Company Entity as of immediately prior to the Effective Time.

“Company Non-Employee RSU” means any Company RSU that is held by any (a) non-employee member of the Company Board or (b) Health Care Employee that is not an active employee of any Company Entity as of immediately prior to the Effective Time.

“Company Non-LTIP PSU” means any Company PSU other than a Company LTIP PSU or a Company Inducement PSU.

“Company Option” means any option to purchase shares of Company Common Stock under any Company Stock Plan.

“Company Performance-Vested Option” means any Company Option other than a Company Inducement Option or a Company LTIP Option that vests on the basis of time and the achievement of performance targets, but excluding any Company Non-Employee Option.

“Company Personnel” means any current or former director, officer, employee or natural person who is an independent contractor of any Company Entity.

“Company PSU” means a performance stock unit granted pursuant to any Company Stock Plan that vests on the basis of time and the achievement of performance targets and pursuant to which the holder has a right to receive shares of Company Common Stock or cash following the vesting or lapse of restrictions applicable to such performance stock unit.

“Company RSUs” means a restricted stock unit granted pursuant to any Company Stock Plan that vests solely on the basis of time and pursuant to which the holder has a right to receive shares of Company Common Stock or cash following the vesting or lapse of restrictions applicable to such restricted stock unit.

“Company Stock Plans” means, collectively, the Company 2005 Stock Incentive Plan, the Company 2006 Stock Incentive Plan, the Company Amended and Restated 2009 Stock Incentive Plan and the Company Inducement Stock Incentive Plan for Royall Employees, each as amended and in effect from time to time.

“Company Stockholders” means the holders of Company Common Stock.

“Company Subsidiary” means any of Subsidiary of the Company.

“Company Time-Vested Option” means any Company Option that vests solely on the basis of time, but excluding any Company Non-Employee Option.

“Contract” means any written or oral contract, lease, license, permit, evidence of Indebtedness, note, bond, debenture, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement, deed of trust, undertaking or other agreement or arrangement that is legally binding; provided, however, that the term Contract does not include (a) any Company Stock Plan or any Company Benefit Plan or (b) the Company Articles, the Company Bylaws or any Organizational Document of a wholly owned Company Subsidiary.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Letter” means any of the Company Disclosure Letter or the Parent Disclosure Letter.

“Education Assets” means the “Transferred Assets,” as defined in the Education Purchase Agreement.

“Education Business” means the “Business,” as defined in the Education Purchase Agreement.

“Education Closing” means the “Closing,” as defined in the Education Purchase Agreement.

“Education Employees” means any Company Personnel who provides or renders services to any Company Entity and whose employment or service transfers to the Education Entities as a result of the Education Transaction.

“Education Entities” means the “Education Entities,” as defined in the Education Purchase Agreement.

“Education Liabilities” means the “Assumed Liabilities,” as defined in the Education Purchase Agreement.

“Education Stock” means the “Education Stock,” as defined in the Education Purchase Agreement.

“Employment Laws” means all applicable Laws, promulgated by or with any Governmental Authority relating to hiring, termination, collective bargaining, compensation, harassment, discrimination, and retaliation in employment, affirmative action, immigration, work authorization, terms and conditions of employment, payroll tax withholding and deductions, unemployment compensation, worker’s compensation, worker classification (including the proper classification of workers as contingent workers, independent contractors and consultants), privacy, records and files, social security contributions, wages, hours of work, occupational safety and health, and all other employment practices.

“Environmental Claim” means any Claim, complaint, citation, notice of violation, information request, notice of potential responsibility against any Company Entity asserted or issued by any Person alleging Liability (including potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) or responsibility arising out of, based on or resulting from (a) the presence, remediation or Release of or exposure to any Hazardous Materials at any location, whether or not owned or operated by any Company Entity, or (b) any violation or alleged violation of Environmental Law or any Environmental Permit.

“Environmental Laws” means all applicable Laws issued, promulgated by or with any Governmental Authority relating to pollution, regulation, protection of or damage to the environment (including ambient air, surface water, groundwater, land surface, subsurface and sediments), natural resources, endangered or threatened species, the climate or human health and safety (as it relates to exposure to hazardous or toxic materials), including Laws relating to the generation, production, installation, sale, use, storage, treatment, transportation, Release or exposure to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with any Company Entity as of the date of this Agreement as a “single employer” within the meaning of Section 414 of the Code.

“Equity Award Conversion Ratio” means the quotient of (i) the Per-Share Amount divided by (ii) the Parent Trading Price.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Evolent” means Evolent Health, Inc.

“Evolent Agreements” means (a) the Stockholders Agreement, dated as of June 4, 2015, by and among Evolent, the Company and the other parties thereto, (b) the Registration Rights Agreement, dated as of June 4, 2015, by and among Evolent, the Company and the other parties thereto, (c) the Income Tax Receivables Agreement, dated as of June 4, 2015, by and among Evolent, Evolent Health LLC, the Company and the other parties thereto, (d) the Exchange Agreement, dated as of June 4, 2015, among Evolent, Evolent Health LLC, the Company and the other parties thereto (the “Exchange Agreement”) and (e) the Third Amended and Restated Operating Agreement of Evolent Health LLC, dated as of June 4, 2015.

“Evolent Class A Stock” means the Class A common stock, par value $0.01 per share, of Evolent.

“Evolent Class B Stock” means the Class B common stock, par value $0.01 per share, of Evolent.

“Evolent Closing Shares” means the number of shares of Evolent Common Stock beneficially owned by the Company as of the close of business on the Business Day prior to the Closing Date.

“Evolent Closing Tax Amount” means the product of (a) 0.38, multiplied by (b) the difference of (i) Gross Evolent Closing Value, minus (ii) the Evolent Closing Tax Basis Amount.

“Evolent Closing Tax Basis Amount” means an amount equal to the sum of (a) the product of (i) each Evolent Closing Share that is a share of Evolent Class A Stock, multiplied by (ii) with respect to a share of Evolent Class A Stock referred to in clause (a) of the definition of Tax Basis Amount, the amount set forth in clause (a) of the definition of Tax Basis Amount, or with respect to a share of Evolent Class A Stock referred to in clause (b) of the definition of Tax Basis Amount, the amount set forth in clause (b) of the definition of Tax Basis Amount, plus (b) the product of (i) each Evolent Closing Share that is a share of Evolent Class B Stock, multiplied by (ii) the amount set forth in clause (b) of the definition of Tax Basis Amount.

“Evolent Common Stock” means the Evolent Class A Stock and the Evolent Class B Stock.

“Evolent Sale Tax Amount” means the product of (a) 0.38, multiplied by (b) the difference of (i) the Gross Evolent Sale Value, minus (ii) the Evolent Sale Tax Basis Amount.

“Evolent Sale Tax Basis Amount” means an amount equal to the sum of (a) the product of (i) each share of Evolent Class A Stock sold by the Company during the period from and after the date of this Agreement and ending and including the third (3rd) Business Day prior to the Closing Date, multiplied by (ii) with respect to a share of Evolent Class A Stock referred to in clause (a) of the definition of Tax Basis Amount, the amount set forth in clause (a) of the definition of Tax Basis Amount, or with respect to a share of Evolent Class A Stock referred to in clause (b) of the definition of Tax Basis Amount, the amount set forth in clause (b) of the definition of Tax Basis Amount, plus (b) the product of (i) each share of Evolent Class B Common Stock sold by the Company during the period from and after the date of this Agreement and ending and including the third (3rd) Business Day prior to the Closing Date, multiplied by (ii) the amount set forth in clause (b) of the definition of Tax Basis Amount.

“Evolent Trading Price” means the volume weighted average of the closing sale prices per share of Evolent Class A Stock on the New York Stock Exchange, as reported by Bloomberg (or, if not reported thereby, as reported in another authoritative source) for the ten (10) full consecutive trading days ending on and including the third (3rd) Business Day prior to the Closing Date.

“Fully Diluted Shares” means the number of shares of Company Common Stock issued and outstanding as of the close of business on the third (3rd) Business Day prior to the Closing (other than shares that would not be converted into the right to receive an amount equal to the Per-Share Amount pursuant to Section 2.01(a)), plus the number of shares of Company Common Stock issuable upon the exercise or vesting of all vested, in-the-money Company Options and vested and deferred Company RSUs, in each case, held by any Health Care Employee as of the close of business on the third (3rd) Business Day prior to the Closing.

“Governmental Authority” means any U.S. or foreign multinational, transnational, federal, state, provincial or local governmental authority, court, government or self-regulatory organization, commission, tribunal, organization, bureau, board, official or any regulatory, administrative or other agency, or any political or other subdivision, department, branch or agent of any of the foregoing; provided that, if any of the foregoing Persons is a customer of any Company Entity, such Person shall not be considered a Governmental Authority to the extent acting solely in its capacity as a customer of such Company Entity.

“Governmental Programs” means, collectively, the Medicare and Medicaid programs set forth in Titles XVIII and XIX of the Social Security Act, and “federal health care programs” as defined in 42 U.S.C. §1320a-7b(f).

“Gross Evolent Closing Value” means an amount equal to the product of (a) the Evolent Closing Shares, multiplied by (b) the Evolent Trading Price.

“Gross Evolent Sale Value” means the amount of the aggregate gross cash proceeds received by the Company from any sales of shares of Evolent Common Stock during the period from and after the date of this Agreement and ending on and including the third (3rd) Business Day prior to the Closing Date.

“Hazardous Materials” means (a) petroleum and any derivatives or by-products, explosive or radioactive materials, asbestos, polychlorinated biphenyls, urea formaldehyde insulation, chlorofluorocarbons and other ozone-depleting substances and (b) any other chemical, material, substance or waste that is regulated, listed or defined as a “pollutant,” a “contaminant,” “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “chemical substance,” “toxic” or similar terms under any Environmental Law.

“Health Care Employees” means any Company Personnel other than any Education Employees.

“HIPAA” means collectively the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, as amended and supplemented by the Health Information Technology for Clinical Health Act of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations, when each is effective and as each is amended from time to time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, as of any time with respect to any Person, any obligations (including principal, premium, accrued interest, reimbursement or indemnity obligations, bonds, financing arrangements, prepayment and other penalties, breakage fees, sale or liquidity participation amounts commitment and other fees and related expenses) and all other amounts payable in connection therewith (a) with respect to all obligations of such Person for borrowed money or issued in substitution for or exchange for borrowed money, (b) with respect to all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, including factoring arrangements or asset securitizations, (c) with respect to all obligations of such Person evidenced by letters of credit (or reimbursement agreements in respect thereof), bankers’ acceptances or similar facilities to the extent drawn upon by the counterparty thereto, (d) representing foreign exchange Contracts, interest rate and currency swap arrangements or any other arrangements designed to provide protection against fluctuations in interest or currency rates, (e) representing obligations to pay the deferred purchase price of goods and services (including any potential future earnout, indemnification, purchase price adjustment, release of “holdback” or similar payment, but excluding trade payables incurred in the ordinary course of business), (f) for deferred rent liabilities required to be recorded as such in accordance with GAAP, (g) under all capitalized lease obligations, including all leases required in accordance with GAAP to be recorded as capital leases, and (h) for all guarantees or other assumptions of Liability for any of the foregoing.

“Information Privacy and Security Laws” means all Laws concerning the privacy or security of Personal Information, and all regulations promulgated and guidance issued by any Governmental Authority thereunder, including, but not limited to, HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, Section 5 of the Federal Trade Commission Act as it applies to the receipt, access, use, disclosure, and security of Personal Information, the CAN-SPAM Act, Children’s Online Privacy Protection Act, PCI DSS, state data breach notification laws, state data security laws, state social security number protection laws, any healthcare Laws pertaining to privacy or data security and any applicable Law concerning requirements for website and mobile application privacy policies and practices, or any outbound communications (including email marketing, telemarketing and text messaging), tracking and marketing.

“Intellectual Property” means all intellectual property throughout the world, including all U.S. and foreign rights in (a) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (b) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable subject matter, (d) computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, (e) trade secrets and all other confidential and proprietary information, ideas, know-how, inventions, processes, formulae, models, and methodologies, (f) all rights in the foregoing and in other similar intangible assets and (g) all applications and registrations, and any renewals, extensions and reversions, for the foregoing.

“IRS” means the U.S. Internal Revenue Service or any successor agency.

“IT Assets” means all computer systems, including software, hardware, databases, firmware, middleware and platforms, interfaces, systems, networks, information technology equipment, facilities, websites, infrastructure, workstations, switches, data communications lines and associated documentation used or held for use by or on behalf of the Company Entities in connection with the conduct of their businesses.

“Judgment” means a judgment, order, decree, ruling, writ, assessment, injunction, judgment, decree, ruling, determination, directive, settlement or award of a Governmental Authority of competent jurisdiction, whether civil, criminal or administrative.

“Key Employee” means any Health Care Employee who is in a senior vice president position or higher.

“Knowledge” means (a) with respect to the Company, the knowledge, after reasonable due inquiry, of the individuals listed in Section 8.14(a)(ii) to the Company Disclosure Letter and (b) with respect to Parent or Merger Sub, the knowledge, after reasonable due inquiry, of the individuals listed in Section 8.14(a) to the Parent Disclosure Letter.

“Law” means any domestic or foreign, federal, state, provincial or local statute, law, common law, ordinance, code, rule, binding administrative interpretation, regulation, directive or other requirement of any Governmental Authority.

“Liability” means any and all fines, penalties, awards, costs and expenses (including attorneys and other professional’s fees), debts, liabilities, commitments, duties, obligations and responsibilities of any kind and description, whether known or unknown, unliquidated or fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, monetary or non-monetary, direct or indirect or otherwise, whether due or to become due, and regardless of when asserted or whether it is accrued or required to be accrued or disclosed pursuant to GAAP.

“Lien” means any pledge, lien, Claim, charge, mortgage, encumbrance or security interest of any kind or nature whatsoever, except as imposed by applicable securities Law.

“Material Adverse Effect” means any condition, fact, circumstance, effect, change, event, occurrence or development that individually or in the aggregate is, has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Post-Sale Company Entities on a standalone basis after giving effect to the consummation of the Education Transaction and the provisions of the Education Transaction Documents, taken as a whole, or that would prevent or materially impede the Company from consummating the Merger; provided, however, that no condition, fact, circumstance, effect, change, event, occurrence or development related to, resulting from or arising out of any of the following, individually or in the aggregate, shall constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (a) any change generally affecting the industries in which any Post-Sale Company Entity operates; (b) any change in general economic, legislative or political conditions, including any securities, credit, financial or other capital markets conditions; (c) the mere failure, in and of itself, by any Post-Sale Company Entity to meet any internal or public projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (provided that the underlying factors contributing to any such failure may be deemed to constitute, or may be taken into account in determining whether there has been, or could reasonably be expected to be, a Material Adverse Effect, unless such underlying factors would otherwise be excluded from the definition of Material Adverse Effect); (d) any change caused by the announcement, execution or delivery of this Agreement or the pendency of the transactions contemplated by this Agreement, including (i) any action taken by any Post-Sale Company Entity that is required pursuant to this Agreement (including the deposit of the Redemption Cash Amount with the Paying Agent) or that is taken at the request of Parent in accordance with this Agreement, (ii) any change in customer, supplier, employee, partner or similar relationships resulting therefrom or (iii) any change that arises out of or relates to the identity of Parent or any of its Affiliates as the acquirer of the Company; (e) any change in the market price, credit rating or trading volume of shares of Company Common Stock on the NASDAQ (provided that the underlying factors contributing to any such change may be deemed to constitute, or may be taken into account in determining whether there has been a Material Adverse Effect, unless such underlying factors would otherwise be excluded from the definition of Material Adverse Effect); (f) any change in applicable Law, regulation or GAAP in effect as of the date of this Agreement (or authoritative interpretation thereof); and (g) the outbreak or escalation of hostilities, any act of war, sabotage or terrorism, or any escalation or worsening of any such act of war, sabotage or terrorism threatened or underway as of the date of this Agreement; except, in the case of any of clauses (a), (b), (f) or (g), in the event that any condition, fact, circumstance, effect, change, event, occurrence or development has a disproportionate adverse effect on the Post-Sale Company Entities on a standalone basis after giving effect to the consummation of the Education Transaction, taken as a whole, relative to the adverse effect that it has on other participants in the Post-Sale Company Entities’ industry or industries.

“Merger Consideration” means the aggregate amount of cash payable to former Company Stockholders pursuant to Section 2.01(a)(iii).

“Net Evolent Closing Value” means an amount equal to the difference of (a) Gross Evolent Closing Value, minus (b) the Evolent Closing Tax Amount.

“Net Evolent Sale Value” means the (a) Gross Evolent Sale Value, minus (b) the Evolent Sale Tax Amount, minus (c) all out-of-pocket costs incurred by the Company in connection with the sale, transfer, assignment, conveyance, distribution or other disposition of any Evolent Common Stock (to the extent not reimbursed by Evolent).

“NASDAQ” means the NASDAQ Global Select Market.

“Organizational Documents” means any corporate, partnership or limited liability organizational documents, including certificates or articles of incorporation, bylaws, certificates of formation, operating agreements (including limited liability company agreements and agreements of limited partnership), certificates of limited partnership, partnership agreements, stockholder agreements and certificates of existence, as applicable.

“Other Education Agreements” means the Transition Services Agreement and the “Access License Agreement,” the “Assignment and Assumption Agreement and Bill of Sale,” the “Cross License Agreement,” the “Employee Matters Agreement,” the “Headquarters Agreements,” the “Headquarters Lease Term Sheet,” the “Non-Competition and Non-Solicitation Agreement,” the “Patent Assignment” and the “Trademark Assignment,” each as defined in the Education Purchase Agreement.

“Parent Common Stock” means the authorized shares of common stock of UnitedHealth Group Incorporated, par value $0.01 per share.

“Parent Material Adverse Effect” means any condition, fact, circumstance, effect, change, event, occurrence or development that has or would reasonably be expected to have a material and adverse effect on the ability of Parent or Merger Sub to consummate, or that would reasonably be expected to prevent or materially impede, materially interfere with or materially delay Parent or Merger Sub’s consummation of, the transactions contemplated by this Agreement.

“Parent Trading Price” means the volume weighted average of the closing sale prices per share of Parent Common Stock on the New York Stock Exchange, as reported in the New York City edition of The Wall Street Journal (or, if not reported thereby, as reported in another authoritative source) for the five (5) full consecutive trading days ending on and including the third (3rd) Business Day prior to the Closing Date.

“Permit” means a franchise, license, permit, certificate, authorization, variance, exemption, right, order, registration, clearance or approval of a Governmental Authority.

“Permitted Liens” means (a) statutory Liens for Taxes or other governmental charges (i) not yet due and payable or (ii) the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the financial statements, as applicable, (b) mechanic’s, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business and consistent with past practice for amounts which are not yet due or delinquent and which are not, individually or in the aggregate, material, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Real Property, which are not violated by the current use and operation of the Leased Real Property, as applicable, and which do not, individually or in the aggregate, materially interfere with the occupancy or use of the Leased Real Property, as applicable, (d) covenants, conditions, restrictions, easements, imperfections of title and other similar matters of record affecting title to the Leased Real Property, as applicable, (i) that would be shown by a current title report which do not, individually or in the aggregate, materially impair the occupancy or use of the Leased Real Property, as applicable, for the purposes for which it is currently used or proposed to be used in connection with the business or (ii) which were placed of record by the party holding fee title to the applicable Leased Real Property and of which the Company has no Knowledge, (e) matters which would be disclosed by an inspection or accurate survey of each parcel of the Leased Real Property, and (i) which do not, individually or in the aggregate, materially interfere with the occupancy or use of the Leased Real Property, as applicable, or (ii) which were caused by the party holding fee title to the applicable Leased Real Property and of which the Company has no Knowledge, (f) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, in each case, in the ordinary course of business and (g) non-exclusive licenses to customers of Intellectual Property entered into in the ordinary course of business.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, unincorporated organization, joint venture, association, Governmental Authority or other entity.

“Personal Information” means any information that (a) identifies or relates to a person including information that alone or in combination with other information held by a Company Entity can be used to identify, contact or precisely locate or can be linked to a person, including, without limitation, name, address, telephone number, health information (including protected health information (as defined in 45 C.F.R. § 160.103)), social security number, drivers’ license number, government issued identification number, financial account numbers or log-in information, Internet Protocol addresses or other persistent device identifiers, or any other data that can be used to identify, contact, or precisely locate an individual; (b) is governed, regulated or protected by one or more Information Privacy and Security Laws; (c) pertains to the health, employment or finances of an individual; or (d) is derived from other Personal Information.

“Per-Share Amount” means an amount equal to the sum of (a) $52.65, plus (b) the Per-Share Evolent Closing Value, plus (c) the Per-Share Evolent Sale Value.

“Per-Share Evolent Sale Value” means an amount equal to the quotient of (a) the Net Evolent Sale Value, divided by (b) the Fully Diluted Shares.

“Per-Share Evolent Closing Value” means an amount equal to the quotient of (a) the Net Evolent Closing Value, divided by (b) the Fully Diluted Shares.

“Post-Closing Tax Period” means a taxable period or portion thereof beginning after the Closing Date.

“Post-Sale Company Entities” means the Company Entities set forth in Section 8.14(a)(iii) of the Company Disclosure Letter.

“Pre-Termination Takeover Proposal Event” shall be deemed to occur if (i) a bona fide third party or group shall have made, or disclosed its or their intention to make, a Company Takeover Proposal, directly or through an intermediary, to any member of the Company Board, or a Company Takeover Proposal shall have been made directly to the Company Stockholders or otherwise publicly announced or publicly disclosed and (ii) such Company Takeover Proposal shall not have been withdrawn in good faith at least five (5) Business Days prior to the event giving rise to such termination.

“Prohibited Person” means (a) an entity that has been determined by a competent authority to be the subject of a prohibition on such conduct of any Law, regulation, rule or executive order administered by OFAC; (b) the government, including any political subdivision, agency or instrumentality thereof, of any country against which the United States maintains comprehensive economic sanctions or embargoes; (c) any individual or entity that acts on behalf of or is owned or controlled by a government of a country against which the United States maintains comprehensive economic sanctions or embargoes; (d) any individual or entity that has been identified on the OFAC Specially Designated Nationals and Blocked Persons List (Appendix A to 31 C.F.R. Ch. V), as amended from time to time, or 50% or more of which is owned, directly or indirectly, by an such individual or entity; or (e) any individual or entity that has been designated on any similar list or order published by a Governmental Authority in the United States.

“Release” means any release, threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into, upon or through the environment (including ambient air, surface water, groundwater, land surface, subsurface and sediments).

“Representatives” means, with respect to any Person, such Person’s officers, directors, principals, partners, managers, members, attorneys, accountants, agents, employees, consultants, financial advisors or other authorized representatives.

“SEC” means the United States Securities and Exchange Commission or any successor agency.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax Basis Amount” means (a) with respect to a share of Evolent Class A Stock, $2.04 and (b) with respect to a share of Evolent Class A Stock acquired upon the exchange of a Class B common unit of Evolent

Health LLC (as contemplated by the Exchange Agreement) or with respect to a share of Evolent Class B Stock, $1.88.

“Tax Return” means all Tax returns, declarations, statements, reports, claims for refund, schedules, forms and information returns and any amended Tax return relating to Taxes, including any schedules or attachments thereto.

“Taxes” means all federal, state, local or non-U.S. taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of a similar nature imposed by a Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts.

“Transactions” means, collectively, the transactions contemplated by this Agreement and by the Education Purchase Agreement.

“Transition Services Agreement” means the Transition Services Agreement” (as defined in the Education Purchase Agreement).

(b)    In addition to the defined terms set forth in Section 8.14(a), each of the following capitalized terms has the meaning specified in the Section set forth opposite such term below:

Term	Section
Acceptable Confidentiality Agreement	Section 5.02(b)
Adjusted LTIP Option	Section 2.04(c)
Adjusted LTIP PSU	Section 2.04(e)
Adjusted Non-LTIP PSU	Section 2.04(f)
Adjusted Performance-Vested Option	Section 2.04(b)
Adjusted RSU	Section 2.04(d)
Adjusted Time-Vested Option	Section 2.04(a)
Administrative Agent	Section 5.14
Agreement	Preamble
Annual Bonus Amount	Section 5.11(d)(ii)
Bankruptcy and Equity Exceptions	Section 3.04
Book-Entry Shares	Section 2.02(a)
Certificate of Merger	Section 1.02
Closing	Section 1.03
Closing Date	Section 1.03
Company	Preamble
Company 401(k) Plan	Section 5.11(f)
Company Acquisition Agreement	Section 5.02(c)
Company Adverse Recommendation Change	Section 5.02(c)
Company Articles	Section 3.01
Company Board Recommendation	Section 3.04
Company Bylaws	Section 3.01
Company Disclosure Letter	Article III
Company Employee	Section 5.11(a)
Company Equity Awards	Section 2.01(b)
Company ESPP	Section 2.05
Company Financial Advisor	Section 3.18
Company Financial Statements	Section 3.06(b)
Company Incentive Plan	Section 5.11(d)(i)
Company Indemnified Parties	Section 5.10(a)

Company Indemnity Agreements	Section 5.10(a)
Company Intervening Event	Section 5.02(h)(iii)
Company Non-Employee Option Consideration	Section 2.04(g)
Company Non-Employee RSU Consideration	Section 2.04(h)
Company Preferred Stock	Section 3.03(a)
Company Reports	Section 3.06(a)
Company Stockholder Approval	Section 3.04
Company Stockholders Meeting	Section 3.04
Company Takeover Proposal	Section 5.02(h)(i)
Company Takeover Transaction	Section 7.03(a)(iii)
Company Termination Fee	Section 7.03(a)(i)
Confidentiality Agreement	Section 5.03(b)
Consent	Section 3.05(b)
Continuation Period	Section 5.11(a)
Credit Agreement	Section 5.14
Delaware Courts	Section 8.10
Dissenting Share	Section 2.03
Education Buyer	Recitals
Education Financial Statements	Section 3.06(c)
Education Purchase Agreement	Recitals
Education Transaction	Recitals
Education Transaction Documents	Recitals
Effective Time	Section 1.02
End Date	Section 7.01(b)(i)
Environmental Permit	Section 3.13(a)(i)
Equity Securities	Section 3.03(b)
Exchange Agreement	Section 8.14(a)
Filing	Section 3.05(b)
Final Offering	Section 2.05
GAAP	Section 3.06(b)
Health Care Financial Statements	Section 3.06(d)
Health Care Laws	Section 3.12(c)
HSR Clearance	Section 3.05(b)(ii)
Insurance Policies	Section 3.17
Intervening Event Notice	Section 5.02(e)
Leased Real Property	Section 3.15(a)
Legal Restraint	Section 6.01(b)
Material Contracts	Section 3.14(b)
Merger	Section 1.01
Merger Sub	Preamble
Monthly Financial Statements	Section 5.17
New Plans	Section 5.11(c)
Old Plans	Section 5.11(c)
Open Source Software	Section 3.16(g)
Parent	Preamble

Parent 401(k) Plan	Section 5.11(f)
Parent Cash Amount	Section 2.02(b)
Parent Disclosure Letter	Article IV
Parties	Preamble
Paying Agent	Section 2.02(b)
Payment Fund	Section 2.02(b)
Payoff Letter	Section 5.14
PCI DSS	Section 3.16(j)
Priming Document	Section 3.15(a)
Proxy Statement	Section 5.04(a)
Real Property Leases	Section 3.15(a)
Recommendation Change Notice	Section 5.02(d)
Redemption Cash Amount	Section 2.02(b)
Secondary Acquisition Notification	Section 4.03(b)(ii)
Security Risk Assessment	Section 3.16(o)
Specified Termination Time	Section 7.01(d)(iii)
Stock Certificates	Section 2.02(a)
Superior Proposal	Section 5.02(h)(ii)
Surviving Corporation	Section 1.01
Transaction Litigation	Section 5.06

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, each as of the date first written above.

THE ADVISORY BOARD COMPANY

By:	/s/ Robert Musslewhite
	Name:	Robert Musslewhite
	Title:	Chief Exeuctive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

OPTUMINSIGHT, INC.

By:	/s/ Eric D. Murphy
	Name:	Eric D. Murphy
	Title:	Chief Executive Officer

APOLLO MERGER SUB, INC.

By:	/s/ Eric D. Murphy
	Name:	Eric D. Murphy
	Title:	Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Annex B

Execution Version

STOCK AND ASSET PURCHASE AGREEMENT

by and between

THE ADVISORY BOARD COMPANY,

AVATAR HOLDCO, LLC

and

AVATAR PURCHASER, INC.

Dated as of August 28, 2017

B-i

B-ii

B-iii

Exhibits

Exhibit A	–	Form of Access License Agreement
Exhibit B	–	Form of Assignment and Assumption Agreement
Exhibit C	–	Form of Patent Assignment
Exhibit D	–	Form of Trademark Assignment

Disclosure Letters

Seller Disclosure Letter

Section 1.04	–	Certain Closing Deliveries
Section 2.01	–	Transferred Assets
Section 2.02	–	Excluded Seller Assets
Section 3.02	–	Education Subsidiaries
Section 3.05	–	No Conflicts; Consents
Section 3.06	–	Financial Statements
Section 3.07	–	Absence of Certain Changes
Section 3.08	–	Taxes
Section 3.09	–	Employee Benefits
Section 3.11	–	Litigation
Section 3.12	–	Compliance with Applicable Laws
Section 3.14	–	Material Contracts
Section 3.16	–	Real Property
Section 3.17	–	Sufficiency of Assets; Title to Assets
Section 3.18	–	Intellectual Property
Section 3.22	–	Brokers’ Fees and Expenses
Section 5.01	–	Conduct of Business
Section 5.17	–	Headquarters
Section 5.23	–	Business Cash Forecast
Section 10.17	–	Definitions

Purchaser Disclosure Letter

Section 4.08	–	Brokers’ Fees and Expenses
Section 10.17	–	Definitions

B-iv

STOCK AND ASSET PURCHASE AGREEMENT

This STOCK AND ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of August 28, 2017, is by and among The Advisory Board Company, a Delaware corporation (the “Seller”), Avatar Holdco, LLC, a Delaware limited liability company (“Parent”), and Avatar Purchaser, Inc., a Delaware corporation and wholly owned subsidiary of Parent (the “Purchaser” and, together with Parent, the “Purchaser Group”). Each of the Seller, Parent and the Purchaser are referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, the Seller owns all of the issued and outstanding common stock, par value $0.01 per share (the “Education Stock”), of Royall Acquisition Co., a Delaware corporation (“Education Topco”);

WHEREAS, Education Topco directly or indirectly owns all of the issued and outstanding equity interests in Royall & Company Holding, Inc., a Delaware corporation, Royall & Company, a Virginia corporation, and Advancement Services, Inc., a Virginia corporation (collectively, the “Education Subsidiaries” and, together with Education Topco, the “Education Entities”);

WHEREAS, the Seller and the Education Entities own and operate the Business;

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Seller desires to sell the Education Stock and the Transferred Assets to the Purchaser, and the Purchaser desires to purchase the Education Stock and the Transferred Assets from the Seller and assume the Assumed Liabilities;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Seller and the Purchaser are entering into a (a) Transition Services Agreement, dated as of the date of this Agreement (the “Transition Services Agreement”), (b) an Employee Matters Agreement, dated as of the date of this Agreement (the “Employee Matters Agreement”), (c) a term sheet, dated as of the date of this Agreement (the “Headquarters Lease Term Sheet”), and (d) a Cross-License Agreement, dated as of the date of this Agreement (the “Cross License Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Seller, the Purchaser Group and Avatar Topco, LLC, a Delaware limited liability company, are entering into a Non-Competition and Non-Solicitation Agreement, dated as of the date of this Agreement (the “Non-Competition and Non-Solicitation Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Seller, OptumInsight, Inc., a Delaware corporation (“Health Care Buyer”), and Apollo Merger Sub, Inc., a Delaware corporation (“Health Care Merger Sub”), are entering into an Agreement and Plan of Merger, dated as of the date of this Agreement (as it may be amended from time to time, the “Health Care Merger Agreement” and, together with the other documents and agreements entered into or to be entered in connection with the Health Care Merger Agreement (other than this Agreement and the Ancillary Agreements), the “Health Care Transaction Documents”), pursuant to which, among other things, upon the terms and subject to the conditions set forth in the Health Care Merger Agreement, Health Care Merger Sub shall merge with and into the Seller (the “Merger”), with the Seller continuing as the surviving corporation in such merger (the “Surviving Corporation”) and each share of then outstanding Seller Common Stock (except as provided in the Health Care Merger Agreement) shall be converted into the right to receive cash in the amount per share of Seller Common Stock specified in the Health Care Merger Agreement (together with the other transactions contemplated by the Health Care Merger Agreement (other than the transactions contemplated by this Agreement), the “Health Care Transaction”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a material condition and inducement to the Seller’s willingness to enter into this Agreement, the Purchaser Group has delivered (a) a limited guaranty (the “Guaranty”) from Vista Equity Partners VI, L.P., a Delaware limited partnership (the “Guarantor”), in favor of the Seller and pursuant to which, subject to the terms and conditions contained therein, the Guarantor is guaranteeing certain obligations of the Purchaser Group in connection with this Agreement and (b) a commitment letter between Parent and the Guarantor, pursuant to which the Guarantor has committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein (the “Equity Commitment Letter”).

NOW, THEREFORE, in consideration of the foregoing Recitals and the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound by this Agreement, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.01    Purchase and Sale; Assumption of Liabilities.

(a)    At and effective as of the Closing, the Seller shall sell, assign, transfer, convey and deliver (“Transfer”) to the Purchaser, and the Purchaser shall purchase, assume and accept from the Seller, (i) the Education Stock, free and clear of all Liens thereon (except for Liens under applicable securities Laws) and (ii) all of the Seller’s right, title and interest in and to and the Transferred Assets, free and clear of all Liens thereon (except for Permitted Liens), (other than any Consent Required Contract subject to Section 2.05 or any Consent Required Shared Contract subject to Section 2.06).

(b)    At and effective as of the Closing, Parent shall assume, agree to pay, perform, fulfill and discharge when due in accordance with their terms the Assumed Liabilities.

Section 1.02    Purchase Price.

(a)    The aggregate purchase price for the Education Stock and the Transferred Assets (the “Purchase Price”), which is payable as set forth in this Agreement, is the sum of (a) an amount in cash equal to the Cash Consideration Amount, plus (b) the assumption of the Assumed Liabilities. No later than two (2) Business Days prior to the Closing Date, the Seller shall deliver a written statement (the “Payment Statement”), together with all supporting calculations, and any supporting information reasonably requested by the Purchaser (provided that no such requests shall delay the Closing), to the Purchaser setting forth (i) the Cash Consideration Amount, (ii) the Seller’s good-faith best estimate of the Transaction Expenses (the “Transaction Expense Amount”), the Closing Date Indebtedness (the “Closing Date Indebtedness Amount”), the Closing Date Current Taxes (the “Closing Date Current Taxes Amount”) and the Assumed Equity Amount (the “Assumed Equity Closing Amount”) and (iii) the Seller’s good-faith estimate of the Pre-Closing Business Cash Adjustment, including the Seller’s good-faith estimates of the components thereof (the “Estimated Pre-Closing Business Cash Adjustment”), in each case, calculated in accordance with this Agreement. In connection with the preparation of the Payment Statement, including the components thereof, the Seller shall consult with and reasonably consider any comments from Health Care Buyer. Notwithstanding anything to the contrary in this Agreement, except with respect to Taxes, which shall be governed exclusively by Article IX, the Purchaser shall not assume, pay or discharge any Liability with respect to any of the Excluded Liabilities, each of which will be paid, performed and discharged when due by the Seller or one of its Affiliates (other than, from and after the Closing, the Education Entities).

(b)    At the Closing, the Purchaser shall pay to the Seller an amount in cash equal to the Estimated Cash Consideration Amount by wire transfer of immediately available funds to an account designated in the Payment Statement.

Section 1.03    The Closing.    The Parties shall consummate the transactions contemplated by Section 1.01 (such consummation, the “Closing”) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 1440 New York Ave. NW, Washington, DC 20005, at 10:00 a.m. Washington, DC time on a date that is as soon as practicable, and in any event no later than the second (2nd) Business Day, after the satisfaction or waiver of the conditions to the Closing set forth in Article VII (except for those conditions to the Closing that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) unless another time, date or place is mutually agreed to in writing by the Parties; provided that in no event shall the Purchaser Group be obligated to consummate the Closing until the earlier of (a) the second (2nd) Business Day immediately following the day on which the Marketing Period expires and (b) if the Purchaser shall have provided no less than two (2) Business Days’ prior written notice to the Seller specifying a Closing Date prior to the Business Day specified in foregoing clause (a) (a “Closing Date Notice”), on the Business Day specified in such Closing Date Notice, subject to the satisfaction or waiver of all conditions to be satisfied at the Closing (provided that (i) any Closing Date Notice may be withdrawn on or prior to 5:00 p.m. Washington, DC time on the last Business Day preceding the Closing Date specified in such Closing Date Notice, and a new Closing Date Notice may be delivered specifying a later Closing Date to occur prior to the date set forth in the foregoing clause (a) on no less than two (2) Business Days’ prior written notice to the Seller and (ii) the Closing Date specified in any Closing Date Notice may be conditioned upon the simultaneous completion of the Debt Financing, provided, further, that, if such Debt Financing is not completed for any reason at any time, such Closing Date Notice shall automatically be deemed withdrawn) (the earlier of the dates in the foregoing clauses (a) and (b), the “Inside Date”). For purposes of this Agreement, “Closing Date” means the date on which the Closing occurs.

Section 1.04    Certain Closing Deliveries.

(a)    At the Closing, the Seller shall deliver the following to the Purchaser Group:

(i)    the delivery set forth in Section 1.04(a)(i) of the Seller Disclosure Letter, duly executed by the Seller;

(ii)    the Assignment and Assumption Agreement and Bill of Sale, duly executed by the Seller;

(iii)    the Intellectual Property Assignments, duly executed by the Seller;

(iv)    certificates evidencing the Education Stock, duly endorsed in blank (or with stock powers in form and substance reasonably satisfactory to Parent, acting in good faith, duly executed by the Seller), free and clear of all Liens (except for Liens under applicable securities Laws);

(v)    a certificate of non-foreign status, dated as of the Closing Date and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code, certifying that the Seller is not a disregarded entity and not a “foreign person” as defined in Section 1445 of the Code;

(vi)    the certificate required to be delivered pursuant to Section 6.03(d); and

(vii)    evidence, reasonably acceptable to the Purchaser of the release of the Liens set forth in Section 1.04(a)(vii) of the Seller Disclosure Letter.

(b)    At the Closing, the Purchaser Group shall deliver the following to the Seller:

(i)    the delivery set forth in Section 1.04(a)(i) of the Seller Disclosure Letter, duly executed by the Purchaser;

(ii)    the Assignment and Assumption Agreement and Bill of Sale, duly executed by the Purchaser;

(iii)    the Intellectual Property Assignments, duly executed by the Purchaser;

(iv)    the payment required by Section 1.02(b); and

(v)    the certificate required to be delivered pursuant to Section 6.02(c).

Section 1.05    Purchase Price Allocation.

(a)    Not later than (i) if the Closing occurs prior to November 1, 2017, ninety (90) days after the Closing Date or (ii) if the Closing occurs on or after November 1, 2017, one-hundred and twenty (120) days after the Closing Date, the Seller shall provide the Purchaser with an allocation of the Purchase Price (plus the Assumed Liabilities and any other Liabilities deemed assumed by the Purchaser for U.S. federal income Tax purposes) among the Education Stock and the Transferred Assets as of the Closing Date in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (the “Purchase Price Allocation”). The Purchase Price Allocation shall be subject to the review and approval of the Purchaser (which approval shall not be unreasonably withheld, denied, conditioned or delayed) in accordance with Section 1.05(b). Notwithstanding anything to the contrary contained in this Section 1.05, the Parties agree that $910,000,000 shall be allocated to the Education Stock, which amount, for the avoidance of doubt, shall not be adjusted.

(b)    If the Purchaser provides no comments with respect to the Purchase Price Allocation by written notice to the Seller within thirty (30) days after receipt by the Purchaser of the Purchase Price Allocation, then the Purchase Price Allocation shall be deemed final, binding and conclusive for all purposes of this Agreement. If the Purchaser provides any comments with respect to the Purchase Price Allocation by written notice to the Seller within thirty (30) days after receipt by the Purchaser of the Purchase Price Allocation, and sets forth in such written notice the disputed item or items and the basis for its objection in reasonable detail, then the Seller and the Purchaser shall negotiate in good faith to resolve any such dispute for a period of thirty (30) days thereafter. If, within thirty (30) days of the Seller’s receipt of a valid written notice of objection to the Purchase Price Allocation, the Purchaser and the Seller have not reached an agreement regarding the disputed item or items specified in such written notice, the dispute shall be presented (at the expiration of such thirty (30) day period) to the Accountant. The Purchaser and the Seller each agree to enter into an engagement letter with the Accountant containing customary terms and conditions for this type of engagement. The Purchaser and the Seller shall use their respective commercially reasonable efforts to cooperate with and provide information and documentation, including work papers (entering into a customary confidentiality and release agreement with respect thereto), to assist the Accountant. Any such information or documentation provided by any Party to the Accountant shall be concurrently delivered to the other Party, subject, in the case of independent accountant work papers, to such other Party entering into a customary confidentiality and release agreement with respect thereto. Neither the Purchaser nor the Seller shall disclose to the Accountant, and the Accountant shall not consider for any purposes, any settlement discussions or settlement offers made by any of the Parties with respect to any Disputed Item. The Accountant shall deliver to the Purchaser and the Seller a written determination of any Disputed Item within thirty (30) days of submission of the dispute to the Accountant, which determination shall be final, binding and conclusive on the Parties. For the avoidance of doubt, the written determination delivered by the Accountant shall in no way alter the amount allocated to the Education Stock set forth in Section 1.05(a). The fees and expenses of the Accountant incurred in connection with the resolution of any dispute under this Section 1.05(b) shall be borne pro rata as between the Seller, on the one hand, and the Purchaser, on the other hand, in proportion to the final allocation made by such Accountant weighted in relation to the claims made by the Seller and the Purchaser, such that the prevailing party pays the lesser proportion of such fees, costs and expenses.

(c)    If the Purchase Price is adjusted after the date of this Agreement pursuant to Section 8.04(h), then appropriate adjustments shall be made to the Purchase Price Allocation.

(d)    The Seller and the Purchaser shall, and shall cause their respective Affiliates to, (i) timely file with each relevant Taxing Authority all forms and Tax Returns required to be filed in connection with the Purchase Price Allocation (as adjusted pursuant to Section 1.05(b) or Section 1.05(c), as applicable), (ii) be bound by the Purchase Price Allocation for the purpose of determining Taxes, (iii) prepare and file, or cause to be prepared and filed, their Tax Returns on a basis consistent with the Purchase Price Allocation, and (iv) not take any position, or cause or permit their respective Affiliates to take any position, inconsistent with the Purchase Price Allocation on any Tax Return, in any audit or proceeding before any Taxing Authority, in any report made for Tax purposes or otherwise; provided, however, that notwithstanding anything in this Section 1.05 to the contrary, the Parties shall be permitted to take a position inconsistent with the Purchase Price Allocation if required to do so by a “determination” within the meaning of Section 1313 of the Code.

Section 1.06    Post-Closing Adjustment.

(a)    No later than ninety (90) days following the Closing, the Purchaser shall deliver to the Seller a written statement (the “Closing Statement”) setting forth a calculation of (i) Business EBITDA for the Interim Cash Period (“Actual Closing EBITDA”), (ii) Cash Over Revenue Amount for the Interim Cash Period (the “Actual Closing Cash Over Revenue”), (iii) the Business Capital Expenditures for the Interim Cash Period (the “Actual Business Capital Expenditures”), (iv) the Allocated Business Expenses Amount for the Interim Cash Period (the “Actual Allocated Business Expenses Amount”), (v) the Accrued and Unpaid Education Bonuses for the Interim Cash Period (the “Actual Accrued and Unpaid Education Bonuses”), (vi) the Education Entities Pre-Closing Cash (the “Actual Education Entities Pre-Closing Cash”) and (vii) the resulting calculations of Pre-Closing Business Cash (the “Actual Pre-Closing Business Cash”) and the Pre-Closing Business Cash Adjustment (the “Actual Pre-Closing Business Cash Adjustment”), each as calculated in accordance with the methodology set forth in the Business Cash Forecast but replacing the forecasted amounts with the actual amounts as of 11:59 p.m. Washington, DC time on the day prior to the Closing Date based on the unaudited financial statements for the Interim Cash Period. For the avoidance of doubt, the Purchaser’s failure to timely deliver the Closing Statement shall not result in the Estimated Pre-Closing Business Cash Adjustment, including the components thereof, set forth in the Payment Statement becoming final and binding.

(b)    No later than thirty (30) days following delivery by the Purchaser of the Closing Statement, the Seller shall notify Purchaser in writing whether it accepts or disputes the accuracy of the Closing Statement. If the Seller accepts the Closing Statement or fails to notify Purchaser of any dispute with respect thereto, then the calculation of Actual Closing EBITDA, Actual Closing Cash Over Revenue, Actual Business Capital Expenditures, Actual Allocated Business Expenses Amount, Actual Accrued and Unpaid Education Bonuses, Actual Education Entities Pre-Closing Cash, Actual Pre-Closing Business Cash and the Actual Pre-Closing Business Cash Adjustment shall be deemed final and conclusive and binding upon all parties in all respects. If the Seller disputes the accuracy of the Closing Statement or any component thereof, the Seller shall provide written notice to the Purchaser no later than thirty days following the delivery by Purchaser to the Seller of the Closing Statement (the “Dispute Notice”), setting forth in reasonable detail those items that the Seller disputes. During the thirty (30) day period following delivery of a Dispute Notice, the parties shall negotiate in good faith with a view to resolving their disagreements. If the parties fail to resolve their differences over the disputed items within such 30 day period, then the Purchaser and the Seller shall forthwith jointly request that a nationally recognized independent public accounting firm as shall be mutually agreed by Purchaser and the Seller (the “Accounting Arbitrator”), which Accounting Arbitrator shall have no more than thirty (30) days from the date of referral and no more than ten (10) Business Days from the final submission of information by Purchaser and the Seller within which to render its written decision with respect to the disputed items; provided that, in resolving any item that remains in dispute, the Accounting Arbitrator may not assign a value to any such item greater than the maximum value or less than the minimum value for each such item claimed by Seller in the Payment Statement or by Purchaser in the Closing Statement, as applicable. The decision of the Accounting Arbitrator shall be deemed final and binding upon the parties, absent manifest error. The fees and expenses of the Accounting Arbitrator shall be allocated to be paid by Purchaser, on the one hand, and the Seller, on the other, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party, as determined by the Accounting Arbitrator.

(c)    Each of the Seller and the Health Care Buyer shall use commercially reasonable efforts, upon reasonable advance notice by the Purchaser or any Education Entity and during normal business hours, to cooperate with the Purchaser Group, the Education Entities, and their respective Representatives’ (at the Purchaser’s sole cost and expense) reasonable requests for assistance in preparing the Closing Statement.

(d)    If the Actual Pre-Closing Business Cash Adjustment exceeds the Estimated Pre-Closing Business Cash Adjustment, the Seller shall promptly pay an amount equal to such excess to the Purchaser. If the Actual Pre-Closing Business Cash Adjustment is less than the Estimated Pre-Closing Business Cash Adjustment, the Purchaser shall promptly pay an amount equal to such difference to the Seller. Any payments made by the Purchaser or the Seller pursuant to this Section 1.06 shall be made by wire transfer of immediately available funds to the accounts designated by the Purchaser or the Seller, as applicable.

ARTICLE II

ASSETS AND LIABILITIES

Section 2.01    Transferred Assets.    As used in this Agreement, “Transferred Assets” means, except as otherwise provided in this Agreement, the Employee Matters Agreement or the Transition Services Agreement, all of the following assets, properties and rights, as the same shall exist at the Closing, owned, leased, held or licensed by the Seller and its Subsidiaries and all right, title and interests of the Seller and its Subsidiaries (other than an Education Entity) in, to and under:

(a)    all Permits primarily related to the ownership or operation of the Business to the extent the transfer thereof to the Purchaser is not prohibited by applicable Law (the “Transferable Permits”);

(b)    the following:

(i)    the membership and customer agreements primarily related to the ownership or operation of the Business, including the membership and customer agreements entered into by and between the Seller or an Education Entity and the members and customers listed in Section 2.01(b)(i) of the Seller Disclosure Letter (the “Education Membership Agreements”);

(ii)    all of the Contracts relating to the acquisition of the Education Entities and the other Contracts set forth in Section 2.01(b)(ii) of the Seller Disclosure Letter (the “Prior Education Acquisition Agreements”);

(iii)    the Claims, rights and benefits primarily related to the ownership or operation of the Business in the Contracts (including any purchase or work orders thereunder) set forth in Section 2.01(b)(iii) of the Seller Disclosure Letter (the “Shared Contracts”); provided that, as set forth in the Assignment and Assumption Agreement, such Shared Contracts shall be only partially Transferred to the Purchaser such that the Seller (or its applicable Subsidiary) and the Purchaser shall remain parties thereto and beneficiaries thereof;

(iv)    the Business Real Property Leases set forth in Section 2.01(b)(iv) of the Seller Disclosure Letter (the “Transferred Leases”);

(v)    the Contracts set forth in Section 2.01(b)(v) of the Seller Disclosure Letter (the “Transferred IT Systems Contracts”); and

(vi)    any other Contract with a Third Party that is primarily related to the ownership or operation of the Business (each, an “Other Assigned Contract” and, together with the Contracts set forth in the foregoing clauses (i)–(v), the “Transferred Contracts”), including the Contracts set forth in Section 2.01(b)(vi) of the Seller Disclosure Letter, which Contracts represent all of the material Other Assigned Contracts;

(c)    all accounts receivable and notes receivable to the extent primarily related to the ownership or operation of the Business;

(d)    all expenses that have been prepaid by the Seller or any of its Subsidiaries to the extent primarily related to the ownership or operation of the Business, including lease and rental payments;

(e)    all insurance proceeds, net of any retrospective premiums, deductibles, retention or similar amounts, arising out of or related to damage, destruction or loss of any Transferred Assets or Education Entities Assets (or assets existing as of the date of this Agreement that would have been Transferred Assets or Education Entities Assets but for the occurrence of the event giving rise to the insurance proceeds) to the extent of any damage or destruction that remains unrepaired or to the extent any property or asset remains unreplaced at the Closing (such insurance proceeds, “Post-Signing Insurance Proceeds”);

(f)    any and all documents, instruments, papers, books, records, books of account, files and tangible or electronic embodiments of data (including customer and supplier lists and repair and performance records), telephone numbers and fax numbers, catalogs, brochures, sales literature, promotional materials, certificates and other documents to the extent primarily related to the ownership or operation of the Business and in the possession of the Seller, other than (i) for the avoidance of doubt, any books, records or other materials that may be located in a facility of the Business to the extent not primarily related to the ownership or operation of the Business and (ii) any documents, instruments, papers, books, records, books of account, files and tangible, electronic embodiments of data (including customer and supplier lists and repair and performance records), telephone numbers and fax numbers, catalogs, brochures, sales literature, promotional materials, certificates and other documents not permitted to be transferred to the Purchaser by applicable Law and (iii) except as otherwise provided in Section 2.01(m) or Article IX, any Tax Returns or Tax records (collectively, the “Books and Records”); provided that the Seller shall be permitted to keep (1) one (1) copy of any Books and Records to the extent required by applicable Law to demonstrate compliance with applicable Law and (2) any Books and Records in the form of the so-called “back-up” electronic tapes in the ordinary course of business;

(g)    copies of personnel records and other records relating to any present Education Employees, Education Independent Contractors or Education Personnel or any Former Education Service Provider, including files and records relating to skill and development training, biographies, seniority histories, salary and benefits, Occupational, Safety and Health Administration reports (or the equivalent), active medical restriction forms, fitness for duty and disciplinary actions), in each case, to the extent the Transfer thereof is permitted by applicable Law;

(h)    all of the Seller’s right, title and interest in and to any Intellectual Property owned by Seller to the extent (i) primarily related to the ownership or operation of the Business or (ii) set forth in Section 2.01(h) of the Seller Disclosure Letter, together with all of the Seller’s goodwill associated with any of the foregoing under (i) and (ii), all of the Seller’s rights to collect royalties, products and proceeds in connection with any of the foregoing, all of the Seller’s Claims against Third Parties for past, present and future infringement, misappropriation or dilution of any of the foregoing, or other conflict therewith, and all of the Seller’s rights to recover damages or lost profits in connection with any of the foregoing (collectively, the “Assigned IP”);

(i)    all of the Seller’s right, title and interest in and to any Business Data that is primarily related to the ownership or operation of the Business (the “Assigned Business Data”);

(j)    all goodwill of the Seller to the extent generated by or associated with the ownership or operation of the Business;

(k)    except for IT Assets, which are addressed by Section 2.01(l), all tangible assets to the extent primarily related to the ownership or operation of the Business, including the tangible assets set forth in Section 2.01(k) of the Seller Disclosure Letter;

(l)    all IT Assets to the extent (i) primarily related to the ownership or operation of the Business or (ii) set forth in Section 2.01(l)(ii) of the Seller Disclosure Letter (the “Assigned IT Assets”), in each case, subject to the Seller’s rights under the Transition Services Agreement;

(m)    subject to Article IX, all Tax Returns of the Education Entities and any Non-Income Tax Returns (or portions thereof) filed with respect to, or related to the Transferred Assets, the Assumed Liabilities or the Business (and all books and records, including note papers and work papers, solely related thereto); provided that the Seller shall be permitted to keep (1) one (1) copy of any such Tax Return to the extent required by applicable Law to demonstrate compliance with applicable Law and (2) any such Tax Returns in the form of the so-called “back-up” electronic tapes in the ordinary course of business;

(n)    all Claims, defenses, rights of recovery against any Third Parties (i) to the extent arising out of or primarily relating to any of the Assumed Liabilities and (ii) to the extent primarily related to the ownership or operation of the Business;

(o)    all files related to any Transferred Assets or any Assumed Liability (but excluding any Tax Returns or Tax books and records, including note papers and works papers related thereto, which shall be governed by Section 2.01(m)); and

(p)    all other assets, properties and rights of the Seller not set forth in Section 2.01(a)–(n) to the extent such assets, properties or rights are primarily related to the ownership or operation of the Business;

provided, however, that none of the foregoing assets, properties or rights shall be considered Transferred Assets to the extent that they are (1) Excluded Assets or (2) owned by any Education Entity. A single asset may fall within more than one of Section 2.01(a)–(p), and such fact does not imply that (A) such asset shall be transferred more than once or (B) any duplication of such asset is required;

Section 2.02    Excluded Seller Assets.    Notwithstanding any provision to the contrary in Section 2.01, and except as otherwise provided in the Employee Matters Agreement and the Transition Services Agreement, the Seller shall retain all of its right, title and interest in and to, and shall not, and shall not be deemed to, Transfer to the Purchaser, and the Transferred Assets shall not, and shall not be deemed to, include any of the following assets, properties and rights of the Seller or its Subsidiaries (other than the Education Entities) (all such retained assets, properties and rights, the “Excluded Seller Assets” and, together with the Excluded Education Assets, the “Excluded Assets”):

(a)    other than the Education Entities Pre-Closing Cash, all cash and cash equivalents of the Seller and its Subsidiaries, including deposits with utilities, insurance companies and other Persons (other than to the extent included as a Transferred Asset under Section 2.01(d));

(b)    all right, title and interest to any distributions or dividends from any Education Entity with a record date at or prior to the Closing;

(c)    all accounts receivable or notes receivable to the extent not primarily related to the Business;

(d)    all notes receivable or similar claims or rights (whether or not billed or accrued and however documented) of the Business from any Health Care Entity relating to or arising out of the financing of the Business or the transfer of cash to or from the Business (but excluding, for the avoidance of doubt, any Pre-Closing Business Cash);

(e)    all of the Health Care Entities’ checkbooks, canceled checks, bank deposits (but excluding any such bank deposits constituting Pre-Closing Business Cash);

(f)    any capital stock of any Person (other than an Education Entity) or any securities of any Person (other than an Education Entity) convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, such Person;

(g)    all of the Seller’s or its Subsidiaries’ right, title and interest in and to any Claims against Third Parties to the extent primarily arising out of or primarily relating to the Excluded Assets or the Excluded Liabilities;

(h)    all of the Seller’s or its Subsidiaries’ right, title and interest in and to any insurance policy, including any refunds thereunder or reserve premiums attributable thereto, maintained by the Seller or any of its Subsidiaries (other than (i) any insurance policy maintained solely by one (1) or more Education Entities and (ii) the right of the Purchaser to any Post-Signing Insurance Proceeds);

(i)    all Intellectual Property other than the Assigned IP;

(j)    all Business Data other than the Assigned Business Data;

(k)    all of the Seller’s or its Subsidiaries’ right, title and interest in and to (i) any Trademark of any Subsidiaries of the Seller (other than any Education Entity) set forth in Section 2.02(k) of the Seller Disclosure Letter, and any Trademark comprised or derived from or confusingly similar to any of the foregoing and (ii) the reputation or goodwill of the Seller or any of its Subsidiaries associated with any of the foregoing (collectively, the “Seller Names and Marks”);

(l)    all of the Seller’s or its Subsidiaries’ right, title and interest in and to any properties or assets privileged under the attorney-client privilege, the attorney work-product privilege or any other self-auditing privilege or policy from a Governmental Authority, to the extent not primarily related to the Business or retained by the Seller pursuant to Section 10.14;

(m)    except as otherwise provided in Section 2.01(f) and Section 2.01(m), all of the Seller’s books and records related to the Business which form part of the general ledger of the Seller or its Subsidiaries, including the Seller’s and its Subsidiaries’ corporate or organizational books and records (including minute books), Tax Returns, financial and other accounting records (including records relating to Taxes of the Seller) necessary for the preparation of financial statements, Tax Returns or government-required Filings;

(n)    except as otherwise provided in Section 2.01(g), personnel records and other records and all files and records relating to any present, former or future director, officer or employee of the Seller or its Subsidiaries (including files and records relating to skill and development training, biographies, seniority histories, salary and benefits, Occupational, Safety and Health Administration reports (or the equivalent), active medical restriction forms, fitness for duty and disciplinary actions);

(o)    all IT Assets other than Assigned IT Assets (subject to the Purchaser’s rights under the Transition Services Agreement);

(p)    all of the Seller’s or its Subsidiaries’ right, title and interest in and to (1) this Agreement, any Ancillary Agreement and the Health Care Transaction Documents and (2) the Seller Debt Facility Agreements;

(q)    subject to the Access License Agreement and the Headquarters Agreements, as applicable, all leases and subleases to which the Seller or any Health Care Entity is a party, and all of the Claims, rights and benefits thereunder, except for the Transferred Leases;

(r)    the assets of the Seller or its Subsidiaries set forth in Section 2.02(r) of the Seller Disclosure Letter;

(s)    the sponsorship of, all assets under, or any other rights, title and interest in, to or under any Benefit Arrangement or other benefit or compensation plan, program, policy, agreement, Contract, or arrangement presently or formerly sponsored, maintained, or contributed to by the Seller or any of its Subsidiaries, or with respect to which the Seller and any of its Subsidiaries has any liability or obligation, except in each case other than any Education Plan, together with all funding arrangements thereto (including all trusts, insurance policies and administrative service contracts);

(t)    all Tax assets (including any refunds, rebates or credits or similar benefits) of the Seller or its Subsidiaries (the allocation of which among the Parties shall be governed exclusively by Article IX);

(u)    all other assets of the Seller or its Subsidiaries not specified above that do not constitute a right or interest in the Transferred Assets; and

(v)    all other assets, properties and rights of the Seller or its Subsidiaries not set forth in Section 2.02(a)–(u) to the extent (i) not primarily related to the ownership or operation of the Business or (ii) expressly included as Transferred Assets pursuant to Section 2.02(a)–(t).

Section 2.03    Assumed Liabilities.    As used in this Agreement, “Assumed Liabilities” means, except as otherwise provided in this Agreement, the Employee Matters Agreement or the Transition Services Agreement, each of the following Liabilities of the Seller and its Subsidiaries (including the Education Entities) that are primarily related to (i) the ownership or operation of the Business or (ii) the Transferred Assets, whether presently in existence or arising after the date of this Agreement, in each case, solely to the extent primarily related to (i) the ownership or operation of the Business or (ii) the Transferred Assets:

(a)    all trade and other accounts payable and notes payable to the extent primarily related to the ownership or operation of the Business and all Liabilities reflected on or set forth in the Latest Pre-Tax Balance Sheet or the notes to the Financial Statements;

(b)    all Liabilities arising under the Transferred Contracts, whether arising prior to, on or after the Closing and whether or not novated to the Purchaser or an Education Entity, including all Liabilities of the Health Care Entities under the Prior Education Acquisition Agreements;

(c)    all Liabilities arising under the Transferable Permits, whether arising prior to, on or after the Closing Date;

(d)    all obligations of the Purchaser or any Subsidiary of the Purchaser (including, from and after the Closing, the Education Entities) pursuant to the terms of this Agreement (including under Section 9.02) or in any Ancillary Agreement, including all Liabilities that are designated as “Assumed Liabilities” in the Employee Matters Agreement;

(e)    all Liabilities relating to any Claim by a Third Party to the extent primarily related to the ownership or operation of the Business, the Transferred Assets or the other Assumed Liabilities;

(f)    all Liabilities relating to warranties or similar obligations or services with respect to any product sold or services provided by the Business, whether arising prior to, on or after the Closing;

(g)    all Education Environmental Liabilities;

(h)    all Liabilities arising under or related to any Indebtedness or financing arrangement to be incurred or entered into by the Purchaser Group or its Subsidiaries (including, from and after the Closing, the Education Entities) at or in connection with the Closing (“Acquisition Financing Liabilities”);

(i)    all Liabilities relating to or arising out of (i) the ownership, operation or control of the Business, any Education Entity or any successors to the Transferred Assets or Assumed Liabilities or (ii) the lease, use or occupancy of the Business Leased Property, including personal injury, wrongful death, economic loss or property damage claims, whether arising prior to, on or after the Closing; and

(j)    all of the Liabilities of the Seller and its Subsidiaries (including the Education Entities) not set forth in Section 2.03(a)–(i) to the extent such Liabilities are primarily related to, or arise from, the ownership or operation of the Business or any Transferred Asset, whether presently in existing or arising after the date of this Agreement.

A single Liability may fall within more than one of Section 2.03(a)–(j), and such fact does not imply that (1) such Liability shall be transferred more than once or (2) any duplication of such Liability is required. Notwithstanding anything to the contrary in this Section 2.03, none of the items listed in Section 2.04(a)–(m) shall be Assumed Liabilities.

Section 2.04    Excluded Liabilities.    As used in this Agreement, “Excluded Liabilities” means, except as otherwise provided in this Agreement, the Employee Matters Agreement or the Transition Services Agreement, (i) any and all Liabilities of the Education Entities or the Health Care Entities other than those expressly included in the definition of Assumed Liabilities and (ii) each of the following:

(a)    all Liabilities to the extent arising from or related to the Excluded Assets;

(b)    all Liabilities and obligations to the extent arising from or related to the ownership or operation by the Seller and its Subsidiaries (excluding the Education Entities) of any business other than the Business;

(c)    all Liabilities to the extent arising out of any Indebtedness of the Seller and its Subsidiaries (including the Education Entities) (other than Acquisition Financing Liabilities and Indebtedness included in the Closing Date Indebtedness Amount to the extent such amounts reduce the Closing Cash Consideration);

(d)    all Liabilities in respect of accounts payable and notes payable of the Business or an Education Entity to the extent a Health Care Entity is the obligee;

(e)    all Transaction Expenses not paid at or prior to the Closing (other than Transaction Expenses included in the Transaction Expense Amount to the extent such amounts reduce the Closing Cash Consideration);

(f)    all Tax Liabilities of the Seller or its Subsidiaries (the allocation of which among the Parties shall be governed exclusively by Article IX);

(g)    all Liabilities relating to Transaction Litigation;

(h)    all Liabilities that are designated as “Excluded Liabilities” in the Employee Matters Agreement;

(i)    all Liabilities expressly retained or assumed by a Health Care Entity under any Ancillary Agreement;

(j)    all Liabilities to the extent arising under the Health Insurance Portability and Accountability Act of 1996 and the regulations issued in connection therewith, as amended from time to time (other than any such Liabilities arising with respect to any present Education Employees, Education Independent Contractors or Education Personnel or any Former Education Service Provider);

(k)    all Liabilities to the extent arising out of the January 2017 restructuring of the Health Care Entities;

(l)    all Liabilities with respect to Apollo Stock Plans and the Apollo Equity Awards issued under such plans, including any payroll or other Taxes payable in connection thereof, other than or in excess of the Assumed Equity Amount; and

(m)    all Liabilities related to the Shareholder Litigation.

Section 2.05    No Assignment.

(a)    This Agreement shall not constitute an agreement to Transfer, and the Seller shall not be required to Transfer, to the Purchaser any Contract (other than a Shared Contract) (i) constituting a Transferred Asset, or any Claim, right or benefit arising thereunder or resulting therefrom, or to enter into any other Contract or arrangement with respect thereto, if an attempted Transfer thereof, or entering into any such Contract or arrangement, without the Consent of any Third Party, would constitute a breach of, or other contravention under, any such Contract, be ineffective with respect to any party thereto and (ii) for which any such Consent is not obtained prior to the Closing (any such Contract, together with any Claim, right or benefit arising thereunder or resulting therefrom, the “Consent Required Contracts”).

(b)    With respect to each Consent Required Contract, then, subject to applicable Law, the Seller and the Purchaser shall enter into, as of the Closing, a mutually agreeable Contract under which (i) the Purchaser would obtain, through a subcontracting, sublicensing or subleasing arrangement or otherwise, the Claims, rights and benefits of the Seller under such Consent Required Contract in accordance with this Agreement, (ii) the Purchaser would assume all Liabilities of the Seller under such Consent Required Contract and agree to perform and discharge all such Liabilities in accordance with this Agreement, and (iii) the Seller would enforce for the benefit of the Purchaser, any and all Claims, rights and benefits of the Seller against any Third Party that is a party thereto arising from such Consent Required Contract. The Seller shall, and shall cause its Subsidiaries to, promptly pay to the Purchaser, when received, all monies received by them under any such Consent Required Contract. The Purchaser shall promptly reimburse the Seller (or pay at the request of the Seller) any Liabilities under any such Consent Required Contract. If and when the legal or contractual impediments the presence of which caused the deferral of Transfer of any Consent Required Contract pursuant to this Section 2.05 are obtained, the Transfer of the applicable Consent Required Contracts shall be effected in accordance with the terms of this Agreement or the applicable Ancillary Agreement. The Seller’s obligation to administer any Education Membership Agreement that is a Consent Required Contract shall terminate on the date that is three (3) years after the Closing Date.

(c)    Except as expressly contemplated in this Section 2.05, any Consent Required Contract shall continue to be considered a Transferred Asset under this Agreement; provided that, for the avoidance of doubt, (i) there shall be no adjustment to the Purchase Price as a result of any Contract being a Consent Required Contract and (ii) in no event shall the non- existence of any Consent Required Contract be a condition to Closing.

(d)    From and after the Closing until the date that is three (3) years after the Closing Date, the Seller shall use its commercially reasonable efforts to obtain the written Consent of each Third Party that is a party to any Consent Required Contract in order for the Seller to assign each such Consent Required Contract to the Purchaser; provided, however, that the Seller shall not be required to expend money (other than reasonable fees of, and payments to, the Seller’s legal and other professional advisors), commence any litigation or offer or grant any accommodation (financial or otherwise) to any such Third Party or any other Person. The Purchaser shall use its commercially reasonable efforts to assist the Seller in obtaining each such Consent. Promptly after receipt of any such Consent, the Seller and the Purchaser shall enter into a customary written assignment and assumption agreement assigning the applicable Consent Required Contract to the Purchaser.

Section 2.06    Shared Contracts.

(a)    From and after the date of this Agreement, with respect to each Shared Contract, the Purchaser shall use commercially reasonable efforts to enter into a new Contract with each applicable Third Party that is a party to such Shared Contract (each such new Contracts, “New Business Contract”) providing for the Purchaser to obtain all of the Claims, rights and benefits related to the Business under such Shared Contact and to assume all of the Liabilities related to the Business under such Shared Contract (provided, however, that the Purchaser shall not be required to expend money (other than reasonable fees of, and payments to, the Purchaser’s legal and other professional advisors), commence any litigation or offer or grant any accommodation (financial or otherwise) to any such Third Party or any other Person to enter into any such New Business Contract), and the Seller shall use commercially reasonable efforts to assist the Purchaser in the foregoing. In the event that the Purchaser is unable to enter into a New Business Contract in respect of any Shared Contract at or prior to the Closing, (i) the Purchaser’s obligation to use commercially reasonable efforts to enter into such a New Business Contract shall survive, and continue after, the Closing until that date that is three (3) years after the Closing and (ii) at the Closing, the Seller shall Transfer the Claims, rights and benefits related to the Business under such Shared Contact to the Purchaser and the Purchaser shall assume all of the Liabilities related to the Business under such Shared Contract; provided, however, this Agreement shall not constitute an agreement to Transfer, and the Seller shall not be required to Transfer, to the Purchaser any Claims, rights or benefits related to the Business under any Shared Contract if such Transfer (or the Purchaser’s assumption of Liabilities thereunder related to the Business), without the Consent of any Third Party, would constitute a breach of, or other contravention under, any such Shared Contract, be ineffective with respect to any party thereto and any such Consent is not obtained prior to the Closing (any such Shared Contract, a “Consent Required Shared Contract”).

(b)    With respect to each Consent Required Shared Contract, then, subject to applicable Law, the Seller and the Purchaser shall enter into, as of the Closing, a mutually agreeable Contract under which (i) the Purchaser would obtain, through a subcontracting, sublicensing or subleasing arrangement or otherwise, the Claims, rights and benefits of the Seller related to the Business under such Consent Required Shared Contract in accordance with this Agreement, (ii) the Purchaser would assume all Liabilities of the Seller related to the Business under such Consent Required Shared Contract and agree to perform and discharge all such Liabilities in accordance with this Agreement and (iii) the Seller would enforce for the benefit of the Purchaser, any and all Claims, rights and benefits of the Seller related to the Business against any Third Party that is a party thereto arising from any such Consent Required Shared Contract. The Seller and its Subsidiaries shall promptly pay to the Purchaser, when received, all monies received by them related to the Business under any such Consent Required Shared Contract. The Purchaser shall promptly reimburse the Seller (or pay at the request of the Seller) any Liabilities related to the Business under any such Consent Required Shared Contract. If and when the legal or contractual impediments the presence of which caused the deferral of Transfer of any Consent Required Shared Contract pursuant to this Section 2.06 are obtained, the Transfer of the applicable Consent Required Shared Contracts shall be effected in accordance with the terms of this Agreement or the applicable Ancillary Agreement. The Seller’s obligation to administer any Consent Required Shared Contract shall terminate on the date that is three (3) years after the Closing Date. Any such mutually agreeable Contract entered into by the Seller and the Purchaser under this Section 2.06(b) shall be subject to the written consent of Health Care Buyer (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)    Except as expressly contemplated in this Section 2.06, the Claims, benefits and rights under any Consent Required Shared Contract shall continue to be considered a Transferred Asset under this Agreement; provided that, for the avoidance of doubt, (i) there shall be no adjustment to the Purchase Price as a result of any Contract being a Consent Required Shared Contract and (ii) in no event shall the non-existence of any Consent Required Shared Contract be a condition to Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except (x) for any information related to the Business set forth in the Seller Reports publicly available and filed with or furnished to the SEC prior to the date of this Agreement (excluding any risk factor or forward-looking disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly nonspecific or predictive, cautionary or forward-looking), in each case, to the extent such relationship is reasonably apparent on the face of the applicable Seller Report, or (y) as set forth in the disclosure letter delivered by the Seller to the Purchaser Group concurrently with the execution and delivery by the Seller of this Agreement (the “Seller Disclosure Letter”), the Seller represents and warrants to the Purchaser Group as follows:

Section 3.01    Organization, Standing and Power.    Each of the Seller and each Education Entity is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in each case, where the failure to be so organized, existing or in good standing, as applicable, would not reasonably be expected to result in, individually or in the aggregate, a Business Material Adverse Effect. Each of the Seller and each Education Entity has all requisite entity power and authority to enable it to own, operate, lease or otherwise hold its assets and to conduct its businesses as presently conducted, except where the failure to have such power or authority would not reasonably be expected to result in, individually or in the aggregate, a Business Material Adverse Effect. Each of the Seller and each Education Entity is duly qualified or licensed to do business in each jurisdiction where the nature of its businesses or the ownership, operation or leasing of its assets make such qualification necessary, except in any such jurisdiction where the failure to be so qualified or licensed would not reasonably be expected to result in, individually or in the aggregate, a Business Material Adverse Effect.

Section 3.02    Education Subsidiaries.    All of the outstanding Equity Securities in, each Education Subsidiary have been validly issued and are fully paid for and nonassessable and not subject to, or issued in violation of, any preemptive right and are owned by an Education Entity, free and clear of all Liens thereon. Section 3.02 of the Seller Disclosure Letter lists all of the Education Subsidiaries as of the date of this Agreement and the outstanding shares of capital stock or voting securities of, or other equity securities therein and, in each case, the owner(s) thereof. The Seller has made available to the Purchaser Group true and complete copies of the articles of incorporation and bylaws (or equivalent Organizational Documents) of each Education Subsidiary in effect as of the date of this Agreement.

Section 3.03    Capital Structure.    The authorized capital stock of Education Topco consists of 1,000 shares of common stock, par value $0.01 per share. The Education Stock constitutes all of the issued and outstanding capital stock of Education Topco. The Education Stock has been validly issued and is fully paid for and nonassessable and not subject to, or issued in violation of, any preemptive right. Other than Education Stock, and subject to Section 3.02, as of the date of this Agreement, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of any Education Entity to issue, deliver or sell, or cause to be issued, delivered or sold, (a) any capital stock of any Education Entity or any securities of any Education Entity convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, any Education Entity (b) any warrants, calls, options or other rights to acquire from any Education Entity, or any other obligation of any Education Entity to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, any Education Entity or (c) any outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, any Education Entity (the foregoing clauses (a), (b), and (c) collectively, “Equity Securities”). No Education Entity has any outstanding obligation to repurchase, redeem or otherwise acquire any Equity Securities.

Section 3.04    Authority; Execution and Delivery; Enforceability.    The Seller has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and agreements under this Agreement and to consummate the transactions contemplated by this Agreement. No other corporate proceedings on the part of the Seller are necessary to authorize, adopt or approve this Agreement or to consummate the transactions contemplated by this Agreement. The Seller has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Purchaser Group, this Agreement constitutes the Seller’s legal, valid and binding obligation, enforceable against the Seller in accordance with its terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exceptions”).

Section 3.05    No Conflicts; Consents.

(a)    The execution and delivery by the Seller of this Agreement does not, and the performance by the Seller of its covenants and agreements under this Agreement and the consummation of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation of any provision of, the Organizational Documents of the Seller or any Education Entity, (ii) subject to obtaining the Consents and delivering the notices set forth in Section 3.05(a)(ii) of the Seller Disclosure Letter, conflict with, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Material Contract or any material Permit applicable to the Business or result in the creation of or imposition of any Lien other than a Permitted Lien on any Transferred Asset or (iii) subject to obtaining the Consents and delivering the notices referred to in Section 3.05(a)(ii) and making the Filings referred to in Section 3.05(a)(ii), conflict with, or result in any violation of any provision of, any Judgment or Law or result in the creation of or imposition of any Lien other than a Permitted Lien on any Transferred Asset, in each case, applicable to the Seller, any Education Entity or the Business, except for, in the case of the foregoing clauses (ii) and (iii), any matter that would not reasonably be expected to result in, individually or in the aggregate, a material Liability to the Business.

(b)    No consent, waiver or Permit (“Consent”) of or from, or registration, declaration, notice or filing (“Filing”) made to or with, any Governmental Authority is required to be obtained or made by the Seller or any Education Entity in connection with the Seller’s execution and delivery of this Agreement or its performance of its covenants and agreements under this Agreement or the consummation of the transactions contemplated by this Agreement, except for (i) the filing with the Department of Justice and the Federal Trade Commission of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and (ii) the HSR Clearance.

Section 3.06    Financial Statements.

(a)    Section 3.06(a) of the Seller Disclosure Letter sets forth (i) the pre-tax unaudited balance sheet of the Business as of June 30, 2017 (the “Latest Pre-Tax Balance Sheet”), and the pre-tax related combined statements of operations, combined statements of equity and the combined statements of cash flows for the six (6) month period then ended, and (ii) the audited combined balance sheet of the Business as of December 31, 2016 and December 31, 2015 and the related combined statements of operations, combined statements of equity and the combined statements of cash flows for the years ended December 31, 2016 and December 31, 2015 and the nine (9) month period ended December 31, 2014 (all such financial statements in this clause (iii), the “Audited Financial Statements” and, all financial statements in the foregoing clauses (i) and (ii), the “Financial Statements”). The Financial Statements fairly present, in all material respects, the combined financial position of the Business as at the respective dates thereof and the combined results of operations of the Business for the respective periods covered thereby, in each case, in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, subject to the absence of notes not required by GAAP and normal year-end adjustments). For the avoidance of doubt, the Financial Statements do not include any assets of the Business that constitute Excluded Education Assets.

(b)    The Business does not have any Liability that is required by GAAP to be set forth on a consolidated balance sheet of the Business, except Liabilities (i) reflected or reserved against in the Latest Pre-Tax Balance Sheet, (ii) incurred in the ordinary course of business since the date of the Latest Pre-Tax Balance Sheet (none of which is a Liability for, arising out of or relating to a breach of contract, breach of warranty, infringement or violation of applicable Law), (iii) incurred in connection with this Agreement and the Ancillary Agreements or (iv) that would not reasonably be expected to result in a material Liability to the Business.

Section 3.07    Absence of Certain Changes or Events.    From December 31, 2016 through the date of this Agreement, (a) except for this Agreement, the Ancillary Agreements, the Health Care Transaction Documents and the Transactions, the Business has been conducted in the ordinary course of business in all material respects and (b) there has not occurred a Business Material Adverse Effect.

Section 3.08    Taxes.

(a)    Except as set forth in Section 3.08 of the Seller Disclosure Letter:

(i)    the Seller has (1) timely filed or caused to be timely filed, taking into account any extensions, all income and other material Tax Returns required to have been filed by it with respect to the Transferred Assets or the Business and such Tax Returns are complete and correct in all material respects and (2) timely paid or caused to be timely paid all material Taxes payable by it with respect to the Transferred Assets or the Business (whether or not shown as due on such Tax Returns);

(ii)    each Education Entity has (1) timely filed or caused to be timely filed, taking into account any extensions, all income and other material Tax Returns required to have been filed by it and such Tax Returns are complete and correct in all material respects and (2) timely paid or caused to be timely paid all material Taxes payable by each Education Entity (whether or not shown to be due on such Tax Returns);

(iii)    there are no pending audits with respect to any (1) material Tax Return of any Education Entity or (2) any Tax Return of the Seller, to the extent involving a material Tax with respect to the Transferred Assets or the Business, as of the date of this Agreement;

(iv)    with respect to any tax years open for audit as of the date of this Agreement, no Education Entity has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax;

(v)    no Education Entity is a party to or is otherwise bound by any Tax sharing, allocation or indemnification agreement or arrangement that is currently in effect, except for such an agreement or arrangement (1) exclusively between or among the Education Entities, (2) entered into in the ordinary course of business and not primarily related to Taxes or (3) that as of the Closing Date shall terminate without any further payments being required to be made;

(vi)    within the past two (2) years, no Education Entity has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code;

(vii)    in the last three (3) years, no Education Entity has received written notice from any Governmental Authority in a jurisdiction in which Education Entities do not file Tax Returns that the Education Entity is or may be subject to taxation by that jurisdiction;

(viii)    none of the Education Entities will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (1) change in method of accounting pursuant to Code Section 481 (or any corresponding or similar provision of state, local or non-U.S. Law) made prior to the Closing; (2) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. Law) entered into prior to the Closing; (3) deferred intercompany gain or any excess loss account, in either case existing prior to the Closing and described in the Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or non-U.S. Law); (4) installment sale that occurred prior to the Closing Date; (5) prepaid amount received prior to the Closing Date outside of the ordinary course of business; or (6) election under Code Section 108(i) (or any corresponding or similar provision of state, local or foreign law);

(ix)    none of the Education Entities is a party to, or has participated in, any “listed transaction,” as defined in Treasury Regulation Section 1.6011-4(b)(2) in any taxable year which remains open to or for assessment;

(x)    none of the Education Entities has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), or otherwise been subject to taxation in any country other than the country of its formation; and

(xi)    there are no Liens for Taxes upon the Transferred Assets other than Permitted Liens.

(b)    Notwithstanding any other representation or warranty in this Article III, (i) except to the extent Section 3.09 relates to Taxes, the representations and warranties in this Section 3.08 are the sole and exclusive representations and warranties of the Seller relating to Taxes or Tax Returns, and no other representation or warranty of the Seller in this Agreement shall be construed to relate to Taxes or Tax Returns, and (ii) nothing in this Agreement (including this Section 3.08) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute of any Education Entity or relating to any Transferred Asset or the Business.

Section 3.09    Employee Benefits.

(a)    Section 3.09(a) of the Seller Disclosure Letter sets forth a complete and true list of each material Benefit Arrangement, indicating which material Benefit Arrangements are Education Plans.

(b)    With respect to each Education Plan and each material Seller Plan that is not an Education Plan, the Seller has made available to the Purchaser Group, to the extent applicable, complete and accurate copies of (i) the current plan document and any amendments thereto, (ii) for the most recent year (A) the annual report (Form 5500 series) and all required schedules and attachments, (B) audited financial statements and (C) actuarial valuation reports, if any, (iii) each trust, insurance, annuity or other funding Contract related thereto, (iv) the most recent IRS determination letter or opinion, and (v) the most recent summary plan description and any summaries of material modifications. No Education Plan is maintained outside the jurisdiction of the United States, and no Seller Plan covers any Education Personnel residing or working outside of the United States.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to result in a material Liability to any Education Entity:

(i)    each Benefit Arrangement and its related trusts, insurance Contracts or funds, in each case have been established, administered, funded, operated and maintained in compliance with its terms and with the requirements prescribed by ERISA, the Code and other applicable Law;

(ii)    there are no pending or, to the Knowledge of the Seller, threatened audits, investigations by any Governmental Authority with respect to, or other proceedings, claims, litigation against any Benefit Arrangement or any fiduciary thereof (other than routine claims for benefits payable in the normal course);

(iii)    no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary duty (as determined under ERISA) has occurred with respect to any Seller Plan, and no events have occurred with respect to any Benefit Arrangement that would result in a payment or assessment by or against any Education Entity of any Taxes, Liabilities or penalties (civil or otherwise);

(iv)    all contributions, reimbursements, premium payments and other payments required to be made by the Seller or the Education Entities to any Benefit Arrangement have been made on or before their applicable due dates or to the extent not due, properly accrued; and

(v)    no Education Entity has any Liability for providing, and no Benefit Arrangement provides to any current or former Education Personnel, any health, medical, life insurance or any other welfare-type benefits after retirement or other termination of employment, except for coverage or benefits required to be provided under Section 4980(B)(f) of the Code or similar applicable state Law and for which the recipient pays the full cost of coverage.

(d)    Each Benefit Arrangement that is intended to be qualified under Section 401(a) of the Code is so qualified and such plan has timely received a favorable determination letter or opinion letter to the effect from the IRS, and nothing has occurred that could reasonably be expected to adversely affect such plan’s qualified status.

(e)    During the previous six (6) years, neither Education Topco, any of its Subsidiaries nor any of their respective ERISA Affiliates has maintained, sponsored, participated in or contributed to (or been obligated to maintain, sponsor, participate in or contribute to), and no Benefit Arrangement is or was (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or plan that is or was subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” (as defined in Section 210 of ERISA or Section 413(c) of the Code), or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No Education Entity has any Liability as a result of at any time being treated as a single employer under Section 414 of the Code.

(f)    Except as contemplated by this Agreement, none of the execution and delivery of this Agreement, the performance by any Party of its covenants and agreements under this Agreement or the consummation of transactions contemplated by this Agreement (either alone or in combination with another event) will result in (i) acceleration of the time of payment or vesting, result in the forfeiture, increase the amount, or trigger any payment or funding, or increase any compensation or benefit or trigger any other obligation under any Education Plan, (ii) result in the forfeiture of compensation or benefits under any Education Plan; (iii) any amount failing to be deductible by reason of Section 280G of the Code, or (iv) the provision of any reimbursement of excise Taxes under Section 4999 of the Code.

Section 3.10    Labor and Employment Matters.    Neither the Seller nor any Education Entity is party to or bound by any collective bargaining agreement, collective bargaining relationship or similar labor union Contract with respect to any of their respective employees. To the Knowledge of the Seller, no Education Personnel are represented by any labor organization with respect to their employment by the Seller or any Education Entity. To the Knowledge of the Seller, (a) there are no labor union representation or certification proceedings with respect to any Education Personnel pending or threatened to be brought or filed with the National Labor Relations Board, (b) there are no labor union organizing activities with respect to any Education Personnel and (c) there are no labor union strikes, slowdowns, work stoppages or lockouts or other material labor disputes pending or threatened against or affecting any Education Entity. Except as would not result in any material Liability for any Education Entity, for the last three (3) years, each Education Entity has paid all wages, salaries, bonuses, commissions, wage premiums, fees, expense reimbursement, severance, and other compensation that have come due and payable to its employees, consultants, independent contractors, and other individual service providers pursuant to any Law, Contract, or policy of any Education Entity. In the past three (3) years, no Education Entity has implemented any plant closing or mass layoff implicating the Worker Adjustment and Retraining Notification Act or similar Law (“WARN”). Each Education Entity is and for the past three (3) years have been in material compliance with all Laws regarding employment, including provisions thereof relating to employment practices, wages and hours, independent contractors, employee visas, and unions.

Section 3.11    Litigation.    There is no, and within the past three (3) years there has not been any, material Claim before any Governmental Authority pending or, to the Knowledge of the Seller, threatened against the Seller with respect to the Business or any Education Entity. There is no, and within the past three (3) years there has not been any, material Judgment outstanding against the Seller with respect to the Business or any Education Entity. This Section 3.11 does not relate to Taxes; Education Plans (including their compliance with any applicable Law) or ERISA; Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters which are addressed in Sections 3.08, 3.09 and 3.13, respectively.

Section 3.12    Compliance with Applicable Laws.    The Seller and the Education Entities are and for the past three (3) years have been in material compliance with all Laws applicable to the Business and all Permits applicable to the Business. None of the Education Entities has any material liability under any escheat, abandoned property or any another similar Law (including, for the avoidance of doubt, any interest or penalties imposed with respect thereto). This Section 3.12 does not relate to Taxes; Education Plans (including their compliance with any applicable Law) or ERISA; Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters, which are addressed in Sections 3.08, 3.09, and 3.13, respectively.

Section 3.13    Environmental Matters.

(a)    The Seller and the Education Entities are, and for the past 3 years have been, in material compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with any Permit required under, or issued pursuant to such Environmental Laws (each, an “Environmental Permit”), and except for matters that have been fully and finally resolved with no future obligations and except as would not reasonably be expected to result in a material Liability to the Business, none of the Seller or the Education Entities have received any written communication from a Governmental Authority or other Person that alleges that the Seller or any Education Entity is in violation of, or has any Liability under, any Environmental Law or any Environmental Permit.

(b)    Except as would not result in a material Liability to the Business, neither the Seller with respect to the Business nor any Education Entity is subject to any Liability of any other Person under any Environmental Law or relating to Hazardous Materials.

(c)    Except as would not reasonably be expected to result in a material Liability to the Business, there are no Environmental Claims pending or, to the Knowledge of the Seller, threatened against the Seller or any Education Entity.

(d)    Except as would not reasonably be expected to result in a material Liability to the Business, to the Knowledge of the Seller, there are and have been no Releases of Hazardous Materials at the Business Leased Real Property, and neither the Seller nor any Education Entity has manufactured, transported, treated, handled, distributed, disposed of, arranged for the disposal of, exposed any Person to, or Released, or owned or operated any property or facility which is or has been contaminated by, any Hazardous Materials, in each case as would reasonably be expected to form the basis of a Liability under Environmental Laws (including any Environmental Claim against the Seller or any Education Entity).

(e)    The Seller and the Education Entities have made available to the Purchaser Group any material environmental reports, documents or other information in their possession relating to Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental, health or safety matters, in each case related to the Business or any Education Entity and any property currently or formerly owned or operated by the Business or any Education Entity.

Section 3.14    Material Contracts.

(a)    Section 3.14(a) of the Seller Disclosure Letter lists all of the following Contracts in effect on the date of this Agreement (x) to which any Education Entity is a party or (y) to which the Seller is a party to the extent any such Contract is primarily related to the ownership or operation of the Business and is not an Excluded Asset (such Contracts, collectively, the “Material Contracts”):

(i)    any Contract with any of the twenty-five (25) largest customers of the Business determined on the basis of the amount paid to the Seller and the Education Entities for the year ended December 31, 2016 (the “Material Customers”);

(ii)    any Contract with any of the twenty (25) largest suppliers of the Business determined on the basis of the amount paid by the Seller and the Education Entities to such suppliers for the year ended December 31, 2016 (the “Material Suppliers”);

(iii)    any Contract or group of related Contracts with the same party (which shall, for the avoidance of doubt, include all contracts for different services with any customer) that reasonably would be expected to require payment to or by the Seller or any Education Entity of more than $750,000 for the year ending December 31, 2017, in each case, other than any Contract with a Material Customer or a Material Supplier or any Business Real Property Lease;

(iv)    any Contract that contains indemnification obligations on the part of the Seller or any if its Subsidiaries entered into outside the ordinary course of business;

(v)    any Contract which is a collective bargaining agreement or other Contract with any labor organization;

(vi)    any Contract which is a settlement, conciliation, or similar agreement pursuant to which any Education Entity will have any material obligations after the date of this Agreement;

(vii)    any Contract with any Governmental Authority;

(viii)    any Contract containing covenants that would restrict or limit in any material respect the ability of the Business after the Closing to conduct business with any Person or in any geographic area;

(ix)    any Contract imposing “most favored nation” pricing terms on the Seller or any of its Subsidiaries;

(x)    any material Contract, other than Contracts that relate to any Excluded Liabilities, requiring the payment, performance, discharge or guarantee of any principal Indebtedness in excess of $100,000 (other than Indebtedness owed to any Education Entity) or any obligation of any Person (other than any Education Entity);

(xi)    any joint venture, partnership or similar Contract relating to the formation, creation, operation, management, control or any other arrangement of or with respect to any joint venture, partnership or other entity;

(xii)    any Contract with respect to the Business or any Education Entity, on the one hand, and any Affiliate, shareholder, officer, manager, or director, on the other, including with respect to any loan, guarantee, Indebtedness or purchase or sales agreement;

(xiii)    any Contract for the sale of any material Transferred Asset or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any material Transferred Assets;

(xiv)    the Business Real Property Leases;

(xv)    any Contract pursuant to which any Company IP has been licensed or sold to a third party by the Seller or an Education Entity (other than non-exclusive licenses granted in the ordinary course of business), and any Contract requiring the Seller (solely as primarily related to the Business) or an Education Entity to provide source code to any software included in the Company IP; and

(xvi)    any Contract containing any commitments by the Seller (solely as related to the Business) or the Education Entities to develop any Intellectual Property, except for services and customizations provided in the ordinary course of business;

provided, however, that Material Contracts shall not include any Seller Debt Facility Agreement.

(b)    To the Knowledge of the Seller, since December 31, 2016 to the date hereof, neither the Seller nor any of the Education Entities have received any notice in writing from or on behalf of any Material Customer indicating that such Material Customer intends to terminate, or not renew, any Material Contract with such Material Customer.

(c)    Seller has made available to the Purchaser Group true and correct copies of all Material Contracts.

(d)    Each Material Contract is a valid, binding and legally enforceable obligation of each Education Entity party thereto and, to the Knowledge of the Seller, of the other parties thereto, subject in all respects to the Bankruptcy and Equity Exceptions, (ii) to the Knowledge of the Seller, each such Material Contract is in full force and effect and (iii) as of the date of this Agreement, none of the Seller or any Education Entity is (with or without notice or lapse of time, or both) in breach or default under any such Material Contract and, to the Knowledge of the Seller, no other party to any such Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

Section 3.15    Government Contracts.    Within the last two (2) years, neither the Seller with respect to the Business nor any Education Entity has (a) been suspended or debarred from bidding on government contracts by a Governmental Authority; (b) been subject to any material audit or investigation by any Governmental Authority with respect to any Government Contract; (c) conducted or initiated any internal investigation or made any disclosure with respect to any potentially material irregularity, misstatement or omission arising under or relating to a Government Contract; or (d) had any Government Contract terminated by any Governmental Authority for default.

Section 3.16    Real Property.

(a)    The Seller does not own a fee interest in any real property primarily related to the ownership or operation of the Business, and no Education Entity owns a fee interest in any real property.

(b)    Section 3.16(b) of the Seller Disclosure Letter lists (i) all of the real property leased, subleased, licensed, or otherwise used or occupied by the Seller (or any Health Care Entity) and primarily related to the ownership or operation of the Business (the “Seller Leased Real Property”), (ii) all of the real property leased, subleased, licensed, or otherwise used or occupied by any Education Entity (the “Education Leased Real Property” and, together with the Seller Leased Real Property, the “Business Leased Real Property”) and (iii) all leases, subleases, licenses, or any other agreements pursuant to which the Seller or any Health Care Entity uses or occupies real property with respect to the Business Leased Real Property (the “Business Real Property Leases”). The Seller or the applicable Education Entity is the owner and holder of a legal, valid, binding, enforceable and subsisting leasehold interest under each Business Real Property Lease and has the right to occupy and use, now or in the future, subject only to Permitted Liens, the applicable Business Leased Real Property in accordance with such Business Real Property Lease.

Section 3.17    Sufficiency of Assets; Title to Assets.

(a)    Taking into account the rights provided under this Agreement and the services and assets to be provided under the Ancillary Agreements, immediately following the Closing, the Business will own or have the right to use all of the material assets, properties, rights and interests (including real property and tangible and intangible property) that are necessary to conduct the Business immediately following the Closing in all material respects in the manner the Business is currently conducted. None of the Excluded Assets is necessary for the conduct of the Business in any material respect as it is currently being operated (taking into account the services and assets to be provided under the Ancillary Agreements).

(b)    The Seller has good and valid title to, or a valid leasehold interest in, or license for or right to use the Transferred Assets, except, in each case, for any Permitted Liens thereon. Except for (i) any Liens set forth in Section 3.17(b) of the Seller Disclosure Letter and for Permitted Liens, (ii) any Transferred Assets in which the Seller or any of its Subsidiaries have a valid leasehold interest or (iii) any Transferred Asset in which the Seller or any of its Subsidiaries has a valid license or other valid right to use or occupy from a Third Party, the Seller and its Subsidiaries are the only Persons that own or control the Transferred Assets.

(c)    No Education Entity has any Liabilities other than Liabilities relating to or arising out of the Business.

Section 3.18    Intellectual Property.

(a)    Section 3.18(a) of the Seller Disclosure Letter sets forth a true, correct and complete list as of the date hereof of all (i) issued patents and patent applications, (ii) trademark registrations and applications, (iii) copyright registrations and applications, and (iv) domain name registrations (collectively, the “Company Registered Intellectual Property”), in each case, included in the Company IP, and legal proceedings before any Governmental Authority (other than actions related to the ordinary course prosecution of Company Registered Intellectual Property before the United States Patent and Trademark Office or an equivalent authority anywhere in the world) related to any material Company Registered Intellectual Property. As of the date hereof, to the Knowledge of the Seller, the Seller and the Education Entities have made all filings and payments and taken all other actions required to be made or taken to maintain each item of Company Registered Intellectual Property in full force and effect by the applicable deadline and otherwise in accordance with applicable Law, except as would not reasonably be expected to result in a Business Material Adverse Effect. To the Knowledge of the Seller, as of the date of this Agreement (1) the conduct of the Business as presently conducted by the Seller and the Education Entities does not infringe, misappropriate, dilute, or otherwise violate any Person’s Intellectual Property rights, and there is no such Claim before any Governmental Authority pending or, to the Knowledge of the Seller, threatened against the Seller or any Education Entity, (2) the Seller and the Education Entities own or have the right to use all Intellectual Property used by the Seller or Education Entities, respectively, in the Business and (3) no Person is violating any material Assigned IP or Intellectual Property owned by the Education Entities.

(b)    As of the date hereof, the Seller or the Education Entities own all right, title, and interest to and in each item of Company IP free and clear of any Liens (other than Permitted Liens). To the Knowledge of the Seller, all employees or contractors of the Seller or the Education Entities that have developed or created material Company IP have assigned all of their rights in such Company IP, including all Intellectual Property rights therein, to the Seller or the Education Entities, as applicable.

(c)    As of the date hereof, the Seller and the Education Entities have taken commercially reasonable steps to preserve the confidentiality of their trade secrets that constitute Company IP. As of the date hereof, neither the Seller nor the Education Entities have, or may have, a duty or obligation to, deliver or license the source code for any Company IP that consists of software code (“Company Software”) to any Person, whether to an escrow agent or otherwise, for the benefit of any other Person. To the Knowledge of the Seller, as of the date hereof, no event has occurred that will, or could reasonably be expected to, result in the disclosure, delivery or license of any source code for the Company Software to any other Person who is not, as of the date of this Agreement, an employee or contractor of the Seller or the Education Entities.

(d)    To the Knowledge of the Seller as of the date hereof, in no case does the use, incorporation or distribution of open source software in connection with the operation of the Business give rise to any rights in any third parties under any Company Software, or obligations for the Seller or the Education Entities with respect to any Company Software, including any obligation to disclose or distribute any source code, to license any Intellectual Property rights for the purpose of making derivative works or to distribute any Company Software without charge.

(e)    To the Knowledge of the Seller as of the date hereof, no Claims or proceedings have been instituted or threatened in writing against the Seller or the Education Entities that challenge the rights of the Seller and the Education Entities with respect to use or ownership of Company IP.

(f)    To the Knowledge of the Seller as of the date hereof, none of the Company IP is subject to any outstanding judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Authority materially affecting the rights of the Seller or the Education Entities with respect thereto.

(g)    To the Knowledge of the Seller as of the date hereof, the material Company Software is free of any and all material “back door,” “time bomb,” “virus,” “Trojan horse,” “worm,” “drop dead device,” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Company Software or material data (“Contaminants”). Seller and the Education Entities have in place systems and procedures consistent with (or better than) industry standard security practices for software to prevent the introduction of Contaminants into the Company Software, the Assigned IT Assets or the Business Data. As of the date hereof, to the Knowledge of the Seller, there have been no material unauthorized intrusions or breaches of the security of the Assigned IT Assets, the Company Software or the Business Data.

(h)    (i) The Education Entities and the Seller (to the extent related to the Business) are in material compliance with all Data Security Requirements, and (ii) since January 1, 2016 through the date hereof, there have not been any actual or alleged material incidents of data security breaches, unauthorized access or use of any of the Assigned IT Assets or Business Data, or material unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data.

Section 3.19    Insurance.    Except as would not reasonably be expected to result in, individually or in the aggregate, a Business Material Adverse Effect, as of the date of this Agreement, all material fire and casualty, general liability, director and officer, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Seller with respect to the Business or by any Education Entity are in full force and effect and all premiums due with respect to all such insurance policies have been paid.

Section 3.20    Trade Controls; FCPA.

(a)    Trade Controls. The Seller and each of the Education Entities has conducted its transactions in material accordance with United States and all other applicable export and re-export control Laws, import Laws and economic sanctions Laws (collectively, “Trade Control Laws”). To the Knowledge of the Seller, as of the date hereof, there are no pending or threatened Claims against the Seller or any Education Entity alleging a material violation of any of the Trade Control Laws that are applicable to the Business. No licenses or approvals pursuant to the Trade Control Laws are necessary for the transfer of any export licenses or other export approvals to the Purchaser Group or any Education Entity in connection with the consummation of the transactions contemplated by this Agreement, except for any such licenses or approvals the failure of which to obtain would not result in a Business Material Adverse Effect.

(b)    FCPA. During the past five years, none of the Seller or Education Entities, or to the Knowledge of the Seller, any officer, director, agent, employee or other Person acting on their behalf, has, directly or indirectly, (i) taken any action that would cause them to be in violation of any provision of the FCPA or other applicable anti-corruption laws in other countries in which the Business is conducted; (ii) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (iii) made, offered or authorized any unlawful payment, or other thing of value, to foreign or domestic government officials or employees; or (iv) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment in violation of the FCPA or other applicable anticorruption laws.

Section 3.21    Affiliate Contracts.     Except for any Ancillary Agreement, there are no Affiliate Contracts.

Section 3.22     Brokers’ Fees and Expenses.    Except for any Person set forth in Section 3.22 of the Seller Disclosure Letter, the fees and expenses of which shall be paid by the Seller, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER GROUP

Except as set forth in the disclosure letter delivered by the Purchaser Group to the Seller concurrently with the execution and delivery by the Purchaser Group of this Agreement (the “Purchaser Disclosure Letter”), the Purchaser Group represents and warrants to the Seller as follows:

Section 4.01    Organization, Standing and Power.    Each of Parent and the Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept). Each of Parent and the Purchaser has all requisite entity power and authority to own, operate, lease or otherwise hold its assets and to conduct its businesses as presently conducted, except where the failure to have such power or authority would not reasonably be expected to result in, individually or in the aggregate, a Purchaser Material Adverse Effect. Each of Parent and the Purchaser is duly qualified or licensed to do business in each jurisdiction where the nature of its businesses or the ownership, operation or leasing of its properties make such qualification necessary, except in any such jurisdiction where the failure to be so qualified or licensed would not reasonably be expected to result in, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.02    Authority; Execution and Delivery; Enforceability.    Each of Parent and the Purchaser has all requisite power and authority to execute and deliver this Agreement, to perform its covenants and agreements under this Agreement and to consummate the transactions contemplated by this Agreement. No other corporate proceedings on the part of either Parent or the Purchaser is necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the transactions contemplated by this Agreement. Each of Parent and the Purchaser has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Seller, this Agreement constitutes the legal, valid and binding obligation of each of Parent and the Purchaser, enforceable against such Person in accordance with its terms, subject in all respects to the Bankruptcy and Equity Exceptions.

Section 4.03    No Conflicts; Consents.

(a)    The execution and delivery of this Agreement by each of Parent and the Purchaser does not, and the performance by Parent and the Purchaser of their covenants and agreements under this Agreement and the consummation of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation of any provision of, the Organizational Documents of each of Parent and the Purchaser, (ii) conflict with, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract to which Parent or the Purchaser is a party or by which any of their respective properties or assets is bound or any material Permit applicable to the businesses of Parent, the Purchaser and their respective Subsidiaries or (iii) subject to obtaining the Consents referred to in Section 4.03(b) and making the Filings referred to in Section 4.03(b), conflict with, or result in any violation of any provision of, any Judgment or Law, in each case, applicable to Parent or the Purchaser or their respective properties or assets, except for, in the case of the foregoing clauses (ii) and (iii), any matter that would not reasonably be expected to result in, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b)    No Consent of or from, or Filing made to or with, any Governmental Authority, is required to be obtained or made by Parent, the Purchaser or any Subsidiary of Parent or the Purchaser in connection with Parent’s and the Purchaser’s execution and delivery of this Agreement or its performance of its covenants and agreements under this Agreement or the consummation of the transactions contemplated by this Agreement, except for (i) the filing with the Department of Justice and the Federal Trade Commission of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and (ii) the HSR Clearance.

Section 4.04    Litigation.    There is no material Claim before any Governmental Authority pending or, to the Knowledge of the Purchaser, threatened against Parent or the Purchaser that would result in or would reasonably be expected to result in, individually or in the aggregate, a Purchaser Material Adverse Effect. There is no Judgment outstanding against Parent or the Purchaser that would result in or would reasonably be expected to result in, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.05    Compliance with Applicable Laws.    Except as would not reasonably be expected to result in, individually or in the aggregate, a Purchaser Material Adverse Effect, each of Parent and the Purchaser is in compliance with applicable Law and material Permits applicable to the businesses of Parent, the Purchaser and their respective Subsidiaries.

Section 4.06    Financing.

(a)    Equity Commitment Letter.    As of the date hereof, Parent has delivered to the Seller a true, correct and complete copy of the duly executed Equity Commitment Letter, dated as of the date hereof, pursuant to which the Guarantor has committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the Equity Financing.

(b)    No Amendments; No Side Letters.    (i) The Equity Commitment Letter and the terms of the Equity Financing have not been amended or modified prior to the date hereof, (ii) as of the date hereof, no such amendment or modification is contemplated and (iii) the respective commitments contained therein have not been withdrawn, terminated or rescinded in any respect. There are no other Contracts, agreements, side letters or arrangements to which either Parent, the Purchaser or any of their respective Affiliates is a party relating to the funding or investing, as applicable, of the full amount of the Equity Financing, other than as expressly set forth in the Equity Commitment Letter. Other than as set forth in the Equity Commitment Letter, there are no conditions precedent related to the funding or investing, as applicable, of the full amount of the Equity Financing.

(c)    Sufficiency of Equity Financing.    The Equity Financing, when funded in accordance with the Equity Commitment Letter, will be, in the aggregate, sufficient to (i) make the payment of all amounts payable by the Purchaser pursuant to Article I in connection with or as a result of the transactions contemplated by this Agreement and (ii) taking into account any Education Entities Pre-Closing Cash, pay all fees and expenses required to be paid at the Closing by the Purchaser in connection with the transactions contemplated by this Agreement and the Equity Financing.

Section 4.07    Investment Intent.    The Purchaser Group acknowledges that neither the offer nor the sale of the Education Stock has been registered under the Securities Act of 1933 (together with the rules and regulations promulgated thereunder, the “Securities Act”) or under any state or foreign securities Laws. The Purchaser is acquiring the Education Stock for its own account for investment, without a view to, or for a resale in connection with, the distribution thereof in violation of the Securities Act or any applicable state or foreign securities Laws and with no present intention of distributing or reselling any part thereof. The Purchaser will not distribute or resell the Education Stock in violation of any such Laws.

Section 4.08    Brokers’ Fees and Expenses.    Except for any Person set forth in Section 4.08 of the Purchaser Disclosure Letter, the fees and expenses of which shall be paid by the Purchaser Group, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Purchaser Group.

Section 4.09    Solvency.    Assuming the accuracy of the representations and warranties of the Seller in this Agreement, the Ancillary Agreements and any certificates delivered in connection herewith or therewith, after giving effect to the Closing, the payment of all amounts required to be paid in connection with the consummation of the transactions contemplated in this Agreement (including payment of all amounts payable under Section 1.02(b)) and the payment of all related fees and expenses, the Purchaser Group and its consolidated Subsidiaries (including the Education Entities) shall be Solvent as of the Closing Date immediately after the consummation of the transactions contemplated by this Agreement. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person shall, as of such date, exceed (i) the sum of the value of all “liabilities of such Person, including contingent and other liabilities” as of such date, and the capital of such Person as computed in accordance with applicable Law as of such date, as such quoted terms are generally determined in accordance with applicable Law governing determinations of the insolvency of debtors, and (ii) the amount that shall be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person shall not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged after such date, and (c) such Person shall be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” mean that such Person shall be able to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, to meet its obligations as they become due.

Section 4.10    No Agreements with Health Care Buyer.    Except as may be permitted following the date hereof pursuant to Section 5.02 and Section 5.13, there are no Contracts, arrangements or understandings (other than as provided in this Agreement or the Health Care Purchase Agreement) between the Purchaser Group or its Affiliates, on the one hand, and Health Care Buyer or its Affiliates, on the other hand, with respect to the Transaction.

Section 4.11    Health Care Transaction.    The Purchaser Group has been provided with a copy of the Health Care Merger Agreement, and the Purchaser Group has reviewed the Health Care Merger Agreement with its outside counsel and other Representatives. The Purchaser Group has entered into this Agreement with full knowledge and understanding of the terms and conditions of the Health Care Merger Agreement.

ARTICLE V

COVENANTS

Section 5.01    Conduct of Business.

(a)    Conduct of Business by the Seller.    Except for (i) matters set forth in Section 5.01(a) of the Seller Disclosure Letter or otherwise permitted, contemplated or required by this Agreement or matters required by a Governmental Authority or by applicable Law or (ii) with the prior written consent of the Purchaser, from the date of this Agreement until the Closing, the Seller shall, and shall cause each Education Entity to, conduct the Business in the ordinary course of business in all material respects (including with respect to cash management customs and practices (including the collection of receivables, payment of payables, and pricing and credit practices)) and use commercially reasonable efforts to, and shall cause each Education Entity to use commercially reasonable efforts to, (1) preserve substantially intact the goodwill and current relationships of the Seller and the Education Entities with significant customers, significant suppliers, licensees and other Persons with which the Seller or the Education Entities have business relationships with respect to the Business and (2) preserve substantially intact their business organizations with respect to the Business.

(b)    Certain Prohibited Actions.    Without limiting the generality of Section 5.01(a), except (x) as set forth in Section 5.01(b) of the Seller Disclosure Letter or as otherwise permitted, contemplated or required by this Agreement, or as required by a Governmental Authority or by applicable Law or (y) with the prior written consent of the Purchaser, from the date of this Agreement until the Closing, the Seller and its Subsidiaries:

(i)    shall not permit any Education Entity to amend any of its Organizational Documents;

(ii)    shall not permit any Education Entity to split, combine, consolidate, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities;

(iii)    shall not permit any Education Entity to declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any securities of any Education Entity (other than any distribution of Excluded Assets), or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, any Education Entity or any securities of any Education Entity convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, any Education Entity, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests; provided, however, that (1) any Education Entity shall be permitted (A) to reimburse the Seller, whether by dividend, distribution or otherwise, for any costs and expenses incurred by the Seller in connection with paying ordinary course Liabilities of the Education Entities, including payroll Liabilities in the ordinary course of business consistent with past practice, and (B) to declare, set aside or pay any dividend or other distribution in connection with the Seller paying Liabilities in the ordinary course of business consistent with past practice, including ordinary course Taxes incurred by the Seller or any of its Subsidiaries (including any Education Entity) with respect to the Business, (2) if the Education Entities Pre-Closing Cash exceeds the Pre-Closing Business Cash, each as set forth in the Payment Statement, the Education Entities shall be permitted to pay a cash dividend or other cash distribution to the Seller in an amount equal to such excess, and (3) if the Education Entities Pre-Closing Cash is greater than $10,000,000, the Education Entities shall be permitted to pay a cash dividend or other cash distribution to the Seller in an amount equal to such excess.

(iv)    shall not permit any Education Entity to issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other than Permitted Liens) any Equity Securities, except for any Lien pursuant to the Seller Debt Facility Agreements (which Liens will be released at the Closing);

(v)    shall not and shall not permit any Education Entity to (1) except for merit- or promotion-based increases in base salary consistent with past practice of the Seller or grants or payments of bonus awards in the ordinary course of business consistent with past practice, increase the compensation or benefits payable or to become payable to any current or former Education Personnel, (2) except as provided in Section 5.01(b)(v)(6), establish, adopt, enter into, amend or terminate any: (i) Education Plan (or any plan or agreement that would be an Education Plan if in existence on the date of this Agreement) or (ii)(A) Seller Plan, if the Closing Date is on or prior to December 31, 2017, or (B) Seller Plan, if the Closing Date occurs after December 31, 2017, except amendments or modifications made as a result of renewals of insurance Contracts or other funding arrangements that have been made historically in the ordinary course of business that would not result in a material Liability to any Education Entity, (3) take any action to accelerate the time of vesting, funding or payment of any compensation or benefits under any Benefit Arrangement that would result in a Liability to any Education Entity, (4) enter into, adopt, or modify any collective bargaining agreement or other Contract with any labor organization, (5) implement any employee layoffs implicating WARN, or (6) hire or otherwise enter into any employment or consulting agreement or arrangement with any employee, consultant, independent contractor or other individual service provider, or terminate any employee, consultant, independent contractor or other individual service provider, in each case, whose base compensation would exceed, on an annualized basis, $180,000; provided, however, that the Seller or any Education Entity may (1) take any such action to the extent required by the terms of an existing Contract or Education Plan or (2) take any such action to the extent set forth in the Employee Matters Agreement;

(vi)    shall not with respect to the Business, and shall not permit any Education Entity to, make any material change in financial accounting methods, principles or practices, except to the extent as may be required by a change in applicable Law or GAAP or by any Governmental Authority (including the SEC or the Public Company Accounting Oversight Board);

(vii)    shall not with respect to the Business, and shall not permit any Education Entity to, make any acquisition of (including by merger, consolidation or acquisition of stock or assets), directly or indirectly, any material assets, securities, properties, interests or businesses;

(viii)    shall not with respect to the Business, and shall not permit any Education Entity to, incur any Indebtedness except for, in each case, (1) Indebtedness incurred in the ordinary course of business, (2) Indebtedness as reasonably necessary to finance any capital expenditures permitted under Section 5.01(b)(ix), (3) guarantees by an Education Entity of existing Indebtedness of any other Education Entity, (4) guarantees and other credit support by the Seller or any Education Entity of obligations of any Education Entity, (5) borrowings under existing revolving credit facilities (or replacements thereof on comparable terms) or existing commercial paper programs in the ordinary course of business or (6) Indebtedness to be paid off at or prior to the Closing;

(ix)    shall not incur or commit to incur with respect to the Business, and shall not permit any Education Entity to, incur or commit to incur any capital expenditure, except for capital expenditures (1) in the ordinary course of business consistent with the budget for the Business, and (2) in accordance with the schedule set forth in Section 5.01(b)(ix) of the Seller Disclosure Letter detailing capital expenditures related to (A) purchases of fixed assets in the ordinary course of business, (B) the buildout of the Seller’s new corporate headquarters located at 655 New York Avenue, NW, Washington, DC and (C) capitalized software development, or with respect to any capital expenditure not addressed by the foregoing clause (1), not to exceed $500,000 individually or $1,000,000 in the aggregate;

(x)    shall not, and shall not permit any Education Entity to, sell, lease, license or otherwise transfer or convey or create or incur any Lien (other than Permitted Liens) on any of the assets, properties, or interests of the Business, other than in the ordinary course of business;

(xi)    shall not with respect to the Business, and shall not permit any Education Entity to, make any loans, advances or capital contributions to, or investments in, any other Person (other than an Education Entity), in excess of $100,000 individually or $500,000 in the aggregate, other than in the ordinary course of business; provided, however, that any such loan, advance or capital contribution made pursuant to this Section 5.01(b)(xi) shall be repaid prior to the Closing Date;

(xii)    shall not, and shall not permit any Education Entity to, cancel, compromise, release or assign any Indebtedness owed to the Business by a third party;

(xiii)    shall not, and shall not permit any Education Entity to, enter into any Contract that would be a Material Contract if entered into on or prior to the date hereof, or amend or modify in any material respect or, terminate any Material Contract, relinquish, fail to renew, or amend or modify any pricing term or any other term in any material respect of any Material Contract, or otherwise waive, release or assign any of its material rights, claims or benefits with respect to any Material Contract, in each case under this Section 5.01(b)(xiii), outside of the ordinary course of business;

(xiv)    shall not, and shall not permit any Education Entity to, grant any guarantee of performance to any customer of the Business outside of the ordinary course of business;

(xv)    other than in the ordinary course of business, shall not with respect to the Business, and shall not permit any Education Entity to, revoke or change any material Tax election, change any material method of Tax accounting, settle or compromise any material Tax liability or refund or file any material amended Tax Return;

(xvi)    shall not, and shall not permit any Education Entity to, waive, release, assign, settle or compromise any material Claim against the Seller (solely to the extent primarily related to the ownership or operation of the Business or would otherwise constitute an Assumed Liability) or against any Education Entity, except for (1) waivers, releases, assignments, settlements or compromises in the ordinary course of business or (2) waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, the amount of monetary damages to be paid by the Seller or the Education Entities does not exceed (I) the amount with respect thereto reflected on the Financial Statements (including the notes thereto) or (II) $1,000,000, in the aggregate, in each case, in excess of the proceeds actually received from any insurance policies in connection with such payment;

(xvii)    shall not with respect to the Business, and shall not permit any Education Entity, to make any changes to the cash management customs and practices (including the collection of receivables and prepayments, payment of payables, deferment of expenditures and pricing and credit practices) of the Business that would be inconsistent the operation of the Business in the ordinary course;

(xviii)    shall not waive or amend any provision of any confidentiality, nondisclosure or similar arrangements entered into with bidders or Third Parties in connection with the contemplated sale of the Business in a manner that would adversely affect the rights of the Seller with respect to the Education Business; provided, however, that nothing in this Section 5.01(b)(xviii) shall prohibit or otherwise restrict the Seller from granting any waiver, amendment or release under any confidentiality agreement, standstill agreement or similar agreement solely to the extent necessary to allow a Seller Takeover Proposal to be made to the Seller or the Seller Board (or any committee thereof); or

(xix)    shall not, and shall not permit any Education Entity to, agree, resolve or commit to do any of the foregoing.

(c)    Not less than five (5) Business Days prior to the Closing, the Seller shall deliver to Parent a supplement of Section 3.14(a) of the Seller Disclosure Letter, which shall identify those Contracts with respect to the Business entered into by the Seller or any Education Entity after the date of this Agreement not in violation of the terms hereof which would have constituted Material Contracts if such Contracts had been in effect as of the date hereof, and such Contracts identified on such supplement to Section 3.14(a) of the Seller Disclosure Letter shall be deemed Material Contracts for all purposes hereof so long as such Contracts were entered into in accordance with the terms hereof. The Seller or the Education Entities shall also promptly deliver to Parent a true, complete and correct copy of each such Contract no later than the time at which the Seller delivers such supplement to Section 3.14(a) of the Seller Disclosure Letter.

(d)    Excluded Education Assets.    Notwithstanding anything to the contrary in this Agreement, at or prior to the Closing, the Seller shall have the right to (and to cause the Education Entities to) Transfer any of the Excluded Education Assets without liability to any Education Entity without the consent of the Purchaser and without any adjustment to the Purchase Price, provided, that the Purchaser shall be entitled to review and comment on the documentation implementing any such Transfer and the Seller will consider the Purchaser’s comments in good faith.

(e)    No Control of the Seller’s Business.    The Purchaser Group acknowledges and agrees that (i) nothing in this Agreement, including Section 5.01(a) and Section 5.01(b), is intended to give the Purchaser Group, directly or indirectly, the right to control or direct the operations of the Seller or any Education Entity prior to the Closing, and (ii) prior to the Closing, subject to the terms and conditions of this Agreement, the Seller and the Education Entities shall exercise complete control and supervision over their respective operations, including the Business.

(f)    Advice of Changes.    Each Party shall promptly advise the other Party orally and in writing of any change or event that would be reasonably expected to prevent or materially delay any of the conditions precedent described in Article VI from being satisfied.

(g)    Health Care Transaction Matters.    Except for (i) matters set forth in Section 5.01(a) of the Seller Disclosure Letter or otherwise expressly permitted or required by this Agreement, the Health Care Transaction Documents or matters required by a Governmental Authority or by applicable Law or (ii) with the prior written consent of Purchaser, from the date of this Agreement until the Closing, the Seller shall not, and shall cause each of its Subsidiaries (including the Health Care Entities) not to, take any action with respect to the Health Care Entities, the Health Care Business, or the assets and liabilities of any Health Care Entity that has the effect, directly or indirectly, of creating, imposing or increasing any material Liability that will be borne by the Education Entities or any of its Subsidiaries following the Closing. Except with the prior written consent of Purchaser, from the date of this Agreement until the Closing, the Seller shall not, and shall cause each of its Subsidiaries (including the Health Care Entities) not to, transfer to any Health Care Entity any material asset (other than the Excluded Assets) that would otherwise have been an asset of an Education Entity following the Closing.

Section 5.02    No Solicitation by the Seller.

(a)    No Solicitation.    The Seller shall not, and shall cause each of its Affiliates and its and their respective Representatives not to, directly or indirectly (i) solicit, initiate or knowingly encourage, induce or facilitate (including by way of furnishing non-public information relating to any Subsidiary of the Seller) any Education Takeover Proposal or any Seller Takeover Proposal (each, a “Takeover Proposal”) or any inquiry or proposal that would reasonably be expected to lead to a Takeover Proposal, in each case, except for this Agreement, the Education Transaction Documents and the Transactions, (ii) conduct, continue or otherwise participate in any discussions or negotiations with any Person (except for Parent and Parent’s Affiliates and its and their respective Representatives in respect of the Education Transaction or Health Care Buyer and Health Care Buyer’s Affiliates and its and their respective Representatives in respect of the Health Care Transaction) regarding, or furnish to any Person, any nonpublic information with respect to, or cooperate in any way with any Person with respect to, any Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Takeover Proposal or (iv) approve, endorse or recommend any proposal that constitutes, or is reasonably expected to lead to, a Takeover Proposal or resolve to do any of the foregoing; provided, however, that (1) ministerial acts, such as answering unsolicited phone calls, shall not be deemed to “facilitate” for purposes of, or otherwise to constitute a breach of, this Section 5.02(a) and (2) the Seller, its Affiliates and its and their respective Representatives shall be permitted to inform any such Person of the terms of this Agreement or contact any such Person to ascertain facts or clarify terms and conditions of any Seller Takeover Proposal or any such inquiry or proposal. The Seller shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease all existing discussions or negotiations with any Person (except for Parent and Parent’s Affiliates and its and their respective Representatives in respect of the Education Transaction or Health Care Buyer and Health Care Buyer’s Affiliates and its and their respective Representatives in respect of the Health Care Transaction) with respect to any actual or potential Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives. Notwithstanding anything to the contrary in this Agreement, the Seller may grant a waiver, amendment or release under any confidentiality agreement, standstill agreement or similar agreement solely to the extent necessary to allow a Seller Takeover Proposal to be made to the Seller or the Seller Board (or any committee thereof).

(b)    Seller Takeover Proposal.    Notwithstanding anything to the contrary in this Agreement, at any time prior to the receipt of the Seller Stockholder Approval, in response to the receipt of a written Seller Takeover Proposal, which did not result from a breach of this Section 5.02, made after the date of this Agreement that the Seller Board determines in good faith (after consultation with a financial advisor and outside legal counsel) constitutes or is reasonably expected to lead to a Superior Seller Proposal and that the failure to take action with respect thereto would be inconsistent with the Seller Board’s fiduciary duties under applicable Law, the Seller and its Representatives may (1) furnish information with respect to the Seller and its Subsidiaries to the Person making such Seller Takeover Proposal (and such Person’s Representatives) pursuant to an executed confidentiality agreement containing terms that are not less restrictive, in any material respect, to the other party than those contained in the Confidentiality Agreement (such confidentiality agreement, an “Acceptable Confidentiality Agreement”); provided, however, that an Acceptable Confidentiality Agreement shall not be required to contain any standstill or similar provision; provided, further, that all such information has previously been provided or made available (including through electronic data room access) to Parent or its Representatives or is provided or made available (including through electronic data room access) to Parent or its Representatives prior to or promptly (and in any event within twenty-four (24) hours) after the provision of such information to such Person, and (2) participate in discussions regarding the terms of such Seller Takeover Proposal, including terms of a Seller Acquisition Agreement with respect thereto, and the negotiation of such terms and such Seller Acquisition Agreement with the Person making such Seller Takeover Proposal (and such Person’s Representatives). The Seller shall promptly (and in any event within twenty-four (24) hours) notify Parent and Merger Sub if the Seller commences furnishing non-public information or commences discussions or negotiations as provided in this Section 5.02(b).

(c)    Seller Acquisition Agreement.    Except as set forth in Section 5.02(b) and Section 5.02(d), including any Acceptable Confidentiality Agreement contemplated by Section 5.02(b), and subject to compliance with this Section 5.02, the Seller Board shall not authorize, permit, approve or recommend, or propose publicly to authorize, permit, approve or recommend, or allow the Seller or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, agreement or commitment constituting, or that would reasonably be expected to lead to, any Seller Takeover Proposal, or requiring, or that would reasonably be expected to cause, the Seller to abandon or terminate this Agreement (a “Seller Acquisition Agreement”).

(d)    Superior Seller Proposal.    Notwithstanding anything to the contrary in this Agreement, at any time prior to the receipt of the Seller Stockholder Approval, in response to the Seller’s receipt of a written Superior Seller Proposal that did not result from a breach of this Section 5.02, the Seller Board may authorize and direct the Seller to terminate this Agreement pursuant to Section 7.01(c)(i), if and only if, prior to taking such action, the Seller Board determines in good faith (after consultation with outside legal counsel and a financial advisor) that the failure to authorize and direct the Seller to so terminate this Agreement would be inconsistent with the Seller Board’s fiduciary duties under applicable Law; provided, however, that the Seller Board may not authorize or direct the Seller to terminate this Agreement pursuant to Section 7.01(c)(i) unless (1) the Seller Board has delivered to Parent prior written notice (a “Termination Notice”) that the Seller Board (A) has concluded in good faith that the applicable Seller Takeover Proposal constitutes a Superior Seller Proposal and (B) is prepared to authorize and promptly direct the Seller to terminate this Agreement pursuant to Section 7.01(c)(i) absent any revisions to this Agreement by which the Purchaser Group has committed to be bound in writing and/or the Health Care Merger Agreement by which Health Care Buyer and Health Care Merger Sub have committed to be bound in writing that would cause such Superior Seller Proposal to cease to constitute a Superior Seller Proposal, and which Termination Notice shall (I) include the basis for such action, (II) identify the Person making the Superior Seller Proposal and (III) attach the most current draft of any proposed Seller Acquisition Agreement with respect to such Superior Seller Proposal and a copy of any related financing commitments in the Seller’s possession or under its control, (2) if requested by Parent, during the five (5) Business Day period after the date of delivery of the Termination Notice (provided that, for purposes of this Section 5.02(d) and notwithstanding anything to the contrary in Section 10.16(a), if a Termination Notice is delivered prior to 9:00 a.m. Washington, DC time on a Business Day, such Business Day shall be included as one (1) Business Day in such five (5) Business Day period), the Seller and its Representatives negotiate in good faith with Parent and its Representatives regarding any revisions to this Agreement and/or, if requested by Health Care

Buyer, the Health Care Merger Agreement, that are proposed by Parent or Health Care Buyer, as applicable, and (3) following 5:00 p.m. Washington, DC time on the last day of such five (5) Business Day period, the Seller Board shall have determined (after consultation with outside legal counsel and a financial advisor), giving due consideration to any such revisions to the terms of this Agreement and/or the Health Care Merger Agreement by which the Purchaser Group or Health Care Buyer and Health Care Merger Sub, as applicable, have committed to be bound in writing prior to 5:00 p.m. Washington, DC time on the last day of such five (5) Business Day period, that the Superior Seller Proposal continues to constitute a Superior Seller Proposal (assuming any such revisions committed to in writing by the Purchaser Group, Health Care Buyer and Health Care Merger Sub were to be given effect) and that the failure to take such action would be inconsistent with the Seller Board’s fiduciary duties under applicable Law; provided, however, that, if any material revisions are made to any such Superior Seller Proposal, the Seller Board shall notify Parent of such revisions in writing and, if requested by Parent, during the two (2) Business Day period after delivery of such notice, the Seller and its Representatives shall be required to comply with the requirements of the foregoing proviso of this Section 5.02(d) anew with respect to such additional notice (it being understood that all references in such proviso to “five (5) Business Days” or “five (5) Business Day period” shall be to “two (2) Business Days” or “two (2) Business Day period,” respectively).

(e)    Reasonable Information.    The Seller shall promptly (and in any event within twenty-four (24) hours) advise Parent orally and in writing of any Takeover Proposal or Health Care Takeover Proposal or a request for information relating to the Seller or any of its Subsidiaries that is reasonably expected to lead to or that contemplates a Takeover Proposal or Health Care Takeover Proposal, the material terms and conditions of any such Takeover Proposal (including an unredacted copy of such Takeover Proposal or Health Care Takeover Proposal or, where such Takeover Proposal or Health Care Takeover Proposal is not in writing, a description of the terms thereof) and the identity of the Person making any such Takeover Proposal or Health Care Takeover Proposal. The Seller shall keep Parent reasonably informed on a current basis of the material terms and status (including any change to the terms thereof) of any Takeover Proposal or Health Care Takeover Proposal, including by promptly providing to Parent copies (and in no event later than twenty-four (24) hours after receipt) of any correspondence, proposals, indications of interest and draft agreements and copies of any financing commitments relating to such Takeover Proposal or Health Care Takeover Proposal. The Seller agrees that neither it nor any of its Subsidiaries will not enter into any agreement with any Person that prohibits the Seller from providing any information to Parent in accordance with, or otherwise complying with, this Section 5.02.

(f)    Certain Disclosures.    Nothing in this Section 5.02 shall prohibit the Seller from (i) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the Seller Stockholders if, in the good-faith judgment of the Seller Board (after consultation with outside legal counsel) failure to so disclose would reasonably be expected to be inconsistent with its obligations under applicable Law.

(g)    Representatives.    The Seller agrees that any material breach of this Section 5.02 by any of its Representatives will be deemed to be a breach of this Agreement by the Seller.

(h)    Definitions.    For purposes of this Agreement:

(i)    “Education Takeover Proposal” means any proposal or offer (whether or not in writing), with respect to any (1) merger, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution or similar transaction involving any Education Entity, (2) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in an Education Entity or otherwise) of any business or assets of the Education Entities (other than sale of supplies, equipment or inventory in the ordinary course of business consistent with past practices), (3) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) of any Education Entity, (4) transaction (including any tender offer or exchange offer) in which any Person (or the stockholders of any Person) would acquire (in the case of a tender offer or exchange offer, if consummated), directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of any capital stock of any Education Entity or (5) any combination of the foregoing; provided, however, that a Seller Takeover Proposal shall not constitute an Education Takeover Proposal.

(ii)    “Seller Takeover Proposal” means any proposal or offer (whether or not in writing) from any Person (other than Health Care Buyer or Health Care Merger Sub in respect of the Health Care Transaction), with respect to any (1) merger, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution or similar transaction involving the Seller pursuant to which any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act, a “group”) of Persons would hold securities representing 25% or more of the total outstanding voting power of the Seller, (2) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Subsidiary of the Seller or otherwise) of any business or assets of the Seller and its Subsidiaries constituting or representing 25% or more of the consolidated revenues, net income or assets of the Seller and its Subsidiaries, taken as a whole, (3) issuance, sale or other disposition, directly or indirectly, to any Person or “group” of Persons of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 25% or more of the voting power of the Seller, (4) transaction (including any tender offer or exchange offer) in which any Person or “group” of Persons would acquire (in the case of a tender offer or exchange offer, if consummated), directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the voting power of Seller or (5) any combination of the foregoing; provided, however, that a Health Care Takeover Proposal shall not constitute a Seller Takeover Proposal.

(iii)    “Health Care Takeover Proposal” means any proposal or offer (whether or not in writing), with respect to any (1) merger, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution or similar transaction involving any Health Care Entity, (2) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Health Care Entity or otherwise) of any business or assets of the Health Care Entities (other than sale of supplies, equipment or inventory in the ordinary course of business consistent with past practices), (3) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) of any Health Care Entity, (4) transaction (including any tender offer or exchange offer) in which any Person (or the stockholders of any Person) would acquire (in the case of a tender offer or exchange offer, if consummated), directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of any capital stock of any Health Care Entity or (5) any combination of the foregoing; provided however, that a Health Care Takeover Proposal shall not (A) result in any of the effects set forth in clauses (1) through (5) of the definition of Education Takeover Proposal and (B) constitute a Seller Takeover Proposal.

(iv)    “Superior Seller Proposal” means a written Seller Takeover Proposal (provided that, for purposes of this definition, references in the definition of Seller Takeover Proposal to “25% or more” shall each be deemed references to “more than 75%”), which the Seller Board determines in good faith, after consultation with outside legal counsel and a financial advisor, is reasonably likely to be consummated in accordance with its terms, and, after taking into account the legal, financial, regulatory and other aspects of such Seller Takeover Proposal, including the identity of the Person making such Seller Takeover Proposal and financing terms thereof, and such other factors of such Seller Takeover Proposal that are deemed relevant by the Seller Board, is more favorable to the Seller Stockholders from a financial point of view than the Transactions (after taking into account any proposed revisions to the terms of this Agreement and/or the Health Care Merger Agreement that are committed to in writing by the Purchaser Group or Health Care Buyer and Health Care Merger Sub, as applicable (including pursuant to Section  5.02(d)).

Section 5.03     Pre-Closing Access to Information; Confidentiality.

(a)    Subject to applicable Law and the Confidentiality Agreement, the Seller shall, and shall cause each of the Education Entities to, provide the Purchaser Group and its Representatives reasonable access, during normal business hours and upon reasonable advance notice, during the period from the date of this Agreement until the earlier of the Closing and the termination of this Agreement pursuant to Section 7.01, to the Seller’s (but solely to the extent primarily related to the Business) and the Education Entities’ material properties, books, contracts, commitments, personnel and records; provided, however, that the Seller or the Education Entities may withhold from the Purchaser Group or its Representatives any document or information that the Seller believes (i) is subject to the terms of a confidentiality agreement with a Third Party (provided that the Seller shall use its commercially reasonable efforts to obtain the required consent or waiver of such third party or implement requisite procedures to enable the disclosure or provision of reasonable access to such document or information without violating such agreement) or (ii) is subject to any attorney–client privilege (provided that the Seller shall use its commercially reasonable best efforts to allow the disclosure of such document or information (or as much of it as possible) in a manner that does not result in a loss of attorney–client privilege). The relevant parties shall use commercially reasonable efforts to make appropriate substitute disclosure arrangements under the circumstances in which the restrictions in the foregoing clauses (i) and (ii) apply; provided that the Seller or Education Entities shall provide notice of the basis for such restriction.

(b)    The Purchaser Group agrees that it shall not, and shall cause its Affiliates and Representatives not to, prior to the Closing, use any information obtained pursuant to this Section 5.03 for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement.

(c)    All documents and information exchanged pursuant to this Section 5.03 shall be subject to the letter agreement, dated as of February 25, 2017, between the Seller and Vista Equity Partners Management, LLC (the “Confidentiality Agreement”), as if the Purchaser Group were subject to the obligations of Vista Equity Partners Management, LLC under the Confidentiality Agreement.

Section 5.04    Post-Closing Access to Information.    Subject to Section 9.05, for a period of six (6) years after the Closing, each of the Parties shall give the other and the other’s Affiliates and its and their Representatives access to the Books and Records and the books and records of the Education Entities or the Health Care Entities (to the extent primarily related to the Business) (collectively, the “Accessible Information”) transferred to the Purchaser Group or retained by the Seller, as applicable (even if any Accessible Information is or becomes commingled with books and records of the Purchaser Group or the Seller and their respective Affiliates), and the properties, personnel and Representatives of each Party, as may be reasonably required by the requesting Party or such Party’s Affiliates, including to the extent necessary for the preparation of financial statements or regulatory filings in respect of periods ending on or prior to the Closing, or in connection with any insurance claims, Claims or any obligations under this Agreement or any agreement, document or instrument contemplated hereby or thereby. At the requesting Party’s cost and expense, the requesting Party and its Affiliates and its and their respective Representatives shall be entitled to make copies of, and conduct searches with respect to or in order to identify, any Accessible Information to which such Persons are entitled to access pursuant to this Section 5.04. Any such access shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances, and shall be subject to restrictions under Law and any confidentiality obligations to which the Parties are bound. Except as otherwise provided in Section 9.05, each Party shall preserve and keep the Accessible Information held by such Party or any of its Affiliates relating to the Transferred Assets prior to the Closing for a period of six (6) years following the Closing Date. Each Party shall, and shall cause its Affiliates and Representatives to, (a) keep all information accessed pursuant to this Section 5.04 confidential, (b) not publicly disclose such information to any other Person (except where such disclosure, upon the advice of outside counsel, is required by Law and only to the extent required by applicable Law); provided that each Party or its Affiliates may disclose such information to its Representatives or other Persons that have a duty of confidentiality (or similar duty or obligation of non-disclosure) to such disclosing Party, and (c) not use such information other than for the express purposes set forth in this Section 5.04. Notwithstanding the foregoing and except as otherwise provided in Section 9.05, any and all such Accessible Information may be destroyed by the Parties after the sixth (6th) anniversary of the Closing Date (or such later date as required by applicable Law).

Section 5.05    Further Actions; Regulatory Approvals; Required Actions.

(a)    Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other

Parties in doing, all things necessary to cause the conditions to the Closing set forth in Article VI to be satisfied as promptly as reasonably practicable and to effect the Closing as promptly as reasonably practicable, including (i) making all necessary Filings with Governmental Authorities or Third Parties and (ii) requesting early termination of the waiting period under the HSR Act applicable to the transactions contemplated by this Agreement and obtaining the HSR Clearance and all other Consents of Governmental Authorities that are necessary to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable. The Purchaser Group shall be responsible for 100% of the fees, costs and expenses (except for the fees, costs and expenses of the Seller’s advisors), including any filing fees, associated with any Filings or Consents contemplated by this Section 5.05.

(b)    In connection with and without limiting the generality of Section 5.05(a), each Party shall:

(i)    file or cause to be filed with the Department of Justice and the Federal Trade Commission, in consultation and cooperation with the other, as promptly as practicable after the date of this Agreement and, in any event, no later than ten (10) days after the date of this Agreement, an appropriate Notification and Report Form pursuant to the HSR Act relating to the transactions contemplated by this Agreement;

(ii)    make or cause to be made, in consultation and cooperation with the other, as promptly as practicable after the date of this Agreement, all other necessary, proper or advisable Filings under any Antitrust Law with respect to the transactions contemplated by this Agreement;

(iii)    make or cause to be made, as promptly as practicable after the date of this Agreement, all other necessary Filings with other Governmental Authorities relating to the transactions contemplated by this Agreement;

(iv)    furnish to the other all assistance, cooperation and information reasonably required for any such Filing and in order to achieve the effects set forth in this Section 5.05;

(v)    unless prohibited by applicable Law or by a Governmental Authority, give the other reasonable prior notice of any such Filing and, to the extent reasonably practicable, of any communication with any Governmental Authority relating to the transactions contemplated by this Agreement (including with respect to any of the actions referred to in this Section 5.05(b)) and, to the extent reasonably practicable, permit the other to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other in connection with any such Filing or communication;

(vi)    respond as promptly as practicable to any inquiries received from any Governmental Authority or any other authority enforcing applicable Antitrust Laws for additional information or documentation in connection with antitrust, competition or similar matters (including a “second request” under the HSR Act) and not extend any waiting period under the HSR Act or enter into any agreement with any such Governmental Authority or other authorities not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other Party; and

(vii)    unless prohibited by applicable Law or a Governmental Authority, (1) not participate in or attend any meeting (whether in person or via telephone) with any Governmental Authority in respect of the transactions contemplated by this Agreement without the other Party, (2) keep the other Party apprised with respect to any meeting or substantive conversation with any Governmental Authority in respect of the transactions contemplated by this Agreement, (3) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement or the transactions contemplated by this Agreement, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Authority and (4) furnish the other Party with copies of all substantive correspondence, Filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives, on the one hand, and any Governmental Authority or members of any Governmental Authority’s staff, on the other hand, with respect to this Agreement, the transactions contemplated by this Agreement; provided, however, that the Parties shall be permitted to redact any correspondence, Filing or communication to the extent such correspondence, Filing or communication contains commercially sensitive information.

For the avoidance of doubt, this Section 5.05(b) and Section 5.05(d) shall not apply with respect to Tax matters.

(c)    The Purchaser Group shall not, and shall cause its Affiliates not to, take any action, including acquiring any asset, property, business or Person (by way of merger, consolidation, share exchange, investment, other business combination, asset, stock or equity purchase, or otherwise), that could reasonably be expected to adversely affect obtaining or making any Consent or Filing contemplated by this Section 5.05 or the timely receipt thereof. In furtherance of and without limiting any of the Purchaser Group’s covenants and agreements under this Section 5.05, the Purchaser Group shall take all actions necessary, proper or advisable to avoid or eliminate each and every impediment that may be asserted by a Governmental Authority with respect to the transactions contemplated by this Agreement, including pursuant to any Antitrust Law, so as to enable the Closing to occur as soon as reasonably possible, which actions shall include the following:

(i)    defending through litigation on the merits, including appeals, any Claim asserted in any court or other proceeding by any Person, including any Governmental Authority, that seeks to or could prevent or prohibit or impede, interfere with or delay the consummation of the Closing;

(ii)    proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the Purchaser Group or its Affiliates or the Education Entities, including entering into customary ancillary agreements on commercially reasonable terms relating to any such sale, divestiture, licensing or disposition;

(iii)    agreeing to any limitation on the conduct of the Purchaser Group or its Affiliates (including, after the Closing, the Education Entities); and

(iv)    agreeing to take any other action as may be required by a Governmental Authority in order to effect each of the following: (1) obtaining the HSR Clearance and any other Consent of a Governmental Authority under any Antitrust Law that is necessary, appropriate or advisable to consummate the transactions contemplated by this Agreement, (2) avoiding the entry of, or having vacated, lifted, dissolved, reversed or overturned any Judgment, whether temporary, preliminary or permanent, that is in effect that prohibits, prevents or restricts consummation of, or impedes, interferes with or delays, the Closing and (3) effecting the expiration or termination of any waiting period, which would otherwise have the effect of preventing, prohibiting or restricting consummation of the Closing or impeding, interfering with or delaying the Closing.

(d)    The Parties shall (i) promptly notify the other prior to the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Authority with respect to the transactions contemplated by this Agreement, (ii) keep the other Parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding and (iii) promptly inform the other Parties of any communication to or from any Governmental Authority regarding the transactions contemplated by this Agreement, and (iv) promptly notify the other of any notice or other communication from any Person alleging that such Person’s Consent is or may be required in connection with the transactions contemplated by this Agreement.

(e)    Prior to the Closing, the Seller shall use its commercially reasonable efforts to obtain the written Consent of any Third Party (other than a Governmental Authority) that is disclosed in Section 3.05(a)(ii) of the Seller Disclosure Letter and that is necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided, however, that (i) the Seller shall not be required to expend material amounts of money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any such Third Party or any other Person and (ii) the Seller shall not have any obligation under this Section 5.05(e) with respect to any Inactive Contract. The Purchaser Group shall use its commercially reasonable efforts to assist the Seller in obtaining each such Consent. Notwithstanding the foregoing, the receipt of any such Consent shall not be a condition to any Party’s obligation to effect the Closing.

Section 5.06    Public Announcements.    Except with respect to (a) any Seller Takeover Proposal or Health Care Takeover Proposal, (b) any dispute between or among the Parties regarding this Agreement or the Transactions or (c) any press release or other public statement that is consistent in all material respects with previous press releases, public disclosures or public statements made by a Party in accordance with this Agreement, including in investor conference calls, Filings with the SEC, Q&As or other publicly disclosed documents, in each case under this clause (b), to the extent such disclosure is still accurate, each of the Parties agrees that no public release or announcement concerning the transactions contemplated by this Agreement shall be issued by any Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, in which case the Party required to make the release or announcement shall, to the extent reasonably practicable, provide prior written notice to the other Party of the contents of such release or announcement and allow the other Party to comment on such release or announcement in advance of such issuance. The Parties agree that the initial press release to be issued with respect to the execution of this Agreement shall be in a form agreed to by the Parties.

Section 5.07    Fees, Costs and Expenses.    Except as provided otherwise in this Agreement, including Section 5.05(a) and Article VII, all fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such fees, costs or expenses, whether or not the Closing occurs.

Section 5.08    Indemnification, Exculpation and Insurance.

(a)    Prior to the Closing Date, the Seller shall at its own cost purchase “tail” coverage for the six (6) year period following the Closing under the directors’ and officers’ liability insurance policies of the Seller and Education Entities to be in place prior to the Closing Date (the “D&O Tail”) with respect to the matters set forth in this Section 5.08 that provides coverage no less favorable in scope and amount to the coverage provided by such policies prior to the Closing Date. The Seller shall provide the Purchaser and its Representatives an opportunity to review and comment upon the terms of the D&O Tail a reasonable time prior to the Closing Date.

(b)    The Purchaser Group agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Closing now existing in favor of the current or former directors, officers or employees of the Education Entities as provided in their respective Organizational Documents and any indemnification or other similar Contracts of any Education Entity, in each case, as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms (it being agreed that after the Closing such rights shall be mandatory rather than permissive, if applicable), and the Purchaser Group shall cause the Education Entities to perform their respective obligations thereunder. The Purchaser Group shall not permit any such indemnification, advancement of expenses or exculpation provision to be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights of the Education Indemnified Parties thereunder, unless any such amendment, repeal or modification is required by applicable Law. Without limiting the foregoing, from and after the Closing, the Purchaser Group agrees that it shall indemnify and hold harmless each individual who is a current or former director, officer or employee of any Education Entity and each individual who becomes, prior to the Closing, a director, officer or employee of any Education Entity or who is, as of the date of this Agreement, or who thereafter commences prior to the Closing, serving at the request of any Education Entity as a director, officer or employee of another Person (the “Education Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any Claim, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Closing (including this Agreement and the transactions and actions contemplated by this Agreement)), arising out of or pertaining to the fact that the Education Indemnified Party is or was a director, officer or employee of any Education Entity or is or was serving at the request of any Education Entity as a director, officer or employee of another Person, whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted under applicable Law. In the event of any such Claim, (i) each Education Indemnified Party shall be entitled to advancement of expenses incurred in the defense of any such Claim from the Purchaser Group within ten (10) Business Days after receipt by the Purchaser from the Education Indemnified Party of a request therefor; provided that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable Law or the applicable Education Entity’s Organizational Documents, to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification and (ii) the Purchaser Group shall cooperate in good faith in the defense of any such matter. Any determination required to be made with respect to whether any Education Indemnified Party’s conduct complies with an applicable standard under applicable Law, the applicable

Organizational Documents of any Education Entity or applicable indemnification agreements, as the case may be, shall be made by independent legal counsel to be agreed upon by the Education Indemnified Party and the Purchaser acting reasonably.

(c)    In the event that the Purchaser Group or any Education Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its assets to any Person, then, and in each such case, the Purchaser Group or such Education Entity, as applicable, shall cause proper provision to be made so that the successors and assigns of the Purchaser Group or such Education Entity, as applicable, assume the covenants and agreements set forth in this Section 5.08.

(d)    The provisions of this Section 5.08 (i) shall survive the Closing indefinitely, (ii) are intended to be for the benefit of, and shall be enforceable by, each indemnified or insured party (including the Education Indemnified Parties), his or her heirs and his or her representatives, all of which, are express third-party beneficiaries of this Section 5.08 and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

Section 5.09    Seller Names and Marks.

(a)    Except as set forth in this Section 5.09 or the Cross-License Agreement, from and after the Closing, the Purchaser Group shall not use, or permit any of its Affiliates to use, any Seller Names and Marks in the operation or ownership of the Transferred Assets or Education Entities (including the Business) and the Purchaser Group shall, as soon as practicable, and in any event within one hundred fifty (150) days following the Closing Date, remove, strike over or otherwise obliterate all the Seller Names and Marks from all materials, including signage, vehicles, facilities, business cards, schedules, stationery, packaging materials, displays, promotional materials, manuals, forms, software or other materials. However, for clarity, the foregoing sentence does not require the Purchaser Group or its Affiliates to remove any Seller Names and Marks solely to the extent they are included as of the Closing Date in any source code, internal programmer help files, internal build materials, or internal product development materials included in the Transferred Assets to the extent not publically displayed. Furthermore, without limiting either Party’s obligations regarding confidentiality, public statements or other matters under this Agreement, this Section 5.09 shall not be construed to prohibit the Purchaser Group or its Affiliates from referring to the Seller Marks in factual descriptions of the Seller’s prior ownership of the Business for historical or informational purposes, provided that such marks are not used as a Trademark. From and after the Closing until such removal occurs (and in any event no later than one hundred fifty (150) days following the Closing Date), subject to the terms and conditions hereof, the Seller hereby grants the Purchaser Group and its Affiliates a limited, personal, non-assignable and non-sublicensable, non-exclusive license to use the Seller Names and Marks solely in connection with transitioning to new names and marks in accordance with this Section 5.09. Any use by the Purchaser Group or any of its Affiliates of any of the Seller Names and Marks as permitted in this Section 5.09 is subject to their use of the Seller Names and Marks in a form and manner, and with standards of quality, of that in effect for the Seller Names and Marks as of the Closing Date. The Purchaser Group and its Affiliates shall not use the Seller Names and Marks in a manner that may reflect negatively on such name and marks or on the Seller or its Affiliates.

(b)    The license granted under this Section 5.09 may be terminated by written notice if the Purchaser Group or any of its Affiliates materially breaches this Section 5.09 and does not cure such breach within ten (10) days after written notice thereof from the Seller. Upon such termination of the license granted hereunder, the Purchaser Group shall not use, and shall cause its Affiliates not to use, any of the Seller Names and Marks.

Section 5.10    Insurance.

(a)    Subject to Section 5.10(b), from and after the Closing, (a) the Education Entities, the Business, the Transferred Assets and the Assumed Liabilities, and the operations, assets and Liabilities in respect thereof, shall cease to be insured by any of the Seller’s or its Affiliates’ insurance policies or by any of their self-insured programs, and (b) neither the Purchaser Group nor any of its Affiliates (including, for the avoidance of doubt, the Education Entities) shall have any access, right, title or interest in or to any such insurance policies or self-

insured programs (including to all claims and rights to make claims and all rights to proceeds) to cover the Business, the Transferred Assets or the Assumed Liabilities, or the operations, assets or Liabilities in respect thereof. From and after the Closing, the Purchaser Group shall be responsible for securing all insurance it considers appropriate for the Business, the Transferred Assets and the Assumed Liabilities, and the operations, assets and Liabilities in respect thereof.

(b)    Notwithstanding anything to the contrary in Section 5.10(a), with respect to events or circumstances relating to the Education Entities, the Business, the Transferred Assets or the Assumed Liabilities, or the operations, assets and Liabilities in respect thereof, that occurred or existed prior to the Closing Date that are covered by insurance policies of the Seller or its Affiliates (including any self-insured policies or programs), the Purchaser Group or its Affiliates may, or on its behalf may cause the Seller or its Affiliates to, make claims under such policies; provided, however, that:

(i)    by making, or causing to be made, such claims, (1) the Purchaser Group and its respective Affiliates agree to reimburse the Seller and its respective Affiliates for any costs incurred by the Seller or its Affiliates as a result of such claims, including any retroactive or prospective premium adjustments associated with such coverage (other than the cost of paying any claims under any self-insured policies or programs), as such amounts are determined in accordance with those policies from time to time and (2) the Purchaser Group and its Affiliates agree to pay and satisfy any deductible or retention amount associated with all such claims;

(ii)    neither the Purchaser Group nor any of its Affiliates shall make any such claims if, and to the extent that, such claims are covered by any insurance policy issued to or maintained by the Purchaser Group or its Affiliates; and

(iii)    neither the Seller nor any of its Affiliates shall be liable under any circumstances for the inability of the Purchaser Group or its Affiliates to collect insurance proceeds under any insurance policy.

Section 5.11    Post-Closing Transfers.

(a)    If at any time following the Closing, any Party (or any Affiliate of such Party) shall receive or otherwise possess any asset or Liability that is allocated to the other Party pursuant to this Agreement or any Ancillary Agreement, such Party shall (or shall cause its Affiliate to) (the “Transferor Party”) promptly transfer, or cause to be transferred, such asset (each, a “Non-Transferred Asset”) or liability (each, a “Non-Transferred Liability”), as the case may be, to the other Party (or to such Party’s Affiliate) (the “Transferee Party”) entitled to such Non-Transferred Asset or responsible for such Non-Transferred Liability, as the case may be, and the Transferee Party entitled to such Non-Transferred Asset or responsible for such Non-Transferred Liability shall accept such Non-Transferred Asset or accept, assume and agree faithfully to perform or discharge such Non-Transferred Liability, as applicable. If any transfer or assignment of any Non-Transferred Asset under this Section 5.11 is unable to be consummated promptly for any reason, then, insofar as reasonably possible, the Transferor Party retaining such Non-Transferred Asset shall thereafter hold such Non-Transferred Asset for the use and benefit of the Transferee Party entitled thereto. In addition, the Transferor Party retaining such Non-Transferred Asset shall, insofar as reasonably possible and to the extent permitted by Law, take such actions as may be reasonably requested by the Transferee Party to whom such Non-Transferred Asset is to be transferred or assigned, in order to place such Transferee Party in a substantially similar position as if such Non-Transferred Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Non-Transferred Asset, including use, risk of loss, Tax costs, potential for gain, and dominion, control and command over such Non-Transferred Asset, is to inure from and after the Closing to the Transferee Party. The reasonable out-of-pocket costs and expenses associated with any such transfers or assignments of Non-Transferred Assets or assumption of Non-Transferred Liabilities, including reasonable attorneys’ fees and all recording or similar fees, shall be borne by the Party that would have been responsible for such costs and expenses if the transfer, assignment or assumption had occurred at or prior to the Closing. This Section 5.11 shall not apply with respect to Consent Required Contracts.

(b)    Notwithstanding anything to the contrary in Section 5.11(a), to the extent not prohibited by applicable Tax Laws (and to the extent consistent with the relevant arrangement agreed to by the Seller and the Purchaser Group pursuant to Section 5.11(a)), the Seller and the Purchaser Group agree to treat and report, and to cause their respective Affiliates to treat and report, on their Tax Returns, the Non-Transferred Assets as assets owned by the Transferee Party after the Closing. Each of the Seller and the Purchaser Group agrees to notify the other Party promptly in writing if it determines that such treatment (to the extent consistent with the relevant arrangement agreed to by the Seller and the Purchaser Group pursuant to Section 5.11(a)) is not permitted under applicable Tax Laws. Where such treatment is not permitted under applicable Tax Laws, and subject to the terms of any relevant arrangement agreed to by the Seller and the Purchaser Group pursuant to Section 5.11(a), the amount of the Liability for Taxes imposed on the Transferor Party or any of its Affiliates with respect to any Non-Transferred Asset for any taxable period (or portion thereof) beginning after the Closing Date, if any, for which the Transferee Party and its Affiliates are responsible shall be calculated on a “with and without” basis. The Transferor Party shall provide, and shall cause its Affiliates to provide, the Transferee Party with a reasonable opportunity to review the relevant portion of any applicable Tax Returns relating to any Non-Transferred Assets (and accompanying schedules, calculations and other reasonably requested work papers) as necessary for determining such Tax Liability; provided, that, in the case of Tax Returns of the Transferor Party or any of its Affiliates (or of a consolidated, combined, unitary or Tax group including any of them), the Transferor Party may, in lieu of delivering the Tax Returns, deliver to the Transferee Party pro-forma statements setting forth in sufficient detail the information relevant for determining the relevant Tax Liability. If the Seller and the Purchaser Group are unable to reach an agreement in respect of any dispute concerning such Tax Liability, they shall promptly submit any such dispute for resolution to the Accountant. All costs and expenses of the Accountant shall be borne equally by the Seller and the Purchaser Group.

Section 5.12    Cooperation with Proxy Statement.    The Purchaser Group shall supply such information reasonably required for inclusion or incorporation by reference in the Proxy Statement. The Seller will provide the Purchaser Group a reasonable opportunity to review and comment upon any disclosures in the Proxy Statement that relate to or reference the Education Transaction, Parent or the Guarantor (or their respective Affiliates). If at any time prior to the Effective Time, any information relating to the Education Transaction, the Guarantor, the Purchaser Group, the Seller or any of its and their respective Affiliates, officers or directors, should become known to the Purchaser Group or the Seller (such Party, the “Informed Party”) which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Informed Party shall promptly notify the other Party and cooperate in the preparation and filing of an appropriate amendment or supplement describing such information.

Section 5.13    Health Care Transaction and Seller Takeover Matters.

(a)    To the extent requested by the Seller, the Purchaser Group shall reasonably cooperate with the Seller in causing the consummation of the Closing and the Health Care Closing to occur and be effected on the same date, with the Closing to immediately precede (or occur concurrently with) the Health Care Closing, in each case, on the terms and subject to the conditions set forth in this Agreement and the Health Care Merger Agreement.

(b)    Without the prior written consent of the Seller, prior to the Effective Time, the Purchaser Group shall not, and shall cause its Affiliates not to, enter into any Contract, arrangement or understanding (other than as provided in this Agreement or the Health Care Merger Agreement) with Health Care Buyer or its Affiliates with respect to the Transactions; provided, however, that if the Purchaser Group receives a Termination Notice, the Purchaser Group shall be permitted to engage in discussions or share information with, or enter into any Contract, arrangement or understanding with respect to a Seller Takeover Proposal and/or Health Care Takeover Proposal with, the Health Care Buyer.

(c)    Without the prior written consent of the Purchaser, prior to the Closing, the Seller shall not amend, modify or waive any provision of the Health Care Transaction Documents or any ancillary agreement or documents in respect of the Transactions in a manner that (i) adversely affects in any material respect, or would reasonably be expected to adversely affect in any material respect, the Education Entities, the Business or the Purchaser Group, including with respect to the rights and obligations of the Purchaser Group under this

Agreement or any Ancillary Agreement, (ii) delays, prevents, interferes with, hinders, or impairs the consummation of the transactions contemplated by this Agreement in any material respect or (iii) increases the conditionality of the Health Care Transaction in any material respect; provided, however, that nothing in this Section 5.13(a) shall prohibit or otherwise restrict the Seller from entering into a Superior Health Care Proposal Agreement or a termination of this Agreement pursuant to Section 7.01(c)(i). Subject to the foregoing, the Seller shall deliver promptly to the Purchaser copies of all amendments, modifications and waivers to the Health Care Merger Agreement.

(d)    In the event that the Seller enters into a definitive, written Contract for a Health Care Takeover Proposal (a “Superior Health Care Proposal Agreement”) with any Third Party (the “Superior Health Care Proposal Buyer”) that terminates the Health Care Merger Agreement, all references herein to the “Health Care Transaction,” the “Health Care Merger Agreement,” and “Health Care Buyer” shall become references to the transactions contemplated by the Superior Health Care Proposal Agreement and the Superior Health Care Proposal Buyer, respectively. Notwithstanding anything to the contrary herein, no termination of the Health Care Merger Agreement shall in any way affect the Seller’s obligations under this Agreement and any applicable Ancillary Agreement, which shall each remain in full force and effect.

(e)    To the extent requested by the Seller, the Purchaser Group shall, and shall cause its Affiliates and Representatives to, at the Seller’s sole cost and expense, reasonably cooperate with, and provide reasonable assistance to, the Seller in connection with any Transaction Litigation.

(f)    Subject to Section 5.13(c), nothing in this Agreement shall prohibit or restrict the Seller or any of its Affiliates from taking any action required by the Health Care Transaction Documents.

Section 5.14    Termination of Affiliate Contracts.    Except for this Agreement and any Ancillary Agreement, at or prior to the Closing, the Seller shall terminate, or cause to be terminated, all Affiliate Contracts and shall cause each Education Entity to be released from all covenants, agreements, liabilities and obligations under such Affiliate Contracts, whether arising prior to, at or after the Closing, in each case, to be effective at or prior to the Closing.

Section 5.15    Seller Financing Cooperation.    The Seller shall use its reasonable best efforts, and shall cause its Subsidiaries and its and their respective Representatives, in each case with appropriate seniority and expertise, including in its or their accounting firms, to use their reasonable best efforts, to provide, at the Purchaser Group’s sole cost and expense, to the Purchaser Group all cooperation as may be reasonably requested by the Purchaser Group in connection with the arrangement, syndication and documentation of any bank debt financing to be obtained by the Purchaser Group (the “Debt Financing”), including:

(a)    participating (including using reasonable best efforts to cause members of senior management of the Seller and the Education Entities to participate) in a reasonable number of meetings and presentations with actual or prospective lenders on reasonable advance notice and at reasonable locations, investor presentations, rating agency sessions and sessions with actual or prospective lenders or investors, due diligence sessions, road shows and drafting sessions, including direct contact between senior management and the other representatives of the Seller and the Education Entities, on the one hand, and the actual or prospective lenders or investors, on the other hand, in each case upon reasonable notice, and reasonably cooperating with the marketing and due diligence efforts of the Purchaser Group and its Financing Sources, in each case in connection with the Debt Financing;

(b)    assisting with the preparation of customary bank confidential information memoranda in connection with the Debt Financing and materials for rating agency presentations and bank books, private placement memoranda, offering documents, lender and investor presentations and other marketing documents necessary or proper for, or customarily used to arrange, transactions similar to the Debt Financing by companies of a comparable size in a comparable industry as the education offerings of the Seller and the Education Entities (including delivering customary representation letters, authorization letters, confirmations and undertakings as contemplated by the Debt Financing (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing)), and identifying any portion of such information that constitutes material, non-public information; provided that the Seller shall assist the Purchaser Group in its preparation of, but shall not otherwise be responsible for preparing any pro forma financial statements or projected financial information;

(c)    furnishing the Purchaser Group and the Financing Sources with (i) financial and other pertinent information (and supplementing such information to the extent any such information contains any material misstatement of fact or omits to state a material fact necessary to make such information not misleading) regarding the education offerings of the Seller and the Education Entities as may be reasonably requested by the Purchaser Group in connection with the Debt Financing (and of the type and form customarily provided by companies of comparable size and comparable industry in transactions similar to the Debt Financing), including to the extent customarily included in a bank confidential information memorandum in connection with the arrangement of financing similar to the Debt Financing or in rating agency presentations, lender presentations or other customary marketing materials, and (ii) (1) the Audited Financial Statements and (2) in respect of any subsequent fiscal quarter ending at least sixty (60) days prior to the Closing Date, unaudited consolidated balance sheets and related statements of income and cash flows of the Business for such fiscal quarter, in each case prepared in accordance with GAAP (subject to the absence of footnotes and year-end adjustments, in the case of unaudited financial statements) (all such information in this clause (ii), the “Required Information”);

(d)    reasonably facilitating (1) the granting of a security interest (and perfection thereof) in collateral in connection with the Debt Financing, (2) the preparation, execution and delivery of pledge and security agreements, mortgages, other definitive financing documents or other certificates or documents as may reasonably be requested by the Purchaser Group and (3) the delivery of all stock and other certificates representing equity interests in the Education Entities; provided that (x) none of the foregoing shall be effective prior to the Closing, and (y) notwithstanding anything to the contrary herein, the only assets (including equity interests) of the Seller and its Subsidiaries that shall be subject to a security interest pursuant to the Debt Financing are the Transferred Assets and the Education Stock acquired by the Purchaser Group pursuant to this Agreement and the Ancillary Agreements;

(e)    furnishing (at least three (3) Business Days prior to the Closing Date) the Purchaser Group and the applicable lenders with all documentation and other information reasonably requested with respect to the Debt Financing with respect to “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested in writing at least nine (9) Business Days prior to the Closing Date;

(f)    providing a certificate of the chief financial officer or person performing similar functions of the Seller with respect to solvency matters;

(g)    facilitating and assisting in the preparation, execution and delivery of one or more credit agreements, guarantees, certificates and other definitive financing documents as may be reasonably requested by the Purchaser Group (including furnishing all information relating to the Seller and its Subsidiaries and their respective businesses to be included in any schedules thereto or in any perfection certificates); provided that the foregoing documentation shall be subject to the occurrence of the Closing Date and become effective no earlier than the Closing;

(h)    obtaining customary accountants’ comfort letters and consent letters, insurance certificates and endorsements at the expense of and as reasonably requested by the Purchaser Group on behalf of the applicable lenders; and

(i)    delivering notices of prepayment within the time periods required by the relevant agreements governing Indebtedness and obtaining customary payoff letters and instruments of discharge to be delivered at the Closing, and giving any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of all Indebtedness required by the Debt Financing to be terminated.

(j)    Notwithstanding the foregoing, (i) nothing shall require such cooperation as described in Section 5.15 to the extent it would unreasonably interfere with the business or day-to-day operations of the Seller or its Subsidiaries and (ii) neither the Seller nor any of its Subsidiaries shall be required to, or be required to commit, to (in the case of the Education Entities, prior to Closing) (1) pay any commitment or other similar fee or enter into any binding agreement or commitment or incur any other liability or obligation in connection with the Debt Financing (except, in each case, to the extent subject to concurrent reimbursement by the Purchaser), (2) no officer, director, employee, accountant, consultant, investment banker, legal counsel, agent or other advisor or representatives of the Seller or any of its Subsidiaries shall be required to deliver (in the case of any officer, director, employee, accountant, consultant, investment banker, legal counsel, agent or other advisor or representative of or to the Business, with respect to the immediately following clauses (A) and (B) only, prior to the Closing) (A) any legal opinion or (B) any other opinion or certificate, or to take any other action pursuant to Section 5.15 to the extent any such action would reasonably be likely to result in personal liability to such officer, director, employee, accountant, consultant, investment banker, legal counsel, agent or other advisor or representative, (3) take any action that is not contingent upon the Closing or enter into or execute any agreement or document (other than customary representation and warranty letters, authorization letters, confirmations and undertakings (including with respect to the presence or absence of material non-public information and the accuracy of the written information contained in the disclosure and marketing materials relating to the Debt Financing) unless the effectiveness thereof shall be conditioned upon, or become operative upon or after, the occurrence of the Closing, (4) take any action that will materially conflict with or violate its Organizational Documents or any material agreement to which the Seller or any of its Subsidiaries is a party, including any Health Care Transaction Document, (5) provide any information the disclosure of which is prohibited or restricted under applicable Law or is legally privileged (unless such information would otherwise be customarily provided in connection with due diligence efforts or is otherwise necessary to establish or maintain a due diligence defense of any Financing Source in connection with a securities offering the primary purpose of which is to fund the transactions contemplated by this Agreement), (6) deliver any financial information (other than the other financial statements required pursuant to Section 5.15(c)(ii)) that is not prepared in the ordinary course of business of the Seller or its Subsidiaries or (7) take any corporate action (including any board approvals) in connection with the Debt Financing that will be effective prior to the Closing.

(k)    Whether or not the Closing occurs, the Purchaser Group shall reimburse the Seller, its Subsidiaries, and its and their respective Representatives, for its reasonable and documented out-of-pocket fees and expenses incurred pursuant to this Section 5.15 (including the reasonable fees and expenses of one counsel to the Seller but excluding allocated costs of in-house counsel) (other than with respect to the Seller’s obligation to deliver financial statements and other compensation of its and its Subsidiaries’ employees) and shall indemnify and hold harmless the Seller, its Subsidiaries and its and their respective Representatives from and against any and all claims, losses, damages, injuries, liabilities, judgments, awards, penalties, fines, interest, Taxes, costs (including cost of investigation), expenses (including reasonable fees and expenses of counsel) or settlement payments (including any claim by or with respect to any such lenders, prospective lenders, agents and arrangers and ratings agencies) to third parties incurred or suffered by them in connection with any actions taken pursuant to this Section 5.15 (“Reimbursement Obligations”); provided, that the Purchaser Group shall not have any obligation to indemnify and hold harmless any such party or Person to the extent that any such damages suffered or incurred arose from (i) disclosure provided by the Seller that is determined to have contained a material misstatement or omission or (ii) the willful misconduct, gross negligence, fraud or intentional misrepresentation of the Seller or any of its Subsidiaries or its or their respective Representatives.

(l)    The Seller hereby consents to the use of all logos of the Seller and its Subsidiaries in connection with the Debt Financing so long as such logos are used solely in a manner that is not intended to or likely to harm or disparage the Seller or any of its Subsidiaries or the reputation or goodwill of the Seller or any of its Subsidiaries.

(m)    For the avoidance of doubt, the Purchaser Group’s obligation to effect the Closing shall not be subject to the Purchaser Group obtaining any financing, including any Debt Financing; provided, however, that, in accordance with Section 1.02(a), the Purchaser Group shall not be obligated to effect the Closing until the occurrence of the Inside Date.

Section 5.16    Transition Matters.

(a)    During the period between the date of this Agreement and the Closing, in furtherance of the transactions contemplated by this Agreement, the Parties shall, and shall cause their Affiliates to, cooperate in good faith and use their commercially reasonable efforts to develop and, subject to the prior written consent of Health Care Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), begin implementing a mutually acceptable transition plan for the migration and integration of the Business out of the business of the Seller and into the business of the Purchaser Group as set forth in this Section 5.16 and pursuant to the Transition Services Agreement, in each case, subject to compliance with applicable Law (the “Transition Plan”). The Transition Plan shall address the matters mutually agreed to by the Parties. Such cooperation shall include each Party using commercially reasonable efforts to take the following actions:

(i)    promptly after the date of this Agreement, appointing a transition manager whose primary responsibility would be to plan and execute such transition and manage such Party’s transition team;

(ii)    promptly after the date of this Agreement, reviewing the technology, business operations and administration capabilities to be so transitioned or migrated, taking into account any issues of separation arising from the Transition Plan;

(iii)    establishing transition teams;

(iv)    setting regular meetings of such transition teams during the period between the date of this Agreement and the Closing; and

(v)    making available appropriate knowledgeable business, operations, administration and technology personnel and any other personnel reasonably needed for such transition and migration planning;

provided that all such activities shall be in compliance with applicable Law. The Health Care Buyer shall be permitted to appoint a transition manager who shall be permitted to attend any meeting of the Parties’ transitions teams and otherwise participate in any of the actions set forth in this Section 5.17 to the extent related to the Transition Plan.

(b)    During the period between the date of this Agreement and the Closing, upon the written request of any Party, each Party shall (i) through their respective transition teams, cooperate in good faith with the other Party and use commercially reasonable efforts to review the schedules to the Transition Services Agreement and (ii) negotiate in good faith any amendment, update or supplement to the schedules to the Transition Services Agreement that is proposed in writing by the other Party. If the Parties agree in writing on the specific terms and conditions of any such amendment, update or supplement, then the Parties shall enter into any such amendment, update or supplement pursuant to Section 8.1 of the Transition Services Agreement. Notwithstanding the foregoing, no Party’s obligation to effect the Closing shall be subject to any such amendment, supplement or update being agreed to or entered into prior to or at the Closing.

Section 5.17    Headquarters Agreement.    No Party’s obligation to effect the Closing shall be subject to the Parties entering into, or the finalization of, any Headquarters Agreement.

Section 5.18    Monthly Financial Statements.    With respect to the Business only, prior to the Closing, the Seller shall use commercially reasonable efforts to make available to the Purchaser copies of (a) the unaudited, pre-tax combined balance sheet of the Business and the related unaudited, pre-tax combined statement of operations and the unaudited, pre-tax combined statement of cash flows, in each case, for each calendar month ending between the date of this Agreement and the Closing (the “Monthly Financial Statements”), which Monthly Financial Statements shall be prepared in accordance with the Seller’s and Education Entities’ past practices, and (b) a statement of the actual amounts of each of (i) Business EBITDA, (ii) Cash Over Revenue, (iii) the Business Capital Expenditures, (iv) the Allocated Business Expense Amount, and (v) the Accrued and Unpaid Education Bonuses, for each calendar month ending between the date of this Agreement and the Closing (the “Monthly Business Cash Results”), in each case, as they are finalized and no later than (i) the thirty-fifth (35th) day following the last day of each such month (other than for September 2017) and (ii) November 29, 2017 for September 2017. Concurrently with the delivery of the Monthly Business Cash Results, the Seller shall deliver a report of the Consolidated Cash as of the end of the applicable month. No later than five (5) Business Days prior to the anticipated Closing Date, the Seller shall deliver to the Purchaser and the Health Care Buyer its good faith estimate of the Consolidated Cash as of 11:59 p.m. Washington DC time on the day prior to the

Closing Date. From the date hereof until the Closing Date, the Seller shall provide Health Care Buyer with copies of the Monthly Financial Statements, the Monthly Business Cash Results and the Consolidated Cash reports, substantially concurrently with the delivery thereof to the Purchaser.

Section 5.19    Cooperation with Audit.    During the period beginning on the Closing Date and ending on the date that is eighteen (18) months after the Closing Date, the Seller shall use commercially reasonable efforts, upon reasonable advance notice by the Purchaser or any Education Entity and during normal business hours, to cooperate with the Purchaser Group, the Education Entities, and their respective Representatives’ (at the Purchaser Group’s sole cost and expense) reasonable requests for assistance with an audit of the financial statements of the Business that the Purchaser and/or any Education Entity elects to have performed following the Closing; provided, that the Seller’s obligations under this Section 5.19 shall be limited to providing assistance for the three fiscal years ended December 31, 2016, 2015, 2014 and the period from January 1, 2017 and ending on the Closing Date.

Section 5.20    The Purchaser.    Prior to the Closing, the Purchaser shall not engage in any activity of any nature except for activities related to or in furtherance of transactions contemplated by this Agreement.

Section 5.21    Confidentiality and Standstill Agreements.    The Seller shall not, and shall not permit any of its Subsidiaries to, amend any provisions of or waive any rights under any confidentiality or nondisclosure agreements entered into with other potential purchasers of the Business (including any potential purchasers of both the Health Care Business and the Business and any potential purchasers of the Health Care Business that also received confidential information regarding the Business) (each a “Process NDA”) in any manner that would be adverse to the Business following the Closing without the prior written consent of the Purchaser Group; provided, however, nothing in this Section 5.21 shall prohibit or otherwise restrict the Seller from granting any waiver, amendment or release under any confidentiality agreement, standstill agreement or similar agreement solely to the extent necessary to allow a Seller Takeover Proposal to be made to the Seller or the Seller Board (or any committee thereof). The Seller shall notify the Purchaser Group in writing as soon as reasonably practicable after becoming aware of a breach of any Process NDA with respect to confidential information regarding the Business and the Seller shall, at the request of the Purchaser Group and at the Purchaser Group’s sole cost, enforce the provisions of any Process NDA against the counterparty thereto with respect to any such breach.

Section 5.22    Intracompany Arrangements.    All intracompany (payables and receivables) accounts between the Seller or any of its Subsidiaries (other than the Education Entities), on the one hand, and any Education Entity on the other hand, that remain in existence immediately prior to the Closing, shall be cancelled without consideration or further liability to any party and without the need for any further documentation, immediately prior to the Closing.

Section 5.23    Business Cash Forecast.    If the Closing is not reasonably expected to occur on or prior to December 31, 2017, then no later than December 15, 2017, the Seller shall deliver to the Purchaser an updated forecast of Business Cash for each month of the first quarter of fiscal year 2018, calculated in accordance with the Business Cash Forecast.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01    Conditions to Each Party’s Obligation to Effect the Transactions.    The obligation of each Party to effect the Closing is subject to the satisfaction or waiver (by such Party) at or prior to the Closing of the following conditions:

(a)    HSR Clearance.    The waiting period (and any extension of such period) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or otherwise been terminated (the “HSR Clearance”).

(b)    No Legal Restraints.    No Law and no Judgment, whether preliminary, temporary or permanent, shall be in effect that would prevent the consummation of the transactions on the terms contemplated by this Agreement (any such Law or Judgment, a “Legal Restraint”).

Section 6.02    Conditions to Obligations of the Seller.    The obligation of the Seller to effect the Closing is further subject to the satisfaction or waiver (by the Seller) at or prior to the Closing of the following conditions:

(a)    Representations and Warranties.    The representations and warranties of the Purchaser Group in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Purchaser Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such date (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Purchaser Material Adverse Effect” set forth therein), would not reasonably be expected to result in, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b)    Performance of Covenants and Agreements of the Purchaser Group.    The Purchaser Group shall have performed in all material respects all covenants and obligations required to be performed and complied by them under this Agreement at or prior to the Closing.

(c)    Officer’s Certificate.    The Seller shall have received a certificate signed on behalf of the Purchaser Group by an executive officer of the Purchaser Group certifying the satisfaction by the Purchaser Group of the conditions set forth in Section 6.02(a) and Section 6.02(b).

(d)    Health Care Transactions.    The Health Care Transactions and the other transactions contemplated by the Health Care Merger Agreement shall have all conditions satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the Health Care Transaction, each of which is then capable of being satisfied at the closing of the Health Care Transaction), and each of the Seller, Health Care Buyer and Health Care Merger Sub shall be in a position to consummate the Merger immediately following or concurrently with the Closing; provided that this condition shall cease to be a condition and be deemed to have been automatically waived by the Seller in the event the Health Care Merger Agreement has been terminated (other than pursuant to Section 7.01(c)(i) of the Health Care Merger Agreement) and the Seller has not validly exercised its right to terminate this Agreement pursuant to Section 7.01(c)(iii) by the earlier of (i) the expiration of the time period contemplated in Section 7.01(c)(iii) and (ii) 5:00 p.m. Washington, DC time on the third (3rd) Business Day prior to the End Date.

Section 6.03    Conditions to Obligations of the Purchaser Group.    The obligation of the Purchaser Group to effect the Closing is further subject to the satisfaction or waiver (by the Purchaser) at or prior to the Closing of the following conditions:

(a)    Representations and Warranties.    (i) The representations and warranties of the Seller in this Agreement (except for the representations and warranties in Sections 3.02, 3.03, 3.04 and 3.07(b) shall be true and correct (without giving effect to any limitation as to “materiality” or “Business Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such date (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Business Material Adverse Effect” set forth therein), would not reasonably be expected to result in, individually or in the aggregate, a Business Material Adverse Effect, (ii) the representations and warranties of the Seller in Sections 3.02, 3.03 and 3.04 shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time) and (iii) the representations and warranties of the Seller made in Section 3.07(b) shall be true and correct in all respects at and as of the Closing Date as if made at and as of such date (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time).

(b)    Performance of Covenants and Agreements of the Seller.    The Seller shall have performed in all material respects all covenants and obligations required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c)    Absence of Business Material Adverse Effect.    Since the date of this Agreement, no Business Material Adverse Effect shall have occurred and be continuing.

(d)    Officer’s Certificate.    The Purchaser shall have received a certificate signed on behalf of the Seller by an executive officer of the Seller certifying the satisfaction by the Seller of the conditions set forth in Section 6.03(a), Section 6.03(b) and Section 6.03(c).

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.01    Termination Rights; Termination Procedure.

(a)    Termination by Mutual Agreement.    The Seller and the Purchaser shall have the right to terminate this Agreement at any time prior to the Closing by mutual written agreement.

(b)    Termination by Either the Seller or the Purchaser.    Each Party shall have the right to terminate this Agreement, at any time prior to the Closing, if:

(i)    the Closing shall not have occurred by 5:00 p.m. Washington, DC time on the date that is seven (7) months after the date of this Agreement (the “End Date”); provided, however, that neither the Seller nor the Purchaser may terminate this Agreement pursuant to this Section 7.01(b)(i) if it is in breach of any of its covenants or agreements and such breach has caused or resulted in either the failure of the Closing to have occurred on or prior to the 5:00 p.m. Washington, DC time on the End Date; or

(ii)    the condition set forth in Section 6.01(b) is not satisfied and the Legal Restraint giving rise to such nonsatisfaction has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(ii) shall not be available to any Party if such failure to satisfy the condition set forth in Section 6.01(b) is the result of a failure of such Party to comply with its covenants and agreements under this Agreement; or

(c)    Termination by the Seller.    The Seller shall have the right to terminate this Agreement prior to:

(i)    receiving the Seller Stockholder Approval, in order to enter into a definitive, written Contract for a Superior Seller Proposal either concurrently with or immediately following such termination; provided that (1) the Seller has complied with its obligations under Section 5.02 in all material respects and (2) if Parent has provided wiring instructions in writing to the Seller for payment of the Seller Termination Fee no later than two (2) Business Days prior to the earliest date on which the Seller would be permitted to terminate this Agreement under this Section 7.01(c)(i) without giving effect to this clause (2), the Seller pays Parent the Seller Termination Fee pursuant to Section 7.03(a)(i) prior to or concurrently with such termination;

(ii)    the Closing, if the Purchaser Group breaches or fails to perform any of its covenants or agreements in this Agreement, or if any of the representations or warranties of the Purchaser Group in this Agreement fails to be true and correct, which breach or failure (1) would give rise to the failure to satisfy a condition set forth in Section 6.01, Section 6.02(a) or Section 6.02(b), as applicable, and (2) (A) is not reasonably capable of being cured by the Purchaser Group by the End Date or (B) if reasonably capable of being cured by the Purchaser Group by the End Date, the Seller has delivered to the Purchaser written notice of such breach and such breach is not cured by the Purchaser Group by the earlier of (1) the End Date and (2) the date that is thirty (30) days after delivery of such notice; provided, however, that the Seller shall not have the right to terminate this Agreement under this Section 7.01(c)(ii) if the Seller is then in breach of any covenant or agreement in this Agreement or any representation or warranty of the Seller in this Agreement then fails to be true and correct, in each case, such that any condition set forth in Section 6.01, Section 6.03(a) or Section 6.03(b), as applicable, could not then be satisfied; or

(iii)    the Closing, if the Health Care Merger Agreement has been terminated (other than pursuant to Section 7.01(c)(i) of the Health Care Merger Agreement); provided that the Seller’s right to terminate this Agreement pursuant to this Section 7.01(c)(iii) will expire at 5:00 p.m., Washington, DC time, on the fifth (5th) Business Day following the date on which the Health Care Merger Agreement has been terminated.

(d)    Termination by the Purchaser.    The Purchaser shall have the right to terminate this Agreement prior to the Closing if the Seller breaches or fails to perform any of its covenants or agreements in this Agreement, or if any of the representations or warranties of the Seller in this Agreement fails to be true and correct, which breach or failure (1) would give rise to the failure to satisfy a condition set forth in Section 6.01, Section 6.03(a) or Section 6.03(b), as applicable, and (2) (A) is not reasonably capable of being cured by the Seller by the End Date or (B) if reasonably capable of being cured by the Seller by the End Date, the Purchaser has delivered to the Seller written notice of such breach and such breach is not cured by the Seller by the earlier of (1) the End Date and (2) the date that is thirty (30) days after delivery of such notice; provided, however, that the Purchaser shall not have the right to terminate this Agreement under this Section 7.01(d) if the Purchaser Group is then in breach of any covenant or agreement in this Agreement or any representation or warranty of the Purchaser Group in this Agreement then fails to be true and correct, in each case, such that any condition set forth in Section 6.01, Section 6.02(a) or Section 6.02(b), as applicable, could not then be satisfied.

(e)    Termination Procedure.    This Agreement may be terminated only pursuant to Section 7.01(a)–(d). In order to terminate this Agreement, the Party desiring to terminate this Agreement shall give written notice of such termination to the other Parties in accordance with Section 10.03, specifying the provision of this Agreement pursuant to which such termination is effected. Notwithstanding anything to the contrary herein, this Agreement may not be terminated by the Seller, the Health Care Buyer or the Surviving Corporation following the Closing for any reason (including in respect of Section 5.02) without the prior written consent of the Purchaser.

Section 7.02    Effect of Termination.    In the event this Agreement is terminated as provided in Section 7.01, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of the Seller or the Purchaser Group (or any stockholder, Affiliate or Representative thereof), whether arising before or after such termination, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter of this Agreement (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity), except for (a) the last sentence of Section 5.03(c), Section 5.07, this Section 7.02, Section 7.03, Section 7.04, Section 7.05 and Article X, which provisions shall survive such termination and (b) subject to Section 7.03(b), liability of any Party (whether or not the terminating Party) for any Willful Breach of this Agreement prior to such termination, which liabilities shall survive the termination of this Agreement. For purposes of this Agreement, “Willful Breach” means a breach of this Agreement that is a consequence of an act or omission undertaken by the breaching Party with the knowledge or intent that the taking of, or the omission of taking, such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement; provided that, without limiting the meaning of Willful Breach, any failure of the Purchaser Group to consummate the Closing when required under Section 1.03 shall constitute a Willful Breach by the Purchaser Group.

Section 7.03    Termination Fees.

(a)    Seller Termination Fee.

(i)    If the Seller terminates this Agreement pursuant to Section 7.01(c)(i), the Seller shall pay to Parent a fee of $47,000,000 in cash (the “Seller Termination Fee”) (to an account designated in writing by Parent) concurrently with or prior to such termination; provided, however, that, if Parent has not provided wiring instructions in writing to the Seller for payment of the Seller Termination Fee at least two (2) Business Days prior to such termination, the Seller shall not be required to pay the Seller Termination Fee pursuant to this Section 7.03(a)(i) until two (2) Business Days after Parent has provided such wiring instructions in writing to the Seller.

(ii)    (1) If the Seller terminates this Agreement pursuant to Section 7.01(c)(iii) (and, at the time of such termination, the Seller would not be permitted to terminate this Agreement under Section 7.01(c)(ii)), disregarding any notice or cure period therein) or (2) if either Party terminates this Agreement pursuant to Section 7.01(b)(i) and, at the time of such termination pursuant to Section 7.01(b)(i), all of the conditions set forth in Article VI have been and continue to be satisfied or waived (other than Section 6.02(d) or those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing), then the Seller shall pay to Parent, by wire transfer of immediately available funds to the account designated by Parent, the Seller Termination Fee (provided, however, that for purposes of this Section 7.03(a)(ii), the amount of the Seller Termination Fee shall be $42,000,000) in cash, not later than the later of (A) two (2) Business Days after such termination and (B) two (2) Business Days after Parent has provided wiring instructions in writing to the Seller for payment of the Seller Termination Fee.

(iii)    The Parties agree that, if the Seller fails to pay in a timely manner any amount due pursuant to Section 7.03(a)(i) or 7.03(a)(ii), and, in order to obtain such payment, Parent commences a Claim that results in a Judgment against the Seller for the applicable amount set forth in Section 7.03(a)(i) or 7.03(a)(ii), or any portion thereof, then (1) the Seller shall reimburse Parent for all out-of-pocket costs and expenses (including disbursements and reasonable fees of counsel) incurred by Parent in connection with the collection under and enforcement of Sections 7.03(a)(i) or 7.03(a)(ii) and (2) the Seller shall pay to Parent interest on such amount awarded in such Judgment from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 2%.

(iv)    If this Agreement is terminated under circumstances in which the Seller is obligated to pay the Seller Termination Fee under Section 7.03(a)(i) or 7.03(a)(ii), upon payment of the Seller Termination Fee (including the Seller Termination Fee in the amount specified in Section 7.03(a)(ii)), and any costs, expenses or interest owed under Section 7.03(a)(iii), the Seller shall have no further liability with respect to this Agreement or the transactions contemplated by this Agreement to the Purchaser Group or any of its Affiliates or Representatives, and payment of the Seller Termination Fee (including the Seller Termination Fee in the amount specified in Section 7.03(a)(ii)), and any costs, expenses or interest owed under Section 7.03(a)(iii), shall be the Purchaser Group’s sole and exclusive remedy for any Claims or Losses, including attorneys’ fees and disbursements, suffered or incurred by the Purchaser Group, the Purchaser Group’s Subsidiaries and any other Person in connection with this Agreement or the transactions contemplated by this Agreement or any matter forming the basis for such termination, and the Purchaser Group shall not have, and expressly waives and relinquishes, any other right, remedy or recourse (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity). In no event shall the Seller be required to pay the Seller Termination Fee on more than one (1) occasion, including after the Seller has paid the Seller Termination Fee in the amount specified in Section 7.03(a)(ii)).

(b)    Parent Liability Limitation.

(i)    Under no circumstances will the collective monetary damages payable by Parent, the Purchaser or any of their Affiliates for breaches under this Agreement, the Guaranty or the Equity Commitment Letter exceed an amount equal to the sum of $90,000,000, plus the Reimbursement Obligations in the aggregate for all such breaches (the “Parent Liability Limitation”). In no event will any of the Seller Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Parent Liability Limitation against (1) Parent, the Purchaser or the Guarantor or (2) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Financing Sources, Affiliates (other than Parent, the Purchaser or the Guarantor), members, managers, general or limited partners, stockholders and assignees of each of Parent, the Purchaser and the Guarantor (the Persons in clauses (1) and (2) collectively, the “Parent Related Parties”), and in no event will the Seller and its Subsidiaries (other than the Education Entities) be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Parent Liability Limitation against the Parent Related Parties for, or with respect to, this Agreement, the Equity Commitment Letter, the Guaranty or the transactions contemplated hereby and thereby (including, any breach by the Guarantor, Parent or the Purchaser), the termination of this Agreement, the failure to consummate the Closing or any claims or actions under applicable law arising out of any such breach, termination or failure; provided that the foregoing shall not preclude any liability of the Financing Sources to Parent, the Purchaser or the Education Entities party to the definitive agreements relating to the Debt Financing, nor limit Parent, the Purchaser or the Education Entities from seeking to recover any such damages or obtain equitable relief from or with respect to any Financing Source pursuant to the definitive agreements relating to the Debt Financing subject to the terms therein. Other than the Guarantor’s obligations under the Guaranty and the Equity Commitment Letter and other than the obligations of Parent and the Purchaser to the extent expressly provided in this Agreement, in no event will any Parent Related Party or any other Person other than the Guarantor, Parent and the Purchaser have any liability for monetary damages to the Seller or any other Person relating to or arising out of this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything herein to the contrary, in the event that the Closing is consummated, this Section 7.03(b)(i) shall not apply and monetary damages liability shall be governed exclusively by Article VIII.

(ii)    In no event will the Seller seek or obtain, nor will they permit any of its Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award against any “Non-Recourse Parent Party” (as defined in the Equity Commitment Letter, which excludes, for the avoidance of doubt, the Guarantor, Parent and the Purchaser) with respect to this Agreement, the Equity Commitment Letter or the Guaranty or the transactions contemplated by this Agreement and thereby (including any breach by the Guarantor, Parent or the Purchaser), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure, other than from Parent or the Purchaser to the extent expressly provided for in this Agreement or the Guarantor to the extent expressly provided for in the Guaranty and the Equity Commitment Letter.

(iii)    The Parties acknowledge and agree that, if (1) a Willful Breach of this Agreement by Parent or the Purchaser causes the failure of a condition to the Closing set forth in Section 6.01 or Section 6.02 to be satisfied and (ii) as a result of such failure, the Seller becomes obligated to pay the “Company Termination Fee” (as defined in the Health Care Merger Agreement) under Section 7.03(a)(iv) of the Health Care Merger Agreement, then, the monetary damages that the Seller shall be entitled to seek pursuant and subject to the terms and limitations of Section 7.03(b)(ii)-(ii) (including the Parent Liability Limitation) may (but shall not definitively) include (1) the amount of such “Company Termination Fee,” and (2) all out-of-pocket costs and expenses (including disbursements and reasonable fees of counsel, fees or other professionals and experts, and court costs) incurred by the Seller in connection with any Claim in respect of recovery under this Section 7.03(b)(iii).

(c)    The provisions of Section 7.03(a) and Section 7.03(b) are an integral part of the transactions contemplated by this Agreement and, without such provisions, the Parties would not have entered into this Agreement. Each Party acknowledges and agrees, on behalf of itself and its Affiliates, that the payment of the Seller Termination Fee is not a penalty but instead is liquidated damages in a reasonable amount that shall compensate the Purchaser Group and its Affiliates in the circumstances in which the Seller Termination Fee is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision.

Section 7.04    Amendment.    This Agreement may be amended, modified and supplemented in any and all respects any time prior to the Closing with respect to any of the terms of this Agreement; provided that any such amendment, modification or supplement shall be effective only if it is set forth in an instrument in writing executed by each Party. Notwithstanding anything to the contrary contained herein, Sections 7.03(b)(i), 10.06, 10.08, 10.11, 10.15 and this Section 7.04 (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of the foregoing sections) may not be amended, modified, waived or terminated in a manner that impacts or is adverse to the Financing Sources without the prior written consent of the Financing Sources.

Section 7.05    Extension; Waiver.    The Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements in this Agreement or (d) waive the satisfaction of any of the conditions in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VIII

INDEMNIFICATION

Section 8.01    Survival.    The representations and warranties of the Parties contained in this Agreement shall not survive the Closing, and all Claims with respect thereto shall terminate at and as of the Closing. All of the covenants and agreements of the Parties contained in this Agreement that, by their terms, are to be performed or complied with in their entirety at or prior to the Closing, and all Claims with respect thereto, shall terminate at and as of the Closing. All of the covenants and agreements of the Parties contained in this Agreement that, by their terms, are to be performed or complied with in whole or in part after the Closing, and all Claims with respect thereto, shall survive for the period provided in such covenants and agreements, if any, or until performed in accordance with their respective terms. Notwithstanding the foregoing, if a Claim Notice with respect to a Claim for indemnification under Section 8.02 has been delivered pursuant to Section 8.03 prior to the expiration of the applicable survival period set forth in this Section 8.01, the covenants or agreements that are the subject of such Claim Notice shall survive with respect to the matters set forth in such Claim Notice until such Claim is finally and fully resolved. This Section 8.01 shall operate as a contractual statute of limitations.

Section 8.02    Indemnification.

(a)    From and after the Closing, subject to the other provisions of this Article VIII, the Seller shall indemnify the Purchaser Group, its Affiliates and its and their respective Representatives (collectively, the “Purchaser Indemnified Persons”) for, and defend and hold the Purchaser Indemnified Persons harmless from and against, any and all Losses actually suffered, paid or incurred by any Purchaser Indemnified Person as a result of or related to:

(i)    any breach after the Closing of any covenant or agreement of the Seller or any of its Subsidiaries set forth in this Agreement and any Ancillary Agreement (other than the Transition Service Agreement);

(ii)    any Excluded Liabilities, including the failure of the Seller or any other Person to pay, perform, fulfill, discharge or, to the extent applicable, comply with, in due course and in full, any Excluded Liabilities; and

(iii)    any Excluded Assets.

(b)    From and after the Closing, subject to the other provisions of this Article VIII, the Purchaser Group shall indemnify the Seller, its Affiliates and its and their respective Representatives (collectively, the “Seller Indemnified Persons”) for, and defend and hold the Seller Indemnified Persons harmless from and against, any and all Losses actually suffered, paid or incurred by any Seller Indemnified Person as a result of or related to:

(i)    any breach after the Closing of any covenant or agreement of the Purchaser Group set forth in this Agreement and any Ancillary Agreement (other than the Transition Service Agreement); and

(ii)    any Assumed Liabilities, including the failure of the Purchaser Group or any other Person to pay, perform, fulfill, discharge or, to the extent applicable, comply with, in due course and in full, any Assumed Liabilities; and

(iii)    any Transferred Assets, subject to the provisions of Section 2.05 and Section 2.06.

Section 8.03    Indemnification Procedures.

(a)    Any Person seeking indemnification under Section 8.02 (each, an “Indemnified Person”) shall assert any Claim for indemnification, including any Third-Party Claim, by delivering written notice thereof (a

“Claim Notice”) in accordance with Section 10.03 to the Party from which indemnification is sought pursuant to Section 8.02 (the “Indemnifying Party”) as soon as reasonably practicable upon becoming aware of any fact or circumstance that may give rise to an indemnification Claim under Section 8.02, provided, that the failure to give such notice shall not eliminate the right to indemnification provided hereunder except, and solely to the extent that, the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. Each Claim Notice shall describe in reasonable detail the nature of the Claim, shall reference the provision or provisions of this Agreement under which the Claim is asserted and, if applicable, the applicable sections of this Agreement which are alleged to have been breached by the Indemnifying Party, and attach copies of all material written evidence thereof that the Indemnified Person has received from any Person that is not a Party or a Person Affiliated with a Party (a “Third Party”). The date of delivery of such Claim Notice is referred to herein as the “Claim Date.” If the Indemnifying Party objects to any Claims within such Claim Notice, such objection must be made in writing delivered to the Indemnified Person within thirty (30) days after the Claim Date (the “Objection Notice”). The Indemnified Person and the Indemnifying Party shall attempt to resolve any dispute for a period of thirty (30) days from the date of the delivery of the Objection Notice to the Indemnified Person and thereafter, such dispute may be resolved in the manner contemplated by Section 10.11. If a Claim Notice was delivered to the Indemnifying Party and no Objection Notice was delivered to the Indemnified Person within thirty (30) days after the Claim Date, then the Indemnifying Party shall be deemed to have irrevocably agreed to pay the Losses at issue in the Claim Notice, subject to the terms and conditions set forth herein.

(b)    Upon receipt by an Indemnifying Party of a Claim Notice in respect of a Claim brought by a Third Party (a “Third-Party Claim”), the Indemnifying Party shall be entitled to (i) assume and have sole control over the defense and investigation of such Third-Party Claim at its sole cost and expense (subject to the last sentence of this Section 8.03(b)) and with counsel of its own choosing, provided such counsel is reasonably acceptable to the Indemnified Person, if it gives notice of its intention to do so to the Indemnified Person within thirty (30) days after the delivery of such Claim Notice by the Indemnified Person and (ii) negotiate a settlement or compromise of, or consent to the entry of a Judgment with respect to, such Claim; provided that, if such settlement, compromise or consent does not include a full release by such Third Party of all applicable Indemnified Persons for all Losses with respect to such Third-Party Claim, such settlement, compromise or consent shall be permitted only with the prior written consent of such Indemnified Person (whether or not such Indemnified Person is an actual or potential party to such Third-Party Claim), which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party elects to assume control of the defense and investigation of any such Third-Party Claim, then the Indemnified Person shall be entitled to participate in (but not control) such defense and investigation with counsel reasonably acceptable to the Indemnifying Party at such Indemnified Person’s sole cost and expense.

(c)    Notwithstanding anything to the contrary in Section 8.04(b), the Indemnifying Person shall not be entitled to assume and control the defense or investigation of any Third-Party Claim that (i) seeks an injunction or other equitable relief against an Indemnified Person or (ii) involves an allegation that an Indemnified Person committed a criminal act. If, within thirty (30) days after delivery by an Indemnified Person of any Claim Notice with respect to a Third-Party Claim, the Indemnifying Party (1) (A) notifies such Indemnified Person in writing that the Indemnifying Party does not elect to defend and investigate such Third-Party Claim or (B) fails to deliver to the Indemnified Party a written election to assume the defense and investigation of such Third-Party Claim or (2) is not entitled to assume the defense or investigation of such Third-Party Claim, then (I) such Indemnified Person may, at its option, defend, investigate, settle or compromise, or consent to an entry of a Judgment with respect to, such Third-Party Claim; provided that any such settlement, compromise or consent shall be permitted only with the written consent of the Indemnifying Party (whether or not the Indemnifying Party is an actual or potential party to such Third-Party Claim), which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, any such consent shall not represent the agreement of the Indemnifying Party that any such Third Party Claims is an indemnifiable Claim under this Agreement or the amount of Losses recoverable hereunder, and (II) the Indemnifying Party may participate in (but not control) any such defense and investigation at its sole cost and expense.

(d)    Notwithstanding anything in this Section 8.03 to the contrary, Article IX shall govern for purposes of any Third Party Claim that is a Tax Claim.

Section 8.04    Limitations on Indemnification.

(a)    Except with respect to any fraud, the indemnification obligations of the Seller under Section 8.02(a)(ii) and Section 8.02(a)(iii) and the Purchaser under Section 8.02(b)(ii) and Section 8.02(b)(iii) shall survive until the third (3rd) anniversary of the Closing Date (the “Survival Date”); provided, however, that, in each case, all such obligations shall survive with respect to, and to the extent of, any Claim for which a Claim Notice shall have been delivered to the Indemnifying Party on or prior to the Survival Date until such claim shall have been finally resolved or judicially determined in accordance with the terms of this Article VIII. Other Indemnification Provisions. The amount of indemnifiable Losses which the Indemnifying Party is or may be required to pay to any Indemnified Person pursuant to this Article VIII shall be reduced (retroactively, if necessary) by any insurance proceeds (net of reasonable and documented out-of-pocket recovery costs and any increase in insurance premiums) actually received by such Indemnified Person related to such indemnifiable Losses, and an Indemnified Person shall use commercially reasonable efforts to receive or recover such insurance proceeds. If an Indemnified Person shall have received the payment required by this Agreement from the Indemnifying Party in respect of indemnifiable Losses and subsequently receives (or any of its Affiliates shall subsequently receive) any insurance proceeds in respect of such indemnifiable Losses, then such Indemnified Person shall promptly repay, or cause to be repaid, to the Indemnifying Party a sum equal to the amount of such insurance proceeds actually received.

(b)    In addition to the requirements of Section 8.04(a), each Indemnified Person shall mitigate all indemnifiable Losses as required by applicable Law. In the event an Indemnified Person fails to take such actions, such Indemnifying Party shall have no Liability for any portion of such indemnifiable Losses that reasonably could have been avoided had such Indemnified Person taken such actions.

(c)    Subject to the rights of any Person providing insurance as contemplated by Section 8.04(a), the Indemnifying Party shall be subrogated to any right, defense or Claim that the Indemnified Person may have against any other Person with respect to any matter giving rise to a Claim for indemnification hereunder. Such Indemnified Person shall cooperate with the Indemnifying Party in a reasonable manner, at the sole cost and expense of the Indemnifying Party, in presenting any subrogated right, defense or Claim.

(d)    In no event shall the Purchaser Indemnified Parties (as a group) or the Seller Indemnified Parties (as a group) have aggregate liability in excess of the Closing Cash Consideration under this Agreement.

(e)    If the Closing occurs, other than with respect to fraud, the indemnification provided in this Article VIII and Article IX shall be the sole and exclusive remedy available to any Party or its Affiliates or Representatives for any Claims or Losses (i) arising out of or related to any breach of any covenant or agreement in this Agreement and, except as set forth in any Ancillary Agreement, any Ancillary Agreement and (ii) otherwise in respect of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, after the Closing, no breach of any covenant or agreement in this Agreement, individually or in the aggregate, shall give rise to any right on the part of any Party to rescind this Agreement or the Transaction.

(f)    All indemnifiable Losses shall be determined without duplication of recovery under other provisions of this Agreement or any other document or agreement delivered in connection with this Agreement. Without limiting the generality of the prior sentence, if a set of facts, conditions or events constitutes a breach of more than one (1) representation, warranty, covenant or agreement of this Agreement that is subject to an indemnification obligation under this Article VIII and Article IX, only one (1) recovery of indemnifiable Losses shall be allowed with respect to such set of facts, conditions or events, and in no event shall there be any indemnification or duplication of payments or recovery under different provisions of this Agreement arising out of the same set of facts, conditions or events.

(g)    Neither Party shall have any right to off-set or set-off any payment due pursuant to this Article VIII or Article IX.

(h)    The Purchaser Group and the Seller agree to treat, and to cause their respective Affiliates to treat, for all Tax purposes, any payment made under this Article VIII or Article IX, to the maximum extent permitted by applicable Law, as an adjustment to the Purchase Price.

ARTICLE IX

TAX MATTERS

Section 9.01    Seller Tax Indemnification.    From and after the Closing, subject to the other provisions of this Article IX, the Seller shall indemnify the Purchaser for, and defend and hold the Purchaser harmless from and against, any and all Losses actually suffered, paid or incurred by the Purchaser, the Subsidiaries of the Purchaser (including, after the Closing, the Education Entities) and their respective officers, directors, agents, attorneys and employees (collectively, the “Purchaser Tax Indemnified Parties”) as a result of or related to (a) any Health Care Business Taxes, (b) Transfer Taxes for which the Seller is responsible under Section 9.09, and (c) any costs and expenses, including reasonable legal fees and expenses, attributable to any item described in the foregoing clauses (a)-(b)).

Section 9.02    Purchaser Tax Indemnification.    From and after the Closing, the Purchaser Group shall indemnify the Seller for, and defend and hold the Seller harmless from and against, any and all Losses actually suffered, paid or incurred by the Seller, the Subsidiaries of the Seller and their respective officers, directors, agents, attorneys and employees (collectively, the “Seller Tax Indemnified Parties”) as a result of or related to any (a) Education Business Taxes, (b) Taxes arising from any action or transaction by the Purchaser Group, the Education Entities or their respective Affiliates outside of the ordinary course of business on the Closing Date after the Closing, (c) Transfer Taxes for which the Purchaser Group is responsible under Section 9.09; and (d) costs and expenses, including reasonable legal fees and expenses, attributable to any item described in the foregoing clauses (a)–(c).

Section 9.03    Tax Returns.    Except as otherwise provided in Section 9.11:

(a)    The Seller shall prepare and timely file, or shall cause to be prepared and timely filed, (i) any combined, consolidated or unitary Tax Return that includes the Seller or any of its Affiliates (other than the Education Entities), on the one hand, and any of the Education Entities or their respective Subsidiaries, on the other hand (a “Combined Tax Return”), (ii) any other Tax Return required to be filed by or with respect to the Education Entities (an “Education Entity Return”) that is due (taking into account any extensions validly obtained) on or prior to 11:59 p.m. Washington DC time on the day prior to the Closing Date and (iii) any Tax Return (other than a Combined Tax Return) required to be filed by a Health Care Entity with respect to the Transferred Assets, the Assumed Liabilities or the Business (a “Health Care Entity Education Business Return”). Subject to the Purchaser Group’s obligations pursuant to Section 9.02 and this Section 9.03(a), the Seller shall timely remit, or cause to be timely remitted, all Taxes due in respect of such Tax Returns. All such Tax Returns shall be prepared in a manner consistent with past practices of the Seller and its Affiliates (including the Education Entities), except as otherwise required by applicable Law. The Seller shall not, and shall cause its Affiliates not to, amend or revoke any (1) Combined Tax Return (or any notification or election relating thereto) that reflects or includes Taxes for which the Purchaser Group may be liable under Section 9.02 or (2) any Education Entity Return or Health Care Entity Education Business Return (which shall be collectively referred to hereinafter as “Education Tax Returns”) without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, denied, conditioned or delayed). Not later than ten (10) Business Days prior to the due date (taking into account any extensions validly obtained) for the filing of any Tax Return required to filed by the Seller pursuant to this Section 9.03(a) following the Closing Date, the Seller shall provide to the Purchaser (i) in the case of any Education Entity Return, a copy of such Tax Return or (ii) in the case of a Combined Tax Return or a Health Care Entity Education Business Return, pro forma statements setting forth in sufficient detail any information relevant for determining the amount of any Education Business Taxes, if any, shown as due on such Tax Return, in each case for the Purchaser’s review and comment, and the Seller shall consider in good faith any reasonable comments made by the Purchaser with respect to Education Business Taxes shown as due on any such Tax Returns within five (5) Business Days of receipt of such Tax Returns or pro forma statements. The Purchaser shall promptly provide (or cause to be provided) to the Seller, in accordance with Section 9.05(a), any information reasonably requested by the Seller to facilitate the preparation and filing of any Tax Returns described in this Section 9.03(a), and the Purchaser shall use commercially reasonable efforts to prepare (or cause to be prepared) such information in a manner and on a timeline requested by the Seller, which information and timeline shall be consistent with the past practice of the Education Entities.

(b)    The Purchaser shall prepare and timely file or cause to be prepared and timely filed all Education Entity Returns other than those filed by the Seller pursuant to Section 9.03(a) prior to the Closing Date, and subject to the Seller’s obligations pursuant to Section 9.01, shall timely remit, or cause to be timely remitted, all Taxes due in respect of such Education Entity Returns.

Section 9.04    Tax Contests.

(a)    If any Taxing Authority asserts a Tax Claim, then the Party first receiving notice of such Tax Claim promptly shall provide written notice thereof to the other Party; provided, however, that the failure of such Party to give such prompt notice shall not relieve the other Party of any of its obligations under this Article IX, except to the extent that the other Party is materially and actually prejudiced by such failure. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority.

(b)    The Seller shall have the sole right to control, at its own expense, any Tax Proceeding relating to any Combined Tax Return or Health Care Entity Education Business Return filed by the Seller pursuant to Section 9.03(a); provided, however, that with respect to any such Tax Proceeding that could reasonably be expected to affect the Tax liability of the Purchaser Group or any Education Entity or result in a claim pursuant to Section 9.02 for Education Business Taxes: (i) the Seller shall provide the Purchaser with a timely and reasonably detailed account of each stage of such Tax Proceeding (including providing the Purchaser with copies of all written correspondence regarding such Tax Proceeding), (ii) the Seller shall consult with the Purchaser before taking any significant or material action in connection with such Tax Proceeding, (iii) the Seller shall consult with the Purchaser and offer the Purchaser an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (iv) the Seller shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, (v) the Purchaser Group shall be entitled to participate in such Tax Proceeding and attend any meetings or conferences with the relevant Taxing Authority and (vi) the Seller shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. The Seller may elect in writing not to control any Tax Proceeding that the Seller otherwise has the right to control pursuant to the preceding sentence. If the Seller makes such election with respect to a Tax Proceeding, the Purchaser Group shall have the right and obligation to conduct, at its own expense, such Tax Proceeding, and the provisions of the foregoing proviso shall apply, mutatis mutandis (substituting all references therein to “ the Seller” with “ the Purchaser” or “the Purchaser Group,” as applicable, all references therein to “ the Purchaser” or “the Purchaser Group,” with “ the Seller,” and all references therein to any “Education Entity” or “Education Business Taxes” with “Health Care Entity” or “Health Care Business Taxes,” as applicable), with respect to such Tax Proceeding.

(c)    The Purchaser Group shall have the sole right to control, at its own expense, any Tax Proceeding relating to (1) any Education Entity Return and (2) any Tax Return with respect to the Transferred Assets, the Assumed Liabilities or the Business other than a Combined Return or a Health Care Entity Education Business Return; provided, however, that for the avoidance of doubt, the Seller shall not have any liability with respect to any such Tax Proceeding and the Purchaser Group shall indemnify the Seller for, and defend and hold the Seller harmless from and against, any and all Education Business Taxes (and any costs and expenses, including reasonable legal fees and expenses, attributable thereto) actually suffered, paid or incurred by the Seller Indemnified Parties in respect of any such Tax Proceeding.

(d)    Notwithstanding anything to the contrary in this Agreement, the Seller shall have the exclusive right to control in all respects, and none of Parent, the Purchaser or any of their respective Affiliates shall be entitled to participate in, any Tax Proceeding with respect to any Tax Return of the Health Care Entities that does not relate to the Transferred Assets, the Assumed Liabilities or the Business and could not reasonably be expected to result in an indemnification claim pursuant to Section 9.02 or a Tax refund which the Purchaser Group would be entitled to pursuant to Section 9.07(b) and the Seller shall not be required to provide any Person with any such Tax Return or copy thereof in respect of such Tax Proceeding.

Section 9.05    Cooperation and Exchange of Information.

(a)    Not more than sixty (60) days after the receipt of a request from the Seller, the Purchaser shall, and shall cause its Affiliates to, provide to the Seller a package of Tax information materials, including schedules and work papers, requested by the Seller to enable the Seller to prepare and file all Tax Returns required to be prepared and filed by it pursuant to Section 9.03(a). The Purchaser shall prepare such package completely and accurately, in good faith and in a manner consistent with the Seller’s past practice.

(b)    Each Party shall, and shall cause its Affiliates to, provide to the other Party such cooperation, documentation and information as either of them reasonably may request in connection with (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a liability for Taxes or an indemnity obligation under this Article IX (including, without limitation, determining whether Taxes are Education Business Taxes or Health Care Business Taxes) or a right to refund of Taxes or (iii) preparing for or conducting any Tax Proceeding. Such cooperation and information shall include providing copies (w) in the case of any Education Entity Return, all relevant portions of such Tax Return and (x) in the case of any Combined Tax Return or a Health Care Entity Education Business Return, pro forma statements setting forth in sufficient detail any information relevant for determining the amount of any Education Business Taxes, if any, shown as due on such Tax Return (which information shall include the relevant data used to create such pro forma statements), in each case together with all relevant portions of relevant accompanying schedules, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property and other relevant information, which any such Party may possess; provided, further, that if an indemnification claim for Taxes is made pursuant to Section 9.01 or Section 9.02, the Party making such claim shall provide a copy of (y) in the case of an indemnification claim with respect to Taxes shown on any Education Entity Return, all relevant portions of such Tax Return and (z) in the case of an indemnification claim with respect to Taxes shown on any Combined Tax Return or a Health Care Entity Education Business Return, pro forma statements setting forth in sufficient detail any information relevant for determining the amount of any Education Business Taxes, if any, shown as due on such Tax Return (which information shall include the relevant data used to create such pro forma statements), in each case together with any accompanying schedules, to the Indemnifying Party. Each Party shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters of the Education Entities (or with respect to the Transferred Assets, the Assumed Liabilities and the Business) for their respective Tax periods beginning before the Closing Date until the later of (1) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate and (2) seven (7) years following the due date (without extension) for such Tax Returns. Thereafter, the Party holding such Tax Returns or other documents may dispose of them unless the other Party first provides reasonable notice that it intends to take possession of such Tax Returns and other documents at such other Party’s expense. Each Party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.

Section 9.06    Tax Sharing Agreements.    The Seller shall terminate or cause to be terminated, on or before the Closing Date, all Tax sharing, allocation or indemnity agreements or arrangements (other than this Agreement), if any, to which any of the Education Entities, on the one hand, and any other Person (including the Health Care Entities), on the other hand, are parties, and none of the Education Entities, or any of their respective Affiliates, shall have any rights or obligations thereunder after the Closing.

Section 9.07    Payments, Refunds, Credits and Carrybacks.

(a)    Payments due to a Purchaser Tax Indemnified Party or a Seller Tax Indemnified Party under this Article IX shall be made within twenty (20) days following written notice, including relevant supporting calculations (such notice and calculations, the “Indemnification Notice”) by the indemnified Party that payment of such amounts to the appropriate Taxing Authority or other applicable third party is or was due by the indemnified Party, which Indemnification Notice shall be delivered as soon as reasonably practicable upon becoming aware of any fact or circumstance that gives rise to an indemnification claim under Section 9.01 or Section 9.02; provided, however, that if the indemnifying Party disputes any items set forth in such Indemnification Notice, it shall notify the indemnified Party (by written notice within ten (10) days of delivery of the relevant Indemnification Notice) of the dispute and the basis for its objection. If the indemnifying Party does not object by written notice within such period, the amount of Losses set forth on such Indemnification Notice shall be deemed accepted and agreed upon, and final, conclusive and binding upon the Parties. Otherwise, the Parties shall cooperate and act in good faith to resolve any disputes prior to the expiration of the twenty (20) day period within which the indemnifying Party is required to make payment pursuant to the first sentence of this Section 9.07(a), and, if the Parties are unable to resolve any disputed items within such period, the item or items in question shall be resolved by the Accountant as promptly as practicable. The determination by the Accountant of the amounts in the Indemnification Notice shall be final, binding and conclusive on the Parties. The fees and expenses of the Accountant shall be paid 50% by the Seller and 50% by the Purchaser Group. In the event of any dispute submitted to the Accountant pursuant to this Section 9.07(a), the indemnifying Party shall pay or cause to be paid to the indemnified Party, no later than three (3) days following the determination by the Accountant, any amounts shown as due on the final Indemnification Notice (as adjusted in accordance with the determination by the Accountant).

(b)    The Seller shall be entitled to any refunds or credits of or against any Health Care Business Taxes (but not including any such refunds or credits of any Education Entity). The Purchaser Group shall be entitled to any refunds or credits of or against any Education Business Taxes. Each Party shall pay, or cause its Affiliates to pay, to the Party entitled pursuant to this Section 9.07(b) to a refund or credit of Taxes, the amount of such refund or credit in readily available funds within fifteen (15) days of the actual receipt of the refund or credit or the application of such refund or credit against amounts otherwise payable, in each case net of any costs (including Taxes) to the Party receiving such refund or credit. To the extent permitted under applicable Law, all such Tax refunds will be claimed in cash rather than as a credit against future Tax liabilities.

(c)    The Purchaser Group shall cause the Education Entities to carry forward, where permitted by applicable Law, any item of loss, deduction or credit which arises in any taxable period ending after the Closing Date (a “Subsequent Loss”) into any taxable period beginning after the Closing Date.

Section 9.08    Elections.    Notwithstanding anything to the contrary contained herein, the Purchaser Group shall not make, and shall cause its Affiliates (including the Education Entities) not to make any election with respect to any Education Entity (including any election pursuant to Section 338(h)(10), Section 336(e) or Treasury Regulation Section 301.7701-3), which election would be effective on or prior to the Closing Date.

Section 9.09    Transfer Taxes.    Notwithstanding anything to the contrary in this Agreement, each of the Seller and the Purchaser Group shall be responsible for 50% of any Transfer Taxes and related fees imposed on or payable in connection with the transactions contemplated by this Agreement. The Party responsible under applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other Party. The Seller and the Purchaser shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

Section 9.10    Straddle Period.    In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, payroll, sales or receipts of the Education Entities and the Healthcare Entities for the portion of such Straddle Period ending on (and including) the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of any other Taxes of the Education Entities and the Healthcare Entities or any Taxes related to the Transferred Assets for a Straddle Period which relate to the portion of such Straddle Period ending on (and including) the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on (and including) the Closing Date and the denominator of which is the number of days in the Straddle Period.

Section 9.11    Tax Matters Coordination and Survival.    Notwithstanding anything to the contrary in this Agreement, indemnification with respect to Taxes and the procedures relating thereto shall be governed exclusively by this Article IX and the provisions of Article VIII (other than Section 8.04(e)–(h)) shall not apply. The covenants and agreements of the Seller and the Purchaser, including the indemnification obligations contained in this Article IX, shall survive the Closing Date until thirty (30) days following the expiration of the applicable statutory periods of limitations. The representations and warranties made pursuant to Section 3.08 shall not survive the Closing.

ARTICLE X

GENERAL PROVISIONS

Section 10.01    No Other Representations and Warranties.

(a)    Except for the representations and warranties expressly set forth in this Agreement, the Ancillary Agreements and any certificates delivered hereunder or thereunder, the Seller specifically acknowledges and agrees that none of Parent, the Purchaser or any of their respective Affiliates, Representatives or equity holders make, or has made, any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity). Except for the representations and warranties expressly set forth in this Agreement, the Ancillary Agreements and any certificates delivered hereunder or thereunder, the Seller hereby expressly disclaims and negates (i) any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity), including with respect to (1) the Education Entities or the Business or any of their respective businesses, assets, employees, Permits, liabilities, operations, prospects or condition (financial or otherwise) or (2) any opinion, projection, forecast, statement, budget, estimate, advice or other similar information (including information with respect to the future revenues, earnings, results or operations (or any component thereof), cash flows, financial condition (or any component thereof) or the future business and operations of the Education Entities or the Business, as well as any other business plan and cost-related plan information of the Education Entities or the Business), made, communicated or furnished (orally or in writing), or to be made, communicated or furnished (orally or in writing), to the Purchaser Group or any of its Affiliates or its Representatives, in each case, whether made by the Seller, the Education Entities or any of their respective Affiliates, Representatives or equity holders or any other Person (this clause (2), collectively, “Projections”) and (ii) all Liability for any such other representation or warranty or any Projection.

(b)    Except for the representations and warranties expressly set forth in this Agreement, the Ancillary Agreements and any certificates delivered hereunder or thereunder, the Purchaser Group (i) specifically acknowledges and agrees that neither the Seller, the Education Entities nor any of their respective Affiliates, Representatives or equity holders nor any other Person makes, or has made, any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity), including with respect to the Education Entities, the Business or their respective businesses, assets, employees, Permits, liabilities, operations, prospects, condition (financial or otherwise) or any Projection, and (ii) specifically acknowledges the Seller’s express disclaimer and negation of any such other representation or warranty or any Projection and of all liability and responsibility for any such other representation or warranty or any Projection. The Purchaser Group acknowledges and agrees that it has conducted its own independent investigation of the transactions contemplated by this Agreement (including with respect to the Education Entities, the Business and their respective businesses, operations, assets and liabilities) and, in making its determination to enter into this Agreement and proceed with the transactions contemplated by this Agreement, has relied solely on the results of such independent investigation and the representations and warranties expressly set forth in this Agreement, the Ancillary Agreements and any certificates delivered hereunder or thereunder.

Section 10.02    Release.    Effective as of the Closing, each Party, on behalf of itself and its Subsidiaries, agents, advisors, heirs and legal representatives, and each of their respective successors and assigns, hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, the other Party and its Subsidiaries and each of their respective past, present or future officers, managers, directors, equityholders, partners, members, employees, counsel and agents (each, a “Releasee”) of, from and against any and all actions, causes of action, demands, damages, costs, expenses, judgments, debts, dues or any other Liabilities and Claims of every kind, nature and description whatsoever, whether known or unknown, both in law and in equity, which such Party, its Subsidiaries or its or their successors or assigns ever had, now has or may have existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur on or before the Closing or any conditions existing or alleged to have existed on or before the Closing, to the extent arising out of or resulting from the ownership or operation of the Health Care Entities, the business of the Health Care Entities, the Business, the Education Stock, the Transferred Assets, the Excluded Assets, the Assumed Liabilities, or the Excluded Liabilities. In furtherance of the foregoing, the Party releasing the Released Party (the “Releasing Party”), for itself and on behalf of its Subsidiaries, hereby absolutely, irrevocably and unconditionally waives any and all rights and benefits with respect to any Liabilities and Claims that it now has, or in the future may have conferred upon it by virtue of any principle under Law which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor, in each case, other than any rights and benefits expressly set forth in this Agreement. In connection with the foregoing, the Releasing Party hereby acknowledges that it is aware that factual matters now unknown to it, the Released Party or any of their respective Affiliates may have given, or hereafter may give, rise to Liabilities and Claims under Law (including Environmental Law), and the Releasing Party further agrees that the releases and other provisions set forth in this Section 10.02 have been negotiated and agreed upon in light of that awareness, and the Releasing Party, for itself and its Subsidiaries, nevertheless hereby intends absolutely, irrevocably and unconditionally to release such Persons from all such Liabilities and Claims, except for the remedies expressly set forth in this Agreement. Notwithstanding the foregoing, each Party and their respective Affiliates, Subsidiaries, agents, advisors, heirs and legal representatives, and each of their respective successors and assigns, retain, and do not release, their rights and interests under the terms and conditions of this Agreement, the Health Care Merger Agreement, and the other documents entered into in connection herewith or therewith.

Section 10.03    Notices.    All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email (with written confirmation of transmission) or (c) one (1) Business Day after the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses, facsimile numbers and email addresses (or to such other address or email address as a Party may have specified by notice given to the other Party pursuant to this provision):

To the Purchaser Group:

c/o Vista Equity Partners Management, LLC
4 Embarcadero Center, 20th Floor
San Francisco, CA 94111
Attention:	David A. Breach
Michael Fosnaugh
Email:	dbreach@vistaequitypartners.com
mfosnaugh@vistaequitypartners.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
555 California Street, Suite 2700
San Francisco, CA 94104
Attention:	Stuart E. Casillas, P.C.
Joshua M. Zachariah, P.C.
Email:	casillas@kirkland.com
joshua.zachariah@kirkland.com

and

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:	Daniel E. Wolf, P.C.
Email:	daniel.wolf@kirkland.com

To the Seller:

The Advisory Board Company
2445 M Street, NW
Washington, DC 20037
Attention:	Evan Farber, Chief Legal Officer
Email:	farbere@advisory.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, NW
Washington, DC 20005
Attention:	Jeremy London
Richard Grossman
Email:	jeremy.london@skadden.com
richard.grossman@skadden.com

Section 10.04    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party or such Party waives its rights under this Section 10.04 with respect thereto. Upon any determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 10.05    Counterparts.    This Agreement may be executed in one (1) or more counterparts (including by means of email in .pdf format), all of which shall be considered one and the same agreement, and shall become effective when one (1) or more counterparts have been signed by each Party and delivered to the other Parties.

Section 10.06    Entire Agreement; No Third-Party Beneficiaries.

(a)    This Agreement, together with the Ancillary Agreements and the Confidentiality Agreement (except for paragraphs 5, 6 and 11 of the Confidentiality Agreement, which paragraphs of the Confidentiality Agreement, except as set forth in the last sentence of Section 5.03(c), shall terminate as of, and be of no further force or effect from and after, the date of this Agreement), constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between or among the Parties or their Affiliates, including paragraphs 5, 6 and 11 of the Confidentiality Agreement, with respect to the Transactions.

(b)    Except for (i) Health Care Buyer’s rights under Section 1.02(a), Section 2.06(b), Section 5.16(a) and Section 5.18, (ii) Section 5.01(g) and Section 5.13(a), each of which is intended to be for the benefit of, and shall be enforceable by, Health Care Buyer, and (iii) as provided in Section 5.08, each Party agrees that (1) their respective representations, warranties, covenants and agreements set forth in this Agreement are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement and (2) this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies under this Agreement, including the right to rely upon the representations and warranties set forth in this Agreement;

provided that the provisions of Sections 7.03(b)(i), 7.04, 10.08, 10.11, 10.15 and this Section 10.06 will inure to the benefit of the Financing Sources all of whom are intended to be third-party beneficiaries thereof.

Section 10.07    Governing Law.    This Agreement, and all Claims or causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate to this Agreement or the negotiation, execution, performance, consummation or subject matter of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

Section 10.08    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the Parties without the prior written consent of the other Parties, provided that the Purchaser Group, without the consent of any Person shall be permitted to assign its rights and obligations hereunder (i) to any subsequent purchaser of the Business and (ii) as collateral to any lender; provided, further, that no such assignment shall relieve the Purchaser Group of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Notwithstanding the foregoing, the Purchaser Group may and, as of and following the Closing, any of the Purchaser Group, the Education Entities and any of their respective Subsidiaries may, pledge, transfer or assign its respective rights hereunder to its financing sources as collateral security, without the prior written consent of any other party hereto. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 10.09    Specific Enforcement.

(a)    The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, at any time prior to the termination of this Agreement pursuant to Article VII, the Parties shall be entitled to an injunction or injunctions, specific performance or other equitable remedies to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, including the right of a Party to cause the other Party to effect the Closing, in any court referred to in Section 10.11, without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of an injunction or injunctions, specific performance or other equitable remedies to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, including the right of a Party to cause the other Party to effect the Closing, is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any breach or threatened breach of this Agreement. If any Party brings any Claim to enforce specifically the performance of the terms and provisions of this Agreement when expressly available to such Party pursuant to the terms of this Agreement, then, notwithstanding anything to the contrary in this Agreement, the End Date shall automatically be extended by (i) the period of time between the commencement of such Claim and the date on which such Claim is fully and finally resolved, plus twenty (20) Business Days, plus (ii) any such other time period as finally determined by the court presiding over such Claim.

(b)    Notwithstanding the foregoing, it is explicitly agreed that the right of the Seller to obtain an injunction, specific performance or other equitable remedies in connection with enforcing the Purchaser Group’s obligation to cause the Equity Financing to be funded to fund the Purchaser Group’s obligations under Section 1.02(b) on the terms and conditions contemplated by this Agreement, the consummation of the other transactions contemplated by this Agreement, and the payment of the associated costs and expenses required to be paid by the Purchaser Group and to effect the Closing (but not the right of the Seller to obtain such injunctions, specific performance or other equitable remedies for any other reason) shall be subject to the occurrence of the Inside Date.

Section 10.10    Further Assurances.    As a material obligation of each Party to consummate the transactions contemplated by this Agreement, from time to time after the Closing, each Party shall (a) cooperate with the other Parties, (b) perform any further act and (c) execute and deliver such documents, instruments or certificates, in each case, as may be reasonably requested by the other Parties in order to effectuate the transactions contemplated by this Agreement.

Section 10.11    Jurisdiction; Venue.    All Claims arising from, under or in connection with this Agreement shall be raised to and exclusively determined by the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, each such court to whose jurisdiction and venue the Parties unconditionally consent and submit. Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of any such Claim in such court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Claim brought in any such court has been brought in an inconvenient forum. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 10.03 shall be effective service of process for any Claim brought against such Party in any such court. Notwithstanding anything herein to the contrary, each of the Parties hereto acknowledges and irrevocably agrees (i) that it will not bring or support, or permit any of its Affiliates to bring or support, any Claim, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources arising out of, or relating to, the transactions contemplated by this Agreement, the Debt Financing or any Debt Financing commitments or the performance of services thereunder or related thereto in any forum other than the state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof and each Party hereto submits for itself and its property with respect to any such action to the exclusive jurisdiction of such court, (ii) to waive and hereby waives any right to trial by jury in respect of any such action, and (iii) that any such action shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflicts of law rules of such State that would result in the application of the laws of any other state.

Section 10.12    Waiver of Jury Trial.    EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.12.

Section 10.13    Construction.    Each Party has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

Section 10.14    Acknowledgment and Waiver.

(a)    The Purchaser Group acknowledges that the Seller and the Education Entities have retained Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) to act as their counsel in connection with the Transactions and that Skadden has not acted as counsel for any other Person in connection with the Transactions for conflict of interest or any other purposes. The Purchaser Group agrees that any attorney-client privilege and the expectation of client confidence attaching as a result of Skadden’s representation of the Seller and the Education Entities related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement (the “Representation”), including all communications among Skadden and the Seller, the Education Entities or their respective Affiliates in connection with the Representation, shall survive the Closing and shall remain in effect. Furthermore, effective as of the Closing, (i) all communications (and materials relating thereto) between the Education Entities, on the one hand, and Skadden or any other legal counsel or financial advisor, on the other hand, related to the Representation (the “Protected Communications”) are hereby assigned and transferred to the Seller, (ii) the Purchaser Group, on behalf of itself and the Education Entities, hereby releases all of their respective rights and interests to and in the Protected Communications and (iii) the Purchaser Group, on behalf of itself and the Education Entities, hereby releases any right to assert or waive any privilege related to the Protected Communications.

(b)    The Purchaser Group agrees that, notwithstanding any current or prior representation of the Education Entities by Skadden, Skadden shall be allowed to represent the Seller or any of its Affiliates in any matters and disputes adverse to the Purchaser Group or the Education Entities that either is existing on the date of this Agreement or arises in the future and relates to this Agreement and the transactions contemplated by this Agreement, and the Purchaser Group, on behalf of itself and the Education Entities, hereby waives any conflicts or claim of privilege that may arise in connection with such representation.

(c)    The Purchaser Group acknowledges that any advice given to the Seller or any of its Affiliates (other than the Education Entities) in connection with the Representation and the Protected Communications shall not be subject to any joint privilege and shall be owned solely by the Seller or its Affiliate. The Purchaser Group hereby acknowledges that each of them have had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Skadden.

Section 10.15    No Liability of Financing Sources.    None of the Financing Sources will have any liability to the Seller or its Affiliates relating to or arising out of this Agreement, the Debt Financing or otherwise, whether at law, or equity, in contract, in tort or otherwise, and neither the Seller nor any of its Affiliates will have any rights or claims against any of the Financing Sources hereunder or thereunder, provided that the foregoing shall not preclude any liability of the Financing Sources to the Purchaser Group under the terms of any commitment letter in respect of the Debt Financing (or any related fee letters) or to the Purchaser Group or the Education Entities party to the definitive agreements relating to the Debt Financing subject to the terms therein, nor limit the Purchaser Group from seeking to recover any such damages or obtain equitable relief from or with respect to any Financing Source pursuant to any commitment letter in respect of the Debt Financing (or any related fee letters) or the Purchaser Group or the Education Entities from seeking to recover any such damages or obtain equitable relief from or with respect to any Financing Source pursuant to the definitive agreements relating to the Debt Financing.

Section 10.16    Interpretation.

(a)    Time Periods.    When calculating the period of time before which, within which or after which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. All references in this Agreement to a number of days are to such number of calendar days unless Business Days are specified.

(b)    Dollars.    Unless otherwise specifically indicated, any reference in this Agreement to $ means U.S. dollars.

(c)    Gender and Number.    Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(d)    Articles, Sections and Headings.    When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e)    Include.    Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(f)    Hereof.    The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and the phrases “transactions contemplated by this Agreement” or “transactions contemplated hereby” when used in this Agreement, shall not include the Health Care Transactions.

(g)    Extent.    The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(h)    Contracts; Laws.    Any Contract or Law defined or referred to in this Agreement means such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.

(i)    Persons.    References to a Person are also to its permitted successors and assigns.

(j)    Exhibits and Disclosure Letters.    The Exhibits to this Agreement and the Disclosure Letters are hereby incorporated and made a part of this Agreement and are an integral part of this Agreement. Each of the Seller and the Purchaser Group may, at its option, include in the Seller Disclosure Letter or the Purchaser Disclosure Letter, respectively, items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts in this Agreement or in the Disclosure Letters, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Each Disclosure Letter shall be organized by section, with each section of such Disclosure Letter corresponding to a Section of this Agreement. Any matter set forth in any section of a Disclosure Letter shall be deemed to be referred to and incorporated in any section of such Disclosure Letter to which it is specifically referenced or cross-referenced and also in any other sections of the such Disclosure Letter where the applicability of such matter is reasonably apparent on the face of the disclosure. Any capitalized term used in any Exhibit or any Disclosure Letter but not otherwise defined therein shall have the meaning given to such term in this Agreement.

(k)    Made Available.    The words “made available to the Purchaser Group” and words of similar import refer to documents (i) posted to the data site maintained by the Seller or its Representatives in connection with the transactions contemplated by this Agreement before 5:00 p.m. Washington, DC time on the date prior to the date hereof, or (ii) that are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC before 5:00 p.m. Washington, DC time on the date prior to the date hereof.

Section 10.17    Definitions.

(a)    For purposes of this Agreement, each of the following capitalized terms has the meaning specified in this Section 10.17(a):

“Access License Agreement” means the Access and Use Agreement, dated as of the Closing Date, by and between the Seller and the Purchaser, substantially in the form of Exhibit A.

“Accountant” means PricewaterhouseCoopers LLP or, if such firm refuses or is unable to serve in such capacity, or is otherwise not appointed and engaged for such purpose (including due to a conflict of interest), then another independent nationally recognized accounting firm to be agreed upon by the Seller and the Purchaser acting reasonably.

“Affiliate” of any Person means another Person that directly or indirectly, through one (1) or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) when used with respect to any specified person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; provided, however, that (a) the Persons listed in Section 10.17(a)(i) of the Seller Disclosure Letter shall not be Affiliates of the Seller or any of its Subsidiaries and (b) the Seller shall not be an Affiliate of the Purchaser Group or, as of and after Closing, the Business or the Education Entities.

“Affiliate Contract” means any Contract between the Seller or any of its Subsidiaries (other than the Education Entities), on the one hand, and any Education Entity on the other hand, other than any Ancillary Agreement.

“Allocated Business Expenses Amount” means, for any period, an amount equal to the sum of (a) the product of (i) 0.50, multiplied by (ii) the amount of all interest payments made by the Seller under the Seller Debt Facility Agreements during such period, plus (b) the Cash Adjustment Business Taxes for such period.

“Apollo Equity Awards” has the meaning set forth in the Employee Matters Agreement.

“Apollo Stock Plans” has the meaning set forth in the Employee Matters Agreement.

“Ancillary Agreements” means the Assignment and Assumption Agreement and Bill of Sale, the Cross-License Agreement, the Employee Matters Agreement, the Equity Commitment Letter, the Guaranty, the Headquarters Agreements (if any), the Headquarters Lease Term Sheet, the Intellectual Property Assignment Agreements, the Non-Competition and Non-Solicitation Agreement, the Transition Services Agreement and any other Contract entered into, or any document or certificate delivered in connection with, this Agreement (other than the Health Care Merger Agreement).

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, all applicable state, foreign or supranational antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Assignment and Assumption Agreement and Bill of Sale” means the Assignment and Assumption Agreement and Bill of Sale, dated as of the Closing Date, by and between the Seller and the Purchaser, substantially in the form of Exhibit B.

“Assumed Equity Amount” means the product of (a) 0.62 multiplied by (b) the “Assumed Equity Amount” (as defined in the Employee Matters Agreement).

“Base Amount” means $1,550,000,000.

“Benefit Arrangement” means each “Apollo Benefit Arrangement” and each “Education Benefit Arrangement” (each as defined in the Employee Matters Agreement).

“Bonus Pool” has the meaning set forth in the Seller Disclosure Letter.

“Business” means the Seller’s and its Subsidiaries’ business of providing insight-driven performance improvement solutions to public and private colleges, universities and primary and secondary (K–12) schools through subscription-based membership programs, software, data-enabled services and consulting capabilities; provided, however, that the Business shall not include the Seller’s or any of its Subsidiaries’ business of providing products or services to participants in the health care market, including providing products or services to U.S. hospitals and health systems, international hospitals, independent medical groups, post-acute care facilities, pharmaceutical, biotechnology or medical device companies, health care insurers, or other health care service providers.

“Business Cash” means, for any period, an amount, which may be positive or negative, calculated in accordance with the Business Cash Forecast, equal to (a) the Business EBITDA for such period, plus (b) the Cash Over Revenue Amount for such period, minus (c) all capital expenditures made by the Seller and its Subsidiaries with respect to the Business during such period (the “Business Capital Expenditures”), minus (d) the Allocated Business Expenses Amount for such period, plus (e) the amount accrued by the Seller during such period for bonuses payable to Education Personnel (to the extent not actually paid prior to Closing) (the “Accrued and Unpaid Education Bonuses”), in each case, calculated in accordance with the methodology set forth in the Business Cash Forecast.

“Business Cash Forecast” means the Company’s good-faith estimate of each of (a) Business EBITDA, (b) Cash Over Revenue, (c) the Business Capital Expenditures, (d) the Allocated Business Expense Amount, and (f) the Accrued and Unpaid Education Bonuses, in each case, for each month of fiscal year 2017 during the period from August through December 2017 or each month of the first quarter of fiscal year 2018, as applicable, and represented in final form as part of Section 5.23 of the Seller Disclosure Letter.

“Business Data” means all business information and all personally-identifying information and data (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred or disclosed by any of the Assigned IT Assets or otherwise in connection with the Business.

“Business Day” means any day except for (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in Washington, DC or New York, New York.

“Business EBITDA” means, for any period, the net income before interest, Taxes, depreciation, amortization and certain other expenses of the Seller and its Subsidiaries with respect to the Business; provided that Business EBITDA for any period shall be calculated in accordance with the Business Cash Forecast.

“Business Material Adverse Effect” means any fact, circumstance, effect, change, condition, occurrence, event or development that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Business or the ability of the Seller to consummate the transactions contemplated by this Agreement by the End Date; provided, however, that no fact, circumstance, effect, change, condition, occurrence, event or development resulting from or arising out of any of the following, individually or in the aggregate, shall constitute a Business Material Adverse Effect or be taken into account in determining whether a Business Material Adverse Effect has occurred or would reasonably be expected to occur: (a) any change or condition affecting any industry in which any of the Seller or its Subsidiaries operates; (b) any change affecting any economic, legislative or political condition or any change affecting any securities, credit, financial or other capital markets condition, in each case in the United States, in any foreign jurisdiction or in any specific geographical area; (c) any failure by any of the Seller or its Subsidiaries to meet any Projection or any other internal or public projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (provided that the underlying factors contributing to any such failure shall not be excluded unless such underlying factors would otherwise be excluded from the definition of Business Material Adverse Effect); (d) any change attributable to the announcement, execution or delivery of this Agreement or the pendency of the transactions contemplated by this Agreement, including (i) any action taken by any of the Seller or its Subsidiaries that is required, contemplated or permitted pursuant to this Agreement, or is consented to by the Purchaser in writing, or any action taken by the Purchaser Group or any of its Affiliates to obtain any Consent from any Governmental Authority to the consummation of the Transactions, and, in each case, the result of any such actions, (ii) any Claim arising out of or related to this Agreement (including any stockholder litigation), (iii) any change in customer, supplier, employee, partner or similar relationships resulting therefrom or (iv) any change that arises out of or relates to the identity of the Purchaser Group or any of its Affiliates as the acquirer of the Education Entities, the Transferred Assets and the Assumed Liabilities; (e) any change in the market price, credit rating or trading volume of shares of the Seller Common Stock on the NASDAQ or any change affecting the ratings or the ratings outlook for any of the Seller or its Subsidiaries (provided that the underlying factors contributing to any such change shall not be excluded unless such underlying factors would otherwise be excluded from the definition of Business Material Adverse Effect); (f) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof); (g) geopolitical conditions, the outbreak or escalation of hostilities, any act of war, sabotage or terrorism, or any escalation or worsening of any such act of war, sabotage or terrorism threatened or underway as of the date of this Agreement; and (h) any change or effect arising from any requirements imposed by any Governmental Authorities as a condition to obtaining the HSR Clearance or any other Consent required under Antitrust Law with respect to the Transactions; provided that in the case of clauses (a), (b), (f) and (g) such effect may be taken into account in determining whether or not there has been or would reasonably be expected to be a Business Material Adverse Effect to the extent such effect has a disproportionate impact on the Business, taken as a whole, as compared to other participants in the industry in which the Business operates, in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been or would reasonably be expected to be a Business Material Adverse Effect.

“Cash Adjustment Business Taxes” means, (a) with respect to the determination of the Actual Allocated Business Expense Amount, an amount equal to the current Tax expense amount applicable to the taxable income of the Business during the Interim Cash Period, as such amount is set forth in the unaudited financial statements for the Interim Cash Period, and (b) with respect to the determination of the Allocated

Business Expense Amount included in the calculation of the Estimated Pre-Closing Business Cash Adjustment, an amount equal to the sum of (i) the product of 0.38 multiplied by the taxable income based on the Monthly Financial Statements for all months in the Interim Cash Period for which such information is available, plus (ii) for any month (including any partial month) in the Interim Cash Period for which the Monthly Financial Statements are not available, (A) in the case of a full month, the amount of Taxes for such month as set forth in the Business Cash Forecast, and (B) in the case of a partial month, the product of (1) the quotient of (A) the amount of Taxes for such month as set forth in the Business Cash Forecast, divided by (B) the number of days in such month, multiplied by (2) the number of days in the period from and including the first day of such month and ending on 11:59 p.m. Washington DC time on the day prior to the Closing Date, in each case, calculated in accordance with the principles used to prepare the Audited Financial Statements.

“Consolidated Cash” means the consolidated cash balance of the Seller (including the Education Entities).

“Cash Consideration Amount” means an amount equal to (a) the Base Amount, minus (b) the Closing Date Indebtedness Amount, minus (c) Transaction Expense Amount, minus (d) the Closing Date Current Taxes Amount, minus (e) the Assumed Equity Closing Amount, minus (f) the Pre-Closing Business Cash Adjustment.

“Cash Over Revenue Amount” means, for any period, an amount equal to the difference of (a) cash receipts collected by the Seller and its Subsidiaries with respect to the Business during such period, minus (b) the accrual revenue recognized by the Seller and its Subsidiaries with respect to the Business during such period, in each case, calculated in accordance with the Business Cash Forecast.

“Claim” means any demand, charge, complaint, audit, formal investigation, claim, suit, action, legal proceeding (whether at law or in equity) or arbitration.

“Closing Date Indebtedness” means the Indebtedness of the Education Entities as of immediately prior to the Closing, determined in accordance with GAAP; provided, however, that Closing Date Indebtedness shall not include the capitalized lease obligation set forth in Section 10.17(a)(iii) of the Seller Disclosure Letter.

“Closing Date Current Taxes” means the amount of the current Tax liabilities of the Seller, to the extent related to the Transferred Assets or the Business, and of the Education Entities, as of the end of the Closing Date (such amount to be determined in accordance with Section 9.10); provided that Closing Date Current Taxes shall not include any Tax liabilities to the extent such Tax liabilities are or will be taken into account on or be shown as due and payable on any Combined Tax Return or Health Care Entity Education Business Return.

“Code” means the Internal Revenue Code of 1986 or any successor federal Tax statute.

“Company IP” means all Intellectual Property (a) owned by the Education Entities or (b) that is Assigned IP.

“Contract” means any legally binding written or oral contract, agreement, lease, license, evidence of indebtedness, mortgage, indenture, note, bond, loan, instrument, commitment, purchase order, binding bid, letter of credit, security agreement, undertaking or other agreement that is legally binding; provided, however that the term Contract does not include any Seller Plan or any Education Plan.

“Data Security Requirements” means, collectively, all of the following to the extent relating to Data Treatment or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Seller, to the conduct of the Business, or to any of the Assigned IT Assets or any Business Data: (a) all Laws; (b) required industry standards applicable to the industry in which the Business operates (including, if and to the extent applicable, the Payment Card Industry Data Security Standard (PCI DSS)); and (c) Contracts into which the Seller has entered or by which it is otherwise legally bound.

“Data Treatment” means the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction, or disposal of any personal, or confidential information or data (whether in electronic or any other form or medium).

“Disclosure Letter” means any of the Seller Disclosure Letter or the Purchaser Disclosure Letter.

“Education Business Taxes” means Taxes imposed with respect to the Transferred Assets, the Assumed Liabilities and the Business, and shall include all Taxes of any Education Entity, provided, however, that Education Business Taxes shall not include the following, which shall be Health Care Business Taxes: (a) Taxes (if any) that do not relate to the Transferred Assets, the Assumed Liabilities or the Business for which any Education Entity is or becomes liable under Treasury Regulations section 1.1502-6 (or under any similar provision of state, local, or non-U.S. Law) to the extent such Taxes would not have been imposed on any Education Entity if such Education Entity were subject to Tax as a separate, non-affiliated entity (determined on a “with or without” basis), (b) Income Taxes payable by the Seller in connection with the transactions contemplated by this Agreement, (c) Transfer Taxes for which the Seller is responsible pursuant to Section 9.09 or (d) Taxes imposed with respect to the Transferred Assets, the Assumed Liabilities and the Business (including all Taxes of any Education Entity) (i) to the extent paid to a Taxing Authority prior to the Closing Date or (ii) that are otherwise attributable to a Pre-Closing Tax Period (as determined in accordance with Section 9.10); provided that, (A) any increase in the amount of such Taxes required to be paid after Closing (in the case of any Taxes described in the foregoing clause (d)(i)) or after the initial filing of the applicable Tax Return (in the case of any Taxes described in the foregoing clause (d)(ii)), in each case whether as the result of any Tax Proceeding, an amendment to any Tax Return, or otherwise, shall be Education Business Taxes; and (B) in the case of any Taxes referred to in the foregoing clause (d)(ii) that are shown on an Education Entity Return, Health Care Business Taxes shall only include the amount of such Taxes taken into account in the calculation of Closing Date Current Taxes.

“Education Employee” has the meaning set forth in the Employee Matters Agreement.

“Education Entity Assets” means the assets, properties and other rights of the Education Entities existing as of or after the date of this Agreement.

“Education Environmental Liabilities” means any Liability under or related to Environmental Laws arising from the ownership or operation of the Business, the Education Entities or the Transferred Assets prior to, on or after the Closing Date.

“Education Group” has the meaning set forth in the Employee Matters Agreement.

“Education Independent Contractor” has the meaning set forth in the Employee Matters Agreement.

“Education Personnel” means any natural person who is (a) an Education Employee, (b) an Education Independent Contractor, or (c) immediately prior the execution of the Agreement employed by or engaged with a member of the Education Group.

“Education Plan” means each “Education Benefit Arrangement” and each “Education Welfare Plan” (each as defined in the Employee Matters Agreement).

“Education Entities Pre-Closing Cash” means the amount of cash, cash equivalents and marketable securities held by the Education Entities as of the Closing, which amount shall not exceed $10,000,000.

“Effective Time” means the time at which the merger contemplated by the Health Care Merger Agreement becomes effective.

“Environmental Claim” means any Claim against the Business or any Education Entity asserted by any Person alleging Liability (including potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) or responsibility arising out of, based on or resulting from (a) the presence or Release of or exposure to any Hazardous Materials at any location, whether or not owned or operated by the Seller or any Education Entity, or (b) any violation or alleged violation of, or any Liability under, any Environmental Law or any Environmental Permit.

“Environmental Laws” means all Judgements and Laws, including any issued or, promulgated by or with any Governmental Authority, relating to pollution or protection of or damage to the environment (including ambient air, surface water, groundwater, land surface, subsurface and sediments), natural resources, endangered or threatened species, the climate or human health and safety as it relates to exposure to hazardous or toxic materials, including Laws relating to the exposure to Hazardous Materials.

“Equity Financing” means the equity financing incurred or to be incurred pursuant to the Equity Commitment Letter.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with any Education Entity as of the date of this Agreement as a “single employer” within the meaning of Section 414 of the Code.

“Estimated Cash Consideration Amount” means an amount equal to (a) the Base Amount, minus (b) the Closing Date Indebtedness Amount, minus (c) Transaction Expense Amount, minus (d) the Closing Date Current Taxes Amount, minus (e) the Assumed Equity Closing Amount, minus (f) the Estimated Pre-Closing Business Cash Adjustment.

“Estimated Period Historical Cash” means the product of (a) the quotient of (i) the Business Cash for the Latest Month, as set forth in the Monthly Business Cash Results for the Latest Month, divided by (ii) the number of days in the Latest Month, multiplied by (b) the number of days in the Estimated Period.

“Estimated Period Projected Cash” means the sum of (a) the Business Cash for each complete month, if any, in the Estimated Period, as set forth in the Business Cash Forecast, plus (b) for any partial month in the Estimated Period, the product of (i) the quotient of the Business Cash for such month, as set forth in the Business Cash Forecast, divided by the number of days in such month, multiplied by (ii) the number of days in the period from and including the first day of such month and ending on 11:59 p.m. Washington DC time on the day prior to the Closing Date.

“Excluded Education Assets” means, except (a) as otherwise expressly designated as a Transferred Asset or (b) as otherwise provided in any Ancillary Agreement, the following assets, properties and rights owned, leased, used or held by any Education Entities:

(i)    any assets or properties owned or leased by a Health Care Entity and not used or held for use primarily in the operation of the Business;

(ii)    any assets, properties or rights used exclusively in the businesses of the Seller and its Subsidiaries, other than the Business;

(iii)    subject to Section 5.01(b)(iii), all right, title and interest to any distributions or dividends from any Education Entity with a record date at or prior to the Closing; and

(iv)    any rights pursuant to Section 10.14.

“FCPA” means the Foreign Corrupt Practices Act of 1977.

“Financing Sources” means the Persons that have committed to provide or arrange or otherwise entered into agreements in connection with the Debt Financing or other financings in connection with the transactions contemplated by this Agreement, and the parties to any commitment letters, engagement letters, joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and representatives and their and their respective successors and assigns, in each case, excluding Guarantor.

“Former Education Service Provider” has the meaning set forth in the Employee Matters Agreement.

“Government Contract” means any Contract for the sale of supplies or services currently in performance or that has not been closed that is between any Education Entity or the Seller on one hand and a Governmental Authority on the other or entered into by any Education Entity or the Seller as a subcontractor at any tier in connection with a Contract between another Person and a Governmental Authority.

“Governmental Authority” means any U.S. or foreign federal, state, provincial or local governmental authority, court, government or self-regulatory organization, commission, arbitrator (public or private) tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing; provided that, if any of the foregoing Persons is a customer of the Business, such Person shall not be considered a Governmental Authority to the extent acting in its capacity as a customer of the Business.

“Hazardous Materials” means (a) petroleum and any derivatives or by-products, explosive or radioactive materials, asbestos, polychlorinated biphenyls, urea formaldehyde insulation, chlorofluorocarbons and other ozone-depleting substances and (b) any other chemical, material, substance or waste for which Liability or standards of conduct may be imposed, or that is regulated as a pollutant, a contaminant, hazardous or toxic, under any Environmental Law.

“Headquarters Agreements” means the “New Lease” (as defined in the Headquarters Lease Term Sheet) and the “Sublease” (as defined in the Headquarters Lease Term Sheet).

“Health Care Business Taxes” means Taxes of any Health Care Entity that are not Education Business Taxes and any other Taxes specifically identified as Health Care Business Taxes in the definition of Education Business Taxes; provided that, for the avoidance of doubt, that Health Care Business Taxes shall not include (a) other than Taxes described in clause (d)(ii) in the definition of Education Business Taxes (taking into account the provisos thereto) that are shown as due and payable on a Combined Tax Return or a Health Care Entity Education Business Return, Taxes (if any) for which any Health Care Entity is or becomes liable under Treasury Regulations section 1.1502-6 (or under any similar provision of state, local, or non-U.S. Law) to the extent such Taxes would not have been imposed on any Health Care Entity if such Health Care Entity were subject to Tax as a separate, non-affiliated entity (determined on a “with or without” basis) or (b) Transfer Taxes for which the Purchaser Group is responsible pursuant to Section 9.09.

“Health Care Closing” means the consummation of the Merger contemplated by the Health Care Merger Agreement.

“Health Care Entity” means the Seller and its Subsidiaries (other than an Education Entity).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Inactive Contract” means any Contract (a) for which performance has been completed or (b) that has terminated, whether or not performance under any such Contract has been completed or has terminated prior to the Closing, including inactive Contracts and Contracts in the close-out process.

“Income Taxes” means all Taxes based upon, measured by, or calculated with respect to net income, capital, franchise, net worth or profits (but not any gross income Taxes and not any withholding Taxes other than a withholding Taxes that are imposed as an advance or pre-payment of income Taxes), and all Taxes substantially similar thereto.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money (including the issuance of any debt security, but excluding intercompany indebtedness), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person evidenced by letters of credit, bankers’ acceptances or similar facilities to the extent drawn upon by the counterparty thereto, (d) all capitalized lease obligations of such Person, (e) any liability which is deemed a long-term liability under GAAP (with the exception of long-term deferred revenue), and (f) all guarantees or other assumptions of liability for any of the foregoing.

“Intellectual Property” means all intellectual property throughout the world, including all U.S. and foreign rights in (a) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (b) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (c) copyrights and copyrightable subject matter (“Copyrights”), (d) trade secrets and all other confidential and proprietary information, ideas, know-how, inventions, processes, formulae, models, and methodologies (“Trade Secrets”), (e) all rights in the foregoing and in other similar intangible assets and (f) all applications and registrations, and any renewals, extensions and reversions, for the foregoing.

“Intellectual Property Assignments” means, collectively, the Patent Assignment and the Trademark Assignment.

“Interim Cash Period” means the period beginning on August 1, 2017 and ending at 11:59 p.m. Washington DC time on the day prior to the Closing Date.

“IRS” means the U.S. Internal Revenue Service or any successor agency.

“IT Assets” means computer and other information technology systems, including hardware, software, computer systems, databases, data rights and documentation, reference and resource materials relating thereto and all Contracts and contractual rights associated with any of the foregoing.

“Judgment” means a judgment, order, decree, ruling, writ, assessment or arbitration award of a Governmental Authority of competent jurisdiction.

“Knowledge” means (a) with respect to the Seller, the actual knowledge of the individuals listed in Section 10.17(a)(ii) to the Seller Disclosure Letter and (b) with respect to the Purchaser or the Purchaser Group, the actual knowledge of the individuals listed in Section 10.17(a) to the Purchaser Disclosure Letter.

“Law” means any domestic or foreign, federal, state, provincial or local statute, act, Judgment, law (including common law), ordinance, rule, binding administrative interpretation, regulation, directive or other requirement of any Governmental Authority.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due).

“Lien” means any pledge, lien, charge, mortgage, encumbrance or security interest of any kind or nature whatsoever (including with respect to Intellectual Property), except as imposed by this Agreement, the Organizational Documents of the Education Entities or applicable securities Laws.

“Losses” means Liabilities, losses, damages, Judgment and costs and expenses (including reasonable fees and expenses of attorneys, auditors, consultants and other agents); provided, however, that Losses shall not include punitive or exemplary damages except for punitive or exemplary damages actually paid to a Third Party.

“Marketing Period” means the first period of seventeen (17) consecutive Business Days prior to the Closing Date commencing on the later to occur of (I) the date of receipt by the Purchaser of the Required Information and (II) September 5, 2017; provided, that, if the Seller shall in good faith reasonably believes that the Required Information has been delivered to the Purchaser, it may deliver to the Purchaser a written notice to that effect (stating when the Seller believes it completed any such delivery), in which case the Required Information shall be deemed to have been delivered on the date such notice is deemed to have been received pursuant to Section 10.03 and the Marketing Period shall be deemed to have commenced on the date such notice is received, unless the Purchaser in good faith reasonably believes that the Seller has not completed delivery of such Required Information and, within three (3) Business Days after its receipt of such notice by the Seller, delivers a written notice to the Seller to that effect (stating with specificity which Required Information the Seller has not delivered) provided further, that, notwithstanding anything in this Agreement to the contrary, (a) (i) from November 22, 2017 through November 27, 2017 shall not constitute Business Days for purposes of such seventeen (17) consecutive Business Day period (provided that, for the avoidance of doubt, such exclusion shall not restart such period) and (ii) if such seventeen (17) consecutive Business Day period has not ended on or prior to December 15, 2017, then such period shall not restart until January 2, 2018, and (b) the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated and the Purchaser shall have obtained all of the proceeds contemplated thereby. Notwithstanding the foregoing, the Marketing Period shall not commence and shall not be deemed to have commenced if, on or prior to the completion of such seventeen (17) consecutive Business Day period, (i) Ernst & Young LLP shall have withdrawn, or advised the Seller in writing that it intends to withdraw, its audit opinion with respect to any year end audited financial statements included in the Required Information, in which case the Marketing Period may not commence unless and until a new unqualified audit opinion is issued with respect to the consolidated financial statements of the Seller for the applicable periods by Ernst & Young LLP or another independent public accounting firm of recognized national standing, or (ii) the Seller shall have announced, or the board of directors of the Seller shall have determined, that a restatement of any material financial information included in the Required Information is required (or that any such restatement is under consideration), in which case the Marketing Period will be deemed not to have commenced unless and until such restatement shall have been completed and the applicable Required Information shall have been amended or the Seller shall have announced that the Seller has concluded that no restatement will be required, and such Marketing Period shall, for the avoidance of doubt, remain subject to all of the requirements set forth above.

“Non-Income Tax Return” means any Tax Return with respect to Non-Income Taxes.

“Non-Income Taxes” means all Taxes other than Income Taxes.

“Organizational Documents” means any corporate, partnership or limited liability organizational documents, including certificates or articles of incorporation, bylaws, certificates of formation, operating agreements (including limited liability company agreement and agreements of limited partnership), certificates of limited partnership, partnership agreements, stockholder agreements and certificates of existence, as applicable.

“Patent Assignment” means the Patent Assignment, dated as of the Closing Date, by and between the Seller and the Purchaser, substantially in the form of Exhibit C.

“Permit” means a franchise, license, permit, authorization, variance, exemption, order, registration, clearance or approval of a Governmental Authority.

“Permitted Liens” means (a) statutory Liens for Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Financial Statements, as applicable, (b) mechanic’s, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, material, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Business Leased Real Property, which are not violated by the current use and operation of the Business Leased Real Property, as applicable, and which do not, individually or in the aggregate, materially interfere with the occupancy or use of the Real Property, as applicable, (d) covenants, conditions, restrictions, easements, imperfections of title and other similar matters of record affecting title to the Business Leased Real Property, as applicable, (i) which do not materially impair the occupancy or use of the Business Leased Real Property, as applicable, for the purposes for which it is currently used or proposed to be used in connection with the Business or (ii) which were placed of record by the party holding fee title to the applicable Business Leased Real Property and of which neither the Seller nor any Education Entity have Knowledge, (e) matters which would be disclosed by an inspection or accurate survey of each parcel of the Business Leased Real Property, and (i) which do not, individually or in the aggregate, materially interfere with the occupancy or use of the Business Leased Real Property, as applicable, or (ii) which were caused by the party holding fee title to the applicable Business Leased Real Property and of which neither the Seller nor any Education Entity have Knowledge, (f) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (g) purchase money liens and liens securing rental payments under capital lease arrangements, (h) licenses of Intellectual Property granted in the ordinary course and (i) any Lien set forth in Section 10.17(a)(iii) of the Seller Disclosure Letter.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Authority or other entity or organization.

“Pre-Closing Business Cash” means the Business Cash for the Interim Cash Period; provided, however, that, for purposes of calculating (a) the Estimated Pre-Closing Business Cash Adjustment, the Business Cash for the period between the end of the last month for which Monthly Business Cash Results are available (the “Latest Month”) and the Closing Date (such period, the “Estimated Period”) that is included in the calculation of the Estimated Pre-Closing Business Cash Adjustment shall be the product of (i) 0.5, multiplied by (ii) the sum of the Estimated Period Historical Cash, plus the Estimated Period Projected Cash, and (b) the Actual Pre-Closing Business Cash and the Actual Pre-Closing Business Cash Adjustment, the Business Cash for the Interim Cash Period (including the Estimated Period) shall be the actual amounts thereof as of 11:59 p.m. Washington, DC time on the day prior to the Closing Date, based on the unaudited financial statements for the Interim Cash Period.

“Pre-Closing Business Cash Adjustment” means an amount, which may be positive or negative, equal to the difference of (a) the Pre-Closing Business Cash, minus (b) the Education Entities Pre-Closing Cash.

“Pre-Closing Tax Period” means any taxable period (including the portion of any Straddle Period) ending on or before the Closing Date.

“Proxy Statement” means a proxy statement to be filed with the SEC and mailed to the holders of Seller Common Stock relating to the Seller Stockholder Meeting.

“Purchaser Material Adverse Effect” means any fact, circumstance, effect, change, event or development that has or would reasonably be expected to have a material and adverse effect on the ability of the Purchaser Group to consummate, or that would reasonably be expected to prevent or materially impede, materially interfere with or materially delay the Purchaser Group’s consummation of, the transactions contemplated by this Agreement.

“Release” means any release, spill, emission, leaking, dumping, injection, pumping, emptying, escaping, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient or indoor air, surface water, groundwater, land surface, subsurface and sediments).

“Representatives” means, with respect to any Person, such Person’s officers, directors, principals, partners, managers, members, attorneys, accountants, agents, employees, consultants, financial advisors, potential financing sources, counsel or other authorized representatives.

“SEC” means the Securities and Exchange Commission or any successor agency.

“Seller Acquisition Agreement” means a “Company Acquisition Agreement,” as defined in the Health Care Merger Agreement.

“Seller Board” means the board of directors of the Seller.

“Seller Common Stock” means the common stock of the Seller, par value $0.01 per share.

“Seller Debt Facility Agreements” means (a) the Credit Agreement, dated as of February 6, 2015, as amended, among the Seller, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto, (b) the Pledge and Security Agreement, dated as of February 6, 2015, as amended, among the Seller and the Subsidiaries of the Seller party thereto, as grantors, and JPMorgan Chase Bank, N.A., as administrative agent, and (c) the Guaranty, made as of February 6, 2015, by the Subsidiaries of the Seller party thereto in favor of JPMorgan Chase Bank, N.A., as administrative agent.

“Seller Plan” means each “Apollo Benefit Arrangement” and each “Apollo Welfare Plan” (each as defined in the Employee Matters Agreement).

“Seller Report” means all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) furnished or filed by the Seller with the SEC since January 1, 2016 (such documents, together shall all exhibits, financial statements and schedules thereto and all information incorporated therein by reference, but excluding the Proxy Statement).

“Seller Stockholder Approval” means the requisite approval by the Seller Stockholders of the Health Care Merger Agreement.

“Seller Stockholder Meeting” means the meeting of the Seller Stockholders to be held for the adoption of the Health Care Merger Agreement.

“Seller Stockholders” means the holders of Seller Common Stock.

“Shareholder Litigation” means Monroe County Employees’ Retirement System v. The Advisory Board Company, No. 17-5886, U.S. District Court of the Southern District of New York, and any related matters or other claims based on the same or similar operative facts.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax Claim” means any claim with respect to Taxes made by any Taxing Authority that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification under Article IX.

“Tax Proceeding” means any audit, examination, contest, litigation or other proceeding with or against any Taxing Authority.

“Tax Return” means any return, declaration, report, claim for refund or information return, certificate, bill, statement or other written information filed or required to be filed with any Taxing Authority relating to Taxes, including any supplement, schedule or attachment thereto, and including any amendment thereof.

“Taxes” means any and all U.S. or non-U.S. federal, state or local taxes, including any interest, penalties or other additions to tax, that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include all income taxes, profits taxes, taxes on gains, alternative minimum taxes, estimated taxes, payroll taxes, employee withholding taxes, unemployment insurance taxes, social security taxes, welfare taxes, disability taxes, severance taxes, license charges, taxes on stock, sales taxes, harmonized sales taxes, use taxes, ad valorem taxes, value added taxes, excise taxes, goods and services taxes, franchise taxes, gross receipts taxes, occupation taxes, real or personal property taxes, land transfer taxes, stamp taxes, transfer taxes, workers’ compensation taxes, net worth taxes and other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or of a similar nature to any of the foregoing.

“Taxing Authority” means any Governmental Authority responsible for the administration, collection or imposition of any Tax.

“Trademark Assignment” means the Trademark Assignment, dated as of the Closing Date, by and between the Seller and the Purchaser, substantially in the form of Exhibit D.

“Transaction Expenses” means the aggregate amount of all fees and expenses, incurred prior to the Closing by or on behalf of the Seller, the Education Entities, the Business or any of their respective Affiliates, in each case, for which the Business or any Education Entity is liable, in connection with the negotiation, preparation or execution of this Agreement, the Ancillary Agreements or any other documents in connection with the Transactions or the performance or consummation of the Transactions, including (a) any non-material fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Persons on behalf of the Sellers, the Education Entities or the Business, (b) any fees or expenses associated with obtaining the release and termination of any Liens, (c) all brokers’ or finders’ fees, (d) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and experts, (e) any fees and expenses associated with binding the D&O Tail Policy and (f) the Bonus Pool to the extent payable by the Business or any Education Entity, in each case, solely to the extent unpaid as of, including prior to, the Closing; provided that, for the avoidance of doubt, (i) costs and expenses incurred by the Purchaser Group in connection with the Debt Financing, (ii) the amount of any Reimbursement Obligations and (iii) any fees or expenses required to be paid by the Purchaser under this Agreement or any Ancillary Agreement, shall not be considered Transaction Expenses.

“Transaction Litigation” means all Liabilities as a result of or in connection with the exercise of appraisal rights or any claims by any current or past direct or indirect stockholder of the Seller relating to the approval of the Health Care Transaction, under a theory of breach of fiduciary duty, aiding and abetting any such alleged breach or otherwise, or any other stockholder litigation otherwise arising from this Agreement, the transactions contemplated by this Agreement, the Health Care Transaction Documents, the merger contemplated by the Health Care Merger Agreement or the Transactions that are brought against any Health Care Entity or Education Entity.

“Transactions” means, collectively, the transactions contemplated by this Agreement and by the Health Care Transactions.

“Transfer Taxes” means any and all transfer Taxes (excluding Income Taxes), including sales, use, excise, goods and services, stock, conveyance, gross receipts, registration, business and occupation, securities transactions, real estate, land transfer, stamp, documentary, notarial, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.

“Treasury Regulations” means the regulations promulgated under the Code.

(b)    In addition to the defined terms set forth in Section 10.17(a), each of the following capitalized terms has the meaning specified in the Section set forth opposite such term below:

Term	Section
Acceptable Confidentiality Agreement	Section 5.02(b)
Accessible Information	Section 5.04
Accounting Arbitrator	Section 1.06(b)
Accrued and Unpaid Education Bonuses	Section 10.17(a)
Acquisition Financing Liabilities	Section 2.03(h)
Actual Accrued and Unpaid Education Bonuses	Section 1.06(a)
Actual Allocated Business Expenses Amount	Section 1.06(a)
Actual Business Capital Expenditures	Section 1.06(a)
Actual Closing Cash Over Revenue	Section 1.06(a)
Actual Closing EBITDA	Section 1.06(a)
Actual Education Entities Pre-Closing Cash	Section 1.06(a)
Actual Pre-Closing Business Cash	Section 1.06(a)
Actual Pre-Closing Business Cash Adjustment	Section 1.06(a)
Agreement	Preamble
Assigned Business Data	Section 2.01(i)
Assigned IP	Section 2.01(h)
Assigned IT Assets	Section 2.01(l)
Assumed Equity Closing Amount	Section 1.02(a)
Assumed Liabilities	Section 2.03
Audited Financial Statements	Section 3.06(a)
Bankruptcy and Equity Exceptions	Section 3.04
Books and Records	Section 2.01(f)
Business Capital Expenditures	Section 10.17(a)
Business Leased Real Property	Section 3.16(b)
Business Real Property Leases	Section 3.16(b)
Claim Date	Section 8.03(a)
Claim Notice	Section 8.03(a)
Closing	Section 1.03
Closing Date	Section 1.03
Closing Date Current Taxes Amount	Section 1.02(a)
Closing Date Indebtedness Amount	Section 1.02(a)
Closing Date Notice	Section 1.03
Closing Statement	Section 1.06(a)
Combined Tax Return	Section 9.03(a)
Company Registered Intellectual Property	Section 3.18(a)
Company Software	Section 3.18(c)
Confidentiality Agreement	Section 5.03(c)
Consent	Section 3.05(b)
Consent Required Contracts	Section 2.05(a)
Consent Required Shared Contract	Section 2.06(a)
Contaminants	Section 3.18(g)

Copyrights	Section 10.17(a)
Cross License Agreement	Recitals
D&O Tail	Section 5.08(a)
Debt Financing	Section 5.15
Dispute Notice	Section 1.06(b)
Education Entities	Recitals
Education Entity Return	Section 9.03(a)
Education Indemnified Parties	Section 5.08(b)
Education Leased Real Property	Section 3.16(b)
Education Membership Agreements	Section 2.01(b)(i)
Education Stock	Recitals
Education Subsidiaries	Recitals
Education Takeover Proposal	Section 5.02(h)(i)
Education Tax Returns	Section 9.03(a)
Education Topco	Recitals
Employee Matters Agreement	Recitals
End Date	Section 7.01(b)(i)
Environmental Permit	Section 3.13(a)
Equity Commitment Letter	Recitals
Equity Securities	Section 3.03
Estimated Period	Section 10.17(a)
Estimated Pre-Closing Business Cash Adjustment	Section 1.02(a)
Excluded Assets	Section 2.02
Excluded Liabilities	Section 2.04
Excluded Seller Assets	Section 2.02
Filing	Section 3.05(b)
Financial Statements	Section 3.06(a)
Guarantor	Recitals
Guaranty	Recitals
Headquarters Lease Term Sheet	Recitals
Health Care Buyer	Recitals
Health Care Entity Education Business Return	Section 9.03(a)
Health Care Merger Agreement	Recitals
Health Care Merger Sub	Recitals
Health Care Takeover Proposal	Section 5.02(h)(iii)
Health Care Transaction	Recitals
Health Care Transaction Documents	Recitals
HSR Clearance	Section 6.01(a)
Indemnification Notice	Section 9.07(a)
Indemnified Person	Section 8.03(a)
Indemnifying Party	Section 8.03(a)
Informed Party	Section 5.12
Inside Date	Section 1.03
Latest Month	Section 10.17(a)
Latest Pre-Tax Balance Sheet	Section 3.06(a)

Legal Restraint	Section 6.01(b)
Material Contracts	Section 3.14(a)
Material Customers	Section 3.14(a)(i)
Material Suppliers	Section 3.14(a)(ii)
Merger	Recitals
Monthly Business Cash Results	Section 5.18
Monthly Financial Statements	Section 5.18
New Business Contract	Section 2.06(a)
Non-Competition and Non-Solicitation Agreement	Recitals
Non-Transferred Asset	Section 5.11(a)
Non-Transferred Liability	Section 5.11(a)
Objection Notice	Section 8.03(a)
Other Assigned Contract	Section 2.01(b)(vi)
Parent	Preamble
Parent Liability Limitation	Section 7.03(b)(i)
Parent Related Parties	Section 7.03(b)(i)
Parties	Preamble
Party	Preamble
Patents	Section 10.17(a)
Payment Statement	Section 1.02(a)
Post-Signing Insurance Proceeds	Section 2.01(e)
Prior Education Acquisition Agreements	Section 2.01(b)(ii)
Process NDA	Section 5.21
Projections	Section 10.01(a)
Protected Communications	Section 10.14(a)
Purchase Price	Section 1.02(a)
Purchase Price Allocation	Section 1.05(a)
Purchaser	Preamble
Purchaser Disclosure Letter	Article IV
Purchaser Group	Preamble
Purchaser Indemnified Persons	Section 8.02(a)
Purchaser Tax Indemnified Parties	Section 9.01
Reimbursement Obligations	Section 5.15(k)
Releasee	Section 10.02
Releasing Party	Section 10.02
Representation	Section 10.14(a)
Required Information	Section 5.15(c)
Securities Act	Section 4.07
Seller	Preamble
Seller Acquisition Agreement	Section 5.02(c)
Seller Disclosure Letter	Article III
Seller Indemnified Persons	Section 8.02(b)
Seller Leased Real Property	Section 3.16(b)
Seller Names and Marks	Section 2.02(k)
Seller Takeover Proposal	Section 5.02(h)(ii)

Seller Tax Indemnified Parties	Section 9.02
Seller Termination Fee	Section 7.03(a)(i)
Shared Contracts	Section 2.01(b)(iii)
Skadden	Section 10.14(a)
Solvent	Section 4.09
Straddle Period	Section 9.10
Subsequent Loss	Section 9.07(c)
Superior Health Care Proposal Agreement	Section 5.13(d)
Superior Health Care Proposal Buyer	Section 5.13(d)
Superior Seller Proposal	Section 5.02(h)(iv)
Survival Date	Section 8.04(a)
Surviving Corporation	Recitals
Takeover Proposal	Section 5.02(a)
Termination Notice	Section 5.02(d)
Third Party	Section 8.03(a)
Third-Party Claim	Section 8.03(b)
Trade Control Laws	Section 3.20(a)
Trade Secrets	Section 10.17(a)
Trademarks	Section 10.17(a)
Transaction Expense Amount	Section 1.02(a)
Transfer	Section 1.01(a)
Transferable Permits	Section 2.01(a)
Transferee Party	Section 5.11(a)
Transferor Party	Section 5.11(a)
Transferred Assets	Section 2.01
Transferred Contracts	Section 2.01(b)(vi)
Transferred IT Systems Contracts	Section 2.01(b)(v)
Transferred Leases	Section 2.01(b)(iv)
Transition Plan	Section 5.16(a)
Transition Services Agreement	Recitals
WARN	Section 3.10
Willful Breach	Section 7.02

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, each as of the date first written above.

THE ADVISORY BOARD COMPANY

By:	/s/ Robert Musslewhite
	Name:	Robert Musslewhite
	Title:	Chief Executive Officer

[SIGNATURE PAGE TO STOCK AND ASSET PURCHASE AND SALE AGREEMENT]

AVATAR HOLDCO, LLC

By:	/s/ Michael Fosnaugh
	Name:	Michael Fosnaugh
	Title:	President

AVATAR PURCHASER, INC.

By:	/s/ Michael Fosnaugh
	Name:	Michael Fosnaugh
	Title:	President

[SIGNATURE PAGE TO STOCK AND ASSET PURCHASE AND SALE AGREEMENT]

Annex C

PERSONAL AND CONFIDENTIAL

August 28, 2017

Board of Directors

The Advisory Board Company

2445 M Street, NW

Washington, DC 20037

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than OptumInsight, Inc. (“Optum”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of The Advisory Board Company (the “Company”) of the Aggregate Consideration (as defined below) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of August 28, 2017 (the “Agreement”), by and among Optum, Apollo Merger Sub, Inc., a wholly owned subsidiary of Optum, and the Company. We also understand that, in connection with the Transaction (as defined below) and pursuant to a Stock and Asset Purchase Agreement, dated as of August 28, 2017 (the “Education Sale Agreement”), by and among the Company, Avatar Holdco, LLC and Avatar Purchaser, Inc. (“Avatar Purchaser”), prior to the closing of the Transaction, the Company will sell to Avatar Purchaser all of the Education Stock (as defined in the Education Sale Agreement) and the Transferred Assets (as defined in the Education Sale Agreement) and Avatar Purchaser will assume the Assumed Liabilities (as defined in the Education Sale Agreement) (the Education Stock, the Transferred Assets and the Assumed Liabilities, together the “Education Business”) (the “Education Sale”). For purposes of this opinion, the “Aggregate Consideration” shall mean an amount per Share equal to the sum of (i) $52.65 in cash, plus (ii) the amount equal to the sum of the Per-Share Evolent Closing Value (as defined in the Agreement), plus the Per-Share Evolent Sale Value (as defined in the Agreement).

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Optum, Avatar Purchaser, any of their respective affiliates and third parties, including UnitedHealth Group Incorporated (“UnitedHealth”), the parent of Optum, and any of its affiliates and Vista Equity Partners Management, LLC (“Vista”), which is an affiliate of Avatar Purchaser, and any of its affiliates or portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation. We have provided certain financial advisory and/or underwriting services to Optum, UnitedHealth and/or their respective affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner with respect to a public offering of UnitedHealth’s 3.100% Notes due March 2026 (aggregate principal amount $1,000,000,000), 1.700% Notes due March 2021 (aggregate principal amount $750,000,000) and 1.700% Notes due February 2019 (aggregate principal amount $750,000,000) in February 2016; as co-manager with respect to a public offering of UnitedHealth’s 4.200% Notes due January 2047 (aggregate principal amount $750,000,000) and 3.450% Notes due January 2027 (aggregate principal amount $750,000,000) in December 2016; and as joint bookrunner with respect to a public offering of UnitedHealth’s 4.250% Notes due April 2047 (aggregate principal amount $725,000,000) and 3.375% Notes due April 2027 (aggregate principal amount $625,000,000) in March 2017. We

Board of Directors

The Advisory Board Company

August 28, 2017

also have provided certain financial advisory and/or underwriting services to Vista and/or its affiliates and/or portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner with respect to an offering of Solera Holdings’ 10.5% Senior Notes due 2024 (aggregate principal amount $1,700,000,000) in February 2016; as joint bookrunner with respect to a bank loan facility for Vista (aggregate principal amount $3,800,000,000) in February 2016; as financial advisor to TransFirst Holdings (“TransFirst”), a portfolio company of Vista, in connection with its sale of Total System Services in April 2016; as lead bookrunner with respect to a bank loan facility for Cvent Inc. (“Cvent”) (aggregate principal amount $600,000,000) in June 2016; as joint bookrunner with respect to a bank loan facility for Misys PLC, a portfolio company of Vista, (aggregate principal amount $1,000,000,000) in November 2016; as Vista’s financial advisor in connection with its acquisition of Cvent in November 2016; and as joint bookrunner with respect to a bank loan for Cvent (aggregate principal amount of $420,000,000) in April 2017. We may also in the future provide financial advisory and/or underwriting services to the Company, Optum, UnitedHealth and their respective affiliates and Vista and its respective affiliates and portfolio companies for which our Investment Banking Division may receive compensation. Affiliates of Goldman Sachs & Co. LLC also may have co-invested with Vista and its affiliates from time to time and may have invested in limited partnership units of affiliates of Vista from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; the Education Sale Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2016; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; certain internal financial analyses and forecasts (i) for the Company on a stand-alone basis without giving effect to the Education Sale, (ii) for the Company on a pro forma basis giving effect to the Education Sale, and (iii) for the Education Business, in each case, as prepared by management of the Company and approved for our use by the Company (the “Forecasts”); and certain estimates of the Per-Share Evolent Closing Value, as prepared by management of the Company and approved for our use by the Company (the “Evolent Consideration Estimates”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company, including the Education Business; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company and certain financial information for the Education Business with similar financial and stock market information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the healthcare information technology and services, vertically-focused software, and information services industries and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts and the Evolent Consideration Estimates have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company, including the Education Business and the shares of Evolent Common Stock (as defined in the Agreement) held by the Company, or Evolent Health, Inc., and we have not been furnished with any such evaluation or appraisal other than the Evolent Consideration Estimates. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that

Board of Directors

The Advisory Board Company

August 28, 2017

the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction or the Education Sale, or the relative merits of the Transaction or the Education Sale as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Optum and its affiliates) of Shares, as of the date hereof, of the Aggregate Consideration to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction, or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the Education Sale Agreement, including any consideration received in connection therewith, the impact of the Education Sale on the Company, or the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or the Education Business, or class of such persons, in connection with the Transaction, whether relative to the Aggregate Consideration to be paid to the holders (other than Optum and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Evolent Common Stock will trade at any time or the value thereof, or as to the impact of the Transaction or the Education Sale on the solvency or viability of the Company, Optum or Avatar Purchaser or the ability of the Company, Optum or Avatar Purchaser to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration to be paid to the holders (other than Optum and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)

Annex D

August 28, 2017

The Board of Directors

The Advisory Board Company

2445 M Street, NW

Washington, DC 20037

The Board of Directors:

We understand that The Advisory Board Company, a Delaware corporation (“Advisory Board”), OptumInsight, Inc., a Delaware corporation (“Optum”), and Apollo Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Optum (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, dated August 28, 2017 (the “Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into Advisory Board (the “Merger”) and each outstanding share of Common Stock, par value $0.01 per share, of Advisory Board (“Advisory Board Common Stock”) (other than those shares of Advisory Board Common Stock specified in Section 2.01(a)(i) and Section 2.01(a)(ii) of the Agreement) will be converted into the right to receive (i) $52.65 in cash, plus (ii) the amount equal to the sum of the Per-Share Evolent Closing Value (as defined in the Agreement), plus the Per-Share Evolent Sale Value (as defined in the Agreement) (the “Merger Consideration”). We understand that, pursuant to a Stock and Asset Purchase Agreement, dated as of August 28, 2017 (the “Education Sale Agreement”), by and among Advisory Board, Avatar Holdco, LLC, and Avatar Purchaser, Inc. (“Avatar Purchaser”), prior to the closing of the Merger, Advisory Board will sell to Avatar Purchaser all of the Education Stock (as defined in the Education Sale Agreement) and the Transferred Assets (as defined in the Education Sale Agreement) and Avatar Purchaser will assume the Assumed Liabilities (as defined in the Education Sale Agreement) related to the education business of Advisory Board (the “Education Business”) (the “Education Sale”).

Allen & Company LLC (“Allen & Company”) has acted as a financial advisor to Advisory Board in connection with the proposed Merger and has been asked to render an opinion to the Board of Directors of Advisory Board (the “Board”) as to the fairness, from a financial point of view, to the holders (other than Optum and its affiliates) of shares of Advisory Board Common Stock of the Merger Consideration to be received by such holders pursuant to the Agreement. For such services, Advisory Board has agreed to pay to Allen & Company a cash fee contingent upon consummation of the Merger. Advisory Board also has agreed to reimburse Allen & Company’s reasonable expenses and to indemnify Allen & Company and related parties against certain liabilities arising out of our engagement.

Allen & Company, as part of our investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, bankruptcy reorganizations and similar recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. As the Board is aware, Allen & Company in the past has provided, currently is providing and in the future may provide, investment banking services to Advisory Board and/or its affiliates unrelated to the Merger, for which services Allen & Company has received and/or may receive compensation. Although Allen & Company has not provided during the two-year period prior to the date hereof, and is not currently providing, investment banking services to Optum or UnitedHealth Group Incorporated (“UnitedHealth”), the parent of Optum, for which Allen & Company has received compensation, Allen & Company may provide such services to Optum, UnitedHealth, and/or their respective affiliates in the future, for which services Allen & Company would expect to receive compensation. Although Allen & Company has not provided during the two-year period prior to the date hereof, and is not currently providing, investment banking services to Vista Equity Partners Management, LLC (“Vista”), which is an affiliate of Avatar Purchaser, for which Allen & Company has received compensation, Allen & Company may provide such services to Vista and/or its affiliates in the future, for which services Allen & Company would expect to receive compensation. In the ordinary course, Allen & Company as a broker-dealer and market maker

The Board of Directors

The Advisory Board Company

August 28, 2017

and certain of Allen & Company’s affiliates and/or related entities have invested or may invest, hold long or short positions and may trade, either on a discretionary or non-discretionary basis, for their own account or for those of Allen & Company’s clients, in the debt and equity securities (or related derivative securities) of Advisory Board, Optum, UnitedHealth, Vista and/or their respective affiliates and/or, in the case of Vista, portfolio companies. The issuance of this opinion has been approved by Allen & Company’s fairness opinion committee.

Our opinion as expressed herein reflects and gives effect to our general familiarity with Advisory Board as well as information that we received during the course of this assignment, including information provided by the management of Advisory Board in the course of discussions relating to the Merger as more fully described below. In arriving at our opinion, we neither conducted a physical inspection of the properties or facilities of Advisory Board or any other entity (including Evolent Health, Inc. (“Evolent”)) nor made or obtained any evaluations or appraisals of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of Advisory Board or any other entity (including Evolent), other than the Evolent Consideration Estimates (as defined below), or conducted any analysis concerning the solvency or fair value of Advisory Board or any other entity (including Evolent).

In arriving at our opinion, we have, among other things:

(i)	reviewed the financial terms and conditions of the Merger as reflected in the Agreement;

(ii)	reviewed the financial terms and conditions of the Education Sale as reflected in the Education Sale Agreement;

(iii)	reviewed certain publicly available historical business and financial information relating to Advisory Board, including public filings of Advisory Board, and historical market prices and trading volumes for Advisory Board Common Stock;

(iv)	reviewed certain financial information relating to Advisory Board provided to or discussed with us by the management of Advisory Board, including certain internal financial forecasts, estimates and other financial and operating data relating to Advisory Board on a stand-alone basis without giving effect to the Education Sale or the Merger, the health care business of Advisory Board on a stand-alone basis, and the Education Business on a stand-alone basis, in each case prepared by the management of Advisory Board (such forecasts, the “Advisory Board Forecasts”);

(v)	reviewed certain estimates of the Per-Share Evolent Closing Value, as prepared by management of Advisory Board (the “Evolent Consideration Estimates”);

(vi)	held discussions with the management of Advisory Board relating to the past and current operations, financial condition and prospects of Advisory Board;

(vii)	reviewed and analyzed certain publicly available information, including certain stock market data and financial information, relating to selected companies with businesses that we deemed generally relevant in evaluating Advisory Board;

(viii)	reviewed and analyzed certain publicly available financial information relating to selected transactions that we deemed generally relevant in evaluating the Merger; and

(ix)	conducted such other financial analyses and investigations as we deemed necessary or appropriate for purposes of the opinion expressed herein.

In rendering our opinion, we have relied upon and assumed, with your consent and without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other

The Board of Directors

The Advisory Board Company

August 28, 2017

information available to us from public sources, provided to or discussed with us by the management and/or other representatives of Advisory Board or otherwise reviewed by us. With respect to the Advisory Board Forecasts and the Evolent Consideration Estimates that we have been directed to utilize for purposes of our analyses, we have been advised by the management of Advisory Board, and we have assumed, at your direction, that such financial forecasts, estimates and other financial and operating data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Advisory Board as to, and are a reasonable basis upon which to evaluate, the future financial and operating performance of Advisory Board and the other matters covered thereby. We also have assumed, with your consent, that the financial results, reflected in the financial forecasts, estimates and other financial and operating data utilized in our analyses will be realized in the amounts and at the times projected. We express no opinion or view as to any financial forecasts, estimates or other financial or operating data or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we assume no responsibility for advising any person of any change in any matter affecting this opinion or for updating or revising our opinion based on circumstances or events occurring after the date hereof.

It is understood that this opinion is intended for the benefit and use of the Board (in its capacity as such) in connection with its evaluation of the Merger Consideration from a financial point of view. This opinion does not constitute a recommendation as to the course of action that Advisory Board (or the Board) should pursue in connection with the Merger or Education Sale or otherwise address the merits of the underlying decision by Advisory Board to engage in the Merger or Education Sale, including in comparison to other strategies or transactions that might be available to Advisory Board or which Advisory Board might engage in or consider. This opinion does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the Merger or otherwise. We do not express any opinion as to the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation or other consideration payable to any officers, directors or employees of any party to the Merger or any related entities, or any class of such persons or any other party, relative to the Merger Consideration or otherwise. We are not expressing any opinion as to the prices at which shares of Evolent Common Stock (as defined in the Agreement) will trade at any time or the value thereof.

In addition, we do not express any opinion or view as to any tax or other consequences that might result from the Merger or Education Sale, nor do we express any opinion or view as to, and we have relied, at your direction, upon the assessments of representatives of Advisory Board regarding, legal, regulatory, accounting, tax and similar matters relating to Advisory Board, the Merger and the Education Sale, as to which we understand Advisory Board obtained such advice as it deemed necessary from qualified professionals. We have assumed, with your consent, that the Merger will be consummated in accordance with its terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that all governmental, regulatory or other consents, approvals, releases and waivers necessary for consummation of the Merger will be obtained without delay, limitation, restriction or condition, including any divestiture or other requirements that would be meaningful in any respect to our analyses or opinion.

Our opinion is limited to the fairness, from a financial point of view and as of the date hereof, to holders (other than Optum and its affiliates) of shares of Advisory Board Common Stock of the Merger Consideration provided for pursuant to the Agreement (to the extent expressly specified herein). Our opinion does not address

The Board of Directors

The Advisory Board Company

August 28, 2017

any other term, aspect or implication of the Merger, including the form or structure of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including the Education Sale Agreement and the impact of the Education Sale on Advisory Board.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders (other than Optum and its affiliates) of shares of Advisory Board Common Stock pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Allen & Company LLC
ALLEN & COMPANY LLC

Annex E

§ 262 Appraisal rights

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)    Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)    Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)    In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)    If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)    After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SPECIAL MEETING OF STOCKHOLDERS OF THE ADVISORY BOARD COMPANY November 15, 2017 GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON November 15, 2017:

The Notice of Special Meeting of Stockholders, Proxy Statement and Proxy Card are available at https://materials.proxyvote.com/0076w Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 00003003003000000000 8 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

The Board of Directors recommends a vote FOR Proposals 1, 2, and 3:

1. Adoption of the Merger Agreement. The proposal to adopt the Agreement and Plan of Merger, dated as of August 28, 2017 (as it may be amended from time to time), which we refer to as the merger agreement, by and among ABCO, OptumInsight, Inc., a Delaware corporation, and Apollo Merger Sub, Inc., a Delaware corporation. (FOR) AGAINST ABSTAIN [    ] [    ] [    ] 2. Adjournment of the Special Meeting. The proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes in favor of approving the merger proposal at the time of the special meeting. [    ] [    ] [    ] 3. Advisory Vote Regarding Merger-Related Named Executive Officer Compensation. The proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by ABCO to its named executive officers in connection with the merger contemplated by the merger agreement. [    ] [    ] [    ] This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” Proposals 1, 2 and 3. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder [            ] Date: [            ] Signature of Stockholder [        ] Date: [            ] Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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THE ADVISORY BOARD COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having duly received the Notice of Special Meeting of Stockholders and Proxy Statement, and revoking all prior proxies, hereby appoints Michael T. Kirshbaum and Evan R. Farber as proxies (each with full power to act alone and with full power of substitution), to represent the undersigned and to vote, as designated on the reverse side of this proxy card, all shares of Common Stock of The Advisory Board Company which the undersigned is entitled to vote at the Special Meeting of Stockholders of The Advisory Board Company to be held at 10:00 a.m., local time, on November 15, 2017 at ABCD’s offices at 2445 M Street, N.W., Washington, D.C. 20037, and at any postponements or adjournments thereof and, in their discretion, on any other matters properly presented for a vote at the meeting. If this proxy is executed and returned and no voting direction is given with respect to any proposal, this proxy will be voted “FOR” Proposals 1, 2 and 3, and in the discretion of said proxies on any other matters properly presented for a vote at the meeting or any adjournments or postponements thereof. Attendance of the undersigned at the meeting or at any postponements or adjournments thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or shall deliver a subsequently dated proxy to the corporate secretary of The Advisory Board Company or shall vote in person at the meeting.

(Continued and to be signed on the reverse side.)

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